Form 10-K, Exhibit 13
period 1995-12-31
PEOPLES HERITAGE FINANCIAL GROUP INC
filed 1996-03-29
CIK 829750

                                                                      EXHIBIT 13

[GRAPHIC OMITTED]


                     Peoples Heritage Financial Group, Inc.
                               1995 Annual Report

At Peoples Heritage, we achieved another record earnings year by making banking easier and more convenient for our customers. With our customer-driven approach, we're continuing to offer new services, build our lines of business, and expand our markets. Because for us, success comes one customer at a time.

Table of Contents

ANOTHER RECORD EARNINGS YEAR                                                  1
Selected financial highlights at Peoples Heritage
      Financial Group, Inc.

LETTER TO SHAREHOLDERS                                                        2
      A look at what made 1995 a year of accomplishment by
      President and CEO William J. Ryan.

PERFORMANCE                                                                   4
      The key financial indicators of our impressive performance across the board.

STRATEGY                                                                      6
      How we've taken advantage of short-term opportunity
      while continuing to build for long-term growth.

LINES OF BUSINESS                                                             8
      Highlights of our 1995 business growth as we find new ways to attract customers and broaden customer relationships.

MARKETS                                                                      10
      An overview of our significant expansion into New Hampshire and continued growth in Maine.

LOOKING AHEAD                                                                12
      How our unique role as a community bank can continue to contribute to our success as we grow throughout northern New England.

SELECTED 5-YEAR CONSOLIDATED FINANCIAL AND OTHER DATA                        14

MANAGEMENT'S DISCUSSION AND ANALYSIS                                         15

FINANCIAL STATEMENTS                                                         30

CORPORATE DIRECTORY                                                          52

PEOPLES HERITAGE FINANCIAL GROUP, INC.
Peoples Heritage Financial Group, Inc. is a multi-bank and financial services holding company for Peoples Heritage Bank in Maine and First Coastal Banks, Inc., the parent company of The First National Bank of Portsmouth in New Hampshire.

FINANCIAL HIGHLIGHTS

Another Record Earnings Year

By setting our goals high and working hard to achieve them, Peoples Heritage again turned in an impressive financial performance.

     1995 earnings were up 34% over our record-breaking 1994 results. And we finished the year with our stock price at an all-time high-- up nearly 90% for the year. In 1995, we gained important market share, increased our loans, and added deposits. We raised our return on assets to a record level, increased our return on equity, and improved asset quality. We wrote more home mortgages, raised net interest income and increased our fee income. At the same time, we maintained our focus on strong expense control and efficiency to deliver a solid financial performance across the board.

[BAR GRAPHS OMITTED]

[PHOTO OF WILLIAM J. RYAN]

"Our strategic plan is on course as we transition from Maine's premier community bank to build northern New England's premier community banking franchise."

Dear Shareholders:

     I am pleased to report that 1995 was another record earnings year, up 34% over 1994's record-setting earnings. Peoples Heritage achieved impressive results on virtually every significant measure of our company's financial performance. Our record earnings were fueled by many factors, including our growth in net interest income and fee income combined with strong expense control.

     1995 has been a remarkable year by more than just financial measures. We have continued to successfully expand our Maine and New Hampshire franchises to increase our future earnings potential.

     In Maine, we increased our market share to become the state's second largest deposit bank. We also doubled our ATM network, made a strong move into telephone banking, and entered new communities to expand our presence across the state.

     In New Hampshire, we acquired North Conway Bank and agreed to purchase five Shawmut branches. Most significantly, we agreed to buy the $1 billion Bank of New Hampshire with an agreement that is structured to ensure that net earnings will increase during the first year. Our New Hampshire expansion is part of our ongoing effort to increase both earnings per share and the rate of return that we generate on shareholders' equity.

     Clearly, our strategic plan is on course as we transition from Maine's premier community bank to build northern New England's premier community banking franchise. The acquisition of Bank of New Hampshire will make us the third largest bank in New Hampshire, balancing our number two position in Maine and giving us significant earnings potential in two states.

     As an innovator in all our markets, Peoples Heritage is constantly changing in very positive ways with new services to serve our customers better. These include our new PhoneBank, a new supermarket banking office, and our pace-setting Sunday banking hours. At the same time, we remain steadfast in our commitment to our customers and what it means to be a community bank. For all of us at Peoples Heritage, that means a focus on customer service, local decision-making, and contributing to the community.

     In addition to our ongoing support of charitable causes, our commitment to our customers and the communities we serve was recognized by a variety of organizations in 1995. We were commended by the Newcomen Society as Maine's business of the year, and by the Finance Authority of Maine for our commitment to Maine businesses. The Small Business Administration recognized Peoples Heritage as a leading "LowDoc" lender, and IDC Financial Publishing recognized us with its superior ranking as one of the safest institutions in the United States.

     While focusing on our long-term vision of expanding our community banking franchise, we were also flexible enough to seize short-term opportunity. With marketplace disruption caused by mergers and cutbacks at competitive financial institutions, we acted swiftly and aggressively to attract new customers to Peoples Heritage.

     Customers responded in great numbers, won over by our reputation for customer service, and attracted by products like our innovative relationship accounts which reward customers for maintaining higher balances and multiple account relationships. Our initiatives to strengthen and expand our customer relationships will play an even greater role in the coming year as we cross sell products and services to current customers, while bringing superior service and products to our expanded customer base in New Hampshire.

     As we look ahead to 1996 and beyond with a sense of anticipation and promise, I wish to thank all of you who made 1995 a year of accomplishment -- our board of directors, our enthusiastic and dedicated employees, our loyal customers, and our shareholders for your continued support.

Sincerely yours,

/s/ WILLIAM J. RYAN
-------------------
William J. Ryan
Chairman, President and
Chief Executive Officer

[BAR GRAPH OMITTED]

[GRAPHIC OMITTED]

PERFORMANCE

STRENGTH IN NUMBERS

Our 1995 financial results speak to our financial strength, as well as our ability to achieve these results while expanding our markets to position Peoples Heritage for continued growth in northern New England. We remain on course as we strive to become one of the nation's top-performing financial organizations.

     RECORD EARNINGS - Peoples Heritage Financial Group achieved record annual net earnings of $34.0 million, or $2.05 per share in 1995. Net earnings were up 33.8% from 1994's annual record net earnings of $25.4 million, or $1.52 per share.

     RETURN ON ASSETS - Our return on average assets (ROA) of 1.17% in 1995 was up from 0.95% in 1994. In addition, we reported a 1.25% ROA for our fourth quarter, establishing a new quarterly record.

     RETURN ON EQUITY - In 1995, our return on average equity (ROE) was 13.76%, up from 11.35% in 1994, another record performance.

     EFFICIENCY RATIO - Our efficiency ratio, a measure of how efficient we are in generating revenue, improved to 63.3%, down from 71.1% in 1994. For the fourth quarter of 1995, our efficiency ratio was 61.3%.

     STRONG MARGINS - In 1995, the net interest margin was 4.62%, up from 4.41% in 1994. Our net interest margin has continued to benefit from higher levels of earning assets as we've continued to increase earnings and reduce our level of nonperforming assets.

     MORE LOANS - Net loans and leases increased 5.89% in 1995. Contributing factors included the success of our fall Home Equity campaign and our ongoing initiatives in business lending at our banking centers.

[GRAPHIC OMITTED]

     INCREASED FEE INCOME - Fee income increased to $21.8 million in 1995 from $18.5 million the previous year. This increase of 17.86% was largely due to our significant growth in mortgage servicing and strong originations.

     CAPITALIZATION - We ended 1995 with a leverage capital ratio of 8.28%, up from 8.06% at the end of 1994. This greatly exceeds the 5% level at which banks are considered "well capitalized" and reflects our increased earnings and continued reductions in nonperforming assets.

     RECORD DEPOSITS - In 1995, we attracted a record level of deposits. In Maine, we moved from third to the second largest deposit bank in the state. By capitalizing on disruptions in the marketplace, we were able to attract customers with our relationship banking products and reputation for quality customer service.

     ASSET QUALITY IMPROVEMENTS - We significantly improved our asset quality in 1995. Nonperforming assets were $41.6 million, or just 1.35% of total assets, down from $53.0 million, or 1.9% of total assets in 1994. More than $5.0 million of the twelve-month reduction occurred in the fourth quarter of 1995.

     INCREASED DIVIDEND - Our dividend payout has increased steadily from 6 cents per share for the first quarter of 1994 to 16 cents per share declared for the fourth quarter of 1995.


[BAR GRAPHS OMITTED]

[GRAPHIC OMITTED]

STRATEGY

GROWING OPPORTUNITY

The success of our core strategy lies in its simplicity: serve our customers better. For while we expand our markets, build our lines of business, and offer new integrated services, we remain customer-driven in all we do. Our strategic planning sessions and task forces regularly examine every area of the Company to find new ways to improve our performance for our customers, and in turn, for our shareholders.

     CUSTOMER FOCUS - Our success at Peoples Heritage is rooted in our unique role as a true community banking organization. We listen to our customers to understand their needs. So we can provide the kinds of products and services that will fit their lives and values -- and set us apart from our competition.

     EXPANDING OUR REACH - As we become northern New England's premier community bank, we're expanding our reach with market growth in both Maine and New Hampshire. Fortunately, the efficiency of our advanced operations center continues to help us easily manage our growth and operate cost-effectively as we serve greater numbers of customers.

     STRENGTHENING RELATIONSHIPS - While bringing aboard new customers, we're also strengthening and deepening our current relationships by cross selling our services. In addition, our CARE (Customer and Account Retention Excellence) program helps all employees identify accounts that may be at risk and offers effective retention strategies.

     GROWING CUSTOMER BASE - In our Maine banking market, we turned unrest into opportunity. With market disruption from mergers, cutbacks, and bank sales, customers were being shuffled about. We responded with a targeted advertising appeal, the right mix of products, and our reputation for service. The result was over 2,000 new customers.

[GRAPHIC OMITTED]

     DOUBLED ATM NETWORK - As part of our commitment to make banking more accessible and convenient for our customers, Peoples Heritage more than doubled its ATM network in 1995. We added 35 ATM machines in supermarkets, banking centers, and at freestanding locations throughout our market area. So Peoples customers can bank where and when they want.

     LAUNCHED PHONE BANK - Our new PhoneBank gives Peoples Heritage a distinct competitive advantage. It offers convenience for our customers, while enabling us to increase sales and service productivity. Through an automated system or a customer service representative, customers can access account balances and information, and even apply for a loan.

     SUPERMARKET BANKING - With the busy pace of modern life, customers appreciate the ability to bank where they shop. As the first bank to open a supermarket banking center in Maine, Peoples Heritage added a new Waterville supermarket banking center in 1995.

     SUNDAY HOURS - Because our customers don't always have time to get to the bank, Peoples Heritage offers Sunday hours at numerous branch locations. We also offer expanded Saturday hours and expanded weekday hours at many locations. It's one more way to make sure we're there for our customers.


[BAR GRAPH OMITTED]

[GRAPHIC OMITTED]

BUSINESS LINES

BROADENING OUR RELATIONSHIPS

Much of our success stems from our ability to maximize our growth potential through our core competencies in retail banking, commercial banking and mortgage banking. We also recognize the opportunity to grow and integrate many of our business lines by packaging our services to meet our customers' financial needs in every aspect of their lives. By broadening our relationships with our consumer, business, and public sector customers, we broaden our own potential for growth.

     SMALL BUSINESS LENDING - Peoples Heritage continues to offer fast, local decision-making and a simplified application process to make our banking centers a convenient source for small business lending. In 1995, our efforts were recognized with Certified Lender status from the Small Business Administration
(SBA) and recognition as a leading SBA "LowDoc" Lender. In addition, Peoples Heritage was recognized by the Finance Authority of Maine for our commitment to Maine's small businesses.

     GROWTH IN COMMERCIAL LENDING - Taking advantage of our lending expertise and local decision-making, our commercial lending and business loan portfolio grew 25% in 1995 to reach $800 million. Peoples Heritage offers a full range of commercial lending services throughout Maine with an increasing presence in New Hampshire.

     RELATIONSHIP BANKING SUCCESS - Our relationship banking programs have succeeded beyond expectations. While strengthening ties with our customers, our new Signature Banking program attracted $200 million in deposits in 1995. The more recent introduction of our New Hampshire bank's First Charter Banking program has also been a great success. Both programs reward customers for multiple account relationships.

     INCREASED MORTGAGE LENDING - Peoples Heritage originated more than $650 million in mortgage loans in 1995. We're the 80th largest issuer of mortgage-backed securities in the nation. In addition, we originate more mortgage loans than any other bank in Maine. And we service more than $2.5 billion in mortgages for others.

     NEW TRUST SERVICES - With the launch of our Trust and Investment Management Services at the start of the year, Peoples Heritage rounds out its capabilities as a full-

[GRAPHIC OMITTED]

service institution for the people and businesses of northern New England. Trust services represent another opportunity for relationship building with our customers and are a natural extension of Peoples' mission as a customer-driven bank.

     INVESTMENT PRODUCTS AT BANKING CENTERS - To make investing easier and more accessible for our customers, we offer investment products through our banking centers. So our customers can take care of their investments right where they bank. It's another way we're expanding customer relationships and developing new ones.

     DOUBLED CREDIT CARD FEE INCOME - In 1995, we established a new relationship with MBNA, the world's second-largest bank credit card lender. With MBNA, we more than doubled our credit card fee income through various telemarketing and direct mail campaigns.

     GROWTH IN PUBLIC FINANCE - The revitalized Public Finance Division of Peoples Heritage is a growing provider of investment and loan products to northern New England's cities, towns, and other public bodies. The division set ambitious goals for 1995 and delivered by increasing public sector deposits from $82.7 million in January 1995 to $125 million by December 1995, and more than doubling loan volume from $13.4 million to $27.6 million.

[BAR GRAPH OMITTED]

[GRAPHIC OMITTED]

MARKETS

EXTENDING OUR REACH

Peoples Heritage began 1995 as the premier community bank in both Maine and seacoast New Hampshire with our New Hampshire bank, The First National Bank of Portsmouth. We ended the year with plans to become the premier community banking franchise in northern New England with an agreement to acquire the $1 billion Bank of New Hampshire. As we continue our market expansion, we intend to build on our customer-driven approach to keep lending decisions, community involvement choices and service as close to the customer as possible. As a result, we not only increase our market reach, but our opportunities for success.

     GROWTH IN NEW HAMPSHIRE - With several major developments in 1995, Peoples Heritage is expanding its New Hampshire franchise from a regional seacoast area bank to a statewide presence. We reached agreement to acquire the Bank of New Hampshire Corporation, acquired North Conway Bank in the Mount Washington Valley area of the state, and reached agreement to purchase five New Hampshire branches of Shawmut Bank, NH.

     AGREEMENT TO ACQUIRE BANK OF NH - When the acquisition of Bank of New Hampshire is completed as expected in the second quarter of 1996, we will be the third largest bank in New Hampshire with a virtual statewide reach and a strong presence in the state's most important markets. Peoples Heritage will climb to more than $4 billion in assets as the sixth-largest bank holding company in New England.

     PURCHASE OF NORTH CONWAY BANK - This past year Peoples Heritage acquired Bankcore, Inc., the holding company for North Conway Bank. The acquisition added five full-service banking offices and marked our entry into another key market area in New Hampshire.

[GRAPHIC OMITTED]

     AGREEMENT TO PURCHASE FIVE SHAWMUT BRANCHES - In 1995, Peoples Heritage also reached agreement to acquire five branches of Shawmut Bank NH, that were being divested as part of the merger of Fleet Financial Group and Shawmut National Corporation. The purchase was finalized in February, 1996. The branches added total deposits of $160 million and add an important presence in the Merrimack Valley. This region includes some of New Hampshire's most prosperous communities and key business areas.

     EXPANSION IN MAINE - Building on our commitment to provide community banking services throughout Maine, Peoples Heritage Bank acquired seven branches in Aroostook County from Fleet Financial Group. In addition to a greater presence in northern Maine, the acquisition increased deposits by $56 million. In 1995, Peoples also opened a new banking center in Augusta, the state's capital, and a supermarket banking center in Waterville.

[GRAPHIC OMITTED]

MAINE -- 61 Branches

NEW HAMPSHIRE -- 21 Branches*

*Includes  five former  Shawmut  Bank NH branches  acquired  February  16, 1996.
Merger of twenty-nine Bank of New Hampshire branches anticipated in second quarter, 1996.

[GRAPHIC OMITTED]

LOOKING AHEAD

BUILDING ON OUR SUCCESS

At Peoples Heritage, our success is built on strong, loyal customer relationships. We understand that what sets us apart from our competitors is more than the services we offer. It's the little things we do to serve our customers better every day. It's the extra effort at every level of our organization that shows we're willing to do more. And it's how we intend to continue growing in the days ahead. After all, we know there's no shortcut to success. It happens one customer at a time.

     UNDERSTANDING OUR ROLE - Staying close to the customer is important at Peoples Heritage. That not only means meeting our customers' financial needs, but being a responsible, involved neighbor in every community we serve. With a year of activities like our "Strike Out Cancer in Kids" program, "Peoes Cares for Kids CD," and "Neighborhood Cause" programs, Peoples Heritage continued to demonstrate its commitment to community needs. In 1996, our new "Peoples Promise" campaign will lend new focus to our corporate giving by supporting organizations that improve the lives of children within our communities.

     GROWING WITH OUR CUSTOMERS - In 1995, we successfully capitalized on market unrest as large regional banks in northern New England changed ownership and customers reevaluated their banking relationships. Through our marketing and product initiatives, we were able to strengthen our competitive position. Looking ahead in 1996, we aim to continue to attract new customers, but just as importantly, build on our current relationships by turning single service customers into multi-service customers.

     INCENTIVE COMPENSATION - We believe that Peoples Heritage employees are the most dedicated, motivated and enthusiastic in the industry. While we may be biased, it's the spirit of our employees that makes Peoples what it is. That's something our customers can see and feel just by walking into a banking center. Now, with our newly revitalized performance pay plan, every employee at Peoples gets the opportunity to earn more through higher performance.

[GRAPHIC OMITTED]

     TECHNOLOGY UPGRADES - To provide the best service, Peoples Heritage employees need the technological tools that will allow them to address needs quickly and accurately. In 1995, we implemented numerous technology upgrades throughout our organization. Our Technology Planning Committee is continually selecting and prioritizing new project plans to help Peoples Heritage improve operational efficiency in the future.

     STRATEGIC PLANNING - Strategic planning is vital to our solid financial performance and enables us to focus our goals as we push ourselves to higher levels. Our planning encompasses every area of our business, from delivering excellent customer service to maximizing our growth potential to reaching key financial milestones. With a three to five year planning horizon, we continue to update our goals and strategies as we progress to keep ourselves focused on new heights.

     SHAREHOLDER VALUE - Peoples Heritage ended 1995 with our stock price up nearly 90% for the year. This level of increase was the third highest among New England banking companies -- and one of the only two banks to achieve a higher level of increase was the Bank of New Hampshire, which we have agreed to merge with our current New Hampshire bank. As we broaden our banking franchise, we will continue to seek business and earnings growth that will generate total returns for our shareholders.

[BAR GRAPH OMITTED]

SELECTED FIVE-YEAR CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in Thousands, Except Per Share Data)

                                                                                December 31,
------------------------------------------------------------------------------------------------------------------------------------
Financial Condition Data                              1995           1994            1993            1992            1991
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                     $ 3,078,669    $ 2,783,182     $ 2,640,269     $ 2,546,754     $ 2,735,272
Total loans and leases, net                        2,168,499      2,047,794       1,858,086       1,817,258       1,976,258
Debt and equity securities, net (1)                  485,218        429,003         459,075         372,509         369,231
Deposits                                           2,361,965      2,063,767       2,074,491       2,079,624       2,292,766
Borrowings                                           412,816        461,387         324,669         248,777         253,766
Shareholders' equity                                 270,468        229,265         219,111         199,317         171,478
Nonperforming assets                                  41,629         53,014          90,626         150,088         206,554
Allowance for loan and lease losses                   49,138         50,484          52,804          54,604          67,956
------------------------------------------------------------------------------------------------------------------------------------
Operations Data                                                             Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                      1995            1994            1993             1992            1991
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                     $   235,599    $   196,396     $   181,033     $   199,690     $   256,567
Interest expense                                     111,063         87,274          89,435         119,147         174,736
                                                     -------         ------          ------         -------         -------
Net interest income                                  124,536        109,122          91,598          80,543          81,831
Provision for loan losses                              2,430          1,857           9,779          25,225          58,938
                                                       -----          -----           -----          ------          ------
Net interest income after
    provision for loan losses                        122,106        107,265          81,819          55,318          22,893
                                                     -------        -------          ------          ------          ------
Net securities gains (losses)                            116           (419)          1,001           2,851          (1,603)
Net gains on sales of consumer loans                    --               33           2,576            --              --

Other noninterest income                              21,710         18,904          16,127          17,599          14,244
Noninterest expenses                                  92,657         90,758          87,743          86,920          78,482
                                                      ------         ------          ------          ------          ------
Income (loss) before
    provision for income taxes                        51,275         35,025          13,780         (11,152)        (42,948)
Income tax expense (benefit)                          17,243          9,588          (2,339)             53         (14,586)
                                                      ------          -----          ------              --         -------
Net income (loss)                                $    34,032    $    25,437     $    16,119     $   (11,205)    $   (28,362)
                                                 ===========    ===========     ===========     ===========     ===========
Earnings (loss) per share                        $      2.05    $      1.52     $      0.97     $     (1.18)    $     (3.02)
Dividends per share                              $      0.52    $      0.24     $      0.00     $      0.00     $      0.06
------------------------------------------------------------------------------------------------------------------------------------
Other Data (2)                                                       At or For the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                      1995            1994            1993             1992            1991
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin (3)                                 4.62%          4.41%           3.93%           3.36%           3.21%
Interest rate spread (3)                                4.06%          4.01%           3.60%           3.13%           2.89%
Book value per share at end of period            $     15.96    $     13.72     $     13.17     $     12.05     $     18.25
Tangible book value per share at end of period   $     14.71    $     12.59     $     11.92     $     10.61     $     15.44
Return on average assets                                1.17%          0.95%           0.63%          -0.43%          -1.01%
Return on average equity (4)                           13.76%         11.35%           7.83%          -6.80%         -16.11%
Tier I leverage capital ratio at end of period          8.28%          8.06%           7.59%           6.93%           5.26%
Dividend payout ratio                                  25.38%         15.55%           0.00%           0.00%          -1.95%
Price to book value at end of period                  142.54%         87.46%          91.10%          80.90%          14.38%
Nonperforming assets as a %
    of total assets at end of period                    1.35%          1.90%           3.43%           5.89%           7.55%
Allowance for loan losses as a %
    of nonperforming loans at end of period           140.28%        119.41%          85.95%          61.26%           8.57%
Allowance for loan losses as a %
    of total loans at end of period                     2.22%         2.415            2.76%           2.92%           3.32%
Full service banking offices at end of period             77             67              70              72              75
------------------------------------------------------------------------------------------------------------------------------------

(1) All securities were classified as available for sale at December 31, 1995, 1994 and 1993.
(2) Ratios are based on average daily balances during the respective periods.
(3) Fully-taxable equivalent basis, excludes effect of unrealized gains or losses on securities available for sale.
(4) Excludes effect of unrealized gains or losses on securities available for sale.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

GENERAL

Overview of Company.

     Peoples Heritage Financial Group, Inc. (the "Company") is a multi-bank and financial services holding company incorporated under the laws of the State of Maine and headquartered in Portland, Maine. The Company's direct subsidiaries, both of which are wholly-owned, are Peoples Heritage Bank (the "Bank") based in Portland, Maine, and First Coastal Banks, Inc. ("First Coastal") based in Portsmouth, New Hampshire. First Coastal wholly owns The First National Bank of Portsmouth ("Portsmouth") headquartered in Portsmouth, New Hampshire.

Business Strategy.

     The principal business of the Company consists of attracting deposits from the general public through its offices and using such deposits and other sources of funds to originate residential mortgage loans, commercial business loans and leases, commercial real estate loans and a variety of consumer loans. The Company also invests in mortgage-backed securities and securities issued by the United States Government and agencies thereof. In addition, the Company engages in the sale of other financial products (annuities and mutual funds), provides trust services, and services residential mortgage loans for investors.

     The Company's goal is to sustain profitable, controlled growth by focusing on increased loan and deposit market share in Maine and New Hampshire, developing new financial products, services and delivery channels, closely managing yields on earning assets and rates on interest-bearing liabilities, increasing non-interest income through expanded trust and investment advisory services and mortgage servicing operations and controlling growth of noninterest expenses. It is also part of the business strategy of the Company to supplement internal growth with targeted acquisitions of other banking or thrift institutions in Northern New England. During the period covered by this discussion, the Company engaged in numerous merger and acquisition related activities. For further information, see Note 18, "Mergers and Acquisitions," to the consolidated financial statements and "Acquisitions" below.

Maine and New Hampshire Economies.

     The success of the Company is closely linked to the overall health and vitality of the Maine and New Hampshire economies. Starting in the late 1980s through 1992 the region experienced an economic decline, including severe problems in the local real estate markets. During this period excess real estate inventory contributed substantially to increases in the Company's nonperforming assets. Since 1992 the Company has been able to significantly reduce its nonperforming assets and related costs.

     The Company believes that Maine, New Hampshire and New England in general have witnessed slow but steady economic growth since 1992. While economic activity is just beginning to reach levels experienced in the late 1980s, the Northern New England economy appears stable at the end of 1995. The economies and real estate markets in the Company's primary market areas will continue to be significant determinants of the quality of the Company's assets in future periods and, thus, its results of operations.

REVIEW OF FINANCIAL STATEMENTS

     The discussion and analysis which follows focuses on the factors affecting the Company's financial condition at December 31, 1995 and 1994 and financial results of operations during 1995, 1994 and 1993. The consolidated financial statements and related notes beginning on page 30 of this report should be read in conjunction with this review. Certain amounts in years prior to 1995 have been reclassified to conform to the 1995 presentation.

RESULTS OF OPERATIONS

Overview.

     The Company reported net income of $34.0 million in 1995 versus net income of $25.4 million in 1994 and $16.1 million in 1993. Earnings per share in 1995 was $2.05 versus $1.52 in 1994 and $.97 in 1993. Return on average assets was 1.17% in 1995 compared with .95% in 1994 and .63% in 1993. Return on average equity was 13.76% in 1995 compared to 11.35% in 1994 and 7.83% in 1993. The primary reasons for the improved results in 1995 were the improvement in net interest income, increases in mortgage banking services and customer services income, a decrease in collection and carrying costs related to a reduction in nonperforming assets, and a decrease in deposit assessment expense, which were offset in part by higher salary and employee benefit costs and income tax expense. Overall, the Company was able to increase revenue, both net interest income and noninterest income, at a faster rate than the increase in operating expenses in 1995.

     The operating results of the Company depend greatly on its net interest income, which is the difference between interest and dividend income on earning assets, which consist primarily of loans and leases and securities, and interest expense on interest-bearing liabilities, which consist primarily of deposits and borrowings. The Company's results of operations also are affected by the provision for loan losses, resulting from the Company's assessment of the adequacy of the allowance for loan losses, the level of its other noninterest income, including gains and losses on the sales of loans and securities, noninterest expenses, and income tax expense and benefits. Each of these principal components of the Company's operating results is discussed below.

Net Interest Income.

     Net interest income was $124.5 million, $109.1 million and $91.6 million in 1995, 1994 and 1993, respectively. Net interest income changes are caused by interest rate movements, changes in the amounts and the mix of earning assets and interest-bearing liabilities, and changes in the level of nonearning assets and noninterest-bearing liabilities.

     The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods. For purposes of the table and the following discussion, (i) income from interest-earning assets and net interest income is presented on a fully-taxable equivalent basis primarily by adjusting income and yields earned on tax-exempt interest received on loans to qualifying borrowers and on certain of the Company's equity securities to make them equivalent to income and yields earned on fully-taxable investments, assuming a federal income tax rate of 35% and (ii) nonaccrual loans have been included in the appropriate average balance loan category, but unpaid interest on nonaccrual loans has not been included for purposes of determining interest income.


--------------------------------------------------------------------------------
                                                  Year Ended December 31,
--------------------------------------------------------------------------------
                                                            1995
--------------------------------------------------------------------------------
                                                 AVERAGE                 YIELD/
                                                 BALANCE    INTEREST      RATE
--------------------------------------------------------------------------------
Loans and leases: (1)
  Residential real estate mortgages             $  674,008  $ 54,516      8.09%
  Commercial real estate mortgages                 604,891    60,226      9.96
  Commercial business loans and leases             303,607    30,481     10.04
  Consumer loans and leases                        627,394    59,353      9.46
                                                  --------    -----
  Total loans and leases                         2,209,900   204,576      9.26
                                                 ---------   -------
Investment securities (2)                          484,082    30,460      6.29
Federal funds sold                                  24,755     1,527      6.17
  Total earning assets                           2,718,737   236,563      8.70
                                                 ---------   -------
Nonearning assets (2)                              184,152
                                                   -------
  Total assets                                  $2,902,889
                                                ==========
Interest-bearing deposits:
    Regular savings                             $  319,916     9,207      2.88
    NOW accounts                                   195,267     2,418      1.24
    Money market access accounts                   367,531    14,304      3.89
    Brokered deposits                                 --        --         --
    Certificates of deposit                      1,080,384    60,242      5.58
                                                 ---------    ------
    Total interest-bearing deposits              1,963,098    86,171      4.39
Borrowed funds                                     429,919    24,892      5.79
                                                   -------    ------
   Total interest-bearing liabilities            2,393,017   111,063      4.64
                                                 ---------   -------
Demand deposit accounts                            228,141
Other liabilities (2)                               32,797
Shareholders' equity (2)                           248,934
                                                   -------
    Total liabilities and shareholders' equity  $2,902,889
                                                ==========
Net earning assets                              $  325,720
                                                ==========

Net interest income (fully-taxable equivalent)               125,500
Less: fully-taxable equivalent adjustments                      (964)
                                                            --------
Net interest income                                         $124,536
                                                            ========
Net interest rate spread (fully-taxable equivalent)                       4.06
Net interest margin (fully-taxable equivalent)                            4.62

--------------------------------------------------------------------------------
                                                  Year Ended December 31,
--------------------------------------------------------------------------------
                                                            1994
--------------------------------------------------------------------------------
                                              Average                    Yield/
                                              Balance     Interest        Rate
--------------------------------------------------------------------------------
Loans and leases: (1)
   Residential real estate mortgages            $  630,386  $ 46,575     7.39%
   Commercial real estate mortgages                567,758    50,181     8.84
   Commercial business loans and leases            245,268    22,851     9.32
   Consumer loans and leases                       565,960    50,751     8.97
                                                   -------    ------
   Total loans and leases                        2,009,372   170,358     8.48
                                                 ---------   -------
Investment securities (2)                          467,153    26,215     5.61
Federal funds sold                                   8,751       386     4.41
   Total earning assets                          2,485,276   196,959     7.93
                                                 ---------   -------     ----
Nonearning assets (2)                              189,720
                                                   -------
   Total assets                                 $2,674,996
                                                ==========

Interest-bearing deposits:
    Regular savings                             $  293,943     8,291     2.82
    NOW accounts                                   174,275     2,915     1.67
    Money market access accounts                   313,773     8,576     2.73
    Brokered deposits                                 --        --        --
    Certificates of deposit                      1,065,401    48,442     4.55
                                                 ---------    ------
    Total interest-bearing deposits              1,847,392    68,224     3.69
Borrowed funds                                     378,849    19,050     5.03
                                                   -------    ------
   Total interest-bearing liabilities            2,226,241    87,274     3.92
                                                 ---------    ------
Demand deposit accounts                            189,133
Other liabilities (2)                              226,845
                                                   -------
    Total liabilities and shareholders' equity  $2,674,996
                                                ----------
Net earning assets                              $  259,035
                                                ==========

Net interest income (fully-taxable equivalent)               109,685
Less: fully-taxable equivalent adjustments                      (563)
                                                            --------
Net interest income                                         $109,122
                                                            ========
Net interest rate spread (fully-taxable equivalent)                       4.01
Net interest margin (fully-taxable equivalent)                            4.41

--------------------------------------------------------------------------------
                                                  Year Ended December 31,
--------------------------------------------------------------------------------
                                                            1993
--------------------------------------------------------------------------------
                                              Average                    Yield/
                                              Balance     Interest        Rate
--------------------------------------------------------------------------------
Loans and leases: (1)
   Residential real estate mortgages             $   530,355  $ 42,588    8.03%
   Commercial real estate mortgages                  574,682    45,731    7.96
   Commercial business loans and leases              256,965    21,562    8.39
   Consumer loans and leases                         538,103    47,595    8.84
                                                     -------    ------
   Total loans and leases                          1,900,105   157,476    8.29
                                                   ---------   -------
Investment securities (2)                            416,280    23,130    5.56
Federal funds sold                                    25,988       807    3.11
   Total earning assets                            2,342,373   181,413    7.74
                                                   ---------   -------
Nonearning assets (2)                                203,672
                                                     -------
   Total assets                                  $ 2,546,045
                                                 ===========

Interest-bearing deposits:
    Regular savings                             $   240,967      6,891    2.86
    NOW accounts                                    181,810      3,566    1.96
    Money market access accounts                    407,922     11,988    2.94
    Brokered deposits                                15,000        550    3.67
    Certificates of deposit                       1,040,083     51,733    4.97
                                                  ---------
    Total interest-bearing deposits               1,885,782     74,728    3.96
Borrowed funds                                      272,679     14,707    5.39
                                                    -------
   Total interest-bearing liabilities             2,158,461     89,435    4.14
                                                  ---------
Demand deposit accounts                             163,181
Other liabilities (2)                                18,567
Shareholders' equity (2)                            205,836
                     --                             -------
    Total liabilities and shareholders' equity  $ 2,546,045
                                                ===========

Net earning assets                              $   183,912
                                                ===========
Net interest income (fully-taxable equivalent)                  91,978
Less: fully-taxable equivalent adjustments                        (380)
                                                                  ----
Net interest income                                           $ 91,598
                                                              ========
Net interest rate spread (fully-taxable equivalent)                       3.60
Net interest margin (fully-taxable equivalent)                            3.93


(1) Loans and leases include portfolio loans and leases, loans held for sale and nonperforming loans.
(2) Excludes effect of unrealized gains or losses.

     The following table presents certain information on a fully-taxable equivalent basis regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (1) changes in rate (change in rate multiplied by old volume), (2) changes in volume (change in volume multiplied by old rate) and (3) changes in rate/volume (change in rate multiplied by change in volume).


------------------------------------------------------------------------------------------------------------------------------------
                                             Year Ended December 31, 1995 vs 1994     Year Ended December 31, 1994 vs 1993
                                                  Increase (Decrease) Due to               Increase (Decrease) Due to
------------------------------------------------------------------------------------------------------------------------------------
                                                                Rate/                                     Rate/
                                             Rate    Volume    Volume     Total      Rate     Volume     Volume     Total
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans and leases: (1)
    Residential real estate mortgages     $  4,413   $ 3,224  $   304   $  7,941   $ (3,394)  $  8,033   $  (652)  $  3,987
    Commercial real estate mortgages         6,359     3,283      403     10,045      5,057       (551)      (56)     4,450
    Commercial business loans and leases     1,766     5,437      427      7,630      2,390       (981)     (120)     1,289
    Consumer loans and leases                2,773     5,511      318      8,602        700      2,463        (7)     3,156
                                             -----     -----      ---      -----        ---      -----        --      -----
    Total loans and leases                  15,311    17,455    1,452     34,218      4,753      8,964      (835)    12,882
Investment securities                        3,177       950      118      4,245        208      2,829        48      3,085
Federal funds sold                             154       706      281      1,141        338       (536)     (223)      (421)
                                               ---       ---      ---      -----        ---       ----      ----       ----
    Total                                   18,642    19,111    1,851     39,604      5,299     11,257    (1,010)    15,546
                                            ------    ------    -----     ------      -----     ------    ------     ------

Interest-bearing liabilities:
  Deposits:
    Regular savings                            176       732        8        916        (96)     1,515       (19)     1,400
    NOW accounts                              (749)      351      (99)      (497)      (527)        48)       24       (651)
    Money market access accounts             3,640     1,468      620      5,728       (857)      ,768)      213     (3,412)
    Brokered deposits                                    -0-      -0-        -0-        -0-        550      (550)      (550)
    Certificates of deposit                 10,974       682      144     11,800     (4,368)     1,258      (181)    (3,291)
                                            ------       ---      ---     ------     ------      -----      ----     ------
      Total deposits                        14,041     3,233      673     17,947     (5,298)      (693)     (513)    (6,504)
    Borrowed funds                           2,879     2,569      394      5,842       (982)     5,723      (398)     4,343
                                             -----     -----      ---      -----       ----      -----      ----      -----
      Total                                 16,920     5,802    1,067     23,789     (6,280)     5,030      (911)    (2,161)
                                            ------     -----    -----     ------     ------      -----      ----     ------
Net interest income
  (fully taxable equivalent)              $  1,722   $13,309  $   784   $ 15,815   $ 11,579   $  6,227   $   (99)  $ 17,707
                                          ========   =======  =======   ========   ========   ========   =======   ========

(1) Loans and leases include portfolio loans and loans held for sale.

     Net interest income increased by $15.8 million, or 14.4%, during 1995. This increase was primarily attributable to an increase in the average balance of interest-earning assets and, to a lesser extent, an increase in the net interest rate spread from 4.01% to 4.06% during 1994 and 1995, respectively.

     Interest income increased by $39.6 million, or 20.1%, during 1995, primarily as a result of a $34.2 million, or 10.1%, increase in interest on loans and leases available for sale and held for investment (collectively, "loans and leases"). The increase in interest on loans and leases was attributable to both a $200.5 million, or 10.0%, increase in the average balance of loans and leases, which reflected increases in the average balances of all loan categories, and an increase in the weighted average yield on loans and leases from 8.48% during 1994 to 9.26% during 1995, which also reflected increases in all loan categories. At December 31, 1995, the percentage of the Company's loans and leases which had adjustable or floating interest rates amounted to 65.7%.

     Interest expense increased by $23.8 million, or 27.3%, during 1995 primarily as a result of a $17.9 million, or 26.3% increase in interest expense on interest-bearing deposits. The increase in interest expense on interest-bearing deposits was primarily attributable to an increase in the weighted average rate thereon from 3.69% in 1994 to 4.39% in 1995, which reflected the generally higher interest rate environment, and to a lesser extent a $115.7 million, or 6.3%, increase in the average balance of interest-bearing deposits, which reflected the aggregate acquisition of $156.9 million of deposits during the year in connection with the acquisition of Bankcore, Inc. ("Bankcore") on July 1, 1995 and the branch offices of Fleet Bank of Maine in Aroostook County, Maine on June 15, 1995. Interest expense also increased during 1995 as a result of a $5.8 million, or 30.7% increase in interest on borrowings, which consist of advances from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase. This increase reflected both an increase in the weighted average rate and average balance of the Company's borrowings.

     Net interest income increased by $17.7 million, or 19.3%, during 1994. This increase was primarily attributable to an increase in the net interest rate spread from 3.60% during 1993 to 4.01% during 1994 and, to a lesser extent, an increase in the average balance of interest-earning assets.

     Interest income increased by $15.5 million, or 8.6%, during 1994, primarily as a result of a $12.9 million, or 8.2%, increase in interest on loans and leases. The increase in interest on loans and leases reflected substantial increases in the average balance of residential loans and consumer loans and leases and, to a lesser extent, an increase in the weighted average yield on loans and leases from 8.29% during 1993 to 8.48% during 1994 as a result of increases in the yields on commercial real estate loans and commercial business loans and leases.

     Interest expense decreased by $2.2 million, or 2.4%, during 1994 as a result of a decrease in the weighted average rate on interest-bearing liabilities from 4.14% during 1993 to 3.92% during 1994, which more than offset a $67.8 million, or 3.1%, increase in the average balance of such liabilities from 1993 to 1994. Interest expense also increased during 1994 as a result of a $4.3 million, or 29.5%, increase in interest on borrowings, which was primarily attributable to a $106.2 million, or 38.9%, increase in the average balance of borrowings during 1994.


Provision for Loan Losses.

     The provision for loan losses increased $573 thousand from $1.9 million in 1994 to $2.4 million in 1995. In 1994 the provision for loan losses decreased $7.9 million from $9.8 million in 1993 to $1.9 million in 1994. The lower provisions in 1995 and 1994 as compared with 1993 resulted from management's ongoing evaluation of the adequacy of the allowance for loan and lease losses which includes, among other procedures, monitoring trends in nonperforming loans, delinquent loans and net charge-offs, as well as new loan originations and other asset quality factors.

      Although management utilizes its best judgment in providing for possible losses, there can be no assurance that the Company will not have to change its provisions for possible loan losses in subsequent periods to a higher level from that recorded during 1995. Changing economic and business conditions in Northern New England, fluctuations in local markets for real estate, future changes in nonperforming asset trends, large upward movements in market based interest rates or other reasons could affect the Company's future provision for loan losses.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Company's allowance for loan and lease losses. Such agencies may require the Company to recognize changes to the allowance for loan and lease losses based on their judgment about information available to them at the time of examination. The Company was most recently examined by the Federal Reserve Board as of December 31, 1994; the Bank was most recently examined by the FDIC and the Maine Bureau of Banking as of December 31, 1994; and Portsmouth was most recently examined by the Comptroller of the Currency as of December 31, 1994.

Noninterest Income.

     Noninterest income was $21.8 million for 1995, $18.5 million for 1994 and $19.7 million for 1993. The $3.3 million, or 17.9%, increase in 1995 compared with 1994 resulted primarily from a $2.5 million increase in mortgage banking services income, a $1.5 million increase in customer services related income and a $535 thousand increase in net securities gains which were offset in part by a $1.3 million decrease in other noninterest income. The $1.2 million decrease in 1994 compared with 1993 resulted primarily from a $2.5 million decrease in gains on sales of consumer loans, a $1.4 million decrease in net securities transactions and a $572 thousand decrease in loan related services income which were offset in part by a $1.9 million increase in mortgage banking services income and a $1.2 million increase in other noninterest income.

     The following table sets forth certain information relating to mortgage banking activities.

--------------------------------------------------------------------------------
                                         At or for the Year Ended December 31,
--------------------------------------------------------------------------------
(In Thousands)                             1995          1994          1993
--------------------------------------------------------------------------------
Residential mortgages
    serviced for investors              $2,511,795    $2,001,208    $1,512,974
                                        ==========    ==========    ==========
Residential mortgage sales income       $    4,269    $    1,869    $    3,407
Residential mortgage servicing income        6,303         6,196         2,769
                                        ----------    ----------    ----------
Total mortgage banking services income  $   10,572    $    8,065    $    6,176
                                        ==========    ==========    ==========

     In 1995 total mortgage banking income increased by $2.5 million, or 31.1%, from $8.1 million in 1994 to $10.6 million in 1995. In 1994 mortgage banking income increased by $1.9 million, or 30.6%, compared with 1993, primarily due to an increased level of residential mortgage servicing income offset somewhat by a decline in residential mortgage sales income. In 1993 total mortgage banking services income was negatively impacted by accelerated amortization and write downs of purchased mortgage servicing rights which had declined in value as a result of a downward movement in interest rates.

     In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights -- An Amendment of FASB Statement No. 65," which changed the method of accounting for certain mortgage banking activities. The Company elected early adoption of SFAS No. 122 and as a result capitalized $2.5 million of originated mortgage servicing rights in 1995. Income related to the capitalization of originated mortgage servicing rights is included in residential mortgage sales income.

     In 1995, residential mortgage sales income increased $2.4 million from $1.9 million in 1994 to $4.3 million in 1995. The increase in residential mortgage sales income was primarily related to the adoption of SFAS No. 122 as noted above. Also included in residential mortgage sales income in 1995 is $642 thousand in gains recognized on the sale of residential mortgage servicing rights. There were no sales of residential mortgage servicing rights in 1994 or 1993. Excluding the income related to the Company's adoption of SFAS No. 122 and the gains recognized on the sale of mortgage servicing rights, mortgage sales income would have decreased by $783 thousand in 1995 as compared with 1994. The decrease in mortgage sales income, excluding the income related to SFAS No. 122 and the gains on sales of mortgage servicing, was in part attributable to a more competitive market for retail originations and correspondent loan purchases as well as an increase in the amount of costs directly allocated to retail mortgage originations.

     Residential mortgage servicing income increased $107 thousand, or 1.7%, in 1995 as compared with 1994 and increased $3.4 million, or 123.8%, in 1994 as compared with 1993. The Company's portfolio of residential mortgages serviced for investors increased by $510.6 million, net of amortization and prepayments, or 25.5%, during 1995 after an increase of $488.2 million, or 32.3%, during 1994. These increases were primarily attributable to the Company's strategy to originate fixed-rate residential real estate mortgages for sale in the secondary market while retaining the rights to service these loans and the Company's selective purchase of mortgage servicing rights for portfolios of residential mortgages.

     Residential mortgage servicing income was negatively impacted in 1995 by the Company's adoption of SFAS No. 122, which effectively accelerated mortgage servicing income into the current period as a component of residential mortgage sales income and increased the amount of capitalized mortgage servicing rights. The mortgage servicing rights that have been created as a result of the adoption of SFAS No. 122 are amortized and recorded as an offset to mortgage servicing income. In conjunction with the adoption of SFAS No. 122, the Company elected to accelerate the amortization of capitalized mortgage servicing rights and excess servicing fees related to numerous pools of loans with small outstanding balances which, from an ongoing operational standpoint, were inefficient to amortize on a monthly basis. The cumulative impact of accelerating amortization of capitalized mortgage servicing rights and excess servicing fees associated with small pools of loans with small outstanding balances and the amortization expense related to adoption of SFAS No. 122 during 1995 was $445 thousand.

     The net gains on sale of consumer loans of $2.6 million in 1993 resulted primarily from the Company's decision to exit its unprofitable retail credit card product line.

     The generation of mortgage sales income and the recognition of net gains on the sales of securities, consumer loans and other assets are dependent on market and economic conditions and, accordingly, there can be no assurance that the income and net gains reported in prior periods can be achieved in the future or that there will not be significant inter-period variations in the results from such activities.

     Customer services income increased $1.5 million, or 22.7%, in 1995 as compared with 1994. The increase in customer services income in 1995 reflects the Company's focus on increasing the number and volume of transaction accounts, the increased use of and fees generated by ATM machines and the increased volume associated with the expansion of the retail branch franchise from 67 offices at December 31, 1994 to 77 offices at December 31, 1995.

     Other noninterest income decreased $1.3 million in 1995 as compared with 1994 primarily as a result of $1.3 million of interest income accrued and received on federal tax receivables during 1994.

Noninterest Expenses.

     The following table sets forth information relating to the Company's noninterest expenses during the periods indicated.

--------------------------------------------------------------------------------
                                                        Year Ended December 31,
--------------------------------------------------------------------------------
                                                  1995        1994        1993
--------------------------------------------------------------------------------
Salaries and employee benefits                  $48,878     $43,563     $38,636
Occupancy                                         7,531       7,438       6,794
Data processing                                   7,073       6,174       4,965
Deposit and other assessments                     3,474       5,735       5,843
Equipment                                         4,902       4,413       4,329
Collection and carrying costs of
    nonperforming assets                          1,485       4,295      11,640
Advertising and marketing                         3,710       3,692       2,026
Other noninterest expenses:
    Amortization of goodwill                      1,812       1,688       2,623
    Other                                        13,792      13,760      10,887
                                                 ------      ------      ------
    Total other noninterest expenses             15,604      15,448      13,510
                                                 ------      ------      ------
Total noninterest expenses                      $92,657     $90,758     $87,743
                                                =======     =======     =======

     Total noninterest expense increased by $1.9 million, or 2.1%, from 1994 to 1995 and $3.0 million, or 3.4%, from 1993 to 1994. During the past few years the Company has emphasized building a customer focused, highly profitable, community banking franchise in Northern New England. The current strategy of the Company includes controlled asset growth, new product development, enhancement of alternative delivery systems, geographic expansion in New Hampshire, greater market share in existing markets, revenue enhancement and diversification. As the Company made investments in new systems, products and employees during the past two years to support the current business strategy, the Company was also able to substantially reduce collection and carrying cost of nonperforming assets.

     Salaries and employee benefits expense increased by $5.3 million, or 12.2%, from 1994 to 1995 and by $4.9 million, or 12.8%, from 1993 to 1994. These increases were attributable to staff additions related to the Company's mortgage banking operations, severance and other employee related costs associated with the acquisitions of Mid Maine Savings Bank ("MMSB") and Bankcore, initiation of supermarket banking and Sunday banking hours, expanded telephone banking services, expanded operations staff to support new deposit products and start-up costs associated with trust services at the Bank.

     Data processing expenses increased by $899 thousand, or 14.6%, from 1994 to 1995 and by $1.2 million, or 24.4% from 1993 to 1994. The investment in expanded operational capabilities to support new product offerings and improve customer service and a higher level of transactions related to the larger mortgage servicing portfolio were the primary factors behind the increases in data processing expenses during 1995 and 1994.

     Deposit and other assessment expenses consist primarily of deposit insurance paid by the Company's subsidiary banks to either the Bank Insurance Fund ("BIF") or the Savings Association Insurance Fund ("SAIF"). At December 31, 1995, the Company had approximately 84.0% of its deposits insured by the BIF and 16.0% by the SAIF. The $2.3 million decrease in deposit and other assessment expenses in 1995 compared with 1994 is directly attributable to the reduction in deposit insurance premiums from $0.23 per $100.00 of deposits to $0.04 per $100.00 of deposits beginning in June, 1995 paid by the Bank and Portsmouth to the BIF compared with $0.23 per $100.00 of deposits for all of 1994. There has been much discussion but no clear resolution regarding the recapitalization of the SAIF. It is anticipated based on various proposed legislation pending in the U.S. Congress, that there will be a one-time assessment on all SAIF-insured institutions and that the BIF and the SAIF funds will eventually be merged together. If an assessment of between $0.65 and $0.85 per $100.00 of assessable deposits was effected on SAIF deposits of the Company's banking subsidiaries, the one-time assessment would aggregate between $2.5 million and $3.3 million on a pre-tax basis.

     The Company continued to benefit in 1995 from lower collection and carrying costs associated with the reduction of nonperforming assets. In 1995 collection and carrying cost of nonperforming assets decreased by $2.8 million, or 65.4%, from $4.3 million in 1994 to $1.5 million in 1995. This followed a reduction of $7.3 million, or 63.1%, in 1994 from $11.6 million in 1993. See "Financial Condition - Nonperforming Assets" below.

     Advertising and marketing expenses increased by $18 thousand, or 0.5%, from 1994 to 1995 and by $1.7 million, or 82.2%, from 1993 to 1994. The significant increase in advertising and marketing expenses in 1994 and in 1995 from the 1993 level is a reflection of the Company's business strategy to improve the visibility of its products and services, communicate its improved financial condition and take advantage of the opportunity created by the confusion and related customer dissatisfaction caused by major changes that have occurred and are anticipated to occur in the structure of the banking industries in Maine and New Hampshire.

     Amortization of goodwill increased by $124 thousand, or 7.4%, from 1994 to 1995 and decreased by $935 thousand, or 35.6%, from 1993 to 1994. The increase in goodwill in 1995 reflects the amortization of goodwill created in the Bankcore acquisition. The decrease in goodwill from 1993 to 1994 resulted primarily from the Company's decision in 1993 to accelerate the amortization of goodwill associated with Peoples Heritage Leasing Company's (a wholly-owned subsidiary of the Bank, formerly known as Northeast Leasing) acquisition of assets (primarily leases) of Emerald Leasing Co. in 1988. Amortization of goodwill associated with Emerald Leasing Co. was $914 thousand during 1993, including a $520 thousand write-off of the remaining balance during the fourth quarter of 1993. For additional discussion and disclosure relating to goodwill, refer to Notes 1 and 8 to the Consolidated Financial Statements.

     During 1995 the Company completed the acquisition and operational conversion of Bankcore and the purchase and operational conversion of all of Fleet Bank of Maine's branches located in Aroostook County, Maine. During 1994 the Company completed the merger and operational conversion of MMSB into the Company and closed the New

Hampshire operations center and consolidated its operations. The Company remains committed to controlling the growth of operating expenses and is planning various initiatives in 1996 which management anticipates will improve the efficiency of existing operations and facilitate the successful conversion of operations and systems of pending acquisitions, as discussed below.

Income Tax Expense (Benefit).

     The Company recognized income tax expense of $17.2 million and $9.6 million in 1995 and 1994, respectively, and a $2.3 million income tax benefit in 1993. The effective tax rate (benefit) was 33.6% in 1995, 27.4% in 1994 and (17.0%) in 1993.

     The Company adopted SFAS No. 109 as of January 1, 1993. At the time of adoption of SFAS No. 109, the Company (prior to the merger of MMSB) determined that its net deferred tax asset exceeded the amount previously reported under APB Opinion 11 at January 1, 1993 by $5.7 million. Under SFAS No. 109, however, the Company established a valuation allowance against the deferred tax asset which, in its opinion, at the time was not more likely than not to be realized. The $5.7 million valuation allowance offset the positive impact of adjusting the Company's deferred tax assets and liabilities as provided for under SFAS No.
109. At December 31, 1993, this valuation allowance was reversed because the Company then believed, as a result of recent profitable operations, that it was more likely than not that all net deferred taxes would be realized.

     MMSB also adopted SFAS No. 109 as of January 1, 1993 and determined that its deferred tax asset exceeded the amount previously reported under APB Opinion
11. Since MMSB was also not in a position to substantiate that it was more likely than not that it would be able to utilize the net deferred tax assets, it established a valuation allowance for $3.4 million. At December 31, 1993, MMSB was still not able to substantiate that it was more likely than not that it would be able to utilize the net deferred tax asset. Upon the acquisition of MMSB by the Company in 1994, the Company recorded a one-time $1.7 million tax benefit from the reversal of the valuation allowance for net deferred tax assets. This one-time tax benefit is reflected in the Company's 1994 income tax expense.

     For additional information relating to income taxes, refer to Note 11 of the Consolidated Financial Statements.

FINANCIAL CONDITION.

     Set forth below is a discussion of the material changes in the Company's financial condition from December 31, 1994 to December 31, 1995.

General.

     At December 31, 1995, the Company had consolidated assets of $3.1 billion, an increase of $295.5 million, or 10.6%, from December 31, 1994. A significant percentage of the increase in assets during 1995 was attributable to the Company's purchase of all the branches and associated deposits of Fleet Bank of Maine located in Aroostook County, which added $46.1 million in assets, and the acquisition of Bankcore, which added $132.8 million in assets. The change in assets consisted of a $120.7 million increase in net loans and leases, $59.9 million increase in loans held for sale, a $56.2 million increase in securities available for sale, a combined $51.9 million increase in cash and due from banks and federal funds sold and a $6.7 million increase in all other assets. The change in liabilities and shareholders' equity consisted of a $298.2 million increase in deposits, a $53.2 million increase in securities sold under repurchase agreements, a $41.2 million increase in total shareholders' equity and $12.8 million increase in all other liabilities and borrowings, which were in part offset by a $110.0 million decrease in borrowings from the Federal Home Loan Bank of Boston.

Securities Available for Sale.

     Securities available for sale increased by $56.2 million, or 13.1%. The primary reason behind the increase in securities available for sale in 1995 was the increase in securities sold under repurchase agreements which are collateralized by U.S. Government obligations and by mortgage-backed securities, which increased by $53.2 million in 1995. The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993 and decided to classify all of its investment securities as available for sale. Securities available for sale are reported at fair value, with net unrealized gains and losses, net of related income taxes, reported as a separate component of shareholders' equity. The Company had a net unrealized gain of $3.5 million at December 31, 1995 compared with a net unrealized loss of $14.6 million one year earlier as a result of the lower interest rate environment at year end 1995 as compared with year end 1994.

     The changes in the investment securities portfolio reflect the Company's efforts to meet asset and liability objectives and otherwise manage its liquidity and funding needs within the parameters of current accounting policies. For additional information see "Risk Management" below and Notes 1 and 3 of the Consolidated Financial Statements.

Loans Held for Sale.

     Loans held for sale increased by $59.9 million, or 539.9%, from $11.1 million at December 31, 1994 to $71.0 million at December 31, 1995. This increase was due to an increased volume of residential mortgages being originated for sale in the secondary market at the end of 1995 as compared with 1994, which was attributable to favorable interest rates for refinancing of existing mortgages and an increase in the volume of loans originated through the Bank's correspondent network. For additional information in this regard, see Notes 1 and 4 to the Consolidated Financial Statements and discussion of "Loans and Leases" below.

Loans and Leases.

     Total loans and leases increased by $119.4 million, or 5.7%. The increase in loans and leases was comprised of a $67.1 million, or 25.3%, increase in commercial business loans and leases, a $48.9 million, or 8.1%, increase in consumer loans and leases, and a $28.3 million, or 4.8%, increase in commercial real estate mortgages, which were in part offset by a $25.0 million, or 4.0%, decrease in residential real estate mortgages. A significant percentage of the increase in loans was attributable to $78 million of loans acquired in the Bankcore acquisition and $16.5 million of loans acquired in connection with the acquisition of the Fleet Bank of Maine branch offices in Aroostook County, Maine.

     The following table sets forth loans held for sale and total loans and leases originated, purchased, sold and repaid during 1995 and 1994.

--------------------------------------------------------------------------------
                                                         Year Ended December 31,
--------------------------------------------------------------------------------
                                                             1995         1994
--------------------------------------------------------------------------------
Originations and purchases:
    Residential real estate mortgages                    $  675,342   $  387,984
    Commercial real estate mortgages                        121,600      158,866
    Commercial business loans and leases                    379,638      276,172
    Consumer loans and leases                               268,044      293,181
                                                            -------      -------
        Total originations and purchases                  1,444,624    1,116,203
                                                          ---------    ---------

    Loans acquired through acquisitions                      94,452          -0-

    Total originations, purchases and acquisitions        1,539,076    1,116,203
                                                          ---------    ---------
Sales and principal reductions:
    Sales                                                   552,774      272,357
    Principal reductions                                    807,056      710,224
                                                            -------      -------
    Total sales and principal reductions                  1,359,830      982,581
                                                          ---------      -------
Net increase in loans held for sale
    and loans and leases                                 $  179,246   $  133,622
                                                         ==========   ==========

     In addition to scheduled contractual amortization and prepayments, loan principal reductions include charge-offs of $13.0 million and $11.8 million for the years ended December 31, 1995 and 1994, respectively, as well as transfers from loans to other real estate owned and repossessions.

     Residential real estate mortgage originations increased by $287.4 million, or 74.1%, from $388.0 million in 1994 to $675.3 million in 1995. The Company has continued its strategy to originate fixed-rate residential loans for sale to the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and other institutional investors in the secondary market, as well as to generally retain adjustable-rate loans in its portfolio. The increase in residential mortgage originations in 1995 reflected a lower interest rate environment during the second half of 1995 and a substantial increase in loans originated through the Bank's correspondent network. Residential real estate mortgage originations from correspondent lenders increased by $285.0 million, or 304.7%, from $93.5 million in 1994 to $378.5 million in 1995.

     Commercial real estate mortgage originations declined by $37.3 million, or 23.5%, in 1995 as compared with 1994. The Company continues to de-emphasize commercial real estate loans and to reduce its relative exposure to such loans in favor of other types of loans. The Company's business plan is to continue to lend within its geographic markets to sound commercial businesses which collateralize their borrowings with existing and operational commercial real estate properties, as well as ongoing refinances of existing commercial real estate mortgages in the Company's loan portfolio. The increase in the balance of commercial real estate loans from December 31, 1994 to December 31, 1995 was largely attributable to the Company's acquisitions during the period. See Note 5 to the Consolidated Financial Statements.

     Commercial business loan and lease originations increased by $103.5 million, or 37.5%, in 1995 as compared with 1994. This increase was consistent with the Company's business strategy to focus on lending to sound, small and medium sized business customers within its geographical markets.

     Consumer loan originations decreased by $25.1 million, or 8.6%, in 1995 compared with 1994. The decrease in consumer loan originations in 1995 was directly attributable to the decrease in indirect consumer loan originations which decreased by $35.2 million from $101.6 million in 1994 to $66.4 million in 1995. This decrease was primarily attributable to decreased originations of indirect mobile home loans. Exclusive of indirect consumer loan originations, consumer loan originations increased by $28.4 million, or 14.8%, in 1995 compared with 1994. The growth in consumer loan originations and outstanding balances was concentrated in home equity loans. See Note 5 to the Consolidated Financial Statements.

Nonperforming Assets.

     Nonperforming assets declined by $11.4 million, or 21.5%, during 1995 and by $37.6 million, or 41.5%, during 1994. Nonperforming loans decreased by $7.2 million, or 17.2%, during 1995 and by $19.2 million, or 31.2%, during 1994. Other nonperforming assets decreased by $4.2 million and by $18.5 million, or 38.5% and 63.2%, in 1995 and 1994, respectively. Nonperforming assets as a percentage of total assets decreased from 1.90% at December 31, 1994 to 1.35% at December 31, 1995.

     The Company continues to focus on asset quality issues even though the levels of nonperforming loans and assets have been substantially reduced. Significant resources continue to be allocated to the key asset quality control functions of credit policy and administration and loan review. The collection, workout and asset management functions continue to focus on the further reduction of nonperforming asset levels. Despite the ongoing focus on asset quality and the reductions of nonperforming asset levels, there can be no assurance that adverse changes in the real estate markets and economic conditions in the Company's primary business areas will not result in higher nonperforming asset levels in the future and negatively impact the Company's operations through higher provisions for loan losses, net loan charge-offs, decreased accrual of interest income and increased noninterest expenses as a result of the allocation of resources to the collection and workout of nonperforming assets.

     The following table sets forth information regarding nonperforming assets at the dates indicated.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                       DECEMBER 31,    December 31,    December 31,
                                                                                           1995            1994            1993
------------------------------------------------------------------------------------------------------------------------------------
Residential real estate mortgages:
    Nonaccrual loans                                                                      $ 4,990          $ 1,799          $ 1,819
    Accruing loans which are 90 days overdue                                                2,724            2,883            2,930
    Troubled debt restructurings                                                             --               --                111
                                                                                           ------           ------           ------
      Total                                                                                 7,714            4,682            4,860
                                                                                           ------           ------           ------

Commercial real estate mortgages:
    Nonaccrual loans                                                                       13,247           20,413           24,453
    Accruing loans which are 90 days overdue                                                 --               --                279
    Troubled debt restructurings                                                            2,595            5,704           14,406
                                                                                           ------           ------           ------
      Total                                                                                15,842           26,117           39,138
                                                                                           ------           ------           ------

Commercial business loans and leases:
    Nonaccrual loans                                                                        6,235            6,270           12,232
    Accruing loans which are 90 days overdue                                                 --               --                318
    Troubled debt restructurings                                                            1,859            2,013            2,404
                                                                                           ------           ------           ------
      Total                                                                                 8,094            8,283           14,954
                                                                                           ------           ------           ------

Consumer loans and leases:
    Nonaccrual loans                                                                        2,846            2,727            1,828
    Accruing loans which are 90 days overdue                                                  532              468              633
    Troubled debt restructurings                                                             --               --                 26
                                                                                           ------           ------           ------
     Total                                                                                 3,378            3,195            2,487
                                                                                           ------           ------           ------

Total nonperforming loans and leases:
    Nonaccrual loans                                                                       27,318           31,209           40,332
    Accruing loans which are 90 days overdue                                                3,256            3,351            4,160
    Troubled debt restructurings                                                            4,454            7,717           16,947
                                                                                           ------           ------           ------
      Total nonperforming loans                                                            35,028           42,277           61,439
                                                                                           ------           ------           ------

Other nonperforming assets:
    Other real estate owned, net of related reserves                                        5,073            6,658           19,002
    In-substance foreclosures, net of related reserves                                       --              2,096            8,224
    Repossessions, net of related reserves                                                  1,528            1,976            1,961
                                                                                           ------           ------           ------
        Total other nonperforming assets                                                    6,601           10,730           29,187
                                                                                           ------           ------           ------
        Total nonperforming assets                                                        $41,629          $53,014          $90,626
                                                                                          =======          =======          =======

Total nonperforming loans as a percentage of total loans (1)                                 1.58%            2.01%            3.22%
Total nonperforming assets as a percentage of total assets                                   1.35             1.90             3.43
Total nonperforming assets as a percentage
    of total loans (1) and total other nonperforming assets                                  1.87             2.51             4.67

(1) Exclusive of loans held for sale.

     It is the policy of the Company to place all commercial real estate mortgages and commercial business loans and leases which are 90 days or more past due, unless secured by sufficient cash or other assets immediately convertible to cash, on nonaccrual status. All such loans 90 days or more past due, whether on nonaccrual status or not, are considered as nonperforming loans. Residential real estate mortgages and consumer loans and leases are placed on nonaccrual status generally at 90 days or more past due or when in management's judgment the collectibility of interest and/or principal is doubtful.

     It is also the policy of the Company to place on nonaccrual and therefore nonperforming status loans currently less than 90 days past due or performing in accordance with their loan terms but which in management's judgment are likely to present future principal and/or interest repayment problems and which thus ultimately would be classified as nonperforming. At December 31, 1995, $11.9 million of commercial real estate and commercial business loans and leases, or 49.7%, of total nonperforming loans were on nonaccrual status and thus disclosed as nonperforming loans even though they were less than 90 days past due.

     Nonperforming residential real estate mortgages increased by $3.0 million from December 31, 1994 to December 31, 1995. As a percentage of total residential real estate loans, nonperforming residential real estate increased from .74% at year end 1994 to 1.27% at year end 1995. This increase was attributable to the low level of nonperforming loans at year end 1994 and an increase in past due loans during 1995 to levels approaching but still below national and regional averages.

     Real estate acquired by the Company as a result of foreclosure or by deed-in-lieu of foreclosure generally is classified as other real estate owned until it is sold. When property is acquired as other real estate owned, it is recorded at the lower of carrying or fair value at the date of acquisition or classification and any writedown resulting therefrom is charged to the allowance for loan and lease losses. Interest accrual ceases on the date of acquisition, and all costs incurred from that date in maintaining the property and subsequent reductions in value are expensed and are included in collection and carrying costs of nonperforming assets (a component of noninterest expenses). For further information, see Note 1 to the Consolidated Financial Statements.

     The following table summarizes the gross activity in other real estate owned during the periods indicated.

--------------------------------------------------------------------------------
Activity                                                                 Amount
--------------------------------------------------------------------------------
Balance at December 31, 1993                                           $ 19,002
Property acquired through foreclosure or deed-in-lieu thereof             7,279
Sales and rental proceeds (net of losses)                               (19,647)
Writedowns and provisions for losses (credited to operations)                24
                                                                       --------
Balance at December 31, 1994                                           $  6,658
                                                                       --------
Property acquired through foreclosure or deed-in-lieu thereof            11,112
Property acquired through acquisition                                     2,910
Sales and rental proceeds (net of gains)                                (16,044)
Writedowns and negative provisions for losses
    (credited to operations)                                               (437)
                                                                       --------
Balance at December 31, 1995                                           $  5,073
                                                                       ========
--------------------------------------------------------------------------------

Potential Nonperforming Assets.

     The total of commercial real estate and commercial business loans and leases which are internally graded substandard or lower, according to the Company's internal loan grading system, but which are still in a performing status, or in other words, the population from which future nonperforming loans would most likely arise, has continued to decrease since the middle of 1992. At December 31, 1995 and 1994, the Company had classified a total of $79.8 million and $99.9 million, respectively, of commercial real estate mortgages and commercial business loans and leases as substandard or lower on its risk rating system. Included in this amount at December 31, 1995 was the Company's $23.9 million of nonperforming commercial real estate and business loans. In the opinion of management, the remaining $55.9 million of commercial real estate mortgages and commercial business loans and leases classified as substandard at December 31, 1995 evidence one or more weaknesses or potential weaknesses and, depending on the regional economy and other factors, may become nonperforming assets in future periods. These loans are net of previously established specific reserves which have resulted in chargeoffs, but not general reserves which have been established based on the Company's internal rating of such loans and evaluation of the adequacy of its allowance for loan losses.

Allowance for Loan and Lease Losses.

     The allowance for loan and lease losses is maintained at a level determined to be adequate by management to absorb future chargeoffs of loans deemed uncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment, as discussed above under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Provision for Loan Losses."

     The following table sets forth information concerning the activity in the Company's allowance for loan and lease losses during the periods indicated.

--------------------------------------------------------------------------------
                                                     Year Ended December 31,
--------------------------------------------------------------------------------
                                              1995          1994       1993
--------------------------------------------------------------------------------
Average loans and leases outstanding       $2,209,900   $2,009,372   $1,900,105
                                           ==========   ==========   ==========
Allowance at the beginning of the period   $   50,484   $   52,804   $   54,604
Additions due to acquisitions
  and purchases                                 2,314         --           --
Charge-offs:
    Residential real estate mortgages           1,467        1,857        2,438
    Commercial real estate mortgages            7,339        5,168        6,254
    Commercial business loans and leases        1,914        3,023        8,594
    Consumer loans and leases                   2,262        1,714        3,084
                                                -----        -----        -----
    Total loans charged off                    12,982       11,762       20,370
                                               ------       ------       ------
Recoveries:
    Residential real estate mortgages             245          408          540
    Commercial real estate mortgages            4,626        4,184        5,676
    Commercial business loans and leases        1,615        2,506        1,260
    Consumer loans and leases                     406          487        l,316
                                                  ---          ---         ----
    Total loans recovered                       6,892        7,585        8,791
                                                -----        -----        -----
    Net charge-offs                             6,090        4,177       11,578
Additions charged to operating expenses         2,430        1,857        9,779
                                                -----        -----        -----
Allowance at end of period                 $   49,138   $   50,484   $   52,804
                                           ==========   ==========   ==========
Ratio of net charge-offs to average
    loans and leases outstanding                 0.28%        0.21%        0.61%
Ratio of allowance to total loans and
    leases at end of period                      2.22%        2.41%        2.76%
Ratio of allowance to nonperforming
    loans at end of period                     140.28%      119.41%       85.95%
--------------------------------------------------------------------------------

     The allowance for loan and lease losses is available for offsetting credit losses in connection with any loan but is internally allocated to various loan categories as part of the Company's process for evaluating the adequacy of the allowance for loan and lease losses.


     The following table sets forth information concerning the allocation of the Company's allowance for loan and lease losses by loan categories at the dates indicated.

--------------------------------------------------------------------------------------------
                                                        December 31,
--------------------------------------------------------------------------------------------
                                             1995                      1994
--------------------------------------------------------------------------------------------
                                                    PERCENT OF                Percent of
                                                    TOTAL LOANS               Total Loans
                                                    BY CATEGORY               by Category
                                          AMOUNT    TO TOTAL LOANS   Amount   to Total Loans

--------------------------------------------------------------------------------------------
Residential real estate mortgages         $  2,872     27.4%         $ 3,078      30.1%
Commercial real estate mortgages            29,240     28.1           30,545      28.4
Commercial business loans
    and leases                               8,201     15.0            8,219      12.7
Consumer loans and leases                    8,824     29.5            8,642      28.8
                                             -----     ----            -----      ----
                                          $ 49,138    100.0%         $50,484     100.0%
                                          ========    =====          =======     =====
--------------------------------------------------------------------------------------------

Deposits.

     Total deposits increased by $298.2 million, or 14.4%, for the year ended December 31, 1995 primarily as a result of acquiring deposits through acquisition and the success of the Company's relationship banking products. The change in deposits was comprised of a $172.9 million, or 62.6%, increase in money market accounts, a $111.8 million, or 11.0%, increase in certificates of deposit and a combined $71.6 million, or 17.3%, increase in NOW and demand deposits, which were offset in part by a $58.2 million, or 16.1%, decrease in regular savings. The changes in deposit balances reflect the Company's current strategy to emphasize relationship banking, cash management services, core deposits and the deposit mix of the acquisitions completed in 1995. Deposits acquired through acquisitions in 1995 totaled $156.9 million.

Other Interest-Bearing Liabilities.

     Other interest-bearing liabilities consist of borrowings from the Federal Home Loan Bank, securities sold under repurchase agreements, federal funds purchased, debentures and Federal Reserve Bank treasury tax and loan note option borrowings. Total interest-bearing liabilities decreased from $461.4 million at December 31, 1994 to $412.8 million at December 31, 1995, a net decrease of $48.6 million or 10.5%. The decrease in total interest-bearing liabilities other than deposits reflects the Company's efforts to replace higher-costing borrowings with lower-costing core deposits.

     Federal Home Loan Bank borrowings remain the largest non-deposit related interest-bearing funding source for the Company. In 1995 the Company reduced borrowings from the Federal Home Loan Bank by $110.0 million, or 30.4%, to $252.4 million at December 31, 1995. Federal Home Loan Bank borrowings are secured by qualified residential loans, certain investment securities and certain other assets available to be pledged. At December 31,

1995, the Company estimates its additional available borrowing capacity from the Federal Home Loan Bank to be approximately $391.0 million.

     Securities sold under repurchase agreements increased by $53.3 million, or 61.5%, from $86.6 million at December 31, 1994 to $139.9 million at December 31, 1995. The increase in securities sold under repurchase agreements is directly related to the expansion of both public finance activities and commercial cash management services at the Company's banking subsidiaries during 1995. For additional discussion of securities sold under repurchase agreements, see Note 12 to the Consolidated Financial Statements below.

     The debentures, which are included as part of Other Borrowings in the Consolidated Balance Sheets, are five-year notes which were issued in conjunction with the Bankcore acquisition on July 1, 1995, which had an outstanding balance of $7.8 million at December 31, 1995.

     As part of its asset and liability management and liquidity and funds management, the Company actively evaluates its funding sources and strategies to reduce and manage the vulnerability of its operations to changes in interest rates. See "Interest Rate Risk Management" and "Liquidity Risk Management" below.

Capital Resources.

     Consistent with its long-term goal of operating a safe, sound and profitable financial organization, the Company strives to maintain a strong capital base. The Company's shareholders' equity base totaled $270.5 million and $229.3 million or 8.8% and 8.2% of total assets at December 31, 1995 and 1994, respectively. The $41.2 million, or 18.0%, increase in shareholders equity was attributable to net income of $34.0, a $11.3 million net unrealized gain (net of tax effect) in the market value of securities available for sale, $11.3 million related to the reissuance of treasury stock in conjunction with the Bankcore acquisition and $1.5 million of treasury stock sales related to various employee benefit plans of the Company, the effects of which were offset in part by $8.6 million in dividends paid to shareholders and $8.3 million in treasury stock purchases.

     As authorized by the Board of Directors, and in anticipation of the Bankcore acquisition, the Company initiated a share repurchase program on December 20, 1994 and repurchased 751,600 shares of its common stock for a total cost of $9.6 million during 1994 and 1995. A total of 646,600 of these shares, with a total cost of $8.3 million, were repurchased in 1995; the balance were repurchased in 1994. All shares repurchased as part of the share repurchase program were reissued in conjunction with the Bankcore acquisition on July 1, 1995. The Company does not currently anticipate repurchasing any additional shares.

     For additional discussion of capital resources, see Note 14 to the Consolidated Financial Statements and regulatory capital requirements under "Regulatory Environment" below.

RISK MANAGEMENT

     The Company's success is largely dependent upon its ability to strategically manage financial as well as nonfinancial risks. Prominent nonfinancial challenges facing the Company and addressed through the Company's strategic planning process include competition from bank and nonbank financial service companies, changing regulatory and political environments, rapid advances in technology based information systems and demographic and economic changes. The significant financial risks actively managed by the Company include: a) credit risk; b) interest rate risk, including asset and liability management; c) liquidity risk; and d) off-balance sheet risks and commitments.

Credit Risk Management.

     The loan portfolio accounted for 72.0% of the assets of the Company at December 31, 1995 and represents its primary source of credit risk. The Company has dedicated and will continue to dedicate a substantial amount of time and resources to the management of credit risk within its loan portfolio. The Company has established systems of checks and balances to manage the origination, control and collection of loan assets.

     See related discussion of credit risk management issues above under "Results of Operations, Provision for Loan Losses," "Financial Condition - Nonperforming Assets," and Note 5 to the Consolidated Financial Statements.

Interest Rate Risk and Asset Liability Management.

     The Company's actions in regard to interest rate risk and asset and liability management are the responsibility of a Liquidity and Funds Management Committee which reports to the Board of Directors and is comprised of members of the Company's senior management. The Liquidity and Funds Management Committee is actively involved in formulating the economic projections the Company uses in its planning and budgeting process and establishes policies which monitor and coordinate the Company's sources, uses and pricing of funds.

     Interest rate risk can be defined as the exposure of the Company's net income or financial position to adverse movements in interest rates. In addition to directly impacting net interest income, changes in the level of interest rates also affect (i) the amount of loans originated by an institution, (ii) the ability of borrowers to repay adjustable-rate loans, (iii) the average maturity of mortgage loans, which tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than current mortgage loans rates (due to refinancings of loans at lower rates), (iv) the value of an institution's interest-earning assets and the resultant ability to realize gains on the sale of such assets, and (v) the carrying value of investment securities classified as available for sale and resultant adjustments to shareholders' equity.

     The principal objective of the Company is to maintain an appropriate balance between income growth and the risks associated with maximizing income through the mismatch of the timing of interest rate changes between assets and liabilities. Perfectly matching asset and liability maturities and interest rate changes can eliminate interest rate risk, but net interest income is not always enhanced. The Company seeks to reduce the volatility of its net interest income by managing the relationship of interest-rate sensitive assets to interest-rate sensitive liabilities.

     To meet its asset and liability management objectives, the Company has undertaken various steps to increase the ability of the rates earned on its interest-earning assets to change in accordance with market rates of interest and to reduce the average maturity of such assets. A principal focus in recent years has been on the origination of adjustable-rate residential loans and consumer loans, which generally have shorter maturities than fixed-rate residential loans.

The Company also originates adjustable-rate and fixed-rate commercial real estate mortgages and commercial business loans and leases, which collectively also generally mature or reprice more quickly than fixed-rate residential loans.

     Net interest income sensitivity to movements in interest rates is measured through use of a simulation model which analyzes resulting net income under various interest rate scenarios. Projected net interest income is modeled based on both an immediate rise or fall in interest rates ("rate shock") as well as gradual movements in interest rates over a twelve month period. The model is based on the actual maturity and repricing characteristics of interest rate sensitive assets and liabilities and factors in budget projections for anticipated activity levels by major product lines of the Company. The simulation model incorporates assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. The model also takes into account the Company's ability to exert greater control over the setting of interest rates on certain deposit products than it has over variable and adjustable rate loans which are tied to published indices, such as designated prime lending rates and the rate on U.S. Treasury Bills.

     Based on the information and assumptions in effect at December 31, 1995, management of the Company believes that a 200 basis point gradual change in interest rates over a twelve month period, up or down, would not significantly affect the Company's annualized net interest income.

     As a result of the Company's business strategy to increase noninterest income related to mortgage banking services, the Company has grown its portfolio of residential mortgages serviced for investors. As a result of that strategy, as well as the adoption of SFAS No. 122, the level of mortgage servicing rights has increased significantly.

     In order to mitigate the prepayment risk associated with mortgage servicing rights and protect economic value, in 1995 the Company purchased a constant maturity treasury floor ("CMT") for $555 thousand. The cost of the CMT is being amortized over five years using the straight line method of amortization. The CMT's value is related to movements in market interest rates to which it is indexed (based on a $30 million, 10 year Constant Maturity Treasury Yield) and the remaining term of the CMT. The CMT's value is inversely related to movements in market interest rates. As interest rates decline, the value of the CMT increases. Market interest rate movements also influence the behavior of borrowers, which impacts the value of mortgage servicing rights as a result of an increase or decrease in mortgage loan prepayment speeds. The value of mortgage servicing rights generally increases as market interest rates increase and declines as rates decrease. While not accorded hedge accounting treatment due to the uncertainty of strict correlation, in the event that interest rates fall any resulting increase in the value of the CMT is intended to offset, in part, the prospective impairment to mortgage servicing rights. The CMT is included in other assets on the Company's balance sheet at December 31, 1995 at amortized cost of $462 thousand, which approximates market value.

Liquidity Risk Management.

     The Company seeks to maintain various sources of funding and prudent levels of liquid assets in order to satisfy its varied liquidity demands. Many factors affect the Company's ability to meet its liquidity needs, including its mix of assets and liabilities, reputation and credit standing in the marketplace, interest rates and general economic conditions.

     The Company's actual inflow and outflow of funds is detailed in the Consolidated Statements of Cash Flows.

     Each of the Company's banking subsidiaries monitors its liquidity in accordance with guidelines established by the Company and applicable regulatory requirements. The primary sources of funds of the Company's banking subsidiaries are deposits, borrowings from the FHLB of Boston and other sources, cash flows from operations, prepayments and maturities of outstanding loans, leases, investments and mortgage-backed securities and the sale of mortgage loans. During 1995 and 1994, the Company's banking subsidiaries used their sources of funds primarily to meet ongoing commitments to pay maturing savings certificates and savings withdrawals, pay off maturing brokered deposits, fund loan and lease commitments and maintain a substantial portfolio of investment securities.

     Management believes that the Company's banking subsidiaries currently have adequate liquidity available to respond to both expected and unexpected liquidity demands, according to the measurement system established during 1991 and set forth in the Company's contingency liquidity plan. This system, the Reactive Capacity Adequacy Report System, measures the net amount of marketable assets, after deducting pledged assets, plus lines of credit, primarily with the FHLB, which are available to fund liquidity requirements. It then measures the adequacy of that amount against the amount of sensitive or volatile liabilities. These include core deposit balances in excess of $100 thousand, term deposits with short maturities and credit commitments outstanding. This evaluation is conducted at each subsidiary and consolidated for the Company on a monthly basis. It allows the Company to manage its liquidity position and funding sources in order to ensure that it has continuing ability to meet its ongoing commitment to pay maturing savings certificates and savings withdrawals, fund loan and lease commitments, meet contractual maturities on borrowings and maintain a significant portfolio of investment securities.

     The Company's liquidity management policies currently include requirements that the Company maintain a minimum liquidity ratio of no less than 15% with a target of 20%. The Company's consolidated liquidity position increased during 1995 as net cash, short-term and marketable assets amounted to 22.2% of net deposits and short-term liabilities at December 31, 1995 as compared to 20.0% at December 31, 1994.

     A secondary source of liquidity, not included in the liquidity ratio calculation, is represented by asset-based liquidity. Asset-based liquidity consists chiefly of single-family mortgage loans which qualify for secondary market sale.

     The liquidity needs of the Company on a parent-only basis consist primarily of dividends to shareholders and expenses for general corporate purposes. The primary source of parent-only company cash flow is dividends received from subsidiary banks. For additional information, see Notes 2 and 4 to the Consolidated Financial Statements.

Off-Balance Sheet Risks and Commitments.

     COMMITMENTS TO EXTEND CREDIT. At December 31, 1995 and 1994, the total approved loan commitments outstanding amounted to $188.4 million and $132.0 million, respectively. At the same dates, commitments under unused lines of credit amounted to $263.0 million and $214.4 million, respectively. The unadvanced portion of construction loans amounted to $18.7 million and $15.7 million, respectively.

     LETTERS OF CREDIT AND STAND-BY LETTERS OF CREDIT. Letters of credit and standby letters of credit amounted to $11.8 million and $8.5 million, respectively, at December 31, 1995 and 1994. The credit risk involved in issuing letters of credit is essentially the same as involved in extending loans to customers.

     DERIVATIVES. The Company has only limited involvement with off-balance sheet derivative financial instruments and does not use them for trading purposes.

     The Company has explored and utilized in the past certain financial techniques, such as interest rate exchange agreements, to assist in the management of interest rate risk. The Company believes that such techniques have benefits under certain market and economic conditions. At December 31, 1995, the Company did not have any interest rate exchange agreements in place.

     The Company makes use of forward commitments to sell loans as part of its mortgage banking business. Forward commitments are used in the normal course of business to reduce the Company's exposure to fluctuations in interest rates.

     For additional information, see Note 15 to the Consolidated Financial Statements.


     COUNTERPARTY RISK. The Company does business with a variety of financial institutions and other companies in the normal course of business. The Company is subject to potential financial loss if the counterparty is unable to complete an agreed upon transaction. The Company controls counterparty risk through financial analysis, dollar limits and other monitoring procedures.


REGULATORY ENVIRONMENT

Compliance with Laws and Regulations

     Banks and bank holding companies are subject to a broad scope of laws and regulations. The Company believes that it is in material compliance with all applicable federal and state laws and regulations.

Regulatory Capital Requirements

     Under Federal Reserve Board (FRB) guidelines, bank holding companies such as the Company are required to maintain capital based on "risk-adjusted" assets. Under risk based capital guidelines, categories of assets with potentially higher credit risk require more capital than assets with lower risk. In addition to balance sheet assets, bank holding companies are required to maintain capital, on a risk adjusted basis, to support certain off-balance sheet activities such as loan commitments. The FRB standards classify capital into two tiers, Tier I and Total. Tier I risk based capital consists of common stockholder's equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock, and minority interests, less goodwill. Total risk based capital consists of Tier 1 capital plus a portion of the general allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate preferred stock.

     In addition to risk-based capital requirement, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of Tier I capital to total assets. Total assets for this purpose do not include goodwill and any other intangible assets and investments that the FRB determines should be deducted from Tier I capital.

     The FDIC has promulgated similar regulations and guidelines regarding the capital adequacy of state-chartered banks which are not members of the Federal Reserve System, which apply to the Bank. The Comptroller of the Currency also has adopted similar capital adequacy regulations and guidelines which apply to national banks such as Portsmouth. In each case these requirements are substantially similar to those adopted by the FRB, as described above. The Maine Bureau of Banking has also promulgated a regulation regarding capital adequacy which generally parallels the minimum Tier I leverage capital requirements of the FDIC.

     The following table sets forth the regulatory capital ratios of the Company, the Bank and Portsmouth at December 31, 1995.

--------------------------------------------------------------------------------
                                                              December 31,
--------------------------------------------------------------------------------
                                                                    1995
--------------------------------------------------------------------------------
                                                          Required
                                                         Minimums(1)     Actual
--------------------------------------------------------------------------------
THE COMPANY Risk-based capital ratios:
    Tier I                                                  4.00%        12.04%
    Total                                                   8.00         13.30
Tier I leverage capital ratio (1)                           4.00          8.28

THE BANK Risk-based capital ratios:
    Tier I                                                  4.00         10.78
    Total                                                   8.00         12.04
Tier I leverage capital ratio (1)                           4.00          7.46

PORTSMOUTH Risk-based capital ratios:
    Tier I                                                  4.00         10.85
    Total                                                   8.00         12.10
Tier I leverage capital ratio (1)                           4.00          6.80
--------------------------------------------------------------------------------

(1) Bank holding companies and banks, including the Company and its banking subsidiaries, may be required to maintain a Tier I leverage capital ratio of 4.0% to 5.0% or more. The Regulatory Agencies have not advised the Company or its subsidiaries of a specific Tier I leverage capital ratio requirement to date.

Impact of Inflation and Changing Prices.

     The Consolidated Financial Statements and related Notes thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Impending Accounting Changes.

     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed of," which was adopted by the Company on January 1, 1996. This Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to such assets being held and used and for such assets and certain identifiable intangibles to be disposed of. The implementation of this Statement did not and is not expected to have a material effect on the Company's results of operations or financial condition.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective on January 1, 1996. This Statement establishes a fair value based method of accounting for stock-based compensation plans under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. However, the statement allows a company to continue to measure compensation cost for such plans under Accounting Principles Board (APB) Opinion No. 25," Accounting for Stock Issued to Employees." Under APB Opinion No. 25, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the Company's common stock. The Company has elected to continue to follow the accounting under APB No. 25. SFAS No. 123 requires companies which elect to continue to follow the accounting in APB Opinion No. 25 to disclose in the notes to their financial statements pro forma net income and earnings per share as if the value based method of accounting had been applied. Management has not determined the impact opf the adoption of SFAS No. 123 on the financial position or results of operations of the Company.

Acquisitions.

     On February 16, 1996, Portsmouth acquired five branch offices and approximately $160 million of related deposits from Fleet Bank NH. Two of these offices are located in Manchester, New Hampshire and the others are located in Bedford, Nashua and Littleton, New Hampshire. In addition to various assets related to the acquired branches, Portsmouth also acquired approximately $216.4 million of loans in connection with this transaction, which consisted primarily of $178.6 million of single-family residential loans

     The Company, First Coastal and Bank of New Hampshire Corporation ("BNHC"), a New Hampshire-chartered bank holding company, have entered into an Agreement and Plan of Merger, dated as of October 25, 1995 (the "Agreement"), which provides, among other things, for (i) the merger of First Coastal with and into BNHC (the "Merger") and (ii) the conversion of each share of BNHC Common Stock outstanding immediately prior to the Merger (other than any dissenting shares under New Hampshire law and certain shares held by the Company) into the right to receive two shares of the Company's Common Stock, subject to possible adjustment under certain circumstances. Based on 4,064,165 shares of BNHC Common Stock outstanding as of December 31, 1995, a maximum of 8,128,330 shares of Common Stock of the Company will be issuable upon consummation of the Merger. Consummation of the Merger is subject to various conditions, including approval of the Agreement by the stockholders of the Company and BNHC, which have been obtained, the receipt of all required regulatory approvals and confirmation from the independent accountants of the Company and BNHC that the Merger shall be accounted for as a pooling-of-interests. BNHC conducts its business through 29 offices of Bank of New Hampshire, its wholly-owned subsidiary, located throughout the southern, central, seacoast and lakes region of New Hampshire. At December 31, 1995, BNHC had $977.8 million of total assets and $84.5 million of stockholders' equity.

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------
                                                                 December 31,
--------------------------------------------------------------------------------
(In Thousands, Except Number of Shares and Per Share Data)   1995       1994
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                  $  124,153  $   99,741

Federal funds sold                                           58,255      30,735

Securities available for sale, at market value
    (Notes 3, 12, 13)                                       485,218     429,003

Loans held for sale, market value $71,872 in 1995
    and $11,163 in 1994, respectively (Note 4)               70,979      11,092

Loans and leases (Note 5 and 13):
    Residential real estate mortgages                       607,369     632,361
    Commercial real estate mortgages                        623,686     595,355
    Commercial business loans and leases                    332,755     265,644
    Consumer loans and leases                               653,827     604,918
                                                            -------     -------
                                                          2,217,637   2,098,278

    Less: Allowance for loan and lease losses (Note 6)       49,138      50,484
                                                             ------      ------
         Net loans and leases                             2,168,499   2,047,794
                                                          ---------   ---------

Premises and equipment (Note 7)                              44,358      35,915

Goodwill and other intangibles (Note 8)                      21,176      18,985

Mortgage servicing rights (Note 9)                           20,309      17,275

Other real estate and repossessed
    assets owned (Note 10)                                    6,601      10,730

Deferred income taxes (Note 11)                              26,621      30,542

Interest and dividends receivable                            21,634      18,929

Other assets                                                 30,866      32,441
                                                             ------      ------

                                                         $3,078,669  $2,783,182
                                                         ==========  ==========

See accompanying notes to Consolidated Financial Statements.


--------------------------------------------------------------------------------------
                                                                        December 31,
--------------------------------------------------------------------------------------
(In Thousands, Except Number of Shares and Per Share Data)           1995         1994
--------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Regular savings                                           $   303,504   $   361,657
    Money market access accounts                                  448,998       276,064
    Certificates of deposit (including certificates of
        $100 or more of $103,730 and $81,911, respectively)     1,124,104     1,012,326
    NOW accounts                                                  215,529       195,161
    Demand deposits                                               269,830       218,559
                                                                  -------       -------
                                                                2,361,965     2,063,767
                                                                ---------     ---------

Federal funds purchased                                             1,500         4,404

Securities sold under repurchase agreements (Note 12)             139,942        86,631

Borrowings from the Federal Home Loan Bank
    of Boston (Note 13)                                           252,446       362,450

Other borrowings                                                   18,928         7,902

Deferred income taxes (Note 11)                                    10,400         4,884

Other liabilities (Note 16)                                        23,020        23,879
                                                                   ------        ------
    Total liabilities                                           2,808,201     2,553,917
                                                                ---------     ---------

Commitments and contingent liabilities (Notes 14, 15 and 16)

Shareholders' equity (Notes 2, 3, 14 and 18):
    Preferred stock, par value $0.01; 5,000,000
        shares authorized, none issued                               --            --
    Common stock, par value $0.01; 30,000,000
        shares authorized, 17,468,220 shares issued                   175           175
    Paid-in capital                                               186,900       186,900
    Retained earnings                                              88,951        62,235
    Net unrealized gain (loss), net of applicable
        income taxes, on securities available for sale              2,247        (9,085)
    Treasury stock at cost (524,062 shares and
        760,327 shares, respectively)                              (7,805)      (10,960)
                                                                   ------        ------
        Total shareholders' equity                                270,468       229,265
                                                                  -------       -------
                                                              $ 3,078,669   $ 2,783,182
                                                              ===========   ===========

See accompanying notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
In Thousands, Except Number of Shares and Per Share Data                           1995                1994                 1993
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
    Interest on loans and leases (Note 5)                                     $    203,968        $    170,038         $    157,239
    Interest on mortgage-backed investments                                         12,627              12,409               10,266
    Interest on other investments                                                   17,312              12,417               12,446
    Dividends on equity securities                                                   1,692               1,532                1,082
                                                                                     -----               -----                -----
      Total interest and dividend income                                           235,599             196,396              181,033
                                                                                   -------             -------              -------
Interest expense:
    Interest on deposits                                                            86,171              68,224               74,728
    Interest on borrowed funds                                                      24,892              19,050               14,707
                                                                                    ------              ------               ------
      Total interest expense                                                       111,063              87,274               89,435
                                                                                   -------              ------               ------
      Net interest income                                                          124,536             109,122               91,598
Provision for loan losses (Note 6)                                                   2,430               1,857                9,779
                                -                                                    -----               -----                -----
    Net interest income after provision for loan losses                            122,106             107,265               81,819
                                                                                   -------             -------               ------
Noninterest income:
    Mortgage banking services (Note 9)                                              10,572               8,065                6,176
    Customer services                                                                8,298               6,765                6,671
    Trust and investment advisory services                                           1,621               1,569                1,373
    Loan related services                                                            1,059               1,016                1,588
    Net securities gains (losses) (Note 3)                                             116                (419)               1,001
    Net gains on sales of consumer loans (Note 5)                                     --                    33                2,576
    Other noninterest income                                                           160               1,489                  319
                                                                                       ---               -----                  ---
                                                                                    21,826              18,518               19,704
                                                                                    ------              ------               ------
Noninterest expenses:
    Salaries and employee benefits (Note 16)                                        48,878              43,563               38,636
    Occupancy                                                                        7,531               7,438                6,794
    Data processing                                                                  7,073               6,174                4,965
    Equipment                                                                        4,902               4,413                4,329
    Advertising and marketing                                                        3,710               3,692                2,026
    Deposit and other assessments                                                    3,474               5,735                5,843
    Collection and carrying costs of nonperforming assets                            1,485               4,295               11,640
    Other noninterest expenses (Note 8)                                             15,604              15,448               13,510
                                     -                                              ------              ------               ------
                                                                                    92,657              90,758               87,743
                                                                                    ------              ------               ------

Income before income tax expense (benefit)                                          51,275              35,025               13,780
Applicable income tax (benefit) (Note 11)                                           17,243               9,588               (2,339)
                                      --                                            ------               -----               ------
    Net income                                                                $     34,032        $     25,437         $     16,119
                                                                              ============        ============         ============

Weighted average shares outstanding                                             16,569,063          16,719,800           16,601,195
Earnings per share                                                               $    2.05           $    1.52            $    0.97

See accompanying notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                            Net
                                              Number                                      Unrealized
(In Thousands, Except Number                of Shares   Par   Paid-in  Retained   Loan to   Gain     Treasury
of Shares and Per Share Data)                 Issued   Value  Capital  Earnings    ESOP    (Loss)     Stock       Total
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1992               17,450,302  $175  $186,649  $26,112   $ (108)  $  -0-   $ (13,515)  $ 199,313
    Proceeds from sale of stock
       (net of issue cost)                      17,918   -0-       251      -0-      -0-      -0-         -0-         251
    Treasury stock purchased
       (8,044 shares at an
       average price of $9.74)                     -0-   -0-       -0-      -0-      -0-      -0-         (79)        (79)
    Treasury stock issued for s
        employee benefit plan (85,491
        shares at an average price
        of $9.23)                                  -0-   -0-       -0-     (451)     -0-      -0-       1,241         790
    Principal reduction in loan to ESOP            -0-   -0-       -0-      -0-      108      -0-         -0-         108
    Implementation of change in accounting
        for investments in debt and
        equity securities, net of
        tax effect of $1,609                       -0-   -0-       -0-      -0-      -0-    2,609         -0-       2,609
    Net income                                     -0-   -0-       -0-   16,119      -0-      -0-         -0-      16,119
                                                   ---   ---       ---   ------      ---    -----         ---      ------
Balances at December 31, 1993               17,468,220   175   186,900   41,780      -0-    2,609     (12,353)    219,111
    Treasury stock purchased
        (105,000 shares at an
        average price of $12.02)                   -0-   -0-       -0-      -0-      -0-      -0-      (1,262)     (1,262)
    Treasury stock issued for employee
        benefit plans (179,426 shares
        at an average price of $7.42)              -0-   -0-       -0-   (1,027)     -0-      -0-       2,655       1,628
    Change in unrealized gains (losses)
        on securities available for
        sale, net of tax of $6,859                 -0-   -0-       -0-      -0-      -0-  (11,694)        -0-     (11,694)
    Net income                                     -0-   -0-       -0-   25,437      -0-      -0-         -0-      25,437
    Cash dividends $0.24 per share                 -0-   -0-       -0-   (3,955)     -0-      -0-         -0-      (3,955)
                                                   ---   ---       ---   ------      ---    -----         ---      ------
Balances at December 31, 1994               17,468,220   175   186,900   62,235      -0-   (9,085)    (10,960)    229,265
    Treasury stock purchased
        (647,357 shares at an
        average price of $12.85)                   -0-   -0-       -0-      -0-      -0-      -0-      (8,317)     (8,317)
    Treasury stock issued for employee
        benefit plans (132,022 shares
        at an average price of $9.76)              -0-   -0-       -0-     (401)     -0-      -0-       1,908       1,507
    Reissuance of treasury stock
        pursuant to acquisition
        (751,600 shares at $15.00)                 -0-   -0-       -0-    1,710      -0-      -0-       9,564      11,274
    Changes in unrealized gains
        (losses) on securities available
        for sale, net of tax effect
        of $6,515                                  -0-   -0-       -0-      -0-      -0-   11,332         -0-      11,332
    Net income                                     -0-   -0-       -0-   34,032      -0-      -0-         -0-      34,032
    Cash dividends $0.52 per share                 -0-   -0-       -0-   (8,625)     -0-      -0-         -0-      (8,625)
                                                   ---   ---       ---   ------      ---   ------         ---      ------
Balances at December 31, 1995               17,468,220  $175  $186,900 $ 88,951    $ -0-  $ 2,247   $  (7,805)  $ 270,468
                                            ==========  ====  ======== ========    =====  =======   =========   =========
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                 Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                                                                     1995         1994         1993
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                                                                  $  34,032    $  25,437    $  16,119
    Adjustments to reconcile net income to net cash
        provided by operating activities:
    Provision for loan losses                                                                       2,430        1,857        9,779
    Provision for depreciation                                                                      4,418        3,959        3,903
    Provision for losses and writedowns (credits)
        of other real estate owned                                                                   (958)         143        2,658
    Amortization of goodwill and other intangibles                                                  2,098        1,932        2,913
    Amortization and sale of servicing rights                                                       6,067        1,743        2,266
    Deferred income tax expense (benefit) (note 11)                                                 2,922       (3,050)      (5,974)
    Net (gains) losses realized from sales of other real estate owned                                 585          299         (521)
    Net (gains) losses realized from sales of securities and consumer loans                          (116)         384       (3,577)
    Net (gains) losses realized from sales of loans
        held for sale (a component of mortgage banking services)                                      510          543       (3,407)
    Gains on capitalized servicing                                                                 (8,524)      (1,100)        (883)
    Proceeds from sales of securities held for sale                                                  --           --         36,469
    Proceeds from maturities and principal repayments of securities held for sale                    --           --         55,185
    Purchases of securities held for sale                                                            --           --        (73,205)
    Proceeds from sales of loans held for sale                                                    552,774      271,257      257,117
    Residential loans originated and purchased for sale                                          (613,171)    (218,034)    (292,684)
    Net (increase) decrease in net deferred tax assets                                               --            (19)         793
    Net (increase) decrease in interest and dividends receivable and other assets                  (1,130)       8,655        7,225
    Net increase (decrease) in other liabilities                                                     (859)      10,323       (1,293)
                                                                                                     ----       ------       ------
Net cash provided (used) by operating activities                                                $ (18,922)   $ 104,329    $  12,883
                                                                                                ---------    ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Proceeds from sales of investment securities                                                $    --      $    --      $   2,070
    Proceeds from maturities and principal repayments of investment securities                       --           --         79,543
    Purchases of investment securities                                                               --           --       (180,196)
    Proceeds from sales of securities available for sale                                            9,192       64,960         --
    Proceeds from maturities and principal repayments of securities available for sale           135, 972      110,446         --
    Purchases of securities available for sale                                                   (183,418)    (164,304)        --
    Net (increase) decrease in loans and leases                                                  (128,136)    (184,040)     (52,188)
    Proceeds from sale of loans                                                                       -0-          590       17,846
    Purchase of mortgage servicing rights                                                            (577)     (11,435)      (5,882)
    Premiums paid on deposits purchased                                                            (4,290)         (75)        --
    Net additions to premises and equipment                                                       (12,861)      (4,657)      (2,482)
     Proceeds from sales of other real estate owned                                                 8,872        6,884        9,819
    Net (increase) decrease in repossessed assets owned                                               634        3,049        6,283
                                                                                                      ---        -----        -----
Net cash provided (used) by investing activities                                                $(174,612)   $(178,582)   $(125,187)
                                                                                                ---------    ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                                                        1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:

    Net increase (decrease) in deposits                                            $ 298,198      $ (10,724)     $  (5,134)
    Net increase (decrease) in securities sold under repurchase agreements            53,311         18,181         23,173
    Proceeds from Federal Home Loan Bank of Boston borrowings                        415,998        390,284        168,250
    Payments on Federal Home Loan Bank of Boston borrowings                         (526,002)      (279,594)      (112,050)
    Payoff of subordinated capital notes                                                --             --           (5,000)
    Net increase (decrease) in other borrowings                                       11,026          5,043            919
    Loans to Employee Stock Option Plan                                                 --             --              108
    Sale of treasury stock                                                             1,507          1,628            790
    Issuance of treasury stock for acquisition                                        11,274           --             --
    Purchase of treasury stock                                                        (8,317)        (1,262)           (79)
    Net proceeds from sale of stock                                                     --             --              251
    Cash dividends paid to shareholders                                               (8,625)        (3,955)           --
                                                                                      ------         ------           ----
Net cash provided by financing activities                                          $ 248,370      $ 119,601      $  71,228
                                                                                   ---------      ---------      ---------
Increase (decrease) in cash and cash equivalents                                      54,836         45,348        (41,076)
Cash and cash equivalents at beginning of period                                     126,072         80,724        121,800
                                                                                     -------         ------        -------
Cash and cash equivalents at end of period                                         $ 180,908      $ 126,072      $  80,724
                                                                                   =========      =========      =========
------------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of information:
    Interest paid on deposits and borrowings                                       $ 110,401      $  86,627      $  89,987
    Income taxes paid (refunded)                                                      11,872           (271)        (2,707)

Noncash investing transactions:
    Investment securities transferred to securities available
        for sale to adopt SFAS No. 115                                             $    --        $    --        $ 335,103
    Securities held for sale transferred to securities available
        for sale to adopt SFAS No. 115                                                  --             --          119,754
    Securities held for sale transferred to investment securities                       --             --           33,692
    Investment securities transferred to securities held for sale                       --             --           14,018
    Loans transferred to other real estate                                            11,024          4,079          9,271
    Loans originated to finance the sales of other real estate owned                   6,020         12,161         22,794
Increases (decreases)resulting from the adoption of SFAS No. 115:
    Securities available for sale
    Deferred income taxes - liabilities                                                6,515         (6,859)         1,609
    Net unrealized gain (loss) on securities available for sale, net of tax           11,332        (11,694)         2,609
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995, 1994 and 1993

(All Dollar Amounts Expressed in Thousands, Except Per Share Data)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Peoples Heritage Financial Group, Inc. (the "Company") and its subsidiaries conform to generally accepted accounting principles and to general practice within the Banking industry. The Company's principal business activities are retail, commercial and mortgage banking as well as trust and investment advisory services, and are conducted through the Company's direct wholly-owned subsidiaries located in Maine and New Hampshire. The Company and its subsidiaries are subject to competition from other financial institutions and are also subject to regulation of, and periodic examination by, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Maine Bureau of Banking and the Federal Reserve Board. The following is a description of the more significant accounting policies.

Financial Statement Presentation

     The consolidated financial statements include the accounts of Peoples Heritage Financial Group, Inc., the Company's direct wholly-owned subsidiaries Peoples Heritage Savings Bank (the "Bank") and First Coastal Banks, Inc. ("First Coastal"), which wholly owns The First National Bank of Portsmouth ("Portsmouth"), and other subsidiaries which are wholly-owned by the Company's direct wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that effect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for possible loan and lease losses and the net deferred tax asset.

Securities Available for Sale

     Securities available for sale consist of debt and equity securities that the Company anticipates could be made available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and other similar factors. These assets are specifically identified and are carried at market value. Changes in market value, net of applicable income taxes, are recorded in and reported as a separate component of shareholders' equity. When a decline in market value of a security is considered other than temporary, the loss is charged to net securities gains (losses) in the consolidated statements of operations as a writedown. Premiums and discounts are amortized and accreted over the term of the securities on the level yield method. Gains and losses on the sale of investment securities are recognized at the time of the sale using the specific identification method.

Loans Held for Sale

     Loans originated for the purpose of potential subsequent sale are classified as held for sale. These loans are specifically identified and carried at the lower of aggregate cost or estimate of market value.

Loans

     Loans are carried at the principal amounts outstanding reduced by partial charge-offs and net deferred loan fees. Loans are generally placed on nonaccrual status when they are past due 90 days as to either principal or interest, or when in management's judgment the collectibility of interest or principal of the loan has been significantly impaired. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is charged to interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months. Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan,: and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Loans are classified as impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and collateral value. At adoption, the Company reclassified $2.2 million of insubstance foreclosures and related reserves of $96 thousand to loans and leases and allowance for loan and lease losses, respectively.

Allowance for Loan and Lease Losses

     The allowance for loan and lease losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans deemed uncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off, and reduced by charge-offs on loans.

     Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment. Primary considerations in this evaluation are prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management's estimation of future potential losses. Although management uses available information to establish the appropriate level of the allowance for loan and lease losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan and lease losses. Such agencies may require the Company to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Other Real Estate and Repossessed Assets Owned

     Other real estate and repossessed assets owned is comprised of (i) properties or other assets acquired through a foreclosure proceeding, or acceptance of a deed or title in lieu of foreclosure and (ii) other assets repossessed in connection with non-real estate loans. Other real estate and repossessed assets owned are initially carried at the lower of cost or fair value of the collateral less estimated cost to sell. Losses arising from the acquisition of such properties are charged against the allowance for loan losses. Operating expenses and any subsequent provisions to reduce the carrying value are charged to current period earnings. Gains upon disposition are reflected in earnings as realized; losses are charged to the valuation allowance.

Restrictions on Cash Availability

      The Company is required to comply with various laws and regulations of the Federal Reserve Bank which require that the Company maintain certain amounts of cash on deposit and is restricted from investing those amounts.

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of related assets.

Goodwill and Other Intangibles

     Goodwill is amortized on a straight-line basis over periods of fifteen and twenty years; core deposit premiums are amortized on a level-yield basis over the estimated life of the associated deposits. Goodwill and other intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

Mortgage Banking

     Residential real estate mortgages originated for the purpose of potential subsequent sale are classified as held for sale. Forward commitments to sell residential real estate mortgages are contracts which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. In the event the Company is unable to originate loans to fulfill the contracts, it would normally purchase loans from correspondents or in the open market to deliver against the contract. Such loans are also classified as held for sale.

     In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65." SFAS No. 122 changed the Company's method of accounting for certain mortgage banking activities. The Company elected early adoption of SFAS No. 122 effective for all mortgage banking activities in 1995 and as a result capitalized $2.3 million of originated mortgage servicing rights, net of amortization.

     When loans are sold, a gain or loss is recognized to the extent that the sale proceeds exceed or are less than the carrying value of the loans. Gains and losses are determined using the specific identification method and recorded as mortgage sales income, a component of mortgage banking services income. The gains and losses resulting from the sales of loans with servicing retained are adjusted to recognize the present value of future servicing fee income over the estimated lives of the related loans. Purchased mortgage servicing rights are recorded at cost upon acquisition.

     Mortgage servicing rights are amortized on an accelerated method over the estimated weighted average life of the loans. Amortization is recorded as a charge against mortgage service fee income, a component of mortgage banking services income. The Company's assumptions with respect to prepayments, which affect the estimated average life of the loans, are adjusted periodically to reflect current circumstances and to ensure that the carrying value of the remaining mortgage servicing rights do not exceed the present value of the estimated future net servicing income. In evaluating the realizability of the carrying values of mortgage servicing rights, the Company assesses the estimated life of its servicing portfolio based on data which is disaggregated to reflect note rate, type and term on the underlying loans.

     Mortgage servicing fees received from investors for servicing their loan portfolios are recorded as mortgage servicing fee income when received. Loan servicing costs are charged to noninterest expenses when incurred.

Pension Accounting

     The Company provides pension benefits to its employees under a noncontributory defined benefit plan which is funded on a current basis in compliance with the requirements of the Employee Retirement Income Security Act of 1974 and recognizes costs over the estimated employee service period.

Statement of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in banks, and federal funds sold minus federal funds purchased.

Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available information raises doubt as to the realization of some portion or all of the deferred tax assets, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share

     Earnings per share have been computed on the basis of the weighted average number of shares of common stock outstanding. Common stock equivalents were not considered in the calculation of weighted average shares outstanding since their effect was not material.

2. CONDENSED PARENT INFORMATION

Condensed Financial Statements of the Parent Company

--------------------------------------------------------------------------------
                                                                 December 31,
--------------------------------------------------------------------------------
Balance Sheets                                             1995           1994
--------------------------------------------------------------------------------
Assets
    Cash and due from banks                              $ 22,059       $  6,914
    Investment in bank subsidiaries                       230,261        202,059
    Goodwill                                               14,392         15,896
    Amounts receivable from subsidiaries                    8,432            459
    Other assets                                            4,095          4,337
                                                            -----          -----
        Total assets                                     $279,239       $229,665
                                                         ========       ========
Liabilities and shareholders' equity
    Amounts payable to subsidiaries                      $    132       $     85
    Notes payable                                           7,836           --
    Other liabilities                                         803            315
    Shareholders' equity                                  270,468        229,265
                                                          -------        -------
        Total liabilities and
          shareholders' equity                           $279,239       $229,665
                                                         ========       ========
--------------------------------------------------------------------------------
                                                    Year Ended December 31,
--------------------------------------------------------------------------------
Statements of Operations                          1995       1994        1993
--------------------------------------------------------------------------------
Operating income:
    Dividends from banking subsidiaries        $ 20,157    $  9,540    $  1,009
    Gain (loss) on intercompany loan sales          -0-        (430)        262
    Other operating income                          322         132          40
                                                    ---         ---          --
    Total operating income                       20,479       9,242       1,311
                                                 ------       -----       -----

Operating expenses:
    Interest on borrowings                          363         -0-         138
    Amortization of goodwill                      1,505       1,505       1,505
    Amortization of acquisition premiums            359         359         305
    Other operating expenses                      1,502         813         600
                                                  -----         ---         ---
    Total operating expenses                      3,729       2,677       2,548
                                                  -----       -----       -----

Income (loss) before income taxes
  and equity in undistributed net income
  (loss) of subsidiaries                         16,750       6,565      (1,237)
Income tax benefit                                 (413)       (389)       (153)
                                                   ----        ----        ----
Income (loss)before equity in undistributed
    net income of subsidiaries                   17,163       6,954      (1,084)

Equity in undistributed
  net income of subsidiaries                     16,869      18,483      17,203
                                                 ------      ------      ------
Net income                                     $ 34,032    $ 25,437    $ 16,119
                                               ========    ========    ========
--------------------------------------------------------------------------------
                                                     Year Ended December 31,
--------------------------------------------------------------------------------
Statements of Cash Flows                             1995       1994       1993
--------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                   $ 34,032   $ 25,437   $ 16,119
    Adjustments to reconcile net income
      to net cash (used) provided by
      operating activities:
    Undistributed net income from subsidiaries    (16,869)   (18,483)   (17,203)
    Amortization of goodwill                        1,505      1,505      1,505
    Amortization of acquisition premiums              359        359        305
    Loss (gain) on intercompany loan sales            -0-        430       (292)
    (Increase) decrease in amounts
      receivable from subsidiaries                 (7,973)      (459)         4
    (Increase) in other assets                       (119)      (130)      (103)
    Increase (decrease) in amounts payable
      to subsidiaries                                  47         79       (530)
    Increase (decrease) in other liabilities          488       (325)    (2,219)
                                                 --------    -------   --------
Net cash (used) provided by
  operating activities                             11,470      8,413     (2,414)
                                                 --------    -------   --------

Cash flows from investing activities:
    Reissuance of treasury stock pursuant
      to acquisition                               11,274       --         --
    Issuance of notes payable pursuant
      to acquisition (net)                          7,836       --         --
    Capital invested in subsidiaries                  -0-        -0-     (2,600)
                                                 --------    -------   --------
Net cash used by investing activities              19,110        -0-     (2,600)
                                                 --------    -------   --------
Cash flows from financing activities:
    Dividends paid to shareholders                 (8,625)    (3,955)      --
    Treasury stock acquired                        (8,317)    (1,262)       (79)
    Treasury stock sold                             1,507      1,628        790
    Net proceeds from sale of stock                  --         --          251
                                                 --------   --------   --------
Net cash provided (used) by
  financing activities                            (15,435)    (3,589)       962
                                                 --------   --------   --------
Net increase (decrease)
  in cash and due from banks                       15,145      4,824     (4,052)
Cash and due from banks at beginning of year        6,914      2,090      6,142
                                                 --------   --------   --------
Cash and due from banks at end of year           $ 22,059   $  6,914   $  2,090
                                                 ========   ========   ========
--------------------------------------------------------------------------------
Supplemental disclosure information:
    Interest paid on borrowings                  $    363   $   --     $    138
--------------------------------------------------------------------------------

3. SECURITIES AVAILABLE FOR SALE

     A summary of the amortized cost and market values of securities available for sale follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                 Amortized        Gross Unrealized   Gross Unrealized        Market
                                                                   Cost             Holding Gains     Holding Losses          Value
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1995:
U.S. Government obligations and obligations of
    U.S. Government agencies and corporations                    $248,096            $1,828            $   (227)            $249,697
Tax-exempt bonds and notes                                         10,271                30                  (2)              10,299
Other bonds and notes                                               5,368                55                  (6)               5,417
Mortgage-backed securities                                        194,018             2,224                (419)             195,823
                                                                 --------            ------            --------             --------
    Total debt securities                                         457,753             4,137                (654)             461,236
                                                                 --------            ------            --------             --------

Federal Home Loan Bank of Boston stock                             23,793                 0                   0               23,793
Other equity securities                                               160                29                   0                  189
                                                                 --------            ------            --------             --------
    Total equity securities                                        23,953                29                   0               23,982
                                                                 --------            ------            --------             --------
    Total securities available for sale                          $481,706            $4,166            $   (654)            $485,218
                                                                 ========            ======            ========             ========
------------------------------------------------------------------------------------------------------------------------------------

The excess of market value over amortized cost of $3.5 million, net of tax effect of $1.3 million, is recorded in and reported as a separate component of shareholders' equity.

------------------------------------------------------------------------------------------------------------------------------------
                                                                 Amortized        Gross Unrealized   Gross Unrealized        Market
                                                                   Cost             Holding Gains     Holding Losses          Value
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1994:
U.S. Government obligations and obligations of
    U.S. Government agencies and corporations                    $225,058            $    9            $ (5,847)            $219,220
Tax-exempt bonds and notes                                         11,192                 6                (113)              11,085
Other bonds and notes                                               2,751                 0                 (45)               2,706
Mortgage-backed securities                                        180,930                69              (8,533)             172,466
                                                                 --------            ------            --------             --------
    Total debt securities                                         419,931                84             (14,538)             405,477
                                                                 --------            ------            --------             --------

Federal Home Loan Bank of Boston stock                             23,236                 0                   0               23,236
Other equity securities                                               171               119                   0                  290
                                                                 --------            ------            --------             --------
    Total equity securities                                        23,407               119                   0               23,526
                                                                 --------            ------            --------             --------
    Total securities available for sale                          $443,338            $  203            $(14,538)            $429,003
                                                                 ========            ======            ========             ========
------------------------------------------------------------------------------------------------------------------------------------

The excess of amortized cost over market value of $14.3 million, net of tax effect of $5.3million is recorded in and reported as a separate component of shareholders' equity.
--------------------------------------------------------------------------------
The amortized cost and market values of debt securities available for sale at December 31, 1995 by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Amortized Cost                Market Value
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1995:
Due in one year or less                                                                     $133,891                      $134,342
Due after one year through five years                                                        129,243                       130,484
Due after five years through ten years                                                        34,718                        35,029
Due after ten years                                                                          159,901                       161,381
                                                                                             -------                       -------
    Total debt securities                                                                   $457,753                      $461,236
                                                                                            ========                      ========
------------------------------------------------------------------------------------------------------------------------------------

A summary of realized gains and losses on securities available for sale for 1995, 1994 and 1993 follows:

                                                                             Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                    1995                   1994             1993
------------------------------------------------------------------------------------------------------------------------------------
                                                         GROSS     GROSS       Gross      Gross       Gross       Gross
                                                        REALIZED  REALIZED   Realized   Realized    Realized     Realized
                                                         GAINS     LOSSES      Gains     Losses       Gains       Losses
------------------------------------------------------------------------------------------------------------------------------------
Sales of U.S. Government obligations
    and obligations of U.S. Government
    agencies and corporations                             $ 31       $ 84       $ 32       $773       $  561        $-0-
Sales of other bonds and notes                              16          3        -0-         25            6          34
Sales of mortgage-backed securities                        -0-          0         54        -0-          -0-         -0-
Sales of equity securities                                 244         87        298          5          468         -0-
                                                          ----       ----       ----       ----       ------         ---
    Total                                                 $290       $174       $384       $803       $1,035         $34
                                                          ====       ====       ====       ====       ======         ===
------------------------------------------------------------------------------------------------------------------------------------

4. LOANS HELD FOR SALE

     The following table summarizes the book value and estimated market value of loans held for sale at the dates indicated:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                 DECEMBER 31,                   December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     1995                          1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         ESTIMATE OF                     Estimate of
                                                                         BOOK VALUE     MARKET VALUE     Book Value     Market Value
------------------------------------------------------------------------------------------------------------------------------------


Fixed-rate residential real estate loans having a weighted
average note rate of 7.31% and 7.71% at December 31, 1995
and 1994, respectively                                                     $70,979        $71,872          $11,092        $11,163
    =====                                                                  =======        =======          =======        =======

------------------------------------------------------------------------------------------------------------------------------------

Included in the portfolio of residential real estate loans held for sale are gross unrealized gains of $1.8 million and $122 thousand and gross unrealized losses of $874 thousand and $51 thousand at December 31, 1995 and 1994, respectively.

5. LOANS AND LEASES

The Company's lending activities are conducted principally in Maine and New Hampshire. The principal categories of loans in the Company's portfolio are residential real estate loans, which are secured by single-family (one to four units) residences; commercial real estate loans, which are secured by multi-family (five or more units) residential and commercial real estate; commercial business loans and leases; and consumer loans and leases.
      A summary of loans and leases follows:

--------------------------------------------------------------------------------
                                                             December 31,
--------------------------------------------------------------------------------
                                                             1995           1994
Residential real estate mortgages:
    Adjustable-rate                                    $  402,695     $  418,653
    Fixed-rate                                            204,674        213,708
                                                          -------        -------
                                                          607,369        632,361
                                                          -------        -------
Commercial real estate mortgages:
    Commercial real estate                                524,179        520,813
    Multi-family residential real estate                   60,627         51,485
    Construction and development                           38,880         23,057
                                                           ------         ------
                                                          623,686        595,355
                                                          -------        -------
Commercial business loans and leases:
    Business loans                                        259,826        207,594
    Lines and letters of credit                            61,989         48,842
    Leases                                                 10,940          9,208
                                                           ------          -----
                                                          332,755        265,644
                                                          -------        -------
Consumer loans and leases:
    Home equity                                           256,813        217,889
    Mobile home                                           196,408        201,297
    Automobile                                            109,738        106,666
    Home improvement, second mortgage and land             36,900         32,921
    Boat and recreational vehicle                          17,013         18,836
    Other                                                  36,955         27,309
                                                           ------         ------
                                                          653,827        604,918
                                                          -------        -------
Total loans and leases                                 $2,217,637     $2,098,278
                                                       ==========     ==========
--------------------------------------------------------------------------------

     Loan and lease balances are stated net of deferred loan fees totaling $3,897 and $5,676 at December 31, 1995 and 1994, respectively.

     During 1993 the Company sold substantially all of its credit card portfolio in order to exit its unprofitable retail credit product lines. As a result of this sales transaction, the Company realized a $2.6 million gain.

Related Party Transactions

     Loans to officers, directors and related parties are made in the ordinary course of business and on the same terms and conditions prevailing at the time for comparable transactions. A summary of loans to related parties during 1995 and 1994 follows:
--------------------------------------------------------------------------------

Balance at December 31, 1993                     $ 18,488
    Loans made/advanced and additions               1,089
    Repayments and reductions                      (4,898)
    Other changes                                      76
                                                       --
Balance at December 31, 1994                     $ 14,603
    Loans made/advanced and additions                 500
    Repayments and reductions                      (1,866)
    Other changes                                  (1,386)
                                                   ------
Balance at December 31, 1995                     $ 11,865
                                                 ========

--------------------------------------------------------------------------------

Nonperforming loans

     The following table sets forth information regarding nonperforming loans at the dates indicated:

--------------------------------------------------------------------------------
                                                      December 31,
--------------------------------------------------------------------------------
                                                     1995         1994
Residential real estate mortgages:
    Nonaccrual loans                              $ 4,990      $ 1,799
    Accruing loans which are 90 days overdue        2,724        2,883
                                                  -------      -------
      Total                                         7,714        4,682
                                                  -------      -------
Commercial real estate mortgages:
    Nonaccrual loans                               13,247       20,413
    Troubled debt restructurings                    2,595        5,704
                                                  -------      -------
      Total                                        15,842       26,117
                                                  -------      -------
Commercial business loans and leases:
    Nonaccrual loans                                6,235        6,270
    Troubled debt restructurings                    1,859        2,013
                                                  -------      -------
      Total                                         8,094        8,283
                                                  -------      -------
Consumer loans and leases:
    Nonaccrual loans                                2,846        2,727
    Accruing loans which are 90 days overdue          532          468
                                                  -------      -------
      Total                                         3,378        3,195
                                                  -------      -------
Total nonperforming loans:
    Nonaccrual loans                               27,318       31,209
    Accruing loans which are 90 days overdue        3,256        3,351
    Troubled debt restructurings                    4,454        7,717
                                                  -------      -------
      Total nonperforming loans                   $35,028      $42,277
                                                  =======      =======
--------------------------------------------------------------------------------

     The ability and willingness of the residential real estate, commercial real estate, commercial business and consumer borrowers to repay loans is generally dependent on current economic conditions and real estate values within the borrowers' geographic areas.

     During 1995 and 1994, the Company's policy was generally to limit new loans to one borrower to $8.0 million. These limitations are substantially below the limitations set forth in applicable laws and regulations.

     Interest income that would have been recognized for 1995, 1994 and 1993, if nonperforming loans at December 31, 1995, 1994 and 1993 had been performing in accordance with their original terms, approximated $4.1 million, $4.8 million and $6.8 million, respectively. The actual amount that was collected on these loans during the periods and included in interest income approximated $1.5 million, $1.5 million and $2.5 million, respectively. As a result, the reduction in interest income for 1995, 1994, and 1993 associated with nonperforming loans held at the end of such periods approximated $2.6 million, $3.3 million and $4.3 million, respectively.

     Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Account ing by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements require changes in both the disclosure and impairment measurement of nonperforming loans. Certain loans which had previously been reported as nonperforming and certain in-substance foreclosures are currently required to be disclosed as impaired loans. At adoption, the Company reclassified $2.2 million of in-substance foreclosures and related reserves of $96 thousand to loans and the allowance for loan losses, respectively. Prior year balances were not reclassified as management deemed the amounts to be immaterial.

     Restructured accruing loans entered into subsequent to the adoption of these statements are reported as impaired loans. In the year subsequent to restructure, these loans may be removed from impaired loan status provided that the loan bears a market rate of interest at the time of restructure and is performing under the restructured terms. Restructured, accruing loans entered into prior to the adoption of these statements are not required to be reported as impaired loans unless such loans are not performing in accordance with the restructured terms.

     Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into the consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

      At December 31, 1995, total impaired loans were $24.4 million, of which $21.8 million had related allowances of $4.9 million. During the year ended
December 31, 1995, the income recognized related to impaired loans was $1.5 million and the average balance of outstanding impaired loans was $29.1 million. The Company recognizes interest on impaired loans on a cash basis when the ability to collect the principal balance is not in doubt; otherwise, cash received is applied to the principal balance of loan.

6. ALLOWANCE FOR LOAN AND LEASE LOSSES

     Changes in the allowance for loan and lease losses follow:

--------------------------------------------------------------------------------
                                                        December 31,
--------------------------------------------------------------------------------
                                              1995          1994          1993
--------------------------------------------------------------------------------
Balance at beginning of period             $ 50,484      $ 52,804      $ 54,604
Allowance on acquired portfolios              2,314           -0-           -0-
Provisions charged to operations              2,430         1,857         9,779
Loans and leases charged off                (12,982)      (11,762)      (20,370)
Recoveries                                    6,892         7,585         8,791
                                              -----         -----         -----
Balance at end of period                   $ 49,138      $ 50,484      $ 52,804
                                           ========      ========      ========
--------------------------------------------------------------------------------

7. PREMISES AND EQUIPMENT

     A summary of premises and equipment follows:

--------------------------------------------------------------------------------
                                                                December 31,
--------------------------------------------------------------------------------
                                                              1995          1994
--------------------------------------------------------------------------------
Land                                                       $ 9,837       $ 8,100
Buildings and improvements                                  31,915        28,569
Leasehold improvements                                       8,365         7,203
Furniture, fixtures and equipment                           33,599        25,426
                                                            ------        ------
                                                            83,716        69,298
                                                            ------        ------

Less accumulated depreciation and amortization              39,358        33,383
                                                            ------        ------
                                                           $44,358       $35,915
                                                           =======       =======
--------------------------------------------------------------------------------

8. GOODWILL AND OTHER INTANGIBLES

     A summary of goodwill and other intangibles follows:

--------------------------------------------------------------------------------
                                                            December  31,
--------------------------------------------------------------------------------
                                                       1994               1993
--------------------------------------------------------------------------------
Goodwill                                              $19,145            $17,506
Core deposit premiums                                   2,031              1,479
                                                        -----              -----
                                                      $21,176            $18,985
                                                      =======            =======
--------------------------------------------------------------------------------

     Amortization of goodwill is included in other noninterest expenses and amounted to $1,813, $1,688 and $2,623 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Amortization of core deposit premiums is included in interest on deposits and amounted to $286, $244 and $290 for the years ended December 31, 1995, 1994 and 1993, respectively.


9. MORTGAGE SERVICING RIGHTS

     An analysis of mortgage servicing rights for the years ended December 31, 1995, 1994 and 1993 follows:


--------------------------------------------------------------------------------
                                                  1995         1994        1993
--------------------------------------------------------------------------------
Balance at beginning of period                $ 17,275     $  6,483     $ 1,985
Mortgage servicing rights capitalized            9,101       12,535       6,764
Amortization charged against mortgage
    service fee income                          (3,483)      (1,743)     (2,266)
Mortgage servicing rights sold                  (2,584)         -0-         -0-
                                                ------           -           -
Balance at end of period                      $ 20,309     $ 17,275     $ 6,483
                                              ========     ========     =======
--------------------------------------------------------------------------------

     Residential real estate mortgages are originated by the Company generally for sale into the secondary market. Such loans are sold to institutional investors such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Under loan sale and servicing agreements with these investors, the Company generally continues to service the residential real estate mortgages. The Company pays the investor an agreed-upon rate on the loan, which, including a guarantee fee paid to FNMA and FHLMC, is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate mortgages. As required by SFAS No. 122, the Company capitalizes mortgage servicing rights at their fair value upon sale of the related loans.

     The Company periodically purchases residential mortgage servicing rights through a closed bid process from brokers representing financial institutions with mortgage servicing portfolios available for sale. The payment made to purchase such mortgage servicing rights is capitalized by the Company upon consummation of the purchase agreement.

     Residential real estate mortgages serviced for investors at December 31, 1995, 1994 and 1993 amounted to $2.5 billion, $2.0 billion and $1.5 billion, respectively.

     Mortgage servicing rights are generally amortized on a level yield method over the estimated weighted average life of the loans. Amortization is recorded as a charge against mortgage service fee income (a component of mortgage banking services income). The Company's assumptions with respect to prepayments, which affect the estimated average life of the loans, are adjusted periodically to reflect current circumstances and to ensure that the carrying value of the remaining mortgage servicing rights do not exceed the present value of the estimated future net servicing income. In evaluating the fair value of the carrying value of mortgage servicing rights, the Company assesses the estimated life of its servicing portfolio based on data which is disaggregated by note rate, note type and note term.



10. OTHER REAL ESTATE AND REPOSSESSED ASSETS OWNED

     The following table summarizes the composition of other real estate and repossessed assets owned, net of related reserves:

--------------------------------------------------------------------------------
                                                                December 31,
--------------------------------------------------------------------------------
                                                                 1995       1994
--------------------------------------------------------------------------------
Real estate properties acquired in settlement of loans        $ 5,073    $ 6,658
In-substance foreclosures                                         -0-      2,096
Other assets repossessed in settlement of non-
    real estate loans                                           1,528      1,976
                                                                -----      -----
                                                              $ 6,601    $10,730
                                                              =======    =======
--------------------------------------------------------------------------------

     As a result of the adoption of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," the Company reclassified $2.2 million of in-substance foreclosures and related reserves of $96 thousand to loans and leases and allowance for loan and lease losses, respectively.



11. INCOME TAXES

     The current and deferred components of income tax expense (benefit) follow:

--------------------------------------------------------------------------------
                                                                December 31,
--------------------------------------------------------------------------------
                                                 1995        1994        1993
--------------------------------------------------------------------------------
Current (including $805, $302, and $113,
    respectively, of state income tax)          $14,321    $ 12,638     $ 3,635
Deferred                                          2,922      (3,050)     (5,974)
                                                  -----      ------      ------
                                                $17,243    $  9,588     $(2,339)
                                                =======    ========     =======
--------------------------------------------------------------------------------

     The following table reconciles the expected income tax expense (benefit) (computed by applying the federal statutory tax rate to income before taxes) to recorded income tax expense (benefit):

--------------------------------------------------------------------------------
                                                                December 31,
--------------------------------------------------------------------------------
                                                    1995       1994      1993
--------------------------------------------------------------------------------
Computed tax expense (benefit)                    $ 17,946   $ 12,259   $ 4,823
State income tax, net of federal benefits              523        196        72
Dividends received deduction                          --           (1)       (2)
Benefit of tax-exempt income                          (507)      (399)     (252)
Amortization of goodwill and other intangibles         839        842     1,146
Low income/rehabilitation credits                   (1,265)    (1,265)   (1,264)
Book net operating loss carryback limitation          --         --        (351)
Tax bad debt reserve recapture on acquisition         --        1,022      --
Change in valuation allowance                         --       (3,124)   (5,865)
Change in federal tax rate                            --         --        (478)
Other, net                                            (293)        58      (168)
                                                  --------   --------   -------
                                                  $ 17,243   $  9,588   $(2,339)
                                                  ========   ========   =======
--------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 follow:

--------------------------------------------------------------------------------
                                                                 1995      1994
--------------------------------------------------------------------------------
Deferred tax assets:
    Allowance for loan and lease losses                         $18,459  $17,746
    Reserve for mobile home dealers                               2,119    1,384
    Accrued pension expense                                         848      319
    Difference of tax and book basis of
      other real estate owned                                       391    1,398
    Deferred loan fees                                              206    1,310
    Interest accrued and payments received on nonperforming
      loans for tax purposes                                        842    1,071
    Unrealized depreciation on investment securities               --      5,272
    Other                                                         3,756    2,024
                                                                  -----    -----
      Total gross deferred tax assets                            26,621   30,542
                                                                 ------   ------
    Less: valuation allowance                                      --       --
                                                                 ------   ------
      Net deferred tax assets                                    26,621   30,542
                                                                 ------   ------

Deferred tax liabilities:
    Difference of tax and book basis of leases                      420      842
    Difference of tax and book basis of
      premises and equipment                                      1,041    1,010
    Difference of tax and book basis of securities                  522    1,119
    Tax bad debts reserve                                         5,518     --
    Unrealized appreciation of investment securities              1,243     --
    Other                                                         1,656    1,913
                                                                  -----    -----
      Total gross deferred tax liabilities                       10,400    4,884
                                                                 ------    -----
      Net deferred tax asset                                    $16,221  $25,658
                                                                =======  =======

--------------------------------------------------------------------------------

     In assessing the realizability of deferred tax assets, the Company considers whether more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. The Company estimates that substantially all of its gross deferred assets and liabilities will reverse within the next five years. In order to fully realize the net deferred tax asset, the Company will need to generate future taxable income of approximately $46.3 million. Pre-tax book income for the year ended December 31, 1995 was $51.3 million. Based upon the level of 1995 taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, the Company believes it is more likely than not that it will realize the benefits of these deductible temporary differences at December 31, 1995. Accordingly, no valuation allowance has been recorded at December 31, 1995.



12. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

     The weighted average interest rate on reverse repurchase agreements was 4.78% and 4.82% at December 31, 1995 and 1994, respectively. These borrowings were scheduled to generally mature within 180 days. These borrowings were collateralized by FHLMC and FNMA securities and U.S. Government obligations with an aggregate market value of $154,846 and $96,416 at December 31, 1995 and 1994, respectively, and an aggregate amortized cost of $153,545 and $100,216 at December 31, 1995 and 1994, respectively. Securities sold under agreements to repurchase averaged $113,599 and $75,870 during the years ended December 31, 1995 and 1994, respectively. The maximum amount outstanding at any month-end during the years ended December 31, 1995 and 1994 was $167,618 and $110,176, respectively.


13. BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON

     A summary of the borrowings from the Federal Home Loan Bank of Boston is as follows:

--------------------------------------------------------------------------------
                                December 31, 1995
--------------------------------------------------------------------------------
Principal                           Interest                            Maturity
Amounts                              Rates                               Dates
--------------------------------------------------------------------------------
$ 31,500                         4.26% - 6.57%                              1996
  72,950                         5.82% - 6.87%                              1997
  82,500                         5.30% - 6.02%                              1998
  64,000                         5.71% - 5.78%                              2000
   1,496                         6.70% - 6.90%                              2005
--------
$252,446
========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                December 31, 1994
--------------------------------------------------------------------------------
Principal                          Interest                             Maturity
 Amounts                             Rates                               Dates
--------------------------------------------------------------------------------
$ 54,000                         4.08% - 6.31%                            1995
  25,500                         4.26% - 5.87%                            1996
 252,950                         5.62% - 6.87%                            1997
  30,000                              5.30%                               1998
--------
$362,450
========
--------------------------------------------------------------------------------

     Short and long-term borrowings from the Federal Home Loan Bank of Boston, which consist of both fixed and adjustable rate borrowings, are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1 to 4 family properties, certain unencumbered investment securities and other qualified assets.


14. SHAREHOLDERS' EQUITY

Regulatory Capital Requirements

     At December 31, 1995 and 1994, the Company and each of its banking subsidiaries were in compliance with all applicable regulatory capital requirements and had capital ratios in excess of federal regulatory risk-based and leverage requirements.

Dividend Limitations

     Dividends paid by subsidiaries are the primary source of funds available to the Company for payment of dividends to its shareholders. The Company's subsidiary banks are subject to certain requirements imposed by state and federal banking laws and regulations. These requirements, among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by the subsidiary banks to the Company. In addition, there are informal regulatory commitments which could affect the Bank's ability to distribute dividends to the Company.

Stockholder Rights Plan

     In 1989, the Company's Board of Directors adopted a Stockholder Rights Plan declaring a dividend of one preferred Stock Purchase Right for each outstanding share of Common Stock. The rights will remain attached to the Common Stock and are not exercisable except under limited circumstances relating to acquisition of, the right to acquire beneficial ownership of, or tender offer for 20% or more of the outstanding shares of Common Stock. The Rights have no voting or dividend privileges and, until they become exercisable, have no dilutive effect on the earnings of the Company.


15. COMMITMENTS, CONTINGENT LIABILITIES AND
    OTHER OFF-BALANCE SHEET RISKS

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans, standby letters of credit, recourse arrangements on serviced loans, and forward commitments to sell loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate exchange agreements and forward commitments to sell loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its forward commitments to sell loans through credit approvals, limits and monitoring procedures.

     Financial instruments with off-balance sheet risk at December 31, 1995 and 1994 follow:

--------------------------------------------------------------------------------
         Contract or Notional Amount
--------------------------------------------------------------------------------
                                                           December 31,
--------------------------------------------------------------------------------
                                                       1995              1994
--------------------------------------------------------------------------------
Financial instruments with contract amounts
  which represent credit risk:
    Commitments to originate loans                         $188,430     $131,973
    Unused lines and standby letters of credit              274,778      222,609
    Loans serviced with recourse                             48,213       74,103
    Unadvanced portions of construction loans                18,680       15,673

Financial instruments with notional or contract
  amounts which exceed the amount of credit risk:
    Forward commitments to sell loans                      $128,000     $ 11,670
--------------------------------------------------------------------------------


     Commitments to originate loans, unused lines of credit and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

     Included in commitments to originate loans, the Company had guaranteed the rate on $83.3 million in fixed rate residential real estate loans with a weighted average interest rate of 7.26% which were substantially hedged by the $128.0 million in forward sales commitments noted above.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The Company has retained credit risk on certain residential mortgage loans sold with full or partial recourse and on certain residential mortgage loans whose servicing rights were acquired during 1990.

Derivative Financial Instruments

     The Company has only limited involvement with derivative financial instruments.

     Forward commitments to sell residential mortgage loans are contracts which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company would normally purchase loans from correspondent banks or in the open market to deliver against the contract.

Legal Proceedings

     The Company and certain of its subsidiaries have been named as defendants in various legal proceedings arising from their normal business activities. Although the amount of any ultimate liability with respect to such proceedings cannot be determined, in the opinion of management, based upon the opinions of counsel, any such liability will not have a material effect on the consolidated financial position or results of operations of the Company and its subsidiaries.

Lease Obligations

     The Company leases certain properties used in operations under terms of operating leases which include renewal options. Rental expense under these leases approximated $2.8 million, $3.0 million and $2.6 million for the years ended 1995, 1994 and 1993, respectively.

     Approximate minimum lease payments over the remaining terms of the leases at December 31, 1995 follow:

--------------------------------------------------------------------------------

         1996                                                 $ 2,892
         1997                                                   2,837
         1998                                                   2,572
         1999                                                   2,472
         2000                                                   2,338
         2001 and after                                         8,212
                                                                -----
                                                              $21,323
                                                              =======
--------------------------------------------------------------------------------


16. EMPLOYEE BENEFIT PLANS

Defined Benefit Pension Plan

     The Company has a noncontributory defined benefit plan covering substantially all permanent, full-time employees. Benefits are based on career average earnings and length of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.

     The following tables set forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1995 and 1994.

--------------------------------------------------------------------------------

                                                            December 31,
--------------------------------------------------------------------------------
                                                              1995         1994
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
    Accumulated benefit obligation, including
    vested benefits of $14,635 and $12,787                $ 15,181     $ 13,367
                                                          ========     ========

Projected benefit obligation for service
    rendered to date                                      $ 16,599     $ 14,680

Plan assets at fair value, primarily listed
    stocks and corporate bonds                             (16,475)     (12,974)
                                                           -------      -------

Plan assets less than projected benefit obligation             124        1,706

Unrecognized net loss from past experience
    different from that assumed and effects of
    changes in assumptions                                  (1,170)      (2,753)

Unrecognized prior service cost                                872          786

Unrecognized net asset being recognized
    over 20.5 years                                          1,203        1,328
                                                             -----        -----
Accrued pension cost included in other liabilities        $  1,029     $  1,067
                                                          ========     ========

--------------------------------------------------------------------------------

     Net pension cost for 1995, 1994 and 1993 included the following components:

--------------------------------------------------------------------------------
                                               1995          1994          1993
--------------------------------------------------------------------------------
Service cost during the period              $ 1,193       $   987       $   806
Interest cost on projected
  benefit obligation                          1,053           989           900
Actual return on plan assets                 (2,762)           72        (1,103)
Net amortization and deferral                 1,580        (1,250)         (116)
                                              -----        ------          ----
Net periodic pension cost                   $ 1,064       $   798       $   487
                                            =======       =======       =======
--------------------------------------------------------------------------------

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations was 7.0% for both 1995 and 1994. The expected long-term rate of return on assets was 8.0% for both 1995 and 1994.

Thrift Incentive Plan

     The Company also has a Contributory Thrift Incentive Plan, covering substantially all permanent employees after completion of one year of service. The Company matches employee contributions based on a predetermined formula and may make additional discretionary contributions. The total expense for 1995, 1994 and 1993 was $659 thousand, $620 thousand and $462 thousand, respectively.

Profit Sharing Employee Stock Ownership Plan

     In 1989 the Company also adopted a Profit Sharing Employee Stock Ownership Plan which is designed to invest primarily in Common Stock of the Company. Substantially all employees are eligible for the Plan following one year of service. Employees may not make contributions to the Plan but may receive a discretionary contribution from the Company based on their pro rata share of eligible compensation. For 1995, 1994 and 1993 the Directors voted to contribute 3%, 5% and 9% of eligible compensation, respectively. The approximate expense of this contribution for 1995, 1994 and 1993 was $850 thousand, $1.4 million and $2.1 million, respectively.

Stock Option Plans

     The Company has adopted a Stock Option and Stock Appreciation Rights Plan for key employees. The maximum number of shares which may be granted under the Plan is 1,670,000 shares, of which 1,454,130 options were outstanding and 190,038 shares had been issued upon the exercise of stock options cumulatively through December 31, 1995. All options have been issued at not less than fair market value at the date of grant and expire 10 years (10 years plus one month in the case of non-qualified options) from the date granted. In addition, the Plan authorizes the Company to issue stock appreciation rights (SARs) to optionees under certain terms and conditions.

     During 1995 the Company granted employees options to purchase 399,139 shares of common stock at $21.00 per share. During 1994 the Company granted options to purchase 487,436 shares of common stock at between $12.88 and $14.75 per share.

     The Company has adopted a Stock Option Plan for nonemployee directors. The maximum number of shares which may be granted under the plan is 75,000 shares, of which 18,000 options, all of which were granted in 1995 at $13.63 per share, were outstanding and -0- shares had been issued upon the exercise of the stock options cumulatively through December 31, 1995. All options have been issued at not less than fair market value at the date of grant and expire 10 years from date of grant.

     A summary of option activity follows:

--------------------------------------------------------------------------------
                                                          Year Ended December 31,
--------------------------------------------------------------------------------
                                                  1995                      1994
--------------------------------------------------------------------------------
Outstanding at beginning of period                    1,135,683          817,256
Granted during the year                                 417,139          487,436
Cancelled during the year                                24,902           72,133
Exercised during the year                                73,790           96,876
Outstanding at end of period                          1,454,130        1,135,683
Exercisable at end of period                            636,029          249,873
Average price of options exercisable                  $    9.73        $    6.70
Price range of options                           $2.75 - $21.00   $2.75 - $14.75
Average price of options outstanding                  $   13.36        $   10.31
SARs outstanding at end of period                         2,500            2,500
--------------------------------------------------------------------------------

Employee Stock Purchase Plan

     The Company also has adopted an Employee Stock Purchase Plan covering all full-time employees with one year of service. The maximum number of shares which may be issued under the Employee Stock Purchase Plan is 676,000 shares. Employees have the right to authorize payroll deductions up to 10% of their salary. As of December 31, 1995, 300,318 shares had been purchased under this plan.

Supplemental Retirement Plans

     During 1990 the Company adopted supplemental retirement plans for several key officers. These plans were designed to offset the impact of changes in the Pension Plan which reduced benefits for highly paid employees. The cost of these plans was $ 537 thousand, $342 thousand and $512 thousand for 1995, 1994 and 1993, respectively.

Postretirement Benefits Other Than Pensions

     The Company sponsors a postretirement benefit program which provides medical coverage and life insurance benefits to employees and directors who meet minimum age and service requirements. Active employees and directors accrue benefits over a 25 year period.

     The Company recognizes costs related to post retirement benefits under the accrual method, which recognizes costs over the employee's period of active employment. The impact of adopting SFAS No. 106 is being amortized over a twenty year period beginning January 1, 1993.

     The following reconciles the program's funded status with amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1995 and 1994

--------------------------------------------------------------------------------
                                                              1995         1994
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Retirees                                                   $ 1,840      $ 1,994
Fully eligible active program participants                     311          463
Other active program participants                              542        1,255
                                                               ---        -----
                                                             2,693        3,712
Plan assets                                                   --           --
                                                            ------       ------
Accumulated postretirement benefit obligation in
    excess of plan assets                                    2,693        3,712
Unrecognized net gain                                          485            5
Unrecognized prior service cost                             (2,290)      (3,062)
                                                            ------       ------
Accrued postretirement benefit cost included
    in other liabilities                                   $   888      $   655
                                                           =======      =======
--------------------------------------------------------------------------------



     Net postretirement benefit cost for the year ended December 31, 1995, 1994 and 1993 included the following components:

--------------------------------------------------------------------------------
                                                      1995       1994       1993
--------------------------------------------------------------------------------
Service cost                                          $ 29       $ 73       $ 72
Interest cost                                          187        242        242
Amortization of accumulated
    postretirement obligation                          141        170        170
                                                       ---        ---        ---
Net periodic postretirement benefit cost              $357       $485       $484
                                                      ====       ====       ====
--------------------------------------------------------------------------------

     For measurement purposes, an 8% annual rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) was assumed in 1995 and 1994. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by one percentage point would increase the accumulated postretirement benet obligation as of December 31, 1995 by $151 thousand and the aggregate of the service and interest cost components of net periodic post retirement benefit cost for the year ended December 31, 1995 by $10 thousand.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7% in 1995 and 1994. Currently, the Company pays retiree benefit premiums directly on a monthly basis rather than through a formal funded trust. Consequently, the postretirement benefit program neither requires nor has any plan assets.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", issued in December 1991 and effective beginning with 1992 financial statements, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the Company's fair values should not be compared to those of other banks.

     Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market value of the Company. For certain assets and liabilities, the information required under SFAS No. 107 is supplemented with additional information relevant to an understanding of the fair value. Also, fair values are presented for certain assets that are not financial instruments under the definition in SFAS No. 107.

     The following describes the methods and assumptions used by the Company in estimating the fair values of financial instruments and certain non-financial instruments:

     CASH AND CASH EQUIVALENTS, INCLUDING CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN BANKS AND FEDERAL FUNDS SOLD. For these cash and cash equivalents, which have maturities of 90 days or less, the carrying amounts reported in the balance sheet approximate fair values.

     SECURITIES AVAILABLE FOR SALE AND LOANS HELD FOR SALE. Fair values, including fair values of mortgage-backed securities, are based on quoted bid market prices, where available. Where quoted market prices for an instrument are not available, fair values are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instrument being valued. Fair values are calculated based on the value of one unit without regard to premiums or discounts that might result from selling all of the Company's holdings of a particular security in one transaction.

     LOANS AND LEASES. The fair values of commercial, commercial real estate, residential real estate, and certain consumer loans are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar quality.

     For certain variable-rate consumer loans, including home equity lines of credit and credit card receivables, carrying value approximates fair value. This method of estimating the fair value of the credit card portfolio excluded the value of the ongoing customer relationships, a factor which can represent a significant premium over book value.

     Lease financing receivables are similar to loans in many respects, fair values are provided and were estimated using the methodologies used for the loan portfolio.

     For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting cash flows at a rate commensurate with the risk associated with those cash flows.

     MORTGAGE SERVICING RIGHTS. The fair value of the Company's mortgage servicing rights is based on the expected present value of future mortgage servicing income, net of estimated servicing costs.

     INTEREST AND DIVIDENDS RECEIVABLE. The carrying amount of interest and dividends receivable approximates its fair value.

     DEPOSITS. The fair value of deposits with no stated maturity is equal to the carrying amount. The fair value of time deposits is based on the discounted value of contractual cash flows, applying interest rates currently being offered on the deposit products of similar maturities.

     The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding ("deposit base intangibles").

     BORROWINGS, INCLUDING FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON, SUBORDINATED CAPITAL NOTES AND OTHER BORROWINGS. The fair value of the Company's long-term borrowings is estimated based on quoted market prices for the issues for which there is a market, or by discounting cash flows based on current rates available to the Company for similar types of borrowing arrangem ents. For short-term borrowings that mature or reprice in 90 days or less, carrying value approximates fair value.



      OFF-BALANCE SHEET INSTRUMENTS:

     INTEREST RATE EXCHANGE AGREEMENTS. Fair values for interest rate exchange agreements are based on established pricing models.

     COMMITMENTS TO ORIGINATE LOANS AND COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT. In the course of originating loans and extending credit and standby letters of credit, the Company will charge fees in exchange for its lending commitment. While these commitment fees have value, the Company has not estimated their value due to the short-term nature of the underlying commitments.

     FORWARD COMMITMENTS TO SELL LOANS. The fair value of the Company's forward commitments to sell loans reflects the value of origination fees and excess servicing recognizable upon sale of loans net of any cost to the Company if it fails to meet its sale obligation. Of the $128.0 million of forward sales commitments at December 31, 1995, the Company had $71.9 million available to sell at that date as well as sufficient loan originations subsequent to December 31, 1995 to fulfill the commitments. Consequently, the Company has no unmet sales obligation to value and due to the short-term nature of the commitments has not estimated the value of the fees and servicing.

     LOANS SERVICED WITH RECOURSE. Under certain of the Company's servicing arrangements with investors, the Company has recourse obligation to those serviced loan portfolios. In the event of foreclosure on a serviced loan, the Company is obligated to repay the investor to the extent of the investor's remaining balance after application of proceeds from the sale of the underlying collateral. To date, losses related to these recourse arrangements have been insignificant and while the Company cannot project future losses, the fair value of this recourse obligation is deemed to be likewise insignificant.


A summary of the fair values of the Company's significant financial instruments and certain non-financial instruments at December 31, 1995 and 1994 follows:

----------------------------------------------------------------------------------------------------------------
                                                                        1995                    1994
----------------------------------------------------------------------------------------------------------------
                                                             CARRYING        FAIR      Carrying          Fair
                                                              VALUE          VALUE       Value          Value
----------------------------------------------------------------------------------------------------------------
On-Balance Sheet Assets and Liabilities
Assets:
    Cash and cash equivalents                               $  182,408    $  182,408    $  130,476    $  130,476
    Securities available for sale                              485,218       485,218       429,003       429,003
    Loans held for sale                                         70,979        71,872        11,092        11,163
    Loans and leases                                         2,168,499     2,220,318     2,047,794     2,006,506
    Mortgage servicing rights                                   20,309        22,140        17,275        21,052
    Interest and dividend receivable                            21,634        21,634        18,929        18,929

Liabilities:
    Deposits (with no stated maturity)                      $1,237,861    $1,237,861    $1,051,441    $1,051,441
    Time deposits                                            1,124,104     1,141,268     1,012,326       991,665
    Borrowings                                                 412,816       414,000       461,387       452,689
    Interest payable                                             4,762         4,762         4,099         4,099
----------------------------------------------------------------------------------------------------------------

18. MERGERS AND ACQUISITIONS (UNAUDITED)

Completed During 1995 and 1994

     On July 1, 1995, Bankcore, Inc. ("Bankcore"), the New Hampshire based holding company for North Conway Bank, was acquired and North Conway Bank merged into Portsmouth. At the time of the acquisition, Bankcore had $132.8 million in total assets and shareholders' equity of $17.8 million. The Bankcore acquisition was treated as a purchase for accounting purposes, and, accordingly, the Company's financial statements reflect the acquisition from the time of purchase only. As a result of the transaction, $3.4 million in goodwill was created and is being amortized over 15 years.

     On June 15, 1995, the Company purchased all the branches and associated deposits, as well as certain loans, of Fleet Bank of Maine located in Aroostook County, Maine. Five of the seven Branches purchased were merged with and into existing branches of the Bank. The purchase resulted in the transfer of $46.1 million in deposits and $17.1 million in loans.

     On July 31, 1994, Mid Maine Savings Bank, F.S.B. ("MMSB"), headquartered in Auburn, Maine, was merged into the Bank, and was accounted for under the pooling-of-interest method. Accordingly, the consolidated financial statements of the Company have been restated to reflect the acquisition at the beginning of each period presented. At July 31, 1994, MMSB had total assets of $170.5 million and total shareholders' equity of $11.4 million. Substantially concurrently with the merger of MMSB into the Bank, the Bank sold all the assets and liabilities relating to MMSB's Hampton (New Hampshire) Division to Portsmouth.

Pending at December 31, 1995

     On September 29, 1995 and amended as of October 31, 1995, the Company entered into an agreement with Shawmut Bank NH ("Shawmut") to acquire five branches of Shawmut (the "Branch Acquisition"). The purchase will result in the transfer of approximately $212 million in loans to the Company and its assumption of approximately $160 million in deposits. The purchase was completed during the first quarter of 1996.

     On October 25, 1995, the Company, First Coastal and the Bank of New Hampshire Corporation ("BNHC") entered into an Agreement and Plan of Merger (the "Agreement"), pursuant to which, among other things, First Coastal will merge into BNHC (the "Merger"). Simultaneous with the Merger, each share of common stock of BNHC will be converted into and represent the right to receive two shares of common stock of the Company. At December 31, 1995, BNHC had 4,064,156 shares of common stock outstanding. At December 31, 1995, BNHC had total assets of $977.8 million and total shareholders' equity of $84.5 million. Consummation of the Merger is subject to, among other things, the receipt of all necessary regulatory and shareholder approvals. The Merger is expected to be accounted for as a pooling of interests and to be completed during the second quarter of 1996.

The following pro forma condensed balance sheet was prepared as if the pending acquisitions noted above had been completed at December 31, 1995.

--------------------------------------------------------------------------------------------------------------------------
                                                                            December 31, 1995
--------------------------------------------------------------------------------------------------------------------------
                                                                                 Branch         Pro Forma       Pro Forma
                                                    PHFG          BNHC         Acquisition     Adjustments      Combined
--------------------------------------------------------------------------------------------------------------------------
Assets:
Investments(1)                                  $  543,473      $323,430        $(31,265)       $     0         $  835,638
Total loans and leases, net                      2,168,499       549,043         212,358              0          2,929,900
Other assets                                       366,697       105,363          19,330              0            491,390
                                                ----------      --------        --------        -------         ----------
        Total assets                            $3,078,669      $977,836        $200,423              0         $4,256,928
                                                ==========      ========        ========        =======         ==========
Liabilities and equity:
Deposits                                        $2,361,965      $837,726        $160,056              0         $3,359,747
Borrowings                                         412,816        44,116          40,000              0            496,932
Other liabilities                                   33,420        11,537             367          1,802             47,126
                                                ----------      --------        --------        -------         ----------
        Total liabilities                        2,808,201       893,379         200,423          1,802          3,903,805
                                                ----------      --------        --------        -------         ----------
Shareholders' equity                               270,468        84,457               0         (1,802)           353,123
                                                ----------      --------        --------        -------         ----------
Total liabilities and shareholders equity       $3,078,669      $977,836        $200,423        $     0         $4,256,928
                                                ==========      ========        ========        =======         ==========
--------------------------------------------------------------------------------------------------------------------------
(1) Includes federal funds sold
--------------------------------------------------------------------------------------------------------------------------

The following pro forma condensed consolidated statement of operations was prepared as if the pending and completed acquisitions noted above had all been completed at January 1, 1995.
------------------------------------------------------------------------------------------------------------------------------------
                                                                            Year Ended December 31, 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Branch                          Pro Forma         Pro Forma
                                               PHFG          BNHC     Acquisition     Bankcore(1)       Adjustments       Combined
------------------------------------------------------------------------------------------------------------------------------------
Interest income                            $  235,599     $  70,926     $16,449         $4,393          $     0          $  327,367
Interest expense                              111,063        23,831      11,567          2,226                0             148,687
                                           ----------     ---------     -------         ------          -------          ----------
Net interest income                           124,536        47,095       4,882          2,167                0             178,680
Provision for loan losses                       2,430         1,800           0            109                0               4,339
                                           ----------     ---------     -------         ------          -------          ----------
Net interest income after
  provision for loan losses                   122,106        45,295       5,116          2,058                0             174,575
Noninterest income                             21,826        10,130         301          1,007                0              33,264
Non-interest expense (2)                       92,657        38,839       1,884          2,390           (3,667)            132,103
                                           ----------     ---------     -------         ------          -------          ----------
Income before income taxes                     51,275        16,586       3,299            675            3,667              75,502
Income tax expense                             17,243         6,132       1,155           (115)           1,283              25,698
                                           ----------     ---------     -------         ------          -------          ----------
Net income                                     34,032        10,454     $ 2,144         $  790          $ 2,384              49,804
                                           ==========     =========     =======         ======          =======          ==========
Earnings per common share                  $     2.05     $    2.57                                                      $     2.02
Average shares outstanding                 16,569,063     4,064,165                                                      24,697,393
------------------------------------------------------------------------------------------------------------------------------------

(1) Reflects the operations of Bankcore for the six months ended June 30, 1995; subsequent to June 30, 1995 the operations of
    Bankcore are included in the operations of PHFG.
(2) The operations of BNHC include nonrecurring charges of $3.7 million related to the Merger eliminated for pro forma presentation.
------------------------------------------------------------------------------------------------------------------------------------

This unaudited pro forma information may not be indicative of the results that would actually have occurred if the combination had been in effect on the dates indicated or which may obtained in the future. The pro forma information does not give effect to anticipated cost savings in connection with the Merger and the Branch Acquisition.


19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------------
                                                                  1995                                       1994
------------------------------------------------------------------------------------------------------------------------------------
                                                 FIRST     SECOND      THIRD     FOURTH     First     Second      Third      Fourth
                                               QUARTER     QUARTER    QUARTER    QUARTER  Quarter     Quarter    Quarter    Quarter
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                $ 55,025    $ 57,197    $61,509   $61,868   $44,704   $ 47,483    $50,759   $ 53,451
Interest expense                                 25,213      27,137     29,203    29,510    20,880     21,051     21,943     23,401
Provision for loan losses                           580         590        630       630     1,001        751        -0-        105
Net interest income after
  provision for loan losses                      29,232      29,470     31,676    31,728    22,823     25,681     28,816     29,945
Noninterest income                                4,588       5,288      6,035      5,79     5,269      4,434      4,830      4,371
Net gains (losses) on sales of
  securities and consumer loans                     (92)        (53)        39       222       427        (42)         2       (773)
Noninterest expenses                             22,924      22,691     23,509    23,533    21,494     21,752     24,160     23,353
Income before income taxes                       10,804      12,014     14,241    14,216     7,025      8,321      9,488     10,190
Income tax expense                                3,540       4,094      4,902     4,707     2,179      2,458      1,941      3,009
Net income                                        7,264       7,920      9,339     9,509     4,846      5,863      7,547      7,181
Earnings per share                             $   0.44    $   0.49    $  0.55   $  0.56      0.29   $   0.35    $  0.45   $   0.43
------------------------------------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT



The Board of Directors
Peoples Heritage Financial Group, Inc.:


We have audited the accompanying consolidated balance sheets of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company changed its method of accounting for mortgage servicing rights effective January 1, 1995.








January 17, 1996
Boston, Massachusetts

[text for 52, 53, 54 & 55 intentionally omitted]

SHAREHOLDER INFORMATION

ANNUAL MEETING

     The 1996 Annual Meeting of the Shareholders of Peoples Heritage Financial Group, Inc. will be held at 10:30 a.m. on Tuesday, April 23, 1996 at the Portland Marriott at Sable Oaks, 200 Sable Oaks Drive, South Portland, Maine.

CORPORATE HEADQUARTERS

      One Portland Square, Portland, Maine

      Mail Address:  P.O. Box 9540, Portland, ME  04112-9540



      Contact: Brian S. Arsenault,

      Corporate Communications Officer

      (207)761-8517 * 1-800-462-3666

              or

      Peter J. Verrill,

      Executive Vice President, Chief Operating Officer and Chief Financial

Officer

      (207)761-8507

STOCK LISTING

     Peoples Heritage Financial Group, Inc. is traded over the counter on the NASDAQ National Market System under the symbol: PHBK.

FORM 10-K AND OTHER REPORTS

     Peoples Heritage will send a copy of its 1995 Annual Report on Form 10-K to shareholders upon request. Requests should be addressed to Investor Relations at the Corporate Headquarters.

TRANSFER AGENT

     Shareholder inquiries regarding change of address or title should be directed to:

      Chemical Mellon Securities Transfer Services
      450 West 33rd Street, 15th Floor, New York, New York  10001
      Phone: 1-800-526-0801

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      KPMG Peat Marwick LLP
      99 High Street, Boston, MA  02110

RESEARCH COVERAGE

     Recent research coverage on Peoples Heritage Financial Group, Inc. is available from Salomon Brothers, Inc., Maine Securities Corp., Legg Mason Wood Walker, Inc., Keefe, Bruyette & Woods, Inc., Friedman Billings Ramsey & Co., Merrill, Lynch, Pierce, Fenner & Smith, Inc., H. C. Wainwright & Co., First Albany Corp. and Tucker Anthony, Inc.

MARKET MAKERS

     The following companies have generally been market makers for Peoples Heritage Financial Group, Inc. Common Stock as of December 31, 1995:



      Advest, Inc.
      A.G. Edwards & Sons, Inc.
      Bear, Stearns & Co., Inc.
      Dean Witter Reynolds, Inc.
      First Albany Corporation
      Friedman Billings Ramsey & Co.
      Herzog, Heine, Geduld, Inc.
      Keefe, Bruyette & Woods, Inc.
      Knight Securities, L.P.
      Legg Mason Wood Walker, Inc.
      Livada Securities, Inc.
      Macallister Pitfield Mackay
      Merrill Lynch, Pierce, Fenner
      Morgan Stanley & Co., Inc.
      Nash Weiss/Div. of Shatkin Inv.
      PaineWebber, Inc.
      Prudential Securities Inc.
      Ryan Beck & Co., Inc.
      Salomon Brothers, Inc.
      Sherwood Securities Corp.
      Smith Barney, Inc.
      Troster Singer Corp.
      Tucker Anthony Incorporated

COMMON STOCK PRICES

     Market prices for Peoples Heritage Financial Group, Inc.'s common stock and dividends declared per quarter during 1995 and 1994 are as follows:

------------------------------------------------------------------------------
                        Dividends Declared Per             Market Price
1995 Quarters            Share During Quarter             High       Low
------------------------------------------------------------------------------
First                           $.11                    $14        $11 3/4
Second                           .13                     16 3/4     12 3/8
Third                            .13                     20 1/2     15 1/4
Fourth                           .15                     22 7/8     18 1/4

1994 Quarters
------------------------------------------------------------------------------
First                           $.00                    $12 1/2    $10 1/8
Second                           .06                     14         10 1/8
Third                            .08                     15         12 1/4
Fourth                           .10                     15 1/8     10 3/8
------------------------------------------------------------------------------

As of December 31, 1995, the Company had approximately 4,288 shareholders of record of the 16,944,158 shares outstanding. These numbers do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.