Form 10-K405, Exhibit 13
period 1996-12-31
PEOPLES HERITAGE FINANCIAL GROUP INC
filed 1997-03-31
CIK 829750

                                   EXHIBIT 13

                    Along the road to success               1996
                    --------------------------------------------
                    Peoples Heritage
                    Financial Group, Inc.          Annual Report

Maine
New Hampshire
Massachusetts

                  [ GRAPHIC OF MAP AND THREE INSTANT PHOTOS ]

AT PEOPLES HERITAGE,

we know how to get where we're going. With our community banking approach and successful expansion strategy, Peoples Heritage continues to grow and prosper. In 1996 we not only virtually doubled our asset size, but expanded our market share and earnings potential. All while generating record-breaking earnings for the third consecutive year.


                                Table of Contents
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS                                                           1

LETTER TO SHAREHOLDERS                                                         2

MARKETS                                                                        4

PERFORMANCE                                                                    4

STRATEGY                                                                       6

COMMUNITY BANKING SERVICES                                                     9

SELECTED 5-YEAR CONSOLIDATED
FINANCIAL AND OTHER DATA                                                      11

MANAGEMENT'S DISCUSSION
AND ANALYSIS                                                                  12

FINANCIAL STATEMENTS                                                          30

CORPORATE DIRECTORY                                                           55

--------------------------------------------------------------------------------

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.
       Peoples Heritage Financial Group, Inc. is the banking and financial services holding company for Peoples Heritage Bank,
                    Bank of New Hampshire, and Family Bank.

--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

1996 was our third consecutive record earnings year at Peoples Heritage. Our annual net earnings were up 18% over 1995's record net earnings.

         Just as importantly, we achieved these results while meeting the challenges of two major bank acquisitions, Bank of New Hampshire and Family Bank. As with all of our previous acquisitions, our successful expansion was both prudent and profitable. We delivered a strong financial performance across the board, while expanding our market area, increasing our earnings potential, and positioning Peoples Heritage for continued growth.

Earnings Per Share                                               Strong Margins

[BAR CHART 1 OF EARNINGS PER SHARE]                                  [BAR CHART 2 OF STRONG MARGINS]


Dear Shareholders:
--------------------------------------------------------------------------------

"In achieving both growth and profitability, we set earnings records for a third consecutive year and realized impressive performance across a wide range of financial measurements."

[ PHOTO ]

Net Income

[BAR CHART FOR NET INCOME]

         1996 was yet another record-breaking year at Peoples Heritage. In addition to achieving record earnings, we virtually doubled our asset size through growth and acquisitions to become the fifth largest bank in New England.

         While expanding in Maine, we grew to become a three-state holding company with over half our assets outside the state. Building on our successful record of acquisitions, we significantly expanded our presence in New Hampshire to become the Granite state's number three bank to complement our number two market position in Maine. We also entered a vital new market in northern Massachusetts.

         In achieving both growth and profitability, we set earnings records for a third consecutive year and realized impressive performance across a wide range of financial measurements. Our performance is moving us into the top tier of American banks. At the same time, we have significantly expanded our earnings potential through our broadened presence in the more vibrant economies of New Hampshire and Massachusetts.

         Our 1996 acquisitions of Bank of New Hampshire and Family Bank, represented a natural extension of our market, and a natural fit for our growth strategy. Peoples Heritage is committed to our customers and our community banking approach. We understand and appreciate the value of community involvement, local decision making, and a deep awareness of local banking needs.

         In addition to being strong-performing banks, both Bank of New Hampshire and Family Bank share long histories of personal service and community involvement. As part of our community banking approach, both banks are keeping their management teams, keeping their bank names, and subsequently, keeping their loyal customers who want to continue banking at their local bank with the people they know and trust. It's a proven business approach that sets Peoples Heritage apart from other banks in our markets -- and has helped make us one of New England's fastest growing banks.

         To ensure that we rapidly achieve profitability and efficiencies through our acquisitions, we are consolidating operations activities at our state-of-the-art operations facility in Maine. With the larger resources of Peoples Heritage behind them, our New Hampshire and Massachusetts banks are revitalizing their consumer and commercial lending. Additionally, we are sharing successful banking products and services throughout the holding company to realize efficiencies and leverage the best each bank has to offer.

         As part of our strategy to enhance shareholder value during our acquisitions, we completed a "Dutch Auction" self tender offer and repurchased
2.5 million shares of our Common Stock in 1996, in addition to the 751,600 shares repurchased in 1995.

         Looking ahead, we will stay open to new business opportunities as they arise. We will seek to attract and retain new customers as the potential for disruptions from branch closings and cutbacks at other financial institutions in our market areas continues. Above all, we will maintain our commitment to our community banking focus and enhancing shareholder value.

         Management can seek to expand our company, develop new lines of business, and define the strategies critical to our success. However, it is the daily efforts of our dedicated employees that give life to those decisions and make them a reality. I wish to thank all of our valued employees, as well as our loyal customers and shareholders, as we look to the future and new opportunities for success.

Sincerely yours,

/s/ William J. Ryan

William J. Ryan
Chairman, President and
Chief Executive Officer

--------------------------------------------------------------------------------
                    ALONG THE ROAD IN                  MAINE

                    As Maine's own in-state bank, we
                    understand the needs of our customers
                    and deliver the kinds of products and
                    services that fit our customers' lives.
                    From our mortgage leadership to our new
                    supermarket branches to our Sunday
                    hours, we're constantly striving to
                    serve our customers better. Peoples
                    Heritage Bank holds the number two
                    market position in Maine with 66
                    branches throughout the state and $2.64
                    billion in assets.

                         66 BRANCHES THROUGHOUT MAINE

                         NO. 2 MARKET POSITION

                         $2.64 BILLION IN ASSETS

                    [ 2 PHOTOS ]
--------------------------------------------------------------------------------

MARKETS

Peoples' market share continues to expand through acquisitions and growth. When 1995 ended, Peoples Heritage had total assets of just over $3 billion. At the end of 1996, we had expanded to $5.4 billion in assets with a banking system that stretches from northern Maine to northeastern Massachusetts, encompassing 132 banking offices operating as Peoples Heritage Bank, Bank of New Hampshire and Family Bank.

[GRAPHIC OF MAINE]

PERFORMANCE

With record earnings for a third consecutive year, Peoples Heritage Financial Group is moving into the top tier of the region's and nation's banks. Our performance numbers also reflect our ability to make profitable, sound acquisitions.

RECORD EARNINGS - In 1996, Peoples Heritage achieved record annual net earnings of $52.5 million, or $2.10 per share, even after merger-related costs were expensed in the period. Net earnings were up 18% over 1995's record net earnings of $44.5 million, or $1.80 per share.

RECORD DEPOSITS - In 1996, we increased our deposits to $4.2 billion from $3.2 billion at the end of 1995 -- an increase of 31%. Our strong increase was a result of our

                                        [ 5 PHOTOS ]

profitable acquisition strategy as well as our continued market share growth in Maine.

STRONG MARGINS - Our diversified portfolio of consumer and commercial loans and foundation of core deposits enabled us to maintain a strong 4.7+% net interest margin for 1996, stable with 1995.

MORE LOANS - Net loans and leases increased 32% in 1996, from $2.7 billion to $3.6 billion. Our results reflect the impact of our successful marketing efforts, core growth, and growth from acquisitions.

INCREASED FEE INCOME - Fee income increased 20% in 1996. We attribute this growth to a variety of factors including our rapidly growing Trust Services, customer fees, strength in mortgage originations, and our mortgage servicing income which includes $3.2 billion of mortgages we service for others.

INCREASED DIVIDEND - More than 30 cents of every net dollar earned in 1996 was returned to shareholders as dividend. Following the fourth quarter of 1996, we increased the quarterly dividend to 18 cents per share, up from 17 cents per share the previous quarter, and from 16 cents per share for the same quarter a year ago.

RETURN ON ASSETS - Our Return on Average Assets (ROA) reached an annual historic high of 1.21%, up from 1.16% in 1995. Our ROA performance puts us on par with some of America's best banks.

RETURN ON EQUITY - Our Return on Average Equity reached 14.41% in 1996, as compared to 13.53% in 1995 -- another historic high.

STRONG ASSET QUALITY - Asset quality improved markedly in 1996. We reduced nonperforming

--------------------------------------------------------------------------------
                    ALONG THE ROAD IN          NEW HAMPSHIRE

                    In 1996, Bank of New Hampshire became a
                    part of Peoples Heritage Financial Group and was combined with our previous New Hampshire bank, The First National Bank of Portsmouth. We also acquired five Shawmut Bank of New Hampshire branches in the past year with $160 million in deposits. As a result, we now enjoy the number three market position in New Hampshire with 44 branches and $1.77 billion in assets

                         44 BRANCHES THROUGHOUT
                         NEW HAMPSHIRE

                         NO. 3 MARKET POSITION

                         $1.77 BILLION IN ASSETS

                    [ 2 PHOTOS ]
--------------------------------------------------------------------------------

assets to 1.01% of total assets, down from 1.40% in 1995, and down from 2.1% in 1994 -cutting nonperforming asset ratio in half in just two years.

RESERVE COVERAGE -- Peoples Heritage achieved nearly a 160% ratio of reserves to nonperforming loans. Our more than adequate coverage reflects our prudent management style.

STRATEGY

Our growth in New Hampshire and expansion into Massachusetts provides us with a larger and more vigorous economy than Maine alone. Of course, we also strengthened our ability to earn and reward shareholders. By continuing a community banking approach in new market areas, we can continue building on our success.

COMMUNITY BANKING - At the heart of everything we do, community banking is the fundamental strategy behind our expansion.

NONPERFORMING ASSETS                                             COVERAGE RATIO


[BAR CHART FOR NONPERFORMING ASSETS]                             [BAR CHART FOR COVERAGE RATIO]


                                        [ 5 PHOTOS ]

With our newly acquired banks, we're expanding our community banking approach by retaining the acquired banks' names, local management and customer contact staff to continue to provide personal customer service. Local decision making will also be maintained supported by our strategic business units and strong performance expectations.

UNIQUE MARKET POSITION - With our lending expertise and systems, Peoples Heritage is smartly positioned with the ability to serve the large segment of commercial borrowers that big banks tend to ignore, and smaller banks can't handle.

GROWTH AND PROFITABILITY - Peoples has demonstrated a history of intelligent, profitable acquisitions. Our latest acquisitions are no exception -- in the higher growth region of northern Massachusetts and in New Hampshire which boasts New England's fastest growing economy.

OPERATIONAL EFFICIENCIES - Peoples' strong operations continued to improve in 1996. With our recent acquisitions, we achieved efficiencies by consolidating "back room" functions including operations, accounting and finance, legal and human resources.

BUILDING ON OUR STRENGTHS - With our expanded resources, we are able to share successful products and ideas throughout our system. For example, we recently took a successful checking product from Family Bank to Peoples, and took a popular CD product from Peoples to Bank of New Hampshire.

EXPANDED ATM NETWORK - To make banking as convenient as possible for our customers, we are

--------------------------------------------------------------------------------
                    ALONG THE ROAD IN          MASSACHUSETTS

                    Family Bank joined the Peoples family at the end of 1996 with the acquisition of its parent company, Family Bancorp. Family Bank enjoys the top market position in most of the local communities it serves. This valuable acquisition extends Peoples' presence and community banking approach into northeastern Massachusetts. Family Bank adds 17 branches in northeastern Massachusetts, five in southern New Hampshire, and $1.01 billion in assets.

                         17 BRANCHES IN NORTHEASTERN
                         MASSACHUSETTS

                         5 BRANCHES IN SOUTHERN
                         NEW HAMPSHIRE

                         $1.01 BILLION IN ASSETS

                    [ 2 PHOTOS ]
--------------------------------------------------------------------------------

continuing to expand our ATM network with new machines in supermarkets, banking centers and at freestanding locations throughout our market area.

GROWING PHONE BANK - Driven by strong demand, our telephone banking service grew significantly in 1996. We now have 70 professionals and an automated response unit responding to over 300,000 calls each month. So customers from all three banks can check balances, originate a consumer loan, or determine recent account activity. They can take advantage of our automated services or talk to a person -- we're always there to help.

EXPANDED SUPERMARKET BANKING - Our customers really appreciate the ability to bank where they shop. In 1996, we opened four new supermarket banking centers in Maine. And with our experience and success, we're now laying the groundwork for new supermarket

DIVIDEND BY YEAR                                                RETURN ON ASSETS

[BAR CHART FOR DIVIDEND BY YEAR]                                [BAR CHART FOR RETURN ON ASSETS]


                                        [ 5 PHOTOS ]

banking centers in New Hampshire and Massachusetts. It's all part of our strategy to continue our customer-driven approach in new markets.

SUNDAY HOURS - Being a community bank means being there for our customers -- even on Sundays. We offer Sunday hours and expanded Saturday and weekday hours at numerous branches throughout our market areas and at all supermarket banking centers.

INCENTIVE COMPENSATION - Delivering superior customer service requires the commitment and support of employees at every level. That's why all employees, from tellers to top management, operate under incentive-based compensation.

COMMUNITY BANKING
SERVICES

At Peoples Heritage, community banking means more than personal service. Being a true community bank means providing a range of banking services which encompass all the business and consumer needs of the markets we serve.

MORTGAGE LENDING - Peoples is the 70th largest mortgage originator in the nation -- up doubled digits from a year ago. We're the number one mortgage originator in Maine, the second largest mortgage originator in New Hampshire, and we're re-introducing mortgage lending at Family Bank. In addition, we service over $3.2 billion of mortgages for others.

CONSUMER LENDING - Our successful consumer lending program includes home equity loans, indirect auto loans, and manufactured housing loans.

COMMERCIAL LENDING - With the acquisitions of Bank of

New Hampshire and Family Bank, our commercial lending program is benefiting from the more vigorous economies of New Hampshire and Massachusetts. In 1996, we also assembled a team of experienced asset-based lending specialists to bring asset-based lending services to all our markets.

CASH MANAGEMENT SERVICES - In 1996, the Cash Management Department at Peoples Heritage Bank introduced a new on-line banking product to improve service and attract and retain commercial customers.

PUBLIC FINANCE - Revitalized two years ago, our growing Public Finance Department provides investment and loan products to northern New England's cities, towns and other public bodies. The Department contributed $2.2 million to our bottom line in 1996, while adding resources to service our new market areas.

LEASING SERVICES - Our equipment leasing services expand our Public Finance offerings and broaden the services we provide to our commercial customers. We're now providing leasing throughout our three-state region.

INVESTMENT SERVICES - With the acquisition of Bank of New Hampshire, we added the resources of their 100-year-old Trust department with $1.4 billion under management and another $1 billion in corporate trust assets. This strengthens our capabilities in Maine with a Trust department with $600 million under management with a like amount of corporate trust assets. We also plan to bring Trust services to Family Bank this year. In addition, we added Private Banking to our range of services in Maine in 1996.

         AT PEOPLES HERITAGE, OUR ROAD TO SUCCESS RUNS RIGHT THROUGH THE COMMUNITIES OF NORTHERN NEW ENGLAND. AFTER ALL, COMMUNITY BANKING IS AT THE HEART OF WHAT MAKES US UNIQUE IN OUR MARKETS. BY STAYING CLOSE TO OUR CUSTOMERS AND CLOSE TO OUR COMMUNITIES, WE ONCE AGAIN ACHIEVED RECORD ANNUAL EARNINGS AND BUILT ON OUR SUCCESS.

         TO US, COMMUNITY BANKING MEANS UNDERSTANDING THE NEEDS OF OUR CUSTOMERS IN ALL THE MARKETS WE SERVE -- AND OFFERING THE KINDS OF INNOVATIVE PRODUCTS AND SERVICES THAT FIT THEIR LIVES AND MAKE BANKING EASIER AND MORE CONVENIENT. IT IS OUR COMMUNITY BANKING PHILOSOPHY WHICH HAS GUIDED US THROUGH OUR HISTORY OF SUCCESSFUL ACQUISITIONS. IT HAS ENABLED US TO GROW BOTH PRUDENTLY AND PROFITABLY. IT HAS ALLOWED US TO DELIVER FOR OUR CUSTOMERS, AND IN TURN, OUR SHAREHOLDERS.

         AS WE LOOK TO THE ROAD AHEAD, WE WILL CONTINUE TO SEEK BETTER WAYS TO SERVE OUR CUSTOMERS, WE WILL EXPLORE ACQUISITIONS WHEN ADVANTAGEOUS, AND WE WILL MAINTAIN OUR COMMITMENT TO ENHANCING SHAREHOLDER VALUE.

         WE LOOK FORWARD THE JOURNEY.

--------------------------------------------------------------------------------

TOTAL DEPOSITS                TOTAL ASSETS             SHAREHOLDER'S EQUITY

[ BAR CHART FOR               [ BAR CHART FOR          [ BAR CHART FOR
 TOTAL DEPOSITS]                TOTAL ASSETS]            SHAREHOLDER'S EQUITY]

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

SELECTED FIVE-YEAR CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in Thousands, Except Per Share Data)                              December 31,
---------------------------------------------------------------------------------------------------------------------
Financial Condition Data                         1996            1995            1994            1993            1992
---------------------------------------------------------------------------------------------------------------------
Total assets                               $5,398,398      $4,058,126      $3,737,906      $3,624,641      $3,523,094
Debt and equity securities, net (1)         1,045,069         766,648         719,194         717,467         557,787
Total loans and leases, net                 3,587,112       2,717,608       2,575,902       2,638,348       2,425,020
Goodwill and other intangibles                 71,649          22,792          20,713          22,758          22,310
Deposits                                    4,185,289       3,197,138       2,885,845       2,939,826       2,948,549
Borrowings                                    690,969         456,932         505,347         359,935         288,024
Shareholders' equity                          437,010         354,925         304,439         287,438         249,862
Nonperforming assets                           54,267          56,752          78,339         120,076         185,733
Allowance for loan and lease losses            67,488          60,975          63,675          67,385          71,223
Book value per share at end of period           15.48           14.16           12.26           11.61           10.73
Tangible book value per share at
    end of period                               12.95           13.25           11.42           10.69            9.77
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Operations Data                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------
                                                   1996           1995           1994            1993           1992
---------------------------------------------------------------------------------------------------------------------
Interest and dividend income                  $ 341,172      $ 305,849      $ 256,597       $ 243,452      $ 272,596
Interest expense                                150,599        134,895        108,002         112,305        150,458
                                              ---------      ---------      ---------       ---------      ---------
Net interest income                             190,573        170,954        148,595         131,147        122,138
Provision for loan losses                           900          4,230          3,374          14,047         32,025
                                              ---------      ---------      ---------       ---------      ---------
Net interest income after
    provision for loan losses                   189,673        166,724        145,221         117,100         90,113
                                              ---------      ---------      ---------       ---------      ---------
Net securities gains (losses)                       507            116           (254)          1,183          2,859
Net gains on sales of consumer loans                 --             --             33           2,576             --
Other noninterest income                         37,941         31,301         27,847          24,842         26,747
Noninterest expenses                            148,073        130,280        125,137         122,391        125,091
                                              ---------      ---------      ---------       ---------      ---------
Income (loss) before provision
    for income taxes                             80,048         67,861         47,710          23,310         (5,372)
Income tax expense                               27,568         23,375         13,662             799          1,510
Cumulative effect on years prior to 1992
    of a change in accounting principle              --             --             --              --          1,100
                                              ---------      ---------      ---------       ---------      ---------
    Net income (loss)                         $  52,480      $  44,486      $  34,048       $  22,511      $  (5,782)
                                              =========      =========      =========       =========      =========
Earnings (loss) per share                     $    2.10      $    1.80      $    1.37       $    0.95      $   (0.36)
Cash earnings per share (5)                   $    2.29      $    1.89      $    1.45       $    1.08      $   (0.20)
Dividends per share                           $     .65      $    0.46      $    0.23       $    0.01            $--
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Other Data (2)                                                  At or For the Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------
                                                      1996          1995          1994         1993           1992
---------------------------------------------------------------------------------------------------------------------
Net interest margin (3),(4)                           4.71%         4.79%         4.44%         4.11%         3.71%
Net interest rate spread (3),(4)                      4.12          4.20          4.01          3.76          3.41
Return on average assets                              1.21          1.16          0.94          0.64         (0.16)
Return on average equity (4)                         14.41         13.53         11.42          8.57         (2.69)
Tier I leverage capital ratio at end
    of period                                         7.96          8.33          7.96          7.63          7.00
Dividend payout ratio                                30.36         25.42         16.45          1.44            --
Price to book value at end of period                180.88        160.66         97.88        103.36         90.87
Nonperforming assets as a % of total
    assets at end of period                           1.01          1.40          2.10          3.31          5.29
Allowance for loan losses as a % of
    nonperforming loans at end of period            158.99        143.40        113.17         86.95         65.39
Allowance for loan losses as a % of
    total loans at end of period                      1.85          2.19          2.41          2.77          2.85
Full service banking offices at end of period          132           106            96            98           100
---------------------------------------------------------------------------------------------------------------------

(1) All securities were classified as available for sale at December 31, 1996, and 1995. (2) Ratios are based on average daily balances during the respective periods. (3) Fully-taxable equivalent basis. (4) Excludes effect of unrealized gains or losses on securities available for sale. (5) Earnings before the amortization of goodwill and core deposit premiums.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

GENERAL

Peoples Heritage Financial Group, Inc. (the "Company") is a Maine-chartered, multi-bank holding company which conducts business from its headquarters in Portland, Maine and 131 offices located throughout Maine, New Hampshire and northern Massachusetts. Based on $5.4 billion of total assets at December 31, 1996, the Company is the largest independent bank holding company headquartered in northern New England and the fifth largest independent bank holding company headquartered in New England.

    The Company offers a broad range of commercial and consumer banking services and products and trust and investment advisory services through three wholly-owned banking subsidiaries: Peoples Heritage Bank ("PHB"), Bank of New Hampshire ("BNH") and Family Bank, FSB ("Family"). PHB is a Maine-chartered savings bank which operates 66 offices throughout Maine and, through subsidiaries, engages in mortgage banking, financial planning and equipment leasing activities. At December 31, 1996, PHB had consolidated assets of $2.6 billion and consolidated shareholder's equity of $175.3 million. BNH is a New Hampshire-chartered commercial bank which operates 44 offices throughout New Hampshire. At December 31, 1996, BNH had consolidated assets of $1.8 billion and consolidated shareholder's equity of $135.6 million. Family is a federally-chartered savings bank which operates 22 offices in northern Massachusetts and southern New Hampshire. At December 31, 1996, Family had consolidated assets of $1.0 billion and consolidated shareholder's equity of $107.1 million. Each of PHB, BNH and Family is a member of the Bank Insurance Fund ("BIF") administered by the Federal Deposit Insurance Corporation ("FDIC").

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

   The Company's goal is to sustain profitable, controlled growth by focusing on increased loan and deposit market share in Maine, New Hampshire and northern Massachusetts, developing new financial products, services and delivery channels, closely managing yields on earning assets and rates on interest-bearing liabilities, increasing non-interest income through, among other things, expanded trust and investment advisory services and mortgage servicing operations and controlling growth of noninterest expenses. It is also part of the business strategy of the Company to supplement internal growth with targeted acquisitions of other banking or thrift institutions in New England. During the period covered by this discussion, the Company engaged in numerous merger and acquisition related activities. For further information, see Note 2 to the Consolidated Financial Statements and "Overview" below.

OVERVIEW

The year 1996 was highlighted by several acquisitions by the Company. On December 6, 1996 the Company completed the acquisition of Family Bancorp, the holding company for Family, through the exchange of 1.26 shares of the Company's Common Stock for each share of Family Bancorp Common Stock. There were 5,480,335 shares of the Company's Common Stock issued in connection with the acquisition of Family Bancorp, including 2,500,000 shares of treasury stock. This transaction was accounted for as a purchase. Accordingly, the impact of the absorption of Family's operations is reflected in the Company's consolidated financial statements from the date of acquisition.

    On April 2, 1996, the Company completed the merger with Bank of New Hampshire Corporation ("BNHC"), the holding company for BNH, whereby each share of BNHC was converted into two shares of Common Stock of the Company. Because the acquisition was accounted for under the pooling-of-interests method of accounting, the consolidated financial statements of the Company for periods prior to the acquisition have been restated to include BNHC. At December 31, 1995, BNHC had total consolidated assets of $977.8 million and total consolidated shareholders' equity of $84.5 million.

    On February 16, 1996, the Company acquired five branch offices and approximately $160 million of related deposits from Fleet Bank NH (the "Branch Acquisition"). The Company also acquired approximately $216.4 million of loans in connection with this transaction, which consisted primarily of $178.6 million of single-family residential loans.

    On July 1, 1995, the Company acquired Bankcore, Inc. ("Bankcore"), the New Hampshire-based holding company for North Conway Bank. At the time of acquisition, Bankcore had $132.8 million in total assets and shareholders' equity of $17.8 million. The Bankcore acquisition was treated as a purchase for accounting purposes and, accordingly, the Company's financial statements reflect the acquisition from the date of acquisition.

    On June 15, 1995, the Company purchased all the branches and $46.1 million in deposits, as well as $17.1 million in loans, of Fleet Bank of Maine located in Aroostook County, Maine. Five of the seven branches purchased were merged with and into existing branches of PHB.

    During 1994, the Company acquired Mid-Maine Savings Bank, F.S.B., which was accounted for under the pooling-of-interests method. Accordingly, the consolidated financial statements of the Company have been restated to reflect the acquisition for all periods presented.

Economic Conditions in Northern New England.

The Company believes that Maine, New Hampshire, northeastern Massachusetts and New England in general have witnessed slow but steady economic growth since 1992. Although economic activity is just beginning to reach levels experienced in the mid-to-late 1980s, the northern New England economy appears stable at this time. The economies and real estate markets in the Company's primary market areas will continue to be significant determinants of the quality of the Company's assets in future periods and, thus, its results of operations.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

REVIEW OF FINANCIAL STATEMENTS

The discussion and analysis which follows focuses on the factors affecting the Company's financial condition at December 31, 1996 and 1995 and financial results of operations during 1996, 1995 and 1994. The consolidated financial statements and related notes beginning on page 30 of this report should be read in conjunction with this review. Certain amounts in years prior to 1996 have been reclassified to conform to the 1996 presentation.

RESULTS OF OPERATIONS

Overview.

The Company reported net income of $52.5 million or $2.10 per share in 1996, as compared to net income of $44.5 million or $1.80 per share in 1995 and $34.0 million or $1.37 per share in 1994. Return on average assets amounted to 1.21% in 1996, as compared to 1.16% and .94% during 1995 and 1994, respectively, and return on average equity amounted to 14.41% in 1996, as compared to 13.53% and 11.42% during 1995 and 1994, respectively. The improved results were attributable to substantial increases in net interest income, which on a fully-taxable equivalent basis amounted to $191.4 million, $172.0 million and $149.3 million for the years ended 1996, 1995 and 1994, respectively. The increase in net interest income in 1996 was offset in part by non-recurring expenses of $1.9 million incurred in connection with the recapitalization of the Savings Association Insurance Fund ("SAIF") and $5.1 million in merger-related expenses. The Company also experienced increases in noninterest income, particularly in customer services income and mortgage banking services income during 1996, 1995 and 1994.

    The Company's results of operations are affected not only by its net interest income, but also by the level of its other noninterest income including gains and losses on the sales of loans and securities, noninterest expenses, provision for loan losses resulting from the Company's assessment of the adequacy of the allowance for loan losses, and income tax expense. Each of these components of the Company's operating results is discussed below.

Net Interest Income.

The following table sets forth the information related to changes in net interest income. For purposes of the table and the following discussion, (i) income from interest-earning assets and net interest income is presented on a fully-taxable equivalent basis primarily by adjusting income and yields earned on tax-exempt interest received on loans to qualifying borrowers and on certain of the Company's equity securities to make them equivalent to income and yields earned on fully-taxable investments, assuming a federal income tax rate of 35%, and (ii) nonaccrual loans have been included in the appropriate average balance loan category, but unpaid interest on nonaccrual loans has not been included for purposes of determining interest income.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                     Year Ended December 31,
                                                      1996                                             1995
--------------------------------------------------------------------------------------------------------------------------------
                                    AVERAGE                          YIELD/           AVERAGE                        YIELD/
(Dollars in Thousands)              BALANCE         INTEREST          RATE            BALANCE        INTEREST         RATE
--------------------------------------------------------------------------------------------------------------------------------
Loans and leases: (1)
   Residential real estate
     mortgages                   $   1,110,741   $      87,357             7.86%   $     848,773  $      69,957           8.24%
   Commercial real estate
     mortgages                         829,011          80,825             9.75          762,275         75,657           9.93
   Commercial business loans
     and leases                        425,873          40,880             9.60          371,863         37,174          10.00
   Consumer loans and leases           858,684          80,524             9.38          749,407         71,696           9.57
                                 -------------   -------------                     -------------  -------------
     Total loans and leases          3,224,309         289,586             8.98        2,732,318        254,484           9.31
                                 -------------   -------------                     -------------  -------------
Securities available for
     sale (2)                          793,847          50,102             6.31          771,462         47,392           6.14
Federal funds sold                      43,716           2,350             5.38           85,191          5,066           5.95
                                 -------------   -------------                     -------------  -------------
     Total earning assets            4,061,872         342,038             8.42        3,588,971        306,942           8.55
                                 -------------   -------------                     -------------  -------------
Nonearning assets (2)                  289,781                                           256,797
                                 -------------                                     -------------
     Total assets                $   4,351,653                                     $   3,845,768
                                 =============                                     =============
Interest-bearing deposits
   Regular savings               $     603,329          16,433             2.72    $     588,581         16,753           2.85
   NOW accounts                        364,670           4,593             1.26          328,238          4,697           1.43
   Money market access accounts        505,426          18,190             3.60          414,025         15,507           3.75
   Certificates of deposit           1,462,097          81,227             5.56        1,299,735         71,252           5.48
                                 -------------   -------------                     -------------  -------------
     Total interest-bearing
       deposits                      2,935,522         120,443             4.10        2,630,579        108,209           4.11
Borrowed funds                         568,406          30,156             5.31          471,456         26,686           5.66
                                 -------------   -------------                     -------------  -------------
   Total interest-bearing
     liabilities                     3,503,928         150,599             4.30        3,102,035        134,895           4.35
                                 -------------   -------------                     -------------  -------------
Demand accounts                        448,154                                           368,832
Other liabilities                       35,318                                            46,197
Shareholders' equity (2)               364,253                                           328,704
                                 -------------                                     -------------
   Total liabilities and
     shareholders' equity        $   4,351,653                                     $   3,845,768
                                 =============                                     =============
Net earning assets               $     557,944                                     $     486,936
                                 =============                                     =============
Net interest income (fully-
   taxable equivalent)                                 191,439                                          172,047
Less: fully-taxable equivalent
   adjustments                                            (866)                                          (1,093)
                                                 -------------                                    -------------
Net interest income                              $     190,573                                    $     170,954
                                                 =============                                    =============
Net interest rate spread
   (fully-taxable equivalent)                                              4.12                                           4.20%
Net interest margin
   (fully-taxable equivalent)                                              4.71                                           4.79%
--------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------
                                            Year Ended December 31,
                                                     1994
----------------------------------------------------------------------------
                                    AVERAGE                        YIELD/
(Dollars in Thousands)              BALANCE        INTEREST         RATE
----------------------------------------------------------------------------
Loans and leases: (1)
   Residential real estate
     mortgages                   $     808,715  $      62,147           7.68%
   Commercial real estate
     mortgages                         727,671         63,402           8.71
   Commercial business loans
     and leases                        315,826         28,774           9.11
   Consumer loans and leases           677,511         61,264           9.04
                                 -------------  -------------
     Total loans and leases          2,529,723        215,587           8.52
                                 -------------  -------------
Securities available for
     sale (2)                          749,507         38,434           5.13
Federal funds sold                      81,376          3,295           4.05
                                 -------------  -------------
     Total earning assets            3,360,606        257,316           7.66
                                 -------------  -------------
Nonearning assets (2)                  269,352
                                 -------------
     Total assets                $   3,629,958
                                 =============
Interest-bearing deposits
   Regular savings               $     596,254         16,313           2.74
   NOW accounts                        307,021          5,014           1.63
   Money market access accounts        367,820          9,770           2.66
   Certificates of deposit           1,275,805         56,823           4.45
                                 -------------  -------------
     Total interest-bearing
       deposits                      2,546,900         87,920           3.45
Borrowed funds                         414,956         20,082           4.84
                                 -------------  -------------
   Total interest-bearing
     liabilities                     2,961,856        108,002           3.65
                                 -------------  -------------
Demand accounts                        325,615
Other liabilities                       44,357
Shareholders' equity (2)               298,130
                                 -------------
   Total liabilities and
     shareholders' equity        $   3,629,958
                                 =============
Net earning assets               $     398,750
                                 =============
Net interest income (fully-
   taxable equivalent)                                149,314
Less: fully-taxable equivalent
   adjustments                                           (719)
                                                -------------
Net interest income                             $     148,595
                                                =============
Net interest rate spread
   (fully-taxable equivalent)                                           4.01
Net interest margin
   (fully-taxable equivalent)                                           4.44
----------------------------------------------------------------------------

(1) Loans and leases include portfolio loans and leases, loans held for sale and nonperforming loans.

(2) Excludes effect of unrealized gains or losses on securities available for sale.

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

-------------------------------------------------------------------------------------------------------------------------------
                                             Year Ended December 31, 1996 vs 1995       Year Ended December 31, 1995 vs 1994
(Dollars in Thousands)                            Increase (Decrease) Due to                 Increase (Decrease) Due to
-------------------------------------------------------------------------------------------------------------------------------
                                                                  Rate/                                       Rate/
                                            Rate      Volume     Volume     Total       Rate      Volume     Volume      Total
-------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans and leases: (1)
    Residential real estate mortgages     $ (3,225)  $ 21,586   $   (961)  $ 17,400   $  4,529   $  3,076   $    205   $  7,810
    Commercial real estate mortgages        (1,372)     6,627        (87)     5,168      8,878      3,014        363     12,255
    Commercial business loans and leases    (1,487)     5,401       (208)     3,706      2,811      5,105        484      8,400
    Consumer loans and leases               (1,424)    10,458       (206)     8,828      3,591      6,499        342     10,432
                                          --------   --------   --------   --------   --------   --------   --------   --------
      Total loans and leases                (7,508)    44,072     (1,462)    35,102     19,809     17,694      1,394     38,897
                                          --------   --------   --------   --------   --------   --------   --------   --------
  Securities available for sale              1,311      1,374         25      2,710      7,570      1,126        262      8,958
  Federal funds sold                          (486)    (2,468)       238     (2,716)     1,546        155         70      1,771
                                          --------   --------   --------   --------   --------   --------   --------   --------
    Total                                   (6,683)    42,978     (1,199)    35,096     28,925     18,975      1,726     49,626
                                          --------   --------   --------   --------   --------   --------   --------   --------
Interest-bearing liabilities:
  Deposits:
    Regular savings                           (765)       420         25       (320)       656       (210)        (6)       440
    NOW accounts                              (558)       521        (67)      (104)      (614)       346        (49)      (317)
    Money market access accounts              (621)     3,428       (124)     2,683      4,009      1,229        499      5,737
    Certificates of deposit                  1,040      8,897         38      9,975     13,141      1,065        223     14,429
                                          --------   --------   --------   --------   --------   --------   --------   --------
      Total deposits                          (904)    13,266       (128)    12,234     17,192      2,430        667     20,289
  Borrowed funds                            (1,650)     5,487       (367)     3,470      3,403      2,735        466      6,604
                                          --------   --------   --------   --------   --------   --------   --------   --------
    Total                                   (2,554)    18,753       (495)    15,704     20,595      5,165      1,133     26,893
                                          --------   --------   --------   --------   --------   --------   --------   --------
Net interest income
  (fully taxable equivalent)              $ (4,129)  $ 24,225   $   (704)  $ 19,392   $  8,330   $ 13,810   $    593   $ 22,733
                                          ========   ========   ========   ========   ========   ========   ========   ========
-------------------------------------------------------------------------------------------------------------------------------

(1) Loans and leases include portfolio loans and loans held for sale and nonperforming loans.

Net interest income increased by $19.4 million or 11.3% during 1996. This increase was primarily attributable to significant increases in the volume of interest-earning assets, primarily loans and leases, which contributed to a $71.0 million or 14.6% increase in net earning assets during 1996. The increase in volume of interest-earning assets was offset in part by a decrease in the weighted average yield on all categories of interest-earning assets. The Company's net interest margin decreased slightly from 4.79% in 1995 to 4.71% for 1996, and the net interest rate spread decreased to 4.12% in 1996 from 4.20% in 1995.

    Interest and dividend income increased $35.1 million or 11.4% during 1996, primarily due to increased interest on loans and leases. The average outstanding balance of loans and leases increased $492.0 million or 18.0% from 1995 to 1996, primarily as a result of the acquisition of $216.4 million of loans in connection with the Branch acquisition.

    The increase in volume of loans and leases was offset in part by a decrease in the weighted average yield on loans and leases from 9.31% in 1995 to 8.98% in 1996. This decrease was due to growth in the percentage of lower-yielding residential mortgage loans relative to other loans, as well as increased competition for both consumer and commercial loans. At December 31, 1996, the percentage of the Company's loans and leases which had adjustable or floating interest rates amounted to 54.5%.

    Interest expense increased $15.7 million or 11.6% during 1996. Interest expense on interest-bearing deposits increased $12.2 million or 11.3% while interest expense on borrowed funds, primarily from the Federal Home Loan Bank of Boston, increased $3.5 million or 13.0%. The increase in interest expense was primarily attributable to a $401.9 million or 13.0% increase in the volume of interest-bearing liabilities as rates paid on deposits remained relatively stable. The majority of the increase in volume was in certificates of deposit. The $160.9 million of deposits acquired in connection with the Branch Acquisition in February 1996 significantly contributed to the increase in the volume of deposits, whereas the $774.6 million of deposits acquired in connection with the acquisition of Family Bank in December 1996 contributed only slightly to the increase in volume because such deposits were outstanding only since the date of acquisition.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

    Net interest income increased by $22.7 million or 15.2% during 1995. This increase was primarily attributable to changes in the volume of interest-earning assets and interest-bearing liabilities, which resulted from an $88.2 million or 22.1% increase in net earning assets from 1994 to 1995 and an increase in the Company's net interest margin from 4.44% to 4.79% during the same respective periods, and to a lesser extent to changes in the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities, which resulted in an increase in the Company's interest rate spread from 4.01% to 4.20% during 1994 and 1995, respectively.

    Interest and dividend income increased by $49.6 million or 19.3% during 1995 primarily as a result of a $38.9 million or 18.0% increase in interest on loans and leases available for sale and held for investment (collectively "loans and leases"). The increase in interest on loans and leases was attributable to both an increase in the weighted average yield on loans and leases from 8.52% during 1994 to 9.31% during 1995, which reflected increases in all loan categories, and a $202.6 million or 8.0% increase in the average balance of loans and leases from 1994 to 1995, which also reflected increases in all loan categories. At December 31, 1995, the percentage of the Company's loans and leases which had adjustable or floating rates amounted to 45.3%.

    Interest and dividend income also increased in 1995 as a result of a $9.0 million or 23.3% increase in interest income on securities available for sale which was primarily attributable to an increase in the weighted average yield earned on securities from 5.13% to 6.14% during 1994 and 1995, respectively.

    Interest expense increased by $26.9 million or 24.9% during 1995 as a result of a $20.3 million or 23.1% increase in interest expense on interest-bearing deposits and a $6.6 million or 32.9% increase in interest expense on borrowed funds, which consist primarily of advances from the Federal Home Loan Bank of Boston and, to a lesser extent, securities sold under agreements to repurchase and federal funds purchased. These increases were primarily attributable to an increase in the weighted average rate paid on interest-bearing liabilities, which increased from 3.65% to 4.35% during 1994 to 1995, respectively. Interest expense also increased during 1995 as a result of a $140.2 million or 4.7% increase in the average balance of interest-bearing liabilities, which was attributable to increases in both interest-bearing deposits, particularly money market access accounts and borrowings.

Provision for Loan Losses.

The Company incurred a $900 thousand provision for loan losses in 1996 reflecting a decrease of $3.3 million from 1995. In 1995, the provision for loans losses increased $856 thousand from $3.4 million in 1994 to $4.2 million in 1995. The allowance for loan losses as a percentage of nonperforming loans increased to 158.99% at December 31, 1996 compared to 143.40% at December 31, 1995. Provisions for loan losses are attributable to management's ongoing evaluation of the adequacy of the allowance for loan and lease losses, which incudes, among other procedures, consideration of the character and size of the loan portfolio, monitoring trends in nonperforming loans, delinquent loans and net charge-offs, as well as new loan originations and other asset quality factors.

    Although management utilizes its best judgment in providing for possible losses, there can be no assurance that the Company will not have to change its provisions for loan losses in subsequent periods to a higher level from that recorded during 1996. Changing economic and business conditions in northern New England, fluctuations in local markets for real estate, future changes in nonperforming asset trends, large upward movements in market-based interest rates or other reasons could affect the Company's future provisions for loan losses.

    In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Company's allowance for loan and lease losses. Such agencies may require the Company to recognize changes to the allowance for loan and lease losses based on their judgment about information available to them at the time of examination.

Noninterest Income.

Noninterest income was $38.5 million, $31.4 million and $27.6 million for the years ended December 31, 1996, 1995 and 1994, respectively. The $7.1 million or 22.6% increase in noninterest income during 1996 was primarily attributable to a $3.4 million or 28.9% increase in customer services income, a $2.1 million or 19.3% increase in mortgage banking services income, and a $1.4 million or 23.6% increase in trust and investment advisory services income. The $3.8 million or 13.7% increase in noninterest income during 1995 was primarily attributable to a $2.4 million or 28.5% increase in mortgage banking services income and a $1.4 million or 13.6% increase in customer services income.

The following sets forth information relating to the Company's noninterest income.

--------------------------------------------------------------------------------
                                                  Year Ended December 31,
--------------------------------------------------------------------------------
(In Thousands)                                   1996        1995        1994
--------------------------------------------------------------------------------
Customer services                              $ 15,353    $ 11,908    $ 10,481
Mortgage banking services                        12,940      10,849       8,446
Trust and investment
  advisory services                               7,233       5,850       5,471
Net securities gains (losses)                       507         116        (254)
Other noninterest income                          2,415       2,694       3,482
                                               --------    --------    --------
                                               $ 38,448    $ 31,417    $ 27,626
                                               ========    ========    ========
--------------------------------------------------------------------------------

Mortgage banking services income is comprised of residential mortgage sales income and residential mortgage servicing income. The increase in mortgage banking services income in both 1996 and 1995 was primarily attributable to an increase in residential mortgage sales income.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

The following table sets forth certain information relating to the Company's mortgage banking activities.

-----------------------------------------------------------------------------------
                                              At or for the Year Ended December 31,
-----------------------------------------------------------------------------------
(In Thousands)                                      1996        1995        1994
-----------------------------------------------------------------------------------
Residential mortgages
   serviced for investors                        $3,227,659  $2,595,049  $2,089,972
                                                 ==========  ==========  ==========
Residential mortgage
   sales income                                  $    7,108  $    4,224  $    1,915
Residential mortgage
   servicing income                                   5,832       6,625       6,531
Mortgage banking
   services income                               $   12,940  $   10,849  $    8,446
                                                 ==========  ==========  ==========
-----------------------------------------------------------------------------------

The Company's portfolio of residential mortgages serviced for investors increased by $632.6 million or 24.4% from December 31, 1995 to December 31, 1996. In conjunction with the acquisition of Family Bank on December 6, 1996, the Company added $322.6 million to its portfolio of residential mortgages serviced for investors. In addition, the Company's portfolio of mortgages serviced for others continued to increase due to origination and sale of residential mortgages to the secondary market while retaining the rights to service these loans for the investors purchasing them. In addition, the outstanding amount of residential mortgages serviced for investors is impacted, from time to time, by the purchase and sale of mortgage servicing rights for portfolios of residential mortgage loans.

    Residential mortgage sales income increased by $2.9 million and $2.3 million, or 68.3% and 120.6%, in 1996 and 1995, respectively. Included in residential mortgage sales income in 1996 and 1995 are $1.1 million and $642 thousand of gains on the sale of residential mortgage servicing rights, respectively. The mortgage sales income in 1996 was attributable to a significant increase in the volume of loans originated from correspondent lenders, the vast majority of which were sold in the secondary mortgage market. Residential mortgage originations from correspondent lenders increased to $844.5 million in 1996 from $378.5 million in 1995, a 123.1% increase.

    Residential mortgage servicing income decreased by $793 thousand in 1996 and increased by $94 thousand in 1995. During 1996, the Company reclassified the amortization expense of constant maturity treasury floors ("CMT") to residential mortgage servicing income from other noninterest expenses, which resulted in a $684 thousand decrease in residential mortgage servicing income in 1996 as compared with 1995. Excluding the CMT floor amortization expense in 1996 as an offset to mortgage servicing income, mortgage servicing income would have been $6.5 million, or $109 thousand less than 1995. Residential mortgage servicing income has lagged increases in the portfolio of mortgages serviced for others as a result of the impact of the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 122 in 1995, which effectively accelerates mortgage servicing income into the current period as a component of capitalized mortgage servicing rights. The mortgage servicing rights that have been created as a result of the adoption of SFAS No. 122 are amortized and recorded as an offset to mortgage servicing income. For additional discussion of CMT floors, see "Interest Rate Risk and Asset Liability Management" below.

    The generation of mortgage sales income and the recognition of net gains on the sales of securities are dependent on market and economic conditions and, accordingly, there can be no assurance that the income and net gains reported in prior periods can be achieved in the future or that there will not be significant inter-period variations in the results of such activities.

    Customer services income increased by $3.4 million or 28.9% during 1996 and by $1.4 million or 13.6% during 1995. The increase in customer services income reflects the Company's focus on increasing the number and volume of transaction accounts, the increased use of and fees generated by ATM machines, and the impact of purchase acquisitions.

    Trust and investment advisory services income increased $1.4 million or 23.6% in 1996 to $7.2 million. The increase primarily reflects the growth of the trust department at PHB, which was started during the first quarter of 1995, as well as increased fee based income from the sale of mutual fund and annuity products.

    Other noninterest income is primarily attributable to loan related services income, which amounted to $2.1 million, $1.9 million and $1.8 million during 1996, 1995 and 1994, respectively.

Noninterest Expenses.

Total noninterest expenses increased $17.8 million or 13.7% during 1996 and $5.1 million or 4.1% in 1995. Excluding merger expenses in all periods and the one-time assessment of all SAIF-insured deposits to recapitalize the SAIF in 1996, total noninterest expenses increased $15.8 million or 12.6% during 1996 and $744 thousand or 0.6% in 1995. The increase in noninterest expenses in 1996 was attributable to the expansion of the core banking franchise internally and through acquisitions, asset growth, new product development, enhancements to alternative delivery systems, increased market share in existing markets and growth in noninterest income revenue. As the Company made investments in new systems, products and employees during the past few years to support the current business strategy, it has been able to significantly reduce collection and carrying costs associated with nonperforming assets and has benefited from substantially lower deposit insurance assessment related expenses.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

The following table sets forth information relating to the Company's noninterest expenses during the periods indicated.

--------------------------------------------------------------------------------
                                                     Year Ended December 31,
--------------------------------------------------------------------------------
(In Thousands)                                    1996        1995        1994
--------------------------------------------------------------------------------
Salaries and employee benefits                  $ 73,303    $ 67,472    $ 61,799
Data processing                                   12,528       8,924       7,306
Occupancy                                         12,320      10,574      10,454
Equipment                                          8,479       6,844       6,233
Advertising and marketing                          4,327       4,642       4,642
Deposit and other assessments                      3,050       4,497       7,899
Collection and carrying costs of
   nonperforming assets                            1,573       2,595       6,033
Merger expenses                                    5,105       4,958         559
Other noninterest expenses:
   Amortization of goodwill                        2,215       1,925       1,801
   Amortization of deposit premium                 2,659          --          --
   Other                                          22,514      17,849      18,411
                                                --------    --------    --------
    Total other noninterest expenses              27,388      19,774      20,212
                                                --------    --------    --------
Total noninterest expenses                      $148,073    $130,280    $125,137
                                                ========    ========    ========
--------------------------------------------------------------------------------

Salaries and employee benefits increased by $5.8 million or 8.6% from 1995 to 1996 and by $5.7 million or 9.2% from 1994 to 1995. These increases reflect staff additions in connection with the expansion of the retail franchise, expanded telephone banking services, increased mortgage banking activities and trust services, and additional staff related to the purchase acquisitions, as well as normal salary and wage increases.

    Data processing expenses increased by $3.6 million or 40.4% during 1996 and by $1.6 million or 22.1% during 1995. Investment in expanded operational capacities to support new product offerings and improve customer services, increased transaction volumes related to mortgage banking operations, increased automated deposit and check processing volumes, and the increase in transactional processing associated with the purchase acquisitions were among the primary factors behind the increase in data processing expenses in 1996. Data processing expenses were also higher in 1996 as a result of BNH which, in 1995, processed checks in-house as opposed to outsourcing check processing in 1996. Consequently, the cost to outsource check processing is included in data processing in 1996, with no equivalent charge in 1995. Effective July 1, 1996, the computer systems and other back office functions of BNH were merged with those of the Bank. Family Bank computer systems and other back office functions were merged effective as of the acquisition date on December 6, 1996.

    Occupancy expenses increased by $1.7 million or 16.5% in 1996 and by $120 thousand or 1.1% in 1995. The increase in occupancy expense in 1996 was primarily attributable to the expansion of the Company's retail delivery system, which resulted in higher rent, depreciation, utilities and maintenance expenses.

    Deposit and other assessment expenses decreased by $1.5 million or 32.2% during 1996 and by $3.4 million or 43.1% in 1995. These expenses consist primarily of deposit insurance premiums paid by the Company's subsidiary banks to either the Bank Insurance Fund ("BIF") or the SAIF administered by the FDIC. The BIF premium, which had been set at $.23 per $100 deposits since 1991, was lowered to $.04 per $100 of deposits in August 1995, and as a result of the BIF becoming fully capitalized, the FDIC voted in November 1995 to reduce the premium to zero as of January 1, 1996 with only an administrative fee being assessed. Consequently, the Company incurred only a minimal expense for 1996 thereby accounting for approximately a $3.3 million decrease in premiums in 1996. This was offset by a one-time charge of $1.85 million to recapitalize the SAIF, which was assessed as a result of legislation enacted by Congress in September 1996. At December 31, 1996, the Company had approximately 91.1% of its deposits insured by the BIF and 8.9% by the SAIF. Due to an overall reduction in assessment rates, the Company expects a net decrease in deposit insurance premium expenses for 1997.

    The Company continued to benefit in 1996 from lower collection and carrying costs associated with the reduction of nonperforming assets. Collection and carrying costs of nonperforming assets decreased $1.0 million or 39.4% during 1996 and by $3.4 million or 57.0% during 1995. See "Financial Condition - Nonperforming Assets" below.

    Other categories of noninterest expense include equipment, which increased $1.6 million in 1996, and advertising and marketing, which decreased $315 thousand in 1996.

    Merger expenses of $5.1 million in 1996 and $5.0 million in 1995 are primarily related to the acquisition of BNH by the Company. Of the $5.0 million of merger expenses in 1995, $1.3 million was related to the acquisition of Bankcore and the remainder related to the acquisition of BNH. Merger expenses included employee severance costs, professional fees, branch consolidation costs and operational consolidation costs.

    Other noninterest expenses include amortization of goodwill and deposit premiums as well as other administrative expenses. The increases in other noninterest expenses in 1996 were primarily attributable to recent acquisitions by the Company. Prior to 1996, deposit premium expense was included in interest on deposits.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Income Tax Expense.

The Company recognized $27.6 million, $23.4 million and $13.7 million in income tax expense for the years ended December 31, 1996, 1995 and 1994, respectively. The effective tax rate was 34.4% for 1996, 34.5% for 1995 and 28.6% for 1994. As a result of the acquisition of MMSB by the Company in mid 1994, the Company recorded a one-time $1.7 million tax benefit from the reversal of the valuation allowance for net deferred tax assets. This one-time benefit is reflected in the Company's income tax expense for 1994. For additional information relating to income taxes, see Note 10 to the Consolidated Financial Statements.

FINANCIAL CONDITION

General.

The Company's total consolidated assets increased by $1.3 billion or 33.0% from $4.1 billion at December 31, 1995 to $5.4 billion at December 31, 1996. This increase reflected internal growth, as well as the Company's acquisitions as discussed above. Of the $1.3 billion increase, approximately $1.0 billion was due to the acquisition of Family Bank and $216 million was due to the Branch Acquisition.

    Set forth below is a discussion of the material changes in the Company's financial condition from December 31, 1995 to December 31, 1996.

BALANCE SHEET REVIEW

Securities Available for Sale.

Securities available for sale, which include U.S. Government securities, asset-backed and mortgage-backed securities, collateralized mortgage obligations, and other debt and equity securities, increased by $278.4 million or 36.3%. Of the increase, Family Bank contributed $391.8 million, which was offset by sales activity to fund loan growth. The overall increase in securities available for sale was primarily in mortgage-backed securities, which is consistent with the Company's investment strategy.

    The changes in the securities portfolio reflect the Company's efforts to meet asset and liability objectives and otherwise manage its liquidity and funding needs within the parameters of current accounting policies. For additional information see "Risk Management" below and Notes 1 and 3 to the Consolidated Financial Statements.

The following table sets forth the carrying value of the Company's securities available for sale and securities held to maturity at the dates indicated.

--------------------------------------------------------------------------------
                                                         December 31,
--------------------------------------------------------------------------------
(In Thousands)                                   1996        1995        1994
--------------------------------------------------------------------------------
Securities available for sale:
   Bonds and other debt securities:
     U.S. Government and federal agencies     $  432,230  $  526,576  $  219,220
     Tax-exempt bonds and notes                   17,828      10,837      11,085
     Other bonds and notes                         7,819       5,694       2,706
     Mortgage-backed securities                  443,995     195,823     172,466
     Collateralized mortgage obligations         102,817          --          --
                                              ----------  ----------  ----------
      Total debt securities                    1,004,689     738,930     405,477
                                              ----------  ----------  ----------
   Equities:
     FHLB stock                                   37,948      23,793      23,236
     Other equity securities                       2,432       3,925       3,904
                                              ----------  ----------  ----------
      Total equity securities                     40,380      27,718      27,140
                                              ----------  ----------  ----------
      Total securities available for sale     $1,045,069  $  766,648  $  432,617
                                              ==========  ==========  ==========
Securities held to maturity:
   Bonds and other debt securities:
     U.S. Government and federal agencies     $       --  $       --  $  285,392
     Tax-exempt bonds and notes                       --          --         908
     Other bonds and notes                            --          --         277
                                              ----------  ----------  ----------
      Total debt securities                           --          --     286,577
                                              ----------  ----------  ----------
   Equities:
     Other equity securities                          --          --          --
                                              ----------  ----------  ----------
      Total equity securities                         --          --          --
                                              ----------  ----------  ----------
      Total investment securities held
      to maturity                             $       --  $       --  $  286,577
                                              ==========  ==========  ==========
--------------------------------------------------------------------------------

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

The following table sets forth the scheduled maturities and weighted average yields of the Company's debt securities available for sale at December 31, 1996, based on amortized cost.

---------------------------------------------------------------------------------------------------------------------------------
                                                                Amortized Cost Maturing in
---------------------------------------------------------------------------------------------------------------------------------
                                                 More Than One to    More Than Five to
(Dollars in Thousands)      One Year or Less        Five Years           Ten Years        More Than Ten Years           Total
---------------------------------------------------------------------------------------------------------------------------------
                            Amount     Yield     Amount     Yield     Amount     Yield     Amount     Yield      Amount      Yield
U.S. government and
   federal agencies        $213,287    5.78%    $204,089    5.91%    $  8,383    7.18%    $  6,608    7.12%    $  432,367    5.89%
Tax-exempt bonds and
   notes                     13,624    3.78        3,825    4.65           --      --          340    6.33         17,789    4.02
Other bonds and notes         3,290    5.62        4,481    6.11           87    7.14           --      --          7,858    5.92
Mortgage-backed
   securities                   129    7.50       13,011    6.11       31,754    7.01      399,719    7.04        444,613    7.01
Collateralized mortgage
   obligations                  225    8.16        3,154    7.33        9,081    7.05       90,777    7.05        103,237    7.06
                           --------             --------             --------             --------             ----------
     Total                 $230,555    5.66     $228,560    5.92     $ 49,305    7.05     $497,444    7.04     $1,005,864    6.47
                           ========             ========             ========             ========             ==========
---------------------------------------------------------------------------------------------------------------------------------

Loans Held for Sale.

Loans held for sale increased by $32.3 million or 45.5%. This increase was due to an increased volume of residential mortgages originated for sale in the secondary market at the end of 1996 as compared with the end of 1995, and an increase in the volume of loans originated through the correspondent lenders. For additional information, see Note 1 to the Consolidated Financial Statements and "Financial Condition-Loans and Leases" below.

Loans and Leases.

Total loans and leases increased by $876.0 million or 31.5%. Family Bank and the Branch Acquisitions accounted for $692.0 million of this increase. In addition, significant internal growth was realized in the consumer loan portfolio.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

The following table sets forth information concerning the Company's loan portfolio by type of loan at the dates indicated.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                            December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)              1996                 1995                1994               1993                1992
-----------------------------------------------------------------------------------------------------------------------------------
                                         % OF                 % of                 % of                % of                  % of
                             AMOUNT     LOANS     Amount     Loans     Amount     Loans     Amount    Loans      Amount     Loans
                           ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
Residential real
  estate loans:
    Adjustable rate        $  617,323   16.89%  $  402,695   14.49%  $  418,653   15.86%  $  382,485   15.70%  $  303,437   12.16%
    Fixed rate                559,551   15.31      395.381   14.23      384,845   14.58      336,391   13.81      391,160   15.67
                           ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
      Total                 1,176,874   32.20      798,076   28.72      803,498   30.44      718,876   29.51      694,597   27.83
                           ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
Commercial real
  estate loans:
    Permanent first
      mortgage loans          901,105   24.66      753,857   27.13      745,356   28.24      731,074   30.01      793,019   31.77
    Construction and
      development              61,270    1.68       43,829    1.58       25,216    0.96       21,260    0.87       27,235    1.09
                           ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
      Total                   962,375   26.34      797,686   28.71      770,572   29.20      752,334   30.88      820,254   32.86
                           ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
Commercial loans
   and leases:
    Business Loans            463,011   12.67      397,652   14.31      315,200   11.94      292,645   12.01      314,550   12.60
    Leases                     14,391    0.39       10,940    0.39        9,208    0.35       10,949    0.45       18,467    0.74
                           ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
      Total                   477,402   13.06      408,592   14.70      324,408   12.29      303,594   12.46      333,017   13.34
                           ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
Consumer loans
   and leases:
    Home equity               362,105    9.91      283,008   10.19      247,751    9.39      222,262    9.13      220,674    8.84
    Mobile home               206,061    5.64      214,761    7.73      222,600    8.43      210,682    8.65      189,732    7.60
    Automobile                192,295    5.26      127,969    4.61      125,887    4.77       95,449    3.92       77,942    3.12
    Education Loans           106,900    2.93       38,685    1.39       43,599    1.65       17,133    0.71        9,322    0.37
    Boat and recreational
      vehicle                  31,969    0.87       22,716    0.82       20,680    0.78       24,992    1.03       28,767    1.15
    Other                     138,619    3.79       87,090    3.13       80,582    3.05       90,411    3.71      121,938    4.89
                                                ----------  ------   ----------  -------  ----------  ------   ----------  ------
      Total                 1,037,949   28.40      774,229   27.87      741,099   28.07      660,929   27.15      648,375   25.97
                           ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
        Total loans
          receivable        3,654,600  100.00%   2,778,583  100.00%   2,639,577  100.00%   2,435,733  100.00%   2,496,243  100.00%
                           ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
Allowance for loan and
   lease losses                67,488               60,975               63,675               67,385              71,223
        Net loans
          receivable       $3,587,112           $2,717,608           $2,575,902           $2,368,348          $2,425,020
                           ==========           ==========           ==========           ==========          ==========
-----------------------------------------------------------------------------------------------------------------------------------

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

The following table sets forth loans held for sale and total loans and leases originated, purchased, sold and repaid during 1996 and 1995.

--------------------------------------------------------------------------------
                                                        Year Ended December 31,
--------------------------------------------------------------------------------
(In Thousands)                                            1996           1995
--------------------------------------------------------------------------------
Originations and purchases:
   Residential real estate mortgages                   $1,297,723     $  721,400
   Commercial real estate mortgages                       174,021        146,300
   Commercial business loans and
    leases                                                522,047        453,900
   Consumer loans and leases                              491,261        290,600
                                                       ----------     ----------
   Total originations and purchases                     2,485,052      1,612,200
                                                       ----------     ----------
   Loans acquired through purchases
    and acquisitions                                      691,966         94,452
                                                       ----------     ----------
   Total loan originations, purchases
    and acquisitions                                    3,177,018      1,706,652
                                                       ----------     ----------
Sales and principal reductions:
   Sales                                                1,057,261        552,774
   Principal reductions                                 1,211,449        954,985
                                                       ----------     ----------
   Total sales and principal reductions                 2,268,710      1,507,759
                                                       ----------     ----------
Net increase in loans held for sale
   and loans and leases                                $  908,308     $  198,893
                                                       ==========     ==========
--------------------------------------------------------------------------------

Residential real estate mortgage loan originations increased to $1.3 billion in 1996, a 79.9% increase over 1995 originations. Residential real estate loans consist of loans secured by single-family (one-to-four units) residences and consist primarily of conventional loans. The Company's strategy generally is to originate fixed-rate residential loans for sale to investors in the secondary market. The Company generally retains adjustable-rate loans in its portfolio but will, from time to time, also retain 15 year fixed-rate mortgages. Residential real estate mortgage originations from correspondent lenders increased to $844.5 million from $378.5 million in 1995, a 123.1% increase.

    Commercial real estate loans consist of loans secured by income-producing commercial real estate (including office buildings and industrial buildings), service industry real estate (including hotels and health care facilities), multi-family (over four units) residential real estate and retail trade real estate (including restaurants, automotive-related properties and food stores), as well as loans for the acquisition, development and construction of such commercial real estate.

    Commercial real estate mortgage originations increased by $27.7 million or 19.0% in 1996 as compared with 1995. The Company's business plan is to continue to lend within its geographic markets to sound commercial businesses which collateralize their borrowings with commercial real estate properties as well as ongoing refinances of existing commercial real estate mortgages in the Company's loan portfolio. The Company continues to de-emphasize commercial real estate loans and to reduce its relative exposure to such loans in favor of other types of loans.

    Commercial business loans consist primarily of loans secured by various equipment, machinery and other corporate assets, as well as loans to provide working capital to businesses in the form of lines of credit, which may be secured by inventory, accounts receivable or other assets or unsecured. The Company also originates commercial business leases. Commercial business loans and leases increased by $68.1 million or 15.0% in 1996 as compared with 1995. The Company continues to focus on lending to sound, small and medium sized business customers within its geographical markets.

    Consumer loans consist of a wide variety of loans which have been emphasized by the Company in recent years in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than mortgage loans. Consumer loans are originated directly by the Company, or in the case of mobile home loans, automobile loans, boat loans and certain other loans, indirectly through various dealers in products financed by the Company. Consumer loan originations increased by 69.1% to $491.3 million during 1996. The increase was primarily a result of growth in home equity loans, indirect automobile loans and educational loans, which are included in other consumer loans. Increased consumer loan originations is consistent with the Company's strategy to increase the percentage of consumer loans in its loan portfolio.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

    The following table sets forth scheduled contractual amortization of loans in the Company's portfolio at December 31, 1996, as well as the dollar amount of loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdraft loans are reported as due in one year or less.

--------------------------------------------------------------------------------------------------------------------
                                                                          Commercial
                                          Residential     Commercial       Business        Consumer
                                          Real Estate     Real Estate     Loans and       Loans and
(In Thousands)                               Loans          Loans           Leases          Leases         Total (1)
--------------------------------------------------------------------------------------------------------------------
Amounts due:
   Within one year                        $   52,226      $  152,261      $  191,234      $  548,335      $  944,056
   After one year through five years         151,441         394,581         185,414         296,597       1,028,033
   Beyond five years                         973,207         415,533         100,754         193,017       1,682,511
                                          ----------      ----------      ----------      ----------      ----------
    Total                                 $1,176,874      $  962,375      $  477,402      $1,037,949      $3,654,600
                                          ==========      ==========      ==========      ==========      ==========
Interest rate terms on
  amounts due after one year:
    Fixed                                 $  547,773      $  313,909      $  115,629      $  417,944      $1,395,255
    Adjustable                               576,875         496,205         170,539          71,670       1,315,289
--------------------------------------------------------------------------------------------------------------------

(1) Scheduled contractual amortization does not reflect the actual maturities of loans and leases because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses, which give the lender the right to require repayment of a mortgage loan in connection with a transfer of the related property.

Substantially all of the mortgage loans in the Company's loan portfolio are secured by properties located in Maine, New Hampshire and northern Massachusetts. Moreover, substantially all of the Company's non-mortgage loan portfolio consists of loans made to residents of and businesses located in these areas.

Nonperforming assets.

Nonperforming assets decreased $2.5 million or 4.4% from $56.8 million at December 31, 1995 to $54.3 million at December 31, 1996. The decrease reflects a decline in nonperforming loans and other nonperforming assets in recent years. Nonperforming assets as a percentage of total assets decreased from 2.10% at December 31, 1994 to 1.01% at December 31, 1996.

    The Company continues to focus on asset quality issues and to allocate significant resources to the key asset quality control functions of credit policy and administration and loan review. The collection, workout and asset management functions continue to focus on the further reduction of nonperforming asset levels. Despite the ongoing focus on asset quality and reductions of nonperforming asset levels, there can be no assurance that adverse changes in the real estate markets and economic conditions in the Company's primary market areas will not result in higher nonperforming asset levels in the future and negatively impact the Company's operations through higher provisions for loan losses, net loan chargeoffs, decreased accrual of interest income and increased noninterest expenses as a result of the allocation of resources to the collection and workout of nonperforming assets.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------
The following table sets forth information regarding nonperforming loans and leases and other nonperforming assets held by the Company at the dates indicated.

-------------------------------------------------------------------------------------------------------------------------
                                                                              December 31,
-------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                         1996             1995             1994             1993             1992
-------------------------------------------------------------------------------------------------------------------------
Residential real estate loans
   Nonaccrual loans                          $  3,867         $  5,713         $  3,317         $  4,806         $  8,555
   Accruing loans 90 days overdue               5,560            3,728            4,473            4,479            4,316
   Troubled debt restructurings                    --               --               --              111            1,097
                                             --------         --------         --------         --------         --------
     Total                                      9,427            9,441            7,790            9,396           13,968
                                             --------         --------         --------         --------         --------
Commercial real estate loans:
   Nonaccrual loans                            15,270           17,029           26,978           30,780           43,731
   Accruing loans 90 days overdue                  --               --            1,020              454            1,704
   Troubled debt restructurings                 1,581            3,186            6,284           15,275           18,155
                                             --------         --------         --------         --------         --------
     Total                                     16,851           20,215           34,282           46,509           63,590
                                             --------         --------         --------         --------         --------
Commercial business loans and leases:
   Nonaccrual loans                             8,016            6,735            6,871           14,399           24,252
   Accruing loans 90 days overdue                  --               25               30              336            1,163
   Troubled debt restructurings                   579            1,859            2,684            2,547            1,649
                                             --------         --------         --------         --------         --------
     Total                                      8,595            8,619            9,585           17,282           27,064
                                             --------         --------         --------         --------         --------
Consumer loans:
   Nonaccrual loans                             5,097            3,586            3,775            3,386            3,038
   Accruing loans 90 days overdue               2,478              659              831              897            1,268
   Troubled debt restructurings                    --               --               --               26               --
                                             --------         --------         --------         --------         --------
     Total                                      7,575            4,245            4,606            4,309            4,306
                                             --------         --------         --------         --------         --------
Total nonperforming loans:
   Nonaccrual loans                            32,250           33,063           40,941           53,371           79,576
   Accruing loans 90 days overdue               8,038            4,412            6,354            6,166            8,451
   Troubled debt restructurings                 2,160            5,045            8,968           17,959           20,901
                                             --------         --------         --------         --------         --------
     Total                                     42,448           42,520           56,263           77,496          108,928
                                             --------         --------         --------         --------         --------
Other nonperforming assets:
   Other real estate owned, net of
     related reserves                          10,000           12,679           16,682           28,867           37,657
   In-substance foreclosures, net of
     related reserves                              --               --            3,391           11,752           36,582
   Repossessions, net of related
     reserves                                   1,818            1,553            2,003            1,961            2,566
                                             --------         --------         --------         --------         --------
      Total                                    11,818           14,232           22,076           42,580           76,805
                                             --------         --------         --------         --------         --------
Total nonperforming assets                   $ 54,267         $ 56,752         $ 78,339         $120,076         $185,733
                                             ========         ========         ========         ========         ========
Total nonperforming loans as a
   percentage of total loans                     1.16%            1.53%            2.13%            3.18%            4.36%
Total nonperforming assets as a
   percentage of total assets                    1.01             1.40             2.10             3.31             5.29
Total nonperforming assets as a
   percentage of total loans and
   total other nonperforming assets              1.48             2.03             2.94             4.85             7.22
-------------------------------------------------------------------------------------------------------------------------

It is the policy of the Company to generally place all commercial real estate loans and commercial business loans and leases which are 90 days or more past due, unless secured by sufficient cash or other assets immediately convertible to cash, on nonaccrual status. All such loans 90 days or more past due, whether on nonaccrual status or not, are considered as nonperforming loans. Residential real estate loans and consumer loans and leases are placed on nonaccrual status generally at 90 days or more past due or when in management's judgment the collectibility of interest and/or principal is doubtful.

    It is also the policy of the Company to place on nonaccrual and therefore nonperforming status loans currently less than 90 days past due or performing in accordance with their terms but which in management's judgment are likely to present future principal and/or interest repayment problems and which thus ultimately would be classified as nonperforming. At December 31, 1996, $10.8 million of commercial real estate and commercial business loans and leases, or 42.5% of total nonperforming loans, were on nonaccrual status and thus disclosed as nonperforming loans even though they were less than 90 days past due.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

    Real estate acquired by the Company as a result of foreclosure or by deed-in-lieu of foreclosure generally is classified as other real estate owned until it is sold. When property is acquired as other real estate owned, it is recorded at the lower of carrying or fair value at the date of acquisition or classification and any writedown resulting therefrom is charged to the allowance for loan and lease losses. All costs incurred from that date in maintaining the property and subsequent reductions in value are expensed and are included in collection and carrying costs of nonperforming assets (a component of noninterest expenses). For further information, see Note 9 to the Consolidated Financial Statements.

Potential Nonperforming Assets.

The total of commercial real estate and commercial business loans and leases which are internally graded substandard or lower, according to the Company's internal loan grading system, but which are still in a performing status (the population from which future nonperforming loans would most likely arise), has continued to decrease since the middle of 1992. At December 31, 1996 and 1995, the Company had classified a total of $79.6 million and $89.7 million, respectively, of commercial real estate and commercial business loans and leases as substandard or lower on its risk rating system. Included in this amount at December 31, 1996 was the Company's $25.4 million of nonperforming commercial real estate loans and commercial business loans and leases. In the opinion of management, the remaining $54.2 million of commercial real estate loans and commercial business loans and leases classified as substandard at December 31, 1996 evidence one or more weaknesses or potential weaknesses and, depending on the regional economy and other factors, may become nonperforming assets in future periods. These loans are net of charge-offs, but not general reserves which have been established based on the Company's internal rating of such loans and evaluation of the adequacy of its allowance for loan and lease losses.

Allowance for Loan and Lease Losses.

The allowance for loan and lease losses is maintained at a level determined to be adequate by management to absorb future chargeoffs of loans and leases deemed noncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment, as discussed above under the "Results of Operations Provision for Loan Losses."

    The allowance for loan and lease losses is available for offsetting credit losses in connection with any loan but is internally allocated to various loan categories as part of the Company's process for evaluating the adequacy of the allowance for loan and lease losses. The following sets forth information concerning the activity in the Company's allowance for loan and lease losses during the periods indicated.

---------------------------------------------------------------------------------------------------------------------------
                                                                         Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                         1996             1995              1994             1993              1992
---------------------------------------------------------------------------------------------------------------------------
Average loans and leases outstanding         $3,224,309       $2,732,316       $2,529,723       $2,473,666       $2,647,479
                                             ==========       ==========       ==========       ==========       ==========
Allowance at the beginning of period         $   60,975       $   63,675       $   67,385       $   71,223       $   88,067
Additions due to acquisitions                    11,365            2,314               --               --               --
Charge-offs:
   Residential real estate mortgages              2,812            4,139            4,646            6,607           13,565
   Commercial real estate mortgages               8,769            8,964            6,207            8,482           19,053
   Commercial business loans and leases           2,994            2,234            4,124            9,622           18,825
   Consumer loans and leases                      3,598            2,631            2,225            3,861            5,771
                                             ----------       ----------       ----------       ----------       ----------
     Total loans charged off                     18,173           17,968           17,202           28,572           57,214
                                             ----------       ----------       ----------       ----------       ----------
Recoveries:
   Residential real estate mortgages                507              620              904              642              627
   Commercial real estate mortgages               9,541            5,185            4,917            6,293            2,582
   Commercial business loans and leases           1,536            2,181            3,440            2,035            2,997
   Consumer loans and leases                        837              738              857            1,717            2,139
                                             ----------       ----------       ----------       ----------       ----------
     Total loans recovered                       12,421            8,724           10,118           10,687            8,345
                                             ----------       ----------       ----------       ----------       ----------
Net charge-offs                                   5,752            9,244            7,084           17,885           48,869
Additions charged to operating expenses             900            4,230            3,374           14,047           32,025
                                             ----------       ----------       ----------       ----------       ----------
Allowance at the end of the period           $   67,488       $   60,975       $   63,675       $   67,385       $   71,223
                                             ==========       ==========       ==========       ==========       ==========
Ratio of net charge-offs to average
   loans and leases outstanding                    0.18%            0.34%            0.28%            0.72%            1.85%
Ratio of allowance to total loans
   and leases at end of period                     1.85%            2.19%            2.41%            2.77%            2.85%
Ratio of allowance to nonperforming
   loans at end of period                        158.99%          143.40%          113.17%           86.95%           65.39%
---------------------------------------------------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

The following table sets forth information concerning the allocation of the Company's allowance for loan and lease losses by loan categories at the dates indicated.

----------------------------------------------------------------------------------------------------------------------------------
                                                                   December 31,
----------------------------------------------------------------------------------------------------------------------------------
                            1996                 1995                1994                1993                   1992
----------------------------------------------------------------------------------------------------------------------------------
                              ALLOWANCE TO         Allowance to        Allowance to        Allowance to            Allowance to
                               PERCENT OF           Percent of          Percent of          Percent of              Percent of
                              TOTAL LOANS          Total Loans         Total Loans         Total Loans             Total Loans
(Dollars in Thousands) AMOUNT BY CATEGORY  Amount  by Category  Amount by Category  Amount  by Category   Amount   by Category
----------------------------------------------------------------------------------------------------------------------------------
Residential real
   estate loans       $ 7,723      0.66%   $10,118      1.27%   $ 8,567      1.07%   $ 9,864      1.37%   $13,647      1.96%
Commercial real
   estate loans        35,478      3.69     31,673      3.97     35,505      4.61     38,177      5.07     40,899      4.99
Commercial business
   loans and leases    13,449      2.82      9,491      2.32      9,274      2.86      8,734      2.88     12,162      3.65
Consumer loans and
   leases              10,838      1.04      9,693      1.25     10,329      1.39     10,610      1.61      4,515      0.70
                      -------              -------              -------              -------              -------
                      $67,488      1.85    $60,975      2.19    $63,675      2.41    $67,385      2.77    $71,223      2.85
                      =======              =======              =======              =======              =======
----------------------------------------------------------------------------------------------------------------------------------

Deposits.

The following table presents the changes in the balances of deposits outstanding at December 31, 1996, 1995 and 1994:

---------------------------------------------------------------------------------------------------------------------------
                                                                      1996-1995                   1995-1994
                                                                        Change                     Change
(Dollars in Thousands)            1996         1995         1994        Amount          Percent     Amount          Percent
---------------------------------------------------------------------------------------------------------------------------
Demand deposits                $  604,980   $  434,091   $  362,790   $  170,889         39.4%   $   71,301          19.7%
NOW accounts                      497,930      351,481      333,192      146,449         41.7        18,289           5.5
Money market access accounts      525,518      490,575      327,424       34,943          7.1       163,151          49.8
Regular savings                   760,340      557,896      650,302      202,444         36.3       (92,406)        (14.2)
Certificates of deposit         1,796,521    1,363,095    1,212,137      433,426         31.8       150,958          12.5
                               ----------   ----------   ----------   ----------                 ----------
   Total deposits              $4,185,289   $3,197,138   $2,885,845   $  988,151         30.9%   $  311,293          10.8%
                               ==========   ==========   ==========   ==========                 ==========
---------------------------------------------------------------------------------------------------------------------------

The increase of $988.2 million in deposits in 1996 was principally due to $774.6 million of deposits acquired in connection with the acquisition of Family Bank in December 1996 and $160.9 million of deposits acquired in connection with the Branch Acquisition in February 1996.

Certificates of deposit of $100,000 or more are scheduled to mature as follows at December 31, 1996:

--------------------------------------------------------------------------------
(In Thousands)
3 months or less                                         $ 77,403          33.3%
Over 3 to 6 months                                         50,566          21.7
Over 6 to 12 months                                        36,839          15.8
More than 12 months                                        68,072          29.2
                                                         --------      --------
                                                         $232,880         100.0%
                                                         ========      ========
--------------------------------------------------------------------------------

Other Interest-Bearing Liabilities.

Other interest-bearing liabilities consist of borrowings from the Federal Home Loan Bank ("FHLB"), securities sold under repurchase agreements, Federal Funds purchased, debentures and treasury tax and loan borrowings from the Federal Reserve Bank. Total interest-bearing liabilities increased 51.2% to $691.0 million at December 31, 1996. The majority of the increase was in borrowings from the Federal Home Loan Bank of Boston. The acquisition of Family Bank added $69.6 million in borrowings in December 1996.

The following table sets forth certain information concerning the Company borrowings at the dates indicated.

--------------------------------------------------------------------------------
                                                        December 31,
--------------------------------------------------------------------------------
(In Thousands)                              1996           1995           1994
--------------------------------------------------------------------------------
FHLB advances                             $470,080       $252,446       $362,450
Repurchase agreements                      197,005        180,957        127,519
Federal funds purchased                         --          1,500          4,404
Other                                       23,884         22,029         10,974
                                          --------       --------       --------
   Total                                  $690,969       $456,932       $505,347
                                          ========       ========       ========
--------------------------------------------------------------------------------

FHLB advances remain the largest nondeposit related interest-bearing funding source for the Company in 1996. These borrowings are secured by qualified residential loans, certain investment securities and certain other assets available to be pledged. The increase in FHLB borrowings was used to partially fund the Branch Acquisition and to support loan growth. For additional information regarding FHLB advances, see Note 12 to the Consolidated Financial Statements. At December 31, 1996, the Company estimates its addi-

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

tional available borrowing capacity from the FHLB to be approximately $641.9 million.

    The increase in securities sold under repurchase agreements of $16.0 million was primarily attributable to the acquisition of Family Bank in December 1996, which had securities sold under repurchase agreements of $11.2 million at December 31, 1996. For additional information regarding securities sold under repurchase agreements, see Note 11 to the Consolidated Financial Statements.

Capital Resources.

Consistent with its long-term goal of operating a safe, sound and profitable organization, the Company strives to maintain a strong capital base. The Company's shareholders' equity totaled $437.0 million or 8.1% of total assets at December 31, 1996, as compared to $354.9 million or 8.7% of total assets at December 31, 1995. The $82.1 million or 23.1% increase in shareholders' equity from December 31, 1995 to December 31, 1996 was the result of $52.5 million in net income, $47.9 million in new stock issuance related to the purchase of Family Bank and $2.3 million of treasury stock sales related to various employee benefit plans of the Company, the effects of which were offset in part by cash dividends of $15.9 million and a $4.7 million reduction in net unrealized gain (net of tax effect) in the market value of securities available for sale.

    During 1996 the Company completed an issuer tender offer in anticipation of the Family Bank purchase and acquired 2,500,000 shares of its common stock. These shares were reissued in connection with the acquisition of Family Bank in December 1996.

    In anticipation of the Bankcore acquisition, the Company repurchased 751,600 shares of its common stock for a total cost of $9.6 million during 1994 and 1995. All shares repurchased were reissued in connection with the Bankcore acquisition in July 1995.

    On January 24, 1997, the Company established a statutory business trust which issued $100 million in capital securities on January 31, 1997. The proceeds were invested in Company issued junior subordinated debentures due 2027. See Note 19 to the Consolidated Financial Statements for more information.

    For additional discussion on capital resources, see Note 13 to the Consolidated Financial Statements and "Regulatory Capital Requirements" under "Regulatory Environment" below.

RISK MANAGEMENT

The Company's success is largely dependent upon its ability to strategically manage financial and nonfinancial risks. Prominent nonfinancial challenges facing the Company and addressed through the Company's strategic planning process include competition from bank and nonbank financial service companies, changing regulatory and political environments, rapid advances in technology-based information systems and demographic and economic changes. The significant financial risks actively managed by the Company include:a) credit risk; b) interest rate risk, including asset and liability management; c) liquidity risk; and d) off-balance sheet risks and commitments.

Credit Risk Management.

The Company's net loan portfolio accounted for 66.4% of the assets of the Company at December 31, 1996 and represents its primary source of credit risk. The Company has dedicated and will continue to dedicate a substantial amount of time and resources to the management of credit risk within its loan portfolio. The Company has established systems of checks and balances to manage the origination, control and collection of loan assets.

    For additional information relating to credit risk, see "Results of Operations - Provision for Loan Losses," "Financial Condition - Nonperforming Assets" and Notes 4 and 5 to the Consolidated Financial Statements.

Interest Rate Risk and Asset/Liability Management.

The Company's interest rate risk and asset and liability management are the responsibility of a Liquidity and Funds Management Committee which reports to the Board of Directors and is comprised of members of the Company's senior management. The Committee is actively involved in formulating the economic projections used by the Company in its planning and budgeting process and establishes policies which monitor and coordinate the Company's sources, uses and pricing of funds.

    Interest rate risk can be defined as the exposure of the Company's net income or financial position to adverse movements in interest rates. In addition to directly impacting net interest income, changes in the level of interest rates also can affect (i) the amount of loans originated and sold by an institution, (ii) the ability of borrowers to repay adjustable rate loans, (iii) the average maturity of mortgage loans, which tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially lower than current mortgage loan rates (due to refinancings of loans at lower rates), (iv) the value of an institution's interest-earning assets and the resultant ability to realize gains on the sale of such assets and
(v) the carrying value of investment securities classified as available for sale and resultant adjustments to shareholders' equity.

    The Company seeks to reduce the volatility of its net interest income by managing the relationship of interest-rate sensitive assets to interest-rate sensitive liabilities. To accomplish this, the Company has undertaken various steps to increase the percentage of floating rate assets and to reduce the average maturity of such assets. A principal focus in recent years has been on the origination of adjustable-rate residential real estate loans and consumer loans, which generally have shorter maturities than fixed-rate residential real estate loans. The Company also originates adjustable-rate and fixed-rate commercial real estate loans and commercial business loans and leases, which collectively also generally mature or reprice more quickly than fixed-rate residential real estate loans.

    Net interest income sensitivity to movements in interest rates is measured through use of a simulation model which analyzes resulting net income under various interest rate scenarios. Projected net interest income is modeled based on both an immediate rise or fall in interest rates ("rate shock") as well as gradual movements in interest rates over a twelve month period. The model is based on the actual maturity and repricing characteristics of interest-rate sensitive assets and liabilities and factors in projections for anticipated activity levels by major product lines of the Company. The simulation model incorporates assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. The model also takes into account the Company's ability to exert greater control over the setting of interest rates on certain deposit products than it has over variable and adjustable-rate loans which are tied to published indices, such as designated prime lending rates and the rate on U.S. Treasury Bills.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

    Based on the information and assumptions in effect at December 31, 1996, management of the Company believes that a 200 basis point gradual change in interest rates over a twelve month period, up or down, would not significantly affect the Company's annualized net interest income.

    As a result of the Company's business strategy to increase noninterest income related to mortgage banking services, the Company has increased its portfolio of residential mortgages serviced for investors. As a result of that strategy, as well as the adoption of SFAS No. 122, the level of mortgage servicing rights has increased significantly in recent periods.

    In order to mitigate the prepayment risk associated with mortgage servicing rights and protect economic value, in 1995 the Company began purchasing constant maturity treasury floors ("CMTs"). The value of the CMTs is related to movements in market interest rates to which they are indexed and the remaining term of the CMT. A CMT's value is inversely related to movements in market interest rates. As interest rates decline, the value of a CMT increases. Market interest rate movements also influence the behavior of borrowers, which impacts the value of mortgage servicing rights as a result of an increase or decrease in mortgage loan prepayment speeds. The value of mortgage servicing rights generally increases as market interest rates increase and declines as market interest rates decrease. Although not accorded hedge accounting treatment due to the uncertainty of strict correlation, in the event that interest rates fall any resulting increase in the value of the CMT is intended to offset, in part, the prospective impairment to the value of the Company's mortgage servicing rights. At December 31, 1996, the Company's CMTs had an amortized cost of $279 thousand, which approximates market value, and were included in other assets on the Company's balance sheet.

Liquidity Risk Management.

The Company seeks to maintain various sources of funds and prudent levels of liquid assets in order to satisfy its varied liquidity demands. Many factors affect the Company's ability to meet its liquidity needs, including its mix of assets and liabilities, reputation and credit standing in the marketplace, interest rates and general economic conditions. The Company's actual inflow and outflow of funds is detailed in the Consolidated Statements of Cash Flows.

    Each of the Company's banking subsidiaries monitors its liquidity in accordance with guidelines established by the Company and applicable regulatory requirements. The primary sources of funds of the Company's banking subsidiaries are deposits, borrowings from the FHLB of Boston and other sources, cash flows from operations, prepayments and maturities of outstanding loans, leases, investments and mortgage-backed securities and the sale of mortgage loans. During 1996 and 1995, the Company's banking subsidiaries used their sources of funds primarily to meet ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan and lease commitments and maintain a substantial securities portfolio.

    Management believes that the Company's banking subsidiaries currently have adequate liquidity available to respond to both expected and unexpected liquidity demands, according to the measurement system established during 1991 and set forth in the Company's contingency liquidity plan. This system measures the net amount of marketable assets, after deducting pledged assets, plus lines of credit, primarily with the FHLB, which are available to fund liquidity requirements. It then measures the adequacy of that amount against the amount of sensitive or volatile liabilities, which include core deposit balances in excess of $100,000, term deposits with short maturities and credit commitments outstanding. This evaluation is conducted at each banking subsidiary and consolidated for the Company on a monthly basis. It allows the Company to manage its liquidity position and funding sources in order to ensure that is has continuing ability to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan and lease commitments, meet contractual maturities on borrowings and maintain a significant portfolio of investment securities.

    The Company's liquidity management policies currently include requirements that the Company maintain a minimum liquidity ratio of no less than 15% with a target of 20%. The Company's consolidated liquidity position generally has exceeded these amounts, as net cash, short-term and marketable assets amounted to 26.8% of net deposits and short-term liabilities at December 31, 1996, as compared to 26.5% at December 31, 1995.

    A secondary source of liquidity, not included in the liquidity ratio calculation, is represented by asset-based liquidity. Asset-based liquidity consists primarily of single-family residential real estate loans which qualify for sale in the secondary market.

    The liquidity needs of the Company on a parent-only basis consist primarily of dividends to shareholders and expenses for general corporate purposes. The primary source of parent-only company cash flow is dividends received from subsidiary banks. For additional information, see Notes 13 and 18 to the Consolidated Financial Statements.

Off-Balance Sheet Risks and Commitments.

Set forth below is a discussion of various off-balance sheet risks and commitments of the Company.

Commitments to extend credit.

At December 31, 1996 and 1995, the total approved loan commitments outstanding, commitments under unused lines of credit and the unadvanced portion of construction loans amounted to $828.8 million and $716.2 million, respectively.

Derivatives.

The Company has only limited involvement with off-balance sheet derivative financial instruments and does not use them for trading purposes.

    The Company has explored and utilized in the past certain financial techniques, such as interest rate exchange agreements, to assist in the management of interest rate risk. The Company believes that such techniques have benefits under certain market and economic conditions. At December 31, 1996, the Company did not have any interest rate exchange agreements in place.

    The Company makes use of forward commitments to sell loans as part of its mortgage banking business. Forward commitments are used in the normal course of business to reduce the Company's exposure to fluctuations in interest rates.

    For additional information, see Note 14 to the Consolidated Financial Statements.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

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

Regulatory Capital Requirements.

Banks and bank holding companies are subject to a broad scope of laws and regulations. The Company believes that it is in material compliance with all applicable federal and state laws and regulations.

    Under Federal Reserve Board ("FRB") guidelines, bank holding companies such as the Company are required to maintain capital based on "risk-adjusted" assets. Under risk-based capital guidelines, categories of assets with potentially higher credit risk require more capital than assets with lower risk. In addition to balance sheet assets, bank holding companies are required to maintain capital, on a risk-adjusted basis, to support certain off-balance sheet activities such as loan commitments. The FRB guidelines classify capital into two tiers, Tier I and Total. Tier I risk-based capital consists of common shareholders' equity, noncumulative perpetual preferred stock, cumulative perpetual preferred stock and capital securities of trust subsidiaries, subject in each case to specified limitations, and minority interests, less goodwill and certain other intangible assets. Total risk-based capital consists of Tier I capital plus a portion of the general allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate preferred stock.

    In addition to risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of Tier I capital to total assets. Total assets for this purpose do not include goodwill and any other intangible assets and investments that the FRB determines should be deducted from Tier I capital. For more information, see Note 13 to the Consolidated Financial Statements.

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

Impending Accounting Changes.

Effective January 1, 1997, the Company will adopt SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. However, SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions until years beginning after December 31, 1997. Earlier or retroactive applications of this Statement is not permitted. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on an approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

Forward-Looking Statements.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
December 31,
--------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Number of Shares and Per Share Data)                                         1996           1995
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                         $   276,995    $   190,436
Federal funds sold                                                                                   83,000        100,255
Securities available for sale, at market value (Notes 3, 11 and 12)                               1,045,069        766,648
Loans held for sale, market value $103,790 in 1996
   and $71,872 in 1995, respectively                                                                103,270         70,979
Loans and leases (Notes 4 and 12)                                                                 3,654,600      2,778,583
   Less: Allowance for loan and lease losses (Note 5)                                                67,488         60,975
                                                                                                -----------    -----------
     Net loans and leases                                                                         3,587,112      2,717,608
                                                                                                -----------    -----------
Premises and equipment (Note 6)                                                                      73,956         56,021
Goodwill and other intangibles (Note 7)                                                              71,649         22,792
Mortgage servicing rights (Note 8)                                                                   33,314         20,309
Other assets (Notes 9 and 10)                                                                       124,033        113,078
                                                                                                -----------    -----------
                                                                                                $ 5,398,398    $ 4,058,126
                                                                                                ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Regular savings                                                                               $   760,340    $   557,896
  Money market access accounts                                                                      525,518        490,575
  Certificates of deposit (including certificates of $100 or more
    of $232,880 and $116,472 in 1996 and 1995, respectively)                                      1,796,521      1,363,095
  NOW accounts                                                                                      497,930        351,481
  Demand deposits                                                                                   604,980        434,091
                                                                                                -----------    -----------
                                                                                                  4,185,289      3,197,138
                                                                                                -----------    -----------
Federal funds purchased                                                                                  --          1,500
Securities sold under repurchase agreements (Note 11)                                               197,005        180,957
Borrowings from the Federal Home Loan Bank of Boston (Note 12)                                      470,080        252,446
Other borrowings                                                                                     23,884         22,029
Other liabilities (Notes 10 and 16)                                                                  85,130         49,131
                                                                                                -----------    -----------
  Total liabilities                                                                               4,961,388      3,703,201
                                                                                                -----------    -----------
Commitments and contingent liabilities (Notes 13, 14, 15 and 16)
Shareholders' equity (Notes 2, 3, 13, 15, 18 and 19):
  Preferred stock, par value $0.01; 5,000,000 shares
    authorized, none issued                                                                              --             --
  Common stock, par value $0.01; 100,000,000 and 30,000,000 shares authorized,
    28,576,885 and 25,596,550 shares issued in 1996 and 1995, respectively                              286            256
  Paid-in capital                                                                                   271,790        224,268
  Retained earnings                                                                                 170,855        134,443
  Net unrealized gain (loss) on securities available for sale, net of applicable income taxes          (582)         3,763
  Treasury stock at cost (355,385 shares and
    524,062 shares, respectively)                                                                    (5,339)        (7,805)
                                                                                                -----------    -----------
      Total shareholders' equity                                                                    437,010        354,925
                                                                                                -----------    -----------
                                                                                                $ 5,398,398    $ 4,058,126
                                                                                                ===========    ===========
--------------------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
   Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
(In Thousands, Except Number of Shares and Per Share Data)      1996             1995               1994
-----------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Interest on loans and leases (Note 4)                     $    288,999     $    253,787     $    215,177
   Interest on mortgage-backed investments                         18,629           12,627           12,409
   Interest on other investments                                   31,620           37,521           27,241
   Dividends on equity securities                                   1,924            1,914            1,770
                                                             ------------     ------------     ------------
    Total interest and dividend income                            341,172          305,849          256,597
                                                             ------------     ------------     ------------
Interest expense:
   Interest on deposits                                           120,443          108,209           87,920
   Interest on borrowed funds                                      30,156           26,686           20,082
                                                             ------------     ------------     ------------
      Total interest expense                                      150,599          134,895          108,002
                                                             ------------     ------------     ------------
      Net interest income                                         190,573          170,954          148,595
Provision for loan and lease losses (Note 5)                          900            4,230            3,374
                                                             ------------     ------------     ------------
    Net interest income after provision
      for loan and lease losses                                   189,673          166,724          145,221
                                                             ------------     ------------     ------------
Noninterest income:
   Customer services                                               15,353           11,908           10,481
Mortgage banking services (Note 8)                                 12,940           10,849            8,446
   Trust and investment advisory services                           7,233            5,850            5,471
   Net securities gains (losses) (Note 3)                             507              116             (254)
   Other noninterest income                                         2,415            2,694            3,482
                                                             ------------     ------------     ------------
                                                                   38,448           31,417           27,626
                                                             ------------     ------------     ------------
Noninterest expenses:
   Salaries and employee benefits (Notes 15 and 16)                73,303           67,472           61,799
   Data processing                                                 12,528            8,924            7,306
   Occupancy                                                       12,320           10,574           10,454
   Equipment                                                        8,479            6,844            6,233
   Advertising and marketing                                        4,327            4,642            4,642
   Deposit and other assessments                                    3,050            4,497            7,899
   Collection and carrying costs of nonperforming assets            1,573            2,595            6,033
   Merger expenses                                                  5,105            4,958              559
   Other noninterest expenses (Note 7)                             27,388           19,774           20,212
                                                             ------------     ------------     ------------
                                                                  148,073          130,280          125,137
                                                             ------------     ------------     ------------
Income before income tax expense                                   80,048           67,861           47,710
Applicable income tax expense (Note 10)                            27,568           23,375           13,662
                                                             ------------     ------------     ------------
    Net income                                               $     52,480     $     44,486     $     34,048
                                                             ============     ============     ============
Weighted average shares outstanding                            25,035,041       24,696,393       24,849,800
Earnings per share                                           $       2.10     $       1.80     $       1.37
-----------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------




CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except                    Number                                                   Net
Number of Shares                        of Shares        Par         Paid-in     Retained     Unrealized     Treasury
and Per Share Data)                      Issued         Value        Capital     Earnings     Gain (Loss)      Stock        Total
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1993          25,602,106    $      256    $  224,306    $  72,535    $    2,964    $  (12,353)   $ 287,438

Treasury stock purchased
   (105,000 shares at an
   average price of $12.02)                    -0-           -0-           -0-          -0-           -0-       (1,262)      (1,262)

Treasury stock issued for employee
   benefit plans (179,426 shares at
   an average price of $7.42)                  -0-           -0-           -0-      (1,027)           -0-        2,655        1,628

Purchase and retirement of
   common stock                            (5,680)           -0-          (60)          -0-           -0-           -0-         (60)

Change in unrealized gains (losses)
   on securities available for sale,
   net of tax of $6,900                        -0-           -0-           -0-          -0-      (11,773)           -0-     (11,773)

Compensation cost of employee
   stock plan                                  -0-           -0-           21           -0-           -0-           -0-          21

Net income                                     -0-           -0-           -0-      34,048            -0-           -0-      34,048

Cash dividends $0.23 per share                 -0-           -0-           -0-      (5,601)           -0-           -0-      (5,601)
                                       ----------    ----------    ----------    ---------    ----------    ----------    ---------

Balances at December 31, 1994          25,596,426    $      256    $  224,267    $  99,955    $   (9,079)   $  (10,960)   $ 304,439


Treasury stock purchased
   (647,357 shares at an
   average price of $12.85)                    -0-           -0-           -0-          -0-           -0-       (8,317)      (8,317)

Treasury stock issued for employee
   benefit plans (132,022 shares at
   an average price of $9.76)                  -0-           -0-           -0-        (401)           -0-        1,908        1,507

Reissuance of treasury stock
   pursuant to acquisition
   (751,600 shares at $15.00)                  -0-           -0-           -0-       1,710            -0-        9,564       11,274

Changes in unrealized gains (losses)
   on securities available for sale,
   net of tax effect of $7,293                 -0-           -0-           -0-          -0-       12,842            -0-      12,842

Compensation cost of employee
   stock plan                                 124            -0-            1           -0-           -0-           -0-           1

Net income                                     -0-           -0-           -0-      44,486            -0-           -0-      44,486

Cash dividends $0.46 per share                 -0-           -0-           -0-     (11,307)           -0-           -0-     (11,307)
                                       ----------    ----------    ----------    ---------    ----------    ----------    ---------

Balances at December 31, 1995          25,596,550    $      256    $  224,268    $ 134,443    $    3,763    $   (7,805)   $ 354,925
                                       ==========    ==========    ==========    =========    ==========    ==========    =========

--------------------------------------------------------------------------------
See accompanying notes to Consolidated Financial Statements.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------




CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (CONT'D)

------------------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except                    Number                                                   Net
Number of Shares                        of Shares        Par         Paid-in     Retained     Unrealized     Treasury
and Per Share Data)                      Issued         Value        Capital     Earnings     Gain (Loss)      Stock        Total
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995          25,596,550    $      256    $  224,268    $ 134,443    $   3,763     $  (7,805)    $ 354,925

Treasury stock issued for employee
   benefit plans (168,677 shares at
   an average price of $14.62)                 -0-           -0-           -0-        (134)          -0-        2,466         2,332

Purchase of 2,500,000 of treasury
   stock pursuant to acquisition of
   Family Bank                                 -0-           -0-           -0-          -0-          -0-      (60,342)      (60,342)

Issuance of common stock and
   2,500,000 shares from treasury
   stock pursuant to acquisition of
   Family Bank                          2,980,335            30        47,522           -0-         344        60,342       108,238

Change in unrealized gains (losses)
   on securities available for sale,
   net of taxes of $2,194                      -0-           -0-           -0-          -0-      (4,689)           -0-       (4,689)

Net income                                     -0-           -0-           -0-      52,480           -0-           -0-       52,480

Cash dividends $0.65 per share                 -0-           -0-           -0-     (15,934)          -0-           -0-      (15,934)
                                       ----------    ----------    ----------    ---------    ---------     ---------     ---------

Balances at December 31, 1996          28,576,885    $      286    $  271,790    $ 170,855    $    (582)    $  (5,339)    $ 437,010
                                       ==========    ==========    ==========    =========    =========     =========     =========

--------------------------------------------------------------------------------
See accompanying notes to Consolidated Financial Statements.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------




CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------
                                                                      Year Ended December 31,
-------------------------------------------------------------------------------------------------------
(In Thousands)                                                      1996           1995           1994
-------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                $    52,480    $    44,486    $    34,048
   Adjustments to reconcile net income to
   net cash provided by operating activities:
      Provision for loan losses                                      900          4,230          3,374
      Provision for depreciation                                   7,409          6,286          5,399
      Provision for losses and writedowns of
         other real estate owned                                     100           (958)           143
      Amortization of goodwill and other intangibles               4,874          2,211          2,045
      Net (increase) decrease in net deferred tax assets            (394)         3,919         (2,486)
      Net losses realized from sales
         of other real estate owned                                  335            528             64
      Net (gains) losses realized from sales
         of securities and consumer loans                           (507)          (116)           254
      Net (gains) losses realized from sales
         of loans held for sale (a component
         or mortgage banking services)                            (7,108)           664            491
      Net decrease (increase) in mortgage servicing rights        (9,305)        (3,034)       (10,792)
      Proceeds from sales of loans held for sale               1,057,261        552,774        273,287
      Residential loans originated and purchased for sale     (1,082,444)      (613,171)      (218,034)
      Net decrease (increase) in interest and
         dividends receivable and other assets                    (9,101)        (2,925)        10,459
      Net increase (decrease) in other liabilities                29,743            366          8,227
                                                             -----------    -----------    -----------

Net cash provided by operating activities                    $    44,243    $    (4,740)   $   106,479
                                                             -----------    -----------    -----------

-------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Proceeds from maturities and principal
      repayments of investment securities                    $        --    $   125,540    $   158,211
   Purchase of investment securities                                  --       (114,491)      (186,396)
   Proceeds from sales of securities available for sale           42,620          9,814         65,380
   Proceeds from maturities and principal repayments of
      securities available for sale                              516,395        135,972        110,446
   Purchases of securities available for sale                   (487,789)      (184,040)      (168,173)
   Net (increase) decrease in loans and leases                  (398,152)      (184,323)      (215,590)
   Proceeds from sales of loans                                       --         31,425          7,550
   Premiums paid on deposits purchased                           (18,230)        (4,290)           (75)
   Net additions to premises and equipment                       (12,155)       (15,800)        (5,323)
   Proceeds from sales of other real estate owned                  3,992         12,722         13,420
   Net decrease in repossessed assets owned                        1,396          2,360          4,020
   Net cash provided by acquisitions                              72,835             --             --
                                                             -----------    -----------    -----------

Net cash provided (used) by investing activities             $  (279,088)   $  (185,111)   $  (216,530)
                                                             -----------    -----------    -----------

--------------------------------------------------------------------------------
See accompanying notes to Consolidated Financial Statements.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------




CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

------------------------------------------------------------------------------------------------------
                                                                      Year Ended December 31,
------------------------------------------------------------------------------------------------------
(In Thousands)                                                      1996           1995           1994
------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net increase (decrease) in deposits                       $   213,572    $   311,293    $   (53,981)
   Net increase (decrease) in securities sold under
      repurchase agreements                                       10,675         53,438         26,831
   Proceeds from Federal Home Loan Bank
      of Boston borrowings                                       481,998        415,998        390,284
   Payments on Federal Home Loan Bank
      of Boston borrowings                                      (328,507)      (526,002)      (279,594)
   Net increase (decrease) in other borrowings                     1,855         11,055          5,087
   Sale of treasury stock                                          2,332          1,507          1,628
   Purchase of treasury stock                                    (60,342)        (8,317)        (1,262)
   Reissuance of treasury stock pursuant
      to acquisition                                                  --         11,274             --
   Cash dividends paid to shareholders                           (15,934)       (11,307)        (5,601)
   Other shareholders' equity, net                                    --             --             39
                                                             -----------    -----------    -----------

Net cash provided by financing activities                    $   305,649    $   258,939    $    83,431
                                                             -----------    -----------    -----------

------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                  70,804         69,088        (26,620)
   Cash and cash equivalents at beginning of period              289,191        220,103        246,723
                                                             -----------    -----------    -----------
   Cash and cash equivalents at end of period                $   359,995    $   289,191    $   220,103
                                                             ===========    ===========    ===========

Supplemental disclosures of information:
   Interest paid on deposits and borrowings                  $   147,785    $   132,301    $   107,927
   Income taxes paid                                              22,905         18,272          2,429

Noncash investing transactions:
   Common stock and treasury stock issued
      for acquisition (1)                                        108,238             --             --
   Investment securities transferred to
      securities available for sale                                   --        275,528             --
   Loans transferred to other real estate owned                    5,188         12,828          9,304
   Loans originated to finance the sales of
      other real estate owned                                      3,602          6,020         12,161
   Increases (decreases) related to SFAS No. 115:
      Securities available for sale                                6,883         20,133        (18,547)
      Deferred income taxes - liabilities                          2,194          7,291         (6,859)
      Net unrealized gain (loss) on
         securities available for sale, net of tax                 4,689         12,842        (11,688)

--------------------------------------------------------------------------------

(1) The Company purchased Family Bank whereby each share of Family Bank was exchanged for 1.26 shares of the Company's stock. In conjunction with the acquisition, liabilities were assumed as follows:

       Fair value of assets acquired         $959,089
       Less liabilities assumed               850,851
                                             --------
       Net effect on capital                 $108,238
                                             ========

See accompanying notes to Consolidated Financial Statements.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1996, 1995 and 1994
(All Dollar Amounts Expressed in Thousands, Except Per Share Data)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Peoples Heritage Financial Group, Inc. (the "Company") and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The Company's principal business activities are retail, commercial and mortgage banking as well as trust and investment advisory services, and are conducted through the Company's direct wholly-owned subsidiaries located in Maine, New Hampshire and northern Massachusetts. The Company and its subsidiaries are subject to competition from other financial institutions and are also subject to regulation of, and periodic examination by, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Maine Bureau of Banking, the New Hampshire Bank Commissioner and the Federal Reserve Board. The following is a description of the more significant accounting policies.

Financial Statement Presentation.

The consolidated financial statements include the accounts of Peoples Heritage Financial Group, Inc., the Company's direct wholly-owned subsidiaries Peoples Heritage Savings Bank (the "Bank"), Bank of New Hampshire Corporation ("BNHC"), which wholly owns the Bank of New Hampshire ("BNH") and Peoples Heritage Merger Corporation, which wholly owns Family Bank, FSB ("Family"), and other subsidiaries which are wholly-owned by the Company's direct wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

   Assets held in a fiduciary capacity by subsidiary trust departments are not assets of the Company and, accordingly, are not included in the Consolidated Balance Sheets.

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

Cash and Cash Equivalents.

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

Securities Available for Sale.

Securities available for sale consist of debt and equity securities that are available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and other similar factors.

These assets are specifically identified and are carried at market value. Changes in market value, net of applicable income taxes, are reported as a separate component of shareholders' equity. When a decline in market value of a security is considered other than temporary, the loss is charged to net securities gains (losses) in the consolidated statements of income as a writedown. Premiums and discounts are amortized and accreted over the term of the securities on the level yield method adjusted for prepayments. Gains and losses on the sale of securities are recognized at the time of the sale using the specific identification method.

Loans.

Loans are carried at the principal amounts outstanding reduced by partial charge-offs and net deferred loan fees. Loans are generally placed on nonaccrual status when they are past due 90 days as to either principal or interest, or when in management's judgment the collectibility of interest or principal of the loan has been significantly impaired. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months. Loans are classified as impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and collateral value.

Allowance for Loan and Lease Losses.

The allowance for loan and lease losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans and leases deemed uncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off, and reduced by charge-offs on loans and leases.

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

Premises and Equipment.

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of related assets.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



   Long-lived assets are evaluated periodically for other-than-temporary impairment. An assessment of recoverability is performed prior to any writedown of the asset. If circumstances suggest that their value may be permanently impaired, then an expense would be charged in the current period.

Goodwill and Other Intangibles.

Goodwill is amortized on a straight-line basis over various periods not exceeding twenty years; core deposit premiums are amortized on a level-yield basis over the estimated life of the associated deposits. Goodwill and other intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

Mortgage Banking and Loans Held for Sale.

Loans originated for sale are classified as held for sale. These loans are specifically identified and carried at the lower of aggregate cost or estimated market value. Market value is estimated based on outstanding investor commitments or, in the absence of such commitment, current investor yield requirements.

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

   Gains and losses on sales of mortgage loans are determined using the specific identification method and recorded as mortgage sales income, a component of mortgage banking services income. The gains and losses resulting from the sales of loans with servicing retained are adjusted to recognize the present value of future servicing fee income over the estimated lives of the related loans. Purchased mortgage servicing rights are recorded at cost upon acquisition.

   In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65." SFAS No. 122 changed the Company's method of accounting for certain mortgage banking activities. The Company elected early adoption of SFAS No. 122 effective for all mortgage banking activities in 1995.

   Mortgage servicing rights are amortized on an accelerated method over the estimated weighted average life of the loans. Amortization is recorded as a charge against mortgage service fee income, a component of mortgage banking services income. The Company's assumptions with respect to prepayments, which affect the estimated average life of the loans, are adjusted periodically to reflect current circumstances. In evaluating the estimated life of its servicing portfolio based on data which is disaggregated to reflect note rate, type and term on the underlying loans.

   Mortgage servicing fees received from investors for servicing their loan portfolios are recorded as mortgage servicing fee income when received. Loan servicing costs are charged to noninterest expenses when incurred.

Other Real Estate and Repossessed Assets Owned.

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

Pension Accounting.

The Company provides pension benefits to its employees under a noncontributory defined benefit plan which is funded on a current basis in compliance with the requirements of the Employee Retirement Income Security Act of 1974 and recognizes costs over the estimated employee service period.

Income Taxes.

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share.

Earnings per share have been computed on the basis of the weighted average number of shares of common stock outstanding. Common stock equivalents were not considered in the calculation of weighted average shares outstanding since their effect was not material.

2. MERGERS AND ACQUISITIONS

On December 6, 1996, the Company completed its purchase of Family Bank located in northern Massachusetts. The purchase included 22 branch offices and $473.8 million in loans and $774.6 million in deposits. The transaction was treated as a purchase for accounting purposes, and, accordingly, the Company's financial statements reflect the acquisition from the time of purchase. The Company issued 5,480,335 shares of common stock.

   On April 2, 1996, the Company completed its merger with the Bank of New Hampshire Corporation which was accounted for under the pooling-of-interests method. Accordingly, the consolidated financial statements of the Company have been restated to reflect the acquisition at the beginning of each period presented. At December 31, 1995, BNHC had total assets of $977.8 million and total shareholders' equity of $84.5 million.

   On February 16, 1996, the Company acquired five branch offices and approximately $160 million of related deposits from Fleet Bank NH. In addition to various assets related to the acquired branches, the Company also acquired approximately $216.4 million of loans in connection with this transaction and assumed $160.8 million in deposits.

   In 1995 the Company had two acquisitions. On July 1, the Company acquired Bankcore, Inc. ("Bankcore"), the New Hampshire-based holding company for North Conway Bank. At the time of acquisition, Bankcore had $132.8 million in total assets and shareholders' equity of $17.8 million. The Bankcore acquisition was treated as a purchase for accounting purposes and, accordingly, the Company's financial statements reflect the acquisition from the time of purchase only.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------




   On July 15, 1995, the Company purchased all the branches and associated deposits, as well as certain loans, of Fleet Bank of Maine located in Aroostook County, Maine. The purchase resulted in the transfer of $46.1 million in deposits and $17.1 million in loans.

   During 1994, the Company acquired Mid-Maine Savings, F.S.B. and was accounted for under the pooling of interest method. Accordingly, the consolidated financial statements of the Company have been restated to reflect the acquisition at the beginning of the period presented.


3. SECURITIES AVAILABLE FOR SALE

A summary of the amortized cost and market values of securities available for sale follows:

----------------------------------------------------------------------------------------------------
                                                         Gross             Gross
                                       Amortized       Unrealized        Unrealized         Market
                                         Cost            Gains             Losses           Value
----------------------------------------------------------------------------------------------------
December 31, 1996:
   U. S. Government obligations
     and obligations of U.S.
     Government agencies and
     corporations                     $  432,367       $      934       $   (1,071)       $  432,230
   Tax-exempt bonds and notes             17,789               39               --            17,828
   Other bonds and notes                   7,858               11              (50)            7,819
   Mortgage-backed securities            444,613            2,217           (2,835)          443,995
   Collateralized mortgage
     obligations                         103,237              286             (706)          102,817
                                      ----------       ----------       ----------        ----------
      Total debt securities            1,005,864            3,487           (4,662)        1,004,689
                                      ----------       ----------       ----------        ----------

   Federal Home Loan Bank of
     Boston stock                         37,948               --               --            37,948
   Other equity securities                 2,330              102               --             2,432
                                      ----------       ----------       ----------        ----------
     Total equity securities              40,278              102               --            40,380
                                      ----------       ----------       ----------        ----------
     Total securities available
      for sale                        $1,046,142       $    3,589       $   (4,662)       $1,045,069
                                      ==========       ==========       ==========        ==========

--------------------------------------------------------------------------------

   The excess of amortized cost over market value of $1.1 million, net of tax effect of $491 thousand, is recorded as a separate component of shareholders' equity.

----------------------------------------------------------------------------------------------------
                                                         Gross             Gross
                                      Amortized        Unrealized        Unrealized         Market
                                        Cost             Gains             Losses           Value
----------------------------------------------------------------------------------------------------
December 31, 1995:
   U. S. Government obligations
     and obligations of U.S.
     Government agencies and
     corporations                     $522,822          $  3,981         $   (227)         $526,576
   Tax-exempt bonds and notes           10,796                43               (2)           10,837
   Other bonds and notes                 5,645                55               (6)            5,694
   Mortgage-backed securities          194,018             2,224             (419)          195,823
                                      --------          --------         --------          --------
      Total debt securities            733,281             6,303             (654)          738,930
                                      --------          --------         --------          --------

   Federal Home Loan Bank of
     Boston stock                       23,793                --               --            23,793
   Other equity securities               3,764               170               (9)            3,925
                                      --------          --------         --------          --------
     Total equity securities            27,557               170               (9)           27,718
                                      --------          --------         --------          --------

     Total securities available
      for sale                        $760,838          $  6,473         $   (663)         $766,648
                                      ========          ========         ========          ========

--------------------------------------------------------------------------------

   The excess of market value over amortized cost of $5.8 million, net of tax effect of $2.0 million, is recorded as a separate component of shareholders' equity.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------




The amortized cost and market values of debt securities available for sale at December 31, 1996 by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 1996, the Company had $24.9 million of securities available for sale with call provisions.

--------------------------------------------------------------------------------
                                              Amortized Cost        Market Value
--------------------------------------------------------------------------------
December 31, 1996:
Due in one year or less                           $  230,555          $  230,786
Due after one year through five years                228,560             228,105
Due after five years through ten years                49,305              49,293
Due after ten years                                  497,444             496,605
                                                  ----------          ----------
   Total debt securities                          $1,005,864          $1,004,689
                                                  ==========          ==========

--------------------------------------------------------------------------------

A summary of realized gains and losses on securities available for sale for 1996, 1995 and 1994 follows:

                               Gross              Gross
                             Realized           Realized
                               Gains             Losses
--------------------------------------------------------
     1996                      $533               $ 26
     1995                       305                189
     1994                       549                803

--------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------




4. LOANS AND LEASES

The Company's lending activities are conducted principally in Maine, New Hampshire and northern Massachusetts. The principal categories of loans in the Company's portfolio are residential real estate loans, which are secured by single-family (one to four units) residences; commercial real estate loans, which are secured by multi-family (five or more units) residential and commercial real estate; commercial business loans and leases; and consumer loans and leases.

A summary of loans and leases follows:

--------------------------------------------------------------------------------
                                                            December 31,
--------------------------------------------------------------------------------
                                                           1996             1995
Residential real estate mortgages:
   Adjustable-rate                                   $  617,323       $  402,695
   Fixed-rate                                           559,551          395,381
                                                     ----------       ----------
                                                      1,176,874          798,076
                                                     ----------       ----------
Commercial real estate mortgages:
   Commercial real estate                               901,105          753,857
   Construction and development                          61,270           43,829
                                                     ----------       ----------
                                                        962,375          797,686
                                                     ----------       ----------
Commercial business loans and leases:
   Business loans                                       463,011          397,652
   Leases                                                14,391           10,940
                                                     ----------       ----------
                                                        477,402          408,592
                                                     ----------       ----------

Consumer loans and leases:
   Home equity                                          362,105          283,008
   Mobile home                                          206,061          214,761
   Automobile                                           192,295          127,969
   Education loans                                      106,900           38,685
   Boat and recreational vehicle                         31,969           22,716
   Other                                                138,619           87,090
                                                     ----------       ----------
                                                      1,037,949          774,229
                                                     ----------       ----------

Total loans and leases                               $3,654,600       $2,778,583
                                                     ==========       ==========

--------------------------------------------------------------------------------

Loan and lease balances are stated net of deferred loan fees totaling $3,324 and $5,022 at December 31, 1996 and 1995, respectively.

Related Party Transactions

Loans to officers, directors and related parties are made in the ordinary course of business and on the same terms and conditions prevailing at the time for comparable transactions. A summary of loans to related parties during 1996 and 1995 follows:

   Balance at December 31, 1994                                        $ 20,760
     Loans made/advanced and additions                                    4,224
     Repayments and reductions                                           (4,191)
     Other changes                                                       (1,380)
                                                                       --------
   Balance at December 31, 1995                                        $ 19,413
     Loans made/advanced and additions                                      557
     Repayments and reductions                                           (2,415)
     Other changes                                                       (5,571)
                                                                       --------
   Balance at December 31, 1996                                        $ 11,984
                                                                       ========

--------------------------------------------------------------------------------

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------




NONPERFORMING LOANS

The following table sets forth information regarding nonperforming loans at the dates indicated:

--------------------------------------------------------------------------------
                                                               December 31,
--------------------------------------------------------------------------------
                                                              1996          1995
--------------------------------------------------------------------------------
Residential real estate mortgages:
   Nonaccrual loans                                        $ 3,867       $ 5,713
   Accruing loans which are 90 days overdue                  5,560         3,728
                                                           -------       -------
     Total                                                   9,427         9,441
                                                           -------       -------

Commercial real estate loans:
   Nonaccrual loans                                         15,270        17,029
   Accruing loans which are 90 days overdue                     --            --
   Troubled debt restructurings                              1,581         3,186
                                                           -------       -------
     Total                                                  16,851        20,215
                                                           -------       -------

Commercial business loans and leases:
   Nonaccrual loans                                          8,016         6,735
   Accruing loans which are 90 days overdue                     --            25
   Troubled debt restructurings                                579         1,859
                                                           -------       -------
     Total                                                   8,595         8,619
                                                           -------       -------

Consumer loans:
   Nonaccrual loans                                          5,097         3,586
   Accruing loans which are 90 days overdue                  2,478           659
                                                           -------       -------
     Total                                                   7,575         4,245
                                                           -------       -------

Total nonperforming loans:
   Nonaccrual loans                                         32,250        33,063
   Accruing loans which are 90 days overdue                  8,038         4,412
   Troubled debt restructurings                              2,160         5,045
                                                           -------       -------
     Total                                                 $42,448       $42,520
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

   During 1996 and 1995, the Company's policy was generally to limit new loans to one borrower to $10.0 million. These limitations are substantially below the limitations set forth in applicable laws and regulations.

   Interest income that would have been recognized for 1996, 1995 and 1994, if nonperforming loans at December 31, 1996, 1995 and 1994 had been performing in accordance with their original terms, approximated $4.7 million, $5.3 million and $8.2 million, respectively. The actual amount that was collected on these loans during the periods and included in interest income approximated $1.9 million, $1.6 million and $1.8 million, respectively. As a result, the reduction in interest income for 1996, 1995, and 1994 associated with nonperforming loans held at the end of such periods approximated $2.8 million, $3.7 million and $6.4 million, respectively.

   Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and loans on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or on which payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into the consideration all of the circumstances surround-

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------




ing the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

   At December 31, 1996 and 1995, total impaired loans were $28.3 million and $27.8 million, of which $22.7 million and $24.7 million had related allowances of $4.2 million and $5.7 million, respectively. During the years ended December 31, 1996 and 1995, the income recognized related to impaired loans was $1.6 million and $1.5 million and the average balance of outstanding impaired loans was $25.2 million and $29.1 million, respectively. The Company recognizes interest on impaired loans on a cash basis when the ability to collect the principal balance is not in doubt; otherwise, cash received is applied to principal balance of loan.

5. ALLOWANCE FOR LOAN AND LEASE LOSSES

Changes in the allowance for loan and lease losses follow:

--------------------------------------------------------------------------------
                                                       December 31,
--------------------------------------------------------------------------------
                                               1996          1995          1994
--------------------------------------------------------------------------------
Balance at beginning of period             $ 60,975      $ 63,675      $ 67,385
Allowance on acquired loans                  11,365         2,314            --
Provisions charged to operations                900         4,230         3,374
Loans and leases charged off                (18,173)      (17,968)      (17,202)
Recoveries                                   12,421         8,724        10,118
                                           --------      --------      --------
Balance at end of period                   $ 67,488      $ 60,975      $ 63,675
                                           ========      ========      ========

--------------------------------------------------------------------------------

6. PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

--------------------------------------------------------------------------------
                                                             December 31,
--------------------------------------------------------------------------------
                                                           1996             1995
--------------------------------------------------------------------------------
Land                                                   $ 10,227         $ 11,754
Buildings and improvements                               61,398           45,302
Leasehold improvements                                   12,273           10,090
Furniture, fixtures and equipment                        65,326           47,372
                                                       --------         --------
                                                        149,224          114,518
                                                       --------         --------
Less accumulated depreciation
   and amortization                                      75,268           58,497
                                                       --------         --------
                                                       $ 73,956         $ 56,021
                                                       ========         ========

--------------------------------------------------------------------------------

7. GOODWILL AND OTHER INTANGIBLES

A summary of goodwill and other intangibles follows:

--------------------------------------------------------------------------------
                                                             December 31,
--------------------------------------------------------------------------------
                                                         1996               1995
--------------------------------------------------------------------------------
Goodwill                                              $53,554            $20,761
Core deposit premiums                                  18,095              2,031
                                                      -------            -------
                                                      $71,649            $22,792
                                                      =======            =======

--------------------------------------------------------------------------------

Amortization of goodwill is included in other noninterest expenses and amounted to $2,215, $1,925 and $1,801 for the years ended December 31, 1996, 1995 and 1994, respectively.

   Amortization of core deposit premiums is included in interest on deposits and amounted to $2,659, $286 and $244 for the years ended December 31, 1996, 1995 and 1994, respectively.

8. MORTGAGE SERVICING RIGHTS

An analysis of mortgage servicing rights for the years ended December 31, 1996, 1995 and 1994 follows:

--------------------------------------------------------------------------------
                                               1996          1995          1994
--------------------------------------------------------------------------------
Balance at beginning of period             $ 20,309      $ 17,275      $  6,483
Mortgage servicing rights capitalized        17,299         9,101        12,535
Mortgage servicing rights acquired
   through acquisition                        3,700            --            --
Amortization charged against
   mortgage service fee income               (4,375)       (3,483)       (1,743)
Mortgage servicing rights sold               (3,619)       (2,584)           --
                                           --------      --------      --------
Balance at end of period                   $ 33,314      $ 20,309      $ 17,275
                                           ========      ========      ========

--------------------------------------------------------------------------------

The Company generally continues to service the residential real estate mortgages sold in the secondary market. The Company pays the investor an agreed-upon rate on the loan, which is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate mortgages. As required by SFAS No. 122, the Company capitalizes mortgage servicing rights at their allocated cost based on relative fair values upon sale of the related loans.

   The Company periodically purchases and sells residential mortgage servicing rights through a closed bid process from brokers representing financial institutions with mortgage servicing portfolios. Residential real estate mortgages serviced for investors at December 31, 1996, 1995 and 1994 amounted to $3.2 billion, $2.6 billion and $2.1 billion, respectively.

9. OTHER REAL ESTATE AND REPOSSESSED ASSETS OWNED

The following table summarizes the composition of other real estate and repossessed assets owned, net of related reserves, which is included in other assets.

--------------------------------------------------------------------------------
                                         December 31,
--------------------------------------------------------------------------------
                                                1996          1995          1994
--------------------------------------------------------------------------------
Real estate properties acquired
   in settlement of loans                    $ 9,941       $12,679       $20,073
Other assets repossessed in
   settlement of non-real
   estate loans                                1,877         1,553         2,003
                                             -------       -------       -------
                                             $11,818       $14,232       $22,076
                                             =======       =======       =======

--------------------------------------------------------------------------------

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------




10. INCOME TAXES

The current and deferred components of income tax expense (benefit) follow:

--------------------------------------------------------------------------------
                                                        December 31,
--------------------------------------------------------------------------------
                                                1996         1995          1994
--------------------------------------------------------------------------------
Current (including $1,381, $805,
   and $302 respectively, of state
   income tax)                               $27,134      $19,480      $ 16,129
Deferred                                         434        3,895        (2,467)
                                             -------      -------      --------
                                             $27,568      $23,375      $ 13,662
                                             =======      =======      ========

--------------------------------------------------------------------------------




The following table reconciles the expected income tax expense (computed by applying the federal statutory tax rate to income before taxes) to recorded income tax expense:

--------------------------------------------------------------------------------
                                                       December 31,
--------------------------------------------------------------------------------
                                               1996          1995          1994
--------------------------------------------------------------------------------
Computed tax expense                       $ 28,017      $ 23,585      $ 16,572
State income tax, net of
   federal benefits                             898           523           196
Benefit of tax-exempt income                   (740)         (585)         (495)
Merger Expenses                                 623           380            --
Amortization of goodwill and
   other intangibles                            916           839           842
Low income/rehabilitation credits            (1,231)       (1,265)       (1,265)
Tax bad debt reserve recapture on
   Mid Maine acquisition                         --            --         1,022
Change in valuation allowance                    --            --        (3,322)
Other, net                                     (915)         (102)          112
                                           --------      --------      --------
                                           $ 27,568      $ 23,375      $ 13,662
                                           ========      ========      ========

--------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities which are included in Other Assets and Other Liabilities, respectively, at December 31, 1996 and 1995 follow:

---------------------------------------------------------------------------------------------------------
                                                                                         1996        1995
---------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan and lease losses                                                $25,003     $23,007
   Reserve for mobile home dealers                                                      2,000       2,119
   Accrued pension expense                                                              2,085         848
   Difference of tax and book basis of other real estate owned                            666         391
   Deferred loan fees                                                                     272         527
   Interest accrued and payments received on nonperforming loans for tax purposes       1,032       1,096
   Unrealized depreciation on securities                                                  491          --
   Other                                                                                3,835       4,984
                                                                                      -------     -------
     Total gross deferred tax assets                                                   35,384      32,972
                                                                                      -------     -------

Deferred tax liabilities
   Difference of tax and book basis of leases                                             313         420
   Difference of tax and book basis of premises and equipment                           1,819       1,747
   Difference of tax and book basis of securities                                         256         522
   Difference of tax and book basis of partnership investments                          2,606         397
   Tax bad debt reserve                                                                 6,143       5,518
   Unrealized appreciation of securities                                                   --       2,025
   Other                                                                                  942       1,948
     Total gross deferred tax liabilities                                              12,079      12,577
                                                                                      -------     -------
     Net deferred tax asset                                                           $23,305     $20,395
                                                                                      =======     =======

--------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

The Company's net deferred tax asset was increased by $828 thousand during 1996 to reflect the purchase of Family Bank. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. The Company estimates that substantially all of its gross deferred tax assets and liabilities will reverse within the next five years. In order to fully realize the net deferred tax asset, the Company will need to generate future taxable income of approximately $66.6 million. Pre-tax book income for the year ended December 31, 1996 was $80.0 million. Based upon the level of 1996 taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, the Company believes it is more likely than not that it will realize the benefits of these deductible temporary differences at December 31, 1996. Accordingly, no valuation allowance has been recorded at December 31, 1996.

   In August, 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

   The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provisions of present law that require recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess distributions is approximately $610 thousand.

11. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

A summary of securities sold under repurchase agreements follows:

--------------------------------------------------------------------------------
                                          At of for the Year Ended December 31,
--------------------------------------------------------------------------------
                                             1996         1995         1994
--------------------------------------------------------------------------------
Balance outstanding at
   end of period                           $197,005     $180,957     $127,519
Market value of collateral at
   end of period                            205,084      195,861      137,304
Amortized cost of
   collateral at end of period              204,470      194,560      141,104
Average balance outstanding                 140,365      152,411      109,216
Maximum outstanding at any
   month end during the period              197,005      213,104      153,710
Average interest rate
   during the period                           4.47%        4.90%        3.36%
Average interest rate at end of period         4.06%        4.64%        4.62%
--------------------------------------------------------------------------------

Securities sold under repurchase agreements generally have maturities of 180 days or less and are collateralized by mortgage backed securities and U.S. Government obligations with the aggregate market value and aggregate amortized costs for the respective periods noted above.

--------------------------------------------------------------------------------

12. BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON

A summary of the borrowings from the Federal Home Loan Bank of Boston is as follows:

--------------------------------------------------------------
                                   December 31, 1996
--------------------------------------------------------------
Principal Amounts           Interest Rates    Maturity Dates
--------------------------------------------------------------
    $ 90,983                 4.81% - 6.87%         1997
      62,500                 5.19% - 5.87%         1998
     225,000                 5.30% - 5.65%         1999
      75,025                 4.70% - 6.05%         2000
       4,728                 5.20% - 5.82%         2003
       5,793                 5.68% - 5.72%         2004
       6,051                 6.14% - 6.90%         2005
    --------
    $470,080
    ========

--------------------------------------------------------------

                                  December 31, 1995
--------------------------------------------------------------
Principal Amounts           Interest Rates    Maturity Dates
--------------------------------------------------------------
    $ 31,500                 4.26% - 6.57%         1996
      72,950                 5.82% - 6.87%         1997
      82,500                 5.30% - 6.02%         1998
      64,000                 5.71% - 5.78%         2000
       1,496                 6.70% - 6.90%         2005
    --------
    $252,446
    ========

--------------------------------------------------------------

Short and long-term borrowings from the Federal Home Loan Bank of Boston, which consist of both fixed and adjustable rate borrowings, are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1 to 4 family properties, certain unencumbered investment securities and other qualified assets.

13. SHAREHOLDERS' EQUITY

Regulatory Capital Requirements
Bank regulatory agencies have established capital adequacy standards which are used extensively in their monitoring and control of the industry. These standards relate capital to level of risk by assigning different weighing to assets and certain off-balance sheet activity. The Company must maintain a minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table below.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                                                     For Capital
                                                                Actual            Adequacy Purposes         Excess
                                                        Amount          Ratio     Amount       Ratio   Amount     Ratio
------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
Total capital (to risk weighted assets)                $409,144         12.24%   $267,428      8.00%   $141,716    4.24%
Tier 1 capital (to risk weighted assets)                367,041         10.98     133,714      4.00     233,327    6.98
Tier 1 leverage capital ratio (to average assets)       367,041          7.96     184,445      4.00     182,596    3.96
as of December 31, 1995:
Total capital (to risk weighted assets)                 361,991         12.88     204,728      8.00     157,353    4.88
Tier 1 capital (to risk weighted assets)                329,645         14.15     102,364      4.00     227,231   10.15
Tier 1 leverage capital ratio (to average assets)       329,645          8.33     158,369      4.00     171,276    4.33
------------------------------------------------------------------------------------------------------------------------------

At December 31, 1996 and 1995, the Company and each of its banking subsidiaries were in compliance with all applicable regulatory capital requirements and had capital ratios in excess of federal regulatory risk-based and leverage requirements.

--------------------------------------------------------------------------------

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

14. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER OFF-BALANCE SHEET RISKS

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

   The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward commitments to sell loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its forward commitments to sell loans through credit approvals, limits and monitoring procedures.

Financial instruments with off-balance sheet risk at December 31, 1996 and 1995 follow:

-----------------------------------------------------------------------
                                          Contract or Notional Amount
-----------------------------------------------------------------------
                                                  December 31,
-----------------------------------------------------------------------
                                               1996         1995
-----------------------------------------------------------------------
Financial instruments with contract
   amounts which represent credit risk:
   Commitments to originate loans,
   unused lines, standby letters of credit
   and unadvanced portions of
   construction loans                         $828,845    $716,251
   Loans serviced with recourse                 38,286      48,213
Financial instruments with notional or
   contract amounts which exceed the
   amount of credit risk:
     Forward commitments to
     sell loans                               $149,330    $128,000

-----------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

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

Lease Obligations
The Company leases certain properties used in operations under terms of operating leases which include renewal options. Rental expense under these leases approximated $4.5 million, $3.4 million and $3.6 million for the years ended 1996, 1995 and 1994, respectively.

Approximate minimum lease payments over the remaining terms of the leases at December 31, 1996 follow:

---------------------------------------------
       1997                    $ 4,216
       1998                      3,734
       1999                      3,394
       2000                      3,077
       2001                      2,169
       2002 and after            5,940
                               -------
                               $22,530
                               =======
---------------------------------------------

15. STOCK BASED COMPENSATION PLANS

Profit Sharing Employee Stock Ownership Plan
In 1989 the Company adopted a Profit Sharing Employee Stock Ownership Plan which is designed to invest primarily in Common Stock of the Company. Substantially all employees are eligible for the Plan following one year of service. Employees may not make contributions to the Plan but may receive a discretionary contribution from the Company based on their pro-rata share of eligible compensation. For 1996, 1995 and 1994 the Directors voted to contribute 4%, 3% and 5% of eligible compensation, respectively. The approximate expense of this contribution for 1996, 1995 and 1994 was $1.5 million, $850 thousand and $1.4 million, respectively.

Stock Option Plans
The Company has adopted various stock option and stock appreciation rights plans for key employees. In 1996, the Company adopted a stock option plan (the "1996 Option Plan") which replaced a plan that had existed since 1986 (the "1986 Option Plan"). The 1996 Option Plan authorizes grants of options to purchase up to 1,250,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of the grant and expire 10 years from the date of the grant. At December 31, 1996, there were 903,050 additional shares available for grant under the 1996 Option Plan. The Company issued no stock appreciation rights in 1996 or 1995.

   The Company has adopted a stock option plan for non-employee directors. The maximum number of shares which may be granted under the plan is 75,000 shares, of which 20,000 were granted in 1996 at $20.88 per share and 18,000 granted in 1995 at $13.63 per share. 1,627 shares had been issued upon exercise of the stock options cumulatively through December 31, 1996.

The per share weighted-average fair value of stock options granted during 1996 and 1995 was $7.91 and $7.04 on the date of the grants using the Black Scholes option-pricing model with the following average assumptions:

--------------------------------------------------------------
                                   1996          1995
--------------------------------------------------------------
Expected dividend yield            2.50%         2.50%
Risk-free interest rate            6.06%         5.84%
Expected life                      5.56 YEARS    5.63 Years
Volatility                        34.50%        36.60%

--------------------------------------------------------------

The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no cost has been recognized for its stock options in the financial statements. Had the Company determined cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

-------------------------------------------------------------------
                                   1996            1995
-------------------------------------------------------------------
Net Income
   As reported                    $52,480         $44,486
   Pro Forma                      $51,399         $44,263
Earnings Per Share
   As Reported                    $  2.10         $  1.80
   Pro Forma                      $  2.05         $  1.79

-------------------------------------------------------------------

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Pro forma net income reflects only stock options granted in 1996 and 1995. Therefore, the full impact of calculating cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because cost is reflected over the options' vesting period and cost for options granted prior to January 1, 1995 is not considered.

Stock option activity during the periods indicated was as follows:

----------------------------------------------------------------
                                Number of     Weighted Average
                                 Shares        Exercise Price
----------------------------------------------------------------
Balance at December 31, 1994    1,135,683         $10.31
   Granted                        417,139          20.68
   Exercised                       73,790           7.78
   Forfeited                       24,902          12.50
   Expired                             --             --
Balance at December 31, 1995    1,454,130          13.36
   Granted                        366,950          23.73
   Exercised                      137,973           9.54
   Forfeited                       30,296          18.59
   Expired                             --             --
   Assumed in acquisitions         91,665           7.34
                                ---------
Balance at December 31, 1996    1,744,476         $15.44
                                =========
----------------------------------------------------------------

The range of per share prices for outstanding exercisable stock options at December 31, 1996 and 1995 were as follows:

---------------------------------------------------------------------
                       December 31, 1996        December 31, 1995
---------------------------------------------------------------------
                     Options      Options      Options      Options
                   Outstanding  Exercisable  Outstanding  Exercisable
---------------------------------------------------------------------
$ 2.65 to $ 5.00      135,608      135,608      109,392    109,392
$ 5.01 to $15.00      256,329      256,329      291,270    147,463
$10.01 to $15.00      607,181      494,540      654,558    379,174
$15.01 to $20.00           --           --           --         --
$20.01 to $25.38      745,358      158,429      398,910         --
                   ----------   ----------   ----------   --------
  Total Options     1,744,476    1,044,906    1,454,130    636,029
                   ==========   ==========   ==========   ========
  Weighted
    average price  $    15.44   $    11.67   $    13.36   $   9.73

Employee Stock Purchase Plan
The Company has an Employee Stock Purchase Plan covering all full-time employees with one year of service. The maximum number of shares which may be issued under the Employee Stock Purchase Plan is 676,000 shares. Employees have the right to authorize payroll deductions up to 10% of their salary. As of December 31, 1996, 327,250 shares had been purchased under this plan.

16. RETIREMENT AND OTHER BENEFIT PLANS

Defined Benefit Pension Plan
The Company and its subsidiaries have noncontributory defined benefit plans covering substantially all permanent, full-time employees. Benefits are based on career average earnings and length of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

The following tables set forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995.

------------------------------------------------------------------------
                                                      December 31,
------------------------------------------------------------------------
                                                   1996          1995
------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation,
   including vested benefits of $34,285
   and $30,020                                   $ 36,161       $ 30,890
                                                 ========       ========
Projected benefit obligation for service
   rendered to date                              $ 42,628       $ 34,087

Plan assets at fair value, primarily listed
   stocks and corporate bonds                     (42,331)       (31,602)
                                                 --------       --------
Plan assets (greater) less than projected
   benefit obligation                                 297          2,485

Unrecognized net loss from past experi-
   ence different from that assumed and
   effects of changes in assumptions                 (114)        (3,721)

Unrecognized prior service cost                        72            550

Unrecognized net asset at adoption of
   SFAS No. 87, net of amortization                 1,814          1,921
                                                 --------       --------
Accrued pension cost included
   in other liabilities                          $  2,069       $  1,235
                                                 ========       ========

------------------------------------------------------------------------

Net pension cost for 1996, 1995 and 1994 included the following components:

--------------------------------------------------------------------------------
                                      1996          1995         1994
--------------------------------------------------------------------------------
Service cost during the period      $ 1,667       $ 1,650       $ 1,562
Interest cost on projected
   benefit obligation                 2,515         2,268         2,181
Actual return on plan assets         (3,673)       (5,518)          283
Net amortization and deferral           693         3,158        (2,560)
                                    -------       -------       -------
Net periodic pension cost           $ 1,202       $ 1,558       $ 1,466
                                    =======       =======       =======

--------------------------------------------------------------------------------

Assumptions used to determine actuarial present value of benefit obligations were as follows:

--------------------------------------------------------------------------------
                                                    December 31,
--------------------------------------------------------------------------------
Weighted average                             1996       1995     1994
--------------------------------------------------------------------------------
Discount rate                                7.50%      7.25%     7.50%
Increase in compensation levels              4.50       4.50      4.50
Expected long term return on assets          8.25       8.25      8.50
--------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Thrift Incentive Plan
The Company has a Contributory Thrift Incentive Plan, covering substantially all permanent employees after completion of one year of service. The Company matches employee contributions based on a predetermined formula and may make additional discretionary contributions. The total expense for 1996, 1995 and 1994 was $870 thousand, $659 thousand and $620 thousand, respectively.

Supplemental Retirement Plans
The Company has adopted supplemental retirement plans for several key officers. These plans were designed to offset the impact of changes in the Pension Plan which reduced benefits for highly paid employees. The cost of these plans was $343 thousand, $823 thousand and $342 thousand for 1996, 1995 and 1994, respectively.

Postretirement Benefits Other Than Pensions
The Company and its subsidiaries sponsor postretirement benefit programs which provide medical coverage and life insurance benefits to employees and directors who meet minimum age and service requirements.

   The Company and its subsidiaries recognize costs related to post retirement benefits under the accrual method, which recognizes costs over the employee's period of active employment. The impact of adopting SFAS No. 106 is being amortized over a twenty year period beginning January 1, 1993.

   The following reconciles the program's funded status with amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1996 and 1995:

----------------------------------------------------------------------
                                                 1996       1995
----------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                     $4,146     $4,170
   Fully eligible active program participants      427        817
   Other active program participants             1,476      1,704
                                                ------     ------
                                                 6,049      6,691
Plan assets                                         --         --
                                                ------     ------
Accumulated postretirement benefit
   obligation in excess of plan assets           6,049      6,691
Unrecognized net gain                            1,067        269
Unrecognized prior service cost                 (4,764)    (5,219)
                                                ------     ------
Accrued postretirement benefit cost
   included in other liabilities                $2,352     $1,741
                                                ======     ======

----------------------------------------------------------------------

Net postretirement benefit cost for the year ended December 31, 1996, 1995 and 1994 included the following components:

---------------------------------------------------------------
                                    1996      1995      1994
---------------------------------------------------------------
Service cost                        $127      $100    $  145
Interest cost                        417       469       514
Amortization of accumulated
   postretirement obligation         263       313       342
                                    ----      ----    ------
Net periodic postretirement
   benefit cost                     $807      $882    $1,001
                                    ====      =====   ======

---------------------------------------------------------------

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the Company's fair values should not be compared to those of other banks.

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

   SECURITIES AVAILABLE FOR SALE AND LOANS HELD FOR SALE. Fair values, are based on quoted bid market prices, where available. Where quoted market prices for an instrument are not available, fair values are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instrument being valued. Fair values are calculated based on the value of one unit without regard to premiums or discounts that might result from selling all of the Company's holdings of a particular security in one transaction.

   LOANS AND LEASES. The fair values of commercial, commercial real estate, residential real estate, and certain consumer loans and leases are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar quality.

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

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


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

   The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding ("deposit base intangibles")

   BORROWINGS, INCLUDING FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON, SUBORDINATED CAPITAL NOTES AND OTHER BORROWINGS. The fair value of the Company's long-term borrowings is estimated based on quoted market prices for the issues for which there is a market, or by discounting cash flows based on current rates available to the Company for similar types of borrowing arrangements. For short-term borrowings that mature or reprice in 90 days or less, carrying value approximates fair value.

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

   FORWARD COMMITMENTS TO SELL LOANS. The fair value of the Company's forward commitments to sell loans reflects the value of origination fees and excess servicing recognizable upon sale of loans net of any cost to the Company if it fails to meet its sale obligation. Of the $149.3 million of forward sales commitments at December 31, 1996, the Company had $103.3 million of loans available to sell at that date as well as sufficient loan originations subsequent to December 31, 1996 to fulfill the commitments. Consequently, the Company has no unmet sales obligation to value and due to the short-term nature of the commitments has not estimated the value of the fees and servicing.

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

A summary of the fair values of the Company's significant financial instruments at December 31, 1996 and 1995 follows:

--------------------------------------------------------------------------------------------------------
                                                      1996                               1995
--------------------------------------------------------------------------------------------------------
                                            CARRYING           FAIR           Carrying           Fair
                                              VALUE            VALUE            Value            Value
--------------------------------------------------------------------------------------------------------
Assets:
   Cash and cash equivalents               $  359,995       $  359,995       $  290,691       $  290,691
   Securities                               1,045,069        1,045,069          766,648          766,648
   Loans held for sale                        103,270          103,790           70,979           71,872
   Loans and leases                         3,587,112        3,767,093        2,717,608        2,776,912
   Mortgage servicing rights                   33,314           35,908           20,309           22,140

Liabilities:
   Deposit (with no stated maturity)       $2,388,768       $2,388,768       $1,834,043       $1,834,043
   Time deposits                            1,796,521        1,823,214        1,363,095        1,382,145
   Borrowings                                 690,969          689,003          456,932          458,116

--------------------------------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

18. CONDENSED PARENT INFORMATION

Condensed Financial Statements of the Parent Company

---------------------------------------------------------------------------------------------------------------------------
                                                                                                 December 31,
---------------------------------------------------------------------------------------------------------------------------
Balance sheets                                                                        1996                      1995
---------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and due from banks                                                          $  2,401                  $ 22,568
   Securities                                                                             --                     1,045
   Investment in bank subsidiaries                                                   418,074                   311,907
   Goodwill and other intangibles                                                     13,206                    14,392
   Amounts receivable from subsidiaries                                                6,331                     9,363
   Other assets                                                                        4,088                     5,315
                                                                                    --------                  --------
      Total assets                                                                  $444,100                  $364,590
                                                                                    ========                  ========

Liabilities and shareholders' equity
   Amounts payable to subsidiaries                                                      $188                      $132
   Notes payable                                                                       6,530                     7,836
   Other liabilities                                                                     372                     1,697
   Shareholders' equity                                                              437,010                   354,925
                                                                                    --------                  --------
      Total liabilities and shareholders' equity                                    $444,100                  $364,590
                                                                                    ========                  ========

---------------------------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
Statements of Income                                     1996                         1995                      1994
---------------------------------------------------------------------------------------------------------------------------
Operating income:
   Dividends from banking subsidiaries                 $ 67,710                     $ 23,007                  $ 10,590
   Gain (loss) on intercompany loan sales                    --                           --                      (430)
   Other operating income                                   625                          474                       452
                                                       --------                     --------                  --------
      Total operating income                             68,335                       23,481                    10,612
                                                       --------                     --------                  --------
Operating expenses:
   Interest on borrowings                                   609                          363                        --
   Amortization of goodwill                               1,505                        1,505                     1,505
   Amortization of acquisition premiums                     359                          359                       359
   Merger                                                    37                        4,958                        --
   Other operating expenses                                 907                          731                     1,242
                                                       --------                     --------                  --------
      Total operating expenses                            3,417                        7,916                     3,106
                                                       --------                     --------                  --------
Income before income taxes and equity
   in undistributed net income of subsidiaries           64,918                       15,565                     7,506

Income tax benefit                                          (25)                      (1,492)                     (432)
                                                       --------                     --------                  --------
Income before equity in undistributed
   net income of subsidiaries                            64,943                       17,057                     7,938

Equity in undistributed net income
   of subsidiaries (1)                                  (12,463)                      27,429                    26,110
                                                       --------                     --------                  --------
Net income                                             $ 52,480                     $ 44,486                  $ 34,048
                                                       ========                     ========                  ========

---------------------------------------------------------------------------------------------------------------------------

(1) Amounts in parenthesis represent the excess of dividends over net income from subsidiaries.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                                 Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------
Statements of Cash Flows                                                  1996            1995             1994
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                           $ 52,480        $ 44,486        $ 34,048
   Adjustments to reconcile net income to net
   cash (used) provided by operating activities:
      Undistributed net income from subsidiaries                          12,463         (27,429)        (26,110)
      Amortization of goodwill                                             1,505           1,505           1,505
      Amortization of acquisition premiums                                   359             359             359
      Securities losses (gains)                                               --               1            (165)
      Loss (gain) on intercompany loan sales                                  --              --             430
      (Increase) decrease in amounts receivable from subsidiaries          3,032          (7,973)           (459)
      Decrease (increase) in other assets                                    549            (119)           (130)
      Increase (decrease) in amounts payable to subsidiaries                  56              47              79
      Increase (decrease) in other liabilities                            (1,325)            488            (325)
      Other, net                                                          (2,081)         (1,021)           (609)
                                                                        --------        --------        --------
Net cash (used) provided by operating activities                          67,038          10,344           8,623
                                                                        --------        --------        --------
Cash flows from investing activities:
   Reissuance of treasury stock pursuant to acquisition                       --          11,274              --
   Issuance of notes payable pursuant to acquisition (net)                    --           7,836              --
   Sales of available for sale securities                                  1,045             622             255
   Purchase of available for sale securities                                  --            (622)             --
   Payment of notes payable                                               (1,306)             --              --
   Capital contribution to subsidiary                                    (13,000)             --              --
                                                                        --------        --------        --------
Net cash used (provided) by investing activities                         (13,261)         19,110             255
                                                                        --------        --------        --------
Cash flows from financing activities:
   Dividends paid to shareholders                                        (15,934)        (11,307)         (5,601)
   Treasury stock acquired                                               (60,342)         (8,317)         (1,322)
   Treasury stock sold                                                     2,332           1,507           1,628
                                                                        --------        --------        --------
Net cash provided (used) by financing activities                         (73,944)        (18,117)         (5,295)
                                                                        --------        --------        --------
Net increase (decrease) in cash and due from banks                       (20,167)         11,337           3,583

Cash and due from banks at beginning of year                              22,568          11,231           7,648
                                                                        --------        --------        --------
Cash and due from banks at end of year                                  $  2,401        $ 22,568        $ 11,231
                                                                        ========        ========        ========

--------------------------------------------------------------------------------------------------------------------
Supplemental disclosure information:
   Interest paid on borrowings                                          $    609        $    363             $--
--------------------------------------------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

19. SUBSEQUENT EVENT (UNAUDITED)

On January 24, 1997, the Company sponsored the creation of Peoples Heritage Capital Trust I (the "Trust") a statutory business trust created under the laws of Delaware. The Company is the owner of all of the common securities of the Trust. On January 31, 1997, the Trust issued $100.0 million of 9.06% Capital Securities (the "Capital Securities," and with the "Common Securities," the "Trust Securities"), the proceeds from which were used by the Trust, along with the Company's $3.1 million capital contribution for the Common Securities, to acquire $103.1 million aggregate principal amount of the Company's 9.06% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "Debentures"), which constitute the sole assets of the Trust. The Company has, through the Declaration of Trust establishing the Trust, Common Securities and Capital Securities Guarantee Agreements, the Debentures and a related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Securities. The Capital Securities will be presented as a separate line item in future consolidated balance sheets of the Company, entitled "Company-obligated mandatorily redeemable capital securities of subsidiary trust holding solely junior subordinated debentures of the Company." The Company has sought treatment that separate financial statements of the Trust are not required pursuant to Staff Accounting Bulletin 53 of the Securities and Exchange Commission.


20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

---------------------------------------------------------------------------------------------------------------------------
                                                     1996                                                1995
-------------------------------------------------------------------------------------------------------------------------------
                                   FOURTH     THIRD       SECOND      FIRST            Fourth      Third     Second     First
                                  QUARTER    QUARTER     QUARTER     QUARTER          Quarter     Quarter    Quarter   Quarter
-------------------------------------------------------------------------------------------------------------------------------
Interest income                   $90,827    $85,506     $84,085    $80,754           $80,162    $79,490    $74,364    $71,833
Interest expense                   40,168     37,562      37,254     35,615            35,854     35,344     32,970     30,727
Provision for loan losses              --         --         450        450             1,080      1,080      1,040      1,030
Net interest income after
   provision for loan losses       50,659     47,944      46,381     44,689            43,228     43,066     40,354     40,076
Noninterest income                  9,979      9,804       9,196      9,469             8,379      8,325      7,616      7,097
Noninterest expenses               37,649     36,256      39,586     34,582            35,253     31,901     30,983     32,143
Income before income taxes         22,989     21,492      15,991     19,576            16,354     19,490     16,987     15,030
Income tax expense                  7,450      7,300       5,848      6,970             5,930      6,701      5,776      4,968
Net income                         15,539     14,192      10,143     12,606            10,424     12,789     11,211     10,062
Earnings per share                   0.63       0.56        0.40       0.51              0.42       0.51       0.46       0.41
Cash earnings per share              0.69       0.61        0.45       0.54              0.44       0.53       0.49       0.43

-------------------------------------------------------------------------------------------------------------------------------

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


INDEPENDENT AUDITORS' REPORT

The Board of Directors
Peoples Heritage Financial Group, Inc.:


We have audited the accompanying consolidated balance sheets of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company changed its method of accounting for mortgage servicing rights effective January 1, 1995.


                                            KPMG PEAT MARWICK LLP

January 22, 1997
Boston, Massachusetts

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CORPORATE DIRECTORY

--------------------------------------------------------------------------------

PEOPLES HERITAGE
FINANCIAL GROUP, INC.
BOARD OF DIRECTORS

[PHOTO]




WILLIAM J. RYAN (1,4)
Chairman of the Board
President & Chief Executive Officer
Chairman, Governance & Nominating Committee
Peoples Heritage Financial Group, Inc.
President & Chief Executive Officer
Peoples Heritage Bank

ROBERT A. MARDEN (1,4)
Vice Chairman of the Board
Chairman, Executive/ALCO Committee
Attorney-at-Law
Marden, Dubord, Bernier & Stevens

PAMELA P. PLUMB (1,3,4)
Vice Chairman of the Board
Pamela Plumb & Associates
Former President - National League of Cities


ROBERT P. BAHRE (1)
President & Chief Executive Officer
New Hampshire International Speedway

EVERETT W. GRAY (2,3,5)
Retired Attorney
Real Estate Investor

DAVIS P. THURBER
Chairman
Bank of New Hampshire

ANDREW W. GREENE (1,3,5)
President
Blue Cross/Blue Shield of Maine

KATHERINE M. GREENLEAF (1,3)
Chairman, Human Resources Committee
Principal
Katherine M. Greenleaf Consulting


MALCOLM W. PHILBROOK, JR. (1,2,5)
Chairman, Audit Committee Attorney & President
Crockett, Philbrook & Crouch, P.A.

CURTIS M. SCRIBNER (1,2,5)
Chairman, Asset Review
President
C. M. Scribner & Company

DANA S. LEVENSON (3,5)
President
Quatro Realty Corp.

PAUL R. SHEA
President & CEO
Bank of New Hampshire

JOHN E. VEASEY
President
Cedardale, Inc.

1.    Executive/ALCO Committee

2.    Audit Committee

3.    Human Resources Committee

4.    Governance & Nominating Committee

5.    Asset Review Committee



--------------------------------------------------------------------------------

PEOPLES HERITAGE BANK
BOARD OF DIRECTORS

[PHOTO]




[PEOPLES HERITAGE LOGO]




ROBERT A. MARDEN (1,3,6)
Chairman of the Board
Attorney-at-Law
Marden, Dubord, Bernier & Stevens

WILLARD B. ARNOLD III (1,3,4)
Chairman, Nominating Committee
Retired Sales Executive

EARL B. AUSTIN, JR. (1,2,4)
Accountant
Earl B. Austin, JL & Assoc., P.A.

CHARLES BELLEGARDE, JR. (2,4)
Consultant & President
Charles Bellegarde & Son, Inc.

PETER B. CHAPMAN (2,3,5)
President & Chief Executive Officer
Paris Farmers Union

MADELEINE R. FREEMAN (2)
Chairman
Audit Committee
Retired Executive Director
Eastern Area Agency on Aging


EVERETT W. GRAY (1,2,3,5)
Retired Attorney
Real Estate Investor

GUY A. HARTNETT (1,3,5)
President, Treasurer, Owner
One-Right Systems, Inc.
President
Lydimap Corp.

GALEN N. HOGAN (2,4)
President, Treasurer, Chief Executive Officer
Hogan Tire Co.

MALCOLM W. PHILBROOK, JR. (1,3,4,5,6)
Chairman, Executive Committee
Chairman, Liquidity & Funds Management Committee
Chairman, Trust Committee
Attorney & President
Crockett, Philbrook & Crouch P.A.

CURTIS M. SCRIBNER (1,4,5)
Chairman
Asset Review Committee
Principal
C.M. Scribner & Company


WILLIAM J. RYAN (1,3,4,5)
Chairman,
President & Chief Executive Officer
Peoples Heritage Financial Group, Inc.
President & Chief Executive Officer
Peoples Heritage Bank

DAVID M. MACMAHON (6)
President
Gates Formed-Fibre Products, Inc.

SHELTON S. WHITE, JR. (4)
President
H.E. Callahan Construction Co.

MEG BAXTER
President
United Way of Greater Portland

1.    Executive Committee

2.    Audit Committee

3.    Nominating Committee

4.    Liquidity & Funds Management Committee

5.    Asset Review Committee

6.    Trust Committee

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

PEOPLES HERITAGE
FINANCIAL GROUP, INC.
SENIOR MANAGEMENT




WILLIAM J. RYAN
President & Chief Executive Officer

PETER J. VERRILL, CPA
Executive Vice President & Chief Operating Officer & Chief Financial Officer

JOHN W. FRIDLINGTON
Executive Vice President
Commercial Lending


GLENN H. MCALLISTER
Executive Vice President
Residential and Consumer Lending

WENDY P. SUEHRSTEDT
Executive Vice President
Retail Delivery

R. SCOTT BACON
Executive Vice President
Bank of New Hampshire


DAVID D. HINDLE
Executive Vice President
Family Bank

CAROL L. MITCHELL, ESQ.
Executive Vice President General Counsel, Clerk & Secretary




--------------------------------------------------------------------------------

PEOPLES HERITAGE BANK
SENIOR MANAGEMENT




WILLIAM J. RYAN
President & Chief Executive Officer

PETER J. VERRILL, CPA
Executive Vice President, Chief Operating Officer & Chief Financial Officer

JOHN W. FRIDLINGTON
Executive Vice President
Commercial Lending

GLENN H. MCALLISTER
Executive Vice President
Residential and Consumer Lending

CAROL L. MITCHELL, ESQ.
Executive Vice President & General Counsel
Legal Affairs, Human Resources, Facilities

WENDY P. SUEHRSTEDT
Executive Vice President
Retail Banking


ANNE T. DUNNE
President
Heritage Investment Planning Services

NORMAND J. ALBERT
Senior Vice President
Commercial Lending

THOMAS P. HOGAN
Senior Vice President
Consumer Lending

JOSEPH W. HANSON, JR.
Senior Vice President
Operations

MAURICE C. GALLANT, JR.
Senior Vice President
Audit

THEODORE N. SCONTRAS
Senior Vice President
Public Finance

STEPHEN J. BOYLE
Senior Vice President
Controller


CYNTHIA H. HAMILTON
Senior Vice President
Human Resources

ELIZABETH K. WARN
Senior Vice President
Retail Mortgage

GARY L. ROBINSON
Senior Vice President
Trust and Investment Group

WENDY P. SUEHRSTEDT
Executive Vice President
Retail Banking

HALL THOMPSON
Senior Vice President
Investments

RICHARD J. VAIL
Senior Vice President
Commercial Lending

BRIAN E. WOOD
Senior Vice President
Marketing



--------------------------------------------------------------------------------

OXFORD BANK & TRUST
a division of Peoples Heritage Bank

SENIOR MANAGEMENT


EDWARD L. DILWORTH, JR.
Division President


NEIL R. ELDER
Senior Vice President

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

PEOPLES HERITAGE
BANKING CENTERS




ASHLAND
10 Main Street

AUBURN
223 Center Street
Great Falls Plaza
Auburndale Plaza
600 Center Street

AUGUSTA
101 Western Ave

BANGOR
1067 Union Street
74 Hammond Street
353 Main Street
54 Springer Drive

BIDDEFORD
299 Elm Street

BREWER
508 Wilson Street

BRUNSWICK
208 1/2 Maine Street

CAMDEN
89 Elm Street

CARIBOU
Sweden Street
Caribou Mall

EAGLE LAKE
Church Street

EASTON
Main Street

ELLSWORTH
204 Main Street

FAIRFIELD
112 Main Street

FALMOUTH
223 U.S. Route #1

FARMINGTON
60 Main Street
Mount Blue Shopping Center,
Rts. 2 & 4

FORT FAIRFIELD
206 Main Street

FORT KENT
Pleasent Street Plaza


GRAY
Gray Plaza, Rt. # 26

HOULTON
6 North Street

KENNEBUNK
56 Portland Road

KITTERY
30 State Road

LEWISTON
217 Main Street
664 Main Street
790 Lisbon Street

LIMESTONE
222 Main Street

LINCOLN
Lincoln Plaza

LISBON FALLS
38 Main Street

MARS HILL
37 Main Street

NEWPORT
Main Street

NORTH WINDHAM
Route #302 Roosevelt Trail
Shaw's Supermarket,
Route #302

OAKLAND
11 Main Street

PITTSFIELD
60 Main Street

PORTLAND
One Portland Square
481 Congress Street
605 Congress Street
Westgate Shopping Center,
1370 Congress Street
449 Forest Avenue
Northgate Shopping Center,
3 Auburn Street

PRESQUE ISLE
551 Main Street

ROCKLAND
34 School Street


SACO
Saco Valley Shopping Center,
11 Scammon Street

SANFORD
Shaw's Shopping Plaza

SCARBOROUGH
Oak Hill Plaza

SEARSPORT
Main Street

SOUTH PORTLAND
Millcreek Shopping Center
415 Philbrook Road

THOMASTON
115 Main Street

VAN BUREN
29 Main Street

WASHBURN
12 Main Street

WATERVILLE
182 Main Street
Shaw's Plaza,
251 Kennedy Memorial Drive

WESTBROOK
835 Main Street

YARMOUTH
Shop 'N Save Plaza,
U.S. Route #1

YORK
127 Long Sands Road

----------------------------

OXFORD BANK & TRUST
BANKING CENTERS

OXFORD
Route 26

MECHANIC FALLS
80 Lewiston Street

WEST PARIS
Main Street

CASCO
Leach Hill Road

SOUTH PARIS
45 Main Street

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

BANK OF
NEW HAMPSHIRE
BOARD OF DIRECTORS

[PHOTO]


[BANK OF NEW HAMPSHIRE LOGO]




DAVIS P. THURBER
Chairman of the Board

PAUL R. SHEA
President & Chief Executive Officer

ARTHUR E. COMOLLI, DMD
General Dentistry

RAYMOND G. COTE
President (Retired)
Harvey Construction Co., Inc.

RAYMOND J. CRETEAU
President (Retired)
Riverside Millwork Co., Inc.

JOSEPH A. DESMOND
Chairman & Chief Executive Officer
The Concord Group Insurance Companies


RALPH GABARRO
Chief Operating Officer
Charter Brookside

PETER J. GRIFFIN
President
Great Bay Marine, Inc.

DONALD G. HAYES
President
Ricci Supply Company, Inc.

DIANA JURIS
Vice President and Chief Operating Officer
Nashua Motor Express

DANA S. LEVENSON
President
Quatro Realty Corp.

JOHN E. MENARIO
Special Assistant to the President
Peoples Heritage Financial Group, Inc.

JOHN M. PARSONS
Treasurer
MH Parsons & Son Lumber Co.

PETER PRUDDEN, JR.
Senior Account Executive
Moore Business Forms, Inc.

GERRY S. WEIDEMA
Partner
Weidema & Lavin, CPAs




--------------------------------------------------------------------------------

BANK OF
NEW HAMPSHIRE
SENIOR OFFICERS




PAUL R. SHEA
President & CEO

R. SCOTT BACON
Chief Operating Officer
Executive Vice President

HAROLD R. ACRES
Senior Executive Vice President
Chief Lending Officer

MARK A. COLLINS
Executive Vice President
Marketing & Strategic Planning

ROBERT B. ESAU
Executive Vice President
Trust Services

MARY A. SCHNOBRICH
Executive Vice President
Branch Administration


CAROLYN A. CLOUTIER
Senior Vice President
Commercial Lending

MAUREEN F. DONOVAN
Senior Vice President
Human Resources

THOMAS FURLONG
Senior Vice President
Trust Services

JOANNE T. HOWARD
Senior Vice President
Branch Administration

CORNEILUS J. JOYCE
Senior Vice President
Consumer & Mortgage Banking

DAVID H. MCARDLE
Senior Vice President
Commercial Lending


ROBERT J. MCDONALD
Senior Vice President
Loan Administration

STEVEN C. WEBB
Senior Vice President
Commercial Lending

DONNA F. CLARICO
Senior Vice President
Financial Services

PAUL E. DUFFY
Senior Vice President
Commercial Lending

MARY W. MCLAUGHLIN
Senior Vice President
Commercial Lending

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------


BANK OF
NEW HAMPSHIRE
LOCATIONS




BARRINGTON
Route 125 & Province Road

BEDFORD
184 Route 101

BRISTOL
Central Square

CONCORD
143 North Main Street
216 Loudon Road

CONTOOCOOK
884 Maine Street

CONWAY
51 White Mountain Highway

DOVER
353 Central Ave
Shaw's Plaza,
845 Central Ave

EPSOM
Epsom Circle

GLEN
Junction Routes 16 & 302

GOFFSTOWN
3 Elm Street

GREENLAND
650 Portsmouth Avenue

HAMPTON
853 Lafayette Road
40 High Street


HILLSBOROUGH
School Street

HOOKSETT
1288 Hooksett Road

HUDSON
80 Derry Road

LITTLETON
76 Main Street

MANCHESTER
300 Franklin Street
Two South Beech Street
293 South Main Street
1255 South Willow
70 Bay Street

MERRIMACK
300 Daniel Webster Highway
Harris Pond,
32 Daniel Webster Highway

NASHUA
191 Main Street
Nashua Mall
300 Main Street
4 Northwest Boulevard
Daniel Webster Plaza,
225 Daniel Webster Highway

NEWINGTON
2033 Woodbury Avenue

NEWMARKET
72 Exeter Street


NORTH CONWAY
Routes 16 & 302
Mountain Valley Mall

NORTHWOOD
Route 4

PORTSMOUTH
Two Harbour Place
325 State Street
Market Basket Plaza,
1500 Lafayette Road

ROCHESTER
1 Merchants Plaza,
Intersection Rts. 125 & 16B

RYE
500 Washington Road

STRATHAM
28 Portsmouth Avenue

SUNCOOK
50 Glass Street

WEST OSSIPEE
Junction Routes 16 & 25

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

FAMILY BANK
BOARD OF DIRECTORS

[PHOTO]


[FAMILY BANK LOGO]


DAVID D. HINDLE
President & Chief Executive Officer

CHARLES GEORGE, JR.
President
Donahue & George Associates, Inc.

ELKIN B. MCCALLUM
President & Chief Executive Officer
Joan Fabrics

KENNETH L. PAUL
Vice President
Process Engineering, Inc.

JOHN E. VEASEY
President
Cedardale, Inc.


RICHARD L. BAILLY
Executive Vice President
UFP Technologies, Inc.

FRANCIS J. BERUBE
President & Treasurer
Westville Enterprises, Inc.

NELSON D. BLINN
Principal
Blinn & Farrell, CPAs

LAWRENCE J. EWING, JR.
Retired

WILLIAM J. LETOILE, JR.
President & Treasurer
Letoile Roofing Co., Inc.


DONALD R. MAIN
President
Don Main Auto Center, Inc.

JOHN F. REILLY, JR.
President & Chief Executive Officer
Fred C. Church, Inc.

NICOLA S. TSONGAS
Former Partner
Tsongas & Murphy, P.C.

L. DAVID VINCOLA
Principal
Lyman Associates, Management Consultants




--------------------------------------------------------------------------------

FAMILY BANK
SENIOR OFFICERS


DAVID D. HINDLE
Chairman
President & Chief Executive Officer


DAVID J. LAFLAMME
Senior Vice President
Commercial


RONALD G. TROMBLEY
Senior Vice President
Retail



--------------------------------------------------------------------------------

FAMILY BANK
LOCATIONS




MASSACHUSETTS
BRANCH OFFICES


HAVERHILL
Main Office,
153 Merrimack Street
Plainstow Road,
Route 125
Whittier Regional Vo-Tech HS,
115 Amesbury Line Road

ANDOVER
77 Main Street

BOXFORD
7 Elm Street

BRADFORD
860 South Main Street

CHELMSFORD
41 Drum Hill Road

DRACUT
1255 Bridge Street


GEORGETOWN
63 Central Street

GROVELAND
280 Main Street

LOWELL
45 Central Street,
33 Mammouth Road,
350 Westford Street

MIDDLETON
230 South Main Street,
Route 114

TOPSFIELD
16 Main Street,
Masconomet Regional High School,
20 Endicott Road

TYNGSBORO
One Pondview Place,
Middlesex Road



NEW HAMPSHIRE
BRANCH OFFICES


EXETER
82 Portsmouth Avenue


HAMPSTEAD
Main Street,
Route 21

KINGSTON
Carriage Town Plaza

PLAINSTOW
47 Plainstow Road

SEABROOK
270 Lafayette Road

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------
SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------

ANNUAL MEETING

The 1997 Annual Meeting of the Shareholders of Peoples Heritage Financial Group, Inc. will be held at 10:30 a.m. on Tuesday, April 22, 1997 at the Portland Marriott at Sable Oaks, 200 Sable Oaks Drive, South Portland, Maine.

CORPORATE HEADQUARTERS
One Portland Square
Portland, Maine 04101
Mail Address:
P.O. Box 9540
Portland, ME  04112-9540

Contact: Brian S. Arsenault, Vice President,
Corporate Communications
(207)761-8517
1-800-462-3666 Outside Maine
1-800-462-6606 Outside Greater Portland

or

Peter J. Verrill
Executive Vice President, Chief Operating Officer and
Chief Financial Officer
(207)761-8507

STOCK LISTING

Peoples Heritage Financial Group, Inc. is traded over the counter on the NASDAQ National Market System under the symbol: PHBK.

FORM 10-K AND OTHER REPORTS

Peoples Heritage will send a copy of its 1996 Annual Report on Form 10-K to shareholders upon request. Requests should be addressed to Investor Relations at the Corporate Headquarters.

TRANSFER AGENT

Shareholder inquiries regarding change of address or title should be directed to:
American Stock Transfer & Trust Company
40 Wall Street
New York, NY 10005
Phone: 718-921-8206

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

KPMG Peat Marwick LLP
One Boston Place
Boston, MA  02110

RESEARCH COVERAGE

Recent research coverage on Peoples Heritage Financial Group, Inc. is available from Legg Mason Wood Walker, Inc., Keefe, Bruyette & Woods, Inc., Friedman Billings Ramsey & Co., Merrill, Lynch, Pierce, Fenner & Smith, Inc., First Albany Corp., Tucker Anthony Inc., Lehman Brothers, Inc., Southeast Research Partners, Inc., Capital Resources, Inc. Research, and Maine Securities Corp.

MARKET MAKERS

The following companies have generally been market makers for Peoples Heritage Financial Group, Inc. Common Stock as of December 31, 1996:

Advest, Inc.
Bear, Stearns & Co., Inc.
Dean Witter Reynolds, Inc.
First Albany Corporation
Fox-Pitt Kelton, Inc.
Friedman Billings Ramsey & Co.
Herzog, Heine, Geduld, Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities L.P.
Legg Mason Wood Walker, Inc.
Lehman Brothers, Inc.
M.A. Schapiro & Co., Inc.
Macallister Pitfield Mackay
Mayer & Schweitzer, Inc.
Merrill Lynch, Pierce,
   Fenner & Smith, Inc.
Morgan Stanley & Co., Inc.
Nash Weiss/Div. of Shatkin Inv.
PaineWebber, Inc.
Prudential Securities Inc.
Ryan Beck & Co., Inc.
Salomon Brothers Inc.
Sherwood Securities Corp.
Smith Barney, Inc.
Tucker Anthony Incorporated

--------------------------------------------------------------------------------

COMMON STOCK PRICES

Market prices for Peoples Heritage Financial Group, Inc.'s common stock and dividends declared per quarter during 1996 and 1995 are as follows:

--------------------------------------------------------------------------------
                               DIVIDENDS DECLARED
1996 QUARTERS                           PER SHARE       HIGH            LOW
--------------------------------------------------------------------------------
FIRST                                   $    .17        $ 22 3/4        $ 19
SECOND                                       .17          22 1/4          19 3/8
THIRD                                        .17          23 5/8          19
FOURTH                                       .18          28 5/8          22 1/2

1995 Quarters
--------------------------------------------------------------------------------
First                                   $    .11        $ 14            $ 11 3/4
Second                                       .13          16 3/4          12 3/8
Third                                        .13          20 1/2          15 1/4
Fourth                                       .15          22 7/8          18 1/4
--------------------------------------------------------------------------------

         As of December 31, 1996, the Company had approximately 5,700 shareholders of record of the 28,407,603 shares outstanding. These numbers do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

--------------------------------------------------------------------------------
               PEOPLES HERITAGE                ONE PORTLAND SQUARE
               FINANCIAL GROUP, INC.          POST OFFICE BOX 9540
                                        PORTLAND, MAINE 04112-9540
--------------------------------------------------------------------------------