Form 10-K405, Exhibit 13
period 1997-12-31
PEOPLES HERITAGE FINANCIAL GROUP INC
filed 1998-03-27
CIK 829750

                                REACHING HIGHER.


                     PEOPLES HERITAGE FINANCIAL GROUP, INC.

                               1997 ANNUAL REPORT

                                     [PHOTO]

IN 1997, PEOPLES HERITAGE REACHED NEW HEIGHTS. WE ACHIEVED OUR FOURTH CONSECUTIVE RECORD EARNINGS YEAR WHILE BALANCING GROWTH WITH PROFITABILITY. WITH OUR SUCCESSFUL COMMUNITY BANKING APPROACH AND PROVEN ACQUISITION STRATEGY, WE WILL SOON BECOME THE FOURTH LARGEST BANKING COMPANY BASED IN NEW ENGLAND.

        TABLE OF CONTENTS


        Financial Highlights                             1

        Letter to Shareholders                           2

        Markets                                          7

        Performance                                      7

        Strategy                                        11

        Community Banking Services                      15

        Selected 5-year Consolidated Financial
        and Other Data                                  17

        Management's Discussion and Analysis            19

        Financial Statements                            32

        Corporate Directory                             53


PEOPLES HERITAGE FINANCIAL GROUP, INC.

Peoples Heritage Financial Group, Inc. is a $6.8 billion multi-state banking and financial services holding company headquartered in Portland, Maine. The Company's subsidiaries include Peoples Heritage Bank, Bank of New Hampshire, and Family Bank.

                                     [PHOTO]

                                     [PHOTO]

A PICTURE OF SUCCESS IN MAINE.

Peoples Heritage Bank in Maine continued its growth and profitability in 1997. As Maine's own in-state bank, we are committed to products and services that meet the needs of the people and businesses of the state. In 1997, we increased our breadth of services with the acquisition of Morse Payson & Noyes Insurance, formerly Maine's largest independent insurance agency. The acquisition offers added convenience for our customers, and new cross-selling opportunities. Additionally, in a strategic geographic move, Peoples Heritage acquired Atlantic Bank, increasing our market share to what we believe is the number one deposit share in Maine, while achieving excellent efficiencies.

                                     [PHOTO]

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

Dollars in Thousands Except Share Data

------------------------------------------------------------------------------------------------------------------------
    FOR THE YEAR                                1997           1996   % Change       1995           1994           1993
------------------------------------------------------------------------------------------------------------------------
Net income                                 $   73,401     $   52,480     40%    $   44,486     $   34,048     $   22,511
Net interest income                           246,189        190,573     29        170,954        148,595        131,147
Non-interest income
    (excluding securities transactions)        56,788         37,941     50         31,301         27,880         27,418
------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
------------------------------------------------------------------------------------------------------------------------
Earnings per share:
    Basic                                  $     2.64     $     2.10     26%    $     1.80     $     1.37     $     0.95
    Diluted                                      2.59           2.06     26           1.78           1.36           0.94
Cash earnings per share(1):
    Basic                                        2.89           2.29     26           1.89           1.45           1.08
    Diluted                                      2.84           2.26     26           1.87           1.44           1.07
Dividends per share                              0.76           0.65     17           0.46           0.23           0.01
Book value per share                            17.13          15.48     11          14.16          12.26          11.61
------------------------------------------------------------------------------------------------------------------------
KEY PERFORMANCE RATIOS
------------------------------------------------------------------------------------------------------------------------
Return on average assets                         1.28%          1.21%     6%          1.16%          0.94%          0.64%
Return on average equity (2)                    16.42          14.41     14          13.53          11.42           8.57
------------------------------------------------------------------------------------------------------------------------
AT YEAR END
------------------------------------------------------------------------------------------------------------------------
Total assets                               $6,795,337     $5,398,398     26%    $4,058,126     $3,737,906     $3,624,641
Deposits                                    4,802,640      4,185,289     15      3,197,138      2,885,845      2,939,826
Total loans and leases, net                 4,421,280      3,587,112     23      2,717,608      2,575,902      2,638,348
Shareholders' equity                          475,066        437,010      9        354,925        304,439        287,438
------------------------------------------------------------------------------------------------------------------------

(1) Earnings before the amortization of goodwill and core deposit premiums.
(2) Excludes effect of unrealized gains or losses on securities.

FINANCIAL HIGHLIGHTS

In our fourth consecutive record earnings year, Peoples Heritage soared with annual net earnings of $73.4 million, up 40% over 1996's record net earnings of $52.5 million.
     Contributing to our strong financial performance were Bank of New Hampshire and Family Bank in Massachusetts in their first full year as affiliates of Peoples Heritage Financial Group. Our Maine bank, Peoples Heritage Bank, also continued to generate strong growth and profitability. We achieved significant increases in consumer, commercial and mortgage lending across the franchise, and expanded our fee income.
     Most notably, we dramatically increased our market share and earnings potential through two strategic acquisitions, and reached agreement on a third which is expected to make us the fourth largest banking company in New England with $10 billion in assets.

                            [Return on Assets Graph]

                            [Return on Equity Graph]

                                     [PHOTO]

"IN THE LAST FOUR YEARS, WE HAVE NEARLY TRIPLED OUR ASSETS, MORE THAN TRIPLED OUR STOCK PRICE, AND EXPANDED BEYOND MAINE AND COASTAL NEW HAMPSHIRE TO BECOME NEW ENGLAND'S LEADING COMMUNITY BANK."

DEAR SHAREHOLDERS:

With our fourth consecutive record earnings year, Peoples Heritage is emerging as a top-tier banking and financial services company. Our ability to grow through profitable acquisitions while retaining our community banking focus is a formula for success that continues to yield impressive results.
     In 1997, we significantly expanded our franchise while per- forming strongly across a wide range of financial measures. In the last four years, we have nearly tripled our assets, more than tripled our stock price, and expanded beyond Maine and coastal New Hampshire to become New England's leading community bank. 1997 was also our first full year of operations with our new banking affiliates, Bank of New Hampshire and Family Bank in Massachusetts. Both acquisitions clearly added to our profitability.
     Our strategy of seeking sound acquisitions and market share expansion continued in 1997 with the acquisition in Maine of Atlantic Bancorp, the parent company of Atlantic Bank, N.A. The Atlantic Bank acquisition brought us nearly $463 million in additional assets in southern Maine and increased our market position to number one in the Greater Portland metropolitan area, the state's largest market. By year-end 1997, it appeared as if our market share growth had propelled us to the state's number one market position.
     In our continued growth as a financial services provider, we also acquired Morse Payson & Noyes Insurance, Maine's largest independent insurance agency. Like Peoples Heritage, Morse Payson & Noyes is a company committed to quality customer service and provides a perfect strategic fit as we expand our product offerings across the Northeast. Linking new insurance products, services and solutions to our strong distribution system provides new opportunities for us, and a higher level of service for our customers.
     In 1997 we also reached agreement to acquire CFX Corporation. Once completed this spring, the acquisition will make us New England's fourth largest banking company with $10 billion in assets. Our New Hampshire affiliate, Bank of New Hampshire, will become the state's largest bank while Family Bank pushes its market area westward in Massachusetts. In addition to our proven track record in rapidly achieving profitability and cost efficiencies with all our acquisitions, community banking remains fundamental to our success.
     Community banking and staying close to the customer is what continues to differentiate us from other large financial institutions in our region. Simply stated, when a customer comes in for a mortgage, we don't send him or her to a phone to call a mortgage center, we sit down and help the customer through the application. When a car dealer calls asking us to approve a customer's auto loan, we don't give the dealer an answer the next day, we typically respond right then and there. When a customer calls our automated PhoneBank, the first question asked is whether the customer would like to speak directly to a person.
     While these may seem like small details, our unwavering commitment to customer service is the essential strategy behind our expansion and continued success.
     To that end, in 1997 we leveraged our experience of opening nearly a dozen supermarket branches in Maine to open our first supermarket branches in Massachusetts and New Hampshire. We provided more mortgages in our combined market areas than any other bank. We won awards for small business lending. We expanded our consumer lending without sacrificing credit quality and we pursued innovative new opportunities to serve our customers better.
     Looking ahead, we will continue to seek strategic, value-oriented acquisitions to increase market share while maintaining our commitment to our customers and seeking new ways to achieve profitability for our shareholders.


Sincerely yours,


William J. Ryan
Chairman, President and
Chief Executive Officer

[Net Income Graph]                            [Basic Earnings Per Share Graph]

LOOKING AHEAD.

Staying close to our customers and our communities has enabled us to soar to new heights as New England's premier community banking franchise. We have reached new levels of profitability and market growth guided by our successful community banking strategy and disciplined operational style.
     Looking ahead, we will continue to seek new ways to serve our customers, enhance shareholder value, and balance growth with profitability.
     We hope you enjoyed the view.

MARKETS

Peoples Heritage once again expanded its market share in 1997, through both acquisitions and internal growth. As New England's premier community banking franchise, Peoples Heritage Financial Group now includes three community banks with more than 140 branches.
     Once completed, our agreement to acquire CFX Corporation will elevate us to $10 billion in assets to become the fourth largest banking company in New England. We also increased our breadth of services and earnings potential with the acquisition of Morse Payson & Noyes Insurance, Maine's largest independent insurance agency. In addition, we acquired Atlantic Bancorp in southern Maine, adding to our assets while achieving significant cost-efficiencies. Each of these value-oriented acquisitions enabled us to increase our market share and profitability as a full-service financial services provider while maintaining our community banking approach.

PERFORMANCE

RECORD EARNINGS -- Peoples Heritage Financial Group achieved record annual net earnings of $73.4 million, or $2.64 per basic share. That's up 40% from 1996's annual record net earnings of $52.5 million, or $2.10 per basic share. Basic cash earnings reached $2.89 per share, up from $2.29 for 1996.

INCREASED DEPOSITS -- A major factor in our record earnings, we achieved a 37% increase in average balances of low cost demand deposits -- our fastest growing deposit category.

TOTAL ASSETS -- In 1997, our total assets rose to $6.8 billion, up from $5.4 billion at the end of 1996. We expect total assets to reach $10 billion when the anticipated acquisition of CFX Corporation is completed in 1998.

SOLID MARGINS -- We continue to achieve very solid margins despite industry-wide pricing pressure on loans and deposits. Our 1997 net interest margin of 4.67% was down slightly from 4.71% in 1996.

MORE LOANS -- We significantly increased our consumer, commercial and mortgage lending by 23% as a result of market share growth and successful acquisitions.

INCREASED FEE INCOME -- Fee income was a major contributor to 1997's record net earnings. Fee income jumped to $56.9 million from $38.4 million in 1996 -- an increase of 48%. A brand new category of fee income is insurance commissions with the acquisition of Morse Payson & Noyes Insurance. Insurance commissions added $1.9 million to fee income in just the fourth quarter.

INCREASED DIVIDEND -- Our dividend payout to shareholders continues to increase -- from 18 cents per share following the fourth quarter of 1996 to 22 cents per share following the fourth quarter of 1997. We continue to return about 30 % of net income to shareholders as dividends.

RETURN ON EQUITY -- For 1997, our return on average equity reached a new record high of 16.42%, compared to the previous high of 14.41% for 1996. The increase was largely due to improved earnings and capital management, including the repurchase of 1.1 million shares in 1997. In the fourth quarter of 1997, ROE reached over 17%.

RETURN ON ASSETS -- Our return on average assets for 1997 reached a record high level of 1.28%, as compared to 1.21% for 1996.

STRONG ASSET QUALITY -- While we continue to significantly increase our loans, we are committed to preserving asset quality. 1997 was a milestone in asset quality with nonperforming assets as a percentage of total assets at 0.75%.

                             [Strong Margins Graph]

                          [Nonperforming Assets Graph]

                              [Loan History Graph]

THE BROADEST VIEW OF NEW HAMPSHIRE.

In its first full year as part of our company, our New Hampshire banking affiliate, Bank of New Hampshire, significantly contributed to our bottom line. In late 1997, Peoples Heritage also reached agreement to acquire CFX Corporation -- a move that will create New Hampshire's largest bank. CFX's New Hampshire bank, CFX Bank, including the recently merged Portsmouth Savings Bank, Concord Savings Bank and Centerpoint Bank, will be merged into Bank of New Hampshire. As a result, Peoples will hold the state's largest bank with over $4 billion in assets, a dominant branch network, and New Hampshire's largest deposit market share.

                                     [PHOTO]

                                     [PHOTO]

                                     [PHOTO]

STRATEGY

COMMUNITY BANKING FOCUS -- Community banking continues to be the fundamental strategy behind our profitable expansion and continued success. We understand our unique market niche and our customers appreciate our strong focus on personalized service. From retaining local management and customer contact staff following acquisitions to providing local decision making, we seek to put our customers first, and they in turn, have put us first in Maine and New Hampshire, and in our markets in Massachusetts.

LEVERAGING OPPORTUNITIES -- With the overall consolidation of New England banks, Peoples Heritage successfully seized new market opportunities in 1997. For example, through our acquisitions and strategic expansion of products and services such as indirect auto lending and public finance, we quickly filled important market voids and significantly enhanced our revenues.

GROWTH WITH PROFITABILITY -- Unlike many banking companies, Peoples Heritage has been able to achieve rapid growth while realizing record profitability. We attribute our success to our disciplined merger and acquisitions strategy which requires that all acquisitions add to our earnings within the first year of operations.

OPERATIONAL EFFICIENCIES -- Our growth does not come at the expense of profitability. For example, following our acquisition of Atlantic Bank in Maine, we consolidated locations and back office operations, while still retaining most Atlantic employees, and reduced operating expenses by over 50%.

BUILDING ON OUR STRENGTHS -- Our successful acquisitions continue to present opportunities to offer more comprehensive banking and financial services to new and existing markets, and greater investment opportunities to our customers. The acquisition of Morse Payson & Noyes Insurance will enable us to provide insurance products to our customers and to introduce our banking services to the customers of Morse Payson & Noyes Insurance.

INCENTIVE COMPENSATION -- The commitment and support of employees at every level is critical to delivering superior customer service. To that end, all employees -- from tellers to top management -- operate under incentive-based compensation. Additionally, our stock option plan is provided to most managers and high-level professional staff.

                   [1997 Dividends Declared by Quarter Graph]

                            [Dividends History Graph]

A GROWING VISION IN MASSACHUSETTS.

With its 170 year history and dominant market share in several communities north of Boston, Family Bank extends Peoples' community banking approach into Massachusetts. The agreement in 1997 to acquire CFX Corporation includes its Massachusetts banking subsidiaries, Orange Savings Bank and The Safety Fund National Bank. Once completed, CFX Corporation's Massachusetts banks will be merged into Family Bank, a merging of community banking franchises with similar customer-driven philosophies. The merger will drive Peoples' successful community banking approach farther west into Massachusetts and strengthen our position as New England's leading community-based banking company.

                                     [PHOTO]

COMMUNITY BANKING SERVICES

START WITH NEARLY 200 BRANCHES -- That we will have once the CFX acquisition is completed. We are adding to our branch network. After all, we wouldn't want to be far from any of our customers.

MORTGAGE LENDING -- 1997 was another record year for mortgage originations. Peoples Heritage continues to be the number one mortgage originator in Maine -- this year by an even wider margin. We will also be the number one mortgage originator in New Hampshire once the acquisition of CFX Corporation is completed.

CONSUMER LENDING -- By taking advantage of the consolidation in the banking industry to increase our market share, we achieved dramatic growth in consumer lending including home equity and indirect auto loans.

COMMERCIAL LENDING -- We continue to grow as a significant force in small and mid-size business lending in the northern New England communities we serve. In Maine, Peoples Heritage was the U.S. Small Business Administration's number one Low Doc lender in 1997 and we were recognized by the Finance Authority of Maine as "Bank of the Year" for our small business lending.

PUBLIC FINANCE -- Our growing Public Finance Department provides investment and loan products to northern New England's cities, towns and other public bodies. We now provide public finance services to most major cities and towns in Maine, and we are expanding our presence in Massachusetts and New Hampshire.

TRUST AND INVESTMENT SERVICES -- In 1997, we established Trust Services at our Massachusetts subsidiary, Family Bank. Our three-year old Trust Department in Maine now has assets under management totaling more than $1 billion -- a 75% increase from last year. And our Trust Department in New Hampshire with $1.1 billion under management will increase by 50% once the acquisition of CFX Corporation is completed. We also plan to add to the mutual fund offerings available to our customers in 1998 with an important new alliance.

PHONEBANK -- As part of our growing service delivery network, we expanded our PhoneBank in 1997 to serve our customers more efficiently and handle hundreds of thousands of calls each month. Each affiliate bank includes its own operators to ensure the delivery of personalized, local service.

EXPANDED ATM NETWORK -- We continued to expand our ATM network in 1997, which now totals 150 ATMs across three states. For the convenience of our customers, we are increasing both the number and diversity of locations with more freestanding ATMs in shopping centers, filling stations and supermarkets.

EXPANDED SUPERMARKET BANKING -- In 1997, we introduced supermarket branches at Bank of New Hampshire and Family Bank, and brought the number of Peoples Heritage Bank supermarket locations to nearly a dozen. Our supermarket branches offer convenient weekend, evening and Sunday hours. We will continue to add to our supermarket banking network at all three affiliate banks in 1998.

                              [Total Assets Graph]

                             [Total Deposits Graph]

                          [Shareholders' Equity Graph]


                                                                            Peoples Heritage Financial Group, Inc. and Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS (DOLLARS IN THOUSANDS EXCEPT SHARE
DATA)
-----------------------------------------------------------------------------------------------------------------------------------
RESULTS FOR THE YEAR                                   1997           1996    % Change        1995            1994             1993
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                             $    246,189   $    190,573      29%   $    170,954    $    148,595    $    131,147
Provision for loan and lease losses                        0            900    (100)          4,230           3,374          14,047
Non-interest income
    (excluding securities transactions)               56,788         37,941      50          31,301          27,880          27,418
Securities transactions                                  150            507     (70)            116            (254)          1,183
Non-interest expense (excluding
    merger related expenses)                         187,652        142,968      31         125,322         124,578         122,091
Merger related expenses                                  354          5,105     (93)          4,958             559             300
-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per share:
    Basic                                       $       2.64   $       2.10      26%   $       1.80    $       1.37    $        .95
    Diluted                                             2.59           2.06      26            1.78            1.36            0.94
Cash earnings per share (1):
    Basic                                               2.89           2.29      26            1.89            1.45            1.08
    Diluted                                             2.84           2.26      26            1.87            1.44            1.07
Dividends per share                                     0.76           0.65      17            0.46            0.23            0.01
Book value per share                                   17.13          15.48      11           14.16           12.26           11.61
Tangible book value per share                          12.87          12.95      (1)          13.25           11.42           10.69
Stock price:
    High                                               47.63          28.63      66           22.88           15.13           12.50
    Low                                                25.88          19.00      36           11.75           10.13            8.13
    Close                                              46.00          28.00      64           22.75           12.00           12.00
Basic weighted average
    shares outstanding                            27,806,267     25,035,041      11      24,696,393      24,849,800      23,705,195
Diluted weighted average
    shares outstanding                            28,362,970     25,425,558      12      24,998,823      25,078,795      23,921,809
-----------------------------------------------------------------------------------------------------------------------------------
KEY PERFORMANCE RATIOS
-----------------------------------------------------------------------------------------------------------------------------------
Return on average assets                                1.28%          1.21%      6%           1.16%           0.94%           0.64%
Cash return on average assets (1)                       1.42           1.33       7            1.21            0.99            0.73
Return on average equity (2)                           16.42          14.41      14           13.53           11.42            8.57
Cash return on average tangible equity (1)             22.03          17.63      25           15.21           13.30           10.65
Net interest margin (2) (3)                             4.67           4.71      (1)           4.79            4.44            4.11
Average equity to average assets                        7.76           8.37      (7)           8.55            8.22            7.50
Efficiency ratio (4)                                   59.27          64.65      (8)          64.38           71.01           76.62
Tier 1 Leverage capital ratio at end of period          7.17           7.96     (10)           8.33            7.96            7.63
Dividend payout ratio                                  28.79          30.95      (7)          25.56           16.79            1.05
-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
-----------------------------------------------------------------------------------------------------------------------------------
Assets                                          $  5,754,523   $  4,351,653      32%   $  3,845,768    $  3,629,958    $  3,498,579
Total loans and leases                             4,098,305      3,224,309      27       2,732,318       2,529,723       2,473,666
Deposits                                           4,271,937      3,383,676      26       2,999,411       2,872,515       2,896,812
Earning assets                                     5,286,259      4,061,872      30       3,588,971       3,360,606       3,210,564
Shareholders' equity                                 446,322        364,253      23         328,704         298,310         262,529
-----------------------------------------------------------------------------------------------------------------------------------
AT YEAR END
-----------------------------------------------------------------------------------------------------------------------------------
Total loans and leases, net                     $  4,421,280   $  3,587,112      23%   $  2,717,608    $  2,575,902    $  2,638,348
Debt and equity securities, net (5)                1,268,055      1,045,069      21         766,648         719,194         717,467
Total assets                                       6,795,337      5,398,398      26       4,058,126       3,737,906       3,624,641
Deposits                                           4,802,640      4,185,289      15       3,197,138       2,885,845       2,939,826
Borrowings                                         1,329,972        690,969      92         456,932         505,347         359,935
Shareholders' equity                                 475,066        437,010       9         354,925         304,439         287,438
Common shares                                     27,737,299     28,221,500      (2)     25,072,488      24,836,099      23,286,300
Nonperforming assets (6)                              51,212         46,229     (11)         52,340          71,985         113,910
-----------------------------------------------------------------------------------------------------------------------------------

(1) Earnings before the amortization of goodwill and core deposit premiums. (2) Excludes effect of unrealized gains or losses on securities. (3) Net interest income divided by average interest-earning assets, calculated on a fully-taxable equivalent basis. (4) Excludes distribution on securities of subsidiary trust.
(5) All securities were classified as available for sale at December 31, 1997, 1996 and 1995. (6) Nonperforming assets consist of nonperforming loans, other real estate owned and repossessed assets, net of related reserves where appropriate. Nonperforming loans consist of non-accrual loans and troubled debt restructurings.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                        PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Peoples Heritage Financial Group, Inc. (the "Company") is a multi-bank holding company which conducts business from its headquarters in Portland, Maine and 142 banking offices located throughout Maine, New Hampshire and northern Massachusetts. Based on $6.8 billion of total assets at December 31, 1997, the Company is the largest independent bank holding company headquartered in northern New England.

    The Company offers a broad range of commercial and consumer banking services and products and trust and investment advisory services through three wholly-owned banking subsidiaries: Peoples Heritage Bank ("PHB"), Bank of New Hampshire ("BNH") and Family Bank, FSB ("Family"). PHB is a Maine-chartered bank which operates offices throughout Maine and, through subsidiaries, engages in mortgage banking, financial planning, insurance brokerage and equipment leasing activities. At December 31, 1997, PHB had cons olidated assets of $3.8 billion and consolidated shareholder's equity of $269.4 million. BNH is a New Hampshire-chartered commercial bank. At December 31, 1997, BNH had consolidated assets of $2.1 billion and consolidated shareholder's equity of $146.4 million. Family is a federally-chartered savings bank which operates offices in northern Massachusetts and southern New Hampshire. At December 31, 1997, Family had consolidated assets of $1.1 billion and consolidated shareholder's equity of $106.7 million. Each of PHB, BNH and Family is a member of the Bank Insurance Fund ("BIF") administered by the Federal Deposit Insurance Corporation ("FDIC").

Business Strategy

The principal business of the Company consists of attracting deposits from the general public through its offices and using such deposits and other sources of funds to originate residential mortgage loans, commercial business loans and leases, commercial real estate loans and a variety of consumer loans. The Company also invests in mortgage-backed securities and securities issued by the United States Government and agencies thereof. In addition, the Company engages in the sale of other financial products (annuities, mutual funds and insurance services), provides trust services and services residential mortgage loans for investors.

    The Company's goal is to sustain profitable, controlled growth by focusing on increased loan and deposit market share in Maine, New Hampshire and northern Massachusetts, developing new financial products, services and delivery channels, closely managing yields on earning assets and rates on interest-bearing liabilities, increasing noninterest income through, among other things, expanded trust, investment advisory and insurance brokerage services and mortgage banking operations and controlling growth of noninterest expenses. It is also part of the business strategy of the Company to supplement internal growth with targeted accretive acquisitions of other financial service institutions in New England. During the period covered by this discussion, the Company engaged in numerous merger and acquisition related activities. For further information, see Notes 2 and 18 to the Consolidated Financial Statements and "Overview" below. The Company regularly evaluates the potential acquisition of, and holds discussion with, various potential acquisition candidates and as a general rule the Company announces such acquisitions only after a definitive agreement has been reached.

    The Company generally does not as a matter of policy make any specific projections as to future earnings nor does it endorse any projections regarding future performance which may be made by others.

Pending and Completed Acquisitions

On October 27, 1997, the Company entered into an Agreement and Plan of Merger (the "Agreement") with CFX Corporation ("CFX"). The Agreement provides, among other things, for the merger of CFX with and into the Company (the "Merger") and the conversion of each share of Common Stock of CFX outstanding immediately prior to the Merger into the right to receive .667 of a share of the Company's Common Stock. Based on the aggregate number of shares of Common Stock of CFX outstanding at December 31, 1997 and estimated to be issuable under CFX stock option and stock purchase plans as of such date, a maximum of approximately 16.8 million shares of Company Common Stock will be issuable upon consummation of the Merger. The Merger has been approved by the sharehold ers of CFX and the Company. Consummation of the Merger is subject to the receipt of all required regulatory approvals. The Merger is expected to be accounted for as a pooling-of-interests and close in the second quarter of 1998.

    In the fourth quarter of 1997, the Company completed two acquisitions. The Company purchased Atlantic Bancorp, the parent company of Atlantic Bank N.A. ("Atlantic") headquartered in Portland, Maine, for $70.8 million. Atlantic had total assets of $462.9 million, net loans of $351.5 million and total deposits of $354.2 million. In addition, the Company acquired all of the outstanding stock of MPN Holdings, the holding company of Morse, Payson and Noyes, an insurance brokerage firm. The transaction was effected through the exchange of MPN stock for 222,839 shares of the Company's Common Stock. Both acquisitions were accounted for as purchases and accordingly the Company's financial statements reflect them from the date of acquisition.

    On December 6, 1996, the Company completed the acquisition of Family Bancorp, the holding company for Family, through the exchange of 1.26 shares of the Company's Common Stock for each share of Family Bancorp common stock. There were 5,480,335 shares of the Company's Common Stock issued in connection with the acquisition of Family Bancorp, including 2,500,000 shares of treasury stock. This transaction was accounted for as a purchase. Accordingly, the impact of the absorption of Family's operations is reflected in the Company's consolidated financial statements from the date of acquisition.

    On April 2, 1996, the Company completed the acquisition of Bank of New Hampshire Corporation ("BNHC"), the holding company for BNH, whereby each share of BNHC was converted into two shares of Common Stock of the Company. Because the acquisition was accounted for under the pooling-of-interests method of accounting, the consolidated financial statements of the Company for periods prior to the acquisition have been restated to include BNHC. At December 31, 1995, BNHC had total consolidated assets of $977.8 million and total consolidated shareholders' equity of $84.5 million.

Economic Conditions in Northern New England

The Company believes that Maine, New Hampshire, northeastern Massachusetts and New England in general have witnessed steady

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------



economic growth since 1992. There can be no assurance that this will continue to be the case, however, and the economies and real estate markets in the Company's primary market areas will continue to be significant determinants of the quality of the Company's assets in future periods and, thus, its results of operations.

REVIEW OF FINANCIAL STATEMENTS

The discussion and analysis which follows focuses on the factors affecting the Company's financial condition at December 31, 1997 and 1996 and financial results of operations during 1997, 1996 and 1995. The consolidated financial statements and related notes beginning on page 32 of this report should be read in conjunction with this review. Certain amounts in years prior to 1997 have been reclassified to conform to the 1997 presentation.

OVERVIEW

The Company reported net income of $73.4 million or $2.64 per basic share and $2.59 per diluted share in 1997, as compared to $52.5 million or $2.10 per basic share and $2.06 per diluted share in 1996 and $44.5 million or $1.80 per basic share and $1.78 per diluted share in 1995. This represented basic earnings per share growth of 26% and 17%, respectively. Return on average assets amounted to 1.28% in 1997, as compared to 1.21% in 1996 and 1.16% during 1995, and return on average equity amounted to 16.42% in 1997, as compared to 14.41% in 1996 and 13.53% during 1995. The improved results were attributable to the successful assimilation of recent acquisitions, as well as strong loan growth which contributed to substantial increases in net interest income. Net interest income on a fully-taxable equivalent basis was $247.0 million, $191.4 million and $172.0 million for the years ended 1997, 1996 and 1995, respectively.

    On a cash basis, which excludes the amortization of goodwill and core deposit premiums, the Company earned $2.89 per basic share in 1997 compared to $2.29 per basic share during 1996 and $1.89 during 1995. Cash return on average assets was 1.42% in 1997 compared to 1.33% during 1996 and 1.21% during 1995. Cash return on average tangible equity was 22.03%, 17.63% and 15.21% for the years ended December 31, 1997, 1996 and 1995 respectively. The improved returns reflect the Company's profitability before the effects of the goodwill created from the recent acquisitions.

    Total revenues increased 32% in 1997 and 13% in 1996. Net interest income increased 29% during 1997 compared to an 11% increase in 1996. The increases in each year were attributable to increases in the volume of average interest earning assets, offset in part by a decrease in net interest margin from 4.79% in 1995 to 4.71% in 1996 to 4.67% in 1997. The pressure on the interest margins were attributable to slight decreases in yields on loans and leases compounded with increased borrowing costs. Noninterest income rose 48% during 1997 compared to an increase of 22% in 1996 resulting primarily from increases in customer services and mortgage banking income.

    Noninterest expenses, excluding distributions on the securities of the subsidiary trust, increased 21% during 1997 compared to a 14% increase in 1996. Increases in 1997 were attributable to additional amortization of goodwill and other intangibles as well as increased salary and benefits expenses resulting from the recent acquisitions. 1996 increases were attributable to merger expenses, salary and data processing expenses from the acquisitions in those years.

EARNING ASSETS

Average earning assets increased $1.2 billion or 30% in 1997, due to the acquisition of Family in December 1996 and Atlantic Bank in the fourth quarter of 1997 as well as internally generated growth in loans and loans held for sale. Average loans increased $45.3 million or 14%, excluding the acquisitions. Average earning assets increased 13% during 1996. See Table 1 for more information on changes in average balances and yields. See Table 3 for more information on loan growth by category.

Loans and Leases

Average residential real estate loans (which include loans held for sale) of $1.4 billion grew 29% from 1996's $1.1 billion. Residential real estate mortgage loan originations increased 177% over 1996 originations. Mortgage originations, particularly refinancings, are highly dependent upon interest rates. The Company sells substantially all its production that conforms to agency standards into the secondary market.

    Average commercial real estate loans of $1.0 billion grew 22% in 1997. Excluding the impact of acquisitions, average commercial real estate loans grew 2% in 1997. The growth in commercial real estate loans is consistent with the Company's focus on lending to small and medium size business customers within its geographic markets. The average yield on commercial loans during 1997 was 9.64% compared to 9.75% in 1996. The slight drop in rates is reflective of market conditions and increased competition.

    Average commercial business loans and leases of $519.4 million increased 22.0% from 1996. Excluding the impact of acquisitions, average commercial business loans grew 9% in 1997. The Company also originates commercial business leases through one of its subsidiaries. The leases are direct equipment leases, primarily office equipment.

    Average consumer loans of $1.1 billion increased 32.8% in 1997. Excluding the impact of acquisitions, average consumer loans increased 22% in 1997. The growth in consumer loans was primarily in home equity loans and indirect auto loans. Mobile home loans continued to decline reflecting the Company's strategy to emphasize other types of consumer loans.

    The distribution of loan maturities at December 31, 1997 is shown in Table 2 and schedule of loan activity is shown in Table 3.

                        PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
Table 1 - Three Year Average Balance Sheets
-------------------------------------------------------------------------------

The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin.


-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                           1997                              1996                          1995
-----------------------------------------------------------------------------------------------------------------------------------

                                  AVERAGE              YIELD/    AVERAGE                Yield/     Average                   Yield/
(Dollars in Thousands)            BALANCE    INTEREST   RATE     BALANCE    Interest     Rate      Balance    Interest        Rate
-----------------------------------------------------------------------------------------------------------------------------------
Loans and leases:(1)(2)
  Residential real estate
   mortgages                  $ 1,427,936   $112,179    7.86%  $1,110,741   $ 87,357     7.86% $   848,773    $ 69,957        8.24%
  Commercial real estate
   mortgages                    1,010,600     97,377    9.64      829,011     80,825     9.75      762,275      75,657        9.93
  Commercial business loans
   and leases                     519,442     49,786    9.58      425,873     40,880     9.60      371,863      37,174       10.00
  Consumer loans and leases     1,140,327    107,159    9.40      858,684     80,524     9.38      749,407      71,696        9.57
   Total loans and leases       4,098,305    366,501    8.94    3,224,309    289,586     8.98    2,732,318     254,484        9.31

Investment securities (3)       1,169,978     75,495    6.45      793,847     50,102     6.31      771,462      47,392        6.14
Federal funds sold                 17,976      1,012    5.63       43,716      2,350     5.38       85,191       5,066        5.95
   Total earning assets         5,286,259    443,008    8.38    4,061,872    342,038     8.42    3,588,971     306,942        8.55
Nonearning assets                 468,264                         289,781                          256,797
   Total assets               $ 5,754,523                      $4,351,653                      $ 3,845,768
                               ----------                      ----------                      -----------

Interest-bearing deposits:
  Regular savings             $   753,273     20,188    2.68   $  603,329     16,433     2.72     $588,581      16,753        2.85
  Money market access/
    NOW accounts                1,029,201     26,337    2.56      870,096     22,783     2.62      742,263      20,204        2.72
  Certificates of deposit       1,877,181    102,278    5.45    1,462,097     81,227     5.56    1,299,735      71,252        5.48
    Total interest-bearing
     deposits                   3,659,655    148,803    4.07    2,935,522    120,443     4.10    2,630,579     108,209        4.11
Borrowed funds                    869,217     47,220    5.43      568,406     30,156     5.31      471,456      26,686        5.66
    Total interest-bearing
    liabilities                 4,528,872    196,023    4.33    3,503,928    150,599     4.30    3,102,035     134,895        4.35

Demand accounts                   612,282                         448,154                          368,832
Other liabilities                  79,559                          35,318                           46,197
Securities of subsidiary trust     87,488                               0                                0
Shareholders' equity(3)           446,322                         364,253                          328,704
    Total liabilities and
    shareholders' equity      $ 5,754,523                      $4,351,653                      $ 3,845,768
                              -----------                      ----------                      -----------

Net earning assets            $   757,387                      $  557,944                      $   486,936
                              -----------                      ----------                      -----------

Net interest income (fully-
    taxable equivalent)                      246,985                         191,439                           172,047
Less: fully-taxable equivalent
    adjustments                                 (796)                           (866)                           (1,093)

Net interest income(1)                      $246,189                        $190,573                          $170,954
                                            --------                        --------                          --------

Net interest rate spread
    (fully-taxable equivalent)                          4.05%                            4.12%                                4.20%
                                                        -----                            -----                                -----
Net interest margin
    (fully-taxable equivalent)                          4.67%                            4.71%                                4.79%
                                                       ------                            -----                                -----

-------------------------------------------------------------------------------
(1) Income from interest-earning assets and net interest income is presented on a fully-taxable equivalent basis primarily by adjusting income and yields earned on tax-exempt interest received on loans to qualifying borrowers and on certain of the Company's equity securities to make them equivalent to income and yields on fully-taxable investments, assuming a federal tax rate of 35%. (2) Loans and leases include portfolio loans and leases, loans held for sale and nonperforming loans, but unpaid interest on nonperforming loans has not been included for purposes of determining interest income. (3) Excludes effect of unrealized gains or losses on securities available for sale.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
Table 2 - Scheduled Contractual Amortization of Loans at December 31, 1997
-------------------------------------------------------------------------------
Table 2 sets forth scheduled contractual amortization of loans and leases in the Company's portfolio at December 31, 1997, as well as the dollar amount of loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdraft loans are reported as due one year or less.
-------------------------------------------------------------------------------


                                                                                Commercial
                                   Residential             Commercial            Business                Consumer
                                  Real Estate              Real Estate           Loans and               Loans and
(Dollars in Thousands)               Loans                  Loans                Leases                  Leases               Total
-----------------------------------------------------------------------------------------------------------------------------------
Amounts due:
    Within one year             $    87,630             $    325,368            $ 298,140             $   308,371       $ 1,019,509
    After one year
      through five years            200,472                  493,019              215,257                 437,532         1,346,280
    Beyond five years             1,188,414                  286,267               63,252                 585,643         2,123,576
Total                           $ 1,476,516             $  1,104,654            $ 576,649             $ 1,331,546       $ 4,489,365
                                -----------             ------------            ---------             -----------       -----------

Interest rate terms on
amounts due after one year:
    Fixed                       $   752,246             $    377,449            $ 144,641             $   676,622       $ 1,950,958
    Adjustable                      636,640                  401,837              133,868                 346,553         1,518,898
-----------------------------------------------------------------------------------------------------------------------------------



Table 3 - Schedule of Loan Activity
------------------------------------------------------------------------------
The following table sets forth loans held for sale and total loans and leases originated, purchased, sold and repaid during 1997 and 1996.

-------------------------------------------------------------------------------
                                                       Year Ended  December 31,
-------------------------------------------------------------------------------
(Dollars In Thousands)                             1997                  1996
-------------------------------------------------------------------------------
Originations and purchases:
    Residential real estate mortgages          $ 3,588,607           $1,297,723
    Commercial real estate mortgages               352,425              174,021
    Commercial business loans and leases           674,924              522,047
    Consumer loans and leases                      649,550              491,261
    Total originations and purchases             5,265,505            2,485,052
    Loans acquired through acquisitions            358,886              691,966
    Total loan originations, purchases
    and acquisitions                             5,624,391            3,177,018
Sales and principal reductions:
    Sales                                        2,900,768            1,057,261
    Principal reductions                         1,631,497            1,211,449
    Total sales and
    principal reductions                         4,532,265            2,268,710

Net increase in loans held
    for sale and loans and leases              $ 1,092,126           $  908,308
                                               -----------           ----------

-------------------------------------------------------------------------------

Securities Available For Sale and Other Earning Assets

The average balance of the securities portfolio increased 47% to $1.2 billion during 1997. The portfolio is comprised primarily of U. S. Treasury securities and mortgage-backed securities, most of which are seasoned 15-year federal agency securities. Other securities consist of collateralized mortgage obligations and asset-backed securities. Substantially all securities are AAA or equivalently rated. The increase in the securities portfolio during 1997 resulted primarily from the acquisition of Atlantic and the Company's efforts to manage its liquidity and asset-liability management needs. The average yield on the portfolio was 6.45%, 6.31% and 6.14% in 1997, 1996 and 1995, respectively. See Table 4 for an analysis of the scheduled maturities and the weighted average yields of the securities portfolio.

    Securities available for sale are carried at fair value and had a pre-tax unrealized gain of $5.5 million at December 31, 1997 as compared to a pre-tax unrealized loss of $1.1 million at December 31, 1996. These unrealized gains and losses, net of tax, do not impact net income or regulatory capital but are recorded as adjustments to shareholders' equity.

DEPOSITS AND OTHER FUNDING SOURCES

Deposits

Average deposits increased 26% during 1997 to $4.3 billion, primarily as a result of acquisitions. This compares to a 13% increase in 1996.

    Average certificates of deposit increased $415.1 million during 1997 to $1.9 billion. Excluding the impact of acquisitions, average certificates of deposit grew $48.8 million in 1997. The average rate paid on certificates of deposit decreased from 5.56% in 1996 to 5.45% during 1997, which was comparable to the average rate paid in 1995 for certificates of deposit of 5.48%. See Table 6 for the scheduled maturities of certificates of deposits of $100,000 or more.

    Average transaction accounts (demand deposit, NOW and money market accounts) of $1.6 billion increased $323.2 million during 1997. Excluding the impact of acquisitions, average transaction accounts grew $64.7 million in 1997. The increase in transaction deposits is consistent with the Company's increased marketing of these lower-cost accounts. The average rate paid on NOW and money market accounts continued to decline from 2.72% in 1995 to 2.62% in 1996 and to 2.56% in 1997.

    Average savings deposit balances of $753.3 million increased $149.9 million or 25% during 1997. Excluding the impact of acquisitions, average savings deposits decreased $37.4 million in 1997. The average rate paid on savings deposits declined from 2.85% in 1995 to 2.72% in 1996 to 2.68% in 1997. See Table 5 for the changes in deposit mix.

    In recent years the Company has not relied on deposits obtained through investment banking firms which obtain funds from their customers for deposit with the Company ("brokered deposits") and had no such deposits outstanding at December 31, 1997 and 1996. The Company evaluates this source of funds from time to time, however, and may seek to obtain brokered deposits in the future.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Table 4 - Maturities of Securities Available for Sale
-------------------------------------------------------------------------------

The following table sets forth the scheduled maturities and weighted average yields of the Company's debt securities available for sale at December 31, 1997.
-------------------------------------------------------------------------------

                                                      Amortized Cost Maturing in


                                                             More than One   More than Five      More than
                                       One Year or Less      to Five Years    to Ten Years       Ten Years             Total
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                 Amount     Yield    Amount    Yield    Amount   Yield    Amount    Yield      Amount    Yield
------------------------------------------------------------------------------------------------------------------------------------

U.S. Government and federal agencies $ 159,859    5.59%    $224,968   6.23%  $ 6,229   6.78%  $    489     6.63%    $ 391,545  5.98%
Tax-exempt bonds and notes              18,495    4.87          875   5.54        90   6.90         --       --        19,460   4.91
Other bonds and notes                   68,692    6.11        1,303   7.68        19   6.50         --       --        70,014   6.14
Mortgage-backed securities                 117    6.89       17,121   6.35    34,482   6.72    597,823     6.73       649,543   6.72
Collateralized mortgage obligations        183    5.96        3,102   7.86    12,739   7.37     52,832     7.35        68,856   7.37
  Total                              $ 247,346    5.68     $247,369   6.26   $53,559   6.88   $651,144     6.78    $1,199,418   6.45
                                     ---------             --------          -------          --------             ----------


-------------------------------------------------------------------------------
Table 5 - Change in Deposit Balances by Category of Deposits
-------------------------------------------------------------------------------
The following table presents the changes in the balances of deposits outstanding at the dates indicated:
-------------------------------------------------------------------------------

                                                  at December 31,                    1997-1996    Change      1996-1995      Change
(Dollars in Thousands)                1997              1996          1995           Amount       Percent      Amount       Percent
-----------------------------------------------------------------------------------------------------------------------------------
Demand deposits                 $  744,851         $  604,980     $  434,091        $139,871       23.1%      $170,889        39.4%
Money Market access/
   NOW accounts                  1,166,245          1,023,448        842,056         142,797       14.0        181,392         21.5
Regular savings                    747,538            760,340        557,896         (12,802)      (1.7)       202,444         36.3
Certificates of deposit          2,144,006          1,796,521      1,363,095         347,485       19.3        433,426         31.8

   Total deposits               $ 4,802,64         $4,185,289     $3,197,138        $617,351       14.8       $988,151         30.9
                                ----------         ----------     ----------        --------                  --------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Table 6 - Maturity of Certificates of Deposit of $100,000 or more at
December 31, 1997
-------------------------------------------------------------------------------
Certificates of deposit of $100,000 or more were scheduled to mature as follows at December 31, 1997.

-------------------------------------------------------------------------------
                                                 December 31, 1997
-------------------------------------------------------------------------------
                                               (Dollars In Thousands)
                                          Balance                   Percent
3 months or less                        $ 112,269                    29.72%
Over 3 to 6 months                         78,752                    20.85
Over 6 to 12 months                        91,018                    24.09
More than 12 months                        95,713                    25.34
                                        $ 377,752                   100.00%
                                        ---------                   ------
-------------------------------------------------------------------------------

Other Funding Sources

The Company's primary source of funding, other than deposits, are securities sold under repurchase agreements and advances from the Federal Home Loan Bank
(FHLB). Average FHLB borrowings for 1997 were $607.6 million compared with $369.4 million in 1996. FHLB borrowings increased because growth in earning assets, particularly mortgage loans held for sale, exceeded growth in deposits. FHLB collateral consisted primarily of loans with first mortgages secured by 1-4 family properties, certain unencumbered securities and other qualified assets. At December 31, 1997, FHLB borrowings amounted to $941.0 million. The Company's estimated additional borrowing capacity with the FHLB at December 31, 1997 was $727.8 million.

    Average balances for securities sold under repurchase agreements were $207.4 million and $140.4 million in 1997 and 1996, respectively, and were collateralized by mortgage backed securities and U.S. government obligations.

INTEREST RATE RISK AND
ASSET-LIABILITY MANAGEMENT

The Company's interest rate risk and asset-liability management are the responsibility of the Liquidity and Funds Management Committee which reports to the Board of Directors and is comprised of members of the Company's senior management. The Committee is actively involved in formulating the economic projections used by the Company in its planning and budgeting process and establishes policies which monitor and coordinate the Company's sources, uses and pricing of funds.

    Interest-rate-risk, including mortgage prepayment risk, is the most significant non-credit related risk to which the Company is exposed. Net interest income, the Company's primary source of revenue, is affected by changes in interest rates as well as fluctuations in the level and duration of assets and liabilities on the Company's balance sheet.

    Interest rate risk can be defined as the exposure of the Company's net interest income or financial position to adverse movements in interest rates. In addition to directly impacting net interest income, changes in the level of interest rates can also affect, (i) the amount of loans originated and sold by the institution, (ii) the ability of borrowers to repay adjustable or variable rate loans, (iii) the average maturity of loans, which tend to increase when new loan rates are substantially

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

higher than rates on existing loans and, conversely, decrease when rates on new loans are substantially lower than rates on existing loans, (iv) the value of the Company's mortgage loans and the resultant ability to realize gains on the sale of such assets and (v) the carrying value of investment securities classified as available for sale and the resultant adjustments to shareholders' equity.

    The primary objective of the Company's asset-liability management is to maximize net interest income while maintaining acceptable levels of interest-rate sensitivity. To accomplish this the Company monitors interest rate sensitivity by use of a sophisticated simulation model which analyzes resulting net interest income under various interest rate scenarios and anticipated levels of business activity. Complicating management's efforts to measure interest rate risk is the uncertainty of assumptions used for the maturity, repricing, and/or runoff characteristics of some of the Company's assets and liabilities.

    To cope with these uncertainties, management gives careful attention to its assumptions. For example, certain of the Company's interest-bearing deposit products (NOW accounts, savings and money market deposits) have no contractual maturity and based on historical experience have only a fractional sensitivity to movements in market rates. Because management believes it has some control with respect to the extent and timing of rates paid on non-maturity deposits, certain assumptions based on historical experience are built into the model. Another major assumption built into the model involves the ability customers have to prepay loans, often without penalty. The risk of prepayment tends to increase when interest rates fall. Since future prepayment behavior of loan customers is uncertain, the resultant interest rate sensitivity of loan assets cannot be determined exactly. The Company utilizes market consensus prepayment assumptions related to residential mortgages.

    The Company uses simulation analysis to measure the sensitivity of net interest income over a specified time period (generally 1 year) under various interest-rate scenarios using the assumptions discussed above. The Company's policy on interest rate risk specifies that if interest rates were to shift immediately up or down 300 basis points, estimated net interest income should decline by less than 10%. Management estimates, based on its simulation model, that an instantaneous 3% increase in interest rates at December 31, 1997 would result in less than a 4% decrease in net interest income over the next twelve months, while a 3% decrease in rates would result in less than a 1% decrease in net income over the next twelve months. It should be emphasized that the results are highly dependent on material assumptions such as those discussed above. It should also be noted that the exposure of the Company's net interest income to gradual and/or modest changes in interest rates is relatively small. For example, using the Company's "most likely" rate scenario which reflects only modest changes in interest rates for the next twelve months, the net interest income of the company fluctuates less than 1% compared to a flat rate scenario.

    The Company does not currently use off-balance-sheet instruments (derivatives) to manage its interest rate sensitivity of net interest income. The Company, as a result of acquisitions, has two interest rate floors with a combined notional amount of $10.0 million which expire in June 1998. The Company has no direct or contingent liability as a result of these floors, which were purchased to protect net interest income on a portion of rate sensitive assets against falling interest rates.

    The Company continues to utilize interest rate floors tied to the CMT index and Treasury Options to mitigate the prepayment risk associated with mortgage servicing rights (see "Non-interest Income" for further details). The values of both CMT floors and Treasury Options are generally inversely related to movements in interest rates. In the event that interest rates fall, any resulting increase in value of these derivative instruments are intended to offset, in part, the prospective decline in value of the servicing rights. At December 31, 1997, mortgage servicing rights amounted to $50.8 million, as compared to $33.3 million and $20.3 million at December 31, 1996 and 1995, respectively. The value of mortgage servicing rights generally is adversely affected by accelerated prepayments of loans resulting from decreasing interest rates, which affect the estimated average life of loans serviced for others.

RESULTS OF OPERATIONS

Net Interest Income

The Company's taxable-equivalent net interest income increased 29% during 1997 to $247.0 million. This increase reflects strong internal loan growth discussed above, as well as the 12 month impact of the Family acquisition and a three month impact of the Atlantic acquisition in 1997. Both acquisitions were accounted for as purchases. Net interest margin declined four basis points during 1997 which partially offset the positive effects of loan growth. Taxable-equivalent net interest income increased 11% in 1996 from 1995 also due to loan growth. Table 7 shows the changes in tax equivalent net interest income by category due to shifts in rate and volume. Information on average balances, yields and rates for the past three years can be found in Table 1.

                        PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Table 7 - Changes in Net Interest Income
-------------------------------------------------------------------------------

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

-----------------------------------------------------------------------------------------------------------------------------------
                                               Year Ended December 31, 1997 vs 1996           Year Ended December 31, 1996 vs 1995
                                                    Increase (Decrease) Due To                      Increase (Decrease) Due To
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Rate/                                    Rate/
(Dollars in Thousands)                           Rate        Volume     Volume     Total     Rate     Volume     Volume       Total
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans and leases: (1)
   Residential real estate mortgages       $     -        $  24,932   $ (110)   $ 24,822    $(3,225)  $21,586  $  (961)    $17,400
   Commercial real estate mortgages           (912)          17,705     (241)     16,552     (1,372)    6,627      (87)      5,168
   Commercial business loans and leases        (85)           8,983        8       8,906     (1,487)    5,401     (208)      3,706
   Consumer loans and leases                   172           26,418       45      26,635     (1,424)   10,458     (206)      8,828
      Total loans and leases                  (825)          78,038     (298)     76,915     (7,508)   44,072   (1,462)     35,102

   Securities available for sale             1,111           23,734      548      25,393      1,311     1,374       25       2,710
   Federal funds sold                          109           (1,385)     (62)     (1,338)      (486)   (2,468)     238      (2,716)
      Total                                    395          100,387      188     100,970     (6,683)   42,978   (1,199)     35,096

Interest-bearing liabilities:
    Deposits:
      Regular savings                         (241)           4,078      (82)      3,755       (765)      420       25        (320)
      Money market access
          and NOW accounts                    (522)           4,169      (93)      3,554     (1,179)    3,949     (191)      2,579
      Certificates of deposit               (1,608)          23,079     (420)     21,051      1,040     8,897       38       9,975
      Total deposits                        (2,371)          31,326     (595)     28,360       (904)   13,266     (128)     12,234
    Borrowed funds                             682           15,973      409      17,064     (1,650)    5,487     (367)      3,470
          Total                             (1,689)          47,299     (186)     45,424     (2,554)   18,753     (495)     15,704

Net interest income
    (fully-taxable equivalent)             $ 2,084        $  53,088   $  374    $ 55,546    $(4,129)  $24,225  $  (704)    $19,392
                                           -------        ---------   ------    --------    -------   -------  -------     -------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Loans and leases include portfolio loans and loans held for sale and nonperforming loans.


Noninterest Income

Noninterest income was $56.9 million, $38.4 million and $31.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. The $18.5 million or 48% increase during 1997 was largely attributable to growth of $7.8 million in customer services income and $5.8 million in mortgage banking income. The 22% increase in 1996 from 1995 was primarily due to a 29% incrase in customer services income.

    Customer services income of $23.1 million increased $7.8 million or 51% from 1996 and was attributable to a 23.7% increase in the number of transaction accounts as well as increases in ATM charges.

    Mortgage banking services income of $18.8 million increased $5.8 million or 45% during 1997 due to a $4.0 million increase in mortgage sales income and a $1.9 million increase in residential mortgage servicing income. The Company's portfolio of residential mortgages of $4.0 billion serviced for investors increased by $798 million or 25% from December 31, 1996 to December 31, 1997. The increase in mortgage sales income in 1997 was attributable to a significant increase in the volume of loans originated from correspondent lenders, the vast majority of which were sold in the secondary mortgage market. Residential mortgage originations from correspondent lenders increased to $2.9 billion in 1997 from $844.5 million in 1996, a 237% increase. The generation of mortgage sales income is dependent on market and economic conditions and, as a result, there can be no assurance that the mortgage sales income reported in prior periods can be achieved in the future or that there will not be significant inter-period variations in the results of such activities.

Table 8 - Mortgage Banking Services Income
-------------------------------------------------------------------------------
The following table sets forth certain information relating to the Company's mortgage banking activities.
--------------------------------------------------------------------------------
                                          At or for the Year Ended December 31,
--------------------------------------------------------------------------------
(Dollars in Thousands)             1997            1996                1995
--------------------------------------------------------------------------------
Residential mortgages
 serviced for investors        $4,026,003       $3,227,659           $2,595,049
                               ----------       ----------           ----------
Residential mortgage
    sales income                  $11,016           $7,108           $    4,224
Residential mortgage
    servicing income                7,755            5,832                6,625
Mortgage banking
    services income               $18,771       $   12,940           $   10,849
                                ---------       ----------           ----------
-------------------------------------------------------------------------------

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------



    Trust and investment advisory services income of $8.8 million increased $1.6 million or 22% during 1997 primarily due to increases in assets under management. Assets under management were $2.2 billion, $1.2 billion and $1.0 billion at December 31, 1997, 1996 and 1995, an increase of 83% and 20%, respectively.

    Insurance commissions of $1.9 million were generated through the Company's subsidiary Morse, Payson and Noyes and reflects activity since the acquisition date.

Noninterest Expense

Noninterest expense increased $39.9 million or 27% during 1997. The 1997 increase was primarily attributable to acquisitions of Family and Atlantic and to the issuance of securities by a subsidiary trust (see Note 11 to the Consolidated Financial Statements) during the first quarter of 1997. Excluding the distributions on the securities of the subsidiary trust, the efficiency ratio improved to 59.27% during 1997 from 64.65% in 1996 and 64.38% in 1995 reflecting the efficiencies created by the assimilation of recent acquisitions as well as operating improvements. Total noninterest expenses increased $17.8 million or 14% during 1996 primarily due to the expansion of the core banking franchise internally and through acquisitions, asset growth, new product development and enhancements to alternative delivery systems.

    Salaries and benefits expense of $92.7 million increased $19.4 million or 26% during 1997 due primarily to increased staffing resulting from the acquisitions and higher performance-based compensation. The number of full-time equivalent employees increased by 253 to 2,560 at December 31, 1997. Average full-time equivalent employees were 2,403 in 1997 compared to 2,091 in 1996.

    Data processing expense increased $2.4 million or 19% to $15.0 million during 1997. The increase in expense was attributable to the implementation of system upgrades to accommodate increased volumes.

    Net occupancy expense rose $1.8 million or 14% to $14.1 million during 1997. The increase was primarily attributable to the acquisitions, but also reflects the cost associated with nine new supermarket branches.

    Amortization of goodwill and deposit premiums increased by $3.2 million or 67% during 1997 due to goodwill associated with the recent acquisitions which were accounted for as purchases.

    Equipment expense increased 42% to $12.1 million and advertising and marketing increased 53% to $6.6 million during 1997. These increases were primarily due to the acquisition of Family in December of 1996.

    Merger expenses decreased $4.8 million or 93% during 1997 primarily due to the acquisition of Bank of New Hampshire in 1996.

    Other noninterest expense, which is comprised primarily of general and administrative expenses, rose $3.6 million or 13% during 1997.

Taxes

The Company recognized $41.7 million in income tax expense for the year ended December 31, 1997 compared to $27.6 million for 1996 and $23.4 million for 1995. The increase in 1997 was a result of growth in pre-tax earnings. The effective tax rate rose to 36% compared to 34% in 1996 and 1995 due to increased nondeductible goodwill amortization from the recent acquisitions and increased state tax expense.

YEAR 2000

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Company has formed a Year 2000 committee to execute a plan of compliance. The Company believes that, with modifications to existing software already completed or contemplated in the near future, the Year 2000 problem will not pose significant operational problems for the Company's computer systems. The Company expects to be Year 2000 compliant by the end of 1998 and that expenses incurred in connection with such compliance will not have a material effect on the Company's earnings.

ASSET QUALITY

General

The Company monitors its asset quality with lending and credit policies which require the regular review of its portfolio. The Company maintains an internal rating system which provides a mechanism to monitor the quality of its loan portfolio. Credit risk is monitored regularly to review the portfolio's performance. See Table 9 for the detail of the Company's loan portfolio for the last five years.

    The Company's residential loan portfolio accounted for 33% of the total loan portfolio at December 31, 1997 up from 32% at the end of 1996. The Company's strategy generally is to originate fixed-rate residential loans for sale to investors in the secondary market. The Company's residential loans are generally secured by 1-4 family homes and have a maximum loan to value ratio of 80%, unless they are protected by mortgage insurance. At December 31, 1997, .50% of the Company's residential loan portfolio was nonperforming, as compared to .33% at December 31, 1996.

    The Company's commercial real estate loan portfolio accounted for 25% of the total loan portfolio at December 31, 1997 compared to 26% at December 31, 1997. This portfolio consists primarily of loans secured by income-producing commercial real estate (including office buildings and industrial buildings), service industry real estate (including hotels and health care facilities), multi-family (over four units) residential properties and food stores. It is the intention of the Company to maintain commercial real estate loans as a percentage of the overall loan portfolio at the same or lower levels in the future.

    Commercial business loans and leases are generally to small and medium size businesses located within the Company's geographic market area. These loans are not concentrated in any particular industry, but reflect the broad-based economies of Maine, New Hampshire and northeastern Massachusetts. Commercial loans consist primary of loans secured by various equipment, machinery and other corporate assets, as well as loans to provide working capital to business in the form of lines of credit. The Company's commercial business loan portfolio accounted for 13% of the total loan portfolio at December 31, 1997 and 1996.

    Consumer loans accounted for 30% of the Company's total loan portfolio at December 31, 1997 compared to 28% at December 31, 1996. The Company has a diversified consumer loan portfolio which includes home equity, automobile, mobile home, boat and recreational vehicle, and education loans. Less than 1% of the consumer loans are credit card loans and only 6% of the portfolio is unsecured. Consumer loan originations increased by $158.3 million or 32% during 1996, primarily due to growth in automobile and home equity loans. The growth is consistent with the Company's strategy to provide a full range of financial services to its customers and to originate loans which offer a higher yield than residential mortgage loans.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table 9 - Composition of Loan and Lease Portfolio
--------------------------------------------------------------------------------
The following table sets forth the composition of the Company's loan and lease portfolio as of the dates indicated.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
December 31,                          1997                 1996                1995                1994                 1993
------------------------------------------------------------------------------------------------------------------------------------
                                           % OF                 % of                 % of                % of                 % of
(Dollars in Thousands)          AMOUNT    LOANS      Amount    Loans      Amount    Loans      Amount   Loans       Amount   Loans
------------------------------------------------------------------------------------------------------------------------------------
Residential real estate
 loans:
  Adjustable rate            $  676,808   15.08%  $  617,323   16.89%  $  402,695   14.49%   $ 418,653   15.86%  $  382,485   15.70%
  Fixed rate                    799,708   17.81      559,551   15.31      395,381   14.23      384,845   14.58      336,391   17.81
        Total                 1,476,516   32.89    1,176,874   32.20      798,076   28.72      803,498   30.44      718,876   29.51

Commercial real estate
 loans:
  Permanent first
   mortgage loans             1,020,987   22.74      901,105   24.66      753,857   27.13      745,356   28.24      731,074   30.01
  Construction and
   development                   83,667    1.86       61,270    1.68       43,829    1.58       25,216    0.96       21,260    0.87
   Total                      1,104,654   24.60      962,375   26.34      797,686   28.71      770,572   29.20      752,334   30.88

Commercial business loans
 and leases                     576,649   12.85      477,402   13.06      408,592   14.70      324,408   12.29      303,594   12.46
Consumer loans
 and leases
    Home equity                 462,826   10.31      362,105    9.91      283,008   10.19      247,751    9.39      222,262    9.13
    Mobile home                 192,724    4.29      206,061    5.64      214,761    7.73      222,600    8.43      210,682    8.65
    Automobile                  335,106    7.46      192,295    5.26      127,969    4.61      125,887    4.77       95,449    3.92
    Education loans             117,228    2.61      106,900    2.93       38,685    1.39       43,599    1.65       17,133    0.71
    Boat and recreational
     vehicle                     41,521    0.93       31,969    0.87       22,716    0.82       20,680    0.78       24,992    1.03
    Other                       182,141    4.06      138,619    3.79       87,090    3.13       80,582    3.05       90,411    3.71
      Total                   1,331,546   29.66    1,037,949   28.40      774,229   27.87      741,099   28.07      660,929   27.15
      Total loans and
       leases receivable      4,489,365  100.00%   3,654,600  100.00%   2,778,583  100.00%   2,639,577  100.00%   2,435,733  100.00%
                                         ------               ------               ------               ------               ------
Allowance for loan and
 lease losses                    68,085               67,488               60,975               63,675              67, 385
    Net loans and
     leases receivable       $4,421,280           $3,587,112           $2,717,608           $2,575,902           $2,368,348
                             ----------           ----------           ----------           ----------           ----------
------------------------------------------------------------------------------------------------------------------------------------


Nonperforming Assets

Nonperforming assets consist of nonperforming loans and other real estate owned and repossessed assets. Total nonperforming assets as a percentage of total assets decreased to .75% at December 31, 1997 compared to .86% at December 31, 1996. In addition, total nonperforming assets as a percentage of total loans and other nonperforming assets was 1.14% and 1.26% at December 31, 1997 and 1996, respectively. See Table 10 for a detailed summary of nonperforming assets for the last five years.

    The Company continues to focus on asset quality issues and to allocate significant resources to the key asset quality control functions of credit policy and administration and loan review. The collection, workout and asset management functions focus on the reduction of nonperforming assets. Despite the ongoing focus on asset quality and reductions of nonperforming asset levels, there can be no assurance that adverse changes in the real estate markets and economic conditions in the Company's primary market areas will not result in higher nonperforming asset levels in the future and negatively impact the Company's operations through higher provisions for loan losses, net loan chargeoffs, decreased accrual of interest income and increased noninterest expenses as a result of the allocation of resources to the collection and workout of nonperforming assets.

    It is the policy of the Company to generally place all commercial real estate loans and commercial business loans and leases which are 90 days or more past due, unless secured by sufficient cash or other assets immediately convertible to cash, on nonaccrual status. All such loans 90 days or more past due, whether on nonaccrual status or not, are considered nonperforming loans. Residential real estate loans are placed on nonaccrual status generally when in management's judgment the collectibility of interest and/or principal is doubtful. Consumer loans and leases are placed on nonaccrual status generally at 90 days or more past due or when in management's judgment the collectibility of interest and/or principal is doubtful. At December 31, 1997, the Company had $8.4 million of accruing loans which were 90 days or more delinquent, as compared to $8.0 million and $4.4 million of such loans at December 31, 1996 and 1995, respectively.

    It is also the policy of the Company to place on nonaccrual and therefore nonperforming status loans currently less than 90 days past due or performing in accordance with their terms but which in management's judgment are likely to present future principal and/or interest repayment problems and which thus ultimately would be classified as nonperforming.

                        PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

Net Charge-offs

Net charge-offs were $6.8 million during 1997, as compared to $5.8 million in 1996 and $9.2 million in 1995. The increase in 1997 was attributable to decreased recoveries in commercial real estate mortgages which more than offset the effects of a decrease in loans charged off during 1997. Gross charge-offs decreased in 1997 by $1.9 million compared to an increase in 1996 from 1995 of $205 thousand.

    Net charge-offs in 1997 represented .17% of average loans and leases outstanding, as compared to .18% in 1996 and .34% in 1995. See Table 11 for the details for the last five years of charge-offs and recoveries.

-----------------------------------------------------------------------------------------------------------------------------------
Table 10 - Five Year Schedule of Nonperforming Assets
-----------------------------------------------------------------------------------------------------------------------------------
The following table sets forth information regarding nonperforming assets at the dates indicated:
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                              1997             1996               1995              1994               1993
-----------------------------------------------------------------------------------------------------------------------------------
Residential real estate loans:
    Nonaccrual loans                              $  7,357         $ 3,867            $  5,713          $  3,317          $  4,806
    Troubled debt restructurings                        --              --                  --                --               111
      Total                                          7,357           3,867               5,713             3,317             4,917

Commercial real estate loans:
    Nonaccrual loans                                15,654          15,270              17,029            26,978            30,780
    Troubled debt restructurings                     1,073           1,581               3,186             6,284            15,275
      Total                                         16,727          16,851              20,215            33,262            46,055
Commercial business loans and leases:
    Nonaccrual loans                                11,668           8,016               6,735             6,871            14,399
    Troubled debt restructurings                       114             579               1,859             2,684             2,547
      Total                                         11,782           8,595               8,594             9,555            16,946

Consumer loans:
    Nonaccrual loans                                 7,967           5,097               3,586             3,775             3,386
    Troubled debt restructurings                        --              --                  --                --                26
      Total                                          7,967           5,097               3,586             3,775             3,412

Total nonperforming loans:
    Nonaccrual loans                                42,646          32,250              33,063            40,941            53,371
    Troubled debt restructurings                     1,187           2,160               5,045             8,968            17,959
      Total                                         43,833          34,410              38,108            49,909            71,330

Other nonperforming assets:
    Other real estate owned,
      net of related reserves                        4,873          10,000              12,679            16,682            28,867
    In-substance foreclosures,
       net of related reserves                          --              --                  --             3,391            11,752
    Repossessions, net of related reserves           2,507           1,819               1,553             2,003             1,961
      Total                                          7,380          11,819              14,232            22,076            42,580
Total nonperforming assets                        $ 51,212         $46,229            $ 52,340          $ 71,985          $113,910
                                                  --------         -------            --------          --------          --------

Accruing loans 90 days or more overdue            $  8,355         $ 8,038            $  4,412          $  6,354          $  6,166
                                                  --------         -------            --------          --------          --------

Total nonperforming loans as a
    percentage of total loans                         0.98%           0.94%               1.37%             1.89%             2.93%
Total nonperforming assets
    as a percentage of total assets                   0.75            0.86                1.29              1.93              3.14
Total nonperforming assets as a percentage of
    total loans and other nonperforming assets        1.14            1.26                1.87              2.70              4.60

-----------------------------------------------------------------------------------------------------------------------------------

                        PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Table 11 - Five Year Table of Net Charge-offs
-----------------------------------------------------------------------------------------------------------------------------------
The following table sets forth information concerning the activity in the
Company's allowance for loan and lease losses during the periods indicated.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                          1997               1996              1995                1994                1993
-----------------------------------------------------------------------------------------------------------------------------------
Average loans and leases outstanding         $4,098,304        $3,224,309         $2,732,316          $2,529,723         $2,473,666
                                             ----------        ----------         ----------          ----------         ----------
Allowance at beginning of period             $   67,488        $   60,975         $   63,675          $   67,385         $   71,223

Additions due to acquisitions                     7,361            11,365              2,314                 --                  --
Charge-offs:
    Residential real estate mortgages             1,796             2,812              4,139               4,646              6,607
    Commercial real estate mortgages              1,312             8,769              8,964               6,207              8,482
    Commercial business loans and
      leases                                      4,640             2,994              2,234               4,124              9,622
    Consumer loans and leases                     8,539             3,598              2,631               2,225              3,861
      Total loans charged off                    16,287            18,173             17,968              17,202             28,572

Recoveries:
    Residential real estate mortgages               534               507                620                 904                642
    Commercial real estate mortgages              4,772             9,541              5,185               4,917              6,293
    Commercial business loans and leases          2,573             1,536              2,181               3,440              2,035
    Consumer loans and leases                     1,644               837                738                 857              1,717
      Total loans recovered                       9,523            12,421              8,724              10,118             10,687
    Net charge-offs                               6,764             5,752              9,244               7,084             17,885
Additions charged to operating
    expenses                                         --               900              4,230               3,374             14,047
Allowance at the end of the period           $   68,085        $   67,488         $   60,975          $   63,675         $   67,385
                                             ----------        ----------         ----------          ----------         ----------

Ratio of net charge-offs to average
    loans and leases outstanding                   0.17%             0.18%              0.34%               0.28%              0.72%
Ratio of allowance to total loans
    and leases at end of period                    1.52              1.85               2.19                2.41               2.77
Ratio of allowance to nonperforming
    loans at end of period                       155.33            196.13             160.00              127.58              94.47
-----------------------------------------------------------------------------------------------------------------------------------

Provision and Allowance for Loan and Lease Losses

The Company did not record a provision for loan and lease losses in 1997 compared to a $900 thousand provision in 1996. The activity in the allowance for loan and lease losses, as shown in Table 11, also reflects a decreased level of gross charge-offs. The ratio of the allowance to nonperforming loans at December 31, 1997 was 155%, as compared to 196% and 160% at December 31, 1996 and 1995, respectively. The allowance for loan and lease losses represented 1.52% of loans outstanding at December 31, 1997, as compared to 1.85% and 2.19% at December 31, 1996 and 1995, respectively. This decline reflects the impact of acquiring institutions with lower allowances as a percentage of loans and leases, as well as the fact that net charge-offs have exceeded provisions in 1997 and 1996. Management believes that this reduction is consistent with the improved asset quality of the loan portfolio.

    The allowance for loan and leases losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans and leases deemed noncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment and is determined based on management's ongoing evaluation. The evaluation process includes, among other procedures, consideration of the character and size of the loan portfolio, monitoring trends in nonperforming loans, delinquent loans and net charge-offs, as well as new loan originations and other asset quality factors.

    Although management utilizes its judgment in providing for possible losses, for the reasons discussed above under "Nonperforming Assets", there can be no assurance that the Company will not have to change its provision for loan losses in subsequent periods. Based on anticipated growth in assets, it is likely that the Company will resume recording a provision for loan and lease losses in 1998.

    The allowance for loan and lease losses is available for offsetting credit losses in connection with any loan but is internally allocated to various loan categories as part of the Company's process for evaluating the adequacy of the allowance for loan and lease losses. Table 12 presents for information concerning the allocation of the Company's allowance for loan and lease losses by loan categories for the last five years.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Table 12 - Five Year Schedule of Allocation of Allowance for Loan and Lease Losses
-----------------------------------------------------------------------------------------------------------------------------------
The following table sets forth information concerning the allocation of the Company's allowance for loan and lease losses by loan categories at the dates indicated.
-----------------------------------------------------------------------------------------------------------------------------------
                                                 December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)         1997                    1996                  1995               1994                   1993
-----------------------------------------------------------------------------------------------------------------------------------
                           Allowance to            Allowance to           Allowance to       Allowance to           Allowance to
                           Percent of              Percent of              Percent of         Percent of              Percent of
                          Total Loans by         Total Loans by         Total Loans by      Total Loans by        Total Loans by

                        Amount   Category     Amount   Category      Amount    Category     Amount  Category      Amount   Category
-----------------------------------------------------------------------------------------------------------------------------------
Residential real
 estate loans          $  6,211   0.42%       $ 7,723   0.66%         $10,118   1.27%        $ 8,567   1.07%      $ 9,864     1.37%
Commercial real
 estate loans            36,200   3.28         35,478    3.69          31,673   3.97          35,505    4.61       38,177     5.07
Commercial business
 loans and leases        12,730   2.21         13,449    2.82           9,491   2.32           9,274    2.86        8,734     2.88
Consumer loans
 and leases              12,944   0.97         10,838    1.04           9,693   1.25          10,329    1.39       10,610     1.61
                       $ 68,085   1.52        $67,488    1.85         $60,975   2.19         $63,675    2.41      $67,385     2.77
                       --------               -------                 -------                -------              -------
-----------------------------------------------------------------------------------------------------------------------------------

LIQUIDITY

For banks, liquidity represents the ability to meet both loan commitments and deposit withdrawals. Funds to meet these needs generally can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect a bank's ability to meet liquidity needs, including variations in the markets served, its asset-liability mix, its reputation and credit standing in the market and general economic conditions.

     In addition to traditional in-market deposit sources, the Company has many other sources of liquidity, including proceeds from maturing securities and loans, the sale of securities, asset securitizations and other non-relationship funding sources, such as FHLB borrowings, senior or subordinated debt, commercial paper and wholesale purchased funds. Management believes that the high proportion of residential and installment consumer loans in the Company's loan portfolio provides it with a significant amount of contingent liquidity through the conventional securitization programs that exist today. Management believes that the level of liquidity is sufficient to meet current and future funding requirements. For additional information regarding off-balance sheet risks and commitments see Note 13 to the Consolidated Financial Statements.

CAPITAL

At December 31, 1997, shareholders' equity totaled $475.1 million or 7.0% of total assets, as compared to $437.0 million or 8.1% at December 31, 1996. The 9% increase in shareholders' equity was due to earnings which more than offset a $35.5 million stock repurchase program and $21.0 million in dividends to shareholders. See Table 13 for the Company's rate of internal capital generation and the component factors which determine it.

    During 1997, the Company repurchased 1,111,800 shares of common stock for $35.5 million. The stock repurchase authorization was rescinded by the Company's Board of Directors in October 1997. In January 1997, the Company issued $100 million of Trust Capital Securities which mature in 2027 and which qualify as Tier 1 Capital. See Note 11 to the Consolidated Financial Statements for more information.

    Capital guidelines issued by the Federal Reserve Board require the Company to maintain certain ratios. The Company's Tier 1 Capital, as defined by federal banking agency regulations, was $452.6 million at December 31, 1997 compared to $367.0 million at December 31, 1996. The Company's regulatory capital currently exceeds all applicable requirements. See Note 10 to the Consolidated Financial Statements.

    The Company's banking subsidiaries also are subject to federal, and in certain cases state, regulatory capital requirements. At December 31, 1997, each of the Company's banking subsidiaries was deemed to be "well capitalized" under the regulations of the applicable federal banking agency and in compliance with applicable state regulatory capital requirements.

Table 13 - Internal Capital Generation
-------------------------------------------------------------------------------
                                            December 31,
-------------------------------------------------------------------------------
                               1997      1996       1995       1994        1993
--------------------------------------------------------------------------------
Return on average assets       1.28%     1.21%      1.16%      0.94%       0.64%
Average equity to
    average assets             7.76      8.37       8.55       8.22        7.50
Return on average equity      16.42     14.41      13.53      11.42        8.57
Total dividend
    payout ratio              28.79     30.95      25.56      16.79        1.05
Earnings retention rate       71.21     69.05      74.44      83.21       98.95
Internal capital
    generation rate           11.69      9.95      10.07       9.50        8.48
-------------------------------------------------------------------------------

IMPACT OF NEW ACCOUNTING STANDARDS

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income, which is defined as all changes to equity except investments by and distributions to shareholders. This statement will be effective for the Company's 1998 annual financial statements.

    Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated

                        PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------


regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. This statement requires a company to disclose certain income statement and balance sheet information by operating segment, as well as provides a reconciliation of operating segment information to the company's consolidated balances. This statement will be effective for the Company's 1998 annual financial statements.

FORWARD LOOKING STATEMENTS

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary polices of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

    The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------
                                                                                 December 31,
------------------------------------------------------------------------------------------------------
(In Thousands, Except Number of Shares and Per Share Data)                 1997                1996

------------------------------------------------------------------------------------------------------

ASSETS

Cash and due from banks                                                  $   339,270        $  276,995
Federal funds sold                                                             6,091            83,000
Securities available for sale, at market value                             1,268,055         1,045,069
Loans held for sale, market value $362,397 in 1997
    and $103,790 in 1996                                                     360,631           103,270
Loans and leases                                                           4,489,365         3,654,600
    Less: Allowance for loan and lease losses                                 68,085            67,488
      Net loans and leases                                                 4,421,280         3,587,112
Premises and equipment                                                        75,968            73,956
Goodwill and other intangibles                                               118,019            71,649
Mortgage servicing rights                                                     50,808            33,314
Other assets                                                                 155,215           124,033
                                                                         $ 6,795,337        $5,398,398
                                                                         -----------        ----------


LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
    Regular savings                                                      $   747,538        $  760,340
    Money market access and NOW accounts                                   1,166,245         1,023,448
    Certificates of deposit (including certificates of $100 or more
      of $377,752 and $116,472 in 1997 and 1996, respectively)             2,144,006         1,796,521
    Demand deposits                                                          744,851           604,980
                                                                           4,802,640         4,185,289

Federal funds purchased and securities sold under
    repurchase agreements                                                    370,219           197,005
Borrowings from the Federal Home Loan Bank of Boston                         940,991           470,080
Other borrowings                                                              18,762            23,884
Other liabilities                                                             87,659            85,130
      Total liabilities                                                    6,220,271         4,961,388
Company obligated, mandatorily redeemable securities of
   subsidiary trust holding solely parent junior subordinated
    debentures                                                               100,000                --
Shareholders' equity
    Preferred stock, par value $0.01; 5,000,000 shares
      authorized, none issued                                                     --                --
    Common stock, par value $0.01; 100,000,000 shares authorized,
      28,576,885 issued                                                          286               286
    Paid-in capital                                                          271,790           271,790
    Retained earnings                                                        224,784           170,855
    Net unrealized gain (loss) on securities available
      for sale, net of applicable income taxes                                 3,565              (582)
    Treasury stock at cost (839,586 shares and
      355,385 shares in 1997 and 1996, respectively)                         (25,359)           (5,339)
          Total shareholders' equity                                         475,066           437,010
                                                                         $ 6,795,337        $5,398,398
                                                                         -----------        ----------
------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

                        PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF INCOME
                                                                                  Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Number of Shares and Per Share Data)           1997                      1996                      1995
-----------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
    Interest and fees on loans and leases                       $   366,029             $     288,999           $     253,787
    Interest and dividends on securities                             76,183                    52,173                  52,062
    Total interest and dividend income                              442,212                   341,172                 305,849

Interest expense:
    Interest on deposits                                            148,803                   120,443                 108,209
    Interest on borrowed funds                                       47,220                    30,156                  26,686
    Total interest expense                                          196,023                   150,599                 134,895
    Net interest income                                             246,189                   190,573                 170,954
Provision for loan and lease losses                                      --                       900                   4,230
                                                                -----------             -------------           -------------
    Net interest income after provision
     for loan and lease losses                                      246,189                   189,673                 166,724

Noninterest income:
    Customer services                                                23,191                    15,353                  11,908
    Mortgage banking services                                        18,771                    12,940                  10,849
    Trust and investment advisory services                            8,809                     7,233                   5,850
    Insurance commissions                                             1,899                        --                      --
    Net securities gains                                                150                       507                     116
    Other noninterest income                                          4,118                     2,415                   2,694
                                                                     56,938                    38,448                  31,417
Noninterest expenses:
    Salaries and employee benefits                                   92,703                    73,303                  67,472
    Data processing                                                  14,962                    12,528                   8,924
    Occupancy                                                        14,102                    12,320                  10,574
    Equipment                                                        12,078                     8,479                   6,844
    Distributions on securities of subsidiary trust                   8,351                        --                      --
    Amortization of goodwill and deposit premiums                     8,120                     4,874                   2,211
    Advertising and marketing                                         6,624                     4,327                   4,642
    Merger expenses                                                     354                     5,105                   4,958
    Other noninterest expenses                                       30,712                    27,137                  24,655
                                                                    188,006                   148,073                 130,280

Income before income tax expense                                    115,121                    80,048                  67,861
Applicable income tax expense                                        41,720                    27,568                  23,375
    Net income                                                 $     73,401             $      52,480           $      44,486
                                                               ------------             -------------           -------------

Basic weighted average shares outstanding                        27,806,267                25,035,041              24,696,393
Diluted weighted average shares outstanding                      28,362,970                25,425,558              24,998,823
Earnings per share:
    Basic                                                      $       2.64             $        2.10           $        1.80
    Diluted                                                            2.59                      2.06                    1.78
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

                        PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


-----------------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except                                                                          Net
Number of Shares                                        Par        Paid-in      Retained    Unrealized   Treasury
and Share Data)                                        Value      Capital       Earnings    Gain (Loss)    Stock            Total
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994                          $256       $224,267     %  99,955     $(9,079)     $(10,960)       $304,439

Treasury stock issued for employee benefit plans
    (132,022 shares at an average price of $9.76)        --             --          (401)         --         1,908           1,507

Treasury stock purchased (647,357
    shares at an average price of $12.85)                --             --            --          --        (8,317)         (8,317)

Reissuance of treasury stock pursuant to acquisition
    of Bankcore, Inc. (751,600 shares at $15.00)         --             --         1,710          --         9,564          11,274

Changes in unrealized gains (losses) on securities
    available for sale, net of tax effect of $7,293      --             --            --      12,842            --          12,842

Compensation cost of employee stock plan, 124 shares     --              1            --          --            --               1

Net income                                               --             --        44,486          --            --          44,486

Cash dividends $0.46 per share                           --             --       (11,307)         --            --         (11,307)

Balances at December 31, 1995                          $256       $224,268     $ 134,443     $ 3,763      $ (7,805)       $354,925

Treasury stock issued for employee benefit plans
    (168,677 shares at an average price of $14.62)       --             --          (134)         --         2,466           2,332
Purchase of 2,500,000 shares of treasury
    stock pursuant to acquisition of Family Bancorp      --             --            --          --       (60,342)        (60,342)

Issuance of 2,980,335 shares of common stock
    and 2,500,000 shares from treasury stock
    pursuant to acquisition of Family Bancorp            30         47,522            --         344        60,342         108,238

Change in unrealized gains (losses) on securities
    available for sale, net of taxes of $2,194           --             --            --      (4,689)           --          (4,689)

Net income                                               --             --        52,480          --            --          52,480

Cash dividends $0.65 per share                           --             --       (15,934)         --            --         (15,934)

Balances at December 31, 1996                          $286       $271,790     $ 170,855     $  (582)     $ (5,339)       $437,010

Treasury stock issued for employee benefit plans
    (404,760 shares at an average price of $19.16)       --             --        (1,042)         --         8,798           7,756

Treasury stock purchased (1,111,800 shares
    at an average price of $31.97)                       --             --            --          --       (35,549)        (35,549)

Reissuance of treasury stock pursuant to acquisition
    of Atlantic Bancorp (222,839 shares at $41.75)       --             --         2,572          --         6,731           9,303

Change in unrealized gains (losses) on securities
    available for sale, net of taxes                     --             --            --       4,147            --           4,147

Net income                                               --             --        73,401          --            --          73,401

Cash dividends $0.76 per share                           --             --       (21,002)         --            --         (21,002)

Balances at December 31, 1997                          $286       $271,790     $ 224,784     $ 3,565      $(25,359)       $475,066
                                                       ----       --------     ---------     -------      --------        --------
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

                        PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)                                                                       1997             1996           1995
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
    Net income                                                                         $    73,401      $    52,480      $   44,486
    Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan and lease losses                                                       --              900           4,230
      Provision for depreciation                                                            10,212            7,409           6,286
      Amortization of goodwill and other intangibles                                         8,120            4,874           2,211
      Net (increase) decrease in net deferred tax assets                                     7,471             (394)          3,919
      Net (gains) losses from other real estate owned                                         (558)             435            (430)
      Net (gains) losses realized from sales of securities and consumer loans                 (150)            (507)           (116)
      Net (gains) losses realized from sales of loans held for
          sale (a component or mortgage banking services)                                  (11,016)          (7,108)            664
      Net decrease (increase) in mortgage servicing rights                                 (17,494)          (9,305)         (3,034)
      Proceeds from sales of loans held for sale                                         2,900,768        1,057,261         552,774
      Residential loans originated and purchased for sale                               (3,147,113)      (1,082,444)       (613,171)
      Net decrease (increase) in interest and dividends
      receivable and other assets                                                          (26,929)          (9,101)         (2,925)
      Net increase in other liabilities                                                    (13,721)          29,743             366

Net cash provided (used) by operating activities                                       $  (217,009)     $    44,243      $   (4,740)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
    Proceeds from maturities and principal repayments of investment securities         $        --      $        --      $  125,540
    Purchase of investment securities                                                           --               --        (114,491)
    Proceeds from sales of securities available for sale                                    62,195           42,620           9,814
    Proceeds from maturities of securities available for sale                              434,958          516,395         135,972
    Purchases of securities available for sale                                            (659,121)        (487,789)       (184,040)
    Net (increase) decrease in loans and leases                                            (480,70)        (398,152)       (184,323)
    Proceeds from sales of loans                                                                --               --          31,425
    Premiums paid on deposits purchased                                                         --          (18,230)         (4,290)
    Net additions to premises and equipment                                                 (7,780)         (12,155)        (15,800)
    Net decrease in repossessed assets owned                                                 2,725            5,388          15,082
    Payment for acquisitions, net of cash acquired                                         (28,261)          72,835              --

Net cash provided (used) by investing activities                                       $  (675,654)     $  (279,088)     $ (185,111)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
    Net increase (decrease) in deposits                                                $   263,175        $ 213,572      $  311,293
    Net increase (decrease) in securities sold under repurchase agreements                  50,064           10,675          53,438
    Proceeds from Federal Home Loan Bank of Boston borrowings                              947,283          481,998         415,998
    Payments on Federal Home Loan Bank of Boston borrowings                               (539,000)        (328,507)       (526,002)
    Proceeds from issuance of securities of subsidiary trust                                98,361               --              --
    Net increase (decrease) in other borrowings                                             (8,052)           1,855          11,055
    Issuance of treasury stock                                                               7,756            2,332           1,507
    Purchase of treasury stock                                                             (35,549)         (60,342)         (8,317)
    Reissuance of treasury stock pursuant to acquisition                                        --               --          11,274
    Cash dividends paid to shareholders                                                    (21,002)         (15,934)        (11,307)
      Net cash provided by financing activities                                        $   763,036        $ 305,649      $  258,939


Increase (decrease) in cash and cash equivalents                                          (129,627)          70,804          69,088
    Cash and cash equivalents at beginning of period                                       359,995          289,191         220,103
    Cash and cash equivalents at end of period                                         $   230,638        $ 359,995      $  289,191
                                                                                       -----------        ---------      ----------
------------------------------------------------------------------------------------------------------------------------------------

In 1996, the Company purchased Family Bancorp whereby each share of Family Bancorp was exchanged for 1.26 shares of the Company's stock. In 1997, the Company purchased MPN Holdings whereby 222,839 shares of PHFG stock were issued. In conjunction with the acquisitions, assets were acquired and liabilities were assumed as follows:

                                             Family Bancorp       MPN Holdings
  Fair value of assets acquired                 $ 959,089           $21,425
  Less liabilities assumed                        850,851            12,122
  Net effect on capital                         $ 108,238           $ 9,303
                                                ---------           -------


Additionally in 1997, the Company purchased Atlantic Bancorp for $70.8 million representing $462.9 million in assets and $425.2 million in liabilities.


For the year ended December 31,1997, 1996 and 1995, interest of $195,957, $147,785 and $132,301 and income taxes of $33,898, $22,905 and $18,272 were paid, respectively.

During 1997, 1996 and 1995, $4,326, $5,188 and $12,828 of loans were transferred to other real estate owned. The company also originated loans to finance the sales of other real estate owned of $6,597, $3,602 and $6,020 during 1997, 1996 and 1995, respectively.

During 1995, $275,528 of investment securities were transferred to securities available for sale.

See accompanying notes to Consolidated Financial Statements.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All Dollar Amounts Expressed in Thousands, Except Share Data)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Peoples Heritage Financial Group, Inc. (the "Company") and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The Company's principal business activities are retail, commercial and mortgage banking as well as trust, insurance brokerage and investment advisory services, and are conducted through the Company's direct and indirect wholly-owned subsidiaries located in Maine, New Hampshire and northern Massachusetts. The Company and its subsidiaries are subject to competition from other financial institutions and are also subject to regulation of, and periodic examination by, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Maine Bureau of Banking, the New Hampshire Bank Commissioner and the Federal Reserve Board. The following is a description of the more significant accounting policies.

Financial Statement Presentation.

The consolidated financial statements include the accounts of Peoples Heritage Financial Group, Inc., and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

    Assets held in a fiduciary capacity by subsidiary trust departments are not assets of the Company and, accordingly, are not included in the Consolidated Balance Sheets.

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that effect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan and lease losses and the valuation of mortgage servicing rights.

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

Securities Available for Sale.

Securities available for sale consist of debt and equity securities that are available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and other similar factors. These assets are specifically identified and are carried at market value. Changes in market value, net of applicable income taxes, are reported as a separate component of shareholders' equity. When a decline in market value of a security is considered other than temporary, the loss is charged to net securities gains (losses) in the consolidated statements of income as a writedown. Premiums and discounts are amortized and accreted over the term of the securities on a level yield method adjusted for prepayments. Gains and losses on the sale of securities are recognized at the time of the sale using the specific identification method.

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

    Long-lived assets are evaluated periodically for other-than-temporary impairment. An assessment of recoverability is performed prior to any writedown of the asset. If circumstances suggest that their value may be permanently impaired, an expense would then be charged in the current period.

Goodwill and Other Intangibles.

Goodwill and other intangibles are amortized on a straight-line basis over various periods not exceeding twenty years. Goodwill and other intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

Mortgage Banking and Loans Held for Sale.

Loans originated for sale are classified as held for sale. These loans are specifically identified and carried at the lower of aggregate cost or

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


estimated market value. Market value is estimated based on outstanding investor commitments or, in the absence of such commitments, current investor yield requirements.

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

Derivative Financial Instruments

The Company purchases interest rate floors tied to the CMT index and Treasury options to mitigate the prepayment risk associated with mortgage servicing rights. Changes in the fair value of risk management instruments are included in the determination of the carrying value of mortgage servicing rights. If correlation of a particular instrument were to cease, it would be accounted for as a trading instrument. If the instrument hedging the mortgage servicing rights is terminated, the gain or loss is treated as an adjustment of the carrying value of the mortgage servicing rights. Net premiums paid are amortized into income over the life of the contract.

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

Earnings Per Share.

Earnings per share has been computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share has been calculated by dividing net income by weighted average shares outstanding before any dilution, and diluted earnings per share has been calculated by dividing net income by weighted average shares outstanding after giving effect to the potential dilution that could occur if the dilutive stock options were converted into common stock using the treasury stock method.

2. MERGERS AND ACQUISITIONS

In October 1997, the Company completed its purchase of Atlantic Bancorp, the parent company of Atlantic Bank N.A. ("Atlantic") headquartered in Portland, Maine, for $70.8 million or $17 per share. Atlantic had total assets of $462.9 million, net loans of $351.5 million and total deposits of $354.2 million. The acquisition was accounted for as a purchase and resulted in the recording of $46.2 million of goodwill.

    Also in October 1997, the Company acquired all of the outstanding stock of MPN Holdings ("MPN"). MPN is the holding company of Morse, Payson & Noyes. The transaction, which was accounted for as a purchase, was effected through an exchange of MPN stock for 222,839 shares of the Company's common stock.
The Company recorded $10.2 million in goodwill.

    On December 6, 1996, the Company completed its purchase of Family Bancorp, the parent Company of Family Bank, FSB located in northern Massachusetts and southern New Hampshire. The purchase included 22 branch offices and $473.8 million in loans and $774.6 million in deposits. The transaction was treated as a purchase for accounting purposes and, accordingly, the Company's financial statements reflect the acquisition from the time of purchase. The Company issued 5,480,335 shares of common stock and recorded $29 million in goodwill.

    On April 2, 1996, the Company completed its merger with the Bank of New Hampshire Corporation ("BNHC") which was accounted for under the pooling-of-interests method. Accordingly, the consolidated financial statements of the Company have been restated to reflect the acquisition at the beginning of each period presented. At December 31, 1995, BNHC had total assets of $977.8 million and total shareholders' equity of $84.5 million.

Pending acquisition.

On October 27, 1997 the Company entered into an Agreement and Plan of Merger (the "Agreement") with CFX Corporation ("CFX"). CFX is headquartered in Keene, New Hampshire and has 56 offices located throughout New Hampshire and north-central Massachusetts. The Agreement provides, among other things, for the merger of CFX with and into the Company (the "Merger") and the conversion of each outstanding share of common stock of CFX into .667 of newly issued share of the Company's common stock or approximately 16.8 million shares of newly issued Company common stock. The Merger has been approved by the shareholders of CFX and the Company. Consummation of the Merger is subject to regulatory approval. The Merger is expected to be accounted for using the pooling-of-interest method and close in the first half of 1998.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


3. SECURITIES AVAILABLE FOR SALE

A summary of the amortized cost and market values of securities available for sale follows:
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                     Gross                 Gross
                                              Amortized            Unrealized            Unrealized               Market
                                                Cost                 Gains                 Losses                 Value
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1997:
    U. S. Government obligations
      and obligations of U.S.
      Government agencies and
      corporations                            $ 391,545             $ 1,372                $ (252)               $ 392,665
    Tax-exempt bonds and notes                   19,460                  38                    --                   19,498
    Other bonds and notes                        70,014                  15                   (33)                  69,996
    Mortgage-backed securities                  649,543               5,116                (1,187)                 653,472
    Collateralized mortgage obligations          68,856                 382                  (114)                  69,124
    Total debt securities                     1,199,418               6,923                (1,586)               1,204,755

    Federal Home Loan Bank of
      Boston stock                               61,605                  --                    --                   61,605
    Other equity securities                       1,518                 177                    --                    1,695
    Total equity securities                      63,123                 177                    --                   63,300

    Total securities available
      for sale                               $1,262,541             $ 7,100              $ (1,586)              $1,268,055
                                             ----------            --------           ------------              ----------

--------------------------------------------------------------------------------
    The excess of market value over amortized cost of $5.5 million, net of tax effect of $1.9 million, is recorded as a separate component of shareholders' equity.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                              Amortized               Gross                 Gross
                                                Cost               Unrealized            Unrealized               Market
                                                                     Gains                 Losses                 Value
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1996:
    U. S. Government obligations
      and obligations of U.S.
      Government agencies and
      corporations                            $ 432,367               $ 934               $(1,071)              $ 432,230
    Tax-exempt bonds and notes                   17,789                  39                    --                  17,828
    Other bonds and notes                         7,858                  11                   (50)                  7,819
    Mortgage-backed securities                  444,613               2,217                (2,835)                443,995
    Collateralized mortgage obligations         103,237                 286                  (706)                102,817
    Total debt securities                     1,005,864               3,487                (4,662)              1,004,689


    Federal Home Loan Bank of
      Boston stock                               37,948                  --                    --                  37,948
    Other equity securities                       2,330                 102                    --                   2,432
    Total equity securities                      40,278                 102                    --                  40,380

    Total securities available
      for sale                               $1,046,142              $3,589               $(4,662)             $1,045,069
                                             ----------            --------             ----------             ----------
----------------------------------------------------------------------------------------------------------------------------------

    The excess of amortized cost over market value of $1.1 million, net of tax effect of $491 thousand, is recorded as a separate component of shareholders' equity.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



    The amortized cost and market values of debt securities available for sale at December 31, 1997 by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 1997, the Company had $25.8 million of securities available for sale with call provisions.
--------------------------------------------------------------------------------
                                                Amortized Cost    Market Value
--------------------------------------------------------------------------------
December 31, 1997:
Due in one year or less                            $ 247,346       $ 247,491
Due after one year through five years                247,369         248,313
Due after five years through ten years                53,559          53,744
Due after ten years                                  651,144         655,207
    Total debt securities                         $1,199,418      $1,204,755
                                                  ----------      ----------

--------------------------------------------------------------------------------
A summary of realized gains and losses on securities available for sale for 1997, 1996 and 1995 follows:

                                          Gross                          Gross
                                         Realized                      Realized
                                          Gains                          Losses
--------------------------------------------------------------------------------
        1997                             $ 158                             $ 8
        1996                               533                              26
        1995                               305                             189
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


A summary of loans and leases follows:
--------------------------------------------------------------------------------
                                                       December 31,
--------------------------------------------------------------------------------
                                                   1997                   1996
--------------------------------------------------------------------------------
Residential real estate mortgages:
    Adjustable-rate                           $ 676,808               $617,323
    Fixed-rate                                  799,708                559,551
                                              1,476,516              1,176,874

Commercial real estate mortgages:
    Commercial real estate                    1,020,987                901,105
    Construction and development                 83,667                 61,270
                                              1,104,654                962,375

Commercial business loans and leases            576,649                477,402

Consumer loans and leases:
    Home equity                                 462,826                362,105
    Mobile home                                 192,724                206,061
    Automobile                                  335,106                192,295
    Education loans                             117,228                106,900
    Boat and recreational vehicle                41,521                 31,969
    Other                                       182,141                138,619
                                              1,331,546              1,037,949

Total loans and leases                      $ 4,489,365             $3,654,600
                                            -----------             ----------
--------------------------------------------------------------------------------
Loan and lease balances are stated net of deferred loan fees totaling $3,076 and $3,324 at December 31, 1997 and 1996, respectively.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


NONPERFORMING LOANS

The following table sets forth information regarding nonperforming loans and accruing loans 90 days or more overdue at the dates indicated:
--------------------------------------------------------------------------------
                                                     December 31,
--------------------------------------------------------------------------------
                                                         1997             1996
--------------------------------------------------------------------------------
Residential real estate mortgages:
    Nonaccrual loans                                   $ 7,357           $3,867
Commercial real estate loans:
    Nonaccrual loans                                    15,654           15,270
    Troubled debt restructurings                         1,073            1,581

      Total                                             16,727           16,851
Commercial business loans and leases:
    Nonaccrual loans                                    11,668            8,016
    Troubled debt restructurings                           114              579
      Total                                             11,782            8,595

Consumer loans:
    Nonaccrual loans                                     7,967            5,097

Total nonperforming loans:
    Nonaccrual loans                                    42,646           32,250
    Troubled debt restructurings                         1,187            2,160

      Total                                           $ 43,833          $34,410
                                                      --------          -------

Accruing loans which are 90 days or more overdue       $ 8,355          $ 8,038
                                                       -------          -------
--------------------------------------------------------------------------------


The ability and willingness of the residential real estate, commercial real estate, commercial business and consumer borrowers to repay loans is generally dependent on current economic conditions and real estate values within the borrowers' geographic areas.

    During 1997, the Company's policy was generally to limit new loans to one borrower to $15.0 million. These limitations are substantially below the limitations set forth in applicable laws and regulations.

    Interest income that would have been recognized for 1997, 1996 and 1995, if nonperforming loans at December 31, 1997, 1996 and 1995 had been performing in accordance with their original terms, approximated $4.7 million, $4.7 million, and $5.3 million, respectively. The actual amount that was collected on these loans during the periods and included in interest income approximated $2.0 million, $1.9 million, and $1.6 million, respectively. As a result, the reduction in interest income for 1997, 1996, and 1995 associated with nonperforming loans held at the end of such periods approximated $2.7 million, $2.8 million, and $3.7 million, respectively.

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

    At December 31, 1997 and 1996, total impaired loans were $32.6 million and $28.3 million, of which $22.6 million and $22.7 million had related allowances of $5.9 million and $4.2 million, respectively. During the years ended December 31, 1997, 1996 and 1995, the income recognized related to impaired loans was $2.1 million, $1.6 million and $1.5 million, and the average balance of outstanding impaired loans was $31.1 million, $25.2 million and $29.1 million respectively. The Company recognizes interest on impaired loans on a cash basis when the ability to collect the principal balance is not in doubt; otherwise, cash received is applied to the principal balance of the loan.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

5. ALLOWANCE FOR LOAN AND LEASE LOSSES
Changes in the allowance for loan and lease losses follow:
--------------------------------------------------------------------------------
                                                        December 31,
--------------------------------------------------------------------------------
                                        1997             1996             1995
Balance at beginning of period       $ 67,488         $ 60,975         $ 63,675
Allowance on acquired loans             7,361           11,365            2,314
Provisions charged to operations           --              900            4,230
Loans and leases charged off          (16,287)         (18,173)         (17,968)
Recoveries                              9,523           12,421            8,724
Balance at end of period             $ 68,085         $ 67,488         $ 60,975
                                     --------         --------         --------
--------------------------------------------------------------------------------
6. PREMISES AND EQUIPMENT

A summary of premises and equipment follows:
--------------------------------------------------------------------------------
                                                        December 31,
--------------------------------------------------------------------------------
                                                   1997                    1996
Land                                           $ 13,467                $ 10,227
Buildings and improvements                       60,286                  61,398
Leasehold improvements                           12,794                  12,273
Furniture, fixtures and equipment                75,225                  65,326
                                                161,772                 149,224
Less accumulated depreciation
    and amortization                             85,804                  75,268
                                               $ 75,968                $ 73,956
                                               --------                --------
--------------------------------------------------------------------------------
7. MORTGAGE SERVICING RIGHTS

An analysis of mortgage servicing rights for the years ended December 31, 1997, 1996 and 1995 follows:
--------------------------------------------------------------------------------
                                               1997          1996          1995
--------------------------------------------------------------------------------
Balance at beginning of period              $33,314       $20,309       $17,275
Mortgage servicing rights capitalized        50,812        17,299         9,101
Mortgage servicing rights acquired
    through acquisition                          --         3,700            --
Amortization charged against
    mortgage servicing fee income            (6,134)       (4,375)       (3,483)
Mortgage servicing rights sold              (27,184)       (3,619)       (2,584)
Balance at end of period                    $50,808       $33,314       $20,309
                                            -------       -------       -------
--------------------------------------------------------------------------------

The Company often continues to service the residential real estate mortgages sold in the secondary market. The Company pays the investor an agreed-upon rate on the loan, which is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate mortgages. As required by SFAS No. 125, the Company capitalizes mortgage servicing rights at their allocated cost, based on relative fair values upon sale of the related loans.

    The Company periodically sells residential mortgage servicing rights.

    Residential real estate mortgages serviced for investors at December 31, 1997, 1996 and 1995 amounted to $4.0 billion, $3.2 billion, and $2.6 billion, respectively.
--------------------------------------------------------------------------------
8. INCOME TAXES

The current and deferred components of income tax expense follow:
--------------------------------------------------------------------------------
                                                       December 31,
--------------------------------------------------------------------------------
                                         1997             1996             1995
--------------------------------------------------------------------------------
Current (including $3,004, $1,381,
    and $805,respectively,
    of state income tax)              $33,026          $27,134          $19,480
Deferred                                8,694              434            3,895
                                      $41,720          $27,568          $23,375
                                     --------          -------          -------
--------------------------------------------------------------------------------

The following table reconciles the expected federal income tax expense (computed by applying the federal statutory tax rate to income before taxes) to recorded income tax expense:
--------------------------------------------------------------------------------
                                                        December 31,
--------------------------------------------------------------------------------
                                          1997             1996            1995
--------------------------------------------------------------------------------
Computed federal tax expense           $40,292          $28,017         $23,585
State income tax, net of
    federal benefits                     1,953              898             523
Benefit of tax-exempt income              (730)            (740)           (585)
Merger expenses                           --                623             380
Amortization of goodwill and
    other intangibles                    1,932              916             839
Low income/rehabilitation credits       (1,864)          (1,231)         (1,265)
Other, net                                 137             (915)           (102)
Recorded income tax expense            $41,720          $27,568         $23,375
                                       -------          -------        --------

--------------------------------------------------------------------------------
                                                                              41

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities which are included in Other Assets and Other Liabilities, respectively, at December 31, 1997 and 1996 follow:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   1997                     1996
------------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
    Allowance for loan and lease losses                                                         $25,101                  $25,003
    Reserve for mobile home dealers                                                               1,812                    2,000
    Accrued pension expense                                                                       1,434                    2,085
    Difference of tax and book basis of other real estate owned                                     623                      666
    Interest accrued and payments received on nonperforming loans for tax purposes                1,444                    1,032
    Unrealized depreciation on securities                                                            --                      491
    Other                                                                                           495                    4,107
      Total gross deferred tax assets                                                            30,909                   35,384

Deferred tax liabilities
    Difference in tax and book basis of leases                                                      408                      313
    Difference in tax and book basis of premises and equipment                                    1,427                    1,819
    Difference in tax and book basis of securities                                                   27                      256
    Difference in tax and book basis of partnership investments                                   4,296                    2,606
    Tax bad debt reserve                                                                          7,761                    6,143
    Unrealized appreciation of securities                                                         1,637                       --
    Other                                                                                         1,642
      Total gross deferred tax liabilities                                                       17,198                   12,079
      Net deferred tax asset                                                                    $13,711                  $23,305
                                                                                                -------                  -------
------------------------------------------------------------------------------------------------------------------------------------


The Company's net deferred tax asset was increased by $1.2 million and $828 thousand during 1997 and 1996 as a result of various acquisitions. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. The Company estimates that substantially all of its gross deferred tax assets and liabilities will reverse within the next five years. In order to fully realize the net deferred tax asset, the Company will need to generate future taxable income of approximately $39.1 million. Pre-tax book income for the year ended December 31, 1997 was $115.1 million. Based upon the level of 1997 taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, the Company believes it is more likely than not that it will realize the benefits of these deductible temporary differences at December 31, 1997. Accordingly, no valuation allowance has been recorded at December 31, 1997.

--------------------------------------------------------------------------------
9. FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

The details of federal funds purchased and securities sold under repurchase agreements were as follows:
--------------------------------------------------------------------------------
                                                         1997              1996
--------------------------------------------------------------------------------
Federal funds purchased                              $114,993          $     --
Securities sold under
    repurchases agreements                            255,226           197,005
                                                     $370,219          $197,005
                                                    ---------          ---------

--------------------------------------------------------------------------------
A summary of securities sold under repurchase agreements follows:
--------------------------------------------------------------------------------
                                        At or for the Year Ended December 31,
--------------------------------------------------------------------------------
                                         1997             1996             1995
--------------------------------------------------------------------------------
Balance outstanding at
    end of period                   $ 255,226         $197,005         $180,957
Market value of collateral
    at end of period                  265,589          205,084          195,861
Amortized cost of collateral
    at end of period                  262,638          204,470          194,560
Average balance outstanding           207,393          140,365          152,411
Maximum outstanding
    at any month end
    during the period                 268,555          197,005          213,104

Average interest rate
    during the period                   4.38%            4.47%            4.90%

Average interest rate at
    end of period                       4.65%            4.06%            4.64%
--------------------------------------------------------------------------------
Securities sold under repurchase agreements generally have maturities of 180 days or less and are collateralized by mortgage-backed securities and U.S. Government obligations.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


10. BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON
A summary of the borrowings from the Federal Home Loan Bank of Boston is as follows:
--------------------------------------------------------------------------------
                                              December 31, 1997
--------------------------------------------------------------------------------
Principal Amounts                Interest Rates               Maturity Dates
--------------------------------------------------------------------------------
      $ 120,248                   5.19% - 7.04%                   1998
        157,855                   5.02% - 6.26%                   1999
        654,987                   4.70% - 6.14%                   2000
          2,079                   5.20% - 6.14%                   2001
          2,207                   5.20% - 6.14%                   2002
          2,239                   5.20% - 6.14%                   2003
            778                   5.68% - 6.14%                   2004
            598                       6.14%                       2005
      $ 940,991
      ---------
--------------------------------------------------------------------------------
                                               December 31, 1996
--------------------------------------------------------------------------------
Principal Amounts                Interest Rates               Maturity Dates
--------------------------------------------------------------------------------
       $ 90,983                  4.81% - 6.87%                    1997
         62,500                  5.19% - 5.87%                    1998
        225,000                  5.30% - 5.65%                    1999
         75,025                  4.70% - 6.05%                    2000
          4,728                  5.20% - 5.82%                    2003
          5,793                  5.68% - 5.72%                    2004
          6,051                  6.14% - 6.90%                    2005
      $ 470,080
      ---------
--------------------------------------------------------------------------------
Short and long-term borrowings from the Federal Home Loan Bank of Boston, which consist of both fixed and adjustable rate borrowings, are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1 to 4 family properties, certain unencumbered investment securities and other qualified assets. The Company has the ability to prepay most of its borrowings without penalty. In addition the Company has an existing line of credit with the Federal Home Loan Bank of $125 million, none of which was outstanding at December 31, 1997.

11. CAPITAL TRUST SECURITIES

On January 24, 1997, the Company sponsored the creation of Peoples Heritage Capital Trust I (the "Trust") a statutory business trust created under the laws of Delaware. The Company is the owner of all of the Common Securities of the Trust (the "Common Securities"). On January 31, 1997, the Trust issued $100.0 million of 9.06% Capital Securities (the "Capital Securities," and with the Common Securities, the "Trust Securities"), the proceeds from which were used by the Trust, along with the Company's $3.1 million capital contribution for the Common Securities, to acquire $103.1 million aggregate principal amount of the Company's 9.06% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "Debentures"), which constitute the sole assets of the Trust. The Company has, through the Declaration of Trust establishing the Trust, Common Securities and Capital Securities Guarantee Agreements, the Debentures and a related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Securities. Separate financial statements of the Trust are not required pursuant to Staff Accounting Bulletin 53 of the Securities and Exchange Commission.

12. SHAREHOLDERS' EQUITY

Regulatory Capital Requirements.

Bank regulatory agencies have established capital adequacy standards which are used extensively in their monitoring and control of the industry. These standards relate capital to average assets and to level of risk by assigning different weighting to assets and certain off-balance sheet activity. The Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.

------------------------------------------------------------------------------------------------------------------------------------
                                                                           Capital
                                                         Actual          Requirements                            Excess
                                                 Amount         Ratio       Amount          Ratio         Amount          Ratio

------------------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997:
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)       $505,714         11.95%     $338,460           8.00%      $167,254           3.95%
TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS)       452,642         10.70       169,230           4.00        283,412           6.70
TIER 1 CAPITAL (TO AVERAGE QUARTERLY ASSETS)   452,642          7.16       252,978           4.00        197,664           3.16

As of December 31, 1996:
Total capital (to risk weighted assets)       $409,144         12.24%      $267,428          8.00%      $141,716           4.24%
Tier I capital (to risk weighted assets)       367,041         10.98       133,714           4.00        233,327           6.98
Tier I capital (to average quarterly assets)   367,041          7.96       184,445           4.00        182,596           3.96
------------------------------------------------------------------------------------------------------------------------------------

At December 31, 1997 and 1996, the Company and each of its banking subsidiaries were well-capitalized and in compliance with all applicable regulatory capital requirements and had capital ratios in excess of federal and regulatory risk-based and leverage requirements.
--------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Dividend Limitations.

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

Stockholder Rights Plan.

In 1989, the Company's Board of Directors adopted a Stockholder Rights Plan declaring a dividend of one preferred Stock Purchase Right for each outstanding share of Common Stock. The rights will remain attached to the Common Stock and are not exercisable except under limited circumstances relating to acquisition of, the right to acquire beneficial ownership of, or tender offer for, 20% or more of the outstanding shares of Common Stock. The Rights have no voting or dividend privileges and, until they become exercisable, have no dilutive effect on the earnings of the Company.

13. COMMITMENTS, CONTINGENT LIABILITIES
AND OTHER OFF-BALANCE SHEET RISKS

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


Financial instruments with off-balance sheet risk at December 31, 1997 and 1996 follow:
--------------------------------------------------------------------------------
                                                 Contract or Notional Amount
                                                       at December 31,
                                                     1997             1996
--------------------------------------------------------------------------------
Financial instruments with contract amounts
which represent credit risk:
    Commitments to originate loans, unused
    lines, standby letters of credit and
    unadvanced portions of construction loans   $1,164,610       $828,845
   Loans serviced with recourse                     32,603         38,286
Financial instruments with notional
    or contract amounts which
    exceed the amount of credit risk:
    Forward commitments
    to sell loans                                  660,823        149,330
    Interest rate floors (fair value of $10)        10,000              -
    Treasury put options (fair value of $156)       50,000              -
    Treasury call options (fair value of $371)      12,500              -
    CMTfloors (fair value of $736)                  60,000         60,000
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

Legal Proceedings.

The Company and certain of its subsidiaries have been named as defendants in various legal proceedings arising from their normal business activities. Although the amount of any ultimate liability with respect to such proceedings cannot be determined, in the opinion of management, which is based in part upon the opinions of counsel, any such liability will not have a material effect on the consolidated financial position or results of operations of the Company and its subsidiaries.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



Lease Obligations.

The Company leases certain properties used in operations under terms of operating leases which include renewal options. Rental expense under these leases approximated $5.6 million, $4.5 million, and $3.4 million for the years ended 1997, 1996 and 1995 respectively.

    Approximate minimum lease payments over the remaining terms of the leases at December 31, 1997 follow:

--------------------------------------------------------------------------------
                1998                               $ 6,240
                1999                                 5,947
                2000                                 5,726
                2001                                 5,265
                2002                                 4,322
                2003 and after                      16,863
                                                  $ 44,363
                                                  --------
--------------------------------------------------------------------------------

14. STOCK BASED COMPENSATION PLANS

Profit Sharing Employee Stock Ownership Plan.
In 1989 the Company adopted a Profit Sharing Employee Stock Ownership Plan which is designed to invest primarily in Common Stock of the Company. Substantially all employees are eligible for the Plan following one year of service. Employees may not make contributions to the Plan but may receive a discretionary contribution from the Company based on their pro-rata share of eligible compensation. For 1997, 1996 and 1995 the Directors voted to contribute 3%, 4% and 3% of eligible compensation, respectively. The approximate expense of this contribution for 1997, 1996 and 1995 was $1.3 million, $1.5 million, and $850 thousand, respectively.

Stock Option Plans.

In 1995, the Company adopted a stock option plan for non-employee directors. The maximum number of shares which may be granted under the plan is 265,000 shares, of which 29,500 were granted in 1997 at $31.63 per share, 20,000 were granted in 1996 at $20.88 per share and 18,000 granted in 1995 at $13.63 per share. 3,500 shares had been issued upon exercise of the stock options cumulatively through December 31, 1997.

    The Company has adopted various stock option and stock appreciation rights plans for key employees. These plans include a stock option plan adopted in 1996 (the "1996 Option Plan") and a stock option plan adopted in 1986 (the "1986 Option Plan"). The 1986 Option Plan, as amended, authorized the issuance of 1,670,000 shares of common stock, substantially all of which have been granted. The 1996 Option Plan authorizes grants of options to purchase up to 1,250,000 shares of common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of the grant and expire 10 years from the date of the grant. At December 31, 1997, there were 626,475 additional shares available for grant under the 1996 Option Plan. The Company issued no stock appreciation rights in 1997 or 1996.

    The per share weighted-average fair value of stock options granted during 1997, 1996 and 1995 was $12.42, $7.91 and $7.04 on the date of the grants using the Black Scholes option-pricing model with the following average assumptions:
--------------------------------------------------------------------------------
                             1997              1996              1995
--------------------------------------------------------------------------------
Expected dividend yield      2.50%            2.50%             2.50%
Risk-free interest rate      5.82%            6.06%             5.84%
Expected life                5.00 Years       5.56 Years        5.63 Years
Volatility                   32.9%            34.5%             36.6%

--------------------------------------------------------------------------------

The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no cost has been recognized for its stock options in the financial statements. Had the Company determined cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the proforma amounts indicated below:
--------------------------------------------------------------------------------
                                     1997            1996           1995
--------------------------------------------------------------------------------
Net Income
    As reported                   $73,401         $52,480        $44,486
    Proforma                      $71,827         $51,399        $44,263
Basic Earnings per share
    As reported:                   $ 2.64          $ 2.10         $ 1.80
    Proforma                       $ 2.58          $ 2.05         $ 1.79
Diluted Earnings per share
    As reported:                   $ 2.59          $ 2.06         $ 1.78
    Proforma                       $ 2.55          $ 2.02         $ 1.77
--------------------------------------------------------------------------------

Proforma net income reflects only stock options granted in 1997, 1996 and 1995. Therefore, the full impact of calculating cost for stock options under SFAS No. 123 is not reflected in the proforma net income amounts presented above because cost is reflected over the options' vesting period and cost for options granted prior to January 1, 1995 is not considered.

Stock option activity during the periods indicated was as follows:
--------------------------------------------------------------------------------
                                                  Number of Weighted Average
                                                   Shares        Exercise Price
--------------------------------------------------------------------------------
Balance at December 31, 1995                       1,454,130            $ 13.36
    Granted                                          366,950              23.73
    Exercised                                        137,973               9.54
    Forfeited                                         30,296              18.59
    Expired                                               --                 --
    Assumed in acquisitions                           91,665               7.34

Balance at December 31, 1996                       1,744,476              15.44

   GRANTED                                           329,100              38.89
    EXERCISED                                        373,011              11.63
    FORFEITED                                         19,950              23.48
    EXPIRED                                               --                 --

BALANCE AT
    DECEMBER 31, 1997                              1,680,615             $20.69
                                                   ---------

--------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


The range of per share prices for outstanding and exercisable stock options at December 31, 1997 and 1996 were as follows:
--------------------------------------------------------------------------------
                            December 31, 1997          December 31, 1996
--------------------------------------------------------------------------------
                          OPTIONS       OPTIONS      Options         Options
         RANGE          OUTSTANDING   EXERCISABLE  Outstanding      Exercisable
--------------------------------------------------------------------------------

$ 2.75 to $10.00           247,015      247,018       391,937          391,937
$10.01 to $20.00           452,071      330,061       607,181          494,540
$20.01 to $30.00           653,629      346,951       745,358          158,429
$30.01 to $39.25           327,900       29,275            --               --
    Total options        1,680,615      953,305     1,744,476        1,044,906
                         ---------      -------     ---------      -----------
    Weighted
    average price           $20.69       $14.97        $15.44           $11.67
--------------------------------------------------------------------------------

Employee Stock Purchase Plan.

The Company has an Employee Stock Purchase Plan covering all full-time employees with one year of service. The maximum number of shares which may be issued under the Employee Stock Purchase Plan is 676,000 shares. Employees have the right to authorize payroll deductions up to 10% of their salary. As of December 31, 1997, 366,259 shares had been purchased under this plan.

Restricted Stock Plan.

In 1990, the Company adopted a Restricted Stock Plan under which $4,000 of the annual fee payable to each non-employee Director of the Company is payable solely in shares of Common Stock. Each member of the Board of Directors of the Company and participating banking subsidiaries who is not a full-time employee of the Company or any of its subsidiaries is eligible to participate. Shares issued were 1,920, 3,180 and 3,662 in 1997, 1996 and 1995, respectively.

15. RETIREMENT AND OTHER BENEFIT PLANS

Defined Benefit Pension Plan.

The Company and its subsidiaries have noncontributory defined benefit plans covering substantially all permanent, full-time employees. Benefits are based on career average earnings and length of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

    The following tables set forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1997 and 1996.

--------------------------------------------------------------------------------
                                                            December 31,
--------------------------------------------------------------------------------
                                                        1997              1996
--------------------------------------------------------------------------------

Actuarial present value of benefit obligations:
    Accumulated benefit obligation,
    including vested benefits of $35,372
    and $34,285                                     $ 38,698          $ 36,161
                                                    --------         ---------
Projected benefit obligation for service
    rendered to date                                  41,374          $ 42,628
Plan assets at fair value, primarily listed
    stocks and corporate bonds                       (46,855)          (42,331)
Plan assets (greater) less than projected
    benefit obligation                                (5,481)              297

Unrecognized net gain (loss) from past
    experience different from that assumed
    and effects of changes in assumptions              6,413              (114)

Unrecognized prior service cost                          316                72

Unrecognized net asset at adoption of
    SFAS No. 87, net of amortization                   1,565             1,814

Accrued pension cost included
    in other liabilities                             $ 2,813           $ 2,069
                                                    --------           -------

--------------------------------------------------------------------------------
Net pension cost for 1997, 1996 and 1995 included the following components:
--------------------------------------------------------------------------------
                                       1997            1996                1995
--------------------------------------------------------------------------------
Service cost during the period      $ 2,252         $ 1,667             $ 1,650
Interest cost on projected
    benefit obligation                2,901           2,515               2,268
Actual return on plan assets         (7,395)         (3,673)             (5,518)
Net amortization and deferral         3,464             693               3,158
Net periodic pension cost            $1,222         $ 1,202             $ 1,558
                                     ------         -------             --------

--------------------------------------------------------------------------------
Assumptions used to determine actuarial present value of benefit obligations were as follows:
--------------------------------------------------------------------------------
                                                    December 31,
--------------------------------------------------------------------------------
Weighted average                          1997          1996               1995
--------------------------------------------------------------------------------
Discount rate                             7.00%         7.50%              7.25%
Increase in compensation levels           4.50          4.50               4.50
Expected long term return on assets       8.50          8.25               8.25
--------------------------------------------------------------------------------
46

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Thrift Incentive Plan.

The Company has a Contributory Thrift Incentive Plan, covering substantially all permanent employees after completion of one year of service. The Company matches employee contributions based on a predetermined formula and may make additional discretionary contributions. The total expense for 1997, 1996 and 1995 was $1.2 million, $870 thousand, and $659 thousand, respectively.

Supplemental Retirement Plans.

The Company has adopted supplemental retirement plans for several key officers. These plans were designed to offset the impact of changes in the Pension Plan which reduced benefits for highly paid employees. The cost of these plans was $507 thousand, $343 thousand, and $823 thousand for 1997, 1996 and 1995, respectively.

Postretirement Benefits Other Than Pensions.

The Company and its subsidiaries sponsor postretirement benefit programs which provides medical coverage and life insurance benefits to employees and directors who meet minimum age and service requirements.

   The Company and its subsidiaries recognize costs related to post retirement benefits under the accrual method, which recognizes costs over the employee's period of active employment. The impact of adopting SFAS No. 106 is being amortized over a twenty year period beginning January 1, 1993.

    The following reconciles the program's funded status with amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1997 and 1996:
--------------------------------------------------------------------------------
                                                        1997              1996
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
    Retirees                                          $4,848           $ 4,146
    Fully eligible active program participants           130               427
    Other active program participants                    995             1,476
                                                       5,973             6,049
Plan assets                                               --               --
Accumulated postretirement benefit
    obligation in excess of plan assets                5,973             6,049
Unrecognized net gain                                    844             1,067
Unrecognized prior service cost                       (4,257)           (4,764)
Accrued postretirement benefit cost
included in other liabilities                        $ 2,560           $ 2,352
                                                     -------           -------
--------------------------------------------------------------------------------


Net postretirement benefit cost for the year ended December 31, 1997, 1996 and 1995 included the following components:
--------------------------------------------------------------------------------
                                          1997          1996         1995
--------------------------------------------------------------------------------
Service cost                             $  58         $ 127        $ 100
Interest cost                              418           417          469
Amortization of accumulated
    postretirement obligation              258           263          313
Net periodic postretirement
    benefit cost                          $734         $ 807        $ 882
                                          ----         -----        -----
--------------------------------------------------------------------------------
16. Fair Value of Financial Instruments

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

    SECURITIES AVAILABLE FOR SALE AND LOANS HELD FOR SALE. Fair values are based on quoted bid market prices, where available. Where quoted market prices for an instrument are not available, fair values are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instrument being valued. Fair values are calculated based on the value of one unit without regard to premiums or discounts that might result from selling all of the Company's holdings of a particular security in one transaction.

    Loans and leases. The fair values of commercial, commercial real estate, residential real estate, and certain consumer loans and leases are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar quality.

    For certain variable-rate consumer loans, including home equity lines of credit the carrying value approximates fair value.

    For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting cash flows at a rate commensurate with the risk associated with those cash flows.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


    MORTGAGE SERVICING RIGHTS. The fair value of the Company's mortgage servicing rights is based on the expected present value of future mortgage servicing income, net of estimated servicing costs, considering market consensus loan prepayment predictions.

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

    FORWARD COMMITMENTS TO SELL LOANS. The fair value of the Company's forward commitments to sell loans reflects the value of origination fees and mortgage servicing rights recognizable upon sale of loans net of any cost to the Company if it fails to meet its sale obligation. Of the $660.8 million of forward sales commitments at December 31, 1997, the Company had $360.6 million loans available to sell at that date as well as sufficient loan originations subsequent to December 31, 1997 to fulfill the commitments. Consequently, the Company has no unmet sales obligation to value and due to the short-term nature of the commitments has not estimated the value of the fees and servicing.

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

A summary of the fair values of the Company's significant financial instruments at December 31, 1997 and 1996 follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                       1997                                         1996
------------------------------------------------------------------------------------------------------------------------------------
                                                            CARRYING          FAIR                     Carrying           Fair
                                                              VALUE           VALUE                      Value            Value
------------------------------------------------------------------------------------------------------------------------------------
Assets:
    Cash and cash equivalents                               $ 345,361      $ 345,361                     359,995        $ 359,995
    Securities                                              1,268,055      1,268,055                   1,045,069        1,045,069
    Loans held for sale                                       360,631        362,397                     103,270          103,790
    Loans and leases                                        4,421,280      4,488,040                   3,587,112        3,767,093
    Mortgage servicing rights                                  50,808         54,788                      33,314           35,908

Liabilities:
    Deposit (with no stated maturity)                       2,658,634      2,658,634                   2,388,768        2,388,768
    Time deposits                                           2,144,006      2,164,105                   1,796,521        1,823,214
    Borrowings                                              1,329,972      1,329,694                     690,969          689,003

------------------------------------------------------------------------------------------------------------------------------------

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



17. CONDENSED PARENT INFORMATION

Condensed Financial Statements of the Parent Company

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          December 31,
------------------------------------------------------------------------------------------------------------------------------------
Balance Sheets                                                                                   1997                       1996
------------------------------------------------------------------------------------------------------------------------------------
Assets
    Cash and due from banks                                                                  $ 37,979                   $  2,401
    Securities                                                                                     26                         --
    Investment in bank subsidiaries                                                           527,170                    418,074
    Goodwill and other intangibles                                                             11,383                     13,206
    Amounts receivable from subsidiaries                                                        5,087                      6,331
    Other assets                                                                                7,370                      4,088
    Total assets                                                                             $589,015                   $444,100
                                                                                             --------                   --------

Liabilities and shareholders' equity
    Amounts payable to subsidiaries                                                              $ 25                       $188
    Subordinated debentures supporting
    mandatorily redeemable trust securities                                                   107,446                      6,530
    Other liabilities                                                                           6,478                        372
    Shareholders' equity                                                                      475,066                    437,010
    Total liabilities and shareholders' equity                                               $589,015                   $444,100
                                                                                             --------                   --------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
Statements of Income                                            1997                             1996                       1995
------------------------------------------------------------------------------------------------------------------------------------
Operating income:
    Dividends from banking subsidiaries                      $42,271                         $ 67,710                    $23,007
    Other operating income                                     3,373                              625                        474
      Total operating income                                  45,644                           68,335                     23,481

Operating expenses:
    Interest on borrowings                                     9,070                              609                        363
    Amortization of intangibles                                1,864                            1,864                      1,864
    Merger related                                               354                               37                      4,958
    Other operating expenses                                     697                              907                        731
      Total operating expenses                                11,985                            3,417                      7,916

Income before income taxes and equity in
    undistributed net income of subsidiaries                  33,659                           64,918                     15,565

Income tax benefit                                            (2,362)                             (25)                    (1,492)


Income before equity in undistributed
    net income of subsidiaries                                36,021                           64,943                     17,057

Equity in undistributed net income
    of subsidiaries (1)                                       37,380                          (12,463)                    27,429

Net income                                                  $ 73,401                         $ 52,480                   $ 44,486
                                                            --------                         --------                   --------
------------------------------------------------------------------------------------------------------------------------------------

(1) Amounts in parenthesis represent the excess of dividends over net income from subsidiaries.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
Statements of Cash Flows                                                      1997                     1996                  1995
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                                            $ 73,401                 $ 52,480            $   44,486
    Adjustments to reconcile net income to net
    Cash (used) provided by operating
    activities:
    Undistributed net income from subsidiaries                             (37,380)                  12,463               (27,429)
    Amortization of intangibles                                              1,864                    1,864                 1,864
    Securities losses (gains)                                                   --                       --                     1
    (Increase) decrease in amounts
    receivable from subsidiaries                                             1,245                    3,032                (7,973)
    Decrease (increase) in other assets                                     (3,322)                     549                  (119)
    Increase (decrease) in amounts
    payable to subsidiaries                                                   (163)                      56                    47
    Increase (decrease) in other liabilities                                 6,104                   (1,325)                  488
    Other, net                                                              (3,285)                  (2,081)               (1,021)
Net cash provided by operating activities                                   38,464                   67,038                10,344

Cash flows from investing activities:
    Reissuance of treasury stock pursuant to acquisition                        --                       --                11,274
    Sales of available for sale securities                                      --                    1,045                   622
    Purchase of available for sale securities                                   (7)                      --                  (622)
    Capital contribution to subsidiary                                     (55,000)                 (13,000)                   --
Net cash (used) provided by investing activities                           (55,007)                 (11,955)               11,274

Cash flows from financing activities:
    Issuance of notes payable (net)                                        103,093                       --                 7,836
    Payment of notes payable                                                (2,177)                  (1,306)                   --
    Dividends paid to shareholders                                         (21,002)                 (15,934)              (11,307)
    Treasury stock acquired                                                (35,549)                 (60,342)               (8,317)
    Treasury stock sold                                                      7,756                    2,332                 1,507
Net cash provided (used) by financing activities                            52,121                  (75,250)              (10,281)

Net increase (decrease) in cash due from banks                              35,578                  (20,167)               11,337

Cash and due from banks at beginning of year                                 2,401                   22,568                11,231

Cash and due from banks at end of year                                    $ 37,979                  $ 2,401              $ 22,568
                                                                          --------                  -------              --------
------------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure information:
    Interest paid on borrowings                                            $ 5,156                     $609                  $363
------------------------------------------------------------------------------------------------------------------------------------

                         PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

18. SUBSEQUENT EVENT (UNAUDITED)

     As discussed in Note 2, the Company has entered into an agreement to merge with CFX. The following proforma condensed consolidated balance sheet was prepared as if the pending acquisition noted above had been completed at December 31, 1997 and the proforma condensed consolidated statement of income was prepared as if the pending acquisition had been completed as of January 1, 1997.

     This unaudited proforma information may not be indicative of the results that would actually have occurred if the merger had been in effect on the date indicated or which may be obtained in the future. The proforma information does not give effect to anticipated cost savings in connection with the Merger.

--------------------------------------------------------------------------------------------------------------------
                                                                                  December 31, 1997
--------------------------------------------------------------------------------------------------------------------
                                                                                                           Proforma
                                                             PHFG             CFX        Adjustments       Combined
--------------------------------------------------------------------------------------------------------------------
Assets:
    Investments                                           $1,268,055      $  562,735                      $1,830,790
    Total loans and leases, net                            4,421,280       2,012,957                       6,434,237
    Other assets                                           1,106,002         298,075                       1,404,077
      Total assets                                        $6,795,337      $2,873,767                      $9,669,104
                                                          ----------      -----------                     ----------
Liabilities and equity:
    Deposits                                              $4,802,640      $1,941,996                      $6,744,636
    Borrowings                                             1,329,972         652,365                       1,982,337
    Other liabilities                                         87,659          33,689      $ 12,770(1)        134,118
      Total liabilities                                    6,220,271       2,628,050        12,770         8,861,091
    Securities of subsidiary trust                           100,000              --                         100,000
    Shareholders' equity                                     475,066         245,717       (12,770)(1)       708,013
      Total liabilities and shareholders' equity          $6,795,337      $2,873,767      $     --        $9,669,104
                                                          ----------      ----------      --------        ----------

--------------------------------------------------------------------------------------------------------------------
                                                                         Year Ended December 31, 1997
--------------------------------------------------------------------------------------------------------------------
                                                                                                            Proforma
                                                               PHFG          CFX                            Combined
--------------------------------------------------------------------------------------------------------------------

Interest income                                             $442,212       $199,539                         $641,751
Interest expense                                             196,023        101,252                          297,275
Net interest income                                          246,189         98,287                          344,476
Provision for loan and lease losses                               --          4,548                            4,548
Net interest income after provision
    for loan and lease losses                                246,189         93,739                          339,928
Noninterest income                                            56,938         25,542                           82,480
Noninterest expense                                          188,006         92,550                          280,556
Income before income taxes                                   115,121         26,731                          141,852
Income tax expense                                            41,720          7,797                           49,517
Net income                                                  $ 73,401       $ 18,934                         $ 92,335
                                                            --------       --------                         --------
Earnings per share:
      Basic                                                 $   2.64       $   0.79                         $   2.11
      Diluted                                                   2.59           0.78                             2.07
Average shares outstanding (in 000's):
      Basic                                                   27,806         23,866                           43,725
      Diluted                                                 28,363         24,274                           44,554
--------------------------------------------------------------------------------------------------------------------

(1) The $12.8 million reflects estimated one-time reorganization and restructuring costs related to the Merger, net of taxes.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------------
                                                      1997                                                1996
------------------------------------------------------------------------------------------------------------------------------------
                                FOURTH         THIRD       SECOND        FIRST        Fourth      Third        Second        First
                                QUARTER       QUARTER      QUARTER      QUARTER       Quarter     Quarter      Quarter      Quarter
------------------------------------------------------------------------------------------------------------------------------------
Interest income                 $124,461     $110,368      $105,460     $101,923      $90,827     $85,506      $84,085      $80,754
Interest expense                  57,873       48,405        45,535       44,210       40,168      37,562       37,254       35,615
Provision for loan losses             --           --            --           --           --          --          450          450
Net interest income after
  provision for loan losses       66,588       61,963        59,925       57,713       50,659      47,944       46,381       44,689
Noninterest income                18,180       14,240        12,372       12,334        9,979       9,804        9,196        9,469
Merger expenses                      354           --            --           --           --          --        4,652          453
Noninterest expenses              52,789       47,212        44,605       43,234       37,649      36,256       34,934       34,129
Income before income taxes        31,625       28,991        27,692       26,813       22,989      21,492       15,991       19,576
Income tax expense                11,628       10,385         9,904        9,803        7,450       7,300        5,848        6,970
Net income                      $ 19,997     $ 18,606      $ 17,788     $ 17,010      $15,539     $14,192      $10,143      $12,606
                                --------     --------      --------     --------      -------     -------      -------      -------
Earnings per share
  Basic                         $    .72     $    .68      $    .64     $    .60      $   .63     $   .56      $   .40      $   .51
  Diluted                            .71          .66           .63          .59          .62         .56          .40          .49

Cash earnings per share (1)
  Basic                              .80          .75           .71          .67          .69         .61          .45          .54
  Diluted                            .78          .73           .70          .65          .68         .60          .44          .53
------------------------------------------------------------------------------------------------------------------------------------

(1) Earnings before the amortization of goodwill and core deposit premiums.

--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------


The Board of Directors
Peoples Heritage Financial Group, Inc.:

We have audited the accompanying consolidated balance sheets of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



January 14, 1998
Boston, Massachusetts

                         PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CORPORATE DIRECTORY
--------------------------------------------------------------------------------

PEOPLES HERITAGE        WILLIAM J. RYAN 1,4                      EVERETT W. GRAY 2,3,5                CURTIS M. SCRIBNER 1,2,5
FINANCIAL GROUP, INC.   Chairman of the Board                    Retired Attorney                     Chairman, Asset Review
BOARD OF DIRECTORS      President & Chief Executive Officer      Real Estate Investor                 President
                        Chairman, Governance &                                                        C. M. Scribner & Company
                         Nominating Committee                    DAVIS P. THURBER
                        Peoples Heritage Financial               Retired Chairman                     DANA S. LEVENSON 1,3,5
                         Group, Inc.                             Bank of New Hampshire Corp.          President
                        President & Chief Executive Officer                                           Quatro Realty Corp.
                        Peoples Heritage Bank                    ANDREW W. GREENE 1,3,5               Partner
                                                                 Chief Executive Officer              Levenson Business Group
                        ROBERT A. MARDEN 1,4                     LegacyCo. Services, Inc.
                        Vice Chairman of the Board                                                    PAUL R. SHEA
                        Chairman, Executive/                     KATHERINE M. GREENLEAF 1,3           Retired President & CEO
                         ALCO Committee                          Chairman, Human Resources            Bank of New Hampshire Corp.
                        Attorney-at-Law                           Committee
                        Marden, Dubord, Bernier & Stevens        Principal                            JOHN E. VEASEY
                                                                 Katherine M. Greenleaf               President
                        PAMELA P. PLUMB 1,3,4                     Consulting                          Cedardale, Inc.
                        Vice Chairman of the Board
                        Pamela Plumb & Associates                MALCOLM W. PHILBROOK, JR. 1,2,5      1. Executive/ALCO Committee
                        Former President -                       Chairman, Audit Committee            2. Audit Committee
                         National League of Cities                Attorney & President                3. Human Resources Committee
                                                                 Crockett, Philbrook & Crouch, P.A.   4. Governance & Nominating
                        ROBERT P. BAHRE 1                                                                 Committee
                        President & Chief Executive Officer                                           5. Asset Review Committee
                        New Hampshire International
                         Speedway


--------------------------------------------------------------------------------

PEOPLES HERITAGE BANK   ROBERT A. MARDEN 1,3,6               EVERETT W. GRAY 1,2,3,5             WILLIAM J. RYAN 1,3,4,5
BOARD OF DIRECTORS      Chairman of the Board                Retired Attorney                    Chairman,
[PEOPLES LOGO]          Attorney-at-Law                      Real Estate Investor                President & Chief Executive Officer
                        Marden, Dubord,                                                          Peoples Heritage Financial
                         Bernier & Stevens                   GUY A. HARTNETT 1,3,5                Group, Inc.
                                                             President, Treasurer, Owner         President & Chief Executive Officer
                        WILLARD B. ARNOLD III 1,3,4          One-Right Systems, Inc.             Peoples Heritage Bank
                        Chairman, Nominating Committee       President
                        Retired Sales Executive              Lydimap Corp.                       DAVID M. MACMAHON 2,6
                                                                                                 President
                        EARL B. AUSTIN, JR. 1,2,4,6          GALEN N. HOGAN 2,4                  Gates Formed-Fibre Products, Inc.
                        Accountant                           President, Treasurer,
                        Earl B. Austin, JL & Assoc., P.A.     Chief Executive Officer            SHELTON S. WHITE, JR. 4
                                                             Hogan Tire Co.                      President
                        CHARLES BELLEGARDE, JR. 2,4,6                                            H.E. Callahan Construction Co.
                        Consultant & President               MALCOLM W.  PHILBROOK, JR.
                        Charles Bellegarde & Son, Inc.       Vice Chairman of the Board          MEG BAXTER
                                                             Chairman, Executive Committee       President
                        PETER B. CHAPMAN 2,3,5,6             Chairman, Liquidity & Funds         United Way of Greater Portland
                        President & Chief                     Management Committee
                         Executive Officer                   Chairman, Trust Committee           CYNTHIA FOSS BOWMAN, M.D.
                        Paris Farmers Union                  Attorney & President                Medical Director, Clinical Lab
                                                             Crockett, Philbrook & Crouch P.A.   Maine General Medical Center
                        MADELEINE R. FREEMAN 2
                        Chairman                             CURTIS M. SCRIBNER 1,4,5            1. Executive Committee
                        Audit Committee                      Chairman                            2. Audit Committee
                        Retired Executive Director           Asset Review Committee              3. Nominating Committee
                        Eastern Area Agency on Aging         Principal                           4. Liquidity & Funds Management
                                                             C.M. Scribner & Company                 Committee
                                                                                                 5. Asset Review Committee
                                                                                                 6. Trust Committee

                                                                              53

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PEOPLES HERITAGE         WILLIAM J. RYAN                GLENN H. MCALLISTER               DAVID D. HINDLE
FINANCIAL GROUP, INC.    President & Chief              Executive Vice President          Executive Vice President
SENIOR MANAGEMENT         Executive Officer             Residential and Consumer          Family Bank
                                                         Lending
                         PETER J. VERRILL, CPA                                            CAROL L. MITCHELL, ESQ.
                         Executive Vice President &     WENDY P. SUEHRSTEDT               Executive Vice President
                          Chief Operating Officer &     Executive Vice President           General Counsel,
                          Chief Financial Officer       Retail Delivery                    Clerk & Secretary

                         JOHN W. FRIDLINGTON            R. SCOTT BACON                    MARK H. LAWLER
                         Executive Vice President       Executive Vice President          Senior Vice President
                         Commercial Lending             Bank of New Hampshire             Commercial Workout


--------------------------------------------------------------------------------

PEOPLES HERITAGE     WILLIAM J. RYAN                    ANNE T. DUNNE                    THEODORE N. SCONTRAS
SENIOR MANAGEMENT    President & Chief                  President                        Senior Vice President
                      Executive Officer                 Heritage Investment              Public Finance
                                                         Planning Services
                     GLENN H. MCALLISTER                                                 STEPHEN J. BOYLE
                     Executive Vice President           NORMAND J. ALBERT                Senior Vice President
                     Residential and Consumer           Senior Vice President            Chief Financial Officer
                      Lending                           Commercial Lending
                                                                                         CYNTHIA H. HAMILTON
                     RICHARD S. VAIL                    ROGER C. LEVESQUE                Senior Vice President
                     Executive Vice President           Senior Vice President            Human Resources
                     Commercial Lending                 Commercial Lending
                                                                                         ELIZABETH K. WARN
                     CAROL L. MITCHELL, ESQ.            THOMAS P. HOGAN                  Senior Vice President
                     Executive Vice President &         Senior Vice President            Retail Mortgage
                      General Counsel                   Consumer Lending
                     Legal Affairs, Human Resources,                                     GARY L. ROBINSON
                      Facilities                        JOSEPH W. HANSON, JR.            Senior Vice President
                                                        Senior Vice President            Trust and Investment Group
                     MARY A. SCHNOBRICH                 Operations
                     Executive Vice President                                            HALL THOMPSON
                     Retail Banking                     MAURICE C. GALLANT, JR.          Senior Vice President
                                                        Senior Vice President            Investments
                                                        Audit
                                                                                         LEIGH A. BAGLEY
                                                                                         Senior Vice President
                                                                                         Marketing


--------------------------------------------------------------------------------

OXFORD BANK & TRUST                     SENIOR MANAGEMENT       EDWARD L. DILWORTH, JR.       NEIL R. ELDER
A DIVISION OF PEOPLES HERITAGE BANK                             Division President            Senior Vice President

                         PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PEOPLES HERITAGE     ASHLAND                                GRAY                                 SANFORD
BANKING CENTERS      10 Main Street                         Gray Plaza, Rt. # 26                 Lower Main Street
                                                                                                 273 Main Street
                     AUBURN                                 HOULTON
                     223 Center Street                      6 North Street                       SCARBOROUGH
                     Great Falls Plaza                                                           4 Shop 'N Save Drive
                     600 Center Street (Supermarket)        KENNEBUNK
                                                            56 Portland Road                     SEARSPORT
                     AUGUSTA                                                                     Main Street
                     101 Western Ave                        KITTERY
                                                            30 State Road                        SOUTH PORTLAND
                     BANGOR                                                                      Millcreek Shopping Center
                     1067 Union Street                      LEWISTON                             9 Market Street
                     74 Hammond Street                      217 Main Street                      250 Maine Mall Road
                     353 Main Street (Supermarket)          664 Main Street
                     46 Springer Drive (Supermarket)        790 Lisbon Street                    STANDISH
                                                                                                 111 Ossipee Trail (Supermarket)
                     BIDDEFORD                              LIMESTONE
                     299 Elm Street                         222 Main Street                      THOMASTON
                     510 Alfred Street (Supermarket)                                             115 Main Street
                                                            LINCOLN
                     BREWER                                 Lincoln Plaza                        VAN BUREN
                     508 Wilson Street                                                           29 Main Street
                                                            LISBON FALLS
                     BRIDGTON                               38 Main Street                       WASHBURN
                     84 Main Street                                                              12 Main Street
                                                            MARS HILL
                     BRUNSWICK                              37 Main Street                       WATERVILLE
                     35 Elm Street (Supermarket)                                                 182 Main Street
                     Merrymeeting Plaza (Supermarket)       NEWPORT                              Shaw's Plaza (Supermarket)
                                                            99 Main Street
                     CAMDEN                                                                      WESTBROOK
                     89 Elm Street                          NORTH WINDHAM                        835 Main Street
                                                            756 Roosevelt Trail
                     CARIBOU                                Shaw's Supermarket on                YARMOUTH
                     Downtown Mall                            Route #302                         Shop 'N Save Plaza,
                                                                                                 U.S. Route #1
                     EAGLE LAKE                             OAKLAND
                     Church Street                          11 Main Street                       YORK
                                                                                                 127 Long Sands Road
                     EASTON                                 PITTSFIELD
                     Main Street                            60 Main Street                       ----------------------------

                     ELLSWORTH                              PORTLAND                             OXFORD BANK & TRUST
                     204 Main Street                        One Portland Square                  BANKING CENTERS
                                                            481 Congress Street
                     FAIRFIELD                              Westgate Shopping Center             CASCO
                     112 Main Street                        449 Forest Avenue                    Leach Hill Road
                                                            883 Forest Avenue
                     FALMOUTH                               Northgate Shopping Center            MECHANIC FALLS
                     200 U.S. Route #1                                                           80 Lewiston Street
                                                            PRESQUE ISLE
                     FARMINGTON                             551 Main Street
                     60 Main Street                                                              OXFORD
                     Mt Blue Shopping Center (Drive up)     ROCKLAND                             1586 Main Street
                     Shop 'N Save Plaza (Supermarket)       34 School Street
                                                                                                 SOUTH PARIS
                     FORT FAIRFIELD                         SACO                                 45 Main Street
                     206 Main Street                        Saco Valley
                                                              Shopping Center (Supermarket)      WEST PARIS
                     FORT KENT                              180 Main Street                      233 Main Street
                     Pleasant Street Plaza

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

BANK OF               DAVIS P. THURBER                       RALPH GABARRO                    JOHN E. MENARIO
NEW HAMPSHIRE         Chairman of the Board                  Chief Executive Officer          Special Assistant to the President
BOARD OF DIRECTORS                                           Mayo-Regional Hospital,          Peoples Heritage Financial
                      R. SCOTT BACON                         Quorum Health Resources, Inc.     Group, Inc.
[BANK OF NEW          President & Chief Executive Officer
  HAMPSHIRE LOGO]                                            PETER J. GRIFFIN                 JOHN M. PARSONS
                      ARTHUR E. COMOLLI, DMD                 President                        Treasurer
                      General Dentistry                      Great Bay Marine, Inc.           MH Parsons & Son Lumber Co.

                      RAYMOND G. COTE                        DONALD G. HAYES                  PETER PRUDDEN, JR.
                      President (Retired)                    President                        Senior Account Executive
                      Harvey Construction Co., Inc.          Ricci Supply Company, Inc.       Moore Business Forms, Inc.

                      RAYMOND J. CRETEAU                     DIANA JURIS                      PAUL R. SHEA
                      President (Retired)                    Vice President and               Retired President & Chief
                      Riverside Millwork Co., Inc.           Chief Operating Officer           Executive Officer
                                                             Nashua Motor Express             Bank of New Hampshire
                      JOSEPH A. DESMOND
                      Chairman & Chief Executive Officer     DANA S. LEVENSON                 GERRY S. WEIDEMA
                      The Concord Group Insurance            President                        Partner
                       Companies                             Quatro Realty Corp.              Weidema & Lavin, CPAs
                                                             Partner
                                                             Levenson Business Group

--------------------------------------------------------------------------------

BANK OF            R. SCOTT BACON                      MAUREEN F. DONOVAN               STEVEN C. WEBB
NEW HAMPSHIRE      President & CEO                     Senior Vice President            Senior Vice President
SENIOR OFFICERS                                        Human Resources                  Commercial Lending
                   HAROLD R. ACRES
                   Senior Executive Vice President     THOMAS FURLONG                   DONNA F. CLARICO
                   Chief Lending Officer               Senior Vice President            Senior Vice President
                                                       Trust Services                   Financial Services
                   MARK A. COLLINS
                   Executive Vice President            CORNEILUS J. JOYCE               PAUL E. DUFFY
                   Marketing & Branch                  Senior Vice President            Senior Vice President
                    Administration                     Consumer & Mortgage Banking      Commercial Lending

                   ROBERT B. ESAU                      DAVID H. MCARDLE                 MARY W. MCLAUGHLIN
                   Executive Vice President            Senior Vice President            Senior Vice President
                   Trust Services                      Commercial Lending               Commercial Lending

                   CAROLYN A. CLOUTIER                 ROBERT J. MCDONALD
                   Senior Vice President               Senior Vice President
                   Commercial Lending                  Loan Administration

                         PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

BANK OF            BARRINGTON                           HAMPTON                            NEWMARKET
NEW HAMPSHIRE      Route 125 & Province Road            853 Lafayette Road                 72 Exeter Street
LOCATIONS                                               40 High Street
                   BEDFORD                                                                 NORTH CONWAY
                   184 Route 101                        HILLSBOROUGH                       Routes 16 & 302
                                                        School Street                      Mountain Valley Mall
                   BRISTOL
                   Central Square                       HOOKSETT                           NORTHWOOD
                                                        1288 Hooksett Road                 Route 4
                   CONCORD
                   143 North Main Street                HUDSON                             PLYMOUTH
                   216 Loudon Road                      80 Derry Road                      Tenney Mt. Highway (Supermarket)

                   CONTOOCOOK                           LITTLETON                          PORTSMOUTH
                   884 Main Street                      76 Main Street                     Two Harbour Place
                                                                                           325 State Street
                   CONWAY                               MANCHESTER                         Market Basket Plaza,
                   51 White Mountain Highway            300 Franklin Street                1500 Lafayette Road
                                                        Two South Beech Street
                   DOVER                                293 South Main Street              ROCHESTER
                   353 Central Ave                      1255 South Willow                  1 Merchants Plaza,
                   Shaw's Plaza,                        70 Bay Street                      Intersection Rts. 125 & 16B
                   845 Central Ave
                                                        MERRIMACK                          RYE
                   EPSOM                                300 Daniel Webster Highway         500 Washington Road
                   Epsom Circle                         Harris Pond,
                                                        32 Daniel Webster Highway          STRATHAM
                   FRANKLIN                                                                28 Portsmouth Avenue
                   952 Center Street (Supermarket)      NASHUA
                                                        191 Main Street                    SUNCOOK
                   GLEN                                 Nashua Mall                        50 Glass Street
                   Junction Routes 16 & 302             300 Main Street
                                                        4 Northwest Boulevard              WEST OSSIPEE
                   GOFFSTOWN                            Daniel Webster Plaza,              Junction Routes 16 & 25
                   3 Elm Street                         225 Daniel Webster Highway

                   GREENLAND                            NEWINGTON
                   650 Portsmouth Avenue                2033 Woodbury Avenue

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

FAMILY BANK             DAVID D. HINDLE                  FRANCIS J. BERUBE                JOHN F. REILLY, JR.
BOARD OF DIRECTORS      Chairman of the Board            President & Treasurer            President & Chief Executive Officer
                        President & Chief Executive      Westville Enterprises, Inc.      Fred C. Church, Inc.
[FAMILY                  Officer
  BANK                                                   NELSON D. BLINN                  NICOLA S. TSONGAS
  LOGO]                 CHARLES GEORGE, JR.              Principal                        Former Partner
                        Partner                          Blinn & Farrell, CPAs            Tsongas & Murphy, P.C.
                        Bellavance, Iarrobino, Wren,
                         George, Inc.                    LAWRENCE J. EWING, JR.           L. DAVID VINCOLA
                                                         Retired                          Principal
                        KENNETH L. PAUL                                                   Lyman Associates, Management
                        Vice President                   WILLIAM J. LETOILE, JR.           Consultants
                        Process Engineering, Inc.        President & Treasurer
                                                         Letoile Roofing Co., Inc.
                        JOHN E. VEASEY
                        President                        DONALD R. MAIN
                        Cedardale, Inc.                  President
                                                         Don Main Auto Center, Inc.
                        RICHARD L. BAILLY
                        Executive Vice President
                        UFP Technologies, Inc.

--------------------------------------------------------------------------------

FAMILY BANK         DAVID D. HINDLE                  DAVID J. LAFLAMME         RONALD G. TROMBLEY
SENIOR OFFICERS     President & Chief Executive      Senior Vice President     Senior Vice President
                     Officer                         Commercial                Retail

--------------------------------------------------------------------------------

FAMILY BANK    -----------------------------                                         ------------------------
LOCATIONS      MASSACHUSETTS                         GEORGETOWN                      NEW HAMPSHIRE
               BRANCH OFFICES                        63 Central Street               BRANCH OFFICES

               HAVERHILL                             GROVELAND                       HAMPSTEAD
               Main Office,                          280 Main Street                 Main Street,
               153 Merrimack Street                                                  Route 121
               Stateline,                            LOWELL
               102 Plaistow Road, Route 125          45 Central Street,              KINGSTON
               Whittier Regional Vo-Tech HS,         32 Mammoth Road,                Carriage Towne Plaza
               115 Amesbury Line Road                350 Westford Street
                                                                                     PLAISTOW
               ANDOVER                               MIDDLETON                       47 Plaistow Road
               77 Main Street                        230 South Main Street,
                                                     Route 114                       SEABROOK
               BOXFORD                                                               270 Lafayette Road
               7 Elm Street                          TOPSFIELD
                                                     16 Main Street,
               BRADFORD                              Masconomet Regional
               860 South Main Street                  High School,
                                                     20 Endicott Road
               CHELMSFORD
               41 Drum Hill Road                     TYNGSBORO
               66-2 Drum Hill Road (Supermarket)     One Pondview Place,
                                                     Middlesex Road
               DRACUT
               1255 Bridge Street                    WEST PEABODY
                                                     636 Lowell Street (Supermarket)


--------------------------------------------------------------------------------
SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------

ANNUAL MEETING

The 1998 Annual Meeting of the Shareholders of Peoples Heritage Financial Group, Inc. will be held at 10:30 a.m. on Tuesday, April 28, 1998 at the Portland Marriott at Sable Oaks, 200 Sable Oaks Drive, South Portland, Maine.

CORPORATE HEADQUARTERS
One Portland Square
Portland, Maine

Mailing Address:
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

FORM 10-K AND OTHER REPORTS

Peoples Heritage will send a copy of its 1997 Annual Report on Form 10-K to shareholders upon request. Requests should be addressed to Investor Relations at the Corporate Headquarters.

TRANSFER AGENT

Shareholder inquiries regarding change of address or title should be directed to:
American Stock Transfer & Trust Company
40 Wall Street
New York, NY 10005
Phone: 718-921-8206

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

KPMG Peat Marwick LLP
99 High Street
Boston, MA  02110-2371


RESEARCH COVERAGE

Recent research coverage on Peoples Heritage Financial Group, Inc. is available from: BTAlex.Brown Inc., Donaldson, Lufkin & Jenrette, First Albany Corp., Fox-Pitt, Kelton, Inc., Friedman Billings Ramsey & Co., Johnston, Lemon & Co., Keefe, Bruyette & Woods, Inc., Legg Mason Wood Walker, Inc., Lehman Brothers, Inc., Maine Securities Corp., Merrill, Lynch, Pierce, Fenner, Southeast Research Partners Inc., Tucker Anthony Inc.,

MARKET MAKERS

The following companies have generally been market makers for Peoples Heritage Financial Group, Inc. Common Stock as of December 31, 1997:

Advest, Inc.
Bear, Stearns & Co., Inc.
BTAlex.Brown Inc.
Carl P. Sherr & Co.
Capital Resources, Inc.
Fox-Pitt Kelton, Inc.
Friedman Billings Ramsey & Co.
Herzog, Heine, Geduld, Inc.
Johnston, Lemon & Co.,
Keefe, Bruyette & Woods, Inc.
Knight Securities, L.P.
Legg Mason Wood Walker, Inc.
Lehman Brothers, Inc.
Macallister Pitfield Mackay
Merrill Lynch, Pierce, Fenner
Nash Weiss/Div. of Shatkin Inv.
PaineWebber, Inc.
Ryan Beck & Co., Inc.
Sherwood Securities Corp.
Smith Barney Salomon Brothers
Southeast Research Partners, Inc.
Troster Singer Corp.
Tucker Anthony Incorporated
Weeden and Co., Inc.


--------------------------------------------------------------------------------

COMMON STOCK PRICES

Market prices for Peoples Heritage Financial Group, Inc.'s common stock and dividends declared per quarter during 1997 and 1996 are as follows:

--------------------------------------------------------------------------------
                    DIVIDENDS DECLARED     MARKET PRICES
1997 QUARTERS           PER SHARE        HIGH          LOW
--------------------------------------------------------------------------------
FIRST                    $.18          $32 1\2      $25 7\8
SECOND                    .19           38           26
THIRD                     .21           43 1\8       36
FOURTH                    .22           47 5\8       37 7\8

1996 Quarters
--------------------------------------------------------------------------------
First                    $.17          $22 3\4      $19
Second                    .17           22 1\4       19 3\8
Third                     .17           23 5\8       19
Fourth                    .18           28 5\8       22 1\2
--------------------------------------------------------------------------------


As of December 31, 1997, the Company had approximately 5,765 shareholders of record and 27,737,299 shares outstanding. These numbers do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

                     Peoples Heritage Financial Group, Inc.
                              One Portland Square
                              Post Office Box 9540
                           Portland, Maine 04112-9540