Form 10-K405, Exhibit 13
period 1998-12-31
PEOPLES HERITAGE FINANCIAL GROUP INC
filed 1999-03-25
CIK 829750

                     Peoples Heritage Financial Group, Inc.

                               1998 Annual Report

                               [GRAPHIC OMITTED]


                            ------------------------
                               Take a Closer Look

                        THE WAY WE SEE COMMUNITY BANKING

There is more to Peoples Heritage than meets the eye. Our focused strategy gives our customers the best of both worlds; the personalized service of a community bank combined with all the resources of one of New England's largest banking networks. By staying true to our vision in 1998, we achieved our fifth consecutive record earnings year while expanding our market share, our reach into new markets, and our depth of services.



TABLE OF CONTENTS

Financial Highlights                                              1
Letter to Shareholders                                            2
Markets                                                           4
Performance                                                       6
Strategy                                                          8
Services                                                         10
Vision                                                           12
Selected 5-year Consolidated Financial and Other Data            13
Management's Discussion and Analysis                             14
Financial Statements                                             32
Corporate Directory                                              57



PEOPLES HERITAGE FINANCIAL GROUP, INC.

Peoples Heritage Financial Group, Inc. is a $12 billion multi-state banking and financial services holding company headquartered in Portland, Maine. At December 31, 1998, the Company's subsidiaries included Peoples Heritage Bank, Bank of New Hampshire, and Family Bank and total assets were $10 billion. On January 1, 1999, the Company acquired SIS Bancorp, the $2 billion parent company of SIS Bank and Glastonbury Bank & Trust Company.

PEOPLES HERITAGE BANK
75 branches throughout ME.
No. 1 market position.
20% market share.
$4.2 billion in assets.

BANK OF NEW HAMPSHIRE
78 branches throughout NH.
No. 1 market position.
22% market share.
$4.3 billion in assets.

Family/SIS Bank*
56 branches throughout MA,
4 in southern NH.
Strong local market position.
$3.4 billion in assets.

GLASTONBURY
BANK & TRUST COMPANY*
8 branches in
north-central CT.
$250 million in assets.

*Reflects SIS Bancorp acquisition completed 1/99.


                   [Cover Photo: Pemaquid lighthouse, Maine]

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

----------------------------------------------------------------------------------------------------------------------------
                                                  1998             1997            % Change         1996             1995
============================================================================================================================
FOR THE YEAR
----------------------------------------------------------------------------------------------------------------------------
Operating net income (1)(2)                   $   125,232       $  104,419            20%        $   83,786       $   69,718
Net income                                        100,590           92,335             9             76,033           66,040
Net interest income                               365,429          344,476             6            279,295          251,897
Non-interest income                                98,978           79,783            24             57,423           46,656
    (excluding securities transactions)
----------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
----------------------------------------------------------------------------------------------------------------------------
Earnings per share:
    Operating diluted (1)(2)                  $      1.40       $     1.17            20%        $     1.01       $     0.85
    Basic                                            1.14             1.06             8               0.94             0.82
    Diluted                                          1.12             1.04             8               0.92             0.80
Dividends per share                                  0.44             0.38            16               0.34             0.29
Book value per share at year end                     8.70             8.23             6               7.71             7.24
----------------------------------------------------------------------------------------------------------------------------
KEY PERFORMANCE RATIOS
----------------------------------------------------------------------------------------------------------------------------
Excluding special charges:
    Return on average assets (2)                     1.28%            1.25%            2%              1.27%            1.19%
    Return on average equity (2)(3)                 17.06            15.17            12              13.99            12.71
Return on average assets                             1.03             1.09            (6)              1.15             1.13
Return on average equity (3)                        13.70            13.27             3              12.69            12.04
----------------------------------------------------------------------------------------------------------------------------
AT YEAR END
----------------------------------------------------------------------------------------------------------------------------
Total Assets                                  $10,102,459       $9,668,242             4%        $7,767,655       $6,168,281
Loans and leases, net                           6,098,487        6,434,238            (5)         5,161,179        4,024,307
Deposits                                        6,981,245        6,747,419             3          5,936,430        4,834,969
Shareholders' equity                              761,924          720,783             6            676,847          586,500
----------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------
                                                        1994
===============================================================
FOR THE YEAR
---------------------------------------------------------------
Operating net income (1)(2)                          $   51,528
Net income                                               50,785
Net interest income                                     223,737
Non-interest income                                      41,625
    (excluding securities transactions)
---------------------------------------------------------------
PER COMMON SHARE
---------------------------------------------------------------
Earnings per share:
    Operating diluted (1)(2)                         $     0.64
    Basic                                                  0.64
    Diluted                                                0.63
Dividends per share                                        0.18
Book value per share at year end                           6.45
---------------------------------------------------------------
KEY PERFORMANCE RATIOS
---------------------------------------------------------------
Excluding special charges:
    Return on average assets (2)                           0.93
    Return on average equity (2)(3)                       10.12
Return on average assets                                   0.92
Return on average equity (3)                               9.97
---------------------------------------------------------------
AT YEAR END
---------------------------------------------------------------
Total Assets                                         $5,673,436
Loans and leases, net                                 3,740,024
Deposits                                              4,426,847
Shareholders' equity                                    515,423
---------------------------------------------------------------

(1) Earnings before special charges. (2) Special charges consist of merger related and other restructuring charges which on an after-tax basis were $24,642, $12,084, $7,753, $3,678 and $743 for 1998, 1997, 1996, 1995 and 1994,
respectively. (3) Excludes effect of unrealized gains or losses on securities.


                            PERFORMANCE AT A GLANCE

Look closely at our five consecutive record earnings years and you will see a bank with a disciplined acquisitions strategy and strong market share enabling us to achieve growth with profitability, year after year.
        In 1998, Peoples Heritage exceeded $100 million in net income for the first time. On an operating basis, exclusive of merger-related charges, 1998 earnings rose 20%, to $125.2 million, or $1.40 per diluted share, over 1997 operating earnings of $104.4 million, or $1.17 per diluted share.

[GRAPH OMITTED]

[PICTURE OMITTED]

Dear Shareholders:

In 1998 we achieved record earnings for our fifth consecutive year. Along the way, we became one of the five largest banks in New England with the fourth largest deposit market share. We also expanded our geographic reach, and as of January 1, 1999, more than doubled our assets to $12 billion.
        While building New England's leading community banking franchise, we are building important momentum. With our focused strategy, we have continued to enter new markets through profitable acquisitions while increasing market share in our current markets.
        For example, after 1997's acquisition of Atlantic Bancorp, we not only became number one in market share in Maine, but number one in the state's largest market, Greater Portland. In addition, we added insurance to our growing roster of services, by acquiring Maine's largest independent insurance agency, Morse, Payson & Noyes Insurance.
        In 1998, we continued our expansion across New England with the acquisition of CFX Corporation which took Peoples from a $6 billion bank to a $10 billion bank. Bringing CFX into the Peoples fold vaulted our New Hampshire Bank, Bank of New Hampshire, to the number one market position in the state and expanded the market area of our Massachusetts bank, Family Bank, farther westward.
        This year, with the success of Morse, Payson & Noyes Insurance adding $13 million in fee income to our 1998 bottom line, we acquired two additional insurance companies -- A.D. Davis Insurance in New Hampshire and Catalano Insurance in Massachusetts. Both acquisitions complement the market coverage of our area banks and give us our first insurance presence in each of those two states.
        On January 1, 1999 we completed the acquisition of SIS Bancorp which includes SIS Bank in Massachusetts and Glastonbury Bank & Trust Company in Connecticut. The acquisition brought us to $12 billion in assets. It nearly doubled our size in Massachusetts, giving us the eighth largest market share, extended our reach into the western part of the state, and introduced us to the Connecticut market.
        With our proven acquisition expertise and operational discipline, we are continuing to expand our business. Yet we remain unwavering in our customer-focused approach to community banking. Even as we continue to acquire more banks in a wider area, we typically let these local banks run as they have with the same customer contact people in place and the same management structure. We create new efficiencies by consolidating operations.
        As a result, in all of our markets
we are now able offer an unusual combination: the advantage of personal, community banking with the strength and depth of an increasingly sophisticated financial services network. From our customers' viewpoint, it is the best of both worlds.
        I know that is one of the reasons why I was approached earlier this year by the head of Maine's largest independent department store chain with 28 locations. He wanted localized, personal service, but had not realized we had the sophistication of services to handle his payroll, inventory, the complexity of his accounts and his multiple locations making deposits. Now he is a customer.
        Commercial loans, including C&I and Commercial real estate, now comprise our largest lending category.
        Our growing success extends to other areas of our business as well. In Public Finance, we started with a minimal presence in Maine just three years ago and are now the leader in the state as we take our business approach into New Hampshire and Massachusetts. And the story is much the same for home equity lending, home mortgages, indirect auto lending, trust and investment services, and more -- as we apply our proven business techniques in our new markets with positive results.
        As New England's leading community banking franchise, we are continuing to break ground as we look for new ways to build on our success and replicate our positive results in each new market. I believe that our ability to expand through profitable acquisitions, and our commitment to localized community banking, will enable us to continue to serve our customers, and our shareholders, in the years ahead.
        Sincerely yours,


        /s/ William J. Ryan

        William J. Ryan
        Chairman, President and
        Chief Executive Officer


[PICTURE OMITTED]

                     "With our proven acquisition expertise
                       and operational discipline, we are
                       continuing to expand our business.
                        Yet we remain unwavering in our
                           customer-focused approach
                             to community banking."


[PICTURE OMITTED]

MARKETS


[GRAPH OMITTED]

[GRAPH OMITTED]


EXPANDING ACROSS NEW ENGLAND -- Our acquisitions and growth in 1998 solidified our position as the largest and most profitable New England community banking franchise. We now have the number one market share in New Hampshire, complementing our number one market share in Maine -- and we entered Connecticut for the first time. Expanding our breadth of services in 1998, we acquired insurance agencies in Massachusetts and New Hampshire. Along with Maine's largest insurance agency, these latest acquisitions will enable us to offer a broader array of services to our customers.

NO. 1 IN MAINE -- In addition to our number one market share in Maine through Peoples Heritage Bank, we now have the number one market share in the two largest communities in the state, Greater Portland and Lewiston-Auburn.

NO. 1 IN NEW HAMPSHIRE -- In 1998, the acquisition of CFX Corporation lifted us from number three to the number one market share in New Hampshire. We acquired A.D. Davis Insurance, enabling us to offer new insurance products and services to our New Hampshire customers.

GROWING IN MASSACHUSETTS -- In keeping with our strategy of acquiring well-managed quality companies in attractive markets, the 1998 agreement to purchase SIS Bancorp, Inc. was completed January 1, 1999. The acquisition extended our reach into western Massachusetts, complementing our northeastern and central Massachusetts banking franchise, Family Bank. It added almost $2 billion in assets, nearly doubled our size in Massachusetts, and lifted us from tenth to the eighth largest deposit market share in the state. In addition, we acquired Catalano Insurance with a coverage area similar to Family Bank which will enable us to link new insurance products and services to our growing distribution system.

ENTERING CONNECTICUT -- The 1998 agreement to purchase SIS Bancorp, Inc., also introduced us to the Connecticut market for the first time. SIS Bancorp includes SIS Bank in the Springfield, Massachusetts area and Glastonbury Bank & Trust Company with offices in north-central Connecticut. SIS Bancorp not only provided a compelling strategic fit, but is expected to increase our earnings growth while enabling us to bring new business lines to SIS Bancorp's Massachusetts and Connecticut markets including indirect auto lending, public finance, trust and insurance.



Focusing on our markets


[PICTURE OMITTED]

[PICTURE OMITTED]

Camden, Maine

Focusing on our markets

PERFORMANCE


[GRAPH OMITTED]

[GRAPH OMITTED]

RECORD EARNINGS -- Peoples Heritage Financial Group achieved record annual net earnings for the fifth consecutive year. Earnings reached $100.6 million, or $1.12 per diluted share. That's up 9% from 1997's annual record net earnings of $92.3 million, or $1.04 per diluted share. On an operating basis, exclusive of merger-related charges, 1998 earnings soared 20% to $125.2 million over operating earnings of $104.4 million in 1997.

INCREASED LOW COST DEPOSITS -- In 1998, we opened tens of thousands of new checking accounts, achieving an increase of 16% in low cost demand deposits. The increase was a result of both our acquisitions and the tremendous success of our "Simply Free" checking product which was well received in all our markets. We also increased our larger-balance commercial checking account deposits by expanding relationships with our growing number of commercial loan customers.

INCREASED FEE INCOME -- A strong contributor to our financial performance in 1998, fee income rose 27% in 1998 over 1997. Most notably, trust and investment services income increased by 33% and insurance commissions added $13 million to fee income in 1998. While we have significantly increased our fee income, we have not done it at the expense of customer satisfaction and do not charge our customers for the use of our tellers, our PhoneBank, or any ATM in our four-state banking network.

EFFICIENCY RATIO -- We continued to improve our efficiency ratio, despite the fact that we are a community bank with over 220 branches spread throughout a four state region from the Canadian border to the Hartford, Connecticut area. On an operating basis, our efficiency ratio reached 56% in the fourth quarter of 1998, down from over 70% four years ago in 1994. Clearly, our acquisitions continue to make a positive contribution to our efficiency.

TOTAL ASSETS -- While growing New England's leading community bank, we more than doubled our assets to $12 billion from late 1997 to early 1999.

SOLID MARGINS -- With margins under pressure in 1998 from declining interest rates and the acquisition of institutions with lower margins, we still achieved a net interest margin of 4.11% -- a solid performance, even by commercial bank standards. We increase the margins of acquired companies by introducing a broader array of lending products and expertise.

LOAN GROWTH -- As a result of our market share growth, successful acquisitions and marketing initiatives, we increased loans in key areas. Consumer loans rose 12% and commercial business loans were up 8% in 1998.

STRONG DIVIDEND -- We maintained a strong quarterly dividend throughout 1998 and remain committed to returning 30% or more of net income to our shareholders in the form of dividends. Following the fourth quarter of 1998, we increased our quarterly dividend by 4.5%.

RETURN ON EQUITY -- A key measurement of a company's performance is return on average equity (ROE). On an operating basis, our ROE reached 17.15% in the fourth quarter of 1998.

RETURN ON ASSETS -- Our operating return on average assets (ROA) for 1998 reached a level of 1.28%, as compared to 1.25% for 1997. Both our ROA and ROE levels compare well with returns of some of the country's leading banking companies.

STRONG ASSET QUALITY -- Nonperforming loans continued to decrease as a percentage of total loans and total assets. We have a strong system of checks and balances to ensure continued asset quality strength.


[PICTURE OMITTED]

A CLOSER LOOK AT THE NUMBERS

[PICTURE OMITTED]

Coos County, New Hampshire

A CLOSER LOOK AT THE NUMBERS

STRATEGY


[GRAPH OMITTED]

[GRAPH OMITTED]

OUR BRAND OF COMMUNITY BANKING -- With our continued growth, we're now able to combine our customer-driven community banking approach with an array of increasingly sophisticated banking services not typically found at a community bank. For our retail customers we now offer two dozen supermarket branches, 250 ATMs, and a phone bank that handles a million calls a month for our banks in four states. For commercial customers we provide sophisticated computer-linked banking and cash management services, while retaining unparalleled personal attention. It's a way of doing business that is yielding positive results with each new community we enter.

MERGER EXPERTISE -- Peoples Heritage has earned a proven track record in rapidly achieving profitability and cost efficiencies through smart, strategic acquisitions. By acquiring well-managed, quality companies in attractive markets, we have been able to apply our proven integration skills and merger expertise with consistent success. In just the past four years, we have executed 11 profitable acquisitions, significantly enhancing the value of our franchise. And in 1998, we once again achieved growth with profitability in all our markets.

OPERATIONAL EFFICIENCIES -- A key to our merger expertise is our ability to rapidly achieve operational efficiencies, whether by consolidating locations or merging back office operations. We consistently achieve cost savings in the 25% range while retaining customer contact people in our markets. In fact, our cost savings from the acquisition of CFX Corporation exceeded our 25% estimate.

A PATTERN OF SUCCESS -- Through our successful acquisitions, we have been able to apply our proven business techniques from existing markets to our new markets with positive results. Whether it's home equity lending, home mortgages, auto lending, public finance, or trust and investments, our pattern of growth has yielded significant success.

OUR MARKET NICHE -- Peoples Heritage occupies a unique niche in our markets. While we offer the personalized service of a community bank, we offer sophisticated services other community banks can't match. And while we now compete head to head with the largest banks for commercial business, our local roots and community-based approach set us apart. Not too big. Not too small. For customers in our market areas, it's a niche that many feel is just right.

INVESTED IN OUR COMMUNITIES -- Being a community bank, we are a part of the community. To us, that means being a responsible, involved neighbor. Through public service, volunteer efforts, and an extensive contribution and sponsorship program we give back to our communities. As an example, in Maine we converted an old mill building through a revitalization effort that we expect to have a significant impact on the economic and social well-being of the area.

SHAREHOLDER VALUE -- By demonstrating our ability to make sound acquisitions while continuing to generate solid earnings, we expect to continue to create value for our shareholders. As an example, we expect shareholders to benefit from both EPS accretion and ROE improvement during our first year of combined operation with SIS Bancorp. To further enhance shareholder value, in 1998 we announced a stock split of two shares for one to return our stock price to a comfortable level for individual investors.

CUSTOMER SERVICE TASK FORCE -- With our rapid growth over the past five years, it is critical to ensure that customer service remains a top priority. In 1998, Dave Hindle retired as CEO of Family Bank and was appointed head of Peoples' Customer Service Task Force. As someone who has focused on customer service throughout his long and successful banking career, Dave's stature and experience speak to our commitment to our customers.

Y2K COMPLIANCE -- To protect our customers' accounts and ensure a smooth flow of business, our comprehensive Y2K program is ensuring the readiness of the Company and its affiliate banks. As of the close of 1998, final updates and testing of all systems were nearing completion.


[PICTURE OMITTED]

UP CLOSE ON OUR STRATEGY

[PICTURE OMITTED]

Boot Mill Canal, Lowell, Massachusetts

UP CLOSE ON OUR STRATEGY

SERVICES

[GRAPH OMITTED]

[GRAPH OMITTED]

MORE BRANCHES -- As part of our commitment to make banking more convenient for our customers, we increased our branch network to over 220 offices.

MORTGAGE LENDING -- As a community bank, we continue to lead the way in providing home mortgages. With the acquisition of CFX Corporation, Peoples Heritage became the number one mortgage originator in New Hampshire, complementing our growing lead as the number one mortgage originator in Maine. To strengthen our ability to provide our customers with the best service and enhance profitability, in 1999 we announced plans to exit our less-profitable correspondent mortgage lending business and re-focus our efforts on originations in our own markets.

CONSUMER LENDING -- Leveraging our position as the number one home mortgage originator in Maine and New Hampshire, we also increased our growth in home equity lending in 1998. Peoples Heritage became the number one indirect auto lender in both Maine and New Hampshire, while making inroads into Massachusetts.

COMMERCIAL LENDING -- With an increase of 8% in commercial lending, Peoples Heritage is now the largest originator of small and mid-size commercial loans in Maine and New Hampshire. In Maine, Peoples Heritage was recognized for the second consecutive year as the Finance Authority of Maine's "Bank of the Year" for our small business lending, and recognized by the U.S. Small Business Administration as one of the state's top SBA lenders. Our expertise in commercial lending also includes flexible services such as asset-based lending to credit- worthy businesses.

INSURANCE -- As a leading home mortgage provider, indirect auto lender and small and mid-size commercial lender throughout our banking network, it's a natural extension to offer our customers insurance services for their homes, autos, and businesses. Accordingly, our 1997 acquisition of Morse, Payson & Noyes Insurance in Maine has already yielded impressive results. And in 1998, we extended insurance services in two more states with the acquisitions of Catalano Insurance in Massachusetts and A.D. Davis Insurance in New Hampshire. Our plan is to initiate insurance marketing programs that will offer the customers of Family Bank and Bank of New Hampshire a broader array of services and increase our profitability as a full-service financial services provider.

TRUST SERVICES -- In 1998, our combined Trust Departments in Maine, New Hampshire and Massachusetts reached nearly $5 billion in trust assets under management. In addition, trust income swelled by 30 percent in 1998.

INVESTMENT PLANNING SERVICES -- One more way we provide our customers with one-stop shopping for financial services is through our Heritage Investment Planning Services group. Through Heritage, our customers can buy annuities, stocks, bonds, and mutual funds. So our customers need only one source for the broadest possible array of financial services.

PUBLIC FINANCE -- In 1998, our Public Finance department grew to the number one market share in Maine and we expanded our success in Massachusetts and New Hampshire.

LEASING -- For many of our commercial and Public Finance customers, our leasing division means real savings and added convenience.

CASH MANAGEMENT SERVICES -- We understand that a bank's ability to offer sophisticated cash management services and information reporting plays an important role in a financial officer's decision to select a banking partner. That's why our cash management services help keep our customers' business capital working by accelerating the collection of funds, tracking and controlling the disbursement of funds, and managing and investing funds to maximize cash flow and investment income.

PRIVATE BANKING -- For customers requiring specialized banking services to manage their personal and professional finances, our Private Banking division provides a full complement of solutions to meet all their needs.

PHONEBANK -- An important component of our growing service delivery network, our PhoneBank now handles a million calls a month for our banks in four states.

EXPANDED ATM NETWORK -- Our ATM network grew to 250 ATMs across four states, including more ATMs in filling stations, supermarkets and shopping centers.

MORE SUPERMARKET BRANCHES -- As another convenience for our customers, we now have two dozen supermarket branches offering weekend, evening and Sunday hours.

NEW WEB SITES -- In 1998, we launched new investor relations and consumer information Web sites on the Internet. The new Web sites allow us to post a wide range of up-to-the-minute information for fast and easy access. Peoples Heritage Financial Group's Web site (www.phbk.com) features comprehensive investor relations and corporate information on the bank holding company. The Peoples Heritage Bank site (www.peoplesheritage.com) provides commercial and retail customers with access to information on the bank's consumer products and commercial services, as will similar sites for our New Hampshire and Massachusetts banks.

[PICTURE OMITTED]

OUR COMMUNITY BANKING FOCUS

[PICTURE OMITTED]

Hancock, New Hampshire

OUR COMMUNITY BANKING FOCUS

VISION


At Peoples Heritage, we understand and appreciate that we've grown to become New England's leading community banking franchise by putting our customers first. Even as we continue to grow and acquire banks in new markets, our commitment will not change. What has changed, however, is our ability to serve our customers with a broader array of services -- backed by the strength, resources and lending power of our multi-state banking system. And as our size and services have grown, so have our opportunities.
        Looking ahead, we believe that we can continue to attract new business, and strengthen our existing relationships, by providing our customers with a wide range of banking and financial services. To that end, we will continue to seek sound, strategic acquisitions and introduce services that are consistent with our community banking approach. In all our activities and endeavors, we will seek to enhance shareholder value.


[PICTURE OMITTED]

TAKING THE LONG VIEW

                                                                      Peoples Heritage Financial Group, Inc. and Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
-----------------------------------------------------------------------------------------------------------------------------

RESULTS FOR THE YEAR                                1998          1997   % Change          1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------------

Net interest income                          $   365,429    $   344,476       6%    $   279,295    $   251,897    $   223,737
Provision for loan and lease losses               13,423          4,548     195           5,185          8,044          6,996
Non-interest income
    (excluding securities transactions)           98,978         79,783      24          57,423         46,656         41,625
Securities transactions                            5,817          2,697     116           3,287          2,499            401
Non-interest expense
    (excluding special charges)                  274,545        261,965       5         209,716        188,573        186,287
Special charges (1)                               35,374         18,591      90           9,627          4,958            559
Net income                                       100,590         92,335       9          76,033         66,040         50,785
-----------------------------------------------------------------------------------------------------------------------------
SHARE DATA (2)
-----------------------------------------------------------------------------------------------------------------------------
Earnings per share:
    Basic                                    $      1.14    $      1.06       8%    $      0.94    $      0.82    $      0.64
    Diluted                                         1.12           1.04       8            0.92           0.80           0.63
Excluding special charges:
    Diluted earnings per share (1)                  1.40           1.17      20            1.01           0.85           0.64
    Diluted cash earnings per share (1)(3)          1.53           1.27      20            1.06           0.88           0.67
Dividends per share                                 0.44           0.38      16            0.34           0.29           0.18
Book value per share at year end                    8.70           8.23       6            7.71           7.24           6.45
Tangible book value per share at year end           7.28           6.79       7            6.78           6.84           6.08
Stock price:
    High                                           26.75          23.81      12           14.32          11.44           7.57
    Low                                            12.81          12.94      (1)           9.50           5.88           5.07
    Close                                          20.00          23.00     (13)          14.00          11.38           6.00
Weighted average shares outstanding:
    Basic                                     88,092,605     87,449,885       1      81,263,004     80,314,906     79,751,952
    Diluted                                   89,452,863     89,180,826      --      82,729,714     82,105,692     80,863,602
-----------------------------------------------------------------------------------------------------------------------------
KEY PERFORMANCE RATIOS
-----------------------------------------------------------------------------------------------------------------------------
Return on average assets                            1.03%          1.09%     (6)%          1.15%          1.13%          0.92%
Return on average equity (4)                       13.70          13.27       3           12.69          12.04           9.97
Net interest margin (4)(5)                          4.11           4.45      (8)           4.56           4.64           4.40
Average equity to average assets (4)                7.45           8.23     (10)           9.05           9.35           9.19
Efficiency ratio (6)                               57.17          59.78      (4)          62.28          63.16          70.20
Tier 1 leverage capital ratio                       7.54           7.51      --            8.56           9.14           8.93
Dividend payout ratio                              38.60          35.85       8           38.75          35.69          28.49
Excluding special charges: (1)
    Return on average assets (1)                    1.28           1.25       2            1.27           1.19           0.93
    Return on average equity (1)(4)                17.06          15.17      12           13.99          12.71          10.12
-----------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
-----------------------------------------------------------------------------------------------------------------------------
Assets                                       $ 9,795,920    $ 8,439,645      16%    $ 6,618,692    $ 5,864,498    $ 5,542,649
Loans and leases                               7,078,368      5,923,445      19       4,692,204      3,986,530      3,661,200
Earning assets                                 8,934,037      7,776,991      15       6,171,913      5,479,306      5,124,291
Deposits                                       6,879,935      6,138,887      12       5,094,826      4,604,675      4,387,601
Shareholders' equity                             729,447        694,580       5         599,015        548,331        509,136
-----------------------------------------------------------------------------------------------------------------------------
AT YEAR END
-----------------------------------------------------------------------------------------------------------------------------
Assets                                       $10,102,459    $ 9,668,242       4%    $ 7,767,655    $ 6,168,281    $ 5,673,436
Loans and leases                               6,098,487      6,434,238      (5)      5,161,179      4,024,307      3,740,024
Debt and equity securities                     2,334,575      1,830,942      28       1,564,647      1,307,767      1,305,269
Deposits                                       6,981,245      6,747,419       3       5,936,430      4,834,969      4,426,847
Borrowings                                     2,166,329      1,982,190       9       1,042,312        674,694        670,829
Shareholders' equity                             761,924        720,783       6         676,847        586,500        515,423
Common shares outstanding (thousands)             87,546         87,585      --          87,760         81,022         79,960
Nonperforming assets (7)                          63,345         69,427      (9)         62,266         67,394         89,295
-----------------------------------------------------------------------------------------------------------------------------


(1) Special charges consist of merger related and other restructuring charges, which on an after-tax basis were $24,642, $12,084, $7,753, $3,678 and $743 for
1998, 1997, 1996, 1995 and 1994, respectively. See Note 9 to the Consolidated Financial Statements. (2) Where appropriate amounts have been adjusted for a two-for-one split of the common stock in May 1998. (3) Earnings before amortization of goodwill and core deposit premiums. (4) Excludes effect of unrealized gains or losses on securities. (5) Net interest income divided by average interest-earning assets, calculated on a fully-taxable equivalent basis.
(6) Excludes distribution on securities of subsidiary trust, special charges and securities transactions. (7) Nonperforming assets consist of nonperforming loans, other real estate owned and repossessed assets, net of related reserves where appropriate.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion and analysis which follows focuses on the factors affecting the Company's results of operations during 1998, 1997 and 1996 and financial condition at December 31, 1998 and 1997. The Consolidated Financial Statements and related notes should be read in conjunction with this review. Certain amounts in years prior to 1998 have been reclassified to conform to the 1998 presentation.

GENERAL

Peoples Heritage Financial Group, Inc. (the "Company") is a multi-bank holding company which conducts business from its headquarters in Portland, Maine and, as of December 31, 1998, 188 offices located in Maine, New Hampshire and Massachusetts. The Company is the largest bank holding company headquartered in northern New England and the fifth largest bank holding company headquartered in New England.

     The Company offers a broad range of commercial and consumer banking services and products as well as trust, investment advisory and insurance brokerage services through three wholly-owned banking subsidiaries: Peoples Heritage Bank ("PHB"), Bank of New Hampshire ("BNH") and Family Bank, FSB ("Family"). PHB is a Maine-chartered bank which operates offices throughout Maine and, through subsidiaries, engages in mortgage banking, financial planning, insurance brokerage and equipment leasing activities. At December 31, 1998, PHB had consolidated assets of $4.2 billion and consolidated shareholder's equity of $333 million. BNH is a New Hampshire-chartered commercial bank which operates offices throughout New Hampshire. At December 31, 1998, BNH had consolidated assets of $4.3 billion and consolidated shareholder's equity of $328 million. Family is a federally-chartered savings bank which operates offices in Massachusetts and southern New Hampshire. At December 31, 1998, Family had consolidated assets of $1.8 billion and consolidated shareholder's equity of $141 million. Each of PHB, BNH and Family is a member of the Bank Insurance Fund ("BIF") administered by the Federal Deposit Insurance Corporation ("FDIC").

Business Strategy

The principal business of the Company consists of attracting deposits from the general public and using such deposits and other sources of funds to originate residential mortgage loans, commercial business loans and leases, commercial real estate loans and a variety of consumer loans. In addition to keeping loans for its own portfolio, the Company sells loans in the secondary market. The Company also invests in mortgage-backed securities and securities issued by the United States Government and agencies thereof, as well as other securities. In addition, the Company engages in trust, investment advisory and insurance brokerage activities and services residential mortgage loans for investors.

     The Company's goal is to sustain profitable, controlled growth by focusing on increasing loan and deposit market share in Maine, New Hampshire and Massachusetts, developing new financial products, services and delivery channels, closely managing yields on earning assets and rates on interest-bearing liabilities, increasing noninterest income through, among other things, expanded trust, investment advisory, insurance brokerage services and mortgage banking operations and controlling the growth of noninterest expenses. It is also part of the business strategy of the Company to supplement internal growth with targeted acquisitions of other banking or thrift institutions in New England. During the period covered by this discussion, the Company engaged in numerous merger and acquisition related activities. For further information, see
Note 2 to the Consolidated Financial Statements and "Acquisitions" below. The Company regularly evaluates potential acquisitions and as a general rule announces acquisitions only after a definitive agreement has been reached.

     The Company generally does not as a matter of policy make any specific projections as to future earnings nor does it endorse any projections regarding future performance that may be made by others.

Economic Conditions in Northern New England

The Company believes that Maine, New Hampshire, Massachusetts and New England in general have witnessed steady economic growth since 1992. There can be no assurance that this will continue to be the case, however, and the economies and real estate markets in the Company's primary market areas will continue to be significant determinants of the quality of the Company's assets in future periods and, thus, its results of operations.

Acquisitions

On January 1, 1999, the Company completed the acquisition of SIS Bancorp, Inc. ("SIS"). Approximately 16,255,885 shares of common stock of the Company (the "Common Stock") were issued in connection with this acquisition, which was accounted for as a pooling-of-interests. SIS had total assets of $2.0 billion and shareholders' equity of $139 million at December 31, 1998. The accompanying discussion and financial statements do not include SIS.

     During 1998, the Company completed the acquisition of three insurance agencies for an aggregate of 454,864 shares of Common Stock. These acquisitions were accounted for as purchases and, accordingly, the Company's financial statements reflect them from the date of acquisition. The Company recorded $9.3 million of goodwill in connection with these purchases. The acquired agencies are being integrated into the Company's existing insurance agency operations.

     On April 10, 1998, the Company completed the acquisition of CFX Corporation ("CFX"). Approximately 32,796,280 shares of Common Stock were issued in connection with this transaction. At December 31, 1997, CFX had total assets of $2.9 billion and total shareholders' equity of $245.7 million. The acquisition of CFX was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

     In the fourth quarter of 1997, the Company purchased Atlantic Bancorp ("Atlantic"), the parent company of Atlantic Bank N.A. headquartered in Portland, Maine, for $70.8 million. Atlantic had total assets of $462.9 million and total shareholders' equity of $37.7 million. The Company recorded $34.7 million of goodwill with this transaction. During the same period, the Company also acquired all of the outstanding stock of MPN Holdings ("MPN"), the holding company of Morse, Payson & Noyes Insurance. The transaction was effected through the exchange of MPN stock for 445,678 shares of Common Stock and resulted in $7.8 million of goodwill. Both acquisitions

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


were accounted for as purchases and, accordingly, the Company's financial statements reflect them from the date of acquisition.

     On December 6, 1996, the Company completed the acquisition of Family Bancorp, the holding company for Family. Approximately 10,960,670 shares of Common Stock were issued in connection with this transaction, including 5,000,000 shares of treasury stock. Family had total assets of $925.8 million and total shareholders' equity of $73.3 million. This transaction was accounted for as a purchase, and accordingly, the financial statements reflect it from the date of acquisition. The Company recorded $34.2 million of goodwill in connection with this purchase.

     On April 2, 1996, the Company completed the acquisition of Bank of New Hampshire Corporation ("BNHC"), the holding company for BNH. Approximately 16,256,660 shares of Common Stock were issued in connection with this transaction. At December 31, 1995, BNHC had total consolidated assets of $977.8 million and total consolidated shareholders' equity of $84.5 million. The acquisition of BNHC was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

     The Company incurred various merger related and restructuring charges in connection with the foregoing acquisitions (collectively, "special charges"). On a pre-tax basis special charges amounted to $35.4 million, $18.6 million and $9.6 million in 1998, 1997 and 1996, respectively. For additional information, see "Results of Operations - Special Charges" and Note 9 to the Consolidated Financial Statements.


RESULTS OF OPERATIONS

Overview

The Company reported net income of $101 million or $1.12 per diluted share in 1998, compared to $92 million or $1.04 per diluted share in 1997. Return on average equity was 13.70%, compared to 13.27% in 1997. Excluding special charges, the Company earned $1.40 per diluted share in 1998 compared to $1.17 per diluted share during 1997. Return on average equity excluding special charges was 17.06% in 1998 compared to 15.17% in 1997. The improved results were attributable to the successful assimilation of recent acquisitions, as well as strong loan and deposit growth, which contributed to substantial increases in net interest income, which on a fully-taxable equivalent basis amounted to $367 million and $346 million for the years ended 1998 and 1997, respectively.

     Total revenues increased 11% during 1998 as a result of increases in both net interest income and noninterest income. Net interest income increased 6% during 1998, as compared to 1997. The increase was attributable to a 15% increase in average interest-earning assets, offset in part by a decrease in net interest margin from 4.45% in 1997 to 4.11% in 1998. The decline in net interest margin was attributable to decreases in yields on loans and leases and, to a lesser extent, increases in funding costs. Noninterest income increased 27% during 1998, primarily as a result of increases in income from customer services and insurance commissions.

     Noninterest expenses, excluding distributions on the securities of a subsidiary trust and special charges, increased 5% during 1998 compared to an 11% increase in total revenues. The increase in noninterest expenses primarily resulted from increased salaries and employee benefits related to purchase acquisitions in the fourth quarter of 1997, increased data processing expenses, due in part to Year 2000 efforts, as well as additional amortization of goodwill and other intangibles resulting from recent acquisitions using the purchase accounting method.

Net Interest Income

The Company's taxable-equivalent net interest income increased 6% during 1998, to $367 million compared to $346 million in 1997. Increased levels of average earning assets, principally loans and leases, increased net interest income by $48 million while lower net interest margins decreased net interest income by $25 million. Average levels of loans and leases increased by $1.2 billion, or 19.5%, in 1998 compared to 1997, and all loan categories experienced double digit growth. Excluding loans acquired through purchase acquisitions and required loan divestitures, average loans and leases increased by 16% in 1998. The net interest margin declined to 4.11% in 1998 from 4.45% during 1997, which partially offset the positive effects of loan growth. Information on average balances, yields and rates for the past three years can be found in Table 1. Table 2 shows the changes from 1997 in tax equivalent net interest income by category due to changes in rate and volume.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Table 1 - Three Year Average Balance Sheets
--------------------------------------------------------------------------------
The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. For purposes of the table and the following discussion, (i) income from interest-earning assets and net interest income is presented on a fully-taxable equivalent basis primarily by adjusting income and yields earned on tax-exempt interest received on loans to qualifying borrowers and on certain of the Company's equity securities to make them equivalent to income and yields earned on fully-taxable investments, assuming a federal income tax rate of 35%, and (ii) unpaid interest on nonaccrual loans has not been included for purposes of determining interest income. Information is based on average daily balances during the indicated periods.

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                           1998                             1997                              1996
------------------------------------------------------------------------------------------------------------------------------------
                                    AVERAGE                 YIELD/      Average              Yield/    Average                Yield/
(Dollars in Thousands)              BALANCE      INTEREST    RATE       Balance   Interest    Rate     Balance     Interest    Rate
------------------------------------------------------------------------------------------------------------------------------------

Loans and leases (1)              $7,078,368   $  599,127    8.45%   $5,923,445   $522,367    8.82%   $4,692,204   $418,465    8.92%
Securities available for sale(2)   1,768,727      110,735    6.26     1,785,962    117,897    6.60     1,359,525     86,640    6.37
Federal funds sold and other
  short-term investments              86,942        4,970    5.72        67,584      3,293    4.87       120,184      6,280    5.23
                                  ----------   ----------            ----------   --------            ----------    -------
  Total earning assets             8,934,037      714,832    8.02     7,776,991    643,557    8.28     6,171,913    511,385    8.29
                                               ----------                         --------                          -------
Nonearning assets                    861,883                            662,654                          446,779
                                  ----------                         ----------                       ----------
  Total assets                    $9,795,920                         $8,439,645                       $6,618,692
                                  ==========                         ==========                       ==========

Interest-bearing deposits:
  Regular savings and
  money market accounts            2,643,047       65,760    2.49    $2,450,692     62,283    2.54    $2,158,226     55,539    2.57
  Certificates of deposit          2,889,790      158,713    5.49     2,705,971    148,205    5.48     2,247,634    124,849    5.56
  Brokered deposits                  283,499       16,534    5.83       155,281      9,324    6.00        64,389     93,689    5.73
                                  ----------   ----------            ----------   --------            ----------   --------
  Total interest-bearing
  deposits                         5,816,336      241,007    4.14     5,311,944    219,812    4.14     4,470,249    184,077    4.12
Borrowed funds                     1,966,309      106,520    5.42     1,407,391     77,463    5.50       865,581     46,105    5.33
                                  ----------   ----------            ----------   --------            ----------   --------
  Total interest-bearing
  liabilities                      7,782,645      347,527    4.47     6,719,335    297,275    4.42     5,335,830    230,182    4.31
                                  ----------   ----------             ---------   --------            ----------    -------
Demand deposit accounts            1,063,599                            826,943                          624,577
Other liabilities (2)                120,229                            111,299                           59,270
Securities of subsidiary trust       100,000                             87,488                               --
Shareholders' equity (2)             729,447                            694,580                          599,015
                                  ----------                          ---------                       ----------
  Total liabilities and
  shareholders' equity            $9,795,920                         $8,439,645                       $6,618,692
                                  ==========                         ==========                       ==========

Net earning assets                $1,151,392                         $1,057,656                       $  836,083
                                  ==========                         ==========                       ==========

Net interest income
  (fully-taxable equivalent)                      367,305                          346,282                          281,203
Less: fully-taxable
  equivalent adjustments                           (1,876)                          (1,806)                          (1,908)
                                                 --------                         --------                         --------
Net interest income                              $365,429                         $344,476                         $279,295
                                                 ========                         ========                         ========
Net interest rate spread
  (fully-taxable equivalent)                                 3.55%                            3.86%                            3.98%
                                                             ====                             ====                             ====
Net interest margin
  (fully-taxable equivalent)                                 4.11%                            4.45%                            4.56%
                                                             ====                             ====                             ====

------------------------------------------------------------------------------------------------------------------------------------


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

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Table 2 - Changes in Net Interest Income
--------------------------------------------------------------------------------
The following table presents certain information on a fully-taxable equivalent basis regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (1) changes in rate (change in rate multiplied by old volume),
(2) changes in volume (change in volume multiplied by old rate) and (3) changes in rate/volume (change in rate multiplied by change in volume).

----------------------------------------------------------------------------------------------------------------------------
                                        Year Ended December 31, 1998 vs 1997           Year Ended December 31, 1997 vs 1996
                                               Increase (Decrease) Due To                   Increase (Decrease) Due To
----------------------------------------------------------------------------------------------------------------------------
                                                               Rate/                             Rate/
(Dollars in Thousands)                  Rate       Volume     Volume    Total          Rate     Volume     Volume      Total
----------------------------------------------------------------------------------------------------------------------------

Interest-earning assets:
    Loans and leases (1)              $(21,917)  $101,864   $(3,187)  $76,760        $(4,677)  $109,806   $(1,227)  $103,902
    Securities available for sale       (6,072)    (1,138)       48    (7,162)         3,107     27,176       974     31,257
    Federal funds sold and other
      short-term investments               574        943       160     1,677           (424)    (2,749)      186     (2,987)
                                      --------   --------   -------   -------        -------   --------   -------   --------
Total earning assets                   (27,415)   101,669    (2,979)   71,275         (1,994)   134,233       (67)   132,172
                                      --------   --------   -------   -------        -------   --------   -------   --------
Interest-bearing liabilities:
    Deposits:
      Regular savings and money
          market access accounts        (1,225)     4,886      (183)    3,478           (689)     7,526       (93)     6,744
      Certificates of deposit              271     10,073       165    10,509         (1,798)    25,484      (330)    23,356
      Brokered deposits                   (264)     7,693      (220)    7,209            174      5,208       253      5,635
                                      --------   --------   -------   -------        -------   --------   -------   --------
    Total interest-bearing deposits     (1,218)    22,652      (238)   21,196         (2,313)    38,218      (170)    35,735
    Borrowed funds                      (1,126)    30,740      (558)   29,056          1,537     28,859       962     31,358
                                      --------   --------   -------   -------        -------   --------   -------   --------
Total interest-bearing liabilities      (2,344)    53,392      (796)   50,252           (776)    67,077       792     67,093
                                      --------   --------   -------   -------        -------   --------   -------   --------

Net interest income                   $(25,071)  $ 48,277   $(2,183)  $21,023        $(1,218)  $ 67,156   $  (859)  $ 65,079
                                      ========   ========   =======   =======        =======   ========   =======   ========
----------------------------------------------------------------------------------------------------------------------------


(1) Loans and leases include portfolio loans and loans held for sale and nonperforming loans.


Provision and Allowance for Loan and Lease Losses

The Company recorded a provision for loan and lease losses in 1998 of $13.4 million, as compared to a $4.5 million provision in 1997. The provision for loan losses was increased in 1998 in light of significant loan growth in commercial and consumer loans, a $5.8 million increase in net charge-offs from 1997 to 1998, and the Company's estimate of future potential losses.

     The allowance for loan and lease losses represented 1.42% of portfolio loans outstanding at December 31, 1998, as compared to 1.38% at December 31, 1997. The improved coverage resulted primarily from a decrease in the amount of the net loan portfolio, due primarily to a lower level of residential real estate loans in portfolio. The ratio of the allowance to nonperforming loans at December 31, 1998 was 166%, as compared to 152% at December 31, 1997. Management believes that improvement in this coverage ratio is consistent with the change in composition of the loan portfolio.

     The allowance for loan and leases losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans and leases deemed uncollectable. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment and is determined based on management's ongoing evaluation. The ongoing evaluation process includes a formal analysis of the allowance each quarter, which considers, among other procedures, the character and size of the loan portfolio, monitoring trends in nonperforming loans, delinquent loans and net charge-offs, as well as new loan originations and other asset quality factors. The Company evaluates the commercial real estate and commercial business loan portfolio by using a loan by loan analysis of a significant portion of "classified" loans and calculating a reserve requirement on these loans. Based on these results, factors are applied to the remaining portfolio to calculate a range of possible loan losses. For the residential real estate and consumer loan portfolios, the range of reserves is calculated by applying historical charge-off and recovery experience to the current outstanding balance in each type of loan category, with consideration given to loan growth over the preceding twelve months. Although management utilizes its judgment in providing for possible losses, for the reasons discussed under "Asset Quality - Nonperforming Assets," there can be no assurance that the Company will not have to change its level of provision for loan losses in subsequent periods.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table 3 - Five Year Table of Activity in the Allowance for Loan and Lease
Losses
--------------------------------------------------------------------------------
The following sets forth information concerning the activity in the Company's allowance for loan and lease losses during the periods indicated.
--------------------------------------------------------------------------------

                                                                        Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                 1998          1997          1996          1995          1994
----------------------------------------------------------------------------------------------------------------------

Average loans and leases outstanding                $7,078,368    $5,923,445    $4,692,204    $3,986,530    $3,661,200
                                                    ==========    ==========    ==========    ==========    ==========
Allowance at the beginning of period                $   89,983    $   87,820    $   80,818    $   82,615    $   88,465

Additions due to purchase acquisitions                      --         7,361        11,365         2,457            --
Charge-offs:
    Real estate loans                                    8,324         3,950        13,671        15,543        15,080
    Commercial business loans and  leases                4,303         6,632         4,353         3,234         6,281
    Consumer loans and leases                           11,925        10,063         4,906         3,673         3,278
                                                    ----------    ----------    ----------    ----------    ----------
      Total loans charged off                           24,552        20,645        22,930        22,450        24,639
                                                    ----------    ----------    ----------    ----------    ----------
Recoveries:
    Real estate loans                                    4,543         5,601        10,430         6,397         6,773
    Commercial business loans and leases                 2,213         3,373         1,856         2,673         3,925
    Consumer loans and leases                            2,295         1,925         1,096         1,082         1,095
                                                    ----------    ----------    ----------    ----------    ----------
      Total loans recovered                              9,051        10,899        13,382        10,152        11,793
                                                    ----------    ----------    ----------    ----------    ----------
      Net charge-offs                                   15,501         9,746         9,548        12,298        12,846
Provision for loan and lease losses                     13,423         4,548         5,185         8,044         6,996
                                                    ----------    ----------    ----------    ----------    ----------
Allowance at the end of the period                  $   87,905    $   89,983    $   87,820    $   80,818    $   82,615
                                                    ==========    ==========    ==========    ==========    ==========

Ratio of net charge-offs to average loans
    and leases outstanding                                0.22%         0.16%         0.20%         0.31%         0.35%
Ratio of allowance to total portfolio loans
    and leases at end of period                           1.42          1.38          1.67          1.97          2.16
Ratio of allowance to nonperforming
    loans at end of period                              165.85        152.38        186.50        156.35        126.33
----------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Table 4 - Allocation of the Allowance for Loan and Lease Losses - Five Year Schedule
--------------------------------------------------------------------------------
The allowance for loan and lease losses is available for offsetting credit losses in connection with any loan, but is internally allocated to various loan categories as part of the Company's process for evaluating the adequacy of the allowance for loan and lease losses. The following table sets forth information concerning the allocation of the Company's allowance for loan and lease losses by loan categories at the dates indicated.

                                                                            December 31,
 ----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)         1998                1997                  1996                  1995                  1994
 ----------------------------------------------------------------------------------------------------------------------------------
                                    PERCENT
                                   OF LOANS             Percent               Percent               Percent               Percent
                                   IN EACH              of Loans              of Loans              of Loans              of Loans
                                   CATEGORY             in each               in each               in each               in each
                                   TO LOANS           Category to           Category to           Category to           Category to
                         AMOUNT     TOTAL    Amount   Total Loans   Amount  Total Loans   Amount  Total Loans   Amount  Total Loans
-----------------------------------------------------------------------------------------------------------------------------------

Real estate loans       $45,024    55.63%   $51,553     61.94%     $50,450     62.49%    $49,416     62.59%    $50,543     64.58%
Commercial business
    loans and leases     24,190    13.70     16,322     12.06       18,304     12.34      12,632     13.27      11,062     11.89
Consumer loans
    and leases           18,691    30.67     14,866     26.00       12,809     25.17      11,795     24.14      12,163     23.53
Unallocated allowance
    at end of period         --       --      7,242        --        6,257        --       6,975        --       8,847        --
                        -------   ------    -------    ------      -------    ------     -------    ------     -------    ------

                        $87,905   100.00%   $89,983    100.00%     $87,820    100.00%    $80,818    100.00%    $82,615    100.00%
                        =======   ======    =======    ======      =======    ======     =======    ======     =======    ======

-----------------------------------------------------------------------------------------------------------------------------------

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


The unallocated component in the prior table relates to reserves acquired in connection with the acquisition of CFX. These reserves were allocated during 1998 in accordance with the Company's analysis of the CFX loan portfolios. Otherwise, the Company's methods and assumptions in determining the adequacy of the allowance for loan losses has not changed significantly from prior years. Review of specific loans, loan growth, charge-off history and regional and national economic conditions and trends remain the primary determinants of the adequacy of the allowance for loan and lease losses. Loan terms and portfolio concentrations have not changed significantly during 1998, although mortgage loans decreased from 40% to 33% of the loan portfolio at December 31, 1997 and 1998, respectively. At December 31, 1998, non-performing loans as a percent of total loans was 0.87%, as compared to 0.91% at December 31, 1997. At December 31, 1998, the Company's allowance as a percentage of non-performing loans was 166% and has averaged 157% over the past five years (based on year end data). At December 31, 1998, the Company's allowance was 5.7 times the 1998 net charge-offs and has averaged 7.4 times net charge-offs over the past five years (based on year end data.) This decline is due primarily to a reduced level of recoveries related to loans charged off in the early 1990s.

Noninterest Income

Noninterest income was $104.8 million in 1998 compared to $82.5 million in 1997. The 27% increase in 1998 resulted primarily from increases of $5.2 million in customer services income, $3.9 million in trust and investment advisory income and $11.1 million in insurance commissions.

     Customer services income of $33.5 million increased 18% from 1997 and was attributable to growth in the number of transaction accounts (30,000 new accounts were added in 1998 through internal growth) and related fees and increases in ATM income of $1.8 million.

     Mortgage banking services income of $23.1 million decreased 10% or $2.7 million during 1998. The decrease resulted from $11.1 million of impairment recognized on mortgage servicing rights due to increased loan prepayments as a result of decreases in market interest rates. This was partially offset by a $2.4 million valuation adjustment on a related interest rate floor and by increased gains on sales of loans. The Company's portfolio of residential mortgages of $3.6 billion serviced for investors decreased by $1.8 billion or 33% from December 31, 1997 to December 31, 1998 because of sales of mortgage servicing rights. Gains on the sales of mortgage servicing rights totaled $1.6 million and $2.4 million in 1998 and 1997, respectively. As a result of these sales and the impairment writedowns, capitalized mortgage servicing rights decreased from $59.7 million at December 31, 1997 to $39.3 million at December 31, 1998. See Note 7 to the Consolidated Financial Statements. Residential mortgage loan originations obtained from correspondent lenders amounted to $4.1 billion, $2.9 billion and $844.5 million in 1998, 1997, and 1996, respectively, or 74%, 82% and 66% of total residential mortgage loan originations during these periods. The increased amounts of loan originations significantly contributed to the increase in residential mortgage sales income of $7.7 million in 1998. Gains from the sale of loans are dependent on market and economic conditions and, as a result, there can be no assurance that the mortgage sales income reported in prior periods will be achieved in the future.

     In January, 1999, the Company announced its intention to exit the correspondent mortgage business. The Company determined that profit margins derived from the correspondent mortgage business were not sufficient to offset the risks or to support the resources needed to service the volume generated. The Company intends to increase its emphasis on core businesses and believes that resulting income opportunities, when combined with the reduction in operating expenses associated with the correspondent mortgage lending business, will help to offset the loss of income from exiting this business in future years.

--------------------------------------------------------------------------------
Table 5 - Mortgage Banking Services Income
--------------------------------------------------------------------------------
The following table sets forth certain information relating to the Company's mortgage banking activities at the dates or for the periods ended.

--------------------------------------------------------------------------------
                                       At or for the Year Ended December 31,
(Dollars in Thousands)                 1998            1997            1996
--------------------------------------------------------------------------------
Residential mortgages
  serviced for investors           $3,598,896      $5,381,003       $4,343,659
                                   ==========      ==========       ==========
Residential mortgage
  sales income                     $   20,964      $   13,227       $    9,358
Residential mortgage
  servicing income, net                 9,135          10,160            8,298
Impairment reserve for
  mortgage servicing rights           (11,055)             --               --
Valuation adjustment -
  interest rate floor                   2,380              --               --
Gains on sale of mortgage
  servicing rights                      1,642           2,380               --
                                   ----------      ----------       ----------
Mortgage banking
  services income                  $   23,066      $   25,767       $   17,656
                                   ==========      ==========       ==========
--------------------------------------------------------------------------------


Trust and investment advisory services income of $15.7 million increased 33% during 1998 primarily due to increased assets under management. Assets under management were $3.0 billion and $2.7 billion at December 31, 1998 and 1997, respectively, an increase of 11%.

     Insurance commissions of $13.0 million and $1.9 million in 1998 and 1997, respectively, were generated through the Company's recent acquisitions of insurance agencies.

     Net securities gains amounted to $5.8 million and $2.7 million during 1998 and 1997, respectively. Gains from the sale of securities are subject to market and economic conditions and, as a result, there can be no assurance that gains reported in prior periods will be achieved in the future.

     Other noninterest income amounted to $13.6 million and $12.0 million during 1998 and 1997, respectively, and consisted primarily of miscellaneous loan fees and increases in the cash surrender value of bank owned life insurance.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


Noninterest Expense

Noninterest expense of $309.9 million in 1998 compared to $280.6 million in 1997. The $29.3 million increase was largely attributable to the increase in special charges ($16.8 million), higher data processing expenses ($5.2 million) and higher intangible amortization ($2.9 million). Excluding special charges and intangible amortization, noninterest expense increased 3.8%. The efficiency ratio improved to 57.17% during 1998 from 59.78% in 1997 reflecting the efficiencies created by the assimilation of recent acquisitions, as well as operating improvements.

    Salaries and benefits expense of $138.8 million increased 6% during 1998. This increase was due primarily to salaries and benefits related to 1997 fourth quarter acquisitions accounted for as purchases (MPN and Atlantic) as well as increased commissions on retail loan originations and back office staffing costs to support the increased loan and deposit volumes. The cost savings achieved as a result of the recent acquisitions partially offset the effect of these increases.

    Data processing expense increased 34% to $20.1 million in 1998 from $15.0 million during 1997. The increase in expense was attributable to the implementation of system upgrades to accommodate increased volumes, and to a lesser degree, expenditures for the Year 2000 initiatives. See "Impact of the Year 2000" for further discussion.

    Occupancy expenses increased 9% while equipment expense and advertising and marketing expense each decreased 8% during 1998. These expenses reflected the assimilation of recent acquisitions and a related branch divestiture.

    Amortization of goodwill and deposit premiums increased by $2.9 million or 33% during 1998 due to goodwill associated with the recent acquisitions which were accounted for as purchases. See "General - Acquisitions".

    Other noninterest expense, which is comprised primarily of general and administrative expenses, decreased $3.2 million or 6% during 1998 through cost savings realized from the assimilation of recent acquisitions.

Special Charges

Special charges consist of merger expenses of $35.4 million, $11.4 million, and $9.6 million during 1998, 1997 and 1996, respectively, and a $7.2 million charge related to exiting the lease securitization business, conducted through CFX Funding, in 1997. On an after-tax basis, special charges amounted to $24.6 million, $12.1 million and $7.8 million for the years ended 1998, 1997 and 1996, respectively.

--------------------------------------------------------------------------------
Table 6 - Special Charges
--------------------------------------------------------------------------------

The following table summarizes special charges recorded in 1998 by type, all of which were related to the acquisition of CFX, and shows the balance in the accrued liability account as of December 31, 1998.

------------------------------------------------------------------------------------------------------------------------
                                             Special           Cash         Write-                        Balance at
(In Thousands)                           Charges in 1998   Transactions     downs      Adjustments    December 31,  1998
------------------------------------------------------------------------------------------------------------------------

Termination payments to employees           $12,551         $(11,156)      $     --     $(1,363)            $   32
Data processing/systems integration           7,663          (10,624)            --       2,961                 --
Professional fees                             8,169           (8,653)            --         484                 --
Other exit costs                              3,637(1)        (1,906)            --        (600)             1,131
Property and asset write-downs               16,707               --        (15,114)     (1,593)                --
Gain on sale of branches                    (13,353)          13,242             --         111                 --
                                            -------         --------       --------     -------             ------
                                            $35,374(2)      $(19,097)      $(15,114)    $     0             $1,163
                                            =======         ========       ========     =======             ======
------------------------------------------------------------------------------------------------------------------------

(1) Primarily related to CFXFunding. (2) On an after-tax basis special charges in 1998 amounted to $24.6 million.

The termination payments made in connection with the CFX merger covered approximately 280 employees whose positions were eliminated as a result of the merger. Property and asset write-downs related to the CFX merger related mainly to real estate investments, duplicate facilities, fixed assets, and a portfolio of automobile leases. Write-downs to estimated fair value were based on independent appraisals where practical and on management estimates for the remaining assets. The write-down on the auto lease portfolio was based on expected future cash flows.

     The Company will incur additional one-time merger charges related to the acquisition of SIS, which were previously estimated by the Company to amount to approximately $18 million on an after-tax basis (inclusive of the after-tax cost of the establishment of a charitable foundation). Although the Company currently does not believe that there will be a material change in this amount, special charges will be dependent on actual expenses incurred in connection with the acquisition of SIS and as a result may be more or less than previously estimated by the Company.

Taxes

The Company's effective tax rate was 32% in 1998 compared to 35% in 1997. The decrease in 1998 was due primarily to the reorganization of certain corporate entities, increased levels of bank-owned life insurance and lower state taxes.

Comprehensive Income

The Company's comprehensive income amounted to $94.2 million and $98.2 million during 1998 and 1997, respectively. Comprehensive income differed from the Company's net income in these periods because of a $6.4 million unrealized loss on securities during 1998 and a $5.9 million unrealized gain on securities during 1997. For additional information, see the Consolidated Financial Statements.

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



COMPARISON OF 1997 AND 1996

The Company reported net income of $92.3 million for 1997, or $1.04 per diluted share, compared with the $76.0 million, or $0.92 per diluted share reported in 1996. Return on average assets and return on average equity were 1.09% and 13.27%, respectively, for 1997 compared with 1.15% and 12.69%, respectively, in 1996. Excluding the impact of special charges, net income and diluted earnings per share were $104.4 million and $1.17, respectively, for 1997 and $83.8 million and $1.01, respectively, for 1996. Return on average assets and return on average equity were 1.25 % and 15.17%, respectively, for 1997 and 1.27% and 13.99%, respectively, for 1996, excluding special charges.

     Net interest income on a fully taxable-equivalent basis totaled $346.3 million compared with $281.2 million in 1996. The 23% increase in 1997 reflected strong internal loan growth, as well as the 12 month impact of the Family acquisition and an approximately three month impact of the Atlantic acquisition in 1997. Both acquisitions were accounted for as purchases.

     The provision for loan and lease losses was $4.5 million in 1997 compared to a $5.2 million provision in 1996 as a result of favorable asset quality trends. The ratio of the allowance to nonperforming loans at December 31, 1997 was 152% compared to 187% at December 31, 1996. The allowance for loan and lease losses represented 1.38% of total loans at December 31, 1997 compared to 1.67% at December 31, 1996. The decline reflects the impact of purchase acquisitions of institutions with lower allowances as a percentage of loans and leases.

     Noninterest income was $82.5 million and $60.7 million for the years ended December 31, 1997 and 1996, respectively. Increases of $8.0 million in customer services income and $8.1 million in mortgage services income contributed to the $21.8 million or 36% increase in 1997. Customer services income of $28.3 million reflected a 39% growth from 1996. In 1997, mortgage banking income was $25.8 million, which increased $8.1 million or 46% due to a $6.2 million increase in mortgage sales income and a $1.0 million increase in residential mortgage servicing income.

     Noninterest expense was $280.6 million for 1997 compared with $219.3 million for 1996, a 28% increase. The 1997 increase was primarily attributable to the Family and Atlantic acquisitions, in addition to the expense associated with capital securities issued by a subsidiary trust and an increase in special charges related to the CFX acquisition. The efficiency ratio, which excludes special charges and dividends on the Trust Preferred Capital securities, improved from 62.28% in 1996 to 59.78% in 1997.

     Average earning assets increased $1.6 billion or 26% in 1997, mostly due to the acquisition of Family in December 1996 and Atlantic in the fourth quarter of 1997. However, the increase also reflected internal growth in loans and loans held for sale. Average interest-bearing deposits increased 19% in 1997 primarily from the aforementioned acquisitions.

FINANCIAL CONDITION

The Company's consolidated total assets increased by $434 million, or 4%, from $9.7 billion at December 31, 1997 to $10.1 billion at December 31, 1998. Shareholders' equity totaled $762 million at December 31, 1998 compared to $721 million at December 31, 1997, an increase of 6%.

     Average earning assets increased $1.2 billion or 15% in 1998 primarily as a result of increased loan originations. After adjusting for loan growth related to purchase acquisitions and required divestitures, average loans increased by 16% in 1998. In 1997, average earning assets increased 9%, excluding the impact of the acquisition of Family Bank in December 1996 and Atlantic Bank in the fourth quarter of 1997. See Table 1 for more information on loan growth. Average loans as a percentage of average earning assets was 79% in 1998 and 76% in 1997.

Investment Securities and Other Earning Assets

The average balance of the securities portfolio was $1.8 billion in both 1998 and 1997. The portfolio is comprised primarily of U.S. Treasury securities and mortgage-backed securities, most of which are seasoned 15-year federal agency securities. Other securities consist of collateralized mortgage obligations and asset-backed securities. Substantially all securities are AAA or equivalently rated.

--------------------------------------------------------------------------------
Table 7 - Maturities of Securities
--------------------------------------------------------------------------------
The following table sets forth the scheduled maturities and weighted average yields of the Company's debt securities available for sale at December 31, 1998.

                                                                 Amortized Cost Maturing in
----------------------------------------------------------------------------------------------------------------------------------
                                                      More than One       More than Five         More than
                              One Year or Less        to Five Years        to Ten Years          Ten Years               Total
(Dollars in Thousands)        Amount     Yield      Amount     Yield     Amount    Yield     Amount     Yield      Amount    Yield
----------------------------------------------------------------------------------------------------------------------------------
U.S. Government and
  federal agencies          $153,630      4.97%   $ 99,206     5.20%    $12,998    6.41%   $   54,574   5.71%   $  320,408    5.23%
Tax-exempt bonds
  and notes                   18,153      5.03       8,698     4.57         202    5.43           439   5.36        27,492    4.89
Other bonds and notes          1,276      7.46         834     7.00         819    7.32           272   6.66         3,201    7.24
Mortgage-backed
  securities                   1,158      5.71      13,743     6.59      97,760    6.44     1,605,737   6.12     1,718,398    6.14
Collateralized mortgage
  obligations                     --        --       2,735     4.66      13,213    6.59       139,653   5.96       155,601    5.99
                            --------              --------             --------            ----------           ----------
Total                       $174,217      5.00    $125,216     5.31    $124,992    6.46    $1,800,675   6.10    $2,225,100    5.99
                            ========              ========             ========            ==========           ==========
----------------------------------------------------------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


Securities available for sale are carried at fair value and had an unrealized loss of $984 thousand at December 31, 1998 as compared to an unrealized gain of $9.1 million at December 31, 1997. These unrealized gains and losses do not impact net income or regulatory capital but are recorded as adjustments to shareholders' equity, net of related deferred income taxes. Unrealized gains and losses, net of related deferred income taxes, are a component of the Company's "Comprehensive Income" contained in the Consolidated Statement of Changes in Shareholders' Equity.

Loans

Residential real estate loans (including loans held for sale) averaged $3.0 billion in 1998 compared to $2.5 billion in 1997, a 21% increase. The increase in the 1998 average balance resulted primarily from a significant increase in loans originated through correspondent lenders for resale into the secondary market. It is the Company's general practice to sell loans that conform to federal agency standards into the secondary market.

     Commercial real estate loans averaged $1.4 billion in 1998 and $1.3 billion in 1997, an 11% increase. The Company is continuing to focus on lending to small and medium size business customers within its geographic markets. These loans consist of loans secured by income-producing commercial real estate, service industry real estate, multi-family residential real estate and retail trade real estate, as well as loans for the acquisition, development and construction of such commercial real estate.

    Commercial loans and leases averaged $832 million in 1998 and $743 million in 1997, an increase of 12%. The Company also originates commercial business leases through one of its subsidiaries. These leases are direct equipment leases, primarily office equipment, and amounted to $34.9 million at December 31, 1998.

     Consumer loans and leases averaged $1.8 billion in 1998 and $1.4 billion in 1997, an increase of 27%. The growth in consumer loans was primarily in indirect auto loans and home equity loans. Mobile home loans continue to decline, reflecting the Company's strategy to emphasize other types of consumer loans. The Company has ceased originating auto lease receivables. Automobile lease receivables acquired through the CFX acquisition totaled $96.9 million at December 31, 1998 compared to $117.8 million at December 31, 1997. The Company had classified these auto lease receivables as held for sale during most of 1998, but transferred the balance to portfolio in December 1998 at the lower of cost or market value. Although the Company had negotiated with several interested parties to sell the portfolio, it was determined to be more advantageous to hold the portfolio until maturity.

--------------------------------------------------------------------------------
Table 8 - Scheduled Contractual Amortization of Loans at December 31, 1998
--------------------------------------------------------------------------------
The following table sets forth the scheduled contractual amortization of the Company's loans at December 31, 1998, as well as the amount of loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.

                                                                December 31, 1998
-------------------------------------------------------------------------------------------------------------
                                                                   Commercial
                                   Residential      Commercial      Business        Consumer
                                   Real Estate     Real Estate     Loans and       Loans and
(Dollars in Thousands)                Loans           Loans          Leases          Leases            Total
-------------------------------------------------------------------------------------------------------------
Amounts due:
    Within one year                $   75,778      $  417,767       $489,120       $  249,170      $1,231,835
    After one year through
       five years                     366,688         519,141        249,243          975,294       2,110,366
    Beyond five years               1,577,548         484,674        109,086          672,883       2,844,191
                                   ----------      ----------       --------       ----------      ----------
    Total                          $2,020,014      $1,421,582       $847,449       $1,897,347      $6,186,392
                                   ==========      ==========       ========       ==========      ==========

Interest rate terms on
 amounts due after one year:
    Fixed                          $  952,676      $  650,533       $270,073       $1,081,919      $2,955,201
    Adjustable                        991,560         353,282         88,256          566,258       1,999,356
-------------------------------------------------------------------------------------------------------------

                         Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Table 9 - Composition of Loan Portfolio
--------------------------------------------------------------------------------
The following table sets forth the composition of the Company's loan portfolio at the dates indicated.

                                                                            December 31,
--------------------------------------------------------------------------------------------------------------------------------
                                       1998                 1997                 1996                  1995                 1994
--------------------------------------------------------------------------------------------------------------------------------
                                           % OF                 % OF                % OF               % OF                % OF
(Dollars in Thousands)          AMOUNT     LOANS    AMOUNT      LOANS     AMOUNT    LOANS    AMOUNT    LOANS     AMOUNT    LOANS
--------------------------------------------------------------------------------------------------------------------------------
Residential real
     estate loans            $2,020,014     33%   $2,635,663     40%   $2,050,484    39%   $1,530,801    37%  $     1,49     39%
Commercial real
     estate loans:
  Permanent first
     mortgage loans           1,281,774     21     1,286,372     20     1,149,910    22       981,160    24      933,482     24
  Construction and
     development loans          139,808      2       118,985      2        79,864     2        57,607     1       37,794      1
                             ----------    ---    ----------    ---    ----------   ---    ----------   ---   ----------    ---
  Total                       1,421,582     23     1,405,357     22     1,229,774    24     1,038,767    25      971,276     25
                             ----------    ---    ----------    ---    ----------   ---    ----------   ---   ----------    ---
Commercial loans and
     leases                     847,449     14       786,578     12       647,737    12       544,685    14      454,583     12
Consumer loans and
     leases                   1,897,347     30     1,696,623     26     1,321,004    25       990,872    24      899,638     24
                             ----------    ---    ----------    ---    ----------   ---    ----------   ---   ----------    ---
Total loans
     receivable               6,186,392    100%    6,524,221    100%    5,248,999   100%    4,105,125   100%   3,822,639    100%
                                           ===                  ===                 ===                 ===                 ===
Allowance for loan
     and lease losses            87,905               89,983               87,820              80,818             82,615
                             ----------           ----------           ----------          ----------         ----------
Net loans receivable         $6,098,487           $6,434,238           $5,161,179          $4,024,307         $3,740,024
                             ==========           ==========           ==========          ==========         ==========
--------------------------------------------------------------------------------------------------------------------------------

ASSET QUALITY

General

The Company monitors its asset quality with lending and credit policies which require the regular review of its portfolio. The Company maintains an internal rating system which provides a mechanism to regularly monitor the credit quality of its loan portfolio.

     The Company's residential loan portfolio accounted for 33% of the total loan portfolio at December 31, 1998, down from 40% at the end of 1997. The decrease in 1998 resulted primarily from refinancings due to falling market interest rates. The Company's strategy generally is to originate fixed-rate residential loans for sale to investors in the secondary market. The Company's residential loans are generally secured by single-family homes (one-to-four units) and have a maximum loan to value ratio of 80%, unless they are protected by mortgage insurance. At December 31, 1998, 0.44% of the Company's residential loans were nonperforming, as compared to .58% at December 31, 1997.

     The Company's commercial real estate loan portfolio accounted for 23% of the total loan portfolio at December 31, 1998, compared to 22% at December 31, 1997. This portfolio consists primarily of loans secured by income-producing commercial real estate (including office and industrial buildings), service industry real estate (including hotels and health care facilities), multi-family (over four units) residential properties and food stores. It is the intention of the Company to maintain commercial real estate loans as a percentage of the overall loan portfolio at the same or lower levels in the future. At December 31, 1998, 1.34% of the Company's commercial real estate loans were nonperforming, as compared to 1.56% at December 31, 1997.

     The Company's commercial business loan portfolio accounted for 14% of the total loan portfolio at December 31, 1998, compared to 12% at December 31, 1997. Commercial business loans and leases are generally made to small to medium size businesses located within the Company's geographic market area. These loans are not concentrated in any particular industry, but reflect the broad-based economies of Maine, New Hampshire and Massachusetts. Commercial loans consist primarily of loans secured by various equipment, machinery and other corporate assets, as well as loans to provide working capital to business in the form of lines of credit. At December 31, 1998, 1.68% of the Company's commercial business loans were nonperforming, as compared to 1.70% at December 31, 1997.

     Consumer loans and leases accounted for 30% of the Company's total loan portfolio at December 31, 1998, compared to 26% at December 31, 1997. The Company has a diversified consumer loan portfolio which included $767.0 million of automobile loans and leases, $538.4 million of home equity, $182.5 million of mobile home, $138.3 million of education, and $47.0 million of boat and recreational vehicle loans. The increase over the prior year was due primarily to growth in automobile and home equity loans. The growth is consistent with the Company's strategy to provide a full range of financial services to its customers and to originate loans which are short-term and offer a higher yield than longer-term mortgage loans. At December 31, 1998, 0.57% of the Company's consumer loans were nonperforming, as compared to 0.50% at December 31, 1997.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


Nonperforming Assets

Nonperforming assets consist of nonperforming loans (which do not include accruing loans 90 days or more overdue) and other real estate owned and repossessed assets. Total nonperforming assets as a percentage of total assets decreased to .63% at December 31, 1998 compared to .72% at December 31, 1997. In addition, total nonperforming assets as a percentage of total loans and other nonperforming assets was 1.02% and 1.06% at December 31, 1998 and 1997, respectively. See Table 11 for a summary of nonperforming assets for the last five years.

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

     It is the policy of the Company to generally place all commercial real estate loans and commercial business loans and leases which are 90 days or more past due, unless secured by sufficient cash or other assets immediately convertible to cash, on nonaccrual status. Residential real estate loans and consumer loans and leases are placed on nonaccrual status generally when in management's judgment the collectability of interest and/or principal is doubtful. At December 31, 1998, the Company had $21.6 million of accruing loans which were 90 days or more delinquent, as compared to $8.4 million of such loans at December 31, 1997. The increase at year end 1998 was primarily attributable to an increase in residential real estate loans over 90 days delinquent, which the Company believes are well secured and in the process of collection. Customer service and collection issues caused by converting to a new residential loan servicing system in October 1998 were the primary cause of the increase. The Company has been working with customers to resolve the service and collection matters, and believes the increase is not indicative of a trend.

     It is also the policy of the Company to place on nonaccrual and therefore nonperforming status loans currently less than 90 days past due or performing in accordance with their terms but which in management's judgment are likely to present future principal and/or interest repayment problems and which thus ultimately would be classified as nonperforming.

Net Charge-offs

Net charge-offs were $15.5 million during 1998, as compared to $9.7 million in 1997. Net charge-offs in 1998 represented .22% of average loans and leases outstanding, as compared to .16% in 1997. Increased charge-offs in 1998 compared to 1997 were primarily due to real estate loans which benefited from net recoveries of $1.7 million in 1997 while 1998 had net charge-offs of $3.8 million. Net recoveries on real estate loans in 1997 related primarily to commercial real estate loans.

--------------------------------------------------------------------------------
Table 10 - Net Charge-offs as a Percent of Average Loans Outstanding
--------------------------------------------------------------------------------
The following table sets forth net charge-offs (recoveries) to average loans outstanding by type of loan during the periods indicated.

--------------------------------------------------------------------------------
                                             1998          1997
--------------------------------------------------------------------------------

Real estate loans                            0.09%        (0.40)%
Commercial business loans and leases         0.25          0.44
Consumer loans and leases                    0.52          0.56
Total                                        0.22          0.16
--------------------------------------------------------------------------------

See Table 3 for the more information concerning charge-offs and recoveries during each of the past five years.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table 11 - Five Year Schedule of Nonperforming Assets
--------------------------------------------------------------------------------
The following table sets forth information regarding nonperforming assets at the dates indicated:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                             December 31,
--------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                             1998           1997           1996           1995           1994
--------------------------------------------------------------------------------------------------------------------
Residential real estate loans:
    Nonaccrual loans                             $ 8,901        $15,323        $10,811        $12,634        $13,435
    Troubled debt restructurings                      --             --             --             --             --
                                                 -------        -------        -------        -------        -------
      Total                                        8,901         15,323         10,811         12,634         13,435
                                                 -------        -------        -------        -------        -------

Commercial real estate loans:
    Nonaccrual loans                              19,110         19,582         17,174         19,746         26,978
    Troubled debt restructurings                       6          2,304          3,476          4,546          9,316
                                                 -------        -------        -------        -------        -------
      Total                                       19,116         21,886         20,650         24,292         36,294
                                                 -------        -------        -------        -------        -------

Commercial business loans and leases:
    Nonaccrual loans                              14,186         13,255          9,650          8,866          9,082
    Troubled debt restructurings                      59            114            579          1,859          2,684
                                                 -------        -------        -------        -------        -------
      Total                                       14,245         13,369         10,229         10,725         11,766
                                                 -------        -------        -------        -------        -------

Consumer loans:
    Nonaccrual loans                              10,742          8,473          5,398          4,040          3,903
    Troubled debt restructurings                      --             --             --             --             --
                                                 -------        -------        -------        -------        -------
      Total                                       10,742          8,473          5,398          4,040          3,903
                                                 -------        -------        -------        -------        -------

Total nonperforming loans:
    Nonaccrual loans                              52,939         56,633         43,033         45,286         53,398
    Troubled debt restructurings                      65          2,418          4,055          6,405         12,000
                                                 -------        -------        -------        -------        -------
      Total                                       53,004         59,051         47,088         51,691         65,398
                                                 -------        -------        -------        -------        -------

Other nonperforming assets:
    Other real estate owned,
      net of related reserves                      6,717          7,158         13,071         14,150         18,503
    In-substance foreclosures,
      net of related reserves                         --             --             --             --          3,391
    Repossessions, net of related reserves         3,624          3,218          2,107          1,553          2,003
                                                 -------        -------        -------        -------        -------
      Total                                       10,341         10,376         15,178         15,703         23,897
                                                 -------        -------        -------        -------        -------

Total nonperforming assets                       $63,345        $69,427        $62,266        $67,394        $89,295
                                                 =======        =======        =======        =======        =======
Accruing loans 90 days overdue                   $21,574        $ 8,355        $ 8,038        $ 4,412        $ 6,354
                                                 =======        =======        =======        =======        =======
Total nonperforming loans
    as a percentage of total loans                  0.86%          0.91%          0.90%          1.26%          1.71%
Total nonperforming assets
    as a percentage of total assets                 0.63           0.72           0.80           1.09           1.57
Total nonperforming assets
    as a percentage of total loans
    and other nonperforming assets                  1.02           1.06           1.18           1.64           2.32
--------------------------------------------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Deposits

Average interest-bearing deposits increased 9% during 1998 to $5.8 billion. Average retail certificates of deposit increased $184 million during 1998 to $2.9 billion. The average rate paid on certificates of deposit in 1998 of 5.49% was comparable to the 1997 rate of 5.48%. See Table 13 for the scheduled maturities of certificates of deposits of $100,000 or more. As part of its overall funding strategy, the Company uses deposits obtained through investment banking firms which obtain funds from their customers for deposit with the Company ("brokered deposits"). These brokered deposits (which include short term certificates of deposit and money market accounts) averaged $283 million and $155 million in 1998 and 1997, respectively. The average rate paid on brokered deposits was 5.83% in 1998 compared to 6.00% in 1997. Other interest-bearing deposits (savings, NOW and money market accounts) averaged $2.6 billion and $2.5 billion in 1998 and 1997, respectively. The average rate paid on these deposits declined from 2.54% in 1997 to 2.49% in 1998.
    Demand deposit accounts averaged $1.1 billion and $827 million in 1998 and 1997, respectively, an increase of $236.7 million. Excluding the impact of acquisitions, average demand deposit accounts increased $213.3 million in 1998 or 26%. The increase in demand deposits is consistent with the Company's increased marketing of these lower-cost accounts.

--------------------------------------------------------------------------------
Table 12 - Change in Deposit Balances by Category of Deposits
--------------------------------------------------------------------------------
The following table presents the changes in the balances of deposits outstanding at the dates indicated:

-------------------------------------------------------------------------------------------------------------------
                                                  Year Ended December 31,                      1998-1997 Change
(Dollars in Thousands)                    1998             1997             1996            Amount          Percent
-------------------------------------------------------------------------------------------------------------------
Demand deposits                        $1,122,812       $  969,567       $  798,559       $ 153,245          15.8%
Money market access/NOW accounts        1,702,394        1,522,252        1,390,714         180,142          11.8
Regular savings                         1,009,051        1,084,158        1,059,751         (75,107)         (6.9)
Certificates of deposit                 2,889,418        2,921,452        2,617,446         (32,034)         (1.1)
Brokered deposits                         257,570          249,990           69,960           7,580           3.0
                                       ----------       ----------       ----------       ---------
    Total deposits                     $6,981,245       $6,747,419       $5,936,430       $ 233,826           3.5
                                       ==========       ==========       ==========       =========
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table 13 - Maturity of Certificates of Deposit of $100,000 or more at December 31, 1998
--------------------------------------------------------------------------------
The following table sets forth the scheduled maturity of certificates of deposit of $100,000 or more at December 31, 1998.
--------------------------------------------------------------------------------
(Dollars in Thousands)              Balance            Percent
--------------------------------------------------------------
3 months or less                    $203,786            35.46%
Over 3 to 6 months                   155,302            27.03
Over 6 to 12 months                  123,167            21.44
More than 12 months                   92,344            16.07
                                    --------           ------
                                    $574,599           100.00%
                                    ========           ======
--------------------------------------------------------------

Other Funding Sources

Average borrowed funds for 1998 were $2.0 billion, compared with $1.4 billion in 1997. The Company's primary source of funds, other than deposits, are securities sold under repurchase agreements and advances from the Federal Home Loan Bank of Boston ("FHLB"). FHLB borrowings increased because growth in earning assets, particularly loans held for sale, exceeded growth in deposits. FHLB collateral consists primarily of first mortgage loans secured by 1-4 family properties, certain unencumbered securities and other qualified assets. At December 31, 1998, FHLB borrowings amounted to $1.7 billion. The Company's estimated additional borrowing capacity with the FHLB at December 31, 1998 was $1.3 billion.
    At December 31, 1998 and 1997, securities sold under repurchase agreements amounted to $444.8 million and $453.7 million, respectively, and were collateralized by mortgage backed securities and U.S. Government obligations.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

ASSET LIABILITY MANAGEMENT

The goal of asset-liability management is the prudent control of market risk, liquidity and capital. Asset-Liability management is governed by policies reviewed and approved annually by the Company's Board of Directors (the Board) and monitored periodically by a committee of the Board. The Board delegates responsibility for asset-liability management to the corporate Liquidity and Funds Management Committee (LFMC), which is comprised of members of senior management, sets strategic directives that guide the day-to-day asset-liability management activities of the Company. The LFMC also reviews and approves all major risk, liquidity and capital management programs.

Market Risk

Market Risk is the sensitivity of income to changes in interest rates, foreign exchange rates, commodity prices, and other market-driven rates or prices. The Company has no trading operations and is only exposed to non-trading market risk.
    Interest-rate risk, including mortgage prepayment risk, is by far the most significant non-credit risk to which the Company is exposed. Interest-rate risk is the sensitivity of income to changes in interest rates. Changes in interest rates, as well as fluctuations in the level and duration of assets affect net interest income, the Company's primary source of revenue. This risk arises directly from the Company's core banking activities - lending, deposit gathering, and loan servicing. In addition to directly impacting net interest income, changes in the level of interest rates can also affect, (i) the amount of loans originated and sold by the institution, (ii) the ability of borrowers to repay adjustable or variable rate loans, (iii) the average maturity of loans and (iv) the value of the company's investment securities and mortgage loans and the resultant ability to realize gains on the sale of such assets.
    The primary objective of interest-rate risk management is to control the Company's exposure to interest-rate risk both within limits approved by the Board of Directors and guidelines established by the LFMC. These limits and guidelines reflect the Company's tolerance for interest-rate risk over both short-term and long-term horizons. The Company controls interest-rate risk by identifying, quantifying and, where appropriate, hedging its exposure.
    The Company quantifies and measures interest-rate exposures using a model to dynamically simulate net-interest income under various interest rate scenarios over 12 months. Simulated scenarios include deliberately extreme interest rate "shocks" and more gradual interest rate "ramps". Key assumptions in these simulation analyses relate to behavior of interest rates and spreads, the growth or shrinkage of product balances and the behavior of the Company's deposit and loan customers. The most material assumption relates to the prepayment of mortgage assets (including mortgage loans, securities, and mortgage servicing rights). The risk of prepayment tends to increase when interest rates fall. Since future prepayment behavior of loan customers is uncertain, the resultant interest rate sensitivity of loan assets cannot be determined exactly. Complicating management's efforts to measure interest rate risk is the uncertainty of the maturity, repricing and/or runoff of some of the Company's assets and liabilities.
    To cope with these uncertainties, management gives careful attention to its assumptions. For example, many of the Company's interest-bearing deposit products (e.g. interest checking, savings and money market deposits) have no contractual maturity and based on historical experience have only a limited sensitivity to movements in market rates. Because management believes it has some control with respect to the extent and timing of rates paid on non-maturity deposits, certain assumptions regarding rate changes are built in to the model. In the case of prepayment of mortgage assets, assumptions are derived from published dealer median prepayment estimates for comparable mortgage loans.
    The Company manages the interest-rate risk inherent in its core banking operations using on-balance sheet instruments, mainly fixed-rate portfolio securities and borrowed fund maturities. When appropriate, the Company will utilize off-balance sheet interest rate instruments such as interest-rate swaps forward-rate agreements, options, options on swaps and exchange traded futures and options. The Company owns two interest-rate floors with a combined notional amount of $20 million, expiring from 1999-2000, which were purchased to protect certain rate sensitive assets against falling interest rates. The Company has no direct or contingent liability as a result of these floors.
    The Board's limits on interest-rate risk simulation specify that if interest rates were to shift up or down 300 basis points, estimated net interest income for the subsequent 12 months should decline by less than 10%. The Company was in compliance with this limit at December 31, 1998. The following table reflects the estimated exposure of the Company's net interest income for the next 12 months assuming an immediate shift in market interest rates of 200 basis points.

---------------------------------------------------------------------
                                   200 Basis Point    200 Basis Point
                                    Rate Increase      Rate Decrease
---------------------------------------------------------------------
December 31, 1998                      $(8,416)           $(7,661)
                                       =======            ========
---------------------------------------------------------------------

    Management believes that the exposure of the Company's net interest income to gradual and/or modest changes in interest rates is relatively small. It should be emphasized, however, that the results are dependent on material assumptions such as those discussed above.
    The Company uses interest rate floors tied to the Constant Maturity Treasury ("CMT") index and U.S. Treasury debt instruments to mitigate the prepayment risk associated with mortgage servicing rights (see "Non-Interest Income" for further details). At December 31, 1998 the Company had $100 million notional amount in CMT floors and $40 million in Treasury bonds. See Note 14 to the Consolidated Financial Statements. For Mortgage Servicing Rights, the adverse impact of current movements in interest rates on expected future cash flows must be recognized immediately through an adjustment to their carrying value. If interest rates decline, estimated future fee income from mortgage servicing rights is reduced because of an expected increase in mortgage prepayments.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The following table sets forth the net exposure at the date indicated of the carrying value of mortgage servicing rights assuming an immediate shift by the indicated amount in market interest rates.

-------------------------------------------------------------------------------------------------
                              200 Basis Point   100 Basis Point  100 Basis Point  200 Basis Point
(Dollars in Thousands)         Rate Decrease     Rate Decrease   Rate Increase      Rate Increase
-------------------------------------------------------------------------------------------------
December 31, 1998
  Mortgage servicing rights       $(15,709)         $(9,818)         $ 7,855          $ 11,782
  CMT Floors                         7,600            3,400           (2,500)           (3,200)
  Treasury bonds                    14,336            6,360           (5,110)           (9,250)
                                  --------          -------          -------          --------
  Net Exposure                    $  6,227          $   (58)         $   245          $   (668)
                                  ========          =======          =======          ========
-------------------------------------------------------------------------------------------------

    The foregoing estimates of the effects of specified changes in interest rates on the Company's net interest income and the carrying value of its mortgage servicing rights are based on various assumptions, as discussed above, which approximate actual experience and which management of the Company considers to be reasonable. The effects of changes in interest rates on the Company could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.
    The most significant factors affecting market risk exposure of net interest income during 1998 were (i) the decrease in interest rates during October, 1998,
(ii) changes in the composition of mortgage assets (iii) increases in consumer savings accounts and increase in net free funds, (iv) the increase in assets and off-balance sheet interest-rate instruments to increase the hedge position for mortgage servicing rights.
    The Company's earnings are not directly and materially impacted by movements in foreign currency rate or commodity prices. Virtually all transactions are denominated in the US dollar. Movements in equity prices may have an indirect but modest impact on earnings by affecting the volume of activity of the amount of fees from investment-related businesses.

LIQUIDITY

On a parent-only basis, the Company does not have substantial commitments or debt service requirements. At December 31, 1998, such commitments consisted primarily of $105.7 million of junior subordinated debentures (including accrued interest) issued to a subsidiary, Peoples Heritage Capital Trust I, in connection with that subsidiary's issuance of 9.06% Capital Securities due 2027. See Notes 12 and 18 to the Consolidated Financial Statements. The principal sources of funds for the Company to meet parent-only obligations are dividends from its banking subsidiaries, which are subject to regulatory limitations. See
Note 13 to the Consolidated Financial Statements. Other sources of funds available to the Company on a parent-only basis include borrowings from public and private sources.
    For banking subsidiaries of the Company, liquidity represents the ability to meet both loan commitments and deposit withdrawals. Funds to meet these needs generally can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect a bank's ability to meet liquidity needs, including variations in the markets served, its asset-liability mix, its reputation and credit standing in the market and general economic conditions.
    In addition to traditional in-market deposit sources, banks have many other sources of liquidity, including proceeds from maturing securities and loans, the sale of securities, asset securitizations and other non-relationship funding sources, such as FHLB borrowings, senior or subordinated debt, commercial paper and wholesale purchased funds. Management believes that the high proportion of residential and installment consumer loans in its banks' loan portfolios also provides a significant amount of contingent liquidity through the conventional securitization programs that exist today.
    Management believes that the level of liquidity is sufficient to meet current and future funding requirements. For additional information regarding off-balance sheet risks and commitments, see Note 14 to the Consolidated Financial Statements.

CAPITAL

At December 31, 1998, shareholders' equity totaled $762 million or 7.54% of total assets, as compared to $721 million or 7.46% at December 31, 1997. The 6% increase was primarily due to the Company's net income during 1998, which more than offset $38 million of stock repurchases (1,761,040 shares) and $38 million in dividends to shareholders. In addition, the Company issued 454,864 shares in connection with purchase acquisitions.
    During 1997, the Company completed a stock repurchase of 2,245,600 shares for $36 million. In January 1997, a trust subsidiary of the Company issued $100 million of Capital Securities, as discussed above, which qualify as Tier 1 Capital. See Note 12 to the Consolidated Financial Statements.
    Capital guidelines issued by the Federal Reserve Board require the Company to maintain certain ratios. The Company's Tier 1 Capital, as defined by the Federal Reserve Board, was $735.5 million at December 31, 1998, compared to $687.4 million at December 31, 1997. The Company's regulatory capital ratios currently exceed all applicable requirements. See Note 13 to the Consolidated Financial Statements.
    The Company's banking subsidiaries also are subject to federal, and in certain cases, state regulatory capital requirements. At December 31, 1998, each of the Company's banking subsidiaries was deemed to be "well capitalized" under the regulations of the applicable federal banking agency and in compliance with applicable state regulatory capital requirements.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

IMPACT OF THE YEAR 2000

General

The Company recognizes the significant potential impact from what is generally called the "year-2000" computer problem. This problem results from a computer programming convention where the specification of year data is truncated to two digits instead of the literal four digits (i.e., the year "1998" is represented as "98" and the century indicator of "19" is only assumed or automatically added after processing is completed). As computer software programs using this programming convention encounter data with year-2000 dates, they may misinterpret the resulting "00" year representation as the year "1900" instead of "2000." Date-based calculations under these conditions could result in inaccurate results or system failures.
    The use of embedded chips in non-information processing applications has also increased the risk of year-2000 problems in automated control and production systems where date and calendar programming is involved (e.g., in automated building environment controls or automated production equipment). Year-2000 computer software or embedded chip system failures external to the Company have the potential for negative impacts if they occur "upstream" (at suppliers, service providers, fiduciary counter-parties, or funding sources) or "downstream" (at customers or other third-parties).
    As with most large financial service providers, the Company relies on a substantial number of information processing systems to deliver and manage its financial services products and the year-2000 problem presents a significant challenge. The Company relies heavily on external sources for computer software, basic infrastructure services, product-line support services, and other goods and materials. The Company also exchanges a significant volume of data with external parties, including other financial institutions, government entities, customers and business partners. The extent of the Company's reliance on external support for its business operations adds to the challenge of getting "year-2000 ready."

Solution Strategy

The Company initiated a formal Year-2000 Readiness Project in 1997. A senior management committee monitors the project and receives status reports on a periodic basis. The Board of Directors receives quarterly project status updates. A project team chaired by the Vice President of Technology and made up of a full-time project coordinator and team leaders from core support and data processing units directs the detail readiness effort. Business unit representatives are involved in assessment, testing, and implementation tasks as required. The Company is using both internal and external resources for various project tasks.
    The project plan has been segregated into five phases and closely follows the guidelines provided by the Federal Financial Institutions Examination Council (FFIEC), an inter-agency collaborative effort sponsored by the Federal Reserve Board, the Federal Deposit Insurance Corp., the Office of the Comptroller of the Currency, the Office of Thrift Supervision and the National Credit Union Administration. The project phases and description are as follows:
    Awareness Phase - the problem and project effort was initially defined and senior project sponsorship and support was obtained. The project team was formed and the overall nature of the project effort was communicated to employees and other important external parties. This phase was initiated in January 1997 and, except for the on-going customer and community awareness efforts, was completed in July 1998.
    Assessment Phase - an inventory of system components, external relationships and funding risks was conducted across the Company. This included identifying all internally managed and controlled hardware, software, networks, unique processing platforms and external customer and vendor data processing interdependencies. Various non-information processing systems, such as physical security, elevator, and HVAC/building operations, were also included in the inventory.
    Each system component was rated on its importance to the enterprise and its year-2000 compliance status. This assessment was used as a guide for repair or replacement priority and resource assignments. Systems and servicers were rated as "critical," "important" or "non-critical." A "critical" system, if not operational for 0-48 hours, would materially risk customer service delivery, assets or prestige of a primary business line; an "important" system, if not operational for 2 to 10 days, would present a similar risk. The Company identified nearly 100 internally controlled or managed systems or system categories as "critical." Approximately 30 external services or data interfaces are listed as "critical." Assessments of non-information processing systems indicated they were a low risk to the Company.
    During this phase, a plan to identify material customers (as funds takers, funds providers or capital market/asset management counterparties), assess their Year-2000 readiness, evaluate the risks to the Company and develop appropriate risk management strategies was formulated. The assessment phase for Company systems and external suppliers and servicers was concluded in August 1998.
    Renovation Phase - a solution strategy was determined and planned for each system at risk and the strategies were executed. This included re-coding, hardware and software replacement or upgrade and other associated changes. For systems and services supplied by external parties, the Company obtained from vendors their year-2000 readiness certifications and statements or monitored the vendor's progress in renovation, internal testing and availability of certified systems or upgrades. The review of current service contracts for year-2000 implications were also included in this phase.
    The Company relies on vendors for over 90% of its software systems and components, including the core mainframe-based software. The remaining approximately ten percent of software is mainframe-based customized product or in-house developed micro-computer database applications. The renovation phase commenced in October 1997. Software upgrades, custom code remediation, current functionality testing and re-installation into the production environment was completed in January 1999 for all of the critical rated mainframe-based software systems. Vendor upgrades have been received for all critical rated networked and stand-alone micro-computer systems and approximately 90% have been installed into the production environment as of December 1998. The remaining critical upgrades will be installed into the production environment by April 1999 while the important rated upgrades will be installed into production by June 1999. Any required renovations or replacements for non-information processing systems are expected to be completed by June 1999.
    Validation Phase - this phase includes developing and executing test scripts in specific testing environments where system dates can be set ahead and documenting the results. The validation plans closely follow

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

regulatory guidance dictating the independent testing of critical systems in test centers even when vendor certifications are available. Testing designs include unit, integrated (with internal and external systems), point-to-point and end-to-end testing as appropriate. Business unit management, project management and internal audit provide final validation of the testing process and year-2000 readiness.
    Unit and internal integrated testing of critical software was substantially completed in January 1999, with re-testing and testing with critical external systems to be completed by April 1999. Micro-computer and mainframe hardware clock testing was completed in December 1998. Validation of internal telecommunications (voice and data) hardware are expected to be completed by April 1999. The testing and validation of critical and important rated systems are expected to be completed by June 1999.
    The Company is communicating with, or otherwise monitoring, the year-2000 readiness progress of significant external providers of infrastructure services on an on-going basis; the Company does not expect to directly test with these providers. At this time, the Company is not aware of any material disruption of infrastructure services which may be likely to occur.
    Implementation Phase - once systems are validated as year-2000 ready, repairs, upgrades or replacements are installed into production if not done so already. Contingency plans and precautionary steps for various failure scenarios are developed based on an on-going risk assessment process and the Company's business recovery plan. A specific year-2000 implementation strategy (event management plan) will be developed to manage the century transition period. Contingency and event management plans are tested or validated by internal or external independent reviewers.
    This phase also includes the monitoring and evaluation of internal system changes for year-2000 risk impacts, the monitoring of material customer, vendor and counterparty risk, and the development and implementation of customer and community awareness efforts. The Company expects to complete the contingency and event management plan and validation by June 1999. In light of the foregoing, it is expected that the year-2000 event management team will be ready by December 1999 to manage the century transition period into the year 2000.

Costs

The Company does not separately track the internal costs incurred for the year 2000 project, except for the dedicated salary of the project coordinator. The vast majority of internal costs relates to the payroll cost for staff assigned to the year 2000 project team and Company personnel assigned to testing the changes resulting from the Year 2000 effort. The Company incurred approximately $1.4 million in incremental costs in 1998 for year-2000 work and currently estimates that incremental costs of the Year 2000 project will total approximately $1.7 million in 1999, for a total incremental cost of $3.1 million. The estimate of total year-2000 costs has increased $0.5 million from the Company's third quarter 1998 estimates due mainly to higher estimates for contract programming. All year-2000 costs are expensed as incurred, and are being funded out of the Company's operating cash flow.

Summary

Based on the risk assessment, remediation, testing, and monitoring efforts to date, the Company expects substantially all of its critical and important systems will operate successfully in all material respects through the century change. Therefore, the Company believes internal system failures are unlikely to adversely affect the Company's operations or financial condition, although there can be no assurances in this regard. The Company has already successfully tested with several critical external service providers and will continue in 1999 to validate and monitor the readiness of the remainder, including the Company's electric power, telecommunications and transportation service providers. At this time, the Company believes the most likely "worst case" scenario consists of temporary and localized disruptions in infrastructure services which may disrupt the Company's ability to service customers and/or the ability of external service providers to service the Company.
    The magnitude and scope of the Company's efforts to address the year-2000 problem may be revised periodically as the quality and quantity of knowledge about the project increases. It should also be noted that this description of the Company's efforts involves estimates and projections that are subject to change as work continues and such changes could be substantial. Acquisitions affected by the Company, including the recently completed acquisition of SIS, also could alter the potential effects of the Year 2000 issue on the Company's business and operations.
    Pursuant to FFIEC guidelines, the Company is required to develop commercial credit risk controls to monitor and assess Year 2000 risk. The Company set an internal goal, in conformity with industry standards, of reviewing 70% of the commercial loan balances for Year 2000 readiness. As of January 31, 1999, 74% of the goal has been achieved.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

IMPACT ON NEW ACCOUNTING STANDARDS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which sets accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This Statement, which is effective for years beginning January 1, 2000, is not expected to have a significant impact on the Company's financial condition or results of operations.

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

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31,
----------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Number of Shares and Per Share Data)                                  1998               1997
----------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                                                  $   360,271        $  424,567
Federal funds sold and other short-term investments                                          250,084            13,091
Securities available for sale, at market value                                             2,334,575         1,802,758
Securities held to maturity, market value $28,495 in 1997                                         --            28,184
Loans held for sale, market value $500,679 in 1998
    and $400,363 in 1997                                                                     500,134           398,369

Loans and leases                                                                           6,186,392         6,524,221
    Less: Allowance for loan and lease losses                                                 87,905            89,983
                                                                                         -----------        ----------
    Net loans and leases                                                                   6,098,487         6,434,238
                                                                                         -----------        ----------

Premises and equipment                                                                       108,027           114,729
Goodwill and other intangibles                                                               124,363           127,416
Mortgage servicing rights                                                                     39,273            59,702
Other assets                                                                                 287,245           265,188
                                                                                         -----------        ----------
    Total assets                                                                         $10,102,459        $9,668,242
                                                                                         ===========        ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Regular savings                                                                      $ 1,009,051        $1,084,158
    Money market access and NOW accounts                                                   1,702,394         1,522,252
    Certificates of deposit (including certificates of $100
    or more of $574,599 in 1998 and $482,065 in 1997)                                      2,889,418         2,921,452
    Brokered deposits                                                                        257,570           249,990
    Demand deposits                                                                        1,122,812           969,567
                                                                                         -----------        ----------
                                                                                           6,981,245         6,747,419

Federal funds purchased and securities sold under
    repurchase agreements                                                                    444,801           568,535
Borrowings from the Federal Home Loan Bank of Boston                                       1,701,517         1,394,746
Other borrowings                                                                              20,011            18,909
Other liabilities                                                                             92,961           117,850
                                                                                         -----------        ----------
    Total liabilities                                                                      9,240,535         8,847,459
                                                                                         -----------        ----------
Company obligated, mandatorily redeemable securities of subsidiary trust
    holding solely parent junior subordinated debentures                                     100,000           100,000
Shareholders' equity:
    Preferred stock, par value $0.01;
    5,000,000 shares authorized, none issued                                                      --                --
    Common stock, par value $0.01; 200,000,000 shares authorized,
    90,391,699 issued in 1998 and 89,324,737 in 1997                                             904               893
    Paid-in capital                                                                          450,409           436,367
    Retained earnings                                                                        364,353           303,864
    Accumulated other comprehensive income:
    Net unrealized gain (loss) on securities available for sale                                 (571)            5,805
    Treasury stock at cost (2,845,731 shares in 1998 and 1,739,347 shares in 1997)           (53,171)          (26,146)
                                                                                         -----------        ----------
    Total shareholders' equity                                                               761,924           720,783
                                                                                         -----------        ----------
                                                                                         $10,102,459        $9,668,242
                                                                                         ===========        ==========
----------------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME

                                                                      Year Ended December 31,
---------------------------------------------------------------------------------------------------------
(In Thousands, Except Number of Shares and Per Share Data)    1998              1997              1996
---------------------------------------------------------------------------------------------------------

Interest and dividend income:
    Interest and fees on loans and leases                 $   597,975       $   521,509       $   417,532
    Interest and dividends on securities                      114,981           120,242            91,945
                                                          -----------       -----------       -----------
    Total interest and dividend income                        712,956           641,751           509,477
                                                          -----------       -----------       -----------

Interest expense:
    Interest on deposits                                      241,007           219,812           184,077
    Interest on borrowed funds                                106,520            77,463            46,105
                                                          -----------       -----------       -----------
    Total interest expense                                    347,527           297,275           230,182
                                                          -----------       -----------       -----------

    Net interest income                                       365,429           344,476           279,295
Provision for loan and lease losses                            13,423             4,548             5,185
                                                          -----------       -----------       -----------
    Net interest income after provision
    for loan and lease losses                                 352,006           339,928           274,110
                                                          -----------       -----------       -----------

Noninterest income:
    Customer services                                          33,524            28,304            20,305
    Mortgage banking services                                  23,066            25,767            17,656
    Trust and investment advisory services                     15,737            11,824             9,584
    Insurance commissions                                      13,006             1,899                --
    Net securities gains                                        5,817             2,697             3,287
    Other noninterest income                                   13,645            11,989             9,878
                                                          -----------       -----------       -----------
                                                              104,795            82,480            60,710
                                                          -----------       -----------       -----------

Noninterest expenses:
    Salaries and employee benefits                            138,778           131,433           107,378
    Data processing                                            20,104            14,962            12,528
    Occupancy                                                  21,969            20,143            17,452
    Equipment                                                  16,721            18,164            13,653
    Amortization of goodwill and deposit premiums              11,611             8,743             5,527
    Distributions on securities of subsidiary trust             9,060             8,351                --
    Advertising and marketing                                   8,261             8,946             6,693
    Special charges                                            35,374            18,591             9,627
    Other noninterest expenses                                 48,041            51,223            46,485
                                                          -----------       -----------       -----------
                                                              309,919           280,556           219,343
                                                          -----------       -----------       -----------

Income before income tax expense                              146,882           141,852           115,477
Applicable income tax expense                                  46,292            49,517            39,444
                                                          -----------       -----------       -----------
    Net income                                            $   100,590       $    92,335       $    76,033
                                                          ===========       ===========       ===========
Weighted average shares outstanding:
    Basic                                                  88,092,605        87,449,885        81,263,004
    Diluted                                                89,452,863        89,180,826        82,729,714

Earnings per share:
    Basic                                                 $      1.14       $      1.06       $      0.94
    Diluted                                                      1.12              1.04              0.92

---------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT                                                                 Compen-             Accumulated Other
NUMBER OF SHARES                                    Par       Paid-in     Retained     sation   Treasury    Comprehensive
AND PER SHARE DATA)                                Value      Capital     Earnings      ESOP      Stock         Income       Total
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995                    $    809    $ 368,179    $ 216,926    $(118)   $ (7,805)      $ 8,509    $ 586,500
Net Income                                             --           --       76,033       --          --            --       76,033
Unrealized gains on securities, net of
  reclassification adjustment (1)                      --           --           --       --          --        (8,946)      (8,946)
                                                                                                                           ---------
  Comprehensive Income                                                                                                       67,087
                                                                                                                           ---------
Issuance of 658,996 shares under benefit plans          6        3,286           --       --          --            --        3,292
Treasury stock issued (337,354 shares at
  an average price of $6.91)                           --           --         (134)      --       2,466            --        2,332
Treasury stock purchased and retired
  (56,000 at an average price of $18.35)               --         (609)          --       --        (419)           --       (1,028)
Purchase of 5,000,000 shares of treasury
  stock pursuant to acquisition                        --           --           --       --     (60,342)           --      (60,342)
Issuance of 10,960,670 shares
  pursuant to acquisition                              60       47,492           --       --      60,342           344      108,238
Decrease in unearned compensation - ESOP               --           --           --      118          --            --          118
Cash dividends paid                                    --           --      (29,350)      --          --            --      (29,350)
Common stock dividends declared                        10       11,412      (11,422)      --          --            --           --
                                                 --------    ---------    ---------    -----    --------       -------    ---------
Balances at December 31, 1996                         885      429,760      252,053       --      (5,758)          (93)     676,847
Net Income                                                                   92,335                                          92,335
Unrealized gains on securities,
  net of reclassification adjustment (1)               --           --           --       --          --         5,898        5,898
                                                                                                                           ---------
  Comprehensive Income                                                                                                       98,233
                                                                                                                           ---------
Issuance of 651,000 shares under benefit plans          7        4,846           --       --          --            --        4,853
Treasury stock issued (1,255,198 shares at
  an average price of $13.59)                          --           --        1,530       --      15,529            --       17,059
Treasury stock purchased (2,245,600
  shares at an average price of $15.99)                --           --           --       --     (35,917)           --      (35,917)
Cash dividends paid                                    --           --      (40,285)      --          --            --      (40,285)
Common stock dividends declared                         1        1,761       (1,769)      --          --            --           (7)
                                                 --------    ---------    ---------    -----    --------       -------    ---------
Balances at December 31, 1997                         893      436,367      303,864       --     (26,146)        5,805      720,783
Net Income                                             --           --      100,590       --          --            --      100,590
Unrealized gains on securities, net of
  reclassification adjustment (1)                      --           --           --       --          --        (6,376)      (6,376)
                                                                                                                           ---------
  Comprehensive Income                                                                                                       94,214
                                                                                                                           ---------
Cancellation of CFX treasury shares at
  acquisition (110,586 shares)                         (1)      (1,879)          --       --       1,880            --           --
Issuance of 727,038 shares under benefit plans          8        7,366           --       --          --            --        7,374
Treasury stock issued (544,071 shares at
  an average price of $12.60)                          --           --       (2,244)      --       9,098            --        6,854
Treasury stock purchased (1,761,040
  shares at an average price of $21.58)                --           --           --       --     (38,003)           --      (38,003)
Common stock issued for acquisitions                    5        8,601           --       --          --            --        8,606
Payment of fractional shares                           (1)         (46)          --       --          --            --          (47)
Cash dividends                                         --           --      (37,857)      --          --            --      (37,857)
                                                 --------    ---------    ---------    -----    --------       -------    ---------
Balances at December 31, 1998                    $    904    $ 450,409    $ 364,353    $  --    $(53,171)      $  (571)   $ 761,924
                                                 ========    =========    =========    =====    ========       =======    =========
------------------------------------------------------------------------------------------------------------------------------------

December 31,
------------------------------------------------------------------------------------------------------------------------------------
(1) Disclosure of reclassification amount:                                              1998          1997            1996
------------------------------------------------------------------------------------------------------------------------------------

Unrealized holding gains (losses) arising during the period                           $(2,595)       $7,651       $    (6,809)
Less: reclassification adjustment for gains included in net income, net of tax          3,781         1,753             2,137
                                                                                      -------        ------       -----------
Net unrealized gains (losses) on securities                                           $(6,376)       $5,898       $    (8,946)
                                                                                      =======        ======       ===========
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                    1998            1997            1996
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                            $   100,590     $    92,335     $    76,033
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan and lease losses                                                        13,423           4,548           5,185
Provision for depreciation                                                                 14,662          14,866          12,018
Amortization of goodwill and other intangibles                                             11,611           8,657           5,388
Net (increase) decrease in net deferred tax assets/liabilities                             21,916           8,837           5,742
Net (gains) losses realized from sales of securities and consumer loans                    (5,817)         (2,610)         (2,723)
Net (gains) losses realized from sales of loans held for sale                             (17,198)        (11,257)         (7,364)
Net decrease (increase) in mortgage servicing rights                                       20,429         (18,744)         (9,305)
Proceeds from sales of loans held for sale                                             (5,041,304)      3,156,388       1,204,155
Residential loans originated and purchased for sale                                     4,956,737      (3,349,645)     (1,236,280)
Net decrease (increase) in interest and dividends receivable and other assets             (36,952)        (58,782)         (7,789)
Net increase (decrease) in other liabilities                                              (23,251)        (17,346)         29,473
                                                                                      -----------     -----------     -----------
Net cash provided (used) by operating activities                                      $    14,846     $  (172,753)    $    74,533
                                                                                      -----------     -----------     -----------

---------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
Proceeds from maturities and principal repayments of investment securities                     --     $    53,328     $    89,755
Purchase of investment securities                                                              --         (37,905)        (87,253)
Proceeds from sales of securities available for sale                                      624,398         298,779         120,283
Proceeds from maturities and principal repayments of securities available for sale        813,138         735,940         694,466
Purchases of securities available for sale                                             (1,945,453)     (1,250,168)       (698,146)
Net (increase) decrease in loans and leases                                               322,328      (1,033,785)       (710,543)
Proceeds from sales of loans                                                                   --          36,358          16,356
Net additions to premises and equipment                                                   (12,846)        (13,000)        (19,903)
Payment for acquisitions, net of cash acquired                                                 --         (28,261)         54,605
                                                                                      -----------     -----------     -----------
Net cash provided (used) by investing activities                                      $  (198,435)    $(1,238,714)    $  (540,380)
                                                                                      -----------     -----------     -----------

---------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
Net increase (decrease) in deposits                                                   $   233,826     $   456,813     $   326,882
Net increase (decrease) in securities sold under repurchase agreements                     (8,888)        144,100          87,396
Proceeds from Federal Home Loan Bank of Boston borrowings                               3,083,947       1,440,445         717,498
Payments on Federal Home Loan Bank of Boston borrowings                                (2,777,176)       (825,000)       (507,147)
Proceeds from issuance of securities of subsidiary trust                                       --          98,361              --
Net increase (decrease) in other borrowings                                                 1,102          (8,228)          1,737
Issuance of stock                                                                          14,181          12,609           5,355
Purchase and retirement of treasury stock                                                 (38,003)        (35,924)        (61,370)
Cash dividends paid to shareholders                                                       (37,857)        (40,285)        (29,350)
                                                                                      -----------     -----------     -----------
Net cash provided by financing activities                                             $   471,132     $ 1,242,891     $   541,001
                                                                                      -----------     -----------     -----------

Increase (decrease) in cash and cash equivalents                                      $   287,543     $  (168,576)    $    75,154
Cash and cash equivalents at beginning of period                                          322,812         491,388         416,234
                                                                                      -----------     -----------     -----------
Cash and cash equivalents at end of period                                            $   610,355     $   322,812     $   491,388
                                                                                      ===========     ===========     ===========
---------------------------------------------------------------------------------------------------------------------------------

In conjunction with the purchase acquisitions detailed in Note 2 to the Consolidated Financial Statements, assets were acquired and liabilities were assumed as follows:
--------------------------------------------------------------------------------
                                   1998       1997       1996
--------------------------------------------------------------------------------
Fair value of assets acquired    $10,615    $21,425    $959,089
Less liabilities assumed           2,009     12,122     850,851
                                 -------    -------    --------
Net effect on capital            $ 8,606    $ 9,303    $108,238
                                 =======    =======    ========
--------------------------------------------------------------------------------
For the year ended December 31, 1998, 1997, and 1996, interest of $355,450, $290,358, and $225,491 and income taxes of $29,850, $39,305, and $28,835 were paid, respectively. During 1998, $28,184 of investment securities were transferred to securities available for sale. During 1997, $73,859 of portfolio loans were transferred to loans held for sale.
--------------------------------------------------------------------------------
See accompanying notes to Consolidated Financial Statements

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All Dollar Amounts Expressed in Thousands, Except Share Data)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Peoples Heritage Financial Group, Inc. (the "Company") and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The Company's principal business activities are retail, commercial and mortgage banking as well as trust, investment advisory and insurance brokerage services, and are conducted through the Company's direct and indirect subsidiaries located in Maine, New Hampshire and Massachusetts, consisting of Peoples Heritage Bank, Bank of New Hampshire and Family Bank, respectively (collectively, the "Banks"), as well as wholly owned subsidiaries of the Banks. The Company and its subsidiaries are subject to competition from other financial institutions and are also subject to regulation of, and periodic examination by, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Maine Bureau of Banking, the New Hampshire Bank Commissioner and the Federal Reserve Board. The following is a description of the more significant accounting policies.

Financial Statement Presentation.

The Consolidated Financial Statements include the accounts of Peoples Heritage Financial Group, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.
    Assets held in a fiduciary capacity by subsidiary trust departments are not assets of the Company and, accordingly, are not included in the Consolidated Balance Sheets.
    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan and lease losses, deferred tax assets and the valuation of mortgage servicing rights.

Cash and Cash Equivalents.

The Company is required to comply with various laws and regulations of the Federal Reserve Bank which require that the Company maintain certain amounts of cash on deposit and is restricted from investing those amounts.
    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and other short-term investments minus federal funds purchased. Generally, federal funds are sold or purchased for one-day periods.

Securities.

Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost.
    Investments not classified as "held to maturity" are classified as "available for sale." Securities available for sale consist of debt and equity securities that are available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and other similar factors. These assets are specifically identified and are carried at market value. Changes in market value, net of applicable income taxes, are reported as a separate component of shareholders' equity. When a decline in market value of a security is considered other than temporary, the loss is charged to net securities gains (losses) in the consolidated statements of income as a writedown.
    Premiums and discounts are amortized and accreted over the term of the securities on a level yield method adjusted for prepayments. Gains and losses on the sale of securities are recognized at the time of the sale using the specific identification method.

Loans.

Loans are carried at the principal amounts outstanding adjusted by partial charge-offs and net deferred loan costs or fees. Except for residential real estate and consumer loans, loans are generally placed on nonaccrual status when they are past due 90 days as to either principal or interest, or when in management's judgment the collectibility of interest or principal of the loan has been significantly impaired. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months. Loans are classified as impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and collateral value.
    Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield using the interest method over the contractual life of the related loans.
    Consumer lease financing loans are carried at the amount of minimum lease payments plus residual values, less unearned income which is amortized into interest income using the interest method.

Allowance for Loan and Lease Losses.

The allowance for loan and lease losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans and leases deemed uncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off, and reduced by charge-offs on loans and leases.
    Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment. Primary considerations in this evaluation are prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management's estimation of future potential losses. The Company evaluates the commercial loan portfolio by using a loan by loan analysis of a significant portion of "classified" loans and calculating a reserve requirement on these loans. Based on these results, loss factors are applied to the remaining portfolio to calculate a range of possible loan losses. Loss factors are calculated based on the assigned risk rating, and are regularly updated based on the Company's actual loss experience. Residential real estate and consumer loans are evaluated as a group by applying historical charge-off and recovery experience to the current outstanding balance in each loan category, with consideration given to loan growth over the preceding twelve months. Although management uses available information to establish the appropriate level of the allowance for loan and lease losses, future additions to the allowance may be necessary based on estimates that are susceptible to

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


change as a result of changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan and lease losses. Such agencies may require the Company to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Bank Owned Life Insurance.

Bank owned life insurance ("BOLI") represents life insurance on the lives of certain employees. The Company is the beneficiary of the insurance policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in other income, and are not subject to income taxes. The cash value is included in other assets.

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

Goodwill and Other Intangibles.

Goodwill is amortized on a straight-line basis over various periods not exceeding twenty years; core deposit premiums are amortized on a level-yield basis over the estimated life of the associated deposits. Goodwill and other intangible assets are reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset.

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

Derivative Financial Instruments.

The Company may purchase interest rate floors tied to the CMT index to mitigate the prepayment risk associated with mortgage servicing rights. Changes in fair value are reported as a component of mortgage banking income. The Company also utilizes Treasury options to modify its forward mortgage commitments. Changes in fair value of the options are included in the calculation of the carrying value of the loans held for sale.

Investments in Limited Partnerships.

The Company has several investments in tax advantaged limited partnerships. These investments are included in other assets and are amortized over the same period the tax benefits are expected to be received.

Pension and 401(k) Plans.

The Company and its subsidiaries have defined benefit and defined contribution pension plans which cover most full-time employees. The benefits are based on years of service and the employee's career average earnings. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
    The Company maintains Section 401(k) savings plans for substantially all employees of the Company and its subsidiaries. Under the plans, the Company makes a matching contribution of a portion of the amount contributed by each participating employee, up to a percentage of the employee's annual salary. The plans allow for supplementary profit sharing contributions by the Company, at its discretion, for the benefit of participating employees.

Stock Compensation Plans.

Statement of Financial Accounting Standards (SFAS No. 123), "Accounting for Stock-Based Compensation" encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. See Note 15 - Stock Based Compensation Plans.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


Income Taxes.

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income taxes are allocated to each entity in the consolidated group based on its share of taxable income.
    Tax credits generated from limited partnerships are reflected in earnings when realized for federal income tax purposes.

Earnings Per Share.

Earnings per share have been computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share have been calculated by dividing net income by weighted average shares outstanding before any dilution, and diluted earnings per share have been calculated by dividing net income by weighted average shares outstanding after giving effect to the potential dilution that could occur if the common stock equivalents were converted into common stock using the treasury stock method.

Segment Reporting.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information which establishes standards for reporting information about operating segments. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. This statement is effective for 1998 annual financial statements. The Company's primary business is banking, which provides over 90% of its revenues and profits. Banking services are provided within the framework of three community banks which have similar economic characteristics and provide similar products and services through similar distribution channels in similar regulatory environments. Accordingly disaggregated segment information is not presented.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


2. ACQUISITIONS

On January 1, 1999, the Company completed the acquisition of SIS Bancorp, Inc. ("SIS"). Approximately 16,255,885 shares of common stock of the Company (the "Common Stock") were issued in connection with this acquisition, which was accounted for as a pooling-of-interests. SIS had total assets of $2.0 billion and shareholders' equity of $139 million at December 31, 1998. The accompanying financial statements do not include SIS.
    During 1998, the Company completed the acquisition of three insurance agencies for an aggregate of 454,864 shares of Common Stock. These acquisitions were accounted for as purchases and, accordingly, the Company's financial statements reflect them from the date of acquisition.. The Company recorded $9.3 million of goodwill in connection with these purchases. The acquired agencies are being integrated into the Company's existing insurance agency operations.
    On April 10, 1998, the Company completed the acquisition of CFX Corporation ("CFX"). Approximately 32,796,280 shares of Common Stock were issued in connection with this transaction. At December 31, 1997, CFX had total assets of $2.9 billion and total shareholders' equity of $245.7 million. The acquisition of CFX was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.
    In the fourth quarter of 1997, the Company purchased Atlantic Bancorp ("Atlantic"), the parent company of Atlantic Bank N.A. headquartered in Portland, Maine, for $70.8 million. Atlantic had total assets of $462.9 million and total shareholders' equity of $37.7 million. The Company recorded $34.7 million of goodwill with this transaction. During the same period, the Company also acquired all of the outstanding stock of MPN Holdings "MPN", the holding company of Morse, Payson & Noyes Insurance. The transaction was effected through the exchange of MPN stock for 445,678 shares of Common Stock and resulted in $7.8 million of goodwill. Both acquisitions were accounted for as purchases and, accordingly, the Company's financial statements reflect them from the date of acquisition.
    On December 6, 1996, the Company completed the acquisition of Family Bancorp, the holding company for Family. Approximately 10,960,670 shares of Common Stock were issued in connection with this transaction, including 5,000,000 shares of treasury stock. Family had total assets of $925.8 million and total shareholders' equity of $73.3 million. This transaction was accounted for as a purchase and, accordingly, the financial statements reflect it from the date of acquisition. The Company recorded $34.2 million of goodwill in connection with this purchase.
    On April 2, 1996, the Company completed the acquisition of Bank of New Hampshire Corporation ("BNHC"), the holding company for BNH. Approximately 16,256,660 shares of Common Stock were issued in connection with this transaction. At December 31, 1995, BNHC had total consolidated assets of $977.8 million and total consolidated shareholders' equity of $84.5 million. The acquisition of BNHC was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.
    The Company incurred various merger related and restructuring charges in connection with the foregoing acquisitions (collectively, "special charges"). On a pre-tax basis special charges amounted to $35.4 million, $18.6 million and $9.6 million in 1998, 1997 and 1996, respectively. For additional information, see Note 9 - Special Charges.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
3. SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
A summary of the amortized cost and market values of securities available for sale and held to maturity follows:

--------------------------------------------------------------------------------------------------------------------------
                                                         Amortized      Gross Unrealized    Gross Unrealized      Market
AVAILABLE FOR SALE                                         Cost               Gains              Losses            Value
--------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
U. S. Government obligations and obligations
  of U.S. Government agencies and corporations          $  320,408          $    664           $    (803)       $  320,269
Tax-exempt bonds and notes                                  27,492               286                  --            27,778
Other bonds and notes                                        3,201                42                  --             3,243
Mortgage-backed securities                               1,718,398             2,964              (4,453)        1,716,909
Collateralized mortgage obligations
                                                           155,601               693                (443)          155,851
                                                        ----------          --------           ---------        ----------
    Total debt securities                                2,225,100             4,649              (5,699)        2,224,050
                                                        ----------          --------           ---------        ----------
Federal Home Loan Bank of Boston stock                     110,429                --                  --           110,429
Other equity securities                                         30                66                  --                96
                                                        ----------          --------           ---------        ----------
    Total equity securities                                110,459                66                  --           110,525
                                                        ----------          --------           ---------        ----------
      Total securities available for sale               $2,335,559          $  4,715           $  (5,699)       $2,334,575
                                                        ==========          ========           =========        ==========
--------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1997
U. S. Government obligations and obligations
  of U.S. Government agencies and corporations          $  507,134          $  1,859           $    (702)       $  508,291
Tax-exempt bonds and notes                                  19,899                46                  --            19,945
Other bonds and notes                                       82,780                15                 (33)           82,762
Mortgage-backed securities                                 814,037             6,271              (1,499)          818,809
Collateralized mortgage obligations                        257,591             1,551                (168)          258,974
                                                        ----------          --------           ---------        ----------
    Total debt securities                                1,681,441             9,742              (2,402)        1,688,781
                                                        ----------          --------           ---------        ----------
Federal Home Loan Bank of Boston stock                      88,309                 0                  --            88,309
Other equity securities                                     23,944             1,728                  (4)           25,668
                                                        ----------          --------           ---------        ----------
    Total equity securities                                112,253             1,728                  (4)          113,977
                                                        ----------          --------           ---------        ----------
    Total securities available for sale                 $1,793,694          $ 11,470           $  (2,406)       $1,802,758
                                                        ==========          ========           =========        ==========
--------------------------------------------------------------------------------------------------------------------------

HELD TO MATURITY:
DECEMBER 31, 1998                                               --                --                  --                --
                                                        ==========          ========           =========        ==========

DECEMBER 31, 1997

U.S. Government obligations and obligations
  of U.S. Government agencies and corporations          $    7,721          $     76           $      (6)       $    7,791
Tax-exempt bonds and notes                                  13,470               177                  (1)           13,646
Other bonds and notes                                          400                --                  --               400
Mortgage-backed securities                                   6,234                75                  (9)            6,300
Collateralized mortgage obligations                            359                --                  (1)              358
                                                        ----------          --------           ---------        ----------
    Total securities held to maturity                   $   28,184          $    328           $     (17)       $   28,495
                                                        ==========          ========           =========        ==========
--------------------------------------------------------------------------------------------------------------------------

The amortized cost and market values of debt securities available for sale at December 31, 1998 by contractual maturities are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 1998, the Company had $76.1 million of securities available for sale with call provisions.

--------------------------------------------------------------------------------
Available for Sale                            Amortized Cost     Market Value
--------------------------------------------------------------------------------
December 31, 1998:
Due in one year or less                          $  174,217       $  174,640
Due after one year
  through five years                                125,216          125,561
Due after five years
  through ten years                                 124,992          125,422
Due after ten years                               1,800,675        1,798,427
                                                 ----------       ----------
  Total debt securities                          $2,225,100       $2,224,050
                                                 ==========       ==========
--------------------------------------------------------------------------------
A summary of realized gains and losses on securities available for sale for 1998, 1997 and 1996 follows:
--------------------------------------------------------------------------------

                    Gross Realized       Gross Realized
                         Gains               Losses
---------------------------------------------------------

1998                     $5,837             $   20
1997                      5,244              2,634
1996                      2,281                109

---------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


4. LOANS AND LEASES

The Company's lending activities are conducted principally in Maine, New Hampshire and Massachusetts. The principal categories of loans in the Company's portfolio are residential real estate loans, which are secured by single-family (one to four units) residences; commercial real estate loans, which are secured by multi-family (five or more units) residential and commercial real estate; commercial business loans and leases; and consumer loans and leases.

A summary of loans and leases follows:
--------------------------------------------------------------------------------
                                                   December 31,
--------------------------------------------------------------------------------
                                              1998             1997
--------------------------------------------------------------------------------
Residential real estate mortgages          $2,020,014       $2,635,663
Commercial real estate mortgages:
        Commercial real estate              1,281,774        1,286,372
        Construction and development          139,808          118,985
                                           ----------       ----------
                                            1,421,582        1,405,357
                                           ----------       ----------

Commercial business loans and leases          847,449          786,578
Consumer loans and leases                   1,897,347        1,696,623
                                           ----------       ----------

Total loans and leases                     $6,186,392       $6,524,221
                                           ==========       ==========

Loans and leases include unearned income and net deferred loan costs of $9.5 million at December 31, 1998 and net deferred loan fees of $2.2 million at December 31, 1997.
--------------------------------------------------------------------------------

NONPERFORMING LOANS

The following table sets forth information regarding nonperforming loans and accruing loans 90 days or more overdue at the dates indicated:
--------------------------------------------------------------------------------
                                                          December 31,
--------------------------------------------------------------------------------
                                                       1998          1997
--------------------------------------------------------------------------------

Residential real estate mortgages:
        Nonaccrual loans                             $ 8,901       $15,323
Commercial real estate loans:
        Nonaccrual loans                              19,110        19,582
        Troubled debt restructurings                       6         2,304
                                                     -------       -------
        Total                                         19,116        21,886
Commercial business loans and leases:
        Nonaccrual loans                              14,186        13,255
        Troubled debt restructurings                      59           114
                                                     -------       -------
        Total                                         14,245        13,369
Consumer loans:
        Nonaccrual loans                              10,742         8,473

Total nonperforming loans:
        Nonaccrual loans                              52,939        56,633
        Troubled debt restructurings                      65         2,418
                                                     -------       -------
        Total                                        $53,004       $59,051
                                                     =======       =======

Accruing loans which are 90 days overdue             $21,574       $ 8,355
                                                     =======       =======

--------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


The ability and willingness of the borrowers to repay loans is generally dependent on current economic conditions and real estate values within the borrowers' geographic areas.
    Interest income that would have been recognized for 1998 if nonperforming loans at December 31, 1998 had been performing in accordance with their original terms approximated $4.9 million.
    Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and loans on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or on which payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into the consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed.
    At December 31, 1998 and 1997, total impaired loans were $36.4 million and $39.0 million, of which $20.6 million and $24.8 million had related allowances of $7.1 million and $7.0 million, respectively. During the years ended December 31, 1998 and 1997, the income recognized related to impaired loans was $3.2 million and $2.3 million respectively, and the average balance of outstanding impaired loans was $35.2 million and $36.6 million, respectively. The Company recognizes interest on impaired loans on a cash basis when the ability to collect the principal balance is not in doubt; otherwise, cash received is applied to the principal balance of loan.

5. ALLOWANCE FOR LOAN AND LEASE LOSSES

Changes in the allowance for loan and lease losses follow:

--------------------------------------------------------------------------------
                                                Year ended December 31,
--------------------------------------------------------------------------------
                                         1998            1997            1996
--------------------------------------------------------------------------------
Balance at beginning of period         $ 89,983        $ 87,820        $ 80,818
Allowance on acquired loans                  --           7,361          11,365
Provisions charged to operations         13,423           4,548           5,185
Loans and leases charged off            (24,552)        (20,645)        (22,930)
Recoveries                                9,051          10,899          13,382
                                       --------        --------        --------
Balance at end of period               $ 87,905        $ 89,983        $ 87,820
                                       ========        ========        ========
--------------------------------------------------------------------------------

6. PREMISES AND EQUIPMENT

A summary of premises and equipment follows:
--------------------------------------------------------------------------------
                                                    December 31,
----------------------------------------------------------------------
                                                1998            1997
----------------------------------------------------------------------
Land                                          $ 15,814        $ 18,960
Buildings and leasehold improvements           100,816         110,997
Furniture, fixtures and equipment              110,976         106,115
                                              --------        --------
                                               227,606         236,072
Less accumulated depreciation
    and amortization                           119,579         121,343
                                              --------        --------
                                              $108,027        $114,729
                                              ========        ========
----------------------------------------------------------------------

7. MORTGAGE SERVICING RIGHTS

An analysis of mortgage servicing rights for the years ended December 31, 1998, 1997 and 1996 follows:

-----------------------------------------------------------------------------------
                                        1998              1997              1996
-----------------------------------------------------------------------------------
Balance at January 1                 $   59,702        $   40,958        $   27,195
Mortgage servicing
    rights capitalized                   80,695            55,845            19,620
Mortgage servicing
    rights acquired
    through acquisitions                     --                --             3,700
Amortization charged
    against mortgage
    servicing fee income                (14,159)           (7,924)           (5,938)
Impairment reserve charged
    against mortgage servicing
    fee income                          (11,055)               --                --
Mortgage servicing
    rights sold                         (75,910)          (29,177)           (3,619)
                                     ----------        ----------        ----------
Balance at December 31               $   39,273        $   59,702        $   40,958
                                     ==========        ==========        ==========
Residential real estate
    loans serviced
    for investors                    $3,598,896        $5,381,003        $4,343,659
                                     ==========        ==========        ==========
-----------------------------------------------------------------------------------

The Company generally continues to service residential real estate mortgages after the loans have been sold into the secondary market. The Company pays the investor that purchased the loan a pass-through rate which is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate mortgages. The Company capitalizes mortgage servicing rights at their allocated cost, based on relative fair values upon sale of the related loans. The Company periodically sells residential mortgage servicing rights to other servicers.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


8. INCOME TAXES

The current and deferred components of income tax expense follow:

-----------------------------------------------------
                    1998          1997          1996
-----------------------------------------------------
Current
    Federal       $22,643       $35,078       $30,932
    State           1,733         2,439         1,942
Deferred
    Federal        20,792        10,993         5,607
    State           1,124         1,007           963
                  -------       -------       -------
                  $46,292       $49,517       $39,444
                  =======       =======       =======
-----------------------------------------------------

The following table reconciles the expected federal income tax expense (computed by applying the federal statutory tax rate to income before taxes) to recorded income tax expense:

-----------------------------------------------------------------------------------------------------
                                                                1998            1997            1996
-----------------------------------------------------------------------------------------------------
Computed federal tax expense                                  $ 51,408        $ 49,648        $40,417
State income tax, net of federal benefits                        1,857           2,240          1,888
Benefit of tax-exempt income                                    (1,509)         (1,245)        (1,268)
Nondeductible merger expenses                                    2,345           1,409          1,495
Amortization of goodwill and other intangibles                   2,785           2,131          1,115
Low income/rehabilitation credits                               (2,994)         (2,890)        (1,670)
Restructuring of legal entities within affiliated group         (5,069)             --             --
Increase in cash surrender value of life insurance              (1,297)           (765)          (349)
Other, net                                                      (1,234)         (1,011)        (2,184)
                                                              --------        --------        -------
Recorded income tax expense                                   $ 46,292        $ 49,517        $39,444
                                                              ========        ========        =======
-----------------------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities which are included in Other Assets and Other Liabilities, respectively, at December 31, 1998 and 1997 follow:

---------------------------------------------------------------------------------------------
                                                                        1998            1997
---------------------------------------------------------------------------------------------
Deferred tax assets:
    Allowance for loan and lease losses                               $ 32,129        $33,062
    Reserve for mobile home dealers                                      1,404          1,812
    Accrued pension expense                                              2,272          1,434
    Difference of tax and book basis of OREO                               229            623
    Interest accrued and payments received on
      non-performing loans for tax purposes                              1,408          1,444
    Unrealized depreciation on securities                                  413             --
    Investment in leasehold residual                                        --          3,266
    Alternative minimum tax credit carry forward                            --          1,079
    Compensation and employee benefits                                   3,785          2,136
    Book reserves not yet realized for tax purposes                      1,629             --
    Difference in tax and book basis of premises and equipment             581             --
    Other                                                                  665          1,939
                                                                      --------        -------
      Total gross deferred tax assets                                   44,515         46,795
                                                                      --------        -------

Deferred tax liabilities:
    Difference of tax and book basis of leases                          16,753         13,311
    Difference of tax and book basis of premises & equipment                --          1,907
    Difference of tax and book basis of partnership investments          4,381          4,296
    Difference of tax and book basis of loans                            7,453             --
    Mortgage servicing                                                  13,648          3,520
    Tax bad debt reserve                                                 7,418          7,761
    Unrealized appreciation of securities                                   --          3,054
    Other                                                                  572            207
                                                                      --------        -------
      Total gross deferred tax liabilities                              50,225         34,056
                                                                      --------        -------
Net deferred tax asset (liability)                                    $ (5,710)       $12,739
                                                                      ========        =======
---------------------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


9. SPECIAL CHARGES

Special charges include merger expenses of $35.4 million and $11.4 million in 1998 and 1997, respectively, and $7.2 million of charges related to exiting the lease securitization business (conducted through CFX Funding) in 1997.
    In 1998, the Company recorded $24.6 million after-tax merger charges related to the acquisition of CFX on April 10, 1998. Merger expenses represented reorganization and restructuring costs net of an $8.1 million after-tax gain from the sale of five CFX branches in connection with the transaction. The after-tax reorganization and restructuring costs consisted of costs relating to termination of employment contracts and severance obligations ($7.8 million), professional fees ($7.4 million), writedown of assets ($10.4 million), data processing/integration costs ($4.8 million) and charges related to CFX Funding ($2.3 million). At December 31, 1998 accrued but unpaid expenses related to the CFX merger amounted to $1.2 million, pre-tax.

10. FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
--------------------------------------------------------------------------------
The details of federal funds purchased and securities sold under repurchase agreements were as follows:
--------------------------------------------------------------------------------
                                    December 31,
------------------------------------------------------
                                 1998           1997
------------------------------------------------------
Federal funds purchased        $     --       $114,846
Securities sold under
  repurchase agreements:
  Short term                    442,100        443,784
  Long term                       2,701          9,905
                               --------       --------
                               $444,801       $568,535
                               ========       ========
------------------------------------------------------

A summary of securities sold under short term repurchase agreements follows:
--------------------------------------------------------------------------------
                                    At or for the Year Ended December 31,
---------------------------------------------------------------------------
                                     1998            1997            1996
---------------------------------------------------------------------------
Balance outstanding at
    end of period                  $444,801        $453,689        $301,432
Market value of collateral
    at end of period                482,971         497,603         381,398
Amortized cost of collateral
    at end of period                482,944         526,031         380,174
Average balance outstanding         433,621         387,607         233,591
Maximum outstanding
    at any month end during
    the period                      444,801         477,536         330,731
Average interest rate
    during the period                  4.46%           4.45%           4.62%
Average interest rate at
    end of period                      4.15%           4.91%           4.30%

----------------------------------------------------------------------------

Securities sold under repurchase agreements generally have maturities of 270 days or less and are collateralized by mortgage-backed securities and U.S. Government obligations. The long term agreement is a wholesale agreement maturing June 26, 2000 and bears interest at 6.39%.

11. BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON
--------------------------------------------------------------------------------
A summary of the borrowings from the Federal Home Loan Bank of Boston is as follows:
--------------------------------------------------------------------------------
                                       December 31, 1998
----------------------------------------------------------------
    Maturity Dates        Principal Amounts       Interest Rates
----------------------------------------------------------------
            1999               $163,352            5.85% - 8.13%
            2000                386,444            4.70% - 6.49%
            2001                925,000            4.98% - 5.80%
            2002                    120            6.97% - 6.97%
            2003                105,201            5.00% - 5.66%
       2004-2018                121,400            3.60% - 7.72%
                             ----------
                             $1,701,517
                             ==========
----------------------------------------------------------------

                                       December 31, 1997
----------------------------------------------------------------
    Maturity Dates        Principal Amounts       Interest Rates
----------------------------------------------------------------

            1998               $367,048            5.19% - 7.04%
            1999                315,207            5.02% - 6.38%
            2000                701,406            4.70% - 6.49%
            2001                  2,079            5.20% - 6.14%
            2002                  2,327            5.20% - 6.97%
            2003                  2,440            5.00% - 6.14%
       2004-2018                  4,239            3.75% - 7.72%
                             ----------
                             $1,394,746
                             ==========
----------------------------------------------------------------


Short and long-term borrowings from the Federal Home Loan Bank of Boston, which consist of both fixed and adjustable rate borrowings, are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets. The Company has the ability to prepay most of its borrowings without penalty. In addition, the Company has an existing line of credit with the Federal Home Loan Bank of Boston of $125 million, none of which was outstanding at December 31, 1998.

12. CAPITAL TRUST SECURITIES

On January 24, 1997, the Company sponsored the creation of Peoples Heritage Capital Trust I (the "Trust") a statutory business trust created under the laws of Delaware. The Company is the owner of all of the common securities of the Trust. On January 31, 1997, the Trust issued $100 million of 9.06% Capital Securities (the "Capital Securities," and with the common securities, the "Trust Securities"), the proceeds from which were used by the Trust, along with the Company's $3.1 million capital contribution for the Common Securities, to acquire $103.1 million aggregate principal amount of the Company's 9.06% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "Debentures"), which constitute the sole assets of the Trust. The Company has, through the Declaration of Trust establishing the Trust, Common Securities and Capital Securities Guarantee Agreements, the Debentures and a related Indenture, taken together fully irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Securities. Separate financial statements of the Trust are not required pursuant to Staff Accounting Bulletin 53 of the Securities and Exchange Commission.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


13. SHAREHOLDERS' EQUITY
In April 1998, the stockholders of the Company approved an increase in the authorized number of shares of Common Stock from 100,000,000 to 200,000,000, and in May 1998, the Company declared a two-for-one split for each share of Common Stock then outstanding and for all then outstanding options to purchase shares of Common Stock. All references in the Consolidated Financial Statements to the number of shares and per share amounts have been adjusted retroactively for the recapitalization and the stock split.

Regulatory Capital Requirements.

Bank regulatory agencies have established capital adequacy standards which are used extensively in their monitoring and control of the industry. These standards relate capital to level of risk by assigning different weighting to assets and certain off-balance sheet activity. The Company must maintain a minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.


--------------------------------------------------------------------------------------------------------------------------------
                                                                Actual            Capital Requirements             Excess
--------------------------------------------------------------------------------------------------------------------------------
                                                        Amount          Ratio     Amount          Ratio    Amount          Ratio
--------------------------------------------------------------------------------------------------------------------------------
As Of December 31, 1998
Total capital (to risk weighted assets)                $813,166         13.10%   $496,458         8.00%   $316,708         5.10%
Tier 1 capital (to risk weighted assets)                735,467         11.85%    248,229         4.00%    487,238         7.85%
Tier 1 leverage capital ratio (to average assets)       735,467          7.54%    389,644         4.00%    345,823         3.54%

As of December 31, 1997
Total capital (to risk weighted assets)                 762,391         12.65%    482,056         8.00%    280,335         4.65%
Tier 1 capital (to risk weighted assets)                687,421         11.41%    241,028         4.00%    446,393         7.41%
Tier 1 leverage capital ratio (to average assets)       687,421          7.51%    366,124         4.00%    321,297         3.51%
--------------------------------------------------------------------------------------------------------------------------------

At December 31, 1998 and 1997, the Company and each of its banking subsidiaries were well-capitalized and in compliance with all applicable regulatory capital requirements and had capital ratios in excess of federal and regulatory risk-based and leverage requirements.
--------------------------------------------------------------------------------


Dividend Limitations.

Dividends paid by subsidiaries are the primary source of funds available to the Company for payment of dividends to its shareholders. The Banks are subject to certain requirements imposed by state and federal banking laws and regulations. These requirements, among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by the Banks to the Company.

Stockholder Rights Plan.

In 1989, the Company's Board of Directors adopted a Stockholder
Rights Plan declaring a dividend of one preferred Stock Purchase Right for each outstanding share of Common Stock. The rights will remain attached to the Common Stock and are not exercisable except under limited circumstances relating to acquisition of, the right to acquire beneficial ownership of, or tender offer for 20% or more of the outstanding shares of Common Stock. The Rights have no voting or dividend privileges and, until they become exercisable, have no dilutive effect on the earnings of the Company. The Rights expire in ten years unless extended by the Board of Directors.

14. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER OFF-BALANCE SHEET RISKS

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans, standby letters of credit, recourse arrangements on serviced loans and forward commitments to sell loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward commitments to sell loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its forward commitments to sell loans through credit approvals, limits and monitoring procedures.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


Financial instruments with off-balance sheet risk at December 31, 1998 and
1997 follow:
--------------------------------------------------------------------------------
Contract or Notional Amount at                        December 31,
                                                 1998             1997
-------------------------------------------------------------------------
Financial instruments with notional or
  contract amounts which represent
  credit risk:
  Commitments to originate loans,
  unused lines, standby letters of
  credit and unadvanced portions
  of construction loans                       $1,685,341       $1,461,747
  Loans serviced with recourse                    24,176           32,603
  Loans sold with credit enhancements              3,294            8,713
  Leases serviced with credit enhancements         6,227           19,200
Financial instruments with notional or
  contract amounts which exceed the amount
  of credit risk:
  Forward commitments to sell loans              249,450          717,650
  Interest rate floors - notional amount         120,000           90,000
  fair value                                       3,433              881
  Treasury put options - notional amount              --           50,000
  fair value                                          --              156
  Treasury call options - notional amount             --           12,500
  fair value                                          --              371
-------------------------------------------------------------------------

Commitments to originate loans, unused lines of credit and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.
    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
    The Company has retained credit risk on certain residential mortgage loans sold with full or partial recourse and on certain residential mortgage loans whose servicing rights were acquired during 1990.
    Forward commitments to sell residential mortgage loans are contracts which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company would normally purchase loans from correspondent banks or in the open market to deliver against the contract.
    At December 31, 1998, the Company was committed to invest up to $8.7 million in real estate development limited partnerships. At December 31, 1998 and 1997 the Company had $18.8 million and $13.2 million, respectively, invested in such partnerships, which are included in other assets.

Legal Proceedings.

The Company and certain of its subsidiaries have been named as defendants in various legal proceedings arising from their normal business activities. Although the amount of any ultimate liability with respect to such proceedings cannot be determined, in the opinion of management, based upon the opinions of counsel, any such liability will not have a material effect on the consolidated financial position or results of operations or liquidity of the Company and its subsidiaries.

Lease Obligations.

The Company leases certain properties used in operations under terms of operating leases which include renewal options. Rental expense under these leases approximated $8.3 million, $6.5 million, and $5.5 million for the years ended 1998, 1997 and 1996, respectively.
    Approximate minimum lease payments over the remaining terms of the leases at December 31, 1998 follow:
--------------------------------------------------------------------------------

      1999                                       $ 7,645
      2000                                         6,907
      2001                                         6,423
      2002                                         4,555
      2003                                         3,499
      2004 and after                              19,772
                                                 -------
                                                 $48,801
                                                 =======
--------------------------------------------------------

15. STOCK BASED COMPENSATION PLANS

Profit Sharing Employee Stock Ownership Plan.

In 1989 the Company adopted a Profit Sharing Employee Stock Ownership Plan which is designed to invest primarily in Common Stock of the Company. Substantially all employees are eligible to participate in the Plan following one year of service. Employees may not make contributions to the Plan but may receive a discretionary contribution from the Company based on their pro-rata share of eligible compensation. For 1998, 1997 and 1996, the Company contributed 3%, 3% and 4% of eligible compensation, respectively. The approximate expense of this contribution for 1998, 1997 and 1996 was $2.1 million, $1.3 million and $1.5 million, respectively.

Stock Option Plans.

In 1995, the Company adopted a stock option plan for non-employee directors. The maximum number of shares which may be granted under the plan is 530,000 shares, of which 110,000 were granted in 1998 at $24.31 per share, 59,000 were granted in 1997 at $15.82 per share and 40,000 were granted in 1996 at $10.44 per

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


share. 18,500 shares had been issued upon exercise of the stock options cumulatively through December 31, 1998.
    The Company has adopted various stock option plans for key employees. These plans include a stock option plan adopted in 1996 (the "1996 Option Plan") and a stock option plan adopted in 1986 (the "1986 Option Plan"). The 1986 Option Plan, as amended, authorized the issuance of 3,340,000 shares of common stock, substantially all of which have been issued. The 1996 Option Plan, as amended, authorizes grants of options to purchase up to 6,000,000 shares of common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of the grant and expire 10 years from the date of the grant. At December 31, 1998, there were 3,798,675 additional shares available for grant under the 1996 Option Plan.
    The per share weighted-average fair value of stock options granted by the company during 1998, 1997 and 1996 was $5.78, $11.16 and $5.34 on the date of the grants using the Black Scholes option-pricing model with the following average assumptions:
--------------------------------------------------------------------------------
                             1998         1997         1996
-----------------------------------------------------------------
Expected dividend yield      2.50%        2.50%        2.50%
Risk-free interest rate      5.50%        5.82%        6.06%
Expected life                5.00 YEARS   5.00 Years   5.56 Years
Volatility                  32.87%       32.90%        34.5%
-----------------------------------------------------------------

The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no cost has been recognized for its stock options in the financial statements. Had the Company determined cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated as follows:
--------------------------------------------------------------------------------
                                   1998            1997           1996
-----------------------------------------------------------------------
Net income
    As reported                  $100,590        $92,335        $76,033
    Proforma                     $ 97,732        $89,581        $74,769
Basic earnings per share
    As reported                  $   1.14        $  1.06        $  0.94
    Proforma                     $   1.11        $  1.02        $  0.92
Diluted earnings per share
    As reported                  $   1.12        $  1.04        $  0.92
    Proforma                     $   1.09        $  1.00        $  0.90
-----------------------------------------------------------------------

Pro forma net income reflects only stock options granted since January 1, 1995. Therefore, the full impact of calculating cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because cost is reflected over the options' vesting period and cost for options granted prior to January 1, 1995 is not considered.

Stock Option Activity
----------------------------------------------------------------------
                                      Number of       Weighted Average
                                        Shares         Exercise Price
----------------------------------------------------------------------

Balance at December 31, 1996          5,252,198            $ 6.57
    Granted                           1,013,538             16.20
    Exercised                         1,374,606              4.79
    Forfeited                            65,856              9.50
                                      ---------

Balance at December 31, 1997          4,825,274              9.02

    Granted                           1,099,875             19.16
    Exercised                         1,188,174              6.57
    Forfeited                            46,470             16.57
                                      ---------

BALANCE AT DECEMBER 31, 1998          4,690,505             12.90
                                      =========
----------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The range of per share prices for outstanding and exercisable stock options at December 31, 1998 was as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                        Options Outstanding                                             Options Exercisable
------------------------------------------------------------------------------------------------------------------------------------
                                    Number          Weighted Average                                 Number
           Range of              Outstanding           Remaining         Weighted Average         Outstanding       Weighted Average
       Exercise Prices           at 12/31/98        Contractual Life      Exercise Price          at 12/31/98        Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
            up to $5.00             351,052             3.4 years             $ 2.78                 351,052             $ 2.78
         $5.01 - $10.00             911,630             5.3                     6.81                 699,488               6.70
        $10.01 - $15.00           1,422,660             7.3                    11.13               1,047,660              11.00
        $15.01 - $20.00           1,660,113             9.2                    17.75                 623,788              17.47
            Over $20.00             345,050             9.5                    23.20                 115,000              24.35
                                  ---------                                                        ---------
                                  4,690,505             7.4                    12.90               2,836,988              10.89
                                  =========                                                        =========
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock Purchase Plan.

The Company has an Employee Stock Purchase Plan covering all full-time employees with one year of service. The maximum number of shares which may be issued under the Employee Stock Purchase Plan is 1,352,000 shares. Employees have the right to authorize payroll deductions up to 10% of their salary. As of December 31, 1998, 790,289 shares had been purchased under this plan.

Restricted Stock Plan.

In 1990, the Company adopted a Restricted Stock Plan under which up to $10,000 of the annual fee payable to each non-employee Director of the Company and participating subsidiaries is payable solely in shares of Common Stock. Directors of the Company and certain participating subsidiaries who are not full-time employees of the Company or any of its subsidiaries are eligible to participate. Shares issued were 6,420, 3,840 and 6,360 in 1998, 1997 and 1996, respectively.

16. RETIREMENT AND OTHER BENEFIT PLANS PENSION PLAN.

The Company and its subsidiaries have noncontributory defined benefit plans covering most permanent, full-time employees. Benefits are based on career average earnings and length of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.
    The Company has adopted supplemental retirement plans for several key officers. These plans were designed to offset the impact of changes in the Pension Plans which reduced benefits for highly paid employees. The Company has also entered into deferred compensation agreements with certain key officers. The cost of these agreements is accrued but not funded. The Company purchased corporate-owned life insurance policies on the lives of certain retirees. The death benefits are payable to the Company and will assist in the funding of the deferred compensation liability. The Company will recover the costs of premium payments from the cash value of these policies.

Post Retirement Benefits Other Than Pensions.

The Company and its subsidiaries sponsor post-retirement benefit programs which provide medical coverage and life insurance benefits to employees and directors who meet minimum age and service requirements.
   The Company and its subsidiaries recognize costs related to post retirement benefits under the accrual method, which recognizes costs over the employee's period of active employment. The impact of adopting SFAS No. 106 is being amortized over a twenty year period beginning January 1, 1993.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
The following tables set forth the funded status and amounts recognized in the Company's Consolidated Balance Sheets at December 31, 1998 and 1997 for the pension plans and other post retirement benefit plans:

--------------------------------------------------------------------------------------------------------------
                                                         Pension Plans          Other Post Retirement Benefits
--------------------------------------------------------------------------------------------------------------
                                                      1998           1997            1998           1997
--------------------------------------------------------------------------------------------------------------

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year             $48,994        $ 46,526        $ 5,973        $ 6,049
Service cost                                          2,714           2,163             88             58
Interest cost                                         3,510           2,911            425            418
Assumption changes                                    3,654           4,591            299            247
Actuarial (gain) loss                                   (19)         (4,805)           269            599
Curtailment gain                                       (446)             --             --             --
Acquisitions                                             --             253             --           (876)
Benefits paid                                        (3,507)         (2,645)          (514)          (522)
                                                    -------        --------        -------        -------
Benefit obligation at end of year                   $54,900        $ 48,994        $ 6,540        $ 5,973
                                                    =======        ========        =======        =======

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year      $53,533        $ 48,148             --             --
Actual return on plan assets                          8,100           7,336             --             --
Employer contribution                                   213             694            513            522
Benefits paid                                        (3,508)         (2,645)          (513)          (522)
                                                    -------        --------        -------        -------
Fair value of plan assets at end of year            $58,338        $ 53,533        $    --        $    --
                                                    =======        ========        =======        =======

Funded status                                       $ 3,438        $  4,539        $(6,540)       $(5,973)
Unrecognized net actuarial (gain) loss               (5,192)         (5,247)          (276)          (844)
Unrecognized prior service cost                       1,529           1,577          1,725          1,866
Unrecognized net transition obligation               (1,700)         (2,013)         2,241          2,391
                                                    -------        --------        -------        -------
Prepaid (accrued) benefit cost                      $(1,925)       $ (1,144)       $(2,850)       $(2,560)
                                                    =======        ========        =======        =======

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate                                          6.50%           7.00%          6.50%          7.00%
Expected return on plan assets                         8.50%           8.50%            --             --
Rate of compensation increase                          4.50%           4.50%            --             --

--------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                               1998           1997           1996         1998        1997      1996
--------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                        $ 2,714        $ 2,163        $ 2,130        $ 88        $ 58      $127
Interest cost                                         3,510          2,911          2,981         425         418       417
Expected return on plan assets                       (4,418)        (3,450)        (4,321)         --          --        --
Net amortization and deferral                          (366)          (332)           896         290         258       263
Curtailment gain                                       (446)            --             --          --          --        --
                                                    -------        -------        -------        ----        ----      ----
Net periodic benefit cost                           $   994        $ 1,292        $ 1,686        $803        $734      $807
                                                    =======        =======        =======        ====        ====      ====
--------------------------------------------------------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Multi-Employer Pension Plan.

During 1996, CFX Corporation and certain subsidiaries terminated their defined benefit pension plans, and transferred plan assets to a multi-employer plan in amounts that would effectively settle the plans' accumulated benefit obligations as of January 1, 1996. As a result, CFX recognized settlement and curtailment gains totaling $877,000 in 1996. The multi-employer plan is a defined benefit pension plan that covered all former eligible employees of CFX Corporation, CFX Bank (excluding former employees of Community and Portsmouth) and Safety Fund National Bank. Pension and expense attributable to the plan for the years ended December 31, 1998, 1997 and 1996 was $377,000, $396,000 and $479,000,
respectively.

Thrift Incentive Plan.

The Company has a contributory Thrift Incentive Plan covering substantially all permanent employees after completion of one year of service. The Company matches employee contributions based on a predetermined formula and may make additional discretionary contributions. The total expense for 1998, 1997 and 1996 was $2.4 million, $2.2 million, and $1.7 million, respectively.


17. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in certain cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the Company's fair values should not be compared to those of other banks.
    Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market value of the Company. For certain assets and liabilities, the information required under SFAS No. 107 is supplemented with additional information relevant to an understanding of the fair value. Also, fair values are presented for certain assets that are not financial instruments under the definition in SFAS No. 107.
    The following describes the methods and assumptions used by the Company in estimating the fair values of financial instruments and certain non-financial instruments:
    CASH AND CASH EQUIVALENTS, INCLUDING CASH AND DUE FROM BANKS, SHORT-TERM INVESTMENTS AND FEDERAL FUNDS SOLD. For these cash and cash equivalents, which have maturities of 90 days or less, the carrying amounts reported in the balance sheet approximate fair values.
    SECURITIES AND LOANS HELD FOR SALE. Fair values are based on quoted bid market prices, where available. Where quoted market prices for an instrument are not available, fair values are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instrument being valued. Fair values are calculated based on the value of one unit without regard to premiums or discounts that might result from selling all of the Company's holdings of a particular security in one transaction.
    LOANS AND LEASES. The fair values of commercial, commercial real estate, residential real estate, and certain consumer loans and leases are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar quality.
    For certain variable-rate consumer loans, including home equity lines of credit the carrying value approximates fair value.
   For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting cash flows at a rate commensurate with the risk associated with those cash flows.
    MORTGAGE SERVICING RIGHTS. The fair value of the Company's mortgage servicing rights is based on the expected present value of future mortgage servicing income, net of estimated servicing costs, considering market consensus loan prepayment predictions.
    DEPOSITS. The fair value of deposits with no stated maturity is equal to the carrying amount. The fair value of time deposits is based on the discounted value of contractual cash flows, applying interest rates currently being offered on the deposit products of similar maturities.
    The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding ("deposit base intangibles")
    BORROWINGS, INCLUDING FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON, SUBORDINATED CAPITAL NOTES AND OTHER BORROWINGS. The fair value of the Company's long-term borrowings is estimated based on quoted market prices for the issues for which there is a market, or by discounting cash flows based on current rates available to the Company for similar types of borrowing arrangements. For short-term borrowings that mature or reprice in 90 days or less, carrying value approximates fair value.

OFF-BALANCE SHEET INSTRUMENTS:

COMMITMENTS TO ORIGINATE LOANS AND COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT. In the course of originating loans and extending credit and standby letters of credit, the Company will charge fees in exchange for its lending commitment. While these commitment fees have value, the Company has not estimated their value due to the short-term nature of the underlying commitments.
    FORWARD COMMITMENTS TO SELL LOANS. The fair value of the Company's forward commitments to sell loans reflects the value of

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


origination fees and excess servicing recognizable upon sale of loans net of any cost to the Company if it fails to meet its sale obligation. Of the $249.5 million of forward sales commitments at December 31, 1998, the Company had $500.1 million loans available to sell at that date as well as sufficient loan originations subsequent to December 31, 1998 to fulfill the commitments. Consequently, the Company has no unmet sales obligation to value and due to the short-term nature of the commitments has not estimated the value of the fees and servicing.
    LOANS SERVICED WITH RECOURSE. Under certain of the Company's servicing arrangements with investors, the Company has recourse obligation to those serviced loan portfolios. In the event of foreclosure on a serviced loan, the Company is obligated to repay the investor to the extent of the investor's remaining balance after application of proceeds from the sale of the underlying collateral. To date, losses related to these recourse arrangements have been insignificant and while the Company cannot project future losses, the fair value of this recourse obligation is deemed to be likewise insignificant.

--------------------------------------------------------------------------------
A summary of the fair values of the Company's significant financial instruments at December 31, 1998 and 1997 follows:

-----------------------------------------------------------------------------------------------------
                                                      1998                             1997
-----------------------------------------------------------------------------------------------------
                                            CARRYING          FAIR          Carrying          Fair
                                              VALUE           VALUE           Value           Value
-----------------------------------------------------------------------------------------------------

Assets:
    Cash and cash equivalents              $  610,355      $  610,355      $  437,658      $  437,658
    Securities - available for sale         2,334,575       2,334,575       1,802,758       1,802,758
    Securities - held to maturity                  --              --          28,184          28,495
    Loans held for sale                       500,134         500,679         398,369         400,363
    Loans and leases, net                   6,098,487       6,161,696       6,434,238       6,494,632
    Mortgage servicing rights                  39,273          40,213          59,702          71,172

Liabilities:
    Deposit (with no stated maturity)       4,032,208       4,032,208       3,575,977       3,575,977
    Time deposits                           2,949,037       2,962,289       3,171,442       3,196,199
    Borrowings                              2,166,329       2,169,553       1,982,190       1,981,973

-----------------------------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


18. CONDENSED PARENT INFORMATION

Condensed Financial Statements of the Parent Company
--------------------------------------------------------------------------------
                                                            December 31,
--------------------------------------------------------------------------------
Balance Sheets                                          1998          1997
--------------------------------------------------------------------------------

Assets:
    Cash and due from banks                           $  7,605      $ 38,304
    Interest bearing deposits with subsidiaries         21,857        31,227
    Securities available for sale                           39            55
    Investment in subsidiaries                         807,210       732,686
    Goodwill and other intangibles                      14,689        16,528
    Amounts receivable from subsidiaries                13,767         6,994
    Other assets                                        14,280        14,577
                                                      --------      --------
    Total assets                                      $879,447      $840,371
                                                      ========      ========

Liabilities and shareholders' equity:
    Amounts payable to subsidiaries                   $  8,953      $     25
    Subordinated debentures supporting mandatory
    redeemable trust securities                        105,705       107,446
    Other liabilities                                    2,865        12,117
    Shareholders' equity                               761,924       720,783
                                                      --------      --------
    Total liabilities and shareholders' equity        $879,447      $840,371
                                                      ========      ========
--------------------------------------------------------------------------------


                                                                   Year Ended December 31,
------------------------------------------------------------------------------------------------
Statements of Income                                          1998           1997          1996
------------------------------------------------------------------------------------------------

Operating income:
    Dividends from subsidiaries                             $ 65,230       $62,296       $84,873
    Other operating income                                     2,324         4,336         1,885
                                                            --------       -------       -------
      Total operating income                                  67,554        66,632        86,758

Operating expenses:
    Interest on borrowings                                     9,375         9,070           609
    Amortization of intangibles                                1,838         1,864         1,864
    Merger expenses                                           19,006           354            37
    Other operating expenses                                   6,947         7,432         3,504
                                                            --------       -------       -------
    Total operating expenses                                  37,166        18,720         6,014


Income before income taxes and equity in
    undistributed net income of subsidiaries                  30,388        47,912        80,744

Income tax expense (benefit)                                  (9,894)       (3,097)           85
                                                            --------       -------       -------

Income before equity in undistributed
    net income of subsidiaries                                40,282        51,009        80,659

Equity in undistributed net income of subsidiaries (1)        60,308        41,326        (4,626)
                                                            --------       -------       -------

Net income                                                  $100,590       $92,335       $76,033
                                                            ========       =======       =======
------------------------------------------------------------------------------------------------

(1) Amounts in parenthesis represent the excess of dividends over net income from subsidiaries.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                                                              Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
Statements of Cash Flows                                                                1998           1997           1996
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                          $100,590       $ 92,335       $ 76,033
   Adjustments to reconcile net income to net cash (used)
   provided by operating activities:
    Undistributed net income from subsidiaries                                         (60,308)       (41,326)         4,626
    Amortization of goodwill and other intangibles                                       1,839          1,864          1,864
    Securities losses (gains)                                                              (23)          (113)            (1)
    (Increase) decrease in amounts receivable from subsidiaries                         (6,773)        (7,330)        (3,273)
    Decrease (increase) in other assets                                                    297         (3,822)        (2,701)
    Increase (decrease) in amounts payable to subsidiaries                               8,928           (163)            56
    Increase (decrease) in other liabilities                                            (9,252)         6,617         (3,309)
    Other, net                                                                              37         (3,309)        (2,080)
                                                                                      --------       --------       --------
Net cash provided by operating activities                                             $ 35,335       $ 59,413       $ 77,761
                                                                                      --------       --------       --------

Cash flows from investing activities:
    Net decrease (increase) in interest bearing
      deposits with bank subsidiaries                                                 $  9,370       $ (9,818)      $    223
    Sales of available for sale securities                                                  16            185          1,047
    Purchase of available for sale securities                                               --             (7)            --
    Sales of held to maturity securities                                                    --          4,337         16,857
    Purchase of held to maturity securities                                                 --         (4,017)       (16,601)
    Capital contribution to subsidiary                                                 (12,000)       (55,000)       (13,200)
                                                                                      --------       --------       --------
Net cash (used) provided by investing activities                                      $ (2,614)      $(64,320)      $(11,674)
                                                                                      --------       --------       --------

Cash flows from financing activities:
    Issuance of notes payable (net)                                                         --        103,093             --
    Payment of notes payable                                                            (1,741)        (2,177)        (1,306)
    Other shareholders' equity, net                                                         --          1,687           (226)
    Dividends paid to shareholders                                                     (37,857)       (40,285)       (29,350)
    Treasury stock acquired                                                            (38,003)       (35,917)       (61,370)
    Treasury stock sold                                                                 14,181         12,609          5,355
                                                                                      --------       --------       --------
    Net cash provided (used) by financing activities                                  $(63,420)      $ 39,010       $(86,897)
                                                                                      --------       --------       --------

Net increase (decrease) in cash due from banks                                        $(30,699)      $ 34,103       $(20,810)

Cash and due from banks at beginning of year                                            38,304          4,201         25,011
                                                                                      --------       --------       --------

Cash and due from banks at end of year                                                $  7,605       $ 38,304       $  4,201
                                                                                      ========       ========       ========
----------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure information:
    Interest paid on borrowings                                                       $  9,060       $  5,156       $    609
----------------------------------------------------------------------------------------------------------------------------

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


19. SUBSEQUENT EVENT (UNAUDITED)

As discussed in Note 2, the Company acquired SIS Bancorp on January 1, 1999 in a transaction accounted for under the pooling-of-interest method. The following unaudited pro forma data summarizes the combined results of operations of the Company and SIS as if the combination had been consummated on December 31, 1998.
--------------------------------------------------------------------------------
                                             Year ended December 31,
--------------------------------------------------------------------------------
                                       1998           1997           1996
--------------------------------------------------------------------------------
Net interest income                  $427,257       $404,565       $331,979
                                     ========       ========       ========
Net income                           $112,824       $103,672       $ 87,341
                                     ========       ========       ========
Diluted earnings per share           $   1.07       $   0.99       $   0.89
                                     ========       ========       ========
Excluding special charges:
    Net income                       $141,768       $119,219       $ 95,094
                                     ========       ========       ========
    Diluted earnings per share       $   1.34       $   1.14       $   0.97
                                     ========       ========       ========
--------------------------------------------------------------------------------
    This unaudited proforma information may not be indicative of the results that would actually have occurred if the merger had been in effect on the date indicated or which may be obtained in the future. The proforma information does not give effect to merger related charges or anticipated cost savings in connection with the merger.


20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

---------------------------------------------------------------------------------------------------------------------------------
                                                        1998                                            1997
---------------------------------------------------------------------------------------------------------------------------------
                                      FOURTH      THIRD       SECOND      FIRST       Fourth      Third      Second       First
                                     QUARTER     QUARTER     QUARTER     QUARTER     Quarter     Quarter     Quarter     Quarter
---------------------------------------------------------------------------------------------------------------------------------
Interest income                      $177,650    $177,657    $177,723    $179,927    $177,504    $163,402    $153,889    $146,956
Interest expense                       86,199      86,336      86,887      88,106      85,893      76,067      69,460      65,855
Provision for loan
    and lease losses                    3,721       3,721       2,983       2,998       1,163       1,423       1,020         942
                                     --------    --------    --------    --------    --------    --------    --------    --------
Net interest income after
    provision for loan
    and lease losses                   87,730      87,600      87,853      88,823      90,448      85,912      83,409      80,159
Noninterest income                     27,279      25,677      26,934      24,905      26,179      20,493      17,931      18,065
Special charges                            --          --      34,474         900       7,560      11,031          --          --
Noninterest expenses                   67,447      66,534      68,208      72,356      72,714      66,093      62,674      60,672
                                     --------    --------    --------    --------    --------    --------    --------    --------
Income before income taxes             47,562      46,743      12,105      40,472      36,353      29,281      38,666      37,552
Income tax expense                     14,968      14,097       3,795      13,432      12,412      10,848      13,214      13,043
                                     --------    --------    --------    --------    --------    --------    --------    --------
Net income                           $ 32,594    $ 32,646    $  8,310    $ 27,040    $ 23,941    $ 18,433    $ 25,452    $ 24,509
                                     ========    ========    ========    ========    ========    ========    ========    ========

Earnings per share
    Basic                            $   0.37    $   0.37    $   0.09    $   0.31    $   0.27    $   0.22    $   0.29    $   0.28
    Diluted                              0.37        0.37        0.09        0.30        0.27        0.21        0.29        0.27

Operating earnings per share (1):
    Basic                            $   0.37    $   0.37    $   0.37    $   0.31    $   0.33    $   0.29    $   0.29    $   0.28
    Diluted                              0.37        0.37        0.36        0.31        0.32        0.29        0.29        0.27

---------------------------------------------------------------------------------------------------------------------------------

(1) Earnings before special charges.

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



INDEPENDENT AUDITORS' REPORT


The Board of Directors
Peoples Heritage Financial Group, Inc.:

We have audited the accompanying consolidated balance sheets of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.




                                             /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
January 19, 1999

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                                     NOTES

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------
CORPORATE DIRECTORY
--------------------------------------------------------------------------------

PEOPLES HERITAGE
FINANCIAL GROUP, INC.
BOARD OF DIRECTORS

[PICTURE OF HERITAGE FINANCIAL GROUP]


  WILLIAM J. RYAN (1),(4),(6)
  Chairman of the Board
  President & Chief Executive Officer
  Chairman, Governance & Nominating Committee
  Peoples Heritage Financial
  Group, Inc.
  President & Chief Executive Officer
  Peoples Heritage Bank

  ROBERT A. MARDEN (1),(4)
  Vice Chairman of the Board
  Chairman, Executive/
  ALCO Committee
  Attorney-at-Law
  Marden, Dubord, Bernier & Stevens

  PAMELA P. PLUMB (1),(3),(4)
  Vice Chairman of the Board
  Pamela Plumb & Associates
  Former President -
  National League of Cities

  ROBERT P. BAHRE (1)
  President & Chief Executive Officer
  New Hampshire International Speedway

  P. KEVIN CONDRON (1)
  President &  CEO
  The Granite Group

  EVERETT W. GRAY (2),(3),(5)
  Retired Attorney
  Real Estate Investor

  ANDREW W. GREENE (1),(3),(5)
  Chief Executive Officer
  Legacy Co. Services, Inc.

  KATHERINE M. GREENLEAF (1),(4)
  Chairman, Human Resources Committee
  Principal, Katherine M. Greenleaf Consulting

  DOUGLAS S. HATFIELD, JR. (3)
  Attorney
  Hatfield, Moran &  Barry, PA

  DAVID D. HINDLE (6)
  Retired President &
          Chief Executive Officer
  Family Bank

  PHILIP A. MASON (2),(4)
  Attorney
  Mason & Martin, LLP

  JOHN M. NAUGHTON
  Retired Executive
  Massmututal Life Insurance Co.

  SETH A. RESNICOFF, MD (5)
  Surgeon

  MALCOLM W. PHILBROOK, JR. (1),(2),(5),(6)
  Chairman, Audit Committee Attorney & President
  Crockett, Philbrook & Crouch, P.A.

  CURTIS M. SCRIBNER (1),(2),(4),(5),(6)
  Chairman, Asset Review
  President
  C. M. Scribner & Company

  DANA S. LEVENSON (1),(3),(5)
  President
  Quatro Realty Corp.
  Partner
  Levenson Business Group

  PAUL R. SHEA (3),(6)
  Retired President & CEO
  Bank of New Hampshire Corp.

  JOHN E. VEASEY (2)
  President
  Cedardale, Inc.

  (1)        Executive/ALCO Committee
  (2)        Audit Committee
  (3)        Human Resources Committee
  (4)        Governance & Nominating Committee
  (5)        Asset Review Committee
  (4)        Liquidity & Funds Management Committee

--------------------------------------------------------------------------------

PEOPLES HERITAGE BANK
BOARD OF DIRECTORS

[PEOPLES HERITAGE LOGO]

[PICTURE OF BOARD OF DIRECTORS]



  ROBERT A. MARDEN (1),(3),(6)
  Chairman of the Board
  Attorney-at-Law
  Marden, Dubord, Bernier & Stevens

  WILLIAM J. RYAN (1),(3),(4)
  Chairman,
  President & Chief Executive Officer
  Peoples Heritage Financial
          Group, Inc.
  President & Chief Executive Officer
  Peoples Heritage Bank

  WILLARD B. ARNOLD III (1),(3),(4)
  Chairman, Nominating Committee
  Retired Sales Executive

  EARL B. AUSTIN, JR. (1),(2),(4)
  Accountant
  Earl B. Austin, JL & Assoc., P.A.

  MEG BAXTER (2),(4)
  President
  United Way of Greater Portland

  CHARLES BELLEGARDE, JR. (2),(4),(6)
  Consultant & President
  Charles Bellegarde & Son, Inc.

  CYNTHIA FOSS BOWMAN, M.D.
  Medical Director, Clinical Lab
  Maine General Medical Center

  SCOTT B.  BULLOCK
  President & Chief Executive Officer
  Maine General Medical Center

  PETER B. CHAPMAN (2),(3),(5),(6)
  President & Chief Executive Officer
  Paris Farmers Union

  EVERETT W. GRAY (1),(2),(3),(6)
  Retired Attorney
  Real Estate Investor

  GUY A. HARTNETT (1),(3),(5)
  President, Treasurer, Owner
  One-Right Systems, Inc.
  President
  Lydimap Corp.

  GALEN N. HOGAN (2),(4)
  President, Treasurer,
  Chief Executive Officer
  Hogan Tire Co.

  DAVID M. MACMAHON (2),(6)
  President
  Gates Formed-Fibre Products, Inc.

  MALCOLM W.  PHILBROOK, JR. (1),(3),(4),(6)
  Vice Chairman of the Board
  Chairman, Executive Committee
  Chairman, Liquidity & Funds Management Committee
  Chairman, Trust Committee
  Attorney & President
  Crockett, Philbrook & Crouch P.A.

  CURTIS M. SCRIBNER (1),(4)
  Chairman
  Asset Review Committee
  Principal
  C.M. Scribner & Company

  SHELTON S. WHITE, JR. (4)
  Retired President
  H.E. Callahan Construction Co.



  (1)        Executive Committee
  (2)        Audit Committee
  (3)        Nominating Committee
  (4)        Liquidity & Funds Management Committee
  (5)        Asset Review Committee
  (6)        Trust Committee

--------------------------------------------------------------------------------

PEOPLES HERITAGE
FINANCIAL GROUP, INC.
SENIOR MANAGEMENT


  WILLIAM J. RYAN
  Chairman, President & Chief
  Executive Officer

  PETER J. VERRILL, CPA
  Executive Vice President &
  Chief Operating Officer &
  Chief Financial Officer

  F. WILLIAM MARSHALL, JR.
  Vice Chairman

  R. SCOTT BACON
  Executive Vice President
  Bank of New Hampshire

  CHRISTOPHER W. BRAMLEY
  Executive Vice President
  Family/SISBank

  JOHN W. FRIDLINGTON
  Executive Vice President
  Commercial Lending

  THOMAS P. HOGAN
  Executive Vice President
  Consumer Lending

  CAROL L. MITCHELL, ESQ.
  Executive Vice President
  General Counsel, Clerk
  & Secretary

  WENDY P. SUEHRSTEDT
  Executive Vice President
  Retail Delivery

  HALL THOMPSON
  Executive Vice President
  Investments

  BETH WARN
  Executive Vice President
  Retail Mortgage Lending

  TOBY COOK
  President
  People Heritage Leasing

  BRIAN ARSENAULT
  Senior Vice President
  Corporate Communications and
  Investor Relations

  GEORGE BACIGALUPO
  Senior Vice President
  Asset Based Lending

  JULIE BENAVIDES
  Senior Vice President
  Loan Review

  ROBERT CALDWELL
  Senior Vice President
  Chief Information Officer

  MAURICE GALLANT
  Senior Vice President
  Audit

  CYNTHIA HAMILTON
  Senior Vice President
  Director, Human Resources

  JOSEPH W. HANSON
  Senior Vice President
  Operations Division Manager

  MARK LAWLER
  Senior Vice President
  Commercial Workout

  JOHN OPPERMAN
  Senior Vice President
  Legal Affairs

  RICHARD TARDIF
  Senior Vice President
  Director, General Services

  BRIAN WOOD
  Senior Vice President
  Marketing Director

--------------------------------------------------------------------------------

PEOPLES HERITAGE BANK
SENIOR MANAGEMENT

  WILLIAM J. RYAN
  President & Chief
  Executive Officer

  CAROL L. MITCHELL, ESQ.
  Executive Vice President &
  General Counsel
  Legal Affairs, Human Resources, Facilities

  THOMAS P. HOGAN
  Executive Vice President
  Consumer Lending

  GARY L. ROBINSON
  Executive Vice President
  Trust and Investment Group

  MARY A. SCHNOBRICH
  Executive Vice President
  Retail Banking

  HALL THOMPSON
  Executive Vice President
  Investments

  RICHARD S. VAIL
  Executive Vice President
  Commercial Lending

  ANNE T. DUNNE
  President
  Heritage Investment
  Planning Services

  NORMAND J. ALBERT
  Senior Vice President
  Commercial Lending

  LEIGH A. BAGLEY
  Senior Vice President
  Marketing

  STEPHEN J. BOYLE
  Senior Vice President
  Chief Financial Officer

  MAURICE C. GALLANT, JR.
  Senior Vice President
  Audit

  CYNTHIA H. HAMILTON
  Senior Vice President
  Human Resources

  ROGER C. LEVESQUE
  Senior Vice President
  Commercial Lending

  THEODORE N. SCONTRAS
  Senior Vice President
  Public Finance

  MICHAEL P. STONE
  Senior Vice President and
  Private Banking Manager
  Private Banking



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

  EDWARD L. DILWORTH, JR.
  Division President

  NEIL R. ELDER
  Senior Vice President

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PEOPLES HERITAGE
BANKING CENTERS

  ASHLAND
  10 Main Street

  AUBURN
  223 Center Street
  Great Falls Plaza
  600 Center Street (Supermarket)

  AUGUSTA
  101 Western Ave

  BANGOR
  1067 Union Street
  74 Hammond Street
  353 Main Street (Supermarket)
  46 Springer Drive (Supermarket)

  BIDDEFORD
  299 Elm Street
  510 Alfred Street (Supermarket)

  BREWER
  508 Wilson Street

  BRIDGTON
  84 Main Street

  BRUNSWICK
  35 Elm Street (Supermarket)
  Merrymeeting Plaza (Supermarket)

  CAMDEN
  89 Elm Street

  CARIBOU
  Downtown Mall

  EAGLE LAKE
  Church Street

  EASTON
  Main Street

  ELLSWORTH
  204 Main Street

  FAIRFIELD
  112 Main Street

  FALMOUTH
  200 U.S. Route #1

  FARMINGTON
  60 Main Street
  Mt Blue Shopping Center (Drive up)
  Shop 'N Save Plaza (Supermarket)

  FORT FAIRFIELD
  206 Main Street

  FORT KENT
  4 Pleasant Street

  GRAY
  Gray Plaza, Rt. # 26

  HOULTON
  6 North Street

  KENNEBUNK
  56 Portland Road

  KITTERY
  30 State Road

  LEWISTON
  217 Main Street
  664 Main Street
  790 Lisbon Street

  LIMESTONE
  222 Main Street

  LINCOLN
  Lincoln Plaza

  LISBON FALLS
  38 Main Street

  MARS HILL
  37 Main Street

  NEWPORT
  99 Main Street

  NORTH WINDHAM
  756 Roosevelt Trail
  770 Roosevelt Trail (Supermarket)

  OAKLAND
  27 Main Street

  PITTSFIELD
  60 Main Street

  PORTLAND
  One Portland Square
  481 Congress Street
  Westgate Shopping Center
  449 Forest Avenue
  883 Forest Avenue
  Northgate Shopping Center

  PRESQUE ISLE
  551 Main Street

  ROCKLAND
  34 School Street

  SACO
  Saco Valley
    Shopping Center (Supermarket)
  180 Main Street

  SANFORD
  Lower Main Street
  273 Main Street

  SCARBOROUGH
  4 Shop 'N Save Drive
  417 Payne Road (Supermarket)

  SEARSPORT
  Main Street

  SOUTH PORTLAND
  Millcreek Shopping Center (Supermarket)
  9 Market Street
  250 Maine Mall Road

  STANDISH
  111 Ossipee Trail (Supermarket)

  THOMASTON
  115 Main Street

  VAN BUREN
  29 Main Street

  WASHBURN
  12 Main Street

  WATERVILLE
  182 Main Street
  Shaw's Plaza (Supermarket)

  WELLS
  107 Wells Plaza (Supermarket)

  WESTBROOK
  835 Main Street

  YARMOUTH
  Shop 'N Save Plaza,
          U.S. Route #1

  YORK
  127 Long Sands Road

----------------------------


  OXFORD BANK & TRUST
  BANKING CENTERS

  CASCO
  Leach Hill Road

  MECHANIC FALLS
  80 Lewiston Street

  OXFORD
  1586 Main Street

  SOUTH PARIS
  45 Main Street

  WEST PARIS
  233 Main Street

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
BANK OF
NEW HAMPSHIRE
BOARD OF DIRECTORS

[BANK OF NEW HAMPSHIRE LOGO]

[PICTURE OF NEW HAMPSHIRE BOARD OF DIRECTORS]


  DAVIS P. THURBER
  Chairman of the Board

  EUGENE E. GAFFEY
  Vice Chairman of the Board
  Retired Justice
  Hinsdale Municipal Court

  R. SCOTT BACON
  President & Chief Executive Officer

  JOHN N. BUXTON
  Chief Financial Officer
  St. Paul's School

  ARTHUR E. COMOLLI, DMD
  General Dentistry (Retired)

  RAYMOND G. COTE
  President (Retired)
  Harvey Construction Co., Inc.

  JOSEPH A. DESMOND
  Chairman & Chief Executive Officer
  The Concord Group Insurance Companies

  RALPH GABARRO
  Chief Executive Officer
  Mayo-Regional Hospital,
  Quorum Health Resources, Inc.

  PETER J. GRIFFIN
  Director
  Great Bay Marine, Inc.

  ELIZABETH S. HAGER
  Executive Director
  United Way of Merrimack

  DONALD G. HAYES
  President
  Ricci Supply Company, Inc.

  ROBERT A. HILL
  President (Retired)
  Capitol Plumbing & Heating Supply Co., Inc.

  DIANA JURIS
  Vice President and
  Chief Operating Officer
  Nashua Motor Express

  LUCIA P. KITTREDGE
  President
  Kapala Kittredge Associates

  DANA S. LEVENSON
  President
  Quatro Realty Corp.
  Partner
  Levenson Business Group

  JOHN E. MENARIO
  Assistant to the President
  Peoples Heritage Financial
  Group, Inc.

  JOHN M. PARSONS
  Treasurer
  MH Parsons & Son Lumber Co.

  WALTER R. PETERSON
  Former Governor
  State of New Hampshire
  Emeritus
  President
  Franklin Pierce College

  PETER PRUDDEN, JR.
  Senior Account Executive
  Moore Business Forms, Inc.

  PAUL R. SHEA
  Retired President & Chief Executive Officer
  Bank of New Hampshire

  L. WILLIAM SLANETZ
  President (Retired)
  Perkins Lumber Co., Inc.

  GERRY S. WEIDEMA
  Partner
  Weidema & Lavin, CPAs

--------------------------------------------------------------------------------

BANK OF
NEW HAMPSHIRE
SENIOR OFFICERS

  R. SCOTT BACON
  President & CEO

  HAROLD R. ACRES
  Senior Executive Vice President
  Chief Lending Officer

  MARK A. COLLINS
  Executive Vice President
  Retail Banking & Small Business

  ROBERT B. ESAU
  Executive Vice President
  Trust Services

  DONNA F. CLARICO
  Senior Vice President
  Financial Services

  MAUREEN F. DONOVAN
  Senior Vice President
  Human Resources

  PAUL E. DUFFY
  Senior Vice President
  Commercial Lending

  CORNELIUS J. JOYCE
  Senior Vice President
  Retail Lending

  DAVID H. MCARDLE
  Senior Vice President
  Loan Administration

  LEE K. ROBATOR
  Senior Vice President
  Commercial Lending

  STEVEN C. WEBB
  Senior Vice President
  Commercial Lending

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

BANK OF
NEW HAMPSHIRE
LOCATIONS

  ALLENSTOWN
  Routes 3 & 28

  AMHERST
  Route 101A

  BARRINGTON
  Route 125 & Province Road

  BEDFORD
  184 Route 101
  141 South River Road

  BRISTOL
  Central Square

  BROOKLINE
  Route 13, Gazebo Square

  CONCORD
  216 Loudon Road
  143 North Main Street
  43 North Main Street
  277 Sheep Davis Drive

  CONTOOCOOK
  884 Main Street

  CONWAY
  51 White Mountain Highway

  DOVER
  353 Central Avenue
  Shaw's Plaza,
          845 Central Avenue

  EPSOM
  Epsom Circle

  FRANKLIN
  952 Central Street (Supermarket)

  GILFORD
  1458 Lakeshore Drive (Supermarket)

  GLEN
  Junction Routes 16 & 302

  GOFFSTOWN
  3 Elm Street

  GREENLAND
  95 Ocean Road

  GREENVILLE
  67 Main Street

  HAMPTON
  40 High Street

  HENNIKER
  60 Maple Street

  HILLSBOROUGH
  School Street

  HINSDALE
  Route 119

  HOOKSETT
  1323 Hooksett Road

  HUDSON
  80 Derry Road

  JAFFREY
  28 Main Street

  KEENE
  100 Main Street
  194 West Street
  828 Court Street

  LACONIA
  277 Union Avenue

  LITTLETON
  76 Main Street

  LOUDON
  Route 106

  MANCHESTER
  70 Bay Street
  300 Franklin Street
  2 South Beech Street
  293 South Main Street
  1255 South Willow

  MARLBOROUGH
  Route 101

  MERRIMACK
  300 Daniel Webster Highway
  32 Daniel Webster Highway

  MILFORD
  57 South Street

  MOUNT VERNON
  10 North Main Street

  NASHUA
  191 Main Street
  300 Main Street
  4 Northwest Boulevard
  225 Daniel Webster Highway
  Nashua Mall

  NEW BOSTON
  Route 13 Central Square

  NEW ISPWICH
  564 Turnpike Road

  NEWINGTON
  2033 Woodbury Avenue

  NEWMARKET
  72 Exeter Street

  NORTH CONWAY
  2561 Main Street
  Mountain Valley Mall

  NORTH HAMPTON
  46 Lafayette Road

  NORTH SWANZEY
  37 Monadnock Highway

  NORTHWOOD
  Route 4

  PETERBOROUGH
  120 Grove Street

  PLYMOUTH
  Tenney Mt. Highway (Supermarket)

  PORTSMOUTH
  1500 Lafayette Road
  333 State Street
  Pease Tradeport

  RINDGE
  Route 202

  ROCHESTER
  1 Merchants Plaza

  RYE
  500 Washington Road

  STRATHAM
  28 Portsmouth Avenue

  SUNCOOK
  50 Glass Street

  TILTON
  10 Sherwood Drive

  TROY
  Central Square

  WALPOLE
  8 North Meadow Plaza

  WEARE
  1361 South Stark Highway

  WEST CHESTERFIELD
  Route 9

  WEST OSSIPEE
  Junction Routes 16 & 25

  WILTON/LYNEBOROUGH
  905 Elm Street

  WINCHESTER
  Warwick Road

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
FAMILY BANK / SIS BANK
BOARD OF DIRECTORS

[FAMILY BANK LOGO]

[PICTURE OF FAMILY BANK BOARD OF DIRECTORS]


  F.WILLIAM MARSHALL, JR.
  Chairman of the Board,
  Family Bank, FSB
  Vice Chairman,
  Peoples Heritage
    Financial Group, Inc.

  DAVID D. HINDLE
  Vice Chairman of the Board,
  Family Bank, FSB and Director,
  Peoples Heritage
    Financial Group, Inc.

  CHRISTOPHER W. BRAMLEY
  President and Chief
    Executive Officer

  TERESITA ALICEA, ESQ.
  Senior Partner
  Alicea and Nagel

  MARY E. BOLAND, ESQ.
  Senior Partner
  Egan, Flanagan & Cohen, P.C.

  NELSON D. BLINN, CPA
  Principal
  Blinn & Farrell, CPAs

  P. KEVIN CONDRON
  President
  The Granite Group

  WILLIAM B. HART, JR.
  President
  Dunfey Group

  THOMAS O'BRIEN
  Dean, Eugene M. Isenberg School
    of Management, University of
    Massachusetts

  KENNETH L. PAUL
  Vice President
  Process Engineering, Inc.

  GARY P. SHANNON, ESQ.
  Senior Partner
  Doherty, Wallace, Pillsbury & Murphy, P.C.

  STEPHEN A. SHATZ, ESQ.
  President
  Shatz, Schwartz & Fentin, P.C.

  NICOLA S. TSONGAS
  Director of External Affairs and College Advancement
  Middlesex Community College

  JOHN E. VEASEY
  President
  Cedardale, Inc.

--------------------------------------------------------------------------------

FAMILY BANK / SIS BANK
SENIOR OFFICERS

  CHRISTOPHER W. BRAMLEY
  President and Chief
    Executive Officer

  FRANK W. BARRETT
  Commercial Division
  Executive Vice President

  JAMES W. GRIBBONS, SR.
  Trust Division
  Executive Vice President

  RONALD G. TROMBLEY
  Retail Division
  Executive Vice President

--------------------------------------------------------------------------------

------------------------
MASSACHUSETTS
BRANCH OFFICES

  HAVERHILL
  Main Office,
  153 Merrimack Street
  102 Plaistow Road,
    Route 125

  ANDOVER
  77 Main Street

  ATHOL
  2156 Main Street

  BOXFORD
  7 Elm Street

  BRADFORD
  860 South Main Street

  CHELMSFORD
  41 Drum Hill Road
  66-2 Drum Hill Road (Supermarket)

  DRACUT
  1255 Bridge Street

  FITCHBURG
  470 Main Street
  367 Summer Street

  GARDNER
  90 Pearson Blvd.

  GEORGETOWN
  62 Central Street

  GROVELAND
  280 Main Street

  LEOMINISTER
  721 Central Street
  25 Water Tower Plaza (Supermarket)

  LOWELL
  45 Central Street,
  33 Mammouth Road
  350 Westford Street

  LUNENBURG
  Lunenburg Crossing
    333 Mass. Avenue (Supermarket)

  MIDDLETON
  230 South Main Street,
    Route 114

  ORANGE
  30 East Main Street

  TOPSFIELD
  16 Main Street

  TYNGSBORO
  One Pondview Place,
    Middlesex Road

  WESTBOROUGH
  21 East Main Street


  WEST PEABODY
  636 Lowell Street (Supermarket)

  WORCESTER
  200 Commercial  Street
  430 West Boylston Street
  137 Shewsbury Street
  50 South West Commons, Rte. 20 (Supermarket)

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

FAMILY BANK
LOCATIONS (CONTINUED)

---------------------
NEW HAMPSHIRE
BRANCH OFFICES

  HAMPSTEAD
  10 Main Street,
  Route 121

  KINGSTON
  Carriage Town Plaza
  53 Church Street

  PLAISTOW
  47 Plaistow Road, Route 125

  SEABROOK
  270 Lafayette Road, Route 1

---------------------
SIS BRANCH OFFICES

  AGAWAM
  40 Springfield Street

  AMHERST
  11 Amity Street

  CHICOPEE
  693 Memorial Drive
  153 Meadow Street

  EAST LONGMEADOW
  465 North Main Street

  EAST SPRINGFIELD
  1360 Carew Street

  HOLYOKE
  50 Holyoke Street

  LONGMEADOW
  847 Williams Street

  LUDLOW
  52 East Street
  549 Center Street

  NORTHAMPTON
  175 Main Street

  SPRINGFIELD
  412 Boston Road
  619 Chestnut Street
  441 Cooley Street
  1800 Boston Street
  561 Sumner Avenue
  1441 Main Street
  958 State Street
  300 Cooley Street
  807 Wilbraham

  SOUTH HADLEY
  501 Newton

  WEST SPRINGFIELD
  969 Riverdale Street
  1425 Westfield Street

  WESTFIELD
  60 Main Street
  303 East Main Street

--------------------------------------------------------------------------------

GLASTONBURY BANK & TRUST COMPANY
BOARD OF DIRECTORS

[GLASTONBURY BANK LOGO]

[PICTURE OF GLASTONBURY BOARD OF DIRECTORS]


  RONALD E. BOURBEAU
  Chairman of the Board
  REB Realty

  J. GILBERT SOUCIE
  President
  Glastonbury Bank & Trust

  LOREN J. ANDREO
  Andy's Foodtown


  CAMILLE S. BUSHNELL
  The Prudential CT Realty

  JOHN  J. CARSON
  University of Hartford

  HARVEY A. KATZ
  Kane, Hartley & Katz, P.C.

  F. WILLIAM MARSHALL, JR.
  Chairman of the Board
  Family Bank, FSB

  GRACE C. NOME
  Connecticut Foods

  MARK A. SHEPTOFF
  Sheptoff & Reuber Co., P.C.

  JAMES UCCELLO
  First Realty of Glastonbury

--------------------------------------------------------------------------------

GLASTONBURY BANK & TRUST COMPANY
LOCATIONS

  COLCHESTER
  64 Norwich Avenue

  EAST HARTFORD
  29 Main Street

  GLASTONBURY (Headquarters)
  2461 Main Street
  730 Hebron Avenue

  PORTLAND
  255 Main Street

  ROCKY HILL
  38 Town Line Road

  SOUTH GLASTONBURY
  902 Main Street

  WETHERSFIELD
  171 Silas Deane Highway

Peoples Heritage Financial Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------

ANNUAL MEETING
The 1999 Annual Meeting of the Shareholders of Peoples Heritage Financial Group, Inc. will be held at 10:30 a.m. on Tuesday, April 27, 1999 at the Portland Marriott at Sable Oaks, 200 Sable Oaks Drive, South Portland, Maine.

CORPORATE HEADQUARTERS
One Portland Square
Portland, Maine

Mailing Address:
P.O. Box 9540
Portland, ME 04112-9540

Contact:
Brian S. Arsenault, Senior Vice President,
Corporate Communications
207-761-8517
1-800-462-3666 Outside Maine
1-800-462-6606 Outside Greater Portland
or
Peter J. Verrill
Chief Operating Officer and
Chief Financial Officer
207-761-8507

WEB SITE
www.phbk.com

STOCK LISTING
Peoples Heritage Financial Group, Inc. is traded over the counter on the NASDAQ National Market System under the symbol: PHBK.

FORM 10-K AND OTHER REPORTS
Peoples Heritage will send a copy of its 1998 Annual Report and Form 10-K to shareholders upon request. Requests should be addressed to Investor Relations at the Corporate Headquarters.

TRANSFER AGENT
Shareholder inquiries regarding change of address or title should be directed to :
American Stock Transfer & Trust Company
40 Wall Street
New York, NY 10005
Phone: 718-921-8206

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
KPMG Peat Marwick LLP
99 High Street
Boston, MA 02110

RESEARCH COVERAGE
Recent research coverage on Peoples Heritage Financial Group, Inc. is available from: BT Alex.Brown Inc., First Albany Corp., Fox-Pitt, Kelton, Inc., Friedman Billings Ramsey & Co., Johnston, Lemon & Co., Keefe, Bruyette & Woods, Inc., Legg Mason Wood Walker, Inc., Lehman Brothers, Inc., Maine Securities Corp., Merrill Lynch, Pierce, Fenner & Smith, Parker/Hunter Incorporated, Southeast Research Partners, Inc., Tucker Anthony, Inc.,

MARKET MAKERS
The following companies have generally been market makers for Peoples Heritage Financial Group, Inc. Common Stock as of December 31, 1998:
Adams, Harkness & Hill, Inc.
Advest, Inc.
Arthur W. Wood Company
Bear, Stearns & Co., Inc.
BT Alex.Brown Inc.
Cantor Fitzgerald & Co.
Carl P. Sherr & Co.
Capital Resources, Inc.
CIBC Oppenheimer & Co., Inc.
Everen Securities, Inc.
First Albany Corporation
Fox-Pitt Kelton, Inc.
Friedman Billings Ramsey & Co.
Herzog, Heine, Geduld, Inc.
Jeffries & Company, Inc.
Johnston Lemon & Co., Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities L.P.
Legg Mason Wood Walker, Inc.
Lehman Brothers Inc.
Mayer & Schweitzer, Inc.
MacAllister Pitfield MacKay
Merrill Lynch, Pierce, Fenner & Smith
Moors & Cabot, Inc.
PaineWebber, Inc.
Ryan Beck & Co., Inc.
Salomon Securities Corp.
Sherwood Securities Corp.
Troster Singer Corp.
Tucker Anthony Incorporated
Weeden and Co., Inc.


--------------------------------------------------------------------------------
COMMON STOCK PRICES
Market prices for Peoples Heritage Financial Group, Inc.'s common stock and dividends per quarter during 1998 and 1997 are as follows:
--------------------------------------------------------------------------------

                  DIVIDENDS DECLARED        MARKET PRICES
1998 QUARTERS         PER SHARE         HIGH             LOW
-------------------------------------------------------------
First                    $.11          $24.66          $18.69
Second                    .11           26.75           21.56
Third                     .11           26.25           15.69
Fourth                    .11           21.25           12.81
-------------------------------------------------------------


1997 Quarters

-------------------------------------------------------------
First                    $ .09         $16.25          $12.94
Second                     .09          19.00           13.00
Third                     .095          21.56           18.00
Fourth                    .105          23.81           18.94
-------------------------------------------------------------

As of December 31, 1998, the Company had approximately 11,418 shareholders of record and 87,545,968 shares outstanding. These numbers do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.
                              ONE PORTLAND SQUARE
                              POST OFFICE BOX 9540
                           PORTLAND, MAINE 04112-9540