Form 10-K, Exhibit 13
period 2000-12-30
BANKNORTH GROUP INC/ME
filed 2001-03-29
CIK 829750

                                                                      Exhibit 13


                          [BANKNORTH GROUP, INC. LOGO]


                               2000 ANNUAL REPORT


 DIRECTIONS
    NEW

                          REDEFINING COMMUNITY BANKING




[graphic]

NEW DIRECTIONS

WITH THE ACQUISITION OF ONE OF THE NORTHEAST'S MOST RESPECTED FINANCIAL SERVICES PROVIDERS, THE FORMER PEOPLES HERITAGE FINANCIAL GROUP IS NOW BANKNORTH GROUP. WE ARE NOW ONE OF THE 50 LARGEST COMMERCIAL BANKS IN THE COUNTRY. WE ARE THE THIRD LARGEST BANKING COMPANY HEADQUARTERED IN NEW ENGLAND, AND THE REGION'S NUMBER ONE COMMUNITY BANKING COMPANY. AND BY COMBINING OUR PERSONALIZED COMMUNITY BANKING APPROACH WITH AN INCREASINGLY SOPHISTICATED ARRAY OF FINANCIAL SERVICES, WE ARE BROADENING THE WAY CUSTOMERS ACROSS THE NORTHEAST THINK ABOUT THEIR COMMUNITY BANK. WE ARE TRULY TAKING COMMUNITY BANKING IN NEW DIRECTIONS.


ABOUT BANKNORTH GROUP, INC.

     FORMERLY PEOPLES HERITAGE FINANCIAL GROUP, INC., BANKNORTH GROUP, INC. HEADQUARTERED IN PORTLAND, MAINE, IS ONE OF THE COUNTRY'S 50 LARGEST COMMERCIAL BANKING COMPANIES WITH OVER $18 BILLION IN ASSETS. ITS MAINE AND NEW HAMPSHIRE BANKING SUBSIDIARIES, PEOPLES HERITAGE BANK, NA, AND BANK OF NEW HAMPSHIRE, NA, RESPECTIVELY, EACH HAVE THE NUMBER ONE DEPOSIT MARKET POSITION IN THEIR RESPECTIVE STATES. THE COMPANY'S VERMONT BANKS, THE HOWARD BANK, NA, FRANKLIN LAMOILLE BANK, NA, AND FIRST VERMONT BANK, NA, COMBINED HAVE THAT STATE'S SECOND LARGEST DEPOSIT MARKET SHARE. FIRST MASSACHUSETTS BANK, NA, IS ONE OF THE FIVE LARGEST BANKS IN MASSACHUSETTS. THE COMPANY ALSO OPERATES IN UPSTATE NEW YORK THROUGH EVERGREEN BANK, NA, AND IN NORTH CENTRAL CONNECTICUT WITH GBT, A DIVISION OF FIRST MASSACHUSETTS BANK, NA.

     THE COMPANY ALSO OPERATES A VARIETY OF INSURANCE AGENCIES IN NEW ENGLAND AS SUBSIDIARIES OF MORSE, PAYSON & NOYES INSURANCE, ITS LEAD AGENCY, A MONEY MANAGEMENT FIRM, THE STRATEVEST GROUP, NA, AN INVESTMENT SUBSIDIARY, HERITAGE INVESTMENT GROUP, AND A LEASING COMPANY, BANKNORTH LEASING.

     OTHER SUBSIDIARIES AND DIVISIONS PROVIDE SERVICES IN MORTGAGE BANKING, ASSET BASED LENDING, PRIVATE BANKING, MERCHANT SERVICES AND OTHER FINANCIAL SERVICES.


BANKNORTH GROUP, INC., IS TRADED ON THE NASDAQ NATIONAL MARKET SYSTEM UNDER THE
SYMBOL: BKNG

SELECTED CONSOLIDATED

FINANCIAL HIGHLIGHTS

EVEN WHILE COMPLETING THE LARGEST ACQUISITION
IN OUR HISTORY, WE WERE ABLE TO TURN IN A
RECORDSETTING FINANCIAL PERFORMANCE. IN 2000,
BANKNORTH ACHIEVED ITS SEVENTH CONSECUTIVE
RECORD EARNINGS YEAR ON AN OPERATING BASIS.
OPERATING EARNINGS, EXCLUSIVE OF MERGER
RELATED AND OTHER SPECIAL CHARGES, WERE
$234.7 MILLION, OR $1.62 PER DILUTED SHARE, UP
9% ON A PER DILUTED SHARE BASIS FROM 1999.


           [BAR CHART]

           OPERATING DILUTED EARNINGS
YEAR               PER SHARE*

1996                $0.93
1997                $1.08
1998                $1.25
1999                $1.48
2000                $1.62

*Exclusive of special items


SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR                                         2000            1999  % Change         1998           1997           1996
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                              $613,011        $624,229     (2)%      $590,516       $566,346       $482,081
Provision for loan and lease losses                23,819          23,575      1          23,775         15,763         15,850
Noninterest income
   (excluding securities transactions)            226,644         191,140     19         161,124        134,144        104,789
Securities gains (losses)                         (15,456)            655     NM           6,423          2,837          3,520
Noninterest expenses
   (excluding special charges)                    468,846         470,140     (0)        458,326        440,329        378,205
Special charges (1)                                43,007          28,002     54          61,140         23,559         11,210
Net income                                        191,734         196,958     (3)        141,744        145,488        123,044
Operating income
   (net income excluding special items) (1)       234,686         217,774      8         186,946        161,035        131,826
------------------------------------------------------------------------------------------------------------------------------------
SHARE DATA (2)
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share:
   Basic                                            $1.33           $1.35     (1)%         $0.97          $1.00          $0.88
   Diluted                                           1.32            1.34     (1)           0.95           0.98           0.87
   Operating diluted earnings per share (1)          1.62            1.48      9            1.25           1.08           0.93
   Operating diluted cash basis
     earnings per share (1)(3)                       1.76            1.62      9            1.37           1.18           1.00
Dividends per share                                  0.50            0.47      6            0.44           0.38           0.34
Book value per share at year end                     9.42            8.22     15            8.37           7.97           7.39
Tangible book value per share at year end .          8.11            6.95     17            6.97           6.88           6.59
Stock price:
   High                                             21.06           20.25      4           26.75          23.81          14.32
   Low                                              10.44           14.31    (27)          12.81          12.94           9.50
   Close                                            19.94           15.06     32           20.00          23.00          14.00
Weighted average shares outstanding:
   Basic                                          144,270         145,758     (1)        146,119        145,481        139,187
   Diluted                                        145,194         147,428     (2)        148,965        148,600        141,658
------------------------------------------------------------------------------------------------------------------------------------
KEY PERFORMANCE RATIOS
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets                             1.05%           1.12%    (6)%          0.90%          1.05%          1.08%
Return on average equity                            15.69           16.42     (4)          11.96          13.01          12.53
Operating return on average assets (1)               1.28            1.24      3            1.19           1.16           1.16
Operating return on average equity (1)              19.20           18.16      6           15.78          14.40          13.42
Net interest margin (4)                              3.65            3.86     (5)           4.10           4.42           4.58
Average equity to average assets                     6.66            6.81     (2)           7.55           8.07           8.66
Efficiency ratio (5)                                54.72           56.45     (3)          59.35          61.37          64.44
Noninterest income as a percent
   of total income (6)                              26.99           23.44     15           21.44          19.15          17.86
Tier 1 leverage capital ratio                        7.02            6.75      4            7.22           7.65           8.11
Dividend payout ratio (7)                           36.91           33.19     11           40.38          39.60          33.86
------------------------------------------------------------------------------------------------------------------------------------

NM Not Meaningful (1) Special items consist of (i) special charges and (ii) losses on restructuring the investment portfolio of $10.4 million on an after-tax basis in 2000. Special charges consist of merger charges, costs to discontinue the correspondent mortgage business, asset write-downs and branch closing costs and on an after-tax basis amounted to $32,591, $20,816, $45,202, $15,547 and $8,782 during 2000, 1999, 1998, 1997 and 1996, respectively, See note 9 to the Consolidated Financial Statements. (2) Where appropriate amounts have been adjusted for a two-for-one split of the common stock in May 1998. (3) Earnings before amortization of goodwill and core deposit premiums. (4) Net interest income divided by average interest-earnings assets, calculated on a fully-taxable equivalent basis. (5) Excludes distribution on securities of subsidiary trusts, special items and securities transactions. (6) Excludes securities transactions. (7) Cash dividends paid divided by net income.

[PHOTO]


 "IN LESS THAN A DECADE,
 WE HAVE GROWN FROM
 THE THIRD LARGEST BANK
 IN MAINE TO THE THIRD
 LARGEST BANKING
 COMPANY HEADQUARTERED
 IN NEW ENGLAND."

 DEAR SHAREHOLDERS:

     2000 was perhaps the most momentous year in our history - yet dramatic change and growth have become something of a practiced routine for our organization.

     In 2000, we changed the name of our multi-state banking and financial services holding company from Peoples Heritage Financial Group, Inc., to Banknorth Group, Inc. - a name that is more descriptive of our new prominence as a diversified Northeast financial services leader.

     We acquired one of the Northeast's most respected financial services providers, Banknorth Group, Inc. Our largest acquisition ever broadened our market leadership, vaulted our assets to over $18 billion, and positioned us as the third largest banking company based in New England and one of the nation's 50 largest commercial banking companies.

     In addition, we achieved record operating earnings for the seventh consecutive year. During the period, we significantly expanded our franchise while maintaining our focus on profitability as demonstrated by our loan growth, fee income expansion, enhanced expense control and continued strong asset quality performance.

A NORTHEAST BANKING LEADER

     In less than a decade, we have grown from the third largest bank in Maine to the third largest banking company headquartered in New England.

     While Peoples Heritage remains the name of our Maine banking subsidiary, the new Banknorth name now represents the dominant financial services organization in northern New England. Our acquisition of Banknorth Group expanded our franchise into two new states, Vermont and upstate New York, and strengthened our franchises in New Hampshire and Massachusetts. We now hold the number one deposit market share in Maine and New Hampshire and the number two deposit market share in Vermont. We are among the top five in market share in Massachusetts and have the potential for growth in Connecticut and upstate New York.

     In Massachusetts, the Banknorth acquisition also solidified our position in the Worcester area, the second largest city in New England, and linked our franchise in the Haverhill and Springfield areas to provide us with a strong presence across the state.

 A YEAR OF ACCOMPLISHMENT

     At Banknorth, in keeping with the tradition established by Peoples Heritage Financial Group, we only seek growth with profitability. To that end, in 2000, we increased our profitability by continuing to expand and diversify our loan portfolio as evidenced by strong commercial and consumer loan growth. We enjoyed great success with "Simply Free Checking" - our fastest growing account. In addition, our development as a diversified financial services company significantly enhanced our fee income.

     To reflect our emergence as a commercial bank and expanded earnings capacity, we also changed all our bank charters to OCC commercial bank charters. The new charters reflect our greater earnings capacity over thrifts and the lending diversification well beyond mortgage loans. Since commercial banks generally trade at higher earnings multiples than thrifts, the change is also designed to deliver greater shareholder value. We also repurchased more than 5.5 million shares of our common stock in 2000, further reflecting our commitment to shareholders.

REDEFINING COMMUNITY BANKING

     For us, community banking has always meant staying close to our customers - serving them in the ways they want to be served. As we look ahead, we will continue to maintain that commitment to our customers. Yet the ways in which we connect with our customers will continue to evolve.

     In 2001, we will leverage new ways to deliver seamlessly integrated financial services including electronic banking, insurance and investing services that bring together the entire range of Banknorth resources. We will seek to continue to deliver sales and service that set the standard in the markets we serve.

     By focusing on delivering for our customers while driving profitability, we have become the premier community banking and financial services company in the Northeast. For our customers, employees and shareholders, our opportunities for success continue to grow with us.

Sincerely yours,

/s/ William J. Ryan

William J. Ryan
Chairman, President and
Chief Executive Officer


               [BAR CHART]

YEAR          FEE INCOME AS A % OF TOTAL INCOME*

1996                     17.86%
1997                     19.15%
1998                     21.44%
1999                     23.44%
2000                     26.99%

*As a percentage of total income excluding losses on securities restructuring


               [BAR CHART]

YEAR          OPERATING RETURN ON AVERAGE EQUITY*

1996                     13.42%
1997                     14.40%
1998                     15.78%
1999                     18.16%
2000                     19.20%

*Exclusive of special items

WE'RE NOW THE NUMBER ONE COMMUNITY BANK IN THE NORTHEAST


                [BAR CHART]

YEAR      OPERATING RETURN ON AVERAGE ASSETS*

1996                    1.16%
1997                    1.16%
1998                    1.19%
1999                    1.24%
2000                    1.28%

*Exclusive of special items


RECORD FINANCIAL PERFORMANCE

     2000 was another year of outstanding financial performance at Banknorth Group.

     Record earnings. We achieved our seventh consecutive earnings year on an operating basis. Operating earnings, exclusive of merger-related and other special charges, were $234.7 million, or $1.62 per diluted share in 2000, up 9% on a diluted share basis from 1999's operating earnings of $217.8 million, or $1.48 per diluted share.

     Total assets. The acquisition of Banknorth Group - our largest acquisition ever with assets of $4.6 billion - strengthened our market leadership and increased our assets to $18.2 billion at year end.

     Net income. Our net income for the year was $191.7 million, or $1.32 per diluted share, down 3% from 1999, mostly due to costs related to the acquisition of Banknorth by the former Peoples Heritage Financial Group which took on the Banknorth name.

     Expense control. Executing our largest bank acquisition in the past five years, we again achieved cost savings while enhancing revenues. Operating noninterest expenses actually declined slightly during 2000.

     Increased dividend. Following the fourth quarter of 2000, we increased our quarterly dividend by 4% over the dividend paid for the previous quarter.

     Loan growth. Loans were up 10% in 2000, led by a 20% increase in commercial business loans. Consumer loans increased by 12% and commercial real estate loans by 10%. Mortgage loans decreased by 1% for the year as a result of new loans being sold into the secondary market.

     Asset quality. Our asset quality remains strong. Nonperforming assets as a percentage of total assets stood at 0.37% at the end of 2000, level with year end 1999. Our loan growth did not come at the expense of asset quality.

     Fee income. Noninterest income, exclusive of securities restructuring, increased 19% for the year. With the acquisitions of insurance agencies in Massachusetts and Connecticut, insurance commissions jumped 27%. In addition, merchant and card product income and deposit services income were both up 17%, and trust and investment advisory services fees increased by 8% for the year. All combined, fee income increased to nearly 30% of revenue in the fourth quarter of 2000, up from 18% just four years ago.

     Return on Average Equity. Our profitability ratios continue to improve year to year. Operating Return on Average Equity (ROE) for the year reached 19.20%, up from 18.16% for the previous year.

     Return on Average Assets. Operating Return on Average Assets (ROA) was 1.28% in 2000, up from 1.24% in 1999.

     Efficiency ratio. Maintaining our trend of better efficiency, in 2000 our efficiency ratio improved to 54.7% from 56.5% in 1999 - down 10 points in the past four years.

THE NEW BANKNORTH

     Formerly Peoples Heritage Financial Group, Inc., the new Banknorth Group, Inc. is the third largest banking company headquartered in New England. We are one of the nation's 50 largest commercial banks with over $18.2 billion in assets, nearly 300 branches and 400 ATMs.

     Along with adopting the Banknorth Group name in 2000 to reflect our growing strength in the Northeast, this year's acquisition of Banknorth expanded our franchise and solidified our position as a Northeast community banking leader. We hold the number one market position in Maine and New Hampshire, number two in Vermont, we're among the top five in Massachusetts, and we have a growing presence in upstate New York and Connecticut. We also hold the largest combined market share in Maine, New Hampshire and Vermont.



                                   [GRAPHIC]

WE'RE NOW ONE OF THE NATION'S 50 LARGEST COMMERCIAL BANKS


      [BAR CHART]

YEAR      EFFICIENCY RATIO

1996           64.44%
1997           61.37%
1998           59.35%
1999           56.45%
2000           54.72%


     Maine. Our Maine subsidiary, Peoples Heritage Bank, strengthened our leading market position. The Bank was once again recognized as the number one lender to first-time homebuyers in Maine by the Maine State Housing Authority. The Government Banking Division now has 50% of the market share of municipal accounts in the state. And the Maine Development Foundation recognized our commitment to the state with their annual leadership award, The Champion for Economic Growth. Reflecting our profitable expansion, we opened a new corporate headquarters in Portland.

     New Hampshire. In New Hampshire, our affiliate, Bank of New Hampshire, received national recognition for its Small Business Solutions program. We are now taking the program throughout our banking network. The American Bankers Association recognized Bank of New Hampshire's commitment to the development of affordable housing programs and community projects. For the third consecutive year, we won the New Hampshire Business Finance Authority's number one lender award for large banks.

     Massachusetts. In Massachusetts, in addition to expanding our franchise, we unified our presence to strengthen our identity in the state by converting to a single name, First Massachusetts Bank. First Massachusetts was the name of the bank acquired in 2000 as part of the Banknorth acquisition. To reflect our wider geographic presence in Massachusetts, we also moved the headquarters of our Massachusetts bank to Worcester.

     Vermont. Our Vermont banks, The Howard Bank, Franklin Lamoille Bank, and First Vermont Bank, combined have that state's second largest deposit market share. With demographics similar to Maine and New Hampshire where we continue to thrive, we expect our products and services to enjoy great success.

     New York. In upstate New York, where we operate as Evergreen Bank, we are continuing to expand our breadth of products and services.

     Connecticut. And in Connecticut, GBT, a division of First Massachusetts Bank, provides a presence in an important market and affords us new opportunities.

OUR STRATEGY FOR SUCCESS

     With the advent of our largest acquisition ever and new opportunities presented by the strength of our expanded franchise, 2000 was a year in which we once again reviewed our strategic plan and vision. To us, planning is an opportunity to evaluate our accomplishments, renew our vision, and expect more from ourselves.

     Our history is one of growth and success by combining our community banking philosophy with an increasingly sophisticated array of services - and we continue to take steps to strengthen our franchise for the future. Understandably, our plan is more one of refinement than major revision.

                                   [GRAPHIC]


     Our Banknorth strategic plan is to build on our position as the premier community financial services company in the Northeast by focusing on performance, customers, employees and information.

     Greater performance. By performance, we mean we will look for ways to continue our strong growth in earnings by focusing on growing existing core businesses, by controlling costs, by strengthening noninterest income to improve revenue balance, and by establishing, acquiring, and partnering with complementary businesses.

     In 2000, we made strides on all counts. Our growth came from more than acquisitions. We continued to increase the number of

WE'RE NOW THE THIRD LARGEST BANKING COMPANY HEADQUARTED IN NEW ENGLAND


products sold to each customer by improving our cross-sell ratios. We are also taking successful products and approaches among our subsidiary banks and rolling them out to other states to increase our success. As we expand as a diversified financial services company, our corresponding increase in noninterest income continues to improve our revenue balance. While we will continue to maintain our highly disciplined approach to acquisitions, we will seek out new opportunities to expand our size, strength, and ability to serve our customers and deliver shareholder value.

     Customer commitment. Our strategic plan is also a commitment to our customers. For all our customers, we pledge to deliver sales and service that set the standard in the markets we serve. Additionally, for our Relationship Customers, we will seek to deliver seamlessly integrated financial services that bring together the entire range of Banknorth resources.

     Employee strength. For our valued and talented employees, we have committed to further strengthening our ranks. We will ensure Banknorth is a place where each employee is and feels valued. We will empower managers to lead and to take action, and we will recognize and reward all employees for superlative performance.

     Enhanced information. Finally, we are committed to improving the accuracy, scope, availability, and ease-of-use of information in order to know and serve customers better, to strengthen decision-making, and to improve process quality, speed, and consistency. Our Internet Banking Services, discussed on the pages that follow, are just one example.

REDEFINING COMMUNITY BANKING

     Community banking is not what it used to be - and that is just the way we want it at Banknorth. We are taking the concept of community banking - personalized, local service that is close to customers - and changing the way customers think about it. We are redefining community banking to include an increasingly sophisticated array of financial services, ones not usually available with the level of personalized service that has come to define the local banks of Banknorth Group.

     New directions. At Banknorth, our definition of community banking includes our expanded insurance and investing services, our individual and corporate trust services, our new Internet Banking program, our PhoneBank that handles over a million calls each month, our successful low-cost deposit products, local decision-making capabilities, and much more.

     To us, community banking simply has new aspects. Whenever we bring customers community banking, we always bring it to a community of one - even if that one is sitting at a home computer accessing our Internet Banking Services.

                                   [GRAPHIC]

WE'VE NOW ACHIEVED RECORD EARNINGS 7 YEARS IN A ROW


       [BAR CHART]

YEAR      OPERATING INCOME*

1996           $131,826
1997           $161,035
1998           $186,946
1999           $217,774
2000           $234,686

*Net income excluding special items


       [BAR CHART]

YEAR       FEE INCOME GROWTH*

1996           $104,789
1997           $134,144
1998           $161,124
1999           $191,140
2000           $226,644

*Excluding losses on securities restructuring


     Strengthening relationships. Community banking is also about relationships. By getting to know our customers better, we are able to strengthen and deepen our relationships by increasing the number of products and services used by each customer. It is simply about helping our customers manage their finances better.

     At Banknorth, we are broadening the notion of community banking, so that it includes the full array of services that make us a one-stop financial resource for our customers - all available at or through their local community bank.

OUR COMMERCIAL BANKING STRENGTH

     Banknorth provides a comprehensive range of commercial financial services. As a result, we are a leading choice for commercial borrowers across the Northeast. With an average commercial loan size of approximately $400,000, our lending expertise and systems are ideal for the mid-size and small businesses that comprise so much of our market area. We serve the large segment of commercial borrowers that bigger banks tend to ignore with a full range of commercial financial services that smaller banks simply cannot match. All with a level of service that demonstrates we care about each of our customers and value their business. At December 31, 2000, commercial business loans reached $2.3 billion, up 20% over December 31, 1999.

     Asset Based Lending. In addition to our traditional lending services that are typically collateral-based, the Asset Based Lending Group of Banknorth experienced significant growth in 2000.

     Driven by merger related market opportunities, our geographic expansion and the hiring of experienced asset based lending professionals, our asset based loan commitments reached $340 million, loans outstanding exceeded $200 million and fee income exceeded $1 million - all up over 100% from just one year ago.

     Cash Management. As an integral part of our commercial banking services, our cash management program keeps our customers' business capital working to maximize cash flow and investment income. In 2000, cash management fees grew 13% to $7.7 million. We have the majority of the cash management market share in Maine, have bolstered our market share in New Hampshire, and added new customer relationships in Massachusetts.

     Merchant Credit Card Processing. Our merchant credit card processing business has achieved tremendous growth and profitability increases over the past several years. In 2000, our merchant business contributed over $3.7 million in net fee income and we acquired over 2,500 new merchant customers, bringing our merchant customer total to nearly 12,000.

     Leasing Services. In 2000, we changed the name of our leasing organization to Banknorth Leasing Company and opened a new office in Avon, Connecticut. We remain a strong municipal lessor in the New England market and have expanded our territory to include all of the Northeast.

     Commercial charters. Our change in 2000 to commercial banking charters with the Office of the Comptroller of Currency (OCC) reflects our strength as a commercial bank, our greater earnings capacity over thrifts and lending diversification well beyond mortgage loans.

     Internet Banking for business. Internet Banking services will be introduced to commercial customers in the second quarter of 2001.

CONSUMER BANKING THE WAY OUR CUSTOMERS WANT IT

     At Banknorth we offer a full complement of consumer banking services, as well as less traditional consumer services one might not expect from community banks. Services such as trust, insurance and investment planning services, a delivery network that includes branches, ATMs, supermarket branches, and a PhoneBank - and now increasingly sophisticated Internet Banking Services that bring our capabilities right into the home. These are new directions for community banks as we continue to offer our customers the widest array of services delivered when and where they need and want them.

     Consumer lending. With growth in both Indirect Auto and Home Equity Lending, consumer lending increased 12% in 2000. One of our greatest strengths is our ability to take our consumer lending expertise to new markets.

     Banknorth is the leading indirect auto lender in most of the markets we serve. That is because we have developed a corporate expertise in working with car dealers and we understand and deliver what they need. For example, we provide a consistently high volume of loans, we review and approve loans quickly, usually in less than 20 minutes, and we're open on weekends and evenings, when the dealers are.

     As a home equity lender, we are a leading choice for those customers who need to turn some of the equity in their homes into cash - whether for a college education, home expansion, or another important expenditures.

     Mortgage lending. As the Northeast's leading community bank, we continue to lead the way in providing home mortgages. We are the number one mortgage originator in both Maine and New Hampshire.

     Deposit products. In 2000, we opened over 130,000 new "Simply Free Checking" accounts, as we executed our plan to leverage successful products across our markets.

     Expanded branch and ATM network. The acquisition of Banknorth Group brought our banking network to 285 branches and expanded our ATM network to 400 throughout the Northeast. In addition, we provide

WE'VE NOW GROWN TO OVER $18 BILLION IN ASSETS


  [BAR CHART]

YEAR      AVERAGE ASSETS

1996      $13,344,023
1997      $13,857,897
1998      $15,696,234
1999      $17,607,244
2000      $18,393,226


a network of supermarket branches offering weekend and evening hours. To improve efficiencies, we closed or sold branches that no longer met our business goals.

     Private Banking. We offer a full range of Private Banking services for those customers who require a higher level of specialized and personal banking service.

     PhoneBank. Another way we offer services when and where our customers want them is through our PhoneBank that handles over one million calls each month.

     Internet Banking for consumers. Our new Internet Banking service for retail customers, launched in early 2001, is one more way we are bringing our services right to our customers where they want them.

INSURANCE SERVICES THAT BROADEN OUR SCOPE

     In 2000, we broadened our revenue stream by expanding our ability to provide insurance services throughout several of our markets. Accordingly, insurance commissions rose 27% in 2000 over 1999. Our insurance brokerage subsidiary completed key acquisitions of leading insurance agencies in Massachusetts and Connecticut to enhance and broaden our revenue base through the growth of fee-based income.

     In Massachusetts, our insurance brokerage subsidiary, Morse, Payson & Noyes Insurance, acquired the Palmer Goodell Insurance Agency headquartered in Springfield. The acquisition expanded our insurance agency presence into southwestern Massachusetts and expanded our capabilities in employee payroll deduction programs, disability insurance, and the insuring of schools, nonprofit organizations and health and human service agencies.

     In Connecticut, Morse, Payson & Noyes Insurance acquired one of the state's largest insurance agencies, the Watson Group located in Wethersfield. The purchase represents our initial entry into the Connecticut insurance brokerage business.

     With our increased size and corporate expertise, we gain greater leverage with underwriters to negotiate better pricing. In turn, we can increase our revenues while offering attractive rates to customers.

GOVERNMENT BANKING THAT KEEPS ON GROWING

     Our expertise in Government Banking, formerly called Public Finance, continues to fuel our expansion in public sector deposits. In 2000, Government Banking deposits exceeded $1 billion, up from $626 million in 1999. Our new business includes the State of Maine account, Maine Turnpike Authority, and the State of Vermont account.

     Our Government Banking group now holds a 50% market share in Maine - much more than any other bank, and the number two market position in New Hampshire.

                                   [GRAPHIC]


EXPANDING TRUST AND INVESTMENT SERVICES

     Our new directions in community banking also include trust and investment services to provide all the services our customers need through their local community bank.

     Trust Services. In 2000, trust assets under management doubled with the acquisition of Banknorth and its money management firm, The Stratevest Group, NA.

     Investment Planning Services. Whether our customers are looking for mutual funds, stocks, bonds or annuities, they can find it through our Heritage Investment Planning Group. In 2000, our investment advisory services income rose 15% over 1999.

WE NOW HAVE OVER ONE MILLION CUSTOMERS



                                   [GRAPHIC]

INTERNET BANKING FOR CONSUMERS AND COMPANIES

     The successful launch of Internet Banking is yet another way we are bringing our consumer and commercial services to customers wherever they need them.

     Our recently launched Internet Banking service for retail customers now provides online account summaries and balances, account transfers, deposit account transaction histories, bill payment, link to credit card information, check reorders, change of address, and e-mail for problem resolution. Our Internet business services online will include full bank relationship access, account transaction history, bill payment, a link to account officers for loans and leases, and links to insurance brokerage and investment information.

NEW DIRECTIONS FOR GROWTH

     We believe we are only beginning to realize the benefits of the tremendous opportunities resulting from the acquisition of Banknorth. We've gained new economies of scale, greater access to capital, and strengthened our franchise for the future.

     With mid-size loans at the heart of our commercial lending business, we can now provide more loans and larger dollar amounts. A greater range of customers now view us as a source for business lending. And our expanded size enables our customers to grow with us through our enhanced capabilities.

     We now have a greater opportunity to share successful products across markets and cross-sell services as appropriate. For example, the acquisition enabled us to bring new services to our acquired markets. In addition to opening tens of thousands of new checking accounts, we are rapidly expanding services such as home equity lending and indirect auto lending. Our insurance, investment and trust services also represent opportunities to expand as a one-stop financial resource.

     You could say we are doing what we have always done, sticking to our roots and our proven approach to community banking. To better serve our customers, our shareholders, and our employees, we are just branching out in new directions.

                                          Banknorth Group, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------------------------------------------------
RESULTS FOR THE YEAR                                2000           1999       % Change         1998           1997           1996
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                             $613,011       $624,229          (2)%      $590,516       $566,346       $482,081
Provision for loan and lease losses               23,819         23,575           1          23,775         15,763         15,850
Noninterest income
    (excluding securities transactions)          226,644        191,140          19         161,124        134,144        104,789
Securities gains (losses)                        (15,456)           655          NM           6,423          2,837          3,520
Noninterest expenses
    (excluding special charges)                  468,846        470,140          (0)        458,326        440,329        378,205
Special charges(1)                                43,007         28,002          54          61,140         23,559         11,210
Net income                                       191,734        196,958          (3)        141,744        145,488        123,044
Operating income
    (net income excluding special items)(1)      234,686        217,774           8         186,946        161,035        131,826
------------------------------------------------------------------------------------------------------------------------------------
SHARE DATA(2)
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share:
    Basic                                          $1.33          $1.35          (1)%         $0.97          $1.00          $0.88
    Diluted                                         1.32           1.34          (1)           0.95           0.98           0.87
    Operating diluted earnings per share(1)         1.62           1.48           9            1.25           1.08           0.93
    Operating diluted cash basis
    earnings per share(1)(3)                        1.76           1.62           9            1.37           1.18           1.00
Dividends per share                                 0.50           0.47           6            0.44           0.38           0.34
Book value per share at year end                    9.42           8.22          15            8.37           7.97           7.39
Tangible book value per share at year end           8.11           6.95          17            6.97           6.88           6.59
Stock price:
    High                                           21.13          20.25           4           26.75          23.81          14.32
    Low                                            10.38          14.31         (27)          12.81          12.94           9.50
    Close                                          19.94          15.06          32           20.00          23.00          14.00
Weighted average shares outstanding:
    Basic                                        144,270        145,758          (1)        146,119        145,481        139,187
    Diluted                                      145,194        147,428          (2)        148,965        148,600        141,658
------------------------------------------------------------------------------------------------------------------------------------
KEY PERFORMANCE RATIOS
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets                            1.05%          1.12%         (6)%          0.90%          1.05%          1.08%
Return on average equity                           15.69          16.42          (4)          11.96          13.01          12.53
Operating return on average assets(1)               1.28           1.24           3            1.19           1.16           1.16
Operating return on average equity(1)              19.20          18.16           6           15.78          14.40          13.42
Net interest margin(4)                              3.65           3.86          (5)           4.10           4.42           4.58
Average equity to average assets                    6.66           6.81          (2)           7.55           8.07           8.66
Efficiency ratio(5)                                54.72          56.45          (3)          59.35          61.37          64.44
Noninterest income as a
  percent of total income                          26.99          23.44          15           21.44          19.15          17.86
Tier 1 leverage capital ratio                       7.02           6.75           4            7.22           7.65           8.11
Dividend payout ratio(7)                           36.91          33.19          11           40.38          39.60          33.86
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
------------------------------------------------------------------------------------------------------------------------------------
Assets                                       $18,343,226    $17,607,344           4%    $15,696,234    $13,857,897    $11,344,023
Loans and leases                              10,485,289      9,908,177           6      10,679,544      9,328,963      7,799,062
Earning assets                                16,954,605     16,315,233           4      14,503,172     12,906,106     10,601,537
Deposits                                      11,891,481     11,784,103           1      11,435,942     10,341,582      9,004,618
Shareholders' equity                           1,222,378      1,199,496           2       1,184,770      1,117,953        982,204
------------------------------------------------------------------------------------------------------------------------------------
AT YEAR END
------------------------------------------------------------------------------------------------------------------------------------
Assets                                       $18,233,810    $18,508,264          (1)%   $16,453,120    $15,332,821    $12,894,769
Loans and leases, gross                       10,845,662      9,854,656          10       9,925,137     10,012,718      8,524,522
Debt and equity securities                     5,880,658      6,873,182         (14)      4,379,774      3,617,236      3,031,996
Deposits                                      12,107,256     11,710,501           3      12,016,212     11,088,410      9,996,458
Borrowings                                     4,560,615      5,367,478         (15)      2,910,173      2,774,286      1,648,026
Shareholders' equity                           1,330,857      1,192,274          12       1,222,390      1,164,383      1,087,890
Common shares outstanding                        141,245        144,974          (3)        146,105        146,133        147,231
Nonperforming assets(8)                           67,132         69,192          (3)         89,021         98,125         97,007
------------------------------------------------------------------------------------------------------------------------------------

NM Not meaningful

(1) Special items consist of (i) special charges and (ii) losses on restructuring the investment portfolio of $10.4 million on an after-tax basis in 2000. Special charges consist of merger charges, costs to discontinue the correspondent mortgage business, asset write-downs and branch closing costs and on an after-tax basis amounted to $32,591, $20,816, $45,202, $15,547and $8,782 during 2000, 1999, 1998, 1997 and 1996, respectively. See Note 9 to the Consolidated Financial Statements. (2) Where appropriate amounts have been adjusted for a two-for-one split of the common stock in May 1998. (3) Earnings before amortization of goodwill and core deposit premiums. (4) Net interest income divided by average interest-earning assets, calculated on a fully-taxable equivalent basis. (5) Excludes distribution on securities of subsidiary trusts, special items and securities transactions. (6) Excludes securities transactions.
(7) Cash dividends paid divided by net income (8) Nonperforming assets consist of nonperforming loans, other real estate owned and repossessed assets.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion and analysis which follows focuses on the factors affecting Banknorth Group, Inc.'s (the "Company") results of operations during 2000, 1999, and 1998 and financial condition at December 31, 2000 and 1999. The Consolidated Financial Statements and related notes should be read in conjunction with this review. Certain amounts in years prior to 2000 have been reclassified to conform to the 2000 presentation.

GENERAL

Banknorth Group, Inc. is a multi-bank holding company which conducts business from its headquarters in Portland, Maine and, as of December 31, 2000, 285 offices located in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. The Company is the largest bank holding company headquartered in northern New England and one of the Country's 50 largest commercial banking companies.

     The Company offers a broad range of commercial and consumer banking services and products as well as trust, investment advisory and insurance brokerage services through eight wholly-owned banking subsidiaries, all of which are national banks: Peoples Heritage Bank, N.A. ("PHB"), Bank of New Hampshire, N.A. ("BNH"), First Massachusetts Bank, N.A. ("First Massachusetts"), Franklin Lamoille Bank, N.A. ("Franklin Lamoille"), First Vermont Bank, N.A. ("First Vermont"), The Howard Bank, N.A. ("Howard"), Evergreen Bank, N.A. ("Evergreen") and The Stratevest Group, N.A ("Stratevest"), a nondepository trust company. PHB operates offices throughout Maine and, through subsidiaries, engages in financial planning, insurance brokerage and equipment leasing activities. At December 31, 2000, PHB had assets of $4.4 billion and equity of $327 million. BNH operates offices throughout New Hampshire. At December 31, 2000, BNH had assets of $4.6 billion and equity of $303 million. First Massachusetts operates offices in Massachusetts, southern New Hampshire and, through its GBT division, central Connecticut. At December 31, 2000, First Massachusetts had assets of $6.2 billion and equity of $438 million. Franklin Lamoille, Howard and First Vermont operate offices throughout Vermont. At December 31, 2000, Franklin Lamoille, Howard and First Vermont Bank had assets of $341 million, $1.0 billion and $753 million, respectively, and equity of $23 million, $77 million and $60 million, respectively. Evergreen operates offices in upstate New York and had assets of $1.3 billion and equity of $77 million at December 31, 2000. Stratevest is headquartered in Vermont and conducts business in each of the states in which the Company's depository subsidiaries have offices. At December 31, 2000, Stratevest had approximately $8.8 billion in assets under management. Each of the depository banks is a member of the Bank Insurance Fund ("BIF") administered by the Federal Deposit Insurance Corporation ("FDIC").

Business Strategy

The principal business of the Company consists of attracting deposits from the general public and using such deposits and other sources of funds to originate commercial business loans and leases, commercial real estate loans, residential mortgage loans and a variety of consumer loans. In addition to keeping loans for its own portfolio, the Company sells loans into the secondary market. The Company also invests in mortgage-backed securities and securities issued by the United States Government and agencies thereof, as well as other securities. In addition, the Company engages in trust, investment advisory and insurance brokerage activities.

     The Company's goal is to sustain profitable, controlled growth by focusing on increasing loan and deposit market share in New England and upstate New York, developing new financial products, services and delivery channels, closely managing yields on earning assets and rates on interest-bearing liabilities, increasing noninterest income through, among other things, expanded trust, investment advisory and insurance brokerage services, and controlling the growth of non-interest expenses. It is also part of the business strategy of the Company to supplement internal growth with targeted acquisitions of other financial institutions and insurance agencies in its market area. During the period covered by this discussion, the Company engaged in numerous merger and acquisition related activities. For further information, see Note 2 to the Consolidated Financial Statements and "Completed Acquisitions" below. The Company regularly evaluates potential acquisitions and, as a general rule, announces acquisitions only after a definitive agreement has been reached.

Economic Conditions

The Company believes that its market area has witnessed steady economic growth since 1992. Although the Company's market area has witnessed steady economic growth, bank regulatory agencies are noting increased risk in loan portfolios at banks across the country. In addition, oil and gas price increases and other factors may result in an overall slow-down of the economy. There can be no assurance that the economies and real estate markets in the Company's primary market areas will continue to grow and be significant determinants of the quality of the Company's assets in future periods and, thus, its results of operations, liquidity and financial condition.

Completed Acquisitions

During the third quarter of 2000, the Company completed the acquisition of Palmer Goodell Insurance Agency, Inc. (based in Springfield, Massachusetts) and Arthur A. Watson & Co., Inc. (an insurance agency based in Wethersfield, Connecticut). These agencies, which were acquired for a combination of cash and stock, had combined annual revenues of approximately $18 million in 1999. The acquisitions resulted in the recording of goodwill of $22.5 million, which is being amortized over 20 years. These insurance agency acquisitions are an important part of the Company's strategy to offer its customers a full range of financial services in all the markets it serves.

     On May 10, 2000, the Company completed the acquisition of Banknorth Group, Inc. ("Banknorth"), which was effected by the merger of Banknorth with and into People Heritage Financial Group, Inc., which changed its name to "Banknorth Group, Inc." as a result of the merger. Approximately 42.9 million shares of common stock of the Company ("Common Stock") were issued in connection with this transaction. As of December 31, 1999, Banknorth had total assets of $4.6 billion and total shareholders' equity of $341 million. The acquisition was accounted for using the pooling-of-interests method and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

     On January 1, 1999, the Company completed the acquisition of SIS Bancorp, Inc. ("SIS"). Approximately 16.3 million shares of Common Stock were issued in connection with this acquisition. SIS had total assets of $2.0 billion and shareholders' equity of $139 million at December 31, 1998. The acquisition of SIS was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

     During 1998, the Company completed the acquisition of three insurance agencies for an aggregate of 454,864 shares of Common Stock. These acquisitions were accounted for as purchases and, accordingly, the Company's financial statements reflect their operations from the date of acquisition. The Company recorded $9.3 million of goodwill in connection with these purchases.

     On April 10, 1998, the Company completed the acquisition of CFX Corporation ("CFX"). Approximately 32.8 million shares of Common Stock were issued in connection with this transaction. At December 31, 1997, CFX had total assets of $2.9 billion and total shareholders' equity of $245.7 million. The acquisition of CFX was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

     The Company incurred various merger related and restructuring charges in connection with the foregoing acquisitions and in connection with acquisitions effected by acquired companies such as Banknorth, SIS and CFX (collectively, "special charges"). On an after-tax basis special charges amounted to $32.6 million, $20.8 million and $45.2 million in 2000, 1999 and 1998, respectively. Included in the 2000 special charges were $31.5 million of mergerrelated expenses and $1.1 million of expenses related to the closing of 11 branches. Special charges in 1999 included $5.3 million of after-tax costs to discontinue the Company's correspondent mortgage business. For additional information, see "Results of Operations - Special Charges" and Note 9 to the Consolidated Financial Statements. The Company also incurred a $15.9 million pre-tax loss on the restructuring of the securities portfolio in the second quarter of 2000, which along with special charges comprise special items.

RESULTS OF OPERATIONS
Comparison of 2000 and 1999

Overview

The Company reported net income of $191.7 million or $1.32 per diluted share in 2000, compared to $197.0 million or $1.34 per diluted share in 1999. Excluding special items, the Company earned $234.7 million or $1.62 per diluted share in 2000 compared to $217.8 million or $1.48 per diluted share during 1999, an increase of 9%. Return on average equity excluding special items was 19.20% in 2000 compared to 18.16% in 1999. The improved results were attributable to increased noninterest income and improved efficiency.

     Total revenues, excluding securities transactions, increased 10% during 2000 as a result of increased noninterest income. Noninterest income excluding securities transactions increased 19% during 2000, primarily as a result of increases in income from deposit services, and insurance commissions. Net interest income decreased 2% during 2000, as compared to 1999. The decrease was attributable to a decrease in net interest margin due to increased short-term interest rates. The decline in net interest margin reflected an increase in the average rates paid on interest-bearing liabilities, particularly higher rates on Federal Home Loan Bank advances.

     Noninterest expenses, excluding special items, remained flat in 2000 while total revenues increased 9%. Factors affecting the results included the acquisition of two insurance agencies offset by the sale, merger or closing of branches and merger synergies throughout the year.

Net Interest Income

Net interest income on a fully taxable-equivalent basis decreased by $10.3 million, or 2%, during 2000 due primarily to a 61 basis point increase in average rates paid on interest-bearing liabilities. The net interest margin declined to 3.65% in 2000 from 3.86% during 1999 due primarily to rising short-term interest rates during the year. Average loans and leases increased by $577.1 million, or 6%, in 2000 compared to 1999. Commercial and consumer loans experienced significant growth while residential real estate loans declined. Residential real estate loans declined largely due to the Company's discontinuance of the correspondent mortgage business in January 1999 and the April 1999 conversion of $633 million of residential loans into mortgage-backed securities, which are classified as securities held to maturity. Average securities increased $146 million, or 2%, in 2000. Average deposits increased 1% during 2000. Average interest-bearing liabilities increased $569.2 million, or 4%, in 2000 compared to 1999. Information on average balances, yields and rates for the past three years can be found in Table 1. Table 2 shows the changes from 1999 to 2000 in tax equivalent net interest income by category due to changes in rate and volume.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
TABLE 1 -- THREE YEAR AVERAGE BALANCE SHEETS
--------------------------------------------------------------------------------
The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income on interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. For purposes of the table and the following discussion, (i) income from interest-earning assets and net interest income is presented on a fully-taxable equivalent basis primarily by adjusting income and yields earned on tax-exempt interest received on loans to qualifying borrowers and on certain of the Company's securities to make them equivalent to income and yields earned on fully-taxable investments, assuming a federal income tax rate of 35%, and (ii) unpaid interest on nonaccrual loans has not been included for purposes of determining interest income. Information is based on average daily balances during the indicated periods.

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                        2000                            1999                               1998
------------------------------------------------------------------------------------------------------------------------------------
                                 AVERAGE                YIELD/     Average                 Yield/     Average                Yield/
(Dollars in Thousands)           BALANCE      INTEREST   RATE      Balance      Interest    Rate      Balance      Interest   Rate
------------------------------------------------------------------------------------------------------------------------------------
Loans and leases (1)           $10,485,289    $898,447   8.57%    $9,908,177    $829,883    8.38%   $10,679,544    $912,102   8.54%
Investment securities            6,405,415     434,225   6.78%     6,259,436     395,616    6.32%     3,667,733     231,881   6.32%
Federal funds sold and other
  short-term investments            63,901       3,677   5.75%       147,620       7,154    4.85%       155,895       6,890   4.42%
                               -----------   ---------           -----------   ---------            -----------   ---------
Total earning assets            16,954,605   1,336,349   7.88%    16,315,233   1,232,653    7.56%    14,503,172   1,150,873   7.94%
                                             ---------                         ---------                          ---------
Noninterest earning assets       1,388,621                         1,292,111                          1,193,062
                               -----------                       -----------                        -----------
Total assets                   $18,343,226                       $17,607,344                        $15,696,234
                               ===========                       ===========                        ===========

Interest-bearing deposits:
Certificates of deposit         $4,521,217     244,985   5.42%    $4,617,521     231,755    5.02%    $4,696,446     255,745   5.45%
Brokered deposits                  118,791       7,604   6.40%       179,760       9,653    5.37%       283,499      16,535   5.83%
Other interest-bearing
   deposits                      5,309,325     158,661   2.99%     5,179,164     132,118    2.55%     4,813,522     133,136   2.77%
                               -----------   ---------           -----------   ---------            -----------   ---------
Total interest-bearing
   deposits                      9,949,333     411,250   4.13%     9,976,445     373,526    3.74%     9,793,467     405,416   4.14%
Borrowed funds                   5,005,268     306,026   6.11%     4,408,944     229,764    5.21%     2,761,451     150,228   5.44%
                               -----------   ---------           -----------   ---------            -----------   ---------
Total interest-bearing
   liabilities                  14,954,601     717,276   4.80%    14,385,389     603,290    4.19%    12,554,918     555,644   4.43%
                                             ---------                         ---------                          ---------
Non-interest bearing
   deposits                      1,942,148                         1,807,658                          1,642,475
Other liabilities                  125,324                           111,723                            184,071
Securities of subsidiary
   trusts                           98,775                           103,078                            130,000
Shareholders' equity             1,222,378                         1,199,496                          1,184,770
                               -----------                       -----------                        -----------
Total liabilities and
   shareholders' equity        $18,343,226                       $17,607,344                        $15,696,234
                               ===========                       ===========                        ===========

Net earning assets              $2,000,004                        $1,929,844                         $1,948,254
                               ===========                       ===========                        ===========

Net interest income
   (fully-taxable equivalent)                  619,073                           629,363                            595,229
Less: fully-taxable equivalent
   adjustments                                  (6,062)                           (5,134)                            (4,713)
                                             ---------                         ---------                          ---------
Net interest income                           $613,011                          $624,229                           $590,516
                                             =========                         =========                          =========
Net interest rate spread
   (fully-taxable equivalent)                            3.08%                              3.37%                             3.51%
Net interest margin
   (fully-taxable equivalent)                            3.65%                              3.86%                             4.10%
------------------------------------------------------------------------------------------------------------------------------------

(1) Loans and leases include portfolio loans and leases, loans held for sale and nonperforming loans, but unpaid interest on nonperforming loans has not been included for purposes of determining interest income.

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
TABLE 2 -- CHANGES IN NET INTEREST INCOME
--------------------------------------------------------------------------------
The following table presents certain information on a fully-taxable equivalent basis regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (1) changes in rate (change in rate multiplied by old volume),
(2) changes in volume (change in volume multiplied by old rate) and (3) changes in rate/volume (change in rate multiplied by change in volume).

------------------------------------------------------------------------------------------------------------------------------------
                                        Year Ended December 31, 2000 vs 1999            Year Ended December 31, 1999 vs 1998
                                              Increase (Decrease) Due To                      Increase (Decrease) Due To
------------------------------------------------------------------------------------------------------------------------------------
                                                               Rate/                                          Rate/
(Dollars in Thousands)                   Rate      Volume     Volume       Total        Rate      Volume     Volume        Total
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans and leases(1)                $ 18,826    $ 48,362    $ 1,376    $ 68,564    $(17,087)   $(65,875)   $   743     $(82,219)
  Investment securities                28,793       9,226        590      38,609        --       163,796        (61)     163,735
  Federal funds sold
  and other short-term investments      1,329      (4,060)      (746)     (3,477)        670        (366)       (40)         264
                                     --------    --------    -------    --------    --------    --------    -------     --------
Total earning assets                   48,948      53,528      1,220     103,696     (16,417)     97,555        642       81,780
                                     --------    --------    -------    --------    --------    --------    -------     --------
Interest-bearing liabilities:
  Deposits:
  Regular savings and money
  market access and NOW accounts       22,788       3,319        436      26,543     (10,590)     10,128       (556)      (1,018)
  Certificates of deposit              18,470      (4,834)      (406)     13,230     (20,195)     (4,301)       506      (23,990)
  Brokered deposits                     1,852      (3,274)      (627)     (2,049)     (1,304)     (6,048)       470       (6,882)
                                     --------    --------    -------    --------    --------    --------    -------     --------
  Total interest-bearing deposits      43,110      (4,789)      (597)     37,724     (32,089)       (221)       420      (31,890)
  Borrowed funds                       39,680      31,068      5,514      76,262      (6,351)     89,624     (3,737)      79,536
                                     --------    --------    -------    --------    --------    --------    -------     --------
Total interest-bearing liabilities     82,790      26,279      4,917     113,986     (38,440)     89,403     (3,317)      47,646
                                     --------    --------    -------    --------    --------    --------    -------     --------
Net interest income
  (fully taxable equivalent)         $(33,842)   $ 27,249    $(3,697)   $(10,290)   $ 22,023    $  8,152    $ 3,959     $ 34,134
                                     ========    ========    =======    ========    ========    ========    =======     ========
------------------------------------------------------------------------------------------------------------------------------------

(1) Loans and leases include portfolio loans and leases, loans held for sale and nonperforming loans, but unpaid interest on nonperforming loans has not been included for purposes of determining interest income.

Provision and Allowance for Loan and Lease Losses

The Company recorded a provision for loan and lease losses in 2000 of $23.8 million, as compared to a $23.6 million provision in 1999. Net chargeoffs to average loans outstanding was 0.24% in 2000, consistent with 1999. Net chargeoffs were $25.3 million in 2000 compared to $23.6 million in 1999, due to lower recoveries in 2000.

     The allowance for loan and lease losses amounted to $153.6 million at December 31, 2000, as compared to $155.1 million at December 31, 1999. Nonperforming assets were down $2 million from December 31, 1999 to $67.1 million, or 0.37% of total assets. Accruing loans 90 days past due were $6.0 million at December 31, 2000, down 51% from the prior year.

     The allowance for loan and leases losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans and leases deemed uncollectable. This allowance is increased by provisions charged to income and by recoveries on loans previously charged off. Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment and is determined based on management's ongoing evaluation. The ongoing evaluation process includes a formal analysis of the allowance each quarter, which considers, among other factors, the character and size of the loan portfolio, current economic and market conditions, loan growth, delinquency trends, nonperforming loan trends, charge-off experience, portfolio migration data and other asset quality factors. The Company evaluates specific loan status reports on certain commercial and commercial real estate loans rated "substandard" or worse in excess of a specified dollar amount. Estimated reserves for each of these credits is determined by reviewing current collateral value, financial information, cash flow, payment history and trends and other relevant facts surrounding the particular credit. The remaining commercial and commercial real estate loans are provided for as part of pools of similar loans using a combination of historical loss experience and migration analysis, which considers the probability of a loan moving from one risk rating category to another over the passage of time, transition matrix and qualitative adjustments. For the residential real estate and consumer loan portfolios, the range of reserves is calculated by applying historical charge-offs and recovery experience to the current outstanding balance in each type of loan category, with consideration given to loan growth over the preceding twelve months. Although management utilizes its judgment in providing for losses, for the reasons discussed under "Asset Quality - Nonperforming Assets," there can be no assurance that the Company will not have to change the amount of its provision for loan and lease losses in future periods.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
TABLE 3-- FIVE YEAR TABLE OF ACTIVITY IN THE ALLOWANCE FOR LOAN AND LEASE LOSSES
--------------------------------------------------------------------------------
The following sets forth information concerning the activity in the Company's allowance for loan and lease losses during the periods indicated.

---------------------------------------------------------------------------------------------------------------------------
                                                                     Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                            2000          1999           1998          1997           1996
---------------------------------------------------------------------------------------------------------------------------
Average loans and leases outstanding          $10,485,289    $9,908,177    $10,679,544    $9,328,963    $7,799,062
                                              ===========    ==========    ===========    ==========    ==========

Allowance at the beginning of period          $   155,048    $  155,098    $   150,615    $  142,682    $  133,043

Additions due to acquisitions                        --            --            2,200         7,361        13,015
Charge-offs:
    Real estate loans                               5,394         8,698         10,233         6,991        21,336
    Commercial business loans and leases            7,790         5,125          7,718         9,052         6,552
    Consumer loans and leases                      21,508        22,211         20,459        19,169        12,141
                                              -----------    ----------    -----------    ----------    ----------
    Total loans charged off                        34,692        36,034         38,410        35,212        40,029
                                              -----------    ----------    -----------    ----------    ----------
Recoveries:
    Real estate loans                               2,478         3,153          6,912         9,676        13,735
    Commercial business loans and leases            2,334         3,188          4,040         5,126         3,213
    Consumer loans and leases                       4,563         6,068          5,966         5,219         3,855
                                              -----------    ----------    -----------    ----------    ----------
    Total loans recovered                           9,375        12,409         16,918        20,021        20,803
                                              -----------    ----------    -----------    ----------    ----------
    Net charge-offs                                25,317        23,625         21,492        15,191        19,226
Provision for loan and lease losses                23,819        23,575         23,775        15,763        15,850
                                              -----------    ----------    -----------    ----------    ----------
Allowance at the end of the period            $   153,550    $  155,048    $   155,098    $  150,615    $  142,682
                                              ===========    ==========    ===========    ==========    ==========

Ratio of net charge-offs to average loans
    and leases outstanding                           0.24%         0.24%          0.20%         0.16%         0.25%
Ratio of allowance to total portfolio loans
    and leases at end of period                      1.42%         1.57%          1.56%         1.50%         1.67%
Ratio of allowance to nonperforming loans
    and leases at end of period                    249.13%       266.74%        206.71%       179.85%       183.69%
---------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
TABLE 4-- ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES-- FIVE YEAR SCHEDULE
------------------------------------------------------------------------------------------------------------------------------------
The allowance for loan and lease losses is available for offsetting credit losses in connection with any loan, but is internally allocated to various loan categories as part of the Company's process for evaluating the adequacy of the allowance for loan and lease losses. The following table sets forth information concerning the allocation of the Company's allowance for loan and lease losses by loan categories at the dates indicated.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                     December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)         2000                 1999                 1998                  1997                  1996
------------------------------------------------------------------------------------------------------------------------------------
                                  PERCENT OF            Percent of            Percent of           Percent of           Percent of
                                LOANS IN EACH         Loans in Each         Loans in Each         Loans in Each        Loans in Each
                                 CATEGORY TO           Category to           Category to           Category to          Category to
                         AMOUNT  TOTAL LOANS  Amount   Total Loans  Amount   Total Loans  Amount   Total Loans  Amount  Total Loans
------------------------------------------------------------------------------------------------------------------------------------
Real estate loans      $ 81,026      47.98%  $ 79,147      50.40%  $ 77,516     54.13%   $ 79,958     59.83%   $ 78,871     60.23%
Commercial business
  loans and leases       50,486      21.29     49,316      19.53     46,753     18.50      36,161     15.67      37,317     15.88
Consumer loans
  and leases             22,038      30.73     26,585      30.07     30,829     27.37      27,254     24.50      20,237     23.89
Unallocated allowance        --         --         --         --         --        --       7,242        --       6,257        --
                       --------     -------  --------     -------  --------    -------   --------    -------   --------    -------
                       $153,550     100.00%  $155,048     100.00%  $155,098    100.00%   $150,615    100.00%   $142,682    100.00%
                       ========     =======  ========     =======  ========    =======   ========    =======   ========    =======
------------------------------------------------------------------------------------------------------------------------------------

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------
The unallocated components in the preceding table relate to reserves acquired in connection with the acquisition of CFX. These reserves were allocated during 1998 in accordance with the Company's analysis of the CFX loan portfolio.

Noninterest Income

Noninterest income was $211.2 million in 2000 compared to $191.8 million in 1999. Excluding losses on securities restructuring, noninterest income increased $35.3 million or 19% in 2000, including increases of $11.8 million in deposit services income, and $5.5 million in insurance commissions.

     Deposit services income of $81.0 million increased 17% from 1999 and was attributable to volume driven increases in checking account income, particularly increases in overdraft fees and ATM fee income.

     Trust and investment advisory services income of $42.4 million increased 8% during 2000 primarily due to sales of investment products. Assets under management were $8.8 billion and $7.4 billion at December 31, 2000 and 1999, respectively, an increase of 19%.

     Insurance commissions income was $25.7 million and $20.3 million in 2000 and 1999, respectively, an increase of 27%. The Company's acquisitions of insurance agencies in Massachusetts and Connecticut at the end of third quarter of 2000 accounted for $4.8 million of the increase.

     Income from bank owned life insurance ("BOLI") was $17.7 million and $15.5 million in 2000 and 1999, respectively. This 14% increase reflects additional income from purchases in late 1999, as well as investment appreciation which resulted in higher cash surrender value. BOLI covers certain employees of the Company or its bank subsidiaries. The cash surrender value of BOLI was $306.4 million at December 31, 2000 compared to $288.8 million at December 31, 1999. Most of the Company's BOLI is invested in the `general account' of quality insurance companies. All such companies were rated AA-or better by Standard and Poors at December 31, 2000.

     Merchant and card product income of $15.4 million increased 17% from 1999 due to increases in transaction volume. This income represents fees and interchange income generated by the use of Company-issued debit cards and charges to merchants for credit card transactions processed.

     Mortgage banking services income of $22.0 million increased $1.5 million or 8% during 2000. The increase in 2000 resulted from higher gains on the sale of mortgage servicing rights which were substantially offset by lower gains on sales of loans into the secondary market. See the discussion below on capitalized mortgage servicing rights. The Company's portfolio of residential mortgages serviced for investors was $1.6 billion at December 31, 2000 compared to $4.5 billion and $5.2 billion at December 31, 1999 and 1998, respectively. Mortgage loans serviced for others decreased in 2000 primarily as a result of the sale of mortgage servicing rights, as discussed below.

     Capitalized mortgage servicing rights decreased from $52.7 million at December 31, 1999 to $23.2 million at December 31, 2000. After a comprehensive review of its mortgage banking operations, the Company decided to sell virtually all of its mortgage servicing rights and to sell mortgage servicing rights on new loan originations on a flow basis in the future. The Company sold this asset after it determined that it could no longer meet its internal investment targets because of the relatively small size of its loans serviced for others portfolio, the increasing level of sophistication of the national competitors and the volatility due to changes in interest rates inherent in the mortgage servicing rights asset. In the fourth quarter of 2000, the Company reached an agreement to sell the servicing rights on substantially all residential mortgage loans which it services for others. The sale will be in two installments and is expected to be completed by March 31, 2001. In the fourth quarter of 2000, the Company recorded a $5.2 million gain on sale of $1.8 billion of loans serviced for others, which was reduced by a $1.5 million loss on the sale of certain principal only securities and interest rate floor contracts which were used to hedge the prepayment risk related to the mortgage servicing rights asset.

--------------------------------------------------------------------------------
TABLE 5 -- MORTGAGE BANKING SERVICES INCOME
--------------------------------------------------------------------------------
The following table sets forth certain information relating to the Company's mortgage banking activities at the dates or for the periods indicated.

--------------------------------------------------------------------------------
                                       At or for the Year Ended December 31,
--------------------------------------------------------------------------------
(Dollars in Thousands)                 2000          1999            1998
Residential mortgages
  serviced for investors          $ 1,618,610    $ 4,540,948    $ 5,178,281
                                  ===========    ===========    ===========
Residential mortgage
  sales income                    $     2,811    $     8,617    $    26,629
Residential mortgage
  servicing income, net                 8,414          8,322         13,243
Change in impairment reserve
  for mortgage servicing rights         2,895          4,800        (11,586)
Valuation adjustment-
  interest rate floor                    (197)        (3,950)         2,380
Gain on sale of mortgage
  servicing rights                      8,040          2,634          2,028
                                  -----------    -----------    -----------
Mortgage banking
  services income                     $21,963        $20,423        $32,694
                                  ===========    ===========    ===========

     Net securities gains amounted to $439 thousand and $655 thousand during 2000 and 1999, respectively. Gains from the sale of securities are subject to market and economic conditions and, as a result, there can be no assurance that gains reported in prior periods will be achieved in the future.

     In 2000, the Company incurred a $15.9 million ($10.3 million after-tax) loss on restructuring parts of its securities portfolio by selling $104 million of securities available for sale coincident with the acquisition of Banknorth. The securities, which had a weighted average yield of 5.73%, were primarily perpetual preferred stocks acquired in prior acquisitions, treasury bonds (remaining maturity greater than 10 years) and below investment grade debt securities. After the restructuring, the Company no longer holds any of these types of securities.

     Other noninterest income amounted to $22.4 million and $13.2 million during 2000 and 1999, respectively, and consisted primarily of loan fee income, gains on sales of certain assets and commissions on official checks. The $9.2 million increase in 2000 consisted primarily of a $4.7 million gain on the sale of $29 million of credit card loans in the second quarter of 2000, a $1.2 million gain on sale of eight branches during the fourth quarter of 2000, realized gains on venture capital and limited partnership investments and increased loan fee income.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Noninterest Expense

Noninterest expense was $511.9 million in 2000 compared to $498.1 million in 1999. Excluding special charges, noninterest expense in 2000 was slightly lower than 1999. The efficiency ratio, which excludes special items, distributions on securities of subsidiary trusts and securities transactions, improved to 54.72% during 2000 from 56.45% in 1999 primarily as a result of the efficiencies created by the assimilation of recent acquisitions, as well as operating improvements.

     Salaries and benefits expense of $230.2 million decreased by $1.3 million or 0.6% during 2000. The decline was due to merger-related savings, favorable pension experience and lower incentive compensation which were partially offset by normal merit increases.

     Data processing expense decreased 3% to $37.6 million in 2000 from $38.8 million during 1999. The decrease was primarily attributable to the absence in the current period of costs incurred in 1999 in order to ensure that the Company's computer systems properly recognized the year 2000, as well as merger-related savings.

     Occupancy expense in 2000 was essentially unchanged from that in 1999. Savings from the closing or sale of several branches during the year were offset by increased rent expense at other locations. Equipment expense increased $1.5 million or 5% in 2000 compared to 1999 due to increased maintenance and depreciation on new equipment and software. Amortization of goodwill and deposit premiums increased $374 thousand or 2% during 2000, due primarily to the purchase of two insurance agencies at the end of the third quarter of 2000. Advertising and marketing expense decreased $2.2 million or 15% during 2000, reflecting the synergies from recent acquisitions.

     Other noninterest expense, which is comprised primarily of general and administrative expenses, increased $2.0 million or 2% in 2000.

Special Charges

Special charges consist of merger-related expenses of $43.0 million, $20.6 million and $61.1 million during 2000, 1999 and 1998, respectively, as well as $1.6 million of expenses related to the closing of 11 branches in 2000 and $7.4 million of costs related to the discontinuation of the Company's correspondent mortgage lending business in 1999. On an after-tax basis, special charges amounted to $32.6 million, $20.8 million and $45.2 million for the years ended 2000, 1999 and 1998, respectively. For a tabular analysis of the Company's special charges, see Note 9 to the Consolidated Financial Statements.

Taxes

The Company's effective tax rate was 33.5% in 2000 compared to 33.1% in 1999.

Comprehensive Income

The Company's comprehensive income amounted to $282.6 million and $69.7 million during 2000 and 1999, respectively. Comprehensive income differed from the Company's net income in 2000 because of a $90.7 million net unrealized gain on securities and a $250 thousand adjustment to the minimum pension liability during 2000 and in 1999 due to a $127.3 million increase in net unrealized losses on securities. For additional information, see the Consolidated Financial Statements.

COMPARISON OF 1999 AND 1998

The Company reported net income of $197.0 million for 1999, or $1.34 per diluted share, compared with net income of $141.7 million, or $0.95 per diluted share, reported for 1998. Excluding the impact of special charges, net income and diluted earnings per share were $217.8 million and $1.48, respectively, for 1999 and $186.9 million and $1.25, respectively, for 1998 (a per share increase of 18%). Excluding special charges, return on average assets and return on average equity were 1.24% and 18.16%, respectively, for 1999 and 1.19% and 15.78%, respectively, for 1998.

     Net interest income on a fully taxable-equivalent basis totaled $629.4 million during 1999, as compared with $595.2 million in 1998. The $34.1 million, or 6%, increase in 1999 was primarily attributable to deposit costs declining faster than loan yields, increased levels of noninterest bearing deposits and an increase in the average amount of investment securities outstanding.

     The provision for loan and lease losses was $23.6 million in 1999 compared to a $23.8 million provision in 1998 as a result of a decrease in residential real estate loans outstanding and the Company's estimate of future losses. The ratio of the allowance to nonperforming loans at December 31, 1999 was 267% compared to 207% at December 31, 1998. The allowance for loan and lease losses represented 1.57% of total loans at December 31, 1999 compared to 1.56% at December 31, 1998. The improved coverage resulted primarily from a decrease in the amount of the net loan portfolio, due primarily to a lower level of residential real estate loans.

     Noninterest income was $191.8 million and $167.5 million for the years ended December 31, 1999 and 1998, respectively. Increases of $14.3 million in deposit services income, $10.0 million in trust and investment advisory services income and $7.3 million in insurance commissions contributed to the $24.2 million, or 14%, increase in 1999. Deposit services income of $69.2 million reflected 26% growth from 1998. The 34% increase in trust and investment advisory services income was primarily due to increased assets under management and the acquisition of approximately $1.0 billion in investment assets in conjunction with the purchase of 10 branches in November 1998, as well as strong sales and market conditions throughout the year. The 56% increase in insurance commissions reflected the Company's acquisitions of insurance agencies in Massachusetts and New Hampshire in the fourth quarter of 1998, which were accounted for as purchases.

     Noninterest expense was $498.1 million for 1999 compared with $519.5 million for 1998, a 4% decrease. The 1999 decrease was primarily attributable to a decrease in special charges and distributions on securities of subsidiary trusts, which were substantially offset by increases in salaries and benefits, higher data processing expense and higher amortization of goodwill and deposit premiums due to recent purchase acquisitions. The efficiency ratio, which excludes special charges, distributions on securities of subsidiary trusts and securities transactions, improved from 59.35% in 1998 to 56.45% in 1999.

     Average earning assets increased $1.8 billion or 12% in 1999 primarily due to growth in investment securities due to additional investments in federal agency mortgage-backed securities. Average interest-bearing liabilities increased 15% in 1999 in order to fund the growth in assets.

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

FINANCIAL CONDITION

The Company's consolidated total assets decreased by $274 million, or 1%, from $18.5 billion at December 31, 1999 to $18.2 billion at December 31, 2000 primarily due to investment maturities. Shareholders' equity totaled $1.3 billion and $1.2 billion at December 31, 2000 and 1999, respectively. The increase in shareholders' equity was attributable to earnings for 2000 of $192 million in addition to a decrease in the net unrealized loss on available for sale securities of $90.7 million, which were partially offset by the effects of dividends and share repurchases.

Investment Securities and Other Earning Assets

The average balance of the securities portfolio, which consists of securities available for sale and securities held to maturity, was $6.4 billion in 2000 and $6.3 billion in 1999, an increase of $146 million. The portfolio is comprised primarily of U.S. Government securities and mortgage-backed securities, most of which are seasoned 15-year federal agency securities. Other bonds and notes consist of asset-backed securities, corporate bonds and trust preferred securities. Other equity securities in 1999 and 1998 consisted primarily of preferred securities which were sold in 2000 as part of the securities restructuring.

     Securities available for sale are carried at fair value and had a net unrealized loss of $53.1 million and $193.3 million at December 31, 2000 and 1999, respectively. See Note 3 to the Consolidated Financial Statements. These unrealized losses do not impact net income or regulatory capital but are recorded as adjustments to shareholders' equity, net of related deferred income taxes. Unrealized losses, net of related deferred income taxes, are a component of the Company's "Comprehensive Income" contained in the Consolidated Statement of Changes in Shareholders' Equity. The Company does not consider any of the unrealized losses to be other than temporary.

--------------------------------------------------------------------------------
TABLE 6 -- SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
--------------------------------------------------------------------------------
The following table sets forth the Company's investment securities at the dates indicated.

--------------------------------------------------------------------------------------------------
                                                                 December 31,
--------------------------------------------------------------------------------------------------
(Dollars in Thousands)                              2000           1999            1998
--------------------------------------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal agencies               $544,392        $709,497        $518,105
Tax-exempt bonds and notes                           83,133          56,903          42,455
Other bonds and notes                               426,199         455,435         193,167
Mortgage-backed securities                        3,591,923       4,264,364       2,674,133
Collateralized mortgage obligations                 575,091         723,290         471,159
                                                -----------     -----------     -----------
   Total debt securities                          5,220,738       6,209,489       3,899,019
                                                -----------     -----------     -----------

Federal Home Loan Bank stock                        242,632         261,391         163,227
Federal Reserve Bank stock                           13,312           5,062           4,807
Other equity securities                               1,488          33,360          43,697
                                                -----------     -----------     -----------
   Total equity securities                          257,432         299,813         211,731
                                                -----------     -----------     -----------
Net unrealized gain (loss)                          (53,059)       (193,271)          3,246
                                                -----------     -----------     -----------
Fair value of securities available for sale      $5,425,111      $6,316,031      $4,113,996
                                                ===========     ===========     ===========
Securities held to maturity:
U.S. Government and federal agencies                  $--            $2,797          $3,582
Tax-exempt bonds and notes                             --             7,753           9,612
Other bonds and notes                                  --             1,480           2,171
Asset-backed securities                                --              --            65,350
Mortgage-backed securities                             --             3,789         174,064
Collateralized mortgage obligations                 455,547         541,332          10,999
                                                -----------     -----------     -----------
Amortized cost of securities held to maturity      $455,547        $557,151        $265,778
                                                ===========     ===========     ===========

Fair value of securities held to maturity          $457,110        $535,605        $267,161
                                                ===========     ===========     ===========

Excess of fair value over recorded value             $1,563        $(21,546)         $1,383
                                                ===========     ===========     ===========

Fair value as a % of amortized cost                   100.3%           96.1%          100.5%
--------------------------------------------------------------------------------------------------

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
TABLE 7 -- MATURITIES OF SECURITIES
--------------------------------------------------------------------------------
The following table sets forth the contractual maturities and fully-taxable weighted average yields of the Company's debt securities at December 31, 2000.

------------------------------------------------------------------------------------------------------------------------------------
                                                             Amortized Cost Maturing in
------------------------------------------------------------------------------------------------------------------------------------
                                                                             More than          More than
                                       Less than 1 Year    1 to 5 Years     5 to 10 Years        10 Years               Total
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                  Amount   Yield   Amount    Yield    Amount   Yield    Amount     Yield     Amount     Yield
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE:
U.S. Government and federal agencies  $182,056   5.45%  $286,830   6.12%  $ 61,242   6.80%  $   14,264   7.75%  $  544,392    6.02%
Tax-exempt bonds and notes              54,236   6.73%    12,234   6.84%     5,766   6.88%      10,897   7.93%      83,133    6.92%
Other bonds and notes                      116   5.47%   107,508   6.75%   111,025   6.92%     207,550   7.52%     426,199    7.17%
Mortgage-backed securities               2,402   5.57%    25,000   6.39%   154,766   6.61%   3,409,755   6.43%   3,591,923    6.44%
Collateralized mortgage obligations      2,986   6.14%     9,846   6.14%    46,998   6.07%     515,261   6.29%     575,091    6.27%
                                      --------          --------          --------          ----------          ----------
Total                                 $241,796   5.30%  $441,418   6.25%  $379,797   6.64%  $4,157,727   6.47%  $5,220,738    6.41%
                                      ========          ========          ========          ==========          ==========

HELD TO MATURITY:
Collateralized mortgage obligations         --     --         --     --         --     --   $  455,547   7.57%  $  455,547     7.57%
                                      ========          ========          ========          ==========          ==========
------------------------------------------------------------------------------------------------------------------------------------


     Collateralized mortgage obligations ("CMOs") increased in 1999 primarily due to the Company's securitization of $633 million of single-family residential loans during the period. CMOs generally are backed by residential mortgages with original maturities in excess of 10 years.

Loans

Residential real estate loans (including loans held for sale) averaged $2.3 billion in 2000 compared to $2.8 billion in 1999, a decrease of 16%. The decrease in the 2000 average balance was primarily attributable to lower loans held for sale.

     Commercial real estate loans averaged $2.9 billion in 2000 and $2.6 billion in 1999, an 11% increase. The Company is continuing to focus primarily on lending to small and medium size business customers within its geographic markets. These loans consist of loans secured primarily by income-producing commercial real estate, service industry real estate, multi-family residential real estate and retail trade real estate, as well as loans for the acquisition, development and construction of such commercial real estate.

     Commercial loans and leases averaged $2.1 billion in 2000 and $1.8 billion in 1999, an increase of 19%. The increase in 2000 was largely attributable to additional opportunities in certain market areas due to industry consolidation. Included in these amounts are commercial business leases originated through a subsidiary of one of the Company's banking subsidiaries. These leases are direct equipment leases, primarily office equipment, and amounted to $63.9 million at December 31, 2000.

     Consumer loans and leases averaged $3.2 billion in 2000 and $2.8 billion in 1999, an increase of 13%. The growth in consumer loans was primarily in indirect automobile loans and home equity loans. Mobile home loans, which amounted to $161.3 million at December 31, 2000, continue to decline, reflecting the Company's strategy to emphasize other types of consumer loans. In June 2000, the Company ceased originating automobile leases. Automobile lease receivables totaled $81.6 million at December 31, 2000 compared to $138.2 million at December 31, 1999.

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
TABLE 8 -- COMPOSITION OF LOAN PORTFOLIO
--------------------------------------------------------------------------------
The following table sets forth the composition of the Company's loan portfolio at the dates indicated.

------------------------------------------------------------------------------------------------------------------------------------
                                                                            December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                         2000                1999              1998                  1997                 1996
------------------------------------------------------------------------------------------------------------------------------------
                                            % OF                 % of               % of                 % of                 % of
(Dollars in Thousands)             AMOUNT   LOANS     Amount    Loans    Amount     Loans      Amount    Loans      Amount    Loans
------------------------------------------------------------------------------------------------------------------------------------
Residential real estate loans $ 2,248,714   20.73%  $2,270,417  23.04%  $3,088,864  31.12% $ 3,798,423   37.94%  $3,170,151   37.19%
Commercial real estate loans:
  Permanent first
    mortgage loans              2,663,775   24.56    2,493,492  25.30    2,078,725  20.94    2,022,896   20.20    1,847,814   21.68
  Construction and
    development loans             291,388    2.69      202,825   2.06      204,372   2.06      169,053    1.69      116,707    1.37
                              -----------  ------   ---------- ------   ---------- ------  -----------  ------   ----------  ------
  Total                         2,955,163   27.25    2,696,317  27.36    2,283,097  23.00    2,191,949   21.89    1,964,521   23.05
                              -----------  ------   ---------- ------   ---------- ------  -----------  ------   ----------  ------
Commercial business
  loans and leases              2,308,904   21.29    1,924,201  19.53    1,836,412  18.50    1,569,429   15.67    1,353,451   15.88
Consumer loans and leases       3,332,881   30.73    2,963,721  30.07    2,716,764  27.37    2,452,917   24.50    2,036,399   23.89
                              -----------  ------   ---------- ------   ---------- ------  -----------  ------   ----------  ------
Total loans receivable        $10,845,662  100.00%  $9,854,656 100.00%  $9,925,137 100.00% $10,012,718  100.00%  $8,524,522  100.00%
                              ===========  ======   ========== ======   ========== ======  ===========  ======   ==========  ======
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
TABLE 9-- SCHEDULED CONTRACTUAL AMORTIZATION OF CERTAIN LOANS AT DECEMBER 31, 2000
--------------------------------------------------------------------------------------------------------------
The following table sets forth the scheduled contractual amortization of the
Company's construction and development loans and commercial business loans and leases at December 31, 2000, as well as the amount of such loans which are scheduled to mature after one year which have fixed or adjustable interest rates.
--------------------------------------------------------------------------------------------------------------
                                            Real Estate Construction   Commercial Business
(Dollars in Thousands)                       and Development Loans      Loans and Leases          Total
--------------------------------------------------------------------------------------------------------------
Amounts due:
  Within one year                                   $   81,661              $1,087,183          $1,165,095
  After one year through five years                    122,116                 824,123             939,313
  Beyond five years                                     87,611                 397,598             495,884
                                                    ----------              ----------          ----------
  Total                                             $  291,388              $2,308,904          $2,600,292
                                                    ==========              ==========          ==========

Interest rate terms on amounts due after one year:
  Fixed                                             $   81,868              $  640,088          $  721,956
  Adjustable                                           127,859                 581,633             709,492
--------------------------------------------------------------------------------------------------------------

ASSET QUALITY

General

The Company monitors its asset quality with lending and credit policies which require the regular review of its loan portfolio. The Company maintains an internal rating system which provides a mechanism to regularly monitor the credit quality of its loan portfolio. The total loan portfolio increased in 2000 due to increases in commercial real estate loans, commercial business loans and leases and consumer loans and leases, while residential real estate loans remained flat when compared to last year.

     The Company's residential loan portfolio accounted for 21% of the total loan portfolio at December 31, 2000, down from 23% at the end of 1999. The Company's residential loans are generally secured by single-family homes (one-to-four units) and have a maximum loan to value ratio of 80%, unless they are protected by mortgage insurance. At December 31, 2000, 0.44% of the Company's residential loans were nonperforming, as compared to 0.76% at December 31, 1999, as nonperforming residential real estate loans decreased by $7.4 million while the total residential loan portfolio declined by $21.7 million due to prepayments, scheduled amortization, and, to a lesser extent, loan sales.

     The Company's commercial real estate loan portfolio accounted for 27% of the total loan portfolio at December 31, 2000 and 1999. The portfolio increased $258.8 million in 2000 compared to 1999. This portfolio consists primarily of loans secured by income-producing commercial real estate (including office and industrial buildings), service industry real estate (including hotels and health care facilities), multi-family (over four units) residential properties and retail trade real estate (food stores). These loans generally are secured by properties located in the New England states and New York, particularly Maine, Massachusetts, New Hampshire and Vermont. At December 31, 2000, 0.43% of the Company's commercial real estate loans were nonperforming, as compared to 0.66% at December 31, 1999.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

     The Company's commercial business loan and lease portfolio accounted for 21% of the total loan portfolio at December 31, 2000, compared to 20% at December 31, 1999. Commercial business loans and leases are generally made to small to medium size businesses located within the Company's geographic market area. These loans are not concentrated in any particular industry, but reflect the broad-based economy of New England and upstate New York. Commercial loans consist primarily of loans secured by various equipment, machinery and other corporate assets, as well as loans to provide working capital to business in the form of lines of credit. The Company generally does not emphasize the purchase of participations in syndicated commercial loans. At December 31, 2000, the Company had $161 million of participations in syndicated commercial loans and commitments to purchase an additional $151 million of such participations. At December 31, 2000, 1.41% of the Company's commercial business loans were nonperforming, as compared to 0.89% at December 31, 1999. The increase was primarily due to the addition of a $12.3 million commercial loan during the fourth quarter of 2000.

     Consumer loans and leases accounted for 31% of the Company's total loan portfolio at December 31, 2000, compared to 30% at December 31, 1999. At December 31, 2000, the Company's diversified consumer loan portfolio included $1.3 billion of automobile and other vehicle loans and leases, $1.1 billion of home equity loans, $161 million of mobile home loans, $144 million of education loans and $94 million of loans to finance certain medical/dental procedures (vision, dental and orthodontia fee plan loans). The increase in consumer loans over the prior year was due primarily to growth in automobile and home equity loans. The growth was consistent with the Company's strategy to provide a full range of financial services to its customers and to originate loans which are short-term and offer a higher yield than longer-term mortgage loans. At December 31, 2000, 0.19% of the Company's consumer loans were nonperforming, as compared to 0.20% at December 31, 1999.

Nonperforming Assets

Nonperforming assets consist of nonperforming loans (which do not include accruing loans 90 days or more overdue), other real estate owned and repossessed assets. Total nonperforming assets as a percentage of total assets were 0.37% at December 31, 2000 and 1999. Total nonperforming assets as a percentage of total loans and other nonperforming assets was 0.62% and 0.70% at December 31, 2000 and 1999, respectively. See Table 11 for a summary of nonperforming assets for the last five years.

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

     Residential real estate loans are generally placed on nonaccrual when reaching 120 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. It is the policy of the Company to generally place all commercial real estate loans and commercial business loans and leases which are 90 days or more past due, unless secured by sufficient cash or other assets immediately convertible to cash, on nonaccrual status. At December 31, 2000, the Company had $6.0 million of accruing loans which were 90 days or more delinquent, as compared to $12.1 million and $24.5 million of such loans at December 31, 1999 and 1998, respectively. The decrease was primarily attributable to a decrease in residential real estate loans over 90 days delinquent, which the Company believes are well secured and in the process of collection.

     The Company also may place on nonaccrual and therefore nonperforming status loans currently less than 90 days past due or performing in accordance with their terms but which in management's judgment are likely to present future principal and/or interest repayment problems and which thus ultimately would be classified as nonperforming.

Net Charge-offs

Net charge-offs were $25.3 million during 2000, as compared to $23.6 million in 1999. Net charge-offs represented 0.24% of average loans and leases outstanding in 2000 and 1999. Net charge-offs on commercial business loans and leases in 2000 was substantially higher than 1999 due primarily to a $2.8 million charge-off on one commercial loan during the fourth quarter of 2000.
See Table 3.

--------------------------------------------------------------------------------
TABLE 10-- NET CHARGE-OFFS AS A PERCENT OF AVERAGE LOANS OUTSTANDING
--------------------------------------------------------------------------------
The following table sets forth net charge-offs to average loans outstanding by type of loan during the periods indicated.

--------------------------------------------------------------------------------
                                                 Net Charge-offs to
                                              Average Loans Outstanding
--------------------------------------------------------------------------------
                                                2000            1999
--------------------------------------------------------------------------------
Real estate loans                               0.06%           0.10%
Commercial business loans and leases            0.26            0.11
Consumer loans and leases                       0.54            0.58
    Total                                       0.24            0.24
--------------------------------------------------------------------------------

See Table 3 for more information concerning charge-offs and recoveries during each of the past five years.

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
TABLE 11 -- FIVE YEAR SCHEDULE OF NON PERFORMING ASSETS
--------------------------------------------------------------------------------
The following table sets forth information regarding nonperforming assets at the dates indicated.

-------------------------------------------------------------------------------------------------
                                                                December 31,
-------------------------------------------------------------------------------------------------
(Dollars in Thousands)                        2000       1999      1998      1997      1996
-------------------------------------------------------------------------------------------------
Residential real estate loans:
    Nonaccrual loans                        $ 9,894   $17,283   $15,503   $24,344   $21,568
    Troubled debt restructurings               --          28        32        36        39
                                            -------   -------   -------   -------   -------
       Total                                  9,894    17,311    15,535    24,380    21,607
                                            -------   -------   -------   -------   -------
Commercial real estate loans:
    Nonaccrual loans                         12,155    16,754    22,481    23,769    26,410
    Troubled debt restructurings                635     1,002     5,946     3,428     5,181
                                            -------   -------   -------   -------   -------
       Total                                 12,790    17,756    28,427    27,197    31,591
                                            -------   -------   -------   -------   -------
Commercial business loans and leases:
    Nonaccrual loans                         32,583    17,027    18,736    22,305    18,046
    Troubled debt restructurings                 38        82       874       114       615
                                            -------   -------   -------   -------   -------
       Total                                 32,621    17,109    19,610    22,419    18,661
                                            -------   -------   -------   -------   -------
Consumer loans and leases:
    Nonaccrual loans                          6,329     5,951    11,455     9,743     5,805
    Troubled debt restructurings               --        --           5         6        10
                                            -------   -------   -------   -------   -------
       Total                                  6,329     5,951    11,460     9,749     5,815
                                            -------   -------   -------   -------   -------
Total nonperforming loans:
    Nonaccrual loans                         60,961    57,015    68,175    80,161    71,829
    Troubled debt restructurings                673     1,112     6,857     3,584     5,845
                                            -------   -------   -------   -------   -------
       Total                                 61,634    58,127    75,032    83,745    77,674
                                            -------   -------   -------   -------   -------
Other nonperforming assets:
    Other real estate owned,
       net of related reserves                4,074     8,154    10,354    10,508    17,008
    Repossessions, net of related reserves    1,424     2,911     3,635     3,872     2,325
                                            -------   -------   -------   -------   -------
       Total                                  5,498    11,065    13,989    14,380    19,333
                                            -------   -------   -------   -------   -------
Total nonperforming assets                  $67,132   $69,192   $89,021   $98,125   $97,007
                                            =======   =======   =======   =======   =======

Accruing loans 90 days overdue              $ 5,973   $12,131   $24,450   $11,048   $11,090
                                            =======   =======   =======   =======   =======

Total nonperforming loans as a
    percentage of total loans                  0.57%     0.59%     0.76%     0.84%     0.91%
Total nonperforming assets as a
    percentage of total assets                 0.37%     0.37%     0.54%     0.64%     0.75%
Total nonperforming assets as a
    percentage of total loans
    and other non performing assets            0.62%     0.70%     0.90%     0.98%     1.14%
-------------------------------------------------------------------------------------------------

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Deposits

Average demand deposit accounts increased 7% in 2000 to $1.9 billion from $1.8 billion in 1999. The increase in demand deposits was consistent with the Company's marketing focus on these accounts.

     Average interest-bearing deposits decreased by $27 million during 2000 to $9.9 billion. Average retail certificates of deposit decreased $96.3 million during 2000 to $4.5 billion. The average rate paid on certificates of deposit increased from 5.02% in 1999 to 5.42% in 2000. See Table 13 for the scheduled maturities of certificates of deposits of $100,000 or more. As part of its overall funding strategy, the Company uses deposits obtained through investment banking firms which obtain funds from their customers for deposit with the Company ("brokered deposits"). These brokered deposits (which include short-term certificates of deposit and money market accounts) averaged $119 million and $180 million in 2000 and 1999, respectively. The average rate paid on brokered deposits was 6.40% in 2000 compared to 5.37% in 1999. Other interest-bearing deposits (savings, NOW and money market accounts) increased 2% in 2000 to $5.3 billion from $5.2 billion in 1999. The average rate paid on these deposits increased from 2.55% in 1999 to 2.99% in 2000.

--------------------------------------------------------------------------------
TABLE 12 -- CHANGE IN DEPOSIT BALANCES BY CATEGORY OF DEPOSITS
--------------------------------------------------------------------------------
The following table presents the changes in the balances of deposits outstanding at the dates indicated.

-----------------------------------------------------------------------------------------------------
                                                  December 31,                 2000-1999 Change
-----------------------------------------------------------------------------------------------------
(Dollars in Thousands)                  2000        1999         1998         Amount       Percent
-----------------------------------------------------------------------------------------------------
Demand deposits                   $ 2,114,600  $ 1,821,764  $ 1,851,929  $   292,836      16.07%
Money market access/NOW accounts    3,975,318    3,698,934    3,564,737      276,384       7.47%
Savings accounts                    1,386,286    1,567,776    1,613,060     (181,490)    (11.58%)
Certificates of deposit             4,461,983    4,448,229    4,728,916       13,754       0.31%
Brokered deposits                     169,069      173,798      257,570       (4,729)     (2.72%)
                                  -----------  -----------  -----------  -----------
    Total deposits                $12,107,256  $11,710,501  $12,016,212  $   396,755       3.39%
                                  ===========  ===========  ===========  ===========
-----------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
TABLE 13-- MATURITY OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE AT
DECEMBER 31, 2000
--------------------------------------------------------------------------------
The following table sets forth the scheduled maturity of certificates of deposit of $100,000 or more at December 31, 2000.
--------------------------------------------------------------------------------
(Dollars in Thousands)          Balance       Percent
--------------------------------------------------------------------------------
3 months or less              $  453,909        39%
Over 3 to 6 months               281,462        24
Over 6 to 12 months              292,721        25
More than 12 months              141,625        12
                              ----------       ---
                              $1,169,717       100%
                              ==========       ===
--------------------------------------------------------------------------------

Other Funding Sources

Average borrowed funds for 2000 were $5.0 billion, compared with $4.4 billion in 1999. The increase in borrowed funds was utilized in part to fund higher levels of earning assets. The Company's primary sources of funds, other than deposits, are advances from the Federal Home Loan Bank ("FHLB") and securities sold under repurchase agreements. Average FHLB borrowings increased because growth in average earning assets exceeded growth in deposits. FHLB collateral consists primarily of first mortgage loans secured by single-family properties, certain unencumbered securities and other qualified assets. At December 31, 2000, FHLB borrowings amounted to $3.3 billion. The Company's additional borrowing capacity with the FHLB at December 31, 2000 was approximately $1.6 billion. See Note 11 to the Consolidated Financial Statements.

     At December 31, 2000 and 1999, securities sold under repurchase agreements amounted to $986.6 million and $1.3 billion, respectively, and were collaterallized by mortgage-backed securities and U.S. Government obligations. See Note 10 to the Consolidated Financial Statements.

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

RISK MANAGEMENT

The primary goal of the Company's risk management program is to determine how certain existing or emerging issues facing the Company or the financial services industry affect the nature and extent of the risks faced by the Company. Based on a periodic self-evaluation, the Company determines key issues and develops plans and/or objectives to address risk. The Board of Directors (the "Board") and management believe that there are seven applicable "risk categories," consisting of credit risk, interest rate risk, liquidity risk, transaction risk, compliance risk, strategic risk and reputation risk. Each risk category is viewed from a quantity of risk perspective (high, medium or low) coupled with a quality of risk perspective. In addition, an aggregate level of risk is assigned to the Company as a whole as well as the direction of risk (stable, increasing or decreasing). Each risk category and the overall risk level is compared to regulatory views on a regular basis and then reported to the Board with an accompanying explanation as to the existence of any differences. The risk program includes risk identification, measurement, control and monitoring.

     The Board has established the overall strategic direction of the Company. It approves the overall risk policies of the Company and oversees the overall risk management process for the Company. The Board has delegated authority to three Board Committees, consisting of Audit, Board Risk Management and Asset Review Committees, and has charged each Committee with overseeing key risks. The executive risk management committee, which reports to the Board, evaluates the seven key risk areas of the Company and makes recommendations to the Board Risk Management Committee.

ASSET LIABILITY MANAGEMENT

The goal of asset-liability management is the prudent control of market risk, liquidity and capital. Asset-liability management is governed by policies reviewed and approved annually by the Company's Board of Directors (the "Board") and monitored periodically by a committee of the Board. The Board delegates responsibility for asset-liability management to the Asset Liability Management Committee ("ALCO"), which is comprised of members of senior management who set strategic directives that guide the day-to-day asset-liability management activities of the Company. The ALCO also reviews and approves all major risk, liquidity and capital management programs, except for product pricing. Product pricing is reviewed and approved by the Pricing Committee, which is comprised of a subset of ALCO members.

Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchange rates, commodity prices and other market-driven rates or prices. The Company has no trading operations and thus is only exposed to non-trading market risk.

     Interest-rate risk, including mortgage prepayment risk, is by far the most significant non-credit risk to which the Company is exposed. Interest-rate risk is the sensitivity of income to changes in interest rates. Changes in interest rates, as well as fluctuations in the level and duration of assets and liabilities, affect net interest income, the Company's primary source of revenue. This risk arises directly from the Company's core banking activities - lending, deposit gathering and loan servicing. In addition to directly impacting net interest income, changes in the level of interest rates can also affect (i) the amount of loans originated and sold by the institution, (ii) the ability of borrowers to repay adjustable or variable rate loans, (iii) the average maturity of loans, (iv) the rate of amortization of capitalized mortgage servicing rights and premiums paid on securities, (v) the amount of unrealized gains and losses on securities available for sale and (vi) the fair value of the Company's saleable assets and derivatives and the resultant ability to realize gains.

     The primary objective of interest-rate risk management is to control the Company's exposure to interest-rate risk both within limits approved by the Board of Directors and guidelines established by the ALCO. These limits and guidelines reflect the Company's tolerance for interest-rate risk over both short-term and long-term horizons. The Company attempts to control interest-rate risk by identifying, quantifying and, where appropriate, hedging its exposure.

     The Company quantifies and measures interest-rate exposure using a model to dynamically simulate net interest income under various interest rate scenarios over a 12-month period. Simulated scenarios include deliberately extreme interest rate "shocks" and more gradual interest rate "ramps." Key assumptions in these simulation analyses relate to behavior of interest rates and spreads, increases or decreases of product balances and the behavior of the Company's deposit and loan customers. The most material assumption relates to the prepayment of mortgage assets (including mortgage loans, mortgage-backed securities and mortgage servicing rights). The risk of prepayment tends to increase when interest rates fall. Since future prepayment behavior of loan customers is uncertain, the resultant interest rate sensitivity of loan assets cannot be determined exactly. Complicating management's efforts to measure interest rate risk is the uncertainty of the maturity, repricing and/or runoff of some of the Company's assets and liabilities.

     To cope with these uncertainties, management gives careful attention to its assumptions. For example, many of the Company's interest-bearing deposit products (e.g. interest checking, savings and money market deposits) have no contractual maturity and based on historical experience have only a limited sensitivity to movements in market rates. Because management believes it has some control with respect to the extent and timing of rates paid on non-maturity deposits, certain assumptions regarding rate changes are built into the model. In the case of prepayment of mortgage assets, assumptions are derived from published dealer median prepayment estimates for comparable mortgage loans.

     The Company manages the interest-rate risk inherent in its core banking operations primarily using on-balance sheet instruments that sometimes contain embedded options, mainly fixed-rate portfolio securities and borrowed fund maturities. When appropriate, the Company will utilize off-balance sheet interest rate instruments such as interest-rate swaps, interest rate floors and interest rate corridor agreements, among other instruments. All derivatives hedging the mortgage servicing rights were sold in the third and fourth quarters of 2000. As a result, the Company currently has no material exposure to the new accounting requirements for the hedging of derivative securities, as set forth in Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Investments and Hedging Activities."

     The Company's policy on interest-rate risk simulation specifies that if interest rates were to shift gradually up or down 200 basis points, estimated net interest income for the subsequent 12 months should decline by less than 5%. The Company was in compliance with this limit at December 31, 2000. The following table reflects the

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                       200 Basis Point   100 Basis Point    100 Basis Point     200 Basis Point
                        Rate Increase     Rate Increase      Rate Decrease       Rate Decrease
-------------------------------------------------------------------------------------------------
DECEMBER 31, 2000           (3.18%)          (1.46%)             0.51%               0.70%
                            ======           ======              ====                ====

December 31, 1999           (3.11%)          (1.72%)             1.57%               0.96%
                            ======           ======              ====                ====
-------------------------------------------------------------------------------------------------

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

     In the fourth quarter of 2000, the Company entered into an agreement to sell substantially all of its mortgage servicing rights (see "Non-Interest Income" for further details). Substantially all of the Company's remaining mortgage servicing rights at December 31, 2000 were sold in January 2001. Future mortgage servicing rights originated will be sold on a flow basis shortly after the mortgages are sold. As a result, future earnings exposure to the value of mortgage servicing rights is not expected to be material.

     The most significant factors affecting market risk exposure of net interest income during 2000 has been (i) the exposure created by changes in interest rates, (ii) changes in the shape of the U.S. Government securities yield curve,
(iii) changes in the composition of mortgage assets (iv) increases in borrowings with embedded options and (v) the sale of mortgage servicing rights and its corresponding hedges.

     The Company's earnings are not directly and materially impacted by movements in foreign currency rate or commodity prices. Virtually all transactions are denominated in the U.S. dollar. Movements in equity prices may have an indirect but modest impact on earnings by affecting the volume of activity or the amount of fees from investment-related businesses.

LIQUIDITY

On a parent-only basis, the Company's commitments and debt service requirements at December 31, 2000 consisted primarily of $98.8 million of junior subordinated debentures (including accrued interest) issued to two subsidiaries, $68.8 million to Peoples Heritage Capital Trust I and $30 million to Banknorth Capital Trust I, in connection with the issuance of 9.06% Capital Securities due 2027 and 10.52% Capital Securities due 2027, respectively. See Notes 12 and 18 to the Consolidated Financial Statements. The principal sources of funds for the Company to meet parent-only obligations are dividends from its banking subsidiaries, which are subject to regulatory limitations, and borrowing from public and private sources, including a $60 million unsecured line of credit which is renewable every 364 days and, if used, carries interest at 3 month LIBOR plus 0.75%. The line has not been used to date. For information on restrictions on the payment of dividends by the Company's banking subsidiaries, see Note 13 to the Consolidated Financial Statements.

Banking Subsidiaries

For banking subsidiaries of the Company, liquidity represents the ability to fund asset growth and accommodate deposit withdrawals. Liquidity risk is the danger that the banks cannot meet anticipated or unexpected funding requirements or can meet them only at excessive cost. Liquidity is measured by the ability to raise cash when needed at a reasonable cost. Many factors affect a bank's ability to meet liquidity needs, including variations in the markets served, its asset-liability mix, its reputation and credit standing in the market and general economic conditions.

     In addition to traditional retail deposits, the banks have various other liquidity sources, including proceeds from maturing securities and loans, the sale of securities, asset securitizations and borrowed funds such as FHLB advances, reverse repurchase agreements and brokered deposits.

     The Company continually monitors and forecasts its liquidity position. There are several interdependent methods used by the Company for this purpose, including daily review of fed funds positions, monthly review of balance sheet changes, monthly review of liquidity ratios, periodic liquidity forecasts and periodic review of contingent funding plans.

     As of December 31, 2000, the banks had in the aggregate $1.9 billion of "immediately accessible liquidity," defined as cash that could be raised within 1-3 days through collateralized borrowings or security sales. This represents 16% of deposits or 11% of assets. The Company's current policy minimum is 10% of deposits.

     Also as of December 31, 2000, the banks had in the aggregate "potentially volatile funds" of $1.3 billion. These are funds that might flow out of the banks over a 90-day period in an adverse environment. Management estimates this figure by applying adverse probabilities to its various credit-sensitive and economically-sensitive funding sources.

     As of December 31, 2000, the ratio of "immediately accessible liquidity" to "potentially volatile funds" was 150%, versus a policy minimum of 100%.

     In addition to the liquidity sources discussed above, management believes that its consumer loan portfolios provide a significant amount of contingent liquidity that could be accessed in a reasonable time period through sale or securitization. The banks also have significant untapped access to the national brokered deposit market. Both of these sources are contemplated as secondary liquidity in the Company's contingent funding plan. Management believes that the level of liquidity is

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

sufficient to meet current and future funding requirements. For additional information regarding off-balance sheet risks and commitments, see Note 14 to the Consolidated Financial Statements.

CAPITAL

At December 31, 2000 and 1999, shareholders' equity totaled $1.3 billion and $1.2 billion, respectively, or 7.30% and 6.44% of total assets, respectively. In addition, through subsidiary trusts, the Company had outstanding at such dates $98.8 million of capital securities which mature in 2027 and qualify as Tier 1 Capital. The changes in shareholders' equity included net income for the year ended December 31, 2000 of $191.7 million, a $90.7 million net unrealized gain on securities available for sale, which were partially offset by $96.6 million of stock repurchases (5,545,000 shares) and $70.8 million in dividends to shareholders. On January 23, 2001, the Company's Board of Directors authorized the repurchase of up to eight million shares, or approximately 6%, of the issued and outstanding Common Stock.

     Capital guidelines issued by the Federal Reserve Board require the Company to maintain certain ratios. The Company's Tier 1 Capital, as defined by the Federal Reserve Board, was $1.3 billion or 7.02% of average assets at December 31, 2000, compared to $1.2 billion or 6.75% of average assets at December 31, 1999. The Company also is required to maintain capital ratios based on the level of its assets, as adjusted to reflect their perceived level of risk. The Company's regulatory capital ratios currently exceed all applicable requirements. See Note 13 to the Consolidated Financial Statements.

     The Company's banking subsidiaries also are subject to federal regulatory capital requirements. At December 31, 2000, each of the Company's depository institution subsidiaries was deemed to be "well capitalized" under the regulations of the applicable federal banking agency and all of its banking subsidiaries were in compliance with applicable regulatory capital requirements.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which sets accounting and reporting standards for derivative instruments and hedging activities. This Statement, as amended by SFAS No. 138, requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company adopted the Statement effective January 1, 2001. The Company estimates that it will report an after-tax loss from cumulative effect of adoption of approximately $286 thousand.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," a replacement of SFAS No. 125. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125. SFAS No. 140 is effective for transactions occurring after March 31, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not expect the impact to be material to the financial statements.

FORWARD LOOKING STATEMENTS

     Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "antici-pate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary polices of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

     The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------
                                                                                December 31,
------------------------------------------------------------------------------------------------------
(In Thousands, Except Number of Shares and Per Share Data)                   2000           1999
------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                                $    515,934   $    546,816
Federal funds sold and other short-term investments                          29,058        229,579
Securities available for sale, at market value                            5,425,111      6,316,031
Securities held to maturity, market value $457,110 in 2000
   and $535,605 in 1999                                                     455,547        557,151
Loans held for sale, market value $51,823 in 2000
   and $82,382 in 1999                                                       51,131         82,318

Loans and leases                                                         10,845,662      9,854,656
   Less: Allowance for loan and lease losses                                153,550        155,048
                                                                       ------------   ------------
   Net loans and leases                                                  10,692,112      9,699,608
                                                                       ------------   ------------

Premises and equipment                                                      201,192        192,540
Goodwill and other intangibles                                              185,520        184,381
Mortgage servicing rights                                                    23,225         52,724
Bank owned life insurance                                                   306,411        288,783
Other assets                                                                348,569        358,333
                                                                       ------------   ------------
   Total assets                                                        $ 18,233,810   $ 18,508,264
                                                                       ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
   Savings accounts                                                    $  1,386,286   $  1,567,776
   Money market access and NOW accounts                                   3,975,318      3,698,934
   Certificates of deposit (including certificates of $100 or more of
      $1,169,717 in 2000 and $952,546 in 1999)                            4,461,983      4,448,229
   Brokered deposits                                                        169,069        173,798
   Demand deposits                                                        2,114,600      1,821,764
                                                                       ------------   ------------
   Total deposits                                                        12,107,256     11,710,501
Federal funds purchased and securities sold under
   repurchase agreements                                                  1,138,629      1,302,821
Borrowings from the Federal Home Loan Bank                                3,348,242      3,997,819
Other borrowings                                                             73,744         66,838
Other liabilities                                                           136,307        139,236
                                                                       ------------   ------------
   Total liabilities                                                     16,804,178     17,217,215
                                                                       ------------   ------------
Company obligated, mandatorily redeemable securities
   of subsidiary trusts holding solely parent junior
   subordinated debentures                                                   98,775         98,775
Shareholders' equity:
   Preferred stock, par value $0.01; 5,000,000 shares authorized,
     none issued                                                                 --             --
   Common stock, par value $0.01; 400,000,000 and 200,000,000 shares authorized, 149,584,159 issued in 2000 and 149,623,204
     issued in 1999                                                           1,496          1,496
Paid-in capital                                                             617,234        617,523
Retained earnings                                                           897,214        787,238
Unearned compensation                                                        (1,354)        (2,751)
Treasury stock at cost (8,339,556 shares in 2000
   and 4,649,306 shares in 1999)                                           (149,246)       (85,838)
Accumulated other comprehensive income                                      (34,487)      (125,394)
                                                                       ------------   ------------
Total shareholders' equity                                                1,330,857      1,192,274
                                                                       ------------   ------------
    Total liabilities and shareholders' equity                         $ 18,233,810   $ 18,508,264
                                                                       ============   ============
------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF INCOME

                                                             Year Ended December 31,
-------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)                    2000           1999        1998
-------------------------------------------------------------------------------------------------
Interest and dividend income:
   Interest and fees on loans and leases             $   894,449   $   826,565  $   908,944
   Interest and dividends on securities                  435,838       400,954      237,216
                                                     -----------   -----------  -----------
      Total interest and dividend income               1,330,287     1,227,519    1,146,160
                                                     -----------   -----------  -----------
Interest expense:
   Interest on deposits                                  411,250       373,526      405,416
   Interest on borrowed funds                            306,026       229,764      150,228
                                                     -----------   -----------  -----------
      Total interest expense                             717,276       603,290      555,644
                                                     -----------   -----------  -----------

      Net interest income                                613,011       624,229      590,516
Provision for loan and lease losses                       23,819        23,575       23,775
                                                     -----------   -----------  -----------
   Net interest income after provision
      for loan and lease losses                          589,192       600,654      566,741
                                                     -----------   -----------  -----------
Noninterest income:
   Deposit services                                       80,987        69,197       54,897
   Mortgage banking services                              21,963        20,423       32,694
   Trust and investment advisory services                 42,434        39,378       29,428
   Insurance commissions                                  25,748        20,289       13,006
   Bank owned life insurance                              17,701        15,522        5,934
   Merchant and card product income                       15,384        13,126        9,615
   Net securities gains                                      439           655        6,423
   Losses on securities restructuring                    (15,895)           --           --
   Other noninterest income                               22,427        13,205       15,550
                                                     -----------   -----------  -----------
                                                         211,188       191,795      167,547
                                                     -----------   -----------  -----------
Noninterest expenses:
   Salaries and employee benefits                        230,184       231,500      230,433
   Data processing                                        37,607        38,806       32,288
   Occupancy                                              39,198        39,326       36,637
   Equipment                                              31,740        30,205       30,013
   Amortization of goodwill and deposit premiums          21,016        20,642       17,354
   Advertising and marketing                              12,010        14,172       14,675
   Distributions on securities of subsidiary trusts        9,387         9,834       12,216
   Special charges                                        43,007        28,002       61,140
   Other noninterest expenses                             87,704        85,655       84,710
                                                     -----------   -----------  -----------
                                                         511,853       498,142      519,466
                                                     -----------   -----------  -----------

Income before income tax expense                         288,527       294,307      214,822
Applicable income tax expense                             96,793        97,349       73,078
                                                     -----------   -----------  -----------
   Net income                                        $   191,734   $   196,958  $   141,744
                                                     ===========   ===========  ===========

Weighted average shares outstanding
      Basic                                              144,270       145,758      146,119
      Diluted                                            145,194       147,428      148,965

Earnings per share:
      Basic                                          $      1.33   $      1.35  $      0.97
      Diluted                                               1.32          1.34         0.95
-------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Accumulated Other
                                                     Par     Paid-in    Retained    Unearned    Treasury   Comprehensive
(Dollars In Thousands)                              Value    Capital    Earnings  Compensation    Stock    Income (Loss)   Total
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997                     $1,484     $602,634   $588,783    $(5,313)    $(34,461)   $ 11,256     $1,164,383
Net income                                            --           --    141,744         --           --          --        141,744
Unrealized losses on securities,
   net of reclassification adjustment (1)             --           --         --         --           --      (9,148)        (9,148)
   Minimum pension liability                                                                                    (250)          (250)
                                                                                                                          ---------
         Comprehensive income                         --           --         --         --           --          --        132,346
                                                                                                                          ---------
Cancellation of treasury shares at acquisition        (3)      (4,996)        --         --          (41)         --         (5,040)
Common stock issued for employee benefit plans        11       10,387         --       (545)          --          --          9,853
Treasury stock issued for employee benefit plans      --           --     (4,164)        --       17,479          --         13,315
Treasury stock purchased                              --           --         --         --      (50,300)         --        (50,300)
Issuance of restricted stock                          --          426        (37)      (254)         213          --            348
Amortization of employee restricted stock             --          259         --        538           --          --            797
Common stock issued for acquisitions                   4        8,538         --         --           --          --          8,542
Decrease in unearned compensation--ESOP               --        1,376         --      1,818           --          --          3,194
Cash dividends                                        --           --    (57,231)        --           --          --        (57,231)
Pooled company transactions                           --           --        262         --        1,921          --          2,183
                                                  ------     --------   --------    -------     --------    --------     ----------
Balances at December 31, 1998                      1,496      618,624    669,357     (3,756)     (65,189)      1,858      1,222,390

Net income                                            --           --    196,958         --           --          --        196,958
Unrealized losses on securities,
   net of reclassification adjustment (1)             --           --         --         --           --    (127,252)      (127,252)
                                                                                                                          ---------
         Comprehensive income                         --           --         --         --           --          --         69,706
                                                                                                                          ---------
Premium on repurchase of trust preferred securities   --       (1,801)        --         --           --          --         (1,801)
Treasury stock issued for employee benefit plans      --           (4)   (13,396)        --       31,752          --         18,352
Treasury stock purchased                              --           --         --         --      (53,745)         --        (53,745)
Issuance of  restricted stock                         --          176       (313)      (655)       1,344          --            552
Amortization of employee restricted stock             --         (813)        --        929           --          --            116
Decrease in unearned compensation--ESOP               --        1,341         --        731           --          --          2,072
Cash dividends                                        --           --    (65,368)        --           --          --        (65,368)
                                                  ------     --------   --------    -------     --------    --------     ----------
Balances at December 31, 1999                      1,496      617,523    787,238     (2,751)     (85,838)   (125,394)     1,192,274

Net income                                            --           --    191,734         --           --          --        191,734
Unrealized gains on securities,
   net of reclassification adjustment (1)             --           --         --         --           --      90,657         90,657
Minimum pension liability                             --           --         --         --           --         250            250
                                                                                                                          ---------
         Comprehensive income                         --           --         --         --           --          --        282,641
                                                                                                                          ---------
Cancellation of treasury shares at acquisition        (1)      (2,206)        --         --        2,207          --             --
Treasury stock issued for employee benefit plans      --           --    (10,790)        --       30,486          --         19,696
Treasury stock purchased                              --           --         --         --      (96,585)         --        (96,585)
Issuance and distribution of  restricted stock        --         (119)      (195)        --          484          --            170
Amortization of employee restricted stock             --         (390)        --        992           --          --            602
Common stock issued for acquisitions                   1        1,324         --         --           --          --          1,325
Decrease in unearned compensation--ESOP               --        1,122         --        405           --          --          1,527
Payment of fractional shares                          --          (20)        --         --           --          --            (20)
Cash dividends                                        --           --    (70,773)        --           --          --       (70,773)
                                                  ------     --------   --------    -------     --------    --------     ----------
Balances at December 31, 2000                     $1,496     $617,234   $897,214    $(1,354)   $(149,246)   $(34,487)    $1,330,857
                                                  ======     ========   ========    =======    =========    ========     ==========
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                    December 31,
----------------------------------------------------------------------------------------------------------------------
(1) Disclosure of reclassification amount (all amounts net of tax):                 2000         1999       1998
----------------------------------------------------------------------------------------------------------------------
Unrealized holding gains (losses) arising during the period                      $  80,611   $(126,842)  $  (4,946)
Less: reclassification adjustment for net gains (losses) included in net income    (10,046)        410       4,202
                                                                                 ---------   ---------   ---------
Net unrealized gains (losses) on securities                                      $  90,657   $(127,252)  $  (9,148)
                                                                                 =========   =========   =========
----------------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)                                                                       2000           1999          1998
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                             $    191,734   $    196,958   $    141,744
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan and lease losses                                                       23,819         23,575         23,775
   Provision for depreciation                                                                20,466         26,975         25,939
   Amortization of goodwill and other intangibles                                            21,016         20,642         17,354
   Net (increase) decrease in net deferred tax assets                                        (3,445)          (920)        18,693
   ESOP and restricted stock expense                                                          1,527          2,072          3,194
   Amortization of employee restricted stock                                                    602            116            797
   Issuance of restricted stock units                                                           170            552            348
   Net (gains) losses realized from sales of securities and consumer loans                   10,726           (655)        (6,423)
   Net (gains) losses realized from sales of loans held for sale                                915            415        (21,870)
   Earnings from bank owned life insurance                                                  (17,701)       (14,133)        (5,934)
   Net decrease (increase) in mortgage servicing rights                                      29,499         (7,285)        20,164
   Proceeds from sales of loans held for sale                                               308,191      1,118,166      5,532,324
   Residential loans originated and purchased for sale                                     (277,919)      (640,149)    (5,639,625)
   Net decrease (increase) in interest and dividends receivable and other assets            (24,790)       (11,300)       (42,290)
   Net increase (decrease) in other liabilities                                             (10,396)        13,957          6,796
                                                                                       ------------   ------------   ------------
Net cash provided by operating activities                                                   274,414        728,986         74,986
                                                                                       ------------   ------------   ------------
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from maturities and principal repayments of securities held to maturity          98,510         96,226        134,625
   Purchase of securities held to maturity                                                     --             --         (148,553)
   Proceeds from sales of securities available for sale                                     278,984         44,330        787,459
   Proceeds from maturities and principal repayments of securities available for sale       971,099      1,754,826      1,434,137
   Purchases of securities available for sale                                              (231,383)    (3,958,537)    (2,983,722)
   Net (increase) decrease in loans and leases                                           (1,045,822)      (586,876)       173,153
   Proceeds from sales of loans                                                              34,234           --             --
   Net additions to premises and equipment                                                  (32,235)       (24,006)       (27,992)
   Purchase of bank owned life insurance                                                       --         (165,400)          --
   Payment for acquisitions, net of cash acquired                                           (22,274)          --          122,526
                                                                                       ------------   ------------   ------------
Net cash provided (used) by investing activities                                             51,113     (2,839,437)      (508,367)
                                                                                       ------------   ------------   ------------
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net increase (decrease) in deposits                                                      396,755       (305,711)       637,791
   Net increase (decrease) in securities sold under repurchase agreements                  (316,195)       502,340         88,569
   Proceeds from Federal Home Loan Bank of Boston borrowings                             12,799,452      5,003,333      3,357,550
   Payments on Federal Home Loan Bank of Boston borrowings                              (13,449,029)    (3,038,162)    (3,197,979)
   Proceeds from issuance (repurchase) of securities of subsidiary trusts                      --          (33,026)          --
   Net increase (decrease) in other borrowings                                                6,441         20,238         (8,052)
   Issuance of common stock                                                                  21,001         18,353         23,673
   Purchase of treasury stock                                                               (96,585)       (53,745)       (55,340)
   Cash dividends paid to shareholders                                                      (70,773)       (65,368)       (57,231)
                                                                                       ------------   ------------   ------------
Net cash (used) provided by financing activities                                           (708,933)     2,048,252        788,981
                                                                                       ------------   ------------   ------------
------------------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                                           (383,406)       (62,199)       355,600
Cash and cash equivalents at beginning of period                                            776,395        838,594        482,994
                                                                                       ------------   ------------   ------------
Cash and cash equivalents at end of period                                             $    392,989   $    776,395   $    838,594
                                                                                       ============   ============   ============
------------------------------------------------------------------------------------------------------------------------------------

In conjunction with the purchase acquisitions detailed in Note 2 to the Consolidated Financial Statements, assets were acquired and liabilities were assumed as follows:

         Fair value of assets acquired                                                       13,534             --   $    123,311
         Less liabilities assumed                                                            12,263             --        292,079

--------------------------------------------------------------------------------
For the years ended December 31, 2000, 1999 and 1998, interest of $712,843, $599,981 and $563,557 and income taxes of $92,970, $77,436 and $56,995 were paid, respectively. During 2000 and 1999, $3,094 and $245,233 of investment securities were transferred to securities available for sale. During 1999, $632,735 of portfolio loans were transferred to loans held to maturity.
--------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts expressed in thousands, except per share data)
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Banknorth Group, Inc. (the "Company") and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The Company's principal business activities are retail and commercial banking as well as trust, investment advisory and insurance brokerage services, and are conducted through the Company's direct and indirect subsidiaries located in Maine, New Hampshire, Massachusetts and Connecticut, Vermont and New York. The Company and its subsidiaries are subject to regulation of, and periodic examination by, the Office of the Comptroller of Currency and the Federal Reserve Board, among other agencies. The following is a description of the more significant accounting policies.

Financial Statement Presentation

The Consolidated Financial Statements include the accounts of Banknorth Group, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

     The Consolidated Financial Statements have been restated to reflect the Company's (formerly Peoples Heritage Financial Group, Inc.) acquisition of Banknorth Group, Inc. on May 10, 2000, which was accounted for as a pooling-of-interests. In accordance with accounting requirements for pooling-of-interests business combinations, the financial statements of the Company and Banknorth have been combined based on historical financial statements as previously reported by each company. See Note 2 "Acquisitions."

     Assets held in a fiduciary capacity are not assets of the Company and, accordingly, are not included in the Consolidated Balance Sheets.

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

Cash and Cash Equivalents

The Company is required to comply with various laws and regulations of the Federal Reserve Board which require that the Company maintain certain amounts of cash on deposit and is restricted from investing those amounts.

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

     Investments not classified as "held to maturity" are classified as "available for sale." Securities available for sale consist of debt and equity securities that are available for sale in order to respond to changes in market interest rates, liquidity needs, changes in funding sources and other similar factors. These assets are specifically identified and are carried at market value. Changes in market value of available for sale securities, net of applicable income taxes, are reported as a separate component of shareholders' equity and comprehensive income. When a decline in market value of a security is considered other than temporary, the loss is charged to net securities gains (losses) in the consolidated statements of income as a writedown.

     Premiums and discounts are amortized and accreted over the term of the securities on a level yield method adjusted for prepayments. Gains and losses on the sale of securities are recognized at the time of the sale using the specific identification method.

Loans and Leases

Loans are carried at the principal amounts outstanding adjusted by partial charge-offs and net deferred loan costs or fees. Residential real estate loans are generally placed on nonaccrual when reaching 120 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. It is the policy of the Company to generally place all commercial real estate loans and commercial business loans and leases which are 90 days or more past due, unless secured by sufficient cash or other assets immediately convertible to cash, on nonaccrual status. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months. Loans are classified as impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and collateral value.

     Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield using the interest method over the estimated lives of the related loans.

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

     Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment. Primary considerations in this evaluation are prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management's estimation of future losses. The Company evaluates specific loan status reports on certain commercial and commercial real estate loans rated "substandard" or worse in excess of a

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

specified dollar amount. Estimated reserves for each of these credits is determined by reviewing current collateral value, financial information, cash flow, payment history and trends and other relevant facts surrounding the particular credit. The remaining commercial and commercial real estate loans are provided for as part of pools of similar loans based on a combination of historical loss experience and migration analysis, which considers the probability of a loan moving from one risk rating category to another over the passage of time, transition matrix and qualitative adjustments. Each of residential real estate loans and consumer loans are evaluated as a group by applying historical charge-off and recovery experience to the current outstanding balance in each loan category, with consideration given to loan growth over the preceding twelve months. Although management uses available information to establish the appropriate level of the allowance for loan and lease losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan and lease losses. Such agencies may require the Company to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

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

Derivative Financial Instruments

From time to time the Company may use certain hedging strategies which include the use of derivative financial instruments. The primary objective of the Company's hedging strategies is to reduce net interest rate exposure arising from the Company's asset and liability structure.

     The Company uses a variety of off-balance sheet derivatives as part of its interest rate risk management strategy. The instruments most frequently used are interest rate swap, floor and corridor contracts. These contracts are designated and are effective as hedges of existing risk positions. These instruments are used to modify the repricing or maturity characteristics of specified assets or liabilities, and are linked to the related assets or liabilities being hedged. Changes in the fair value of the derivative are not included in the consolidated financial statements. The net interest income or expense associated with such derivatives is accrued and recognized as an adjustment to the interest income or interest expense of the asset or liability being hedged. The related interest receivable or payable from such contracts is recorded in accrued interest receivable or payable on the consolidated balance sheet. Premiums paid are amortized as an adjustment to the interest income or interest expense of the asset or liability being hedged. Realized gains and losses, if any, resulting from early termination of derivatives are deferred as an adjustment to the carrying value of the hedged item and recognized as an adjustment to the yield or interest cost of the hedged item over the remaining term of the original swap, floor or corridor contract. The Company may purchase interest rate floors tied to the CMT index to mitigate the prepayment risk associated with mortgage servicing rights which are accounted for as trading instruments and are carried at fair value. Changes in fair value are reported as a component of mortgage banking income. The Company also utilizes Treasury options to modify its forward mortgage commitments. Changes in fair value of the options are included in the calculation of the carrying value of loans held for sale.

     The Company also utilizes mortgage-backed securities options to modify its forward mortgage commitments. Changes in fair value of the options are included in the calculation of the carrying value of loans held for sale.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133,

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

"Accounting for Derivative Instruments and Hedging Activities," which sets accounting and reporting standards for derivative instruments and hedging activities. The Statement, as amended by SFAS No. 138, requires the Company to recognize all derivatives on the balance sheet at fair value. The Company adopted the Statement effective January 1, 2001. The Company estimates that it will report an after-tax loss from cumulative effect of adoption of approximately $286 thousand.

Investments in Limited Partnerships

The Company has several investments in tax advantaged limited partnerships. These investments are included in other assets and are amortized over the same period the tax benefits are expected to be received.

Pension, 401(k), and Other Employee Benefit Plans

The Company and its subsidiaries have non-contributory defined benefit pension plans which cover most employees. The benefits are based on years of service and the employee's career average earnings. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

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

     The Company has a Profit Sharing Employee Stock Ownership Plan (the "ESOP") which is designed to invest primarily in Common Stock of the Company (the "Common Stock"). Substantially all employees are eligible to participate in the ESOP following one year of service. Employees may not make contributions to the ESOP but may receive a discretionary contribution from the Company based on their pro-rata share of eligible compensation. The Company previously sponsored a leveraged employee stock ownership plan which was merged with and into the ESOP. The Company is required to make annual contributions to the ESOP equal to the ESOP's debt service and the unallocated shares are pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and allocated to eligible employees. The Company accounts for this ESOP in accordance with AICPA SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is recorded as long-term debt and the shares pledged as collateral are reported as unearned compensation on the balance sheet. As shares are released from collateral, the Company records compensation expense equal to the current market price of the shares, and the shares are treated as outstanding for purposes of calculating earnings per share.

Stock Compensation Plans

Statement of Financial Accounting Standards SFAS No. 123, "Accounting for Stock-Based Compensation" encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. See Note 15 - Stock Based Compensation Plans.

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

Earnings Per Share

Earnings per share have been computed in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share have been calculated by dividing net income by weighted average shares outstanding before any dilution and adjusted to exclude the weighted average number of unallocated shares held by the ESOP. Diluted earnings per share have been calculated by dividing net income by weighted average shares outstanding after giving effect to the potential dilution that could occur if the potential common shares were converted into common stock using the treasury stock method.

Segment Reporting

An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. The Company's primary business is banking, which provides over 90% of its revenues and profits. Banking services are provided within the framework of seven full-service community banks which have similar economic characteristics, products and services, distribution channels and regulatory environments. Accordingly disaggregated segment information is not presented.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

2.   ACQUISITIONS

During the third quarter of 2000, the Company completed the acquisition of two insurance agencies based in Massachusetts and Connecticut for a combination of cash and stock. These acquisitions were accounted for under the purchase method and, as a result, the acquired assets and liabilities were added to those of the Company at their respective fair values and the excess of the purchase price over the fair value of net assets acquired, which aggregated $22.5 million, was recorded as goodwill and is being amortized to expense over 20 years. In addition, under this method of accounting the results of operations of the acquired agencies are included in the Company's results of operations only from their respective dates of acquisition.

     On May 10, 2000, the Company completed the acquisition of Banknorth Group, Inc. ("Banknorth"). Banknorth was headquartered in Burlington, Vermont and had 100 offices located throughout Vermont, Massachusetts, New Hampshire and upstate New York. Shareholders of Banknorth exchanged their shares for 1.825 newly issued shares of the Company's common stock, plus cash in lieu of any fractional share interests. Approximately 42.9 million shares of Common Stock were issued in connection with this acquisition, which was accounted for as a pooling-of-interests. As of December 31, 1999, Banknorth had total assets of $4.6 billion and total shareholders' equity of $341 million.

     On January 1, 1999, the Company completed the acquisition of SIS Bancorp, Inc. ("SIS"). Approximately 16.3 million shares of Common Stock were issued in connection with this acquisition, which was accounted for as a pooling-of-interests. SIS had total assets of $2.0 billion and shareholders' equity of $139 million at December 31, 1998.

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

     On April 10, 1998, the Company completed the acquisition of CFX Corporation ("CFX"). Approximately 32.8 million shares of Common Stock were issued in connection with this transaction. At December 31, 1997, CFX had total assets of $2.9 billion and total shareholders' equity of $245.7 million. The acquisition of CFX was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

     The Company incurred various merger related and restructuring charges in connection with the foregoing acquisitions and certain other matters (collectively, "special charges"). On a pre-tax basis special charges amounted to $43.0 million, $28.0 million and $61.1 million in 2000, 1999 and 1998, respectively. For additional information, see Note 9 - Special Charges.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

3.   SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

A summary of the amortized cost and market values of securities available for sale and held to maturity follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                        Amortized         Gross Unrealized    Gross Unrealized        Market
                                                           Cost                Gains               Losses              Value
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE DECEMBER 31, 2000:
U. S. Government obligations and obligations
   of U.S.Government agencies and corporations          $  544,392          $    2,872          $   (7,873)          $  539,391
Tax-exempt bonds and notes                                  83,133                 760                (659)              83,234
Other bonds and notes                                      426,199               2,260             (17,191)             411,268
Mortgage-backed securities                               3,591,923              10,940             (33,544)           3,569,319
Collateralized mortgage obligations                        575,091                 207             (10,820)             564,478
                                                        ----------          ----------          ----------           ----------
   Total debt securities                                 5,220,738              17,039             (70,087)           5,167,690
Federal Home Loan Bank stock                               242,632                --                   (11)             242,621
Federal Reserve Bank stock                                  13,312                --                  --                 13,312
Other equity securities                                      1,488                --                  --                  1,488
                                                        ----------          ----------          ----------           ----------
   Total equity securities                                 257,432                --                   (11)             257,421
                                                        ----------          ----------          ----------           ----------
   Total securities available for sale                  $5,478,170          $   17,039          $  (70,098)          $5,425,111
                                                        ==========          ==========          ==========           ==========
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999:
U. S. Government obligations and obligations
   of U.S.Government agencies and corporations          $  709,497          $       21          $  (22,702)          $  686,816
Tax-exempt bonds and notes                                  56,903                  82                (322)              56,663
Other bonds and notes                                      455,435                 141             (12,159)             443,417
Mortgage-backed securities                               4,264,364               1,629            (133,354)           4,132,639
Collateralized mortgage obligations                        723,290                 190             (23,914)             699,566
                                                        ----------          ----------          ----------           ----------
   Total debt securities                                 6,209,489               2,063            (192,451)           6,019,101
Federal Home Loan Bank stock                               261,391                --                  --                261,391
Other equity securities                                     38,422                  74              (2,957)              35,539
                                                        ----------          ----------          ----------           ----------
   Total equity securities                                 299,813                  74              (2,957)             296,930
                                                        ----------          ----------          ----------           ----------
      Total securities available for sale               $6,509,302          $    2,137          $ (195,408)          $6,316,031
                                                        ==========          ==========          ==========           ==========
------------------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY:
DECEMBER 31, 2000:
Collateralized mortgage obligations                        455,547               1,563                --                457,110
                                                        ----------          ----------          ----------           ----------
   Total securities held to maturity                    $  455,547          $    1,563                --             $  457,110
                                                        ==========          ==========          ==========           ==========

DECEMBER 31, 1999:
U. S. Government obligations and obligations
   of U.S.Government agencies and corporations          $    2,797          $        5          $      (35)          $    2,767
Tax-exempt bonds and notes                                   7,753                 114                 (29)               7,838
Other bonds and notes                                        1,480                  70                --                  1,550
Mortgage-backed securities                                   3,789                  46                (110)               3,725
Collateralized mortgage obligations                        541,332                --               (21,607)             519,725
                                                        ----------          ----------          ----------           ----------
   Total securities held to maturity                    $  557,151          $      235          $  (21,781)          $  535,605
                                                        ==========          ==========          ==========           ==========
------------------------------------------------------------------------------------------------------------------------------------

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------
The amortized cost and market values of debt securities available for sale at December 31, 2000 by contractual maturities are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2000, the Company had $265.5 million of securities available for sale with call provisions.

------------------------------------------------------------------------------------------------------------
                                                  Available for Sale               Held to Maturity
------------------------------------------------------------------------------------------------------------
                                           Amortized Cost    Market Value  Amortized Cost    Market Value
------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000:
Due in one year or less                    $  241,796         $  241,954      $     --         $    --
Due after one year through five years         441,418            441,516            --              --
Due after five years through ten years        379,797            375,573            --              --
Due after ten years                         4,157,727          4,108,647       455,547          457,110
                                           ----------         ----------      --------         --------
   Total debt securities                   $5,220,738         $5,167,690      $455,547         $457,110
                                           ==========         ==========      ========         ========
------------------------------------------------------------------------------------------------------------

A summary of realized gains and losses on securities available for sale for 2000, 1999 and 1998 follows:

--------------------------------------------------------------------------------
                   Gross Realized
--------------------------------------------------------------------------------
                 Gains       Losses
--------------------------------------------------------------------------------
         2000    $  443     $15,899
         1999       885         361
         1998     7,003         696
--------------------------------------------------------------------------------

4.   LOANS AND LEASES

The Company's lending activities are conducted principally in New England and upstate New York. The principal categories of loans in the Company's portfolio are residential real estate loans, which are secured by single-family (one to four units) residences; commercial real estate loans, which are secured by multi-family (five or more units) residential and commercial real estate; commercial business loans and leases; and consumer loans and leases. A summary of loans and leases follows:

--------------------------------------------------------------------------------
                                                 December 31,
--------------------------------------------------------------------------------
                                              2000           1999
--------------------------------------------------------------------------------
Residential real estate mortgages        $ 2,248,714     $ 2,270,417
Commercial real estate mortgages:
   Commercial real estate                  2,663,775       2,493,492
   Construction and development              291,388         202,825
                                         -----------     -----------
                                           2,955,163       2,696,317
Commercial business loans and leases       2,308,904       1,924,201
Consumer loans and leases                  3,332,881       2,963,721
                                         -----------     -----------
   Total loans and leases                $10,845,662     $ 9,854,656
                                         ===========     ===========
--------------------------------------------------------------------------------

Loans and leases include net deferred charges of $4.3 million at December 31, 2000 and $4.5 million at December 31, 1999. Deferred charges included deferred loan origination costs, net of deferred loan origination fees, and unearned income on leases.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NON PERFORMING LOANS
--------------------------------------------------------------------------------
The following table sets forth information regarding nonperforming loans and accruing loans 90 days or more overdue at the dates indicated:

--------------------------------------------------------------------------------
                                               December 31,
--------------------------------------------------------------------------------
                                            2000        1999
--------------------------------------------------------------------------------
Residential real estate mortgages:
   Nonaccrual loans                       $ 9,894     $17,283
   Troubled debt restructurings              --            28
                                          -------     -------
   Total                                    9,894      17,311
                                          -------     -------
Commercial real estate loans:
   Nonaccrual loans                        12,155      16,754
   Troubled debt restructurings               635       1,002
                                          -------     -------
   Total                                   12,790      17,756
                                          -------     -------
Commercial business loans and leases:
   Nonaccrual loans                        32,583      17,027
   Troubled debt restructurings                38          82
                                          -------     -------
   Total                                   32,621      17,109
                                          -------     -------
Consumer loans:
   Nonaccrual loans                         6,329       5,951
   Troubled debt restructurings              --          --
                                          -------     -------
   Total                                    6,329       5,951
                                          -------     -------
Total nonperforming loans:
   Nonaccrual loans                        60,961      57,015
   Troubled debt restructurings               673       1,112
                                          -------     -------
   Total                                  $61,634     $58,127
                                          =======     =======

Accruing loans which are
   90 days overdue                        $ 5,973     $12,131
                                          =======     =======
--------------------------------------------------------------------------------

The ability and willingness of borrowers to repay loans is generally dependent on current economic conditions and real estate values within the borrowers' geographic areas.

     Interest income that would have been recognized for 2000 and 1999 if nonperforming loans at December 31, 2000 and 1999 had been performing in accordance with their original terms approximated $5.6 million in 2000 and 1999.

     Impaired loans are commercial and commercial real estate loans which the Company believes probably will not result in the collection of all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. All commercial and commercial real estate nonaccrual loans are impaired, but not all impaired loans are on nonaccrual. Accrual of interest is discontinued when collectibility of principal or interest is uncertain or on which payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility. The amount of reserves for impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

     At December 31, 2000 and 1999, total impaired loans were $46.5 million and $49.5 million, of which $29.7 million and $25.9 million had related allowances of $7.8 million and $4.3 million, respectively. During the years ended December 31, 2000 and 1999, the income recognized related to impaired loans was $373 thousand and $4.3 million respectively, and the average balance of outstanding impaired loans was $39.4 million and $59.6 million, respectively. The Company generally applies cash received on impaired loans to the principal balance of the loan.

5.   ALLOWANCE FOR LOAN AND LEASE LOSSES

A summary of changes in the allowance for loan and lease losses follows:

--------------------------------------------------------------------------------
                                              Year Ended December 31,
--------------------------------------------------------------------------------
                                         2000           1999        1998
--------------------------------------------------------------------------------
Balance at beginning of period       $ 155,048      $ 155,098      $ 150,615
Allowance on acquired loans                 --             --          2,200
Provisions charged to operations        23,819         23,575         23,775
Loans and leases charged off           (34,692)       (36,034)       (38,410)
Recoveries                               9,375         12,409         16,918
                                     ---------      ---------      ---------
Balance at end of period             $ 153,550      $ 155,048      $ 155,098
                                     =========      =========      =========
--------------------------------------------------------------------------------

6.   PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

--------------------------------------------------------------------------------
                                              December 31,
--------------------------------------------------------------------------------
                                            2000        1999
--------------------------------------------------------------------------------
Land                                     $ 20,458     $ 20,571
Buildings and leasehold improvements      196,014      198,221
Furniture, fixtures and equipment         203,764      194,777
                                          -------      -------
                                          420,236      413,569
Less accumulated depreciation
   and amortization                       219,044      221,029
                                         --------     --------
                                         $201,192     $192,540
                                         ========     ========
--------------------------------------------------------------------------------

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

7.   MORTGAGE SERVICING RIGHTS

An analysis of mortgage servicing rights for the years ended December 31, 2000, 1999, and 1998 follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                         Mortgage
                                                                      Servicing Rights   Valuation Allowance      Total
-------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1997                                           $ 65,288           $     --           $ 65,288
Mortgage servicing rights capitalized                                       84,041                 --             84,041
Amortization charged against mortgage servicing fee income                 (15,731)                --            (15,731)
Impairment reserve charged against mortgage servicing fee income                --            (11,586)           (11,586)
Mortgage servicing rights sold                                             (76,573)                --            (76,573)
                                                                          --------           --------           --------
Balance as of December 31, 1998                                             57,025            (11,586)            45,439

Mortgage servicing rights capitalized                                       16,149                 --             16,149
Amortization charged against mortgage servicing fee income                 (12,498)                --            (12,498)
Reduction of impairment reserve
         (credit to mortgage servicing fee income)                              --              5,300              5,300
Mortgage servicing rights sold                                              (1,666)                --             (1,666)
                                                                          --------           --------           --------
Balance as of December 31, 1999                                             59,010             (6,286)            52,724

MORTGAGE SERVICING RIGHTS CAPITALIZED                                        3,977                 --              3,977
AMORTIZATION CHARGED AGAINST MORTGAGE SERVICING FEE INCOME                  (8,306)                --             (8,306)
REDUCTION OF IMPAIRMENT RESERVE
         (CREDIT TO MORTGAGE SERVICING FEE INCOME)                              --              2,895              2,895
MORTGAGE SERVICING RIGHTS SOLD                                             (28,065)                --            (28,065)
                                                                          --------           --------           --------
BALANCE AS OF DECEMBER 31, 2000                                           $ 26,616           $ (3,391)          $ 23,225
                                                                          ========           ========           ========
-------------------------------------------------------------------------------------------------------------------------
                                                                                          December 31,
-------------------------------------------------------------------------------------------------------------------------
                                                                           2000               1999               1998
-------------------------------------------------------------------------------------------------------------------------
Residential real estate loans serviced for investors                    $1,618,610         $4,540,948         $5,178,281
                                                                        ==========         ==========         ==========
-------------------------------------------------------------------------------------------------------------------------

The Company generally continues to service residential real estate loans after the loans have been sold into the secondary market. The Company pays the investor that purchased the loan a pass-through rate which is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate loans. The Company capitalizes mortgage servicing rights at their allocated cost, based on relative fair values upon sale of the related loans. In the fourth quarter of 2000, the Company reached an agreement to sell the servicing rights on substantially all residential mortgage loans which it services for others. The sale will be in two installments and is expected to be completed by March 31, 2001. In the fourth quarter of 2000, the Company recorded a $5.2 million gain on sale of $1.8 billion of loans serviced for others which was reduced by a $1.5 million loss on the sale of related hedge instruments.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

8.   INCOME TAXES

The current and deferred components of income tax expense follow:

-------------------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------
                                                                           2000               1999               1998
-------------------------------------------------------------------------------------------------------------------------
Current
       Federal                                                            $ 95,015           $ 90,930           $ 48,125
       State                                                                 5,223              7,339              4,350
Deferred
       Federal                                                              (4,733)              (572)            17,039
       State                                                                 1,288               (348)             3,564
                                                                          --------           --------           --------
                                                                          $ 96,793           $ 97,349           $ 73,078
                                                                          ========           ========           ========
-------------------------------------------------------------------------------------------------------------------------

The following table reconciles the expected federal income tax expense (computed by applying the federal statutory tax rate to income before taxes) to recorded income tax expense:

-------------------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------
                                                                           2000               1999               1998
-------------------------------------------------------------------------------------------------------------------------
Computed federal tax expense                                             $ 100,984          $ 103,007          $  75,188
State income tax, net of federal benefits                                    4,232              4,544              5,144
Benefit of tax-exempt income                                                (4,553)            (3,211)            (2,778)
Nondeductible merger expenses                                                3,043              1,740              4,908
Amortization of goodwill and other intangibles                               3,369              3,519              3,034
Low income/rehabilitation credits                                           (4,362)            (4,913)            (4,152)
Restructuring of legal entities within affiliated group                         --                 --             (5,069)
Increase in cash surrender value of life insurance                          (6,195)            (5,433)            (2,077)
Other, net                                                                     275             (1,904)            (1,120)
                                                                         ---------          ---------          ---------
Recorded income tax expense                                              $  96,793          $  97,349          $  73,078
                                                                         =========          =========          =========
-------------------------------------------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities which are included in Other Assets and Other Liabilities, respectively, at December 31, 2000 and 1999 follow:

-------------------------------------------------------------------------------------------------------------------------
                                                                                  2000             1999
-------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
     Allowance for loan and lease losses                                        $ 55,053          $ 55,574
     Reserve for mobile home dealers                                                 574               806
     Accrued pension expense                                                          --             2,559
     Difference of tax and book basis of other
          real estate owned                                                          133               129
     Interest accrued and payments received on
          non-performing loans for tax purposes                                      809               760
     Compensation and employee benefits                                           12,955            15,213
     Book reserves not yet realized for tax purposes                               1,499               478
     Unrealized depreciation on securities                                        18,659            68,112
     Intangible asset                                                              5,163             2,228
     Other                                                                             6               942
                                                                                --------          --------
     Total gross deferred tax assets                                              94,851           146,801
                                                                                --------          --------
Deferred tax liabilities
     Leases                                                                       12,838            26,407
     Premises and equipment                                                       12,466             8,503
     Partnership investments                                                       7,333             6,165
     Loans                                                                         7,825             6,431
     Mortgage servicing rights                                                     4,779            11,397
     Deferred income                                                               3,287                --
     Tax bad debt reserve                                                          5,996               977
     Other                                                                         1,182             1,768
                                                                                --------          --------
          Total gross deferred tax liabilities                                    55,706            61,648
                                                                                --------          --------

Net deferred tax asset                                                          $ 39,145          $ 85,153
                                                                                ========          ========
-------------------------------------------------------------------------------------------------------------------------

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

9.   SPECIAL CHARGES

Special charges totaled $43.0 million, $28.0 million and $61.1 million in 2000, 1999 and 1998, respectively. Special charges included merger expenses of $35.2 million, $20.6 million and $61.1 million in 2000, 1999 and 1998, respectively, and $7.4 million of costs to discontinue the correspondent mortgage lending business in 1999. The following table summarizes special charges recorded in 2000 by type of expense and shows the activity in the accrued liability account during 2000.


---------------------------------------------------------------------------------------------------------------------------------
                                                            Amount                                   Other Amounts
                                            Balance at    Included in                       Cash        Applied        Balance at
                                            12/31/1999      Expense     Reallocations     Payments     to Reserve      12/31/2000
---------------------------------------------------------------------------------------------------------------------------------
Banknorth Merger Charges
---------------------------------------------------------------------------------------------------------------------------------
Severance costs                              $     --       $ 13,050       $    919       $ 12,565       $    725       $    679
Gain on curtailment of benefit plans                          (8,100)          (400)            --         (8,500)            --
Data processing/systems integration                --          4,667         (1,050)         3,517             --            100
Professional fees and transaction costs            --          8,250            542          8,792             --             --
Asset write-downs/facility costs                   --         11,083         (1,011)         2,981          4,972          2,119
Gain on divestiture of branch                      --         (4,250)            --         (4,250)            --             --
Other costs                                        --          9,276          1,000         10,059             --            217
                                             --------       --------       --------       --------       --------       --------
                                             $     --       $ 33,976       $     --       $ 33,664       ($ 2,803)      $  3,115
                                             ========       ========       ========       ========       ========       ========
                                                                                                                        --------
Branch closings
---------------------------------------------------------------------------------------------------------------------------------
Severance and salary costs                   $     --       $     68       $    (48)      $     20       $     --       $     --
Asset write-downs/lease terminations               --          1,063             --            310            753             --
Other costs                                        --            256             48            134             --            170
                                             --------       --------       --------       --------       --------       --------
                                                   --       $  1,387       $     --       $    464       $    753       $    170
                                             ========       ========       ========       ========       ========       ========
---------------------------------------------------------------------------------------------------------------------------------
Other Special Charges
---------------------------------------------------------------------------------------------------------------------------------
Write-down of auto lease residuals           $     --      $  3,700        $     --       $     --       $  3,700       $     --
Facility write-downs
     --Evergreen merger                            --         1,253              --             --          1,253             --
Contract termination
     --merchant processing                         --         3,091              --          3,091             --             --
Balance forward from
     CFX/SIS mergers                            1,628          (400)             --          1,228             --             --
                                             --------       --------       --------       --------       --------       --------
                                             $  1,628      $  7,644        $     --       $  4,319       $  4,953       $     --
                                             ========       ========       ========       ========       ========       ========
---------------------------------------------------------------------------------------------------------------------------------

The severance payments made in connection with the Banknorth merger covered approximately 100 employees whose positions were eliminated as a result of the merger. Asset write-downs and facility costs related mainly to duplicate facilities and fixed assets.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

10.  FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
--------------------------------------------------------------------------------
A summary of federal funds purchased and securities sold under repurchase agreements follows:

--------------------------------------------------------------------------------
                                                   December 31,
--------------------------------------------------------------------------------
                                              2000             1999
--------------------------------------------------------------------------------
Federal funds purchased                   $  152,003       $       --
Securities sold under
     repurchase agreements                   986,626        1,302,821
                                          ----------       ----------
                                          $1,138,629       $1,302,821
                                          ==========       ==========

--------------------------------------------------------------------------------
A summary of securities sold under short term repurchase agreements follows:

--------------------------------------------------------------------------------
                                      At or for the Year Ended December 31,
--------------------------------------------------------------------------------
                                      2000            1999             1998
--------------------------------------------------------------------------------
Balance outstanding at
     end of period                 $  986,626      $1,302,821      $  800,481
Market value of collateral
     at end of period               1,194,365       1,536,101         941,634
Amortized cost of collateral
     at end of period               1,194,606       1,579,486         942,449
Average balance outstanding
     during the year                  995,193         768,500         736,714
Maximum outstanding at any
     month end during the year      1,261,442       1,302,821         828,377
Average interest rate during
     the year                            5.24%           4.34%           4.68%
Average interest rate at end
     of year                             4.99%           4.58%           4.26%

--------------------------------------------------------------------------------
Securities sold under repurchase agreements generally have maturities of 365 days or less and are collateralized by mortgage-backed securities and U.S. Government obligations.
--------------------------------------------------------------------------------

11.  BORROWINGS FROM THE FEDERAL HOME LOAN BANK
--------------------------------------------------------------------------------
A summary of the borrowings from the Federal Home Loan Bank follows:
--------------------------------------------------------------------------------
                                December 31, 2000
--------------------------------------------------------------------------------
Maturity Dates             Principal Amounts           Interest Rates

     2001                    $2,423,001                 4.95 - 6.63%
     2002                       210,118                 6.63 - 7.79%
     2003                       171,246                 4.98 - 6.43%
     2004                       239,163                 5.28 - 7.72%
     2005                       161,466                 6.14 - 7.15%
2006-2020                       143,248                 3.60 - 8.14%
                             ----------
                             $3,348,242
                             ==========
--------------------------------------------------------------------------------
                                December 31, 1999
--------------------------------------------------------------------------------
Maturity Dates             Principal Amounts           Interest Rates

     2000                      $795,445                 4.70 - 7.75%
     2001                       562,100                 5.38 - 6.44%
     2002                     2,090,130                 5.12 - 7.79%
     2003                       149,077                 5.00 - 6.43%
     2004                       235,405                 5.28 - 7.11%
2005-2018                       165,662                 3.60 - 8.14%
                             ----------
                             $3,997,819
                             ==========

Callable borrowings of $150 million are shown in their respective periods assuming that the callable debt is redeemed at the initial call date while all other borrowings are shown in the periods corresponding to their scheduled maturity date.

     Short and long-term borrowings from the Federal Home Loan Bank, which consist of both fixed and adjustable rate borrowings, are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets. The Company has the ability to prepay most of its borrowings without penalty.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

12.  CAPITAL TRUST SECURITIES

On January 24, 1997, the Company sponsored the creation of Peoples Heritage Capital Trust I (the "Trust"), a statutory business trust created under the laws of Delaware. The Company is the owner of all of the common securities of the Trust (the "Common Securities"). On January 31, 1997, the Trust issued $100 million of 9.06% Capital Securities (the "Capital Securities," and with the common securities, the "Trust Securities"), the proceeds from which were used by the Trust, along with the Company's $3.1 million capital contribution for the Trust's Common Securities, to acquire $103.1 million aggregate principal amount of the Company's 9.06% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "Debentures"), which constitute the sole assets of the Trust. The Company has, through the Declaration of Trust establishing the Trust, Common Securities and Capital Securities Guarantee Agreements, the Debentures and a related Indenture, taken together, fully irrevocably and uncondition-ally guaranteed all of the Trust's obligations under the Trust Securities. In 1999, the Company repurchased $31.2 million of the Capital Securities.

     On May 1, 1997, Banknorth (now the Company) sponsored the creation of Banknorth Capital Trust I ("Trust 1"), a statutory business trust created under the laws of Delaware. The Company is the owner of all of the common securities of Trust 1 (the "Common Securities"). Trust 1 issued $30 million of 10.52% Capital Securities (the "Capital Securities," and with the common securities, the "Trust Securities"), the proceeds from which were used by Trust 1, along with the Company's $928 thousand capital contribution for Trust Common Securities, to acquire $31 million aggregate principal amount of the Company's 10.52% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "Debentures"), which constitute the sole assets of Trust 1. The Company has, through the Declaration of Trust establishing the Trust, Common Securities and Capital Securities Guarantee Agreements, the Debentures and a related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of Trust 1's obligations under the Trust Securities.

     Separate financial statements of the Trusts are not required pursuant to Staff Accounting Bulletin 53 of the Securities and Exchange Commission.

13.  SHAREHOLDERS' EQUITY

In April 2000, the stockholders of the Company approved an increase in the authorized number of shares of Common Stock from 200,000,000 to 400,000,000. On January 23, 2001, the Company's Board of Directors authorized the repurchase of up to 8 million shares, or approximately 6%, of the Common Stock.

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

--------------------------------------------------------------------------------------------------------------------------------
                                                               Actual              Capital Requirements            Excess
--------------------------------------------------------------------------------------------------------------------------------
                                                        Amount          Ratio      Amount         Ratio    Amount          Ratio
--------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2000
Total capital (to risk weighted assets)               $1,428,814        11.81%  $  967,752        8.00%  $  461,062        3.81%
Tier 1 capital (to risk weighted assets)               1,277,574        10.56%     483,876        4.00%     793,698        6.56%
TIER 1 leverage capital ratio (to average assets)      1,277,574         7.02%     727,852        4.00%     549,722        3.02%

As of December 31, 1999
Total capital (to risk weighted assets)               $1,376,171        12.02%     916,232        8.00%     459,939        4.02%
Tier 1 capital (to risk weighted assets)               1,232,863        10.76%     458,115        4.00%     774,748        6.76%
Tier 1 leverage capital ratio (to average assets)      1,232,863         6.75%     730,693        4.00%     502,170        2.75%
--------------------------------------------------------------------------------------------------------------------------------

At December 31, 2000 and 1999, the Company and each of its banking subsidiaries were well-capitalized and in compliance with all applicable regulatory capital requirements.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Dividend Limitations

Dividends paid by subsidiaries are the primary source of funds available to the Company for payment of dividends to its shareholders. The Company's banking subsidiaries are subject to certain requirements imposed by federal banking laws and regulations. These requirements, among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by the banking subsidiaries to the Company.

Stockholder Rights Plan

In 1989, the Company's Board of Directors adopted a Stockholder Rights Plan declaring a dividend of one preferred Stock Purchase Right for each outstanding share of Common Stock. The rights will remain attached to the Common Stock and are not exercisable except under limited circumstances relating to acquisition of, the right to acquire beneficial ownership of, or tender offer for 20% or more of the outstanding shares of Common Stock. The Rights have no voting or dividend privileges and, until they become exercisable, have no dilutive effect on the earnings of the Company. On July 27, 1999 the Board of Directors amended and restated the Stockholder Rights Plan to, among other things, extend the expiration date of the rights to September 25, 2009. On July 25, 2000, the Company again amended and restated the Stockholder Rights Plan to reflect its acquisition of Banknorth.

Earnings per share

The following table presents a reconciliation of earnings per share as of the dates indicated:


--------------------------------------------------------------------------------
                                           For the Year Ended December 31,
--------------------------------------------------------------------------------
(In thousands, except
per share amounts)                         2000         1999         1998
--------------------------------------------------------------------------------
Net income                               $191,734     $196,958     $141,744
                                         ========     ========     ========
Weighted average shares outstanding:
     Basic                                144,270      145,758      146,119
        Effect of dilutive securities:
             Stock options                    924        1,670        2,846
                                         --------     --------     --------
     Diluted                              145,194      147,428      148,965
                                         ========     ========     ========
Net income per share:
     Basic                               $   1.33     $   1.35     $   0.97
     Diluted                                 1.32         1.34         0.95
--------------------------------------------------------------------------------

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

Financial instruments with off-balance sheet risk at December 31, 2000 and 1999 follow:

--------------------------------------------------------------------------------
Contract or Notional Amount at                           December 31,
--------------------------------------------------------------------------------
                                                     2000             1999
--------------------------------------------------------------------------------
Financial instruments with notional or
  contract amounts which represent credit
  risk:
  Commitments to originate loans, unused
     lines, standby letters of credit and
     unadvanced portions of construction
     loans                                         $3,388,399     $3,132,878
  Loans serviced with recourse                        155,179        196,777
  Loans sold with credit enhancements                      28            706
  Leases serviced with credit enhancements                 --          4,933

Financial instruments with notional or
  contract amounts which exceed the amount
  of credit risk:
  Forward commitments to sell loans                    92,363         73,700
  Interest rate floors:
     notional amount                                  145,000        495,000
     fair value                                            10          1,354
  Interest rate swap agreements (pay fixed):
     notional amount                                       --         50,000
     fair value                                            --          1,749
Interest rate corridor agreements (pay fixed):
     notional amount                                       --         50,000
     fair value                                            --            898
--------------------------------------------------------------------------------

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

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

     At December 31, 2000, the Company was committed to invest up to $27.0 million in real estate development limited partnerships. At December 31, 2000 and 1999 the Company had $44.8 million and $32.8 million, respectively, invested in such partnerships, which are included in other assets.

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

Lease Obligations

The Company leases certain properties used in operations under terms of operating leases which include renewal options. Rental expense under these leases approximated $18.1 million, $16.5 million and $13.3 million for the years ended 2000, 1999 and 1998, respectively.

The following table sets forth the approximate minimum lease payments over the remaining terms of the leases at December 31, 2000.

--------------------------------------------------------------------------------
     2001              $ 14,703
     2002                13,041
     2003                10,191
     2004                 9,548
     2005                 8,168
     2006 and after      31,537
                       --------
                       $ 87,188
                       ========
--------------------------------------------------------------------------------

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

15.  STOCK-BASED COMPENSATION PLANS

Stock Option Plans

In 1995, the Company adopted a stock option plan for non-employee directors, which was amended and restated in 2000 to authorize the issuance of up to an additional 530,000 shares. The maximum number of shares which may be granted under the amended plan is 1,060,000 shares, of which 100,000 were granted in 2000 at an exercise price of $14.13 per share, 114,000 were granted in 1999 at $18.06 per share and 110,000 were granted in 1998 at $24.31 per share. Since inception, a total of 50,600 shares had been issued upon exercise of the stock options granted pursuant to this plan through December 31, 2000. At December 31, 2000, there were 669,250 shares available for future grant.

     The Company has adopted various stock option plans for key employees. These plans include a stock option plan adopted in 1996 (the "1996 Option Plan"). The 1996 Option Plan, as amended, authorizes grants of options and other stock awards covering up to 6,000,000 shares of Common Stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of the grant and expire 10 years from the date of the grant. At December 31, 2000, there were 1,585,248 additional shares available for grant under the 1996 Option Plan.

     The per share weighted-average fair value of all stock options granted by the Company during 2000, 1999 and 1998 was $5.23, $5.72 and $6.61 on the date of the grants using the Black Scholes option-pricing model with the following average assumptions:

--------------------------------------------------------------------------------
                                     2000            1999            1998
--------------------------------------------------------------------------------
Expected dividend yield              3.24%           2.74%           2.50%
Risk-free interest rate              6.14            5.53            5.50
Expected life                        5.00 YEARS      5.00 years      5.00 years
Volatility                          38.27%          35.90%          32.87%
--------------------------------------------------------------------------------

The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no cost has been recognized for its stock options in the financial statements. Had the Company determined cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated as follows:

--------------------------------------------------------------------------------
                                              Year Ended December 31,
--------------------------------------------------------------------------------
                                     2000              1999              1998
--------------------------------------------------------------------------------
Net Income
     As reported                    $191,734          $196,958          $141,744
     Pro forma                      $188,146          $191,396          $136,856
Basic Earnings per share
     As reported                    $   1.33          $   1.35          $   0.97
     Pro forma                      $   1.30          $   1.31          $   0.94
Diluted Earnings per share
     As reported:                   $   1.32          $   1.34          $   0.95
     Pro forma                      $   1.30          $   1.30          $   0.92
--------------------------------------------------------------------------------

Stock option activity is as follows:

--------------------------------------------------------------------------------
                Number of Weighted Average
                    Shares Exercise Price
--------------------------------------------------------------------------------
Balance at December 31, 1997          8,537,701          $    8.53
     Granted                          1,857,424              18.55
     Exercised                        2,302,194               6.71
     Forfeited                           87,548              14.76
                                      ---------

Balance at December 31, 1998          8,005,383          $   11.83

     Granted                          1,680,656          $   17.83
     Exercised                        1,713,368               8.26
     Forfeited                          281,540              16.72
                                      ---------

Balance at December 31, 1999          7,691,131          $   13.72

     Granted                          1,632,212          $   16.17
     Exercised                        1,530,041               8.60
     Forfeited                          597,363              18.66
                                      ---------

Balance at December 31, 2000          7,195,939          $   15.00
                                      =========
--------------------------------------------------------------------------------

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

The range of per share prices for outstanding and exercisable stock options at December 31, 2000 was as follows:

--------------------------------------------------------------------------------------------------------
                           Options Outstanding                                 Options Exercisable
--------------------------------------------------------------------------------------------------------
                        Number      Weighted Average                        Number
   Range of           Outstanding      Remaining       Weighted Average   Outstanding   Weighted Average
 Exercise Prices      at 12/31/00   Contractual Life    Exercise Price    at 12/31/00    Exercise Price
--------------------------------------------------------------------------------------------------------
     up to $5.00         183,196         2.3 years            $3.79           183,196         $3.90
  $5.01 - $10.00         879,782         4.4                   7.61           879,782          7.61
 $10.01 - $15.00       1,351,879         5.6                  11.75         1,213,379         11.64
 $15.01 - $20.00       4,513,832         8.4                  17.38         2,576,217         17.96
     Over $20.00         267,250         7.1                  23.10           266,150         23.12
                       ---------                                            ---------
                       7,195,939         7.2                  15.00         5,118,724         14.46
                       =========                                            =========
--------------------------------------------------------------------------------------------------------

Employee Stock Ownership Plans

In 1989 the Company adopted a Profit Sharing Employee Stock Ownership Plan (the "ESOP") which is designed to invest primarily in Common Stock. Substantially all employees are eligible to participate in the ESOP following one year of service. Employees may not make contributions to the ESOP but may receive a discretionary contribution from the Company based on their pro-rata share of eligible compensation. The Company previously sponsored a leveraged employee stock ownership plan which was merged with and into the ESOP. The Company is required to make annual contributions to the ESOP equal to the ESOP's debt service and the unallocated shares are pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and allocated to eligible employees. The Company accounts for this ESOP in accordance with AICPA SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is recorded as long-term debt and the shares pledged as collateral are reported as unearned compensation on the balance sheet. As shares are released from collateral, the Company records compensation expense equal to the current market price of the shares, and the shares are treated as outstanding for purposes of calculating earnings per share.

     For 2000, 1999 and 1998, the Company contributed 2%, 2% and 3% of eligible compensation, respectively. The approximate expense of this contribution for 2000, 1999 and 1998 was $1.6 million, $1.8 million and $2.1 million, respectively.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan is available to employees with one year of service. The maximum number of shares which may be issued under the Employee Stock Purchase Plan is 1,352,000 shares. Employees have the right to authorize payroll deductions up to 10% of their salary. As of December 31, 2000, 1,106,549 shares had been purchased under this plan.

Restricted Stock Plan

In 1990, the Company adopted a Restricted Stock Plan under which up to $10,000 of the annual fee payable to each non-employee Director of the Company and participating subsidiaries is payable solely in shares of Common Stock. Shares issued were 12,066, 7,376 and 6,420 in 2000, 1999 and 1998, respectively.

16.  RETIREMENT AND OTHER BENEFIT PLANS

Pension Plans

The Company and its subsidiaries have noncontributory defined benefit plans covering most permanent, full-time employees. Benefits are based on career average earnings and length of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

     The Company has adopted supplemental retirement plans for certain key officers. These plans were designed to offset the impact of changes in the Pension Plans which reduced benefits for highly paid employees. The Company also has entered into deferred compensation agreements with certain key officers. The cost of these agreements is accrued but not funded. The Company holds corporate-owned life insurance policies on the lives of certain executives. The death benefits are payable to the Company and will assist in the funding of the deferred compensation liability. The Company will recover the costs of premium payments from the cash value of these policies.

Post Retirement Benefits Other Than Pensions

The Company and its subsidiaries sponsor post-retirement benefit programs which provide medical coverage and life insurance benefits to a closed group of employees and directors who meet minimum age and service requirements.

     The Company and its subsidiaries recognize costs related to post retirement benefits under the accrual method, which recognizes costs over the employee's period of active employment. The impact of adopting SFAS No. 106 is being amortized over a twenty year period beginning January 1, 1993.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

     The following tables set forth the funded status and amounts recognized in the Company's Consolidated Balance Sheets at December 31, 2000 and 1999 for the pension plans and other post retirement benefit plans:

--------------------------------------------------------------------------------------------------------------------------------
                                                                 Pension Plans                    Other Post Retirement Benefits
--------------------------------------------------------------------------------------------------------------------------------
                                                           2000                 1999                 2000                 1999
--------------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                 $ 119,209            $ 128,017            $  12,104            $  11,388
Service cost                                                5,636                7,537                  312                  336
Interest cost                                               9,296                8,945                1,019                  852
Assumption changes                                             --              (12,921)                  --                 (833)
Actuarial loss                                                900                1,666                1,349                1,380
Curtailment gain                                           (5,875)              (8,935)              (1,600)                  --
Acquisitions                                                   --                3,253                   --                   --
Benefits paid                                              (9,300)              (8,353)              (1,230)              (1,019)
                                                        ---------            ---------            ---------            ---------
Benefit obligation at end of year                       $ 119,866            $ 119,209            $  11,954            $  12,104
                                                        =========            =========            =========            =========

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year          $ 131,589            $ 123,078            $      --            $      --
Actual return on plan assets                               (3,315)              16,039                   --                   --
Employer contribution                                       2,046                1,057                1,230                1,019
Benefits paid                                              (9,301)              (8,353)              (1,230)              (1,019)
Administrative expenses                                        --                 (232)                  --                   --
                                                        ---------            ---------            ---------            ---------
Fair value of plan assets at end of year                $ 121,019            $ 131,589            $      --            $      --
                                                        =========            =========            =========            =========

FUNDED STATUS                                           $   1,153            $  12,380            $ (11,954)           $ (12,104)
Unrecognized net actuarial (gain) loss                    (12,679)             (29,623)               1,216                  (94)
Unrecognized prior service cost                             1,236                1,660                1,493                1,633
Unrecognized net transition obligation                     (1,378)              (1,675)               4,864                5,257
                                                        ---------            ---------            ---------            ---------
Accrued benefit cost                                    $ (11,668)           $ (17,258)           $  (4,381)           $  (5,308)
                                                        =========            =========            =========            =========

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate                                                7.75%                7.75%                7.75%                7.75%
Expected return on plan assets                               8.50%                8.50%                  --                   --
Rate of compensation increase                                4.50%                4.50%                  --                   --

------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                       2000          1999          1998          2000         1999         1998
------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                $  5,636      $  7,537      $  6,789      $    312     $    336     $    262
Interest cost                                  9,296         8,945         7,969         1,019          852          733
Expected return on plan assets               (11,018)      (10,464)       (9,435)           --           --           --
Net amortization and deferral                 (1,842)         (207)         (305)          571          545          523
Curtailment gain                                  --            --           668            --           --           --
Amortization of net gain                          --            --           (75)           --           --           --
                                            --------      --------      --------      --------     --------     --------
Net periodic benefit cost                   $  2,072      $  5,811      $  5,611      $  1,902     $  1,733     $  1,518
                                            ========      ========      ========      ========     ========     ========
------------------------------------------------------------------------------------------------------------------------

Curtailment gains of $7.5 million and $8.0 million in 2000 and 1999, respectively, were recorded as a reduction of special charges relating to acquisitions.

Multi-Employer Pension Plan

An acquired company participated in a multi-employer pension plan in 1998. The plan was fully funded in 1998 and there is no future obligation relating to this plan. Pension expense attributable to the plan for the year ended December 31, 1998 was $377,000.

401 (k) Plan

The Company has a contributory 401(k) Plan covering substantially all permanent employees after completion of one month of service. The Company matches employee contributions based on a predetermined formula and may make additional discretionary contributions. The total expense for these plans in 2000, 1999 and 1998 was $3.4 million, $3.2 million and $4.7 million, respectively.

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

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

     MORTGAGE SERVICING RIGHTS. The fair value of the Company's mortgage servicing rights at December 31, 2000 was based on the expected present value of future mortgage servicing income, net of estimated servicing costs, considering market consensus loan prepayment predictions at that date. The fair value of the Company's mortgage servicing rights at December 31, 2000 was largely based on the terms of a contract to sell substantially all remaining mortgage servicing rights during the first quarter of 2001.

     DEPOSITS. The fair value of deposits with no stated maturity is equal to the carrying amount. The fair value of time deposits is based on the discounted value of contractual cash flows, applying interest rates currently being offered on the deposit products of similar maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding ("deposit base intangibles")

     BORROWINGS, INCLUDING FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, BORROWINGS FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS. The fair value of the Company's long-term borrowings is estimated based on quoted market prices for the issues for which there is a market, or by discounting cash flows based on current rates available to the Company for similar types of borrowing arrangements. For short-term borrowings that mature or reprice in 90 days or less, carrying value approximates fair value.

OFF-BALANCE SHEET INSTRUMENTS:

COMMITMENTS TO ORIGINATE LOANS AND COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT. In the course of originating loans and extending credit and standby letters of credit, the Company will charge fees in exchange for its lending commitment. While these commitment fees have value, the Company has not estimated their value due to the short-term nature of the under-lying commitments.

     FORWARD COMMITMENTS TO SELL LOANS. The fair value of the Company's forward commitments to sell loans reflects the value of origination fees and servicing rights recognizable upon sale of loans net of any cost to the Company if it fails to meet its sale obligation. Of the $92 million of forward sales commitments at December 31, 2000, the Company had $51 million in loans available to sell at that date as well as sufficient loan originations subsequent to December 31, 2000 to fulfill the commitments. Consequently, the Company has no unmet sales obligation to value and due to the short-term nature of the commitments and has not estimated the value of the fees and servicing.

     LOANS SERVICED WITH RECOURSE. Under certain of the Company's servicing arrangements with investors, the Company has recourse obligation to those serviced loan portfolios. In the event of foreclo-sure on a serviced loan, the Company is obligated to repay the investor to the extent of the investor's remaining balance after application of proceeds from the sale of the underlying collateral. To date, losses related to these recourse arrangements have been insignificant and while the Company cannot project future losses, the fair value of this recourse obligation is deemed to be likewise insignificant.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
A summary of the fair values of the Company's significant financial instruments at December 31, 2000 and 1999 follows:

----------------------------------------------------------------------------------------------------------------------
                                                                       2000                             1999
----------------------------------------------------------------------------------------------------------------------
                                                            CARRYING           FAIR          Carrying          Fair
                                                              VALUE            VALUE           Value           Value
----------------------------------------------------------------------------------------------------------------------
Assets:
     Cash and cash equivalents                             $   544,992     $   544,992     $   776,395     $   776,395
     Securities--available for sale                          5,425,111       5,425,111       6,316,031       6,316,031
     Securities--held to maturity                              455,547         457,110         557,151         535,605
     Loans held for sale                                        51,131          51,823          82,318          82,382
     Loans and leases, net                                  10,692,112      10,930,029       9,699,608       9,626,579
     Mortgage servicing rights                                  23,225          24,926          52,724          59,254
     Interest rate swaps, floor and corridor contracts              --              10           2,023           4,001
Liabilities:
     Deposits (with no stated maturity)                      7,540,655       7,540,655       7,212,557       7,212,557
     Time deposits                                           4,566,601       4,584,201       4,497,944       4,506,223
     Borrowings                                              4,560,615       4,567,845       5,367,478       5,340,259
----------------------------------------------------------------------------------------------------------------------

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

18.  CONDENSED PARENT INFORMATION

Condensed Financial Statements of the Parent Company

-----------------------------------------------------------------------------------------------------------
                                                                                         December 31,
-----------------------------------------------------------------------------------------------------------
Balance Sheets                                                                       2000            1999
-----------------------------------------------------------------------------------------------------------
Assets:
     Cash and due from banks                                                      $    4,134     $    5,612
     Interest bearing deposits with subsidiaries                                      67,894         65,885
     Securities purchased under agreements to resell to a subsidiary bank                 --         12,250
     Securities available for sale                                                    34,038         36,892
     Investment in subsidiaries                                                    1,315,385      1,159,979
     Goodwill and other intangibles                                                   11,057         12,910
     Amounts receivable from subsidiaries                                              3,832         61,537
     Other assets                                                                     56,854         41,329
                                                                                  ----------     ----------
          Total assets                                                            $1,493,194     $1,396,394
                                                                                  ==========     ==========

Liabilities and shareholders' equity
     Amounts payable to subsidiaries                                              $    6,949     $   28,720
     Subordinated debentures supporting mandatory redeemable trust securities        134,021        134,021
     Other liabilities                                                                21,367         41,379
     Shareholders' equity                                                          1,330,857      1,192,274
                                                                                  ----------     ----------
          Total liabilities and shareholders' equity                              $1,493,194     $1,396,394
                                                                                  ==========     ==========



----------------------------------------------------------------------------------------------
                                                               Year Ended December 31,
----------------------------------------------------------------------------------------------
Statements of Income                                     2000            1999           1998
----------------------------------------------------------------------------------------------
Operating income:
     Dividends from subsidiaries                       $ 140,480      $ 203,983      $ 132,091
     Other operating income                                7,909          6,931          6,277
                                                       ---------      ---------      ---------
          Total operating income                         148,389        210,914        138,368
                                                       ---------      ---------      ---------
Operating expenses:
     Interest on borrowings                               12,712         13,222         13,343
     Amortization of intangibles                           1,853          1,847          1,843
     Merger expenses                                       7,758         14,710         26,299
     Other operating expenses                                336          6,595         11,220
                                                       ---------      ---------      ---------
     Total operating expenses                             22,659         36,374         52,705
                                                       ---------      ---------      ---------
Income before income taxes and equity in
     undistributed net income of subsidiaries            125,730        174,540         85,663

Income tax expense (benefit)                              (2,319)       (10,733)       (11,964)
                                                       ---------      ---------      ---------

Income before equity in undistributed
     net income of subsidiaries                          128,049        185,273         97,627

Equity in undistributed net income of subsidiaries        63,685         11,685         44,117
                                                       ---------      ---------      ---------

Net income                                             $ 191,734      $ 196,958      $ 141,744
                                                       =========      =========      =========
----------------------------------------------------------------------------------------------

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31,
------------------------------------------------------------------------------------------------------------
Statements of Cash Flows                                               2000            1999           1998
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                      $ 191,734      $ 196,958      $ 141,744
     Adjustments to reconcile net income to net
          cash (used) provided by operating activities:
     Undistributed net income from subsidiaries                        (63,685)       (11,685)       (44,117)
     Amortization of goodwill and other intangibles                      1,853          1,847          1,844
     Securities losses (gains)                                              --             --           (187)
     Decrease in unearned compensation                                   1,527          2,072            177
     (Increase) decrease in amounts receivable from subsidiaries        57,705        (47,177)        (6,173)
     Decrease (increase) in other assets                               (15,525)       (11,661)        (1,465)
     Increase (decrease) in amounts payable to subsidiaries            (21,771)        19,767         19,366
     Increase (decrease) in other liabilities                          (18,785)        17,466         (3,589)
     Other, net                                                            (42)           668          1,182
                                                                     ---------      ---------      ---------
Net cash provided by operating activities                            $ 133,011      $ 168,255      $ 108,782
                                                                     ---------      ---------      ---------

Cash flows from investing activities:
     Net decrease (increase) in interest bearing deposits with
          subsidiaries                                               $  (2,009)     $ (37,961)     $  (4,210)
     Maturities of securities available for sale                            --             --          4,556
     Sales of available for sale securities                                 --          1,432          4,494
     Purchase of available for sale securities                              --        (34,119)            --
     Sales of held to maturity securities                                2,854             --             --
     Maturity of securities purchased under agreements to resell        12,250             --             --
     Capital contribution from (to) subsidiary                              --         11,890        (46,498)
                                                                     ---------      ---------      ---------
Net cash provided (used) by investing activities                     $  13,095      $ (58,758)     $ (41,658)
                                                                     ---------      ---------      ---------

Cash flows from financing activities:
     Issuance of notes payable (net)                                 $      --      $       0      $       0
     Payment of notes payable                                           (1,227)       (10,805)        (4,517)
     Dividends paid to shareholders                                    (70,773)       (65,368)       (57,231)
     Treasury stock acquired                                           (96,585)       (53,745)       (55,340)
     Common stock issued                                                21,001         18,352         19,291
                                                                     ---------      ---------      ---------
Net cash (used) provided by financing activities                     $(147,584)     $(111,566)     $ (97,797)
                                                                     ---------      ---------      ---------

Net increase (decrease) in cash due from banks                       $  (1,478)     $  (2,069)     $ (30,673)

Cash and due from banks at beginning of year                             5,612          7,681         38,354
                                                                     ---------      ---------      ---------

Cash and due from banks at end of year                               $   4,134      $   5,612      $   7,681
                                                                     =========      =========      =========

Supplemental disclosure information:
     Interest paid on borrowings                                     $  12,712      $  13,210      $  13,053
------------------------------------------------------------------------------------------------------------

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

19.  SELECTED QUARTERLY DATA (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------------
                                                          2000                                            1999
-----------------------------------------------------------------------------------------------------------------------------------
                                       FOURTH       THIRD      SECOND       FIRST      Fourth       Third      Second       First
                                       QUARTER     QUARTER     QUARTER     QUARTER     Quarter     Quarter     Quarter     Quarter
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                       $ 337,281   $ 336,559   $ 331,054   $ 325,393   $ 323,286   $ 317,329   $ 298,798   $ 288,106
Interest expense                        183,321     185,846     177,889     170,220     163,425     157,329     145,470     137,066
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income                     153,960     150,713     153,165     155,173     159,861     160,000     153,328     151,040
Provision for loan and lease losses       6,651       6,250       5,849       5,068       6,005       6,165       5,840       5,565
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income after provision
     for loan and lease losses          147,309     144,463     147,316     150,105     153,856     153,835     147,488     145,475
Noninterest income                       64,067      56,067      56,782      50,168      49,910      47,780      50,743      43,361
Losses on securities restructuring           --          --     (15,895)         --          --          --          --          --
Special charges                             (15)        414      37,271       5,337      (3,889)         --          60      31,831
Noninterest expenses                    119,473     111,635     117,730     120,010     121,183     117,209     117,637     114,110
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before income taxes               91,918      88,481      33,202      74,926      86,472      84,406      80,534      42,895
Income tax expense                       29,554      27,890      14,323      25,026      27,637      28,132      25,633      15,947
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income                            $  62,364   $  60,591   $  18,879   $  49,900   $  58,835   $  56,274   $  54,901   $  26,948
                                      =========   =========   =========   =========   =========   =========   =========   =========

Earnings per share:
     Basic                            $    0.43   $    0.42   $    0.13   $    0.35   $    0.41   $    0.39   $    0.37   $    0.18
     Diluted                          $    0.43   $    0.42   $    0.13   $    0.34   $    0.40   $    0.38   $    0.37   $    0.18

Operating earnings per share(1):
     Basic                            $    0.43   $    0.42   $    0.40   $    0.37   $    0.39   $    0.39   $    0.37   $    0.34
     Diluted                          $    0.43   $    0.42   $    0.40   $    0.37   $    0.39   $    0.38   $    0.37   $    0.34
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Earnings before special charges and losses on securities restructuring.

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

     INDEPENDENT AUDITORS' REPORT

     The Board of Directors
     Banknorth Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Banknorth Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Banknorth Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ KPMG LLP

     Boston, Massachusetts
     January 12, 2001

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CORPORATE DIRECTORY
--------------------------------------------------------------------------------

BANKNORTH GROUP, INC.
BOARD OF DIRECTORS

WILLIAM J. RYAN
Chairman of the Board
President & CEO
Banknorth Group, Inc.

ANGELO P. PIZZAGALLI
Vice Chairman of the Board
Co-Chairman, Pizzagalli
     Construction Company

THOMAS J. AMIDON
Attorney

GARY G. BAHRE
President & CEO
New Hampshire International
     Speedway

P. KEVIN CONDRON
President & CEO
The Granite Group LLC

SUSAN G. CRAMPTON
Principal
The Vermont Partnership

GEORGE W. DOUGAN
Retired President
Evergreen Bank, N.A.

KATHERINE M. GREENLEAF
Senior Vice President
Wright Express

LUTHER F. (FRED) HACKETT
President
Hackett, Valine & MacDounald

DOUGLAS S. HATFIELD, JR.
Attorney, President & Treasurer
Hatfield, Moran & Barry, PA

DAVID D. HINDLE
Retired President &
     Chief Executive Officer
Family Bank

DANA S. LEVENSON
Principal
Levenson Business Group
President Quatro Realty Corp.

PHILIP A. MASON
Attorney Mason & Martin, L.L.P.

JOHN M. NAUGHTON
Retired Executive
Massachusetts Mutual Life
     Insurance Company

MALCOLM W. PHILBROOK, JR.
Attorney & President
Crockett, Philbrook & Crouch, P.A.

PAMELA P. PLUMB
Pamela Plumb & Associates

SETH A. RESNICOFF, MD
Surgeon & President
Concord Surgical Associates, P.A.

CURTIS M. SCRIBNER
President
C. M. Scribner & Company

PAUL R. SHEA
Retired President & CEO
Bank of New Hampshire Corp.

JOHN E. VEASEY
President
Cedardale Athletic Club

PATRICK E. WELCH
Chairman & CEO
National Life Insurance Company

Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   [GRAPHIC]

   Left to right: J. Menario, A. Greene, T. Pruitt, W.Suehrstedt, P. Verrill,
                  W. Ryan, J. Fridlington, C. Mitchell, D. Ott

BANKNORTH GROUP, INC.
SENIOR MANAGEMENT

WILLIAM J. RYAN
Chairman, President &
     Chief Executive Officer

PETER J. VERRILL, CPA
Executive Vice President
     Chief Operating Officer &
     Chief Financial Officer

JOHN W. FRIDLINGTON
Executive Vice President
Chief Lending Officer

ANDREW W. GREENE
Executive Vice President
Insurance and Investments

CAROL L. MITCHELL, ESQ.
Executive Vice President
General Counsel, Clerk
     & Secretary

DAVID J. OTT
Executive Vice President
Chief Banking Officer

THOMAS J. PRUITT
Executive Vice President
& Chief Administrative Officer

WENDY P. SUEHRSTEDT
Executive Vice President
Retail Delivery

JOHN E. MENARIO
Special Assistant to
the President

--------------------------------------------------------------------------------

BANKNORTH
SUBSIDIARIES

MAINE
PEOPLE HERITAGE BANK, N.A.
MICHAEL MCNAMARA
President & CEO

NEW HAMPSHIRE
BANK OF NEW HAMPSHIRE, N.A.
R. SCOTT BACON
President & CEO

MASSACHUSETTS
FIRST MASSACHUSETTS BANK, N.A.
CHRISTOPHER W. BRAMLEY
President & CEO

VERMONT/NEW YORK
RICHARD J. FITZPATRICK
President Vermont/ New York

NEW YORK
EVERGREEN BANK, N.A.
DANIEL J. BURKE
President & CEO

VERMONT
FIRST VERMONT BANK, N.A.
JAMES R. KEYES
President & CEO

THE HOWARD BANK, N.A.
PHILIP R. DANIELS
President & CEO

FRANKLIN LAMOILLE BANK, N.A.
STEVEN J. BOURGEOIS
President & CEO

--------------------------------------------------------------------------------

BANKNORTH FINANCIAL SERVICES
SUBSIDIARIES

THE STRATEVEST GROUP, N.A.
(MONEY MANAGEMENT)
ROBERT B. ESAU
President & CEO

MORSE, PAYSON & NOYES
     INSURANCE
PETER L. SPARTA
President

HERITAGE INVESTMENT
     PLANNING GROUP
ANNE DUNNE
President

BANKNORTH LEASING
TOBY COOK
President

                                          Banknorth Group, Inc. and Subsidiaries
--------------------------------------------------------------------------------

SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------

ANNUAL MEETING

The 2001 Annual Meeting of the Shareholders of Banknorth Group, Inc. will be held at 10:30 a.m. on Tuesday, April 24, 2001 at the Portland Marriott at Sable Oaks, 200 Sable Oaks Drive, South Portland, Maine.

CORPORATE HEADQUARTERS

Two Portland Square Portland, Maine

Mailing Address:
P.O. Box 9540
Portland, ME 04112-9540

Contact:
Brian S. Arsenault, Senior Vice President,
Corporate Communications
207-761-8517
or
Peter J. Verrill
Chief Operating Officer and
Chief Financial Officer
207-761-8507

TOLL FREE:
1-800-462-3666

WEB SITE
www.banknorth.com

STOCK LISTING

Banknorth Group, Inc. is traded over the counter on the NASDAQ National Market System under the symbol: BKNG.

FORM 10-K AND OTHER REPORTS

Banknorth will send a copy of its 2000 Annual Report and Form 10-K to shareholders upon request. Requests should be addressed to Investor Relations at the Corporate Headquarters.

TRANSFER AGENT

Shareholder inquiries regarding change of address or title should be directed to:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Phone: 800-937-5449 x8290

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

KPMG LLP
99 High Street
Boston, MA 02110

RESEARCH COVERAGE

A.G. Edwards & Sons, Inc., CIBC Oppenheimer, Inc., First Albany Corp., Fox-Pitt, Kelton, Inc., Friedman Billings Ramsey & Co., Johnston, Lemon & Co., Keefe, Bruyette & Woods, Inc., Lehman Brothers, Inc., Maine Securities Corp., Merrill Lynch, Pierce, Fenner & Smith, Parker/Hunter Incorporated, Pennsylvania Merchant Group, Salomon Smith Barney Inc., Sandler O'Neill & Partners, L.P., Tucker Anthony Cleary Gull

MARKET MAKERS

The following companies have generally been market makers for Banknorth Group, Inc. Common Stock as of December 31, 2000:

Advest, Inc.
A.G. Edwards & Sons
Archipelago, LLC
B-Trade Services, LLC
Cantor Fitzgerald & Co.
Carl P. Sherr & Co.
CIBC World Markets Corp.
Credit Suisse First Boston Co.
First Tennessee Securities Corp.
First Union Capital Markets
Fleet Securities
Fox-Pitt Kelton, Inc.
Friedman Billings Ramsey & Co.
Herzog, Heine, Geduld, Inc.
Instinet Corporation
Island Systems Corporation
Jeffries & Company, Inc.
Johnston Lemon & Co., Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities L.P.
Legg Mason Wood Walker, Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner
Moors & Cabot, Inc.
Morgan Stanley & Co.
PaineWebber, Inc.
Salomon Smith Barney, Inc.
Sandler O'Neill & Partners, L.P.
Schwab Capital Markets
Sherwood Securities Corp.
Southwest Securities, Inc.
Spear, Leeds & Kellogg
The Brass Utility, LLC
Tucker Anthony Cleary Gull
Weeden and Co., Inc.

--------------------------------------------------------------------------------
COMMON STOCK PRICES

Market prices for Banknorth Group, Inc.'s common stock and dividends per quarter during 2000 and 1999 are as follows:

--------------------------------------------------------------------------------
                  DIVIDENDS DECLARED        MARKET PRICES
2000 QUARTERS     PER SHARE            HIGH              LOW
--------------------------------------------------------------------------------
FIRST            $    0.125       $    16.13       $    10.38
SECOND                0.125            18.00            11.94
THIRD                 0.125            18.50            14.88
FOURTH                0.125            21.13            15.56
--------------------------------------------------------------------------------

1999 Quarters
--------------------------------------------------------------------------------
First            $    0.115       $    20.25       $    16.50
Second                0.115            20.13            15.75
Third                  0.12            19.81            16.06
Fourth                 0.12            19.56            14.31
--------------------------------------------------------------------------------

As of December 31, 2000, the Company had approximately 13,738 shareholders of record and 141,244,603 shares outstanding. These numbers do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

                          [LOGO] BANKNORTH GROUP, INC.
                                 ---------------------

                               Two Portland Square

                              Post Office Box 9540

                            Portland, Maine 04112-9540